Form 10-K, Exhibit 13
period 1995-08-31
LEHMAN BROTHERS HOLDINGS INC
filed 1996-02-28
CIK 806085

LEHMAN BROTHERS 1995 ANNUAL REPORT

================================================================================

                 MANAGMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


                               ---------------------

Set forth on the following pages is Management's Discussion and Analysis of Financial Condition and Results of Operations for the twelve months ended November 30, 1995, the eleven months ended November 30, 1994 and the twelve months ended December 31, 1993.

Business Environment

The principal business activities of Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers") are investment banking and securities trading and sales, which by their nature are subject to volatility, primarily due to changes in interest and foreign exchange rates, global economic and political trends and industry competition. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year.

The adverse market conditions that prevailed during the last three quarters of 1994, characterized by rising interest rates and depressed underwriting volumes, continued throughout most of the first quarter of 1995.

In the second quarter of 1995, market conditions showed signs of improvement as expectations for lower U.S. interest rates prompted strong rallies in the stock and bond markets. Although customer volumes increased in both the debt and equity markets, market conditions continued to be volatile during this period. In general, investors remained conservative and defensive due to uncertainties surrounding the direction of U.S. interest rates and the value of the dollar. Over the same period, derivative transaction volumes showed improvement as customers and clients were looking for protection in a declining interest rate and volatile currency environment.

The positive momentum established during the second quarter of 1995 continued into the third quarter of 1995. In early July 1995, the U.S. Federal Reserve Bank reduced the federal funds rate by one-quarter of a percentage point. Investors reacted favorably to this long-awaited rate cut, leading to a rally in the bond market. However, by the middle of July 1995, positive economic data caused renewed investor concerns regarding inflation, the growth rate of the economy and the future direction of interest rates. Towards the end of the third quarter, the market tone turned decidedly more positive as investors concluded that interest rate increases would be unnecessary. In addition, the dollar continued to strengthen against key currencies such as the yen and the Deutsche mark, providing further support for a more stable interest rate environment.

The fixed income and equity markets rallied as a result of these factors. Improved market conditions allowed for a continuing increase in debt and equity origination activity. Driving the robust equity markets were strong individual company and industry fundamentals, near record levels of merger and acquisition activity and substantial cash inflows into mutual funds.

The market rally, which began in September, accelerated through the months of October and November. The more favorable view on interest rates provided strong support for the U.S. equity market as the major equity indices hit all-time highs. Business fundamentals have remained reasonably positive in the U.S. bond market, as lower levels of inflation and the possibility of a deficit reduction agreement by the U.S. Government have raised the potential for further interest rate reductions by the U.S. Federal Reserve Bank. These conditions have been positive for debt and equity origination activity and secondary trading volumes for the industry as a whole. Internationally, lower growth rates in


                                  - THIRTY -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT

the major European countries have prompted interest rate reductions from a number of central banks and strong rallies in their respective bond and stock markets. Higher relative returns in the U.S. markets vis-a-vis foreign markets have bolstered international interest in U.S. securities and provided support for the U.S. dollar. This positive market environment has continued into 1996.

Spin-Off from American Express

On May 31, 1994, American Express effected a special dividend to its common shareholders of record on May 20, 1994, of approximately 98.2 million shares of Holdings' common stock. (See Note 6 to the Consolidated Financial Statements.) As part of the spin-off, Holdings' equity capital was increased and restructured, with Holdings receiving a net increase of $1.25 billion of equity, primarily from American Express. As a result of the Distribution, Holdings became a widely held public corporation with its common stock traded on the New York Stock Exchange.

Change in Year-End

Effective with the Distribution, the Company changed its year-end from December 31 to November 30, in order to shift certain year-end administrative activities to a time period that conflicts less with the business needs of the Company's institutional customers. As a result of the change in the Company's year-end, it reported its 1994 financial statements on the basis of an eleven month transition period ended November 30, 1994. Due to the eleven month reporting period for 1994, the Company's 1994 results of operations are not directly comparable with the Company's results for 1995 or 1993.

Businesses Sold

The Company completed the sale of three businesses during 1993: The Boston Company, Shearson and SLHMC which were completed on May 21, July 31 and August 31, 1993, respectively. (See Note 21 to the Consolidated Financial Statements.) The Company's operating results reflect The Boston Company as a discontinued operation, while the operating results of Shearson and SLHMC are included in the Company's results from continuing operations for all periods prior to their sale in 1993. Because of the significant sale transactions completed during 1993, the Company's historical financial statements are not fully comparable for all periods presented.

Results of Operations

Summary

The Company reported net income of $242 million for 1995, including a $47 million aftertax gain related to the Company's sale of its interest in Omnitel Sistemi Radiocellullari Italiani S.p.A. ("Omnitel") and a $58 million aftertax charge for occupancy-related real estate expenses and severance. Excluding these special items, net income was $253 million for 1995. The Company's 1995 results reflect improved performance in corporate finance advisory activity and in fixed income and equity origination as well as higher levels of customer activity in a number of businesses. The Company benefited from the continuing increase in merger and acquisition activity throughout the year and from a stronger market climate beginning in the second quarter of 1995. Realization of benefits from the continued investments in selective investment banking, research and sales resources, combined with reductions in the Company's personnel and nonpersonnel expenses, also had a positive effect on 1995 results. For 1994, the Company reported net income of $113 million, including a $13 million ($23 million pretax) charge for the cumulative effect of a change in accounting for postemployment benefits, an $18 million ($33 million pretax) severance charge recorded in the first quarter of 1994 related to the Company's ongoing review of its personnel needs ("Severance Charge") and a $12 million ($15 million pretax) spin-off charge related to the spin-off from American Express on May 31, 1994. The 1994 results reflect the difficult market environment for many of the Company's principal businesses. The Company reported a net loss of $102 million


                                  - THIRTY ONE -

                      LEHMAN BROTHERS 1995 ANNUAL REPORT

for 1993 which included a loss of $646 million for businesses sold, net income of $355 million for the Company's continuing businesses and a net gain of $189 million from discontinued operations. A detailed breakout of the 1993 results into these three categories is included on page 39. The primary discussion and comparison of operating results for 1993 includes only the continuing Lehman Businesses, with a separate section for Businesses Sold/Discontinued Operations listed subsequently on pages 39-40.

Net Revenues

Net revenues were $3,071 million for 1995, $2,738 million for 1994 and $3,555 million for 1993. Net revenues in 1995, excluding a special revenue gain of $129 million from the sale of the Company's investment in Omnitel, were $2,942 million. Revenues in 1995 were positively affected by increased underwriting volumes and customer flow activity due to strong rallies in the stock and bond markets during the last three quarters of the year. The Company's revenues increased during each quarter of 1995. Although 1994 revenues on an annualized basis were comparable to 1995 levels, the Company's 1994 revenues declined throughout the year from a first quarter peak as increasing interest rates and volatile equity markets served to depress underwriting volumes and to reduce customer flow activity. Revenues in 1993 were affected by the positive economic environment, which resulted in a record year for Lehman Brothers and for the U.S. securities industry, as historically low interest rates, higher volumes of new stock and bond issues and the continued restructuring of corporate balance sheets produced strong results.

Since 1990, Lehman Brothers has focused on a "client/customer-driven" strategy. Under this strategy, Lehman Brothers concentrates on serving the needs of major issuing and advisory clients and investing customers worldwide to build an increasing "flow" of business that leverages the Company's research, underwriting and distribution capabilities. Customer flow continues to be the primary source of the Company's net revenues. In addition to its customer flow activities, the Company also takes proprietary positions based upon expected movements in interest rate, foreign exchange, equity and commodity markets in both the short- and long-term. The Company's success in this area is dependent upon its ability to anticipate economic and market trends and to develop trading strategies that capitalize on these anticipated changes. Consistent with the Company's client/customer-driven strategy, proprietary trading activities accounted for approximately 9% of net revenues in 1995, 6% in 1994 and 10% in 1993. Proprietary trading is not anticipated to grow significantly.

The Company, through its subsidiaries, is a market-maker in all major equity and fixed income products in both the domestic and international markets. In order to facilitate its trading activities, the Company is a member of all principal securities and commodities exchanges in the United States and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges. As part of its market-making activities, the Company maintains inventory positions of varying amounts across a broad range of financial instruments which are marked-to-market on a daily basis and along with the Company's proprietary trading positions, give rise to principal transactions revenues. The Company utilizes various hedging strategies to minimize its exposure to significant movements in interest and foreign exchange rates and the equity markets. Net revenues from the Company's market-making and trading activities in fixed income and equity products are recognized as either principal transactions or net interest revenues depending upon the method of financing and/or hedging related to specific inventory positions. The Company evaluates its trading strategies on an overall profitability basis which includes both principal transaction revenues and net interest. Therefore, changes in net interest should not be viewed in isolation but should be viewed in conjunction with revenues from principal transactions. During 1995, net interest revenues increased from 1994 levels, primarily related to the benefit of the Company's liability management activities as well as decreased financing costs due to the $1.2 billion infusion of capital in connection with the May 31, 1994 spin-off from the American Express Company. Such liability management activities included the conversion of a portion of the Company's existing long-term debt portfolio from fixed to floating rate through the use of interest rate swaps.



                                  - THIRTY TWO -

                      LEHMAN BROTHERS 1995 ANNUAL REPORT

Net revenues from international sources as a percentage of total net revenues (excluding Omnitel) were 44% for 1995, 42% for 1994 and 33% for 1993, reflecting the Company's strategy to increase the global scope of its business activities. This includes approximately $368 million, $337 million and $300 million of revenues that were associated with domestic products and services in 1995, 1994 and 1993, respectively, that the Company estimates resulted from relationships with international clients and customers.

The following table of net revenues by business unit and the accompanying discussion have been prepared in order to present the Company's net revenues in a format which reflects the manner in which the Company manages its businesses. For internal management purposes, the Company has been segregated into five major business units: Fixed Income, Equity, Corporate Finance Advisory, Merchant Banking and Asset Management. Each business unit represents a grouping of financial activities and products with similar characteristics. These business activities result in revenues that are recognized in multiple revenue categories contained in the Company's Consolidated Statement of Operations. Net revenues by business unit contain certain internal allocations, including funding costs, which are centrally managed.


TWELVE MONTHS ENDED NOVEMBER 30, 1995

                         Principal
                         Transactions
                         and Net                   Investment
                         Interest*   Commissions   Banking       Other     Total
                         ---------   -----------   ----------    -----     -----

Fixed Income            $1,390          $    92   $    180     $ 15      $1,677
Equity                     419              330        218        2         969
Corporate Finance Advisory                             231                  231
Merchant Banking           (35)                        172                  137
Asset Management             2               28                  27          57

-------------------------------------------------------------------------------
                        $1,776          $   450   $    801  $    44   $   3,071
-------------------------------------------------------------------------------
* 1995 equity revenues include $129 million from the sale of Omnitel.

ELEVEN MONTHS ENDED NOVEMBER 30, 1994

                    Principal
                    Transactions
                    and Net                        Investment
                    Interest       Commissions       Banking     Other     Total
                    ----------     -----------     ----------    -----     -----

Fixed Income        $1,420    $    103            $    73     $    25     $1,621
Equity                 240         312                183          16        751
Corporate Finance                                     180                    180
  Advisory
Merchant Banking        (8)                           136                    128
Asset Management         2         30                              26         58

--------------------------------------------------------------------------------
                    $1,654    $   445             $   572    $     67  $   2,738
--------------------------------------------------------------------------------

TWELVE MONTHS ENDED DECEMBER 31, 1993

                              Principal
                              Transactions
                              and Net                   Investment
                              Interest     Commissions    Banking    Other     Total
                              ----------   -----------  ----------   -----     -----
Fixed Income                   $  1,718  $       117    $    208  $     (7) $    2,036
Equity                              472          339         344        52       1,207
Corporate Finance Advisory                                   133                   133
Merchant Banking                    (12)                     117                   105
Asset Management                      8           32                    34          74
--------------------------------------------------------------------------------------
                             $    2,186  $       488    $    802   $    79  $    3,555
--------------------------------------------------------------------------------------

                                  - THIRTY THREE -

                     LEHMAN BROTHERS 1995 ANNUAL REPORT

For 1995, net revenues increased in all major business units except asset management relative to the levels posted in 1994, as underwriting, merger and acquisition and customer activity strengthened throughout the year. Net revenues by business unit for 1994 were down in each major category except corporate finance advisory and merchant banking in comparison to the business unit revenues recorded in 1993, reflecting the particularly robust conditions in the capital markets for the entire 1993 year. In 1995, fixed income revenues of $1,677 million reflected a higher contribution from investment banking, as the mix and after-market performance of the Company's underwriting improved from 1994 levels. Equity revenues increased to $969 million in 1995 ($840 million, excluding Omnitel) as stronger market conditions resulted in a higher level of investment banking underwriting activity as well as increased customer trading volumes. Corporate finance advisory revenues of $231 million in 1995 reflected the Company's increased participation in strategic mergers and acquisitions and advisory activities throughout the year. Merchant banking revenues of $137 million in 1995 reflected a slight increase over 1994 due to favorable valuations on the underlying investments in the Company's merchant banking funds. Asset management revenues of $57 million in 1995 were virtually unchanged from 1994 levels.

The following discussion provides an analysis of the Company's net revenues based upon the various business units which generated these revenues.

Fixed Income The Company's fixed income revenues reflect customer flow activities (both institutional and high-net-worth retail), secondary trading, debt underwriting, syndicate and financing activities related to fixed income products. Fixed income products include dollar and non-dollar government securities, mortgage- and asset-backed securities, money market products, dollar and non-dollar corporate debt securities, emerging market securities, municipal securities, financing (global access to debt financing sources including repurchase and reverse repurchase agreements), foreign exchange, commodities and fixed income derivative products. Lehman Brothers is one of the leading 37 primary dealers in U.S. government securities and is a market-maker in the government securities of all major industrial countries. The Company, through its subsidiaries, is also a dominant market-maker for a broad range of other fixed income products.

Fixed income revenues were $1,677 million for 1995, $1,621 million for 1994 and $2,036 million for 1993. Reduced interest rates and a strengthening U.S. dollar contributed to a favorable market environment in 1995, particularly during the second half of the Company's year. The improved market environment contributed to a stronger debt syndicate calendar and increased customer flow activities for many of the Company's fixed income products, including high grade corporates, municipals and foreign exchange. The most significant component of the increases in fixed income revenues was investment banking due to a strengthening in origination volumes and an improved mix of underwriting revenues compared to the depressed 1994 levels. Lehman ranked #2 in lead-managed fixed income offerings worldwide in 1995 with underwritings of $77 billion, based on Securities Data Company information. Fixed income derivative revenues were down slightly in 1995 compared to 1994 due to a decrease in new customer activity early in the year. Toward the end of 1995, derivative activities increased with related revenues in the fourth quarter up substantially compared to the same quarter in 1994; much of the increase was attributable to a broadening of the Company's international customer and client business. This reflects a concerted effort to continue to globalize the Company's efforts in these areas. Financing revenues were slightly down in 1995 compared to 1994 due to decreased net interest spreads in certain of the matched book portfolios.

Rising interest rates and inflationary concerns in 1994 had a negative effect on customer activity resulting in reduced profitability for most of the fixed income businesses as compared to 1993. Commission revenues which primarily relate to the Company's foreign exchange and commodities trading in listed products decreased slightly throughout the three year period.


                                  - THIRTY FOUR -

                        LEHMAN BROTHERS 1995 ANNUAL REPORT


Equity  The Company's  equity revenues  reflect customer  flow activities  (both
institutional   and   high-net-worth   retail),   secondary   trading,    equity
underwriting, equity finance, equity derivatives and arbitrage activities.

Equity revenues were $969 million for 1995, $751 million for 1994 and $1,207 million for 1993. Included in the 1995 results were net revenues of $129 million resulting from the Company's sale of its stake in Omnitel. Excluding the Omnitel transaction, equity revenues were $840 million for 1995. Revenues in 1995 reflect a very strong equity syndicate calendar that benefited both the Company's NASDAQ and listed businesses. The favorable syndicate calendar in 1995 also contributed to increased customer flow in the Company's secondary trading activities.Commission revenues were up as trading volumes on domestic exchanges increased, partially offset by reduced market trading volumes on certain Asian and European exchanges. The Company ranked third in total NYSE listed trading volume throughout all of 1995. Equity derivative revenues in 1995 were up substantially compared to 1994 and 1993 due to increased customer activity and more favorable market conditions. Equity finance revenues were down in 1995 versus 1994 due to decreased net spreads in certain of the conduit matched books.

The decrease in equity revenues in 1994  from 1993 reflected the difficult
business environment in  1994.   The 1994  decline was broad  based across  most
equity-related products.

Corporate Finance Advisory Corporate finance advisory net revenues, classified in the Consolidated Statement of Operations as a component of investment banking revenues, result primarily from fees earned by the Company in its role as strategic advisor to its clients. This role primarily consists of advising clients on mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings, and a variety of cross border transactions. The net revenues for corporate finance advisory increased in 1995 to $231 million from $180 million and $133 million in 1994 and 1993, respectively. The increased revenues reflected a strong mergers and acquisitions environment throughout 1995 as companies concentrated on cost cutting and creating greater economies of scale via acquisitions, asset sales, and corporate restructurings on a global basis. During 1995, the Company acted as advisor for 141 completed transactions valued at approximately $67 billion, based on Securities Data Company information. Reflecting the international nature of the Company's corporate finance advisory business, 47 of the transactions completed in 1995, valued at $21 billion, were cross-border in nature. Corporate finance advisory exhibited renewed strength in 1994 versus 1993 as both the fees earned by the Company and the number of completed transactions increased from 1993 levels.


Merchant Banking Merchant banking net revenues, classified in the Consolidated Statement of Operations as a component of investment banking revenues, primarily represent the net realized gains and net unrealized changes resulting from the Company's participation in certain investment partnerships, less the related net interest expense to finance capital contributions to the partnerships. Merchant banking revenues were $137 million, $128 million and $105 million for 1995, 1994 and 1993, respectively.


The Company is the fund manager for five merchant banking partnerships, including three institutional funds and two employee investment vehicles. Current merchant banking investments held by the partnerships include both publicly traded and privately held companies diversified on a geographic and industry basis. For 1995, merchant banking revenues resulting from the participation in these partnerships increased to $172 million from $136 million for 1994. This increase was principally due to increases in the value of several publicly traded investments within the institutional funds and employee investment vehicles. For 1994, merchant banking revenues increased to $136 million from $117 million for 1993. Net revenues of the merchant banking business include an allocation of net interest expense related to the Company's investment in the partnerships. The method used to allocate interest expense was revised in 1995 from prior periods to better reflect the costs of capital utilized.




                                  - THIRTY FIVE -

                        LEHMAN BROTHERS 1995 ANNUAL REPORT


The Company continues to pursue merchant banking opportunities that target certain industries and geographic areas in both the U.S. and non-U.S. markets. For example, during 1995, the Company established a $75 million fund specifically designed to invest in the oil tanker industry. In addition, in December 1995 the Company established a third employee investment vehicle, a $225 million partnership that will invest in global merchant banking opportunities.

Asset Management Revenues from asset management activities were $57 million for 1995, $58 million for 1994 and $74 million for 1993. These revenues primarily consist of fees from the management of various funds, commissions from the sale of funds to customers and fees from the management of certain accounts for institutions and high-net-worth individuals. In December 1995, the Company entered into an agreement to sell Lehman Brothers Global Asset Management, Ltd. ("LBGAM"), an offshore, retail oriented family of funds. Instead, the Company plans to focus on sponsoring and distributing more sophisticated strategic funds attractive to high-net-worth individuals and institutions. As a part of this strategy, asset management launched two funds, a fixed income fund and an Asia Pacific fund during 1995. Excluding the assets of LBGAM, total assets under management were $10.1 billion, $6.9 billion and $8.2 billion at November 30, 1995, November 30, 1994 and December 31, 1993, respectively. The decrease in revenues from 1993 to 1994 relates to the loss of certain commissions and other revenues related to funds and customers transferred to Smith Barney in conjunction with the sale of the retail division.

Non-Interest Expenses

Non-interest expenses were $2,702 million for 1995, including a restructuring charge of $97 million and compensation and benefits expenses of $50 million attributable to Omnitel. Non-interest expenses were $2,545 million and $2,990 million for 1994 and 1993, respectively. Non-interest expenses in 1994 included a $33 million severance charge and a $15 million spin-off charge. Included in the 1993 amount was a charge of $32 million related to certain non-core partnership syndication activities in which the Company is no longer actively engaged.


The restructuring charge in 1995 included an $80 million occupancy related real-estate charge and a $17 million severance charge. The real-estate component of the charge resulted from a complete review of the Company's real estate requirements at current headcount levels and the elimination of excess real estate, primarily in New York, London and Tokyo. This charge includes costs to write-down the carrying value of leasehold improvements, as well as projected shortfalls of sublease rentals versus expected operating costs related to the Company's excess capacity. The excess real estate capacity resulted from headcount reductions associated with the Company's cost reduction efforts. The severance component of the charge relates to payments made to terminated personnel arising from a formalized fourth quarter business unit productivity review. The Company expects to realize approximately $24 million of reduced occupancy and depreciation expenses on an annualized basis as a result of these actions.

Excluding these special charges, non-interest expenses were $2,555 million for 1995, $2,497 million for 1994 and $2,958 million for 1993.


                                  - THIRTY SIX -

                        LEHMAN BROTHERS 1995 ANNUAL REPORT

Compensation and benefits expenses declined as a percentage of net revenues to 50.8% for 1995 (excluding Omnitel) from 51.6% for 1994 and 51.4% for 1993. Excluding special charges, nonpersonnel expenses decreased to $1,061 million for 1995, from $1,084 million for 1994 and $1,133 million for 1993. This decline in compensation and benefits and nonpersonnel expenses in 1995 reflects the Company's continued focus on improving productivity and reducing costs.


                         TWELVE MONTHS       ELEVEN MONTHS       TWELVE MONTHS
                                 ENDED               ENDED               ENDED
                           NOVEMBER 30         NOVEMBER 30         DECEMBER 31
(IN MILLIONS)                     1995(1)             1994                1993
-------------------------------------------------------------------------------
Compensation and
     benefits expense         $  1,494        $    1,413          $    1,825
Compensation and
     benefits/net revenues        50.8%             51.6%               51.4%
Nonpersonnel expenses:
     Excluding reserves
     and other charges        $  1,061        $    1,084          $    1,133
     Reserves and other charges     97                48                  32
-------------------------------------------------------------------------------
          Total nonpersonnel
          expenses             $ 1,158        $    1,132          $    1,165
-------------------------------------------------------------------------------
Nonpersonnel expenses/net
revenues: Total nonpersonnel
 (excluding reserves and
 expenses and other charges)      36.1%             39.6%               31.9%

(1) 1995 amounts exclude revenues and expenses related to the Omnitel transaction.

Cost Reduction Effort

At year-end 1994, the Company announced a cost reduction program to reduce expenses by $300 million on an annualized basis (pretax) compared to the third quarter 1994 expense run rate. The Company's cost reduction efforts were targeted into three areas: personnel cost savings of $100 million, nonpersonnel cost savings of $150 million and interest and tax expense savings of $50 million. Through November 1995, the Company achieved its cost reduction goals in all the identified cost categories. In fact, through the fourth quarter of 1995, the Company reduced total expenses by approximately $326 million on an annualized basis compared to the third quarter of 1994. These cost savings achieved do not include the $24 million of future cost savings attributable to the real-estate related restructuring charge previously discussed.

With respect to the Company's personnel related cost reduction goals, the Company reduced headcount to 7,771 at November 30, 1995 from 8,512 at November 30, 1994 and 17% from a peak of 9,400 in early 1994. As a result of these reductions, the Company reduced its compensation and benefits ratio to 50.7% in the fourth quarter of 1995 (excluding Omnitel) from the third quarter 1994 benchmark of 53.9%, translating into annualized cost savings of approximately $100 million.

Nonpersonnel cost reductions were achieved as a result of a systematic and comprehensive global review of all major expense categories. As a result, nonpersonnel expenses decreased to $254 million in the fourth quarter of 1995 from the third quarter 1994 benchmark of $298 million, resulting in reduced quarterly expenses of $44 million or annualized savings of approximately $177 million.

The Company achieved its $50 million cost reduction goal related to interest and taxes through equal reductions in each category. The Company's interest expense savings were accomplished as a result of the Company's efforts to improve the Company's collateral utilization and long-term debt hedging strategies. Tax savings of approximately $25 million were achieved as a result of the implementation of additional tax planning strategies.

As a result of these efforts, the Company's expense base has been permanently lowered. The Company plans to continue its focus on nonpersonnel costs, with the goal of achieving further cost savings in excess of $50 million by the end of 1996.


                              - THIRTY SEVEN -

                           LEHMAN BROTHERS 1995 ANNUAL REPORT


Income Taxes

Through affirmative actions the Company continues to aggressively pursue maintaining a low effective tax rate. The actions taken in 1995 include the restructuring of certain legal entities and a general review of overall operations to assure the Company is operating in the most tax efficient manner. The Company anticipates ongoing benefits related to the actions taken.

The Company had an income tax provision of $127 million, $67 million and $318 million for 1995, 1994 and 1993, respectively. The effective tax rate for the Company was 34% for 1995, 35% for 1994 and 37% for 1993. The lower tax rate in 1995 versus 1994 reflects the Company's continued focus on generating income subject to preferential tax treatment as well as creating organizational structures that optimize tax results. The lower tax rate in 1994 versus 1993 reflects a reduction in pretax results and an increase in benefits attributable to income subject to preferential tax treatment, partially offset by the impact of certain nondeductible foreign losses and the nondeductibility of a portion of the spin-off charge. The 1993 income tax provision includes a provision of $221 million for continuing businesses and a tax benefit of $11 million related to non-core business reserves. The 1993 effective tax rate was greater than the statutory U.S. federal income tax rate, principally due to state and local income taxes, partially offset by benefits attributable to income subject to preferential tax treatment and increased foreign profits. During the third quarter of 1993, the statutory U.S. federal income tax rate was increased to 35% from 34%, effective January 1, 1993. The Company's 1993 tax provision includes a one-time benefit of approximately $10 million from the impact of the federal rate change on the Company's net deferred tax assets.

The Company's net deferred tax assets increased $89 million to $309 million at November 30, 1995 from $220 million at November 30, 1994. The net increase is primarily attributable to the reversal of certain temporary differences. It is anticipated that the remaining deferred tax asset will be realized through future earnings. The Company's net deferred tax assets decreased $71 million to $220 million at November 30, 1994 from $291 million at December 31,1993. The net reduction is attributable to the reversal of certain temporary difference, partially offset by an increase in the deferred tax asset resulting from the ability to recognize benefits related to the 1988 acquisition of E. F. Hutton.

As of November 30, 1995, the Company had approximately $25 million of tax net operating losses available to offset future taxable income.

1993 Results

Because of the significant sale transactions completed during 1993, the Company's 1993 financial statements are not fully comparable with 1995 and 1994. In order to facilitate an understanding of the Company's 1993 results, the following table segregates the Company's results between the results of the Lehman Businesses (the results of the businesses that now comprise Lehman Brothers), Businesses Sold (the results of Shearson and SLHMC through their respective sale dates; the loss on the sale of Shearson; and the reserves for non-core businesses) and Discontinued Operations (the results of The Boston Company accounted for as a discontinued operations).


                                  - THIRTY EIGHT -

                                             LEHMAN BROTHERS 1995 ANNUAL REPORT

                                                       Twelve months ended December 31
                                                                    1993
                                         --------------------------------------------------------

                                             Lehman      Businesses   Discontinued
(In millions)                            Businesses            Sold     Operations    Historical
-------------------------------------------------------------------------------------------------
Revenues:
Principal transactions                        $1,732           $ 323
Investment banking                               802             170
Commissions                                      488             828
Interest and dividends                         5,679             161
Other                                             79             412
-------------------------------------------------------------------------------------------------
     Total revenues                            8,780           1,894
Interest expense                               5,225             143
-------------------------------------------------------------------------------------------------
     Net revenues                              3,555           1,751                   $    5,306
-------------------------------------------------------------------------------------------------
Non-interest expenses:
     Compensation and benefits                 1,825           1,164
     Other expenses                            1,133             470
     Loss on sale of Shearson                                    535
     Reserves and other charges                   32             120
-------------------------------------------------------------------------------------------------
          Total non-interest expenses          2,990           2,289                        5,279
-------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
     before taxes                                565            (538)                          27
Provision for income taxes                       210             108                          318
-------------------------------------------------------------------------------------------------
Income (loss) from continuing operations         355            (646)                        (291)
-------------------------------------------------------------------------------------------------
Income from discontinued operations,
     net of taxes                                                            $ 189            189
-------------------------------------------------------------------------------------------------
     Net income (loss)                      $    355         $    (646)      $ 189          $(102)
-------------------------------------------------------------------------------------------------

The discussion of the 1993 results for the Lehman Businesses has been included in the previous sections discussing revenues, non-interest expenses and taxes. The following section includes a discussion of the Businesses Sold/ Discontinued Operations.

Businesses Sold/Discontinued Operations

This discussion is provided to analyze the results of the Businesses Sold. All 1993 amounts for the Businesses Sold include results through their dates of sale.

The Businesses Sold recorded a net loss of $646 million for 1993. The 1993 results include a loss on the sale of Shearson of $630 million and a $79 million charge recorded in the first quarter as a reserve for non-core businesses in anticipation of the sale of SLHMC. The loss on the sale of Shearson included a reduction in goodwill of $750 million and transaction-related costs such as relocation, systems and operations modifications and severance. Excluding the $630 million aftertax loss on the sale, Shearson's net income was $63 million for 1993. Excluding the $79 million aftertax charge discussed above, SLHMC operations were break-even in 1993.

Net revenues related to the Businesses Sold were $1,751 million for 1993. Excluding the loss on the sale of Shearson and the reserve for non-core businesses related to SLHMC, non-interest expenses of the Businesses Sold were $1,634 million for 1993. Compensation and benefits expense were $1,164 million for 1993.

The 1993 tax provision of $108 million for the Businesses Sold included (i) expenses of $54 million related to the operating results of Shearson: (ii) an expense of $95 million from the sale of Shearson and (iii) a tax benefit of $41 million related to the $120 million reserve for non-core businesses recorded in anticipation of the sale of SLHMC. The provision related to the sale of Shearson primarily resulted from the write-off of $750 million of goodwill which was not deductible for tax purposes.

                                - THIRTY NINE -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT

The Company reported net income of $189 million from discontinued operations of The Boston Company, including an aftertax gain of $165 million on the sale and aftertax earnings of $24 million. (See Note 21 for further discussion of the Businesses Sold and the Discontinued Operations)

Liquidity and Capital Resources

The Company's total assets increased to $115.3 billion at November 30, 1995 from $109.9 billion at November 30, 1994. The increase in total assets is primarily the result of the change in the Company's clearing arrangements, partially offset by decreases in other areas. At the close of business on February 17, 1995, the Company became self-clearing for equities, municipal securities and corporate debt instruments. As a result of this arrangement, assets increased at that time by approximately $11 billion which were predominantly funded with offsetting liabilities. The Company's Consolidated Statement of Financial Condition now includes accounts previously cleared, settled and carried by Smith Barney Inc. Principal areas impacted include the Company's stock borrow and lending activities and high-net-worth customer business. The Company has entered into an agreement for a term of five years with the Bear Stearns Securities Corp. ("BSSC") pursuant to which BSSC has agreed to process the transactions previously cleared by Smith Barney Inc.

The Company's balance sheet is highly liquid and consists primarily of cash and cash equivalents, securities and other financial instruments owned which are marked-to-market daily and collateralized short-term financing agreements which arise primarily from the Company's customer flow securities transactions. As the Company's primary activities are based on customer flow, the assets experience a rapid turnover rate. In addition, the highly liquid nature of these assets provides the Company with flexibility in financing and managing its business. At November 30, 1995, short-term assets, those which can be converted to cash in less than one year, represented approximately 97% of the Company's total balance sheet.

Long-term assets consist primarily of other receivables, property, equipment and leasehold improvements, deferred expenses and other assets and excess of cost over fair value of net assets acquired. The Company has set a goal of prudently liquidating those long-term assets, which are not part of the core operating business. These non-operating assets have decreased by approximately $800 million during 1995, with the majority of this reduction being comprised of two items. On June 22, 1995, American Express repaid $700 million of a $945 million interest bearing receivable which was due in June 1996. The maturity of the remaining $245 million was extended to the year 2000. Portions of this note will be repaid by American Express, prior to the maturity date in proportion to the Company's payments and prepayments on any indebtedness related to its obligations for the World Financial Center. On December 12, 1995, American Express repaid an additional $37 million reducing the outstanding receivable to $208 million. Further payments and prepayments on the World Financial Center debt are expected to reduce the amount of the receivable to $88 million by November 30, 1997. In addition, on November 16, 1995, American Marketing Industries Holdings Inc. repaid in full its $98 million long-term subordinated indebtedness.

Balance sheet leverage ratios are one methodology to evaluate the financial risk inherent in the balance sheet. The Company evaluates this risk by monitoring its adjusted leverage, defined as total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase, which represent short-term collateralized transactions with high quality assets, divided by stockholders' equity. As of November 30, 1995 and 1994 the Company's adjusted leverage ratios were 21.4x and 21.3x, respectively, which are in line with the Company's peer group of competitor firms.


Funding and Capital Policies

The Company's Global Asset and Liability Committee ("ALCO"), which includes senior officers from key areas of the Company, are responsible for establishing and managing the funding and liquidity policies of the Company. This includes recommendations for balance sheet size as well as the allocation of balance sheet to product areas as determined by internal profitability models and return on equity targets. In addition, in coordination with the Regional Asset and Liability Committees, ALCO works to ensure coordination of global funding efforts. The Regional Asset and Liability

                                  - FORTY -

                     LEHMAN BROTHERS 1995 ANNUAL REPORT

Committees are aligned with the Company's geographic funding centers and are responsible for implementing funding strategies consistent with the direction set by ALCO and to monitor and manage liquidity for the region.

The primary goal of the Company's funding principles as set by ALCO are to provide sufficient liquidity and availability of funding sources throughout all market environments. These funding principles are:

I    To maintain an appropriate overall capital structure to support the business activities in which the Company is engaged.

The Company manages Total Capital, defined as long-term debt, both senior notes and subordinated indebtedness, plus stockholders' equity, on a business and product level. The determination of the amount of capital assigned to each business and product is a function of asset quality, risk, liquidity and regulatory capital requirements. Periodically, the Company reallocates capital to its businesses based upon their ability to obtain targeted returns, perceived opportunities in the marketplace and the Company's long term strategy.

II   To maximize the portion of the Company's balance sheet that is funded through collateralized borrowing sources and conversely minimize the use of commercial paper and short term debt.

Collateralized borrowing sources include securities and other financial instruments sold but not yet purchased, as well as collateralized short term financings, defined as securities sold under agreements to repurchase ("repos") and securities loaned.

Because of their secured nature, repos and other types of collateralized borrowing sources are less credit-sensitive and have historically been a more stable financing source under adverse market conditions. Also, collateralized borrowing sources generally provide the Company with access to lower cost funding. The Company has been able to exceed its goal of maintaining repo funding lines significantly in excess of actual utilization.

III To minimize refunding risk by funding the Company's assets with liabilities which have maturities similar to the anticipated holding period of the assets. Where the Company deems it to be appropriate, foreign currency denominated assets are financed with corresponding foreign currency denominated liabilities.

The Company continually reviews its mix of long- and short-term borrowings as it relates to maturity matching and the availability of secured and unsecured financing. In general, long-term assets are financed with fixed rate long-term debt and stockholders' equity and inventories and all other short-term assets are financed with a combination of short-term funding and floating rate long-term debt and stockholders' equity.

IV   To diversify and expand the Company's borrowing sources to maximize liquidity and reduce concentration risk. The Company seeks financing from a global investor base with the goal of broadening the availability of its funding sources and maintaining funding availability well in excess of actual utilization.

The Company obtains global funding from both the banking community and short- and long-term investors through its centers in New York, London, Tokyo, Hong Kong and Frankfurt. In addition to maintaining geographic diversification, the Company also utilizes a broad range of debt instruments, which it issues in varying maturities and currencies.

The Company accesses both commercial paper and other short-term debt instruments, including master notes and bank borrowings under uncommitted lines of credit. To reduce liquidity risk, the Company carefully manages its maturities to avoid large refinancings on any one given day. In addition, the Company limits its exposure to any single investor to avoid concentration risk.

V    To maintain sufficient liquidity in a period of financial stress.
Financial stress is defined as any event which severely constrains the Company's access to unsecured funding sources.


                                - FORTY ONE -

                      LEHMAN BROTHERS 1995 ANNUAL REPORT

The Company's liquidity contingency plans are continually reviewed and updated as the Company's asset/liability mix and liquidity requirements change. The Company's liquidity contingency plan is based on an estimate of its ability to meet its funding requirements through a combination of collateralized short-term financings and short-term secured debt as well as Total Capital.

To achieve this objective, the Company's liquidity policies include maintaining sufficient excess unencumbered securities to use as collateral, if necessary, to obtain secured financing to meet maturities of short-term unsecured liabilities as well as current maturities of long-term debt. Also, the Company maintains a sufficient amount of Total Capital to enable the Company to fund those assets which are less liquid. Lastly, the Company periodically tests its secured and unsecured credit facilities to ensure availability and operational readiness. The Company believes that these policies position the Company to meet its liquidity requirements in all periods including those of financial stress.


Short-Term Funding

To implement the policies as noted above, each business is required to fund its products primarily through global collateralized financings. There are two principal business areas which are responsible for these efforts, Lehman Brothers' Fixed Income Financing ("Financing") and Equity Finance. Financing works in conjunction with the institutional fixed income sales and trading professionals to provide financing to customers and the firm through the repurchase markets. Equity Finance provides a similar function in the equity markets typically through securities loaned/securities borrowed transactions. An ability to leverage global market expertise and the Company's distribution capabilities are key to successful financing efforts. The amount of the Company's collateralized borrowing activities will vary reflecting changes in the mix and overall levels of securities and other financial instruments owned and global market conditions. However, at all times, the majority of the Company's assets are funded with collateralized borrowing sources.

The Company's treasury area works closely with Financing and Equity Finance to develop funding plans to support the business areas, as well as to execute daily funding activities. On a daily basis, treasury is responsible for meeting any funding needs not met through Financing and Equity Finance. Funding through treasury is managed globally with regional centers which have access to the capital markets through the issuance of commercial paper as well as bank lines of credit and other short- and long- term debt instruments.

At November 30, 1995 and 1994, $81 billion and $77 billion, respectively, of the Company's total balance sheet was financed using collateralized borrowing sources. The remainder of the financing for the balance sheet is comprised of commercial paper and short-term debt, payables and Total Capital.

In addition, in October 1995, the Company established a $1 billion Secured Revolving Credit Facility (the "Facility") for Lehman Brothers International (Europe) ("LBIE"), the Company's major operating entity in Europe. Under the terms of this committed Facility, the bank group has committed to provide up to $1 billion for up to 364 days on a secured basis with a variety of financial instruments as collateral. The bank group has further committed to provide loans under the Facility for up to 6 months beyond the Facility maturity date. The loans provided by the bank group are available in several currencies including U.S. dollar, British pound sterling, Deutsche mark, ECU, French franc, and Italian lira, as well as many other currencies as required. There were no borrowings outstanding under this Facility as of November 30, 1995. However, the Company anticipates utilizing this Facility for general corporate purposes from time to time.

In conjunction with the increase in collateralized short-term financings, as well as the increase in the Company's Total Capital, as discussed below, the Company's use of commercial paper and short-term debt decreased to $6.2 billion at November 30, 1995 from $9.8 billion at November 30, 1994. Of these amounts, commercial paper outstanding at November 30, 1995 was $1.4 billion with an average maturity of 78 days, compared to $2.8 billion with an average maturity of 53 days at November 30, 1994.


                                 - FORTY TWO -

                  LEHMAN BROTHERS 1995 ANNUAL REPORT

At November 30, 1995 Holdings maintained a Revolving Credit Agreement with a group of banks. Under the terms of the credit agreement, the banks have committed to provide up to $2 billion for up to 364 days. The credit agreement contains restrictive covenants which require, among other things that the Company maintain specified levels of consolidated stockholders' equity and tangible net worth, as defined. The Company has been in compliance with these covenants at all times. There were no borrowings outstanding under this agreement as of November 30, 1995.

The Company's uncommitted lines of credit provide an additional source of secured and unsecured short-term financings. At November 30, 1995, the Company had $14.1 billion of uncommitted lines of credit compared to $12.5 billion at November 30, 1994. Uncommitted lines consist of facilities that the Company has been advised are available but for which no contractual lending obligations exists.

Total Capital

Long-term assets are financed with Total Capital.The Company maintains Total Capital in excess of its long-term assets to provide additional liquidity, which the Company uses to meet its short-term funding requirements and to reduce its reliance on commercial paper and short-term debt.

At November 30, 1995 the Company had $16.5 billion of Total Capital compared to $14.7 billion at November 30, 1994. During 1995, the Company issued $5.3 billion in long-term debt, compared to $3.9 billion for 1994. The Company issued $1.4 billion in excess of its maturing debt to further strengthen the Company's Total Capital base. In conjunction with the Company's liquidity policies, the Company increased the average maturity of its long-term debt portfolio. At November 30, 1995 the Company had long-term debt outstanding of $12.8 billion with an average life of 3.7 years, compared with $11.3 billion with an average life of 2.9 years at November 30, 1994. Moreover, for debt with a maturity of greater than one year, the average life increased to 4.6 years at November 30, 1995 from 3.8 years at November 30, 1994.

The diversity of the Company's long-term funding sources and the expansion of its investor base, has allowed the Company to increase its total long-term debt and extend the average maturity, at spreads over treasuries which were lower than issuing spreads in 1994, despite the downgrade of the Company's credit ratings by Moody's Investors Service Inc.("Moody's").

At November 30, 1995 the Company had approximately $7.8 billion available for issuance of debt securities under various shelf registrations and debt programs.

The Company's stockholders' equity increased to $3.7 billion at November 30, 1995 from $3.4 billion at November 30, 1994 primarily due to the retention of 1995 earnings and the recognition of common stock issuable under the Company's stock award plans. (See Note 9 to the Consolidated Financial Statements.) Over time the Company intends to either repurchase shares in the open market or issue additional common stock or a combination of both to fund common stock issuable under the Company's employee incentive compensation programs.

Additionally, the Company closely monitors its primary double leverage ratio. Primary double leverage, defined as Holdings' investment in subsidiaries divided by Holdings' stockholders' equity, was 1.01 at November 30, 1995, a continued decrease from 1.10 at November 30, 1994 and
2.06 at December 31, 1993.

At November 30, 1995 Lehman Brothers Inc.'s net capital, as defined by regulatory authorities, aggregated $1.4 billion and was $1.3 billion in excess of the minimum regulatory requirements. The Company is subject to certain rules and regulations which limit the amount of capital which can be withdrawn from regulated entities. As of November 30, 1995, the Company is in compliance with all such regulatory capital requirements.

In 1996, the Company expects to maintain Total Capital at levels consistent with the amount outstanding at November 30, 1995.



                                - FORTY THREE -

                  LEHMAN BROTHERS 1995 ANNUAL REPORT

In February 1996, the Company issued $200 million of Quarterly Income Capital Securities Series A Subordinated Debentures ("Series A QUICS"). The Series A QUICS have an interest rate of 8.3% and mature in 2035, subject to early redemption by the Company on or after March 31, 2001. The Company retains the right to defer interest payments on the Series A QUICS on one or more occasions for a period of up to twenty consecutive quarters. Interest payments may not be deferred beyond the maturity of the Series A QUICS. The Series A QUICS are subordinated to all senior and subordinated debt of the Company. The Company repurchased the $200 million 8.44% Cumulative Preferred Stock owned by American Express with the proceeds from the Series A QUICS. The repurchase of the preferred stock included a premium of $2 million over the par value. In future periods, preferred dividends will decrease by $16.9 million on an annual basis, with net income available to common stockholders and cash flow increasing by approximately $7 million on an annual basis, assuming a 40% effective tax rate for interest paid on the Series A QUICS. Net income available to common stockholders will decrease by approximately $1.7 million in the first quarter of 1996 due to the premium paid on the repurchase of the preferred stock net of the partial period savings realized on the issuance of the Series A QUICS.


Dependence on Credit Ratings

The Company, like other companies in the securities industry, relies on external sources to finance a significant portion of its day-to-day operations. Access to global capital markets for short-term financing, such as commercial paper and short-term debt, senior notes and subordinated indebtedness are dependent on the Company's short- and long-term debt ratings. The current short- and long-term senior debt ratings of Holdings and the current short- and long-term senior and subordinated ratings of the Company's principal subsidiary, Lehman Brothers Inc. ("LBI") are as follows:

                                      Holdings                             LBI
                                   Short-term     Long-term    Short-term     Long-term**
-------------------------------------------------------------------------------------------
Duff & Phelps Credit Rating Co.           D-1             A            D-1           A/A-
Fitch Investors Service Inc.              F-1             A            F-1           A/A-
IBCA                                       A1             A-            A1           A/A-
Moody's                                    P2          Baa1             P2       A3*/Baa1
S&P+                                      A-1             A            A-1          A+*/A
Thomson BankWatch                       TBW-1             A-         TBW-1           A/A-

 * Provisional ratings on shelf registration
** Senior/subordinated
+ Long-term ratings outlook revised to negative on September 21, 1994


On March 21, 1995 Moody's lowered the ratings of Holdings and its subsidiaries. The Company currently estimates that the Moody's action increased interest expense before the effect of compensation and taxes by approximately $15 million on an annual basis.


End User Activities

To achieve certain asset and liability management objectives as set forth by ALCO, the Company utilizes a variety of derivative products as an end user to modify the interest rate characteristics of its long-term debt portfolio and to reduce borrowing costs (see Note 5 to the Consolidated Financial Statements).

In addition, the Company also enters into interest rate swap agreements as an end user to modify its interest rate exposure associated with its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned (see Note 16 to the Consolidated Financial Statements).

                                 - FORTY FOUR -

                    LEHMAN BROTHERS 1995 ANNUAL REPORT


Stockholders' Equity

Stockholders' equity increased 9% to $3.7 billion at November 30, 1995 from $3.4 billion at November 30, 1994 primarily due to the retention of 1995 earnings and the recognition of common stock issuable under the Company's stock award plans. Such increases in equity were partially offset by dividends declared on the Company's common and preferred stock.

In 1994, to broaden and increase the level of employee ownership in Holdings, the Company's Compensation and Benefits Committee (the "Compensation Committee") approved the 1994 Management Ownership Plan (the "1994 Plan") pursuant to which it has awarded in 1995 and 1994 approximately 8.0 million and 5.2 million Restricted Stock Units ("RSUs"), respectively, to employees as a portion of total compensation in lieu of cash, subject to vesting and transfer restrictions. Included in the 1995 awards are Performance Stock Units ("PSUs") granted by the Compensation Committee to members of the Corporate Management Committee as part of a three year long-term incentive award. The number of PSUs which may be earned, if any, is dependent upon the achievement of certain performance levels within a two-year period. At the end of the performance period, any PSUs earned will convert one-for-one to RSUs which then vest at the end of the third year. Stockholders' equity increased by approximately $124 million and $87 million in 1995 and 1994, respectively, as a result of RSUs and PSUs awarded, net of cancellations.Holdings will meet the share requirements for the 1994 Plan and other common stock based compensation and benefit plans by either repurchasing shares in the open market or issuing additional common stock or a combination of both.

Cash Flows

Cash and cash equivalents decreased $90 million in 1995 to $874 million, as the net cash used in financing and investing activities exceeded the net cash provided by operating activities. Net cash provided by operating activities of $1,855 million included income from continuing operations adjusted for non-cash items of approximately $439 million for 1995. Net cash used in financing and investing activities was $1,893 million and $52 million, respectively.

Cash and cash equivalents decreased $369 million in 1994 to $964 million, as the net cash used in operating and investing activities exceeded the net cash provided by financing activities. Net cash used in operating activities of $1,395 million included income from continuing operations adjusted for non-cash items of approximately $639 million for 1994. Net cash provided by financing activities was $1,202 million and net cash used in investing activities was $176 million.

Cash and cash equivalents increased $692 million in 1993 to $1,333 million, as the net cash provided by investing activities exceeded the net cash used in operating and financing activities. In addition, cash and cash equivalents for discontinued operations increased $42 million in 1993. Net cash used in operating activities of $1,361 million included the loss from continuing operations adjusted for non-cash items of approximately $651 million for 1993. Net cash used in financing activities was $372 million in 1993. Net cash provided by investing activities of $2,467 million in 1993 included cash proceeds from the sales of The Boston Company, Shearson and SLHMC of $2,570 million.

Off-Balance Sheet Financial Instruments and Derivatives

Overview

Derivatives are financial instruments, which include swaps, options, futures and forwards whose value is based upon an underlying asset (e.g., treasury bond), index (e.g., S&P 500) or reference rate (e.g., LIBOR). A derivative contract may be traded on an exchange or negotiated in the over-the-counter markets. Exchange-traded derivatives are standardized and include futures, and certain option contracts listed on an exchange. Over-the-counter ("OTC") derivative contracts are individually negotiated between contracting parties and include forwards, swaps and certain options, including caps, collars and floors. The use of derivative financial instruments has expanded significantly over the past decade.


                                 - FORTY FIVE -

                    LEHMAN BROTHERS 1995 ANNUAL REPORT

One reason for this expansion is that derivatives provide a cost effective alternative for managing market risk. In this regard, derivative contracts provide a reduced funding alternative for managing market risk since derivatives are based upon notional values, which are generally not exchanged, but rather are used merely as a basis for exchanging cash flows during the duration of the contract. Derivatives are also utilized extensively as highly effective tools that enable users to adjust risk profiles, such as interest rate, currency, or other market risks, or to take proprietary trading positions, since OTC derivative instruments can be tailored to meet individual client needs. Additionally, derivatives provide users with access to market risk management tools which are often times unavailable in traditional cash instruments.

Derivatives are subject to various risks similar to non-derivative financial instruments including market, credit and operational risk. The risks of derivatives should not be viewed in isolation but rather should be considered on an aggregate basis along with the Company's other trading-related activities. A brief description of these risks is included below.

  Market Risk Market risk is the potential for a financial loss due to changes in the value of derivative financial instruments due to market changes. Market risk includes interest rate risk, foreign exchange risk, equity price risk and commodity price risk. Market risk is affected by both the absolute levels and volatility of interest and foreign exchange rates and equity and commodity prices. Market risk is also directly impacted by the size, diversification and duration of positions held, and the liquidity in the markets in which the related underlying assets are traded.

  Credit Risk Credit risk is the possibility that a loss may occur from the failure of a counterparty to perform according to the terms of a contract. Credit risk is a significant factor in the evaluation of OTC derivatives. Credit risk considerations for OTC derivative instruments include assessing the credit quality of the counterparty, length of time to the maturity of the derivative contract, collateral arrangements and the existence of a master netting agreement. At any point in time, the credit risk for OTC derivative contracts is limited to the net unrealized gain for each counterparty for which a master netting agreement exists, net of collateral received. Exchange clearing houses require margin to be posted on exchange-traded contracts on the origination of the contract and for any changes in the market value of open contracts on a daily basis (certain foreign exchanges extend settlement to three days). Due to the daily settlement of variation margin, credit risk related to exchange-traded contracts is limited to unsettled variation and original margin outstanding.

  Operational Risk Operational risk is the possibility of a deficiency in systems for executing derivative transactions. Such risks include the potential for liabilities resulting from one's role in the execution of a derivative transaction in which there was a breakdown in information transfer or settlement systems.

  In addition to these risks, counterparties to derivative financial instruments may also be exposed to legal risks related to its derivative activities including the possibility that a transaction may be unenforceable under applicable law. The Company may be exposed to the risk that a derivative transaction may not be enforceable against the counterparty. The Company mitigates this risk through a process of carefully reviewing derivative transactions with the counterparties to ensure that they fully understand the economic and legal consequences of entering into a derivative products transaction. In addition, the Company performs its own legal due diligence to ensure that the counterparty has the legal capacity to enter into the derivative product transaction and that the transaction is appropriately documented.

As derivative products have continued to expand in volume, so has market participation and competition. As a result, additional liquidity has been added into the markets for conventional derivative products, such as interest rate swaps. Competition has also contributed to the development of more complex products structured for specific clients. It is this rapid growth and complexity of certain derivative products which has led to the perception, by some, that derivative products are unduly risky to users and the financial markets. In order to remove the public perception that derivatives may be unduly risky and to ensure ongoing liquidity of derivatives in the marketplace, the Company supports the efforts of the regulators in striving for enhanced risk management disclosures which consider the effects of both derivative products and cash instruments. In addition, the Company supports the activities of regulators which are designed to ensure

                                 - FORTY SIX -

                   LEHMAN BROTHERS 1995 ANNUAL REPORT

that users of derivatives are fully aware of the nature of risks inherent within derivative transactions. As evidence of this support, the Company, through its participation as a member of the Derivatives Policy Group, provided leadership in the development of a framework for voluntary industry self regulation of derivatives. The Company has also been actively involved with the various regulatory and accounting authorities in the development of additional enhanced reporting requirements related to derivatives. The Company strongly believes that derivatives provide significant value to the financial markets and is committed to providing its clients with innovative products to meet their financial needs.

Lehman Brothers' Use of Derivative Instruments

In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end user. As an end user, the Company utilizes derivative products to adjust the interest rate nature of its funding sources from fixed to floating interest rates and vice versa, and to change the index upon which floating interest rates are based (i.e., Prime to LIBOR) (collectively, "End User Derivative Activities"). For a further discussion of the Company's End User Derivative Activities see Note 16 to the Consolidated Financial Statements.

The Company utilizes derivative products in a trading capacity both as a dealer to satisfy the financial needs of its clients and in each of its trading businesses (collectively, "Trading Related Derivative Activities"). The Company's use of derivative products in its trading businesses is combined with cash instruments to fully execute various trading strategies.

As a dealer, the Company conducts its activities in fixed income derivative products through its special purpose subsidiary, Lehman Brothers Special Financing Inc., and a separately capitalized triple-A rated subsidiary, Lehman Brothers Financial Products Inc. As a dealer of interest rate swap products, the Company enters into derivative transactions to satisfy the financial needs of its clients who wish to modify the nature of their interest rate risk based upon existing positions or speculate on the direction or volatility of interest rates. These fixed income derivative products include swaps (interest and currency), interest rate option contracts (caps, collars, and floors), swap options and similar instruments. In addition, the Company also takes proprietary positions to profit from market movements based upon the Company's expectations regarding the level and volatility of interest rates. The counterparties to the Company's fixed income derivative products business are primarily other swap dealers, commercial banks, insurance companies, corporations and other financial institutions.

The Company conducts its equity derivative products business primarily through its special purpose equity derivatives subsidiary, Lehman Brothers Finance S.A. ("LBF"). LBF enters into OTC equity option contracts, warrants, equity swaps and other sophisticated equity derivatives as a dealer in equity derivatives and through the Company with respect to exchange-traded derivatives. As a dealer and position taker in equity derivatives in the global equity markets, the Company is exposed to risks related to the absolute levels and volatility of equity security/index prices. The counterparties to the Company's equity derivative products business are primarily other investment banks, brokers and dealers, commercial banks, investment funds, and other corporations.

In addition to these businesses, the Company also enters into derivative transactions in its role as a global investment bank. The Company is a market-maker in a number of foreign currencies. As a market-maker, the Company actively trades currencies in the OTC spot, forward and futures markets and also takes positions in the currency markets in which the Company seeks to profit from pricing inconsistencies in the spot, forward and futures currency markets. The Company also makes a market in foreign currency options and offers clients currency swaps as a means to hedge or speculate in the currency markets on a longer-term basis. The significant majority of the Company's foreign exchange transactions are conducted in major foreign currencies, including: Canadian dollar, Deutsche mark, French franc, British pound sterling, Swiss franc and the Japanese yen. The Company also transacts in a broad range of other foreign currencies, including the currencies of emerging market countries. The counterparties to the Company's OTC foreign exchange transactions primarily include central banks, commercial banks, other investment banks, brokers and dealers and other corporations.

                                - FORTY SEVEN -

                   LEHMAN BROTHERS 1995 ANNUAL REPORT

As a global investment bank the Company also actively trades in the global commodity markets. The Company is a market-maker in physical metals (base and precious) and energy products (principally oil and natural gas) and is active in trading a variety of derivatives related to these commodities, such as futures, forwards and exchange and OTC options. The counterparties to the Company's commodity derivative transactions primarily include energy and precious metal producers, consumers and refiners, central banks and shipping companies.

The Company manages the risks associated with derivatives on an aggregate basis along with the risks associated with its proprietary trading and market-making activities in cash instruments as part of its firmwide risk management policies. For a further discussion of the Company's risk management policies refer to Management's Discussion and Analysis page 51.

The Company's Trading-Related Derivative Activities have increased during the current year to a notional value of $1,209 billion at November 30, 1995 from $1,104 billion at November 30, 1994 primarily as a result of growth in the Company's activities as a dealer in fixed income and equity derivative products. Notional values are not recorded on the balance sheet and are not indicative of potential risk, but rather they provide a measure of the Company's involvement with such instruments.

As a result of the Company's Trading-Related Derivative Activities, the Company is subject to credit risk. With respect to OTC derivative contracts, the Company's credit exposure is directly with its counterparties and extends through the duration of the derivative contracts. The Company views its net credit exposure to be $3,732 million at November 30, 1995, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. At November 30, 1995 approximately 81% of the Company's net credit risk exposure related to OTC contracts was with counterparties rated single-A or better.

Additionally, the Company is exposed to credit risk related to its exchange-traded derivative contracts. Exchange-traded derivative contracts include futures contracts and certain options. Futures contracts and options on futures are transacted on the respective exchange. The exchange clearing house is a counterparty to the futures contracts and options. As a clearing member firm, the Company is required by the exchange clearing house to deposit cash or other securities as collateral for its obligation upon the origination of the contract and for any daily changes in the market value of open futures contracts. Unlike OTC derivatives which involve numerous counterparties, the number of counterparties from exchange-traded derivatives include only those exchange clearing houses of which the Company is a clearing member firm or utilizes other member firms as agents. Substantially all of the Company's exchange-traded derivatives are transacted on exchanges of which the Company is a clearing member firm. To protect against the potential for a default, all exchange clearing houses impose net capital requirements for their membership. Therefore, the potential for losses from exchange-traded products is limited. As of November 30, 1995, the Company had approximately $898 million on deposit with futures exchanges consisting of cash and securities (customer and proprietary), and had posted approximately $250 million of letters of credit. Included within this amount was $94 million and $804 million of cash and securities related to domestic and foreign futures exchanges, respectively, and $152 million and $98 million of letters of credit to domestic and foreign exchanges, respectively. As of November 30, 1995, the following cash and securities were on deposit with foreign futures exchanges: $346 million with the Tokyo Stock Exchange, $104 million with the Singapore International Monetary Exchange, $102 million with the Osaka Securities Exchange, $102 million with Deutsche Termin Borse, and $48 million with the London Clearing House. In addition, the Company had letters of credit of approximately $90 million on deposit with the London Clearing House.

See Note 16 to the Consolidated Financial Statements for a further discussion of the Company's Trading-Related Derivative Activities.



                                - FORTY EIGHT -

                     LEHMAN BROTHERS 1995 ANNUAL REPORT

Specific Business Activities and Transactions
The following sections include information on specific business activities of the Company which affect overall liquidity and capital resources:

High Yield Securities

The Company underwrites, trades, invests and makes markets in high yield corporate debt securities. The Company also syndicates, trades and invests in loans to below investment grade companies. For purposes of this discussion, high yield debt securities are defined as securities or loans to companies rated as BB+ or lower, or equivalent ratings by recognized credit rating agencies, as well as non-rated securities or loans which, in the opinion of management, are non-investment grade. Non-investment grade securities generally involve greater risks than investment grade securities due to the issuer's creditworthiness and the liquidity of the market for such securities. In addition, these issuers have higher levels of indebtedness, resulting in an increased sensitivity to adverse economic conditions. The Company recognizes these risks and aims to reduce market and credit risk through the diversification of its products and counterparties. High yield debt securities are carried at market value and unrealized gains or losses for these securities are reflected in the Company's consolidated statement of operations. The Company's portfolio of such securities at November 30, 1995 and 1994 included long positions with an aggregate market value of approximately $1.2 billion and $1.1 billion, respectively, and short positions with an aggregate market value of approximately $172 million and $94 million, respectively. The portfolio may, from time to time, contain concentrated holdings of selected issues. The Company's largest high yield position was $73 million at November 30, 1995 and $252 million at November 30, 1994.

Westinghouse

In May 1993, the Company and Westinghouse Electric Corporation ("Westinghouse") entered into a partnership to facilitate the disposition of Westinghouse's commercial real estate portfolio, valued at approximately $1.1 billion, to be accomplished substantially through securitizations, asset sales and mortgage remittances. The Company's original investment in the partnership was approximately $136 million. The Company also advanced approximately $750 million of financing to the partnership in 1993, which has subsequently been repaid in its entirety from proceeds related to the disposition of the real estate assets. In August 1995, the Company agreed to purchase the partnership interests owned by Westinghouse. The Company also entered into an agreement to sell a portion of its partnership interest to an affiliate of Lennar Inc., a third party mortgage servicer, so that the Company and Lennar Inc. would own 75% and 25%, respectively, of the partnership. The Company's net investment in the partnership at November 30, 1995 is $142 million. As a result of its increased ownership percentage, the Company's consolidated financial statements at November 30, 1995 include the accounts of the partnership. The partnership expects to substantially liquidate the remaining real estate assets by the end of 1996.

Merchant Banking Partnerships

At November 30, 1995 the Company's investment in merchant banking partnerships, for which the Company acts as a general partner, was $261 million. At November 30, 1995 the Company had no remaining commitments to make investments through these partnerships. The Company's policy is to carry its interests in merchant banking partnerships at fair value based upon the Company's assessment of the underlying investments. The Company's merchant banking investments, made primarily through a series of partnerships are consistent with the terms of those partnerships and are expected to be sold or otherwise monetized during the remaining term of the partnerships. In December 1995, the Company established Capital Partners III, its third employee investment vehicle. The Company has a commitment to invest up to $200 million in the $225 million partnership previously discussed.

Non-core Activities and Investments

In March 1990, the Company discontinued the origination of partnerships (the assets of which are primarily real estate) and investments in real estate. Currently, the Company acts as a general partner for approximately $4 billion of partnership investment capital and manages the remaining real estate investment portfolio. At November 30, 1995 the Company



                                 - FORTY NINE -

                     LEHMAN BROTHERS 1995 ANNUAL REPORT

had $45 million of investments in these real estate activities, as well as $107 million of commitments and contingent liabilities under guarantees and credit enhancements, both net of applicable reserves. In certain circumstances, the Company provides financial and other support and assistance to such investments to maintain investment values. There is no contractual requirement that the Company continue to provide this support.

The Company also has equity, partnership and debt investments made in previous years that are unrelated to its ongoing businesses. On November 16, 1995, American Marketing Industries Holdings Inc. ("AMI") repaid in full its $98 million subordinated loan held by the Company. The Company has other investments that are also awaiting their disposition or the occurrence of certain events which will ultimately lead to their liquidation. The Company carries these equity, partnership and debt investments, at their estimated net realizable value, which approximates $84 million at November 30, 1995.

Non-core activities and investments have declined 39% since November 30, 1994. Management's intention with regard to non-core assets is the prudent liquidation of these investments as and when possible.

New Accounting Pronouncements

In October 1995, the Financial Accounting Standards Board issued SFAS No.
123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No.
123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The financial accounting standards of SFAS No. 123 permit companies to either continue accounting for stock-based compensation under existing rules or adopt SFAS No. 123 and begin reflecting the fair value of stock options and other forms of stock-based compensation in the results of operations as additional expense. The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value in the statement of operations to provide pro forma disclosures of net income and earnings per share in the notes to the consolidated financial statements as if the fair value of stock-based compensation had been recorded. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The Company will provide the pro forma disclosures beginning with its 1996 Annual Report and will continue accounting for such plans under the existing accounting rules.

During the first quarter of 1994, the Company adopted Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" ("FIN No. 39"). FIN No. 39 restricts the historical industry practice of offsetting certain receivables and payables. In January 1995, the Financial Accounting Standards Board issued Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements" ("FIN No. 41"). FIN No. 41 is a modification to FIN No. 39, to permit certain limited exceptions to the criteria established under FIN No. 39 for offsetting certain repurchase and reverse repurchase agreements with the same counterparty. The Company has adopted this modification, effective January 1995, which partially mitigates the increase in the Company's gross assets and liabilities resulting from the implementation of FIN No. 39.

Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires the accrual of obligations associated with services rendered to date for employee benefits accumulated or vested for which payment is probable and can be reasonably estimated. These benefits principally include the continuation of salary, health care and life insurance costs for employees on service disability leaves. The Company previously expensed the cost of these benefits as they were incurred. The cumulative effect of adopting SFAS No. 112 reduced net income for the first quarter of 1994 by $13 million aftertax ($23 million pretax). Excluding the cumulative effect of this accounting change, the effect of this change on the 1994 results of operations was not material.

Effects of Inflation

Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses, such as employee compensation, office space leasing costs



                                   - FIFTY -

                  LEHMAN BROTHERS 1995 ANNUAL REPORT

and communications charges, which may not be readily recoverable in the price of services offered by the Company. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, it may adversely affect the Company's financial position and results of operations in certain businesses.

Risk Management

As a leading global investment company, risk is an inherent part of all of Lehman Brothers' businesses and activities. The extent to which Lehman Brothers properly and effectively identifies, assesses, monitors and manages each of the various types of risks involved in its trading, brokerage, and investment banking activities is critical to the success and profitability of the Company. The principal types of risks involved in Lehman Brothers' activities are market risk, credit or counterparty risk, and transaction risk. Lehman Brothers has developed a control infrastructure to monitor and manage each type of risk on a global basis throughout the Company.

The Company aims to reduce risk through the diversification of its products, counterparties and activities in geographic regions. The Company accomplishes this objective through allocating the usage of capital to each of its businesses, establishing trading limits for individual products and traders, and the approval of credit limits for individual counterparties including regional concentrations. In addition, the Company is committed to employing qualified personnel with expertise in each of its various businesses who are responsible for the establishment of risk management policies and the continued review and evaluation of these policies in light of changes in market conditions, counterparty credit status, and the long- and short-term goals of the Company. Senior management plays a critical role in the ongoing evaluation of risks, including credit, market, operational and liquidity risks and makes necessary changes in risk management policies in light of these factors.

The Company's risk management strategy is based on a multi-tier approach to risk which includes many independent groups (i.e., risk management, finance, legal, front office senior management, credit) being included in the risk monitoring process. The Company's risk management department independently reviews the Company's trading portfolios on a daily basis from a market risk perspective which includes value at risk and other quantitative and qualitative risk measurements and analyses. The risk management department has full time professionals dedicated to each of our trading and geographic areas.The Company's trade analysis department performs independent verification of the prices of trading positions, regularly monitors the aging of inventory, and performs daily review and analysis of the Company's profitability, by business unit. The corporate credit department, which has operations in New York, London, Frankfurt, Tokyo and Hong Kong has the responsibility for establishing and monitoring counterparty limits, structuring and approving specific transactions, and establishing collateral requirements or other credit enhancement features (such as financial covenants, guarantees or letters of credit), when deemed necessary, to secure the Company's position. The Company's Commitment Committee has the responsibility for reviewing and approving proposed transactions involving the underwriting or placement of securities by Lehman Brothers, while the Investment Committee performs a similar function in reviewing and approving proposed transactions related to investments of capital in connection with the Company's investment banking and merchant banking activities. Additionally, the Company employs an internal audit department that reports directly to the Company's Audit Committee and the Board of Directors. This group performs periodic reviews to evaluate compliance with established control processes. These reviews include performing tests on the accuracy of inventory prices, compliance with established credit and trading limits, and compliance with securities and other laws. The Company's control structure and various control mechanisms are also subject to periodic reviews as a result of examinations by the Company's external auditors as well as various regulatory authorities.

The Company seeks to ensure that it achieves adequate returns from each of its business units commensurate with the risks assumed. To achieve this objective, the Company periodically re-allocates capital to each of its businesses based upon their ability to obtain returns consistent with established guidelines as well as perceived opportunities in the marketplace and the Company's long-term strategy.





                                 - FIFTY ONE -