Form 10-K, Exhibit 13
period 1995-08-31
LEHMAN BROTHERS HOLDINGS INC
filed 1996-02-28
CIK 806085

Exhibit 13.2


                            LEHMAN BROTHERS 1995 ANNUAL REPORT




CONSOLIDATED STATEMENT OF OPERATIONS

                                             TWELVE MONTHS       ELEVEN MONTHS       TWELVE MONTHS
                                         ENDED NOVEMBER 30   ENDED NOVEMBER 30   ENDED DECEMBER 31
(IN MILLIONS, EXCEPT PER SHARE DATA)                  1995                1994                1993
--------------------------------------------------------------------------------------------------
Revenues
     Principal transactions                         $1,393              $1,345              $2,055
     Investment banking                                801                 572                 972
     Commissions                                       450                 445               1,316
     Interest and dividends                         10,788               6,761               5,840
     Other                                              44                  67                 491
--------------------------------------------------------------------------------------------------
          Total revenues                            13,476               9,190              10,674
     Interest expense                               10,405               6,452               5,368
--------------------------------------------------------------------------------------------------
          Net revenues                               3,071               2,738               5,306
--------------------------------------------------------------------------------------------------
Non-interest expenses
     Compensation and benefits                       1,544               1,413               2,989
     Brokerage, commissions and clearance fees         241                 243                 236
     Communications                                    180                 184                 318
     Occupancy and equipment                           174                 160                 257
     Professional services                             159                 166                 203
     Business development                              110                 116                 161
     Depreciation and amortization                     105                 116                 157
     Other                                              92                  99                 271
     Restructuring charge                               97
     Severance charge                                                       33
     Spin-off expenses                                                      15
     Loss on sale of Shearson                                                                  535
     Reserves for non-core businesses                                                          152

--------------------------------------------------------------------------------------------------
          Total non-interest expenses                2,702               2,545               5,279
--------------------------------------------------------------------------------------------------
Income from continuing operations before taxes and
     cumulative effect of change in accounting
     principle                                         369                 193                  27
Provision for income taxes                             127                  67                 318

--------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before
    cumulative effect of change in accounting
    principle                                          242                 126                (291)
---------------------------------------------------------------------------------------------------
Income from discontinued operations, net of taxes:
     Income from operations                                                                     24
     Gain on disposal                                                                          165
---------------------------------------------------------------------------------------------------
Net income from discontinued operations                                                        189
---------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change in
     accounting principle                              242                 126                (102)
Cumulative effect of change in accounting principle,
     net of taxes                                                          (13)
---------------------------------------------------------------------------------------------------
Net income (loss)                                  $   242              $  113            $   (102)
---------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stock       $   200              $   75            $   (150)
---------------------------------------------------------------------------------------------------
Number of shares used in earnings per
     common share computation                        113.4               108.0               105.7
---------------------------------------------------------------------------------------------------
Earnings (loss) per common share:
   Income (loss) from continuing operations before
    cumulative effect of change in accounting
    principle                                      $  1.76              $ 0.81            $  (3.20)
     Discontinued operations                                                                  1.79
     Cumulative effect of change in accounting
     principle                                                           (0.12)

---------------------------------------------------------------------------------------------------
Net income (loss)                                  $  1.76              $ 0.69            $  (1.41)
---------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.



                                       - FIFTY THREE -

                            LEHMAN BROTHERS 1995 ANNUAL REPORT



CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                          NOVEMBER 30        NOVEMBER 30
(IN MILLIONS)                                                             1995               1994
--------------------------------------------------------------------------------------------------------

Assets
Cash and cash equivalents                                                 $       874        $       964

Cash and securities segregated and on deposit for regulatory
   and other purposes                                                             945              1,420

Securities and other financial instruments owned:
   Governments and agencies                                                    22,849             24,840
   Corporate obligations and other contractual commitments                     11,415              9,962
   Corporate stocks and options                                                 7,143              4,549
   Mortgages and mortgage-backed                                                6,847              6,774
   Certificates of deposit and other money market instruments                   3,068              1,348
--------------------------------------------------------------------------------------------------------
                                                                               51,322             47,473
--------------------------------------------------------------------------------------------------------


Collateralized short-term agreements:
   Securities purchased under agreements to resell                             36,234             37,490
   Securities borrowed                                                         16,290             10,617


Receivables:
   Brokers, dealers and clearing organizations                                  2,845              4,934
   Customers                                                                    3,891              2,794
   Others                                                                       1,434              2,762


Property, equipment and leasehold improvements
   (net of accumulated depreciation and amortization
   of $585 in 1995 and $520 in 1994)                                              495                619


Deferred expenses and other assets                                                793                686


Excess of cost over fair value of net assets
   acquired (net of accumulated amortization
   of $95 in 1995 and $87 in 1994)                                                180                188


--------------------------------------------------------------------------------------------------------
        Total assets                                                         $115,303           $109,947
--------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.



                                       - FIFTY FOUR -

                                   LEHMAN BROTHERS 1995 ANNUAL REPORT



CONSOLIDATED STATEMENT OF FINANCIAL CONDITION


                                                                             NOVEMBER 30     NOVEMBER 30
(IN MILLIONS, EXCEPT SHARE DATA)                                                    1995            1994
--------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Commercial paper and short-term debt                                           $   6,235       $   9,807
Securities and other financial instruments sold but not yet purchased:
   Governments and agencies                                                       11,665           9,867
   Corporate stocks and options                                                    4,393           3,731
   Corporate obligations and other contractual commitments                         3,796           3,432
--------------------------------------------------------------------------------------------------------
                                                                                  19,854          17,030
--------------------------------------------------------------------------------------------------------
Collateralized short-term financings:
   Securities sold under agreements to repurchase                                 59,035          58,419
   Securities loaned                                                               1,966           1,627
Payables:
   Brokers, dealers and clearing organizations                                     2,513           2,597
   Customers                                                                       6,311           3,060
Accrued liabilities and other payables                                             2,926           2,691
Long-term debt:
   Senior notes                                                                   10,505           9,107
   Subordinated indebtedness                                                       2,260           2,214
--------------------------------------------------------------------------------------------------------
     Total liabilities                                                           111,605         106,552
--------------------------------------------------------------------------------------------------------
Commitments and contingencies

Stockholders' Equity
   Preferred stock, $1 par value; 38,000,000 shares authorized:
     5% Cumulative Convertible Voting, Series A,
        13,000,000 shares authorized, issued and outstanding;
        $39.10 liquidation preference per share                                      508             508
     8.44% Cumulative Voting, 8,000,000 shares issued and
        outstanding; $25.00 liquidation preference per share                         200             200
     Redeemable Voting, 1,000 shares issued and outstanding;
        $1.00 liquidation preference per share
   Common Stock, $.10 par value; 300,000,000 shares
     authorized; shares issued: 105,684,565 in 1995
     and 105,608,423 in 1994;  shares outstanding: 104,565,875
     in 1995 and 104,537,690 in 1994                                                  11              11
   Common Stock issuable                                                             211              87
   Additional paid-in capital                                                      3,172           3,172
   Foreign currency translation adjustment                                             9               6
   Accumulated deficit                                                              (397)           (574)
   Common Stock in treasury at cost: 1,118,690 shares in 1995
     and 1,070,733 shares in 1994                                                    (16)            (15)
---------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                    3,698           3,395
--------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                 $115,303        $109,947
--------------------------------------------------------------------------------------------------------




See Notes to Consolidated Financial Statements.



                                         - FIFTY FIVE -

                              LEHMAN BROTHERS 1995 ANNUAL REPORT



CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                             TWELVE MONTHS       ELEVEN MONTHS       TWELVE MONTHS
                                         ENDED NOVEMBER 30   ENDED NOVEMBER 30   ENDED DECEMBER 31
(IN MILLIONS)                                         1995                1994                1993
--------------------------------------------------------------------------------------------------

Preferred stock
5% Cumulative Convertible Voting, Series A:
   Beginning and ending balance                      $ 508               $ 508               $ 508
--------------------------------------------------------------------------------------------------
Money Market Cumulative:
   Beginning balance                                                       250                 250
   MMP Exchange                                                           (250)
--------------------------------------------------------------------------------------------------
Ending balance                                                                                 250
--------------------------------------------------------------------------------------------------
8.44% Cumulative Voting:
   Beginning balance                                   200
   Shares issued to American Express                                       200
--------------------------------------------------------------------------------------------------
Ending balance                                         200                 200
--------------------------------------------------------------------------------------------------
Redeemable Voting:
   Beginning and ending balance
--------------------------------------------------------------------------------------------------
Total Preferred Stock, ending balance                  708                 708                 758
--------------------------------------------------------------------------------------------------
Common Stock
   Beginning balance                                    11                  17                  17
   Reverse Stock Split                                                     (11)
   American Express Common Stock purchase                                    4
   MMP Exchange                                                              1
--------------------------------------------------------------------------------------------------
Ending balance                                          11                  11                  17
--------------------------------------------------------------------------------------------------
Common stock issuable
   Beginning balance                                    87
   RSUs awarded, net of cancellations                  124                  87
--------------------------------------------------------------------------------------------------
Ending balance                                         211                  87
--------------------------------------------------------------------------------------------------
Additional paid-in capital
   Beginning balance                                 3,172               1,871               1,871
   Exercise of stock options                             1
   Employee stock purchase plan                         (1)
   Reverse Stock Split                                                      11
   American Express Common Stock purchase                                  900
   MMP Exchange                                                            249
   Nippon Life Common Stock purchase                                        89
   EOP conversion                                                           57
   Other, net                                                               (5)
--------------------------------------------------------------------------------------------------
Ending balance                                       3,172               3,172               1,871

--------------------------------------------------------------------------------------------------
Foreign currency translation adjustment
   Beginning balance                                     6                 (12)                 (5)
   Translation adjustment, net (1)                       3                  18                  (7)

---------------------------------------------------------------------------------------------------
Ending balance                                           9                   6                 (12)
---------------------------------------------------------------------------------------------------
Accumulated deficit
   Beginning balance                                  (574)               (582)               (267)
   Net income (loss)                                   242                 113                (102)
   Cash dividends declared:
     5% Cumulative Convertible Voting Preferred
     Stock                                             (25)                (19)                (25)
     Money Market Cumulative Preferred Stock                                (6)                (23)
     8.44% Cumulative Voting Preferred Stock           (17)                 (9)
     Common Stock                                      (23)                (71)               (165)

---------------------------------------------------------------------------------------------------
Ending balance                                        (397)               (574)               (582)
---------------------------------------------------------------------------------------------------
Common stock in treasury
   Beginning balance                                   (15)
   Purchases of treasury stock                          (1)                (15)
---------------------------------------------------------------------------------------------------
Ending balance                                         (16)                (15)
---------------------------------------------------------------------------------------------------
Net unrealized securities losses
   Beginning balance                                                                           (13)
   Change in unrealized securities losses, net                                                  13
--------------------------------------------------------------------------------------------------
Ending balance
--------------------------------------------------------------------------------------------------
Total Stockholders' Equity                          $ 3,698             $ 3,395             $2,052
--------------------------------------------------------------------------------------------------

(1) Net of income taxes of $(2) in 1995, $(15) in 1994 and $5 in 1993.


See Notes to Consolidated Financial Statements.



                                            - FIFTY SIX -

                             LEHMAN BROTHERS 1995 ANNUAL REPORT



CONSOLIDATED STATEMENT OF CASH FLOWS


                                             TWELVE MONTHS       ELEVEN MONTHS       TWELVE MONTHS
                                         ENDED NOVEMBER 30   ENDED NOVEMBER 30   ENDED DECEMBER 31
(IN MILLIONS)                                         1995                1994                1993
--------------------------------------------------------------------------------------------------

Cash Flows From Operating Activities
Income (loss) from continuing operations before
cumulative effect of change in accounting
   principle                                          $ 242              $ 126              $ (291)
Adjustments to reconcile income (loss) to net cash
   provided by (used in) operating activities:
   Depreciation and amortization                        105                116                 157
   Restructuring charge                                  80
   Provisions for losses and other reserves              38                 37                 106
   Loss on sale of Shearson                                                                    535
   Non-core business reserves                                                                  152
   Deferred tax provision (benefit)                    (195)               167                (108)
   Other adjustments                                    169                193                 100
Net change in:
   Cash and securities segregated                       475               (347)                180
   Receivables from brokers, dealers and
      clearing organizations                          2,089                125              (2,313)
   Receivables from customers                        (1,097)              (148)               (268)
   Securities purchased under agreements to resell    1,256            (11,444)                320
   Securities borrowed                               (5,673)            (6,245)              3,251
   Loans originated or purchased for resale                                                    (62)
   Securities and other financial instruments owned  (3,849)           (11,774)             (2,228)
   Payables to brokers, dealers and clearing
      organizations                                     (84)             1,212                (361)
   Payables to customers                              2,918             (1,070)                430
   Accrued liabilities and other payables               165               (506)                902
   Securities sold under agreements to repurchase       616             19,228               1,754
   Securities loaned                                    339                511                (881)
   Securities and other financial instruments sold
     but not yet purchased                            2,824              8,717              (3,093)
   Other operating assets and liabilities, net        1,437               (293)                (71)
---------------------------------------------------------------------------------------------------
                                                      1,855             (1,395)             (1,789)
Net cash flows provided by operating activities
   of discontinued operations                                                                  428
---------------------------------------------------------------------------------------------------
      Net cash provided by (used in) operating
      activities                                     $1,855            $(1,395)            $(1,361)
---------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.



                                        - FIFTY SEVEN -

                            LEHMAN BROTHERS 1995 ANNUAL REPORT



CONSOLIDATED STATEMENT OF CASH FLOWS

                                             TWELVE MONTHS       ELEVEN MONTHS       TWELVE MONTHS
                                         ENDED NOVEMBER 30   ENDED NOVEMBER 30   ENDED DECEMBER 31
(IN MILLIONS)                                         1995                1994                1993
--------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities
Proceeds from issuance of senior notes             $ 5,033             $ 3,365             $ 3,609
Principal payments of senior notes                  (3,725)             (1,982)             (1,346)
Proceeds from issuance of subordinated indebtedness    258                 540                 568
Principal payments of subordinated indebtedness       (214)               (451)               (602)
Proceeds from spin-off                                                   1,193
Payments for commercial paper and short-term debt   (3,180)             (1,349)             (2,087)
Payments for treasury stock purchases                   (1)                (15)
Dividends paid                                         (64)                (99)               (213)
Net cash flows used in financing activities of
   discontinued operations                                                                    (301)
---------------------------------------------------------------------------------------------------
      Net cash (used in) provided by financing
      activities                                    (1,893)               1,202               (372)
---------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
Purchase of property, equipment and leasehold
   improvements                                        (52)                (176)              (129)
Proceeds from the sale of:
     The Boston Company                                                                      1,300
     Shearson                                                                                1,200
     SLHMC                                                                                      70
Other                                                                                          111
Net cash flows used in investing activities of
   discontinued operations                                                                     (85)
---------------------------------------------------------------------------------------------------
      Net cash (used in) provided by investing
         activities                                    (52)                (176)             2,467
--------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents of discontinued
   operations                                                                                   42
--------------------------------------------------------------------------------------------------
      Net change in cash and cash equivalents          (90)                (369)               692
--------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of period         964                1,333                641
--------------------------------------------------------------------------------------------------
      Cash and cash equivalents, end of period     $   874             $    964            $ 1,333
--------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information (in millions) (including The Boston Company)

Interest paid totaled $10,372 in 1995, $6,257 in 1994 and $5,591 in 1993.
Income taxes paid (received) totaled $149 in 1995, $(39) in 1994 and $28 in 1993.

Supplemental Schedule of Non-Cash Investing and Financing Activity
During 1993, the Company completed the sale of The Boston Company, Shearson and SLHMC. The cash proceeds related to these sales have been separately reported in the above statement. Excluded from the statement are the individual statement of financial condition changes related to the net assets sold as well as the non-cash proceeds related to these sales. (See Note 21.)

See Notes to Consolidated Financial Statements.



                                       - FIFTY EIGHT -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT




==============================================================================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                   -----------


NOTE 1 Summary of Significant Accounting Policies
-------------------------------------------------


Basis of Presentation
---------------------
The consolidated financial statements include the accounts of Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers"). Lehman Brothers is one of the leading global investment banks serving institutional, corporate, government and high-net-worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin and South America and the Asia Pacific region. The Company is engaged primarily in providing financial services. The principal subsidiary of Holdings is Lehman Brothers Inc. ("LBI"), a registered broker-dealer. All material intercompany accounts and transactions have been eliminated in consolidation. Prior to May 31, 1994, the American Express Company ("American Express") owned 100% of Holdings' common stock (the "Common Stock"), which represented approximately 93% of Holdings' voting stock. Effective May 31, 1994, Holdings became a widely held public company with its Common Stock traded on the New York Stock Exchange. (See
Note 6.)

The Consolidated Statement of Operations includes the results of operations of Shearson and SLHMC which were sold on July 31, 1993 and August 31, 1993, respectively. (See Note 21 for definitions and additional information concerning these sales.)

The Company uses the trade date basis of accounting for recording principal transactions.

Certain prior period amounts reflect reclassifications to conform to the current period's presentation.

Discontinued Operations
-----------------------
As described in Note 21, the Company completed the sale of The Boston Company, Inc. ("The Boston Company"), on May 21, 1993. The accompanying consolidated financial statements and notes to consolidated financial statements reflect The Boston Company as a discontinued operation.

Translation of Foreign Currencies
---------------------------------
Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the statement of financial condition date. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and related tax effects, are included in a separate component of stockholders' equity, the foreign currency translation adjustment. Gains or losses resulting from foreign currency transactions are included in the Consolidated Statement of Operations.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.




                                         - FIFTY NINE -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT



Securities and Other Financial Instruments
------------------------------------------
Securities and other financial instruments owned and securities and other financial instruments sold but not yet purchased are valued at market or fair value, as appropriate, with unrealized gains and losses reflected in principal transactions in the Consolidated Statement of Operations. Market value is generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models which take into account time value and volatility factors underlying the financial instruments.

Derivative Financial Instruments
--------------------------------
Derivatives include futures, forwards, swaps and options and other similar instruments. Derivative transactions entered into for market-making or proprietary position taking or used as hedges of other trading instruments are recorded at market or fair value with realized and unrealized gains and losses reflected in principal transactions in the Consolidated Statement of Operations.

The market or fair value associated with derivatives utilized for trading purposes is recorded on a net by counterparty basis where a legal right of set-off exists in the Consolidated Statement of Financial Condition. Unrealized gains and losses related to swaps and option contracts are recorded as securities and other financial instruments owned and securities and other financial instruments sold but not yet purchased, as applicable. Unrealized gains and losses related to securities and foreign exchange forwards and commodity contracts are recorded as receivables and payables with brokers, dealers and clearing organizations and customers, as applicable.

In addition to trading and market-making activities, the Company enters into various derivative products as an end user to modify the interest rate exposure of certain assets and liabilities. In this regard, the Company utilizes interest rate and currency swaps, caps, collars and floors to manage the interest rate exposure associated with its long-term debt obligations and secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned. In addition to modifying the interest rate exposure of existing assets and liabilities, the Company utilizes derivative instruments as an end user to modify the interest rate characteristics of certain anticipated transactions related to its secured financing activities, where there is a high degree of certainty that the Company will enter into such contracts. Derivatives which have been designated and are effective in modifying the interest rate characteristics of existing assets and liabilities or anticipated transactions are accounted for on an accrual basis, with the exception of written swaptions which are accounted for on a mark-to-market basis.

The Company monitors the effectiveness of its end user hedging activities by periodically comparing the change in the value of the hedge instrument to the underlying item being hedged and re-assessing the likelihood of the occurrence of anticipated transactions. In the event that the Company determines that a hedge is no longer effective, such as upon extinguishment of the underlying asset or liability or a change in circumstances whereby there is not a high degree of certainty that the anticipated transaction will occur, the derivative transaction is accounted for at fair value, with changes in the fair value of the derivative contract being recognized in the Consolidated Statement of Operations. In the event that a derivative designated as a hedge is terminated early, any realized gain or loss on termination would be deferred and amortized over the original period of the hedge.

Repurchase and Resale Agreements
--------------------------------
Securities purchased under agreements to resell and securities sold under agreements to repurchase, which are treated as financing transactions for financial reporting purposes, are collateralized primarily by government and government agency securities and are carried net by counterparty, when permitted, at the amounts at which the securities will be subsequently resold or repurchased plus accrued interest. It is the policy of the Company to take possession of securities purchased under agreements to resell. The Company monitors the market value of the underlying positions on a



                                     - SIXTY -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT



daily basis as compared to the related receivable or payable balances, including accrued interest. The Company requires counterparties to deposit additional collateral or return collateral pledged as necessary, to ensure that the market value of the underlying collateral remains sufficient. Securities and other financial instruments owned which are sold under repurchase agreements are carried at market value with changes in market value reflected in the Consolidated Statement of Operations.

Securities purchased under agreements to resell and securities sold under agreements to repurchase for which the resale/repurchase date corresponds to the maturity date of the underlying securities are accounted for as purchases and sales, respectively. At November 30, 1995, such resale and repurchase agreements which have not yet matured aggregated $6.7 billion and $3.1 billion, respectively.

Securities Borrowed and Loaned
------------------------------
Securities borrowed and securities loaned are carried at the amount of cash collateral advanced or received plus accrued interest. It is the Company's policy to value the securities borrowed and loaned on a daily basis and to obtain additional cash as necessary to ensure such transactions are adequately collateralized.

Income Taxes
------------
The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. In this regard, deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years and for tax loss carryforwards, if in the opinion of management, it is more likely than not that the deferred tax asset will be realized. SFAS 109 requires companies to set up a valuation allowance for that component of net deferred tax assets which does not meet the "more likely than not" criterion for realization.

Fixed Assets and Intangibles
----------------------------
Property, equipment, and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the terms of the underlying leases. The Company capitalizes interest costs during construction and amortizes the interest costs based on the useful lives of the assets.

Excess of cost over fair value of net assets acquired (goodwill) is amortized using the straight-line method over a period of 35 years. Goodwill is also reduced upon the recognition of certain acquired net operating loss carryforward benefits.

Statement of Cash Flows
-----------------------
The Company defines cash equivalents as highly liquid investments with original maturities of three months or less, other than those held for sale in the ordinary course of business.

Earnings Per Common Share
-------------------------
Earnings per common share was computed by dividing net income applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding. Pursuant to the Securities and Exchange Commission ("SEC") requirements, the number of shares used in the 1994 and 1993 earnings per common share calculations includes Common Stock as of May 31, 1994. (See Note 10.)



                                      - SIXTY ONE -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT



NOTE 2 Change of Year-End
-------------------------


During 1994, the Company changed its year-end from December 31 to November 30. Such a change to a non-calendar cycle shifts certain year-end administrative activities to a time period that conflicts less with the business needs of the Company's institutional customers.

The following is selected financial data for the eleven month transition period ending November 30, 1994 and the comparable prior year period.

                                                             ELEVEN MONTHS ENDED
                                                                 NOVEMBER 30
                                                             -------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                         1994          1993
-------------------------------------------------------------------------------
                                                                      UNAUDITED

Total revenues                                            $ 9,190       $ 9,918
Interest expense                                            6,452         4,932
-------------------------------------------------------------------------------
Net revenues                                                2,738         4,986
Non-interest expenses                                       2,545         5,014
-------------------------------------------------------------------------------
Income (loss) from continuing operations before taxes and
   cumulative effect of change in accounting principle        193           (28)
Provision for income taxes                                     67           304
-------------------------------------------------------------------------------
Income (loss) from continuing operations before cumulative
   effect of change in accounting principle                   126          (332)
-------------------------------------------------------------------------------
Income from discontinued operations, net of taxes:
   Income from operations                                                    24
   Gain on disposal                                                         165
-------------------------------------------------------------------------------
Net income from discontinued operations                                     189
-------------------------------------------------------------------------------
Income (loss) before cumulative effect of change in
   accounting principle                                       126          (143)
Cumulative effect of change in accounting principle,
  net of taxes                                                (13)
--------------------------------------------------------------------------------
Net income (loss)                                           $ 113        $ (143)
--------------------------------------------------------------------------------
Net income (loss) applicable to common stock                  $75        $ (187)
--------------------------------------------------------------------------------
Number of shares used in earnings per common share
  computation                                               108.0         105.7
--------------------------------------------------------------------------------
Earnings (loss) per common share:
   Income (loss) from continuing operations before
     cumulative effect of change in accounting principle   $ 0.81        $(3.56)
   Discontinued operations                                                 1.79
   Cumulative effect of change in accounting principle      (0.12)
--------------------------------------------------------------------------------
Net income (loss)                                          $ 0.69        $(1.77)
--------------------------------------------------------------------------------

The selected financial data for 1993 includes the results of operations of Shearson and SLHMC, which were sold on July 31, 1993 and August 31, 1993, respectively. The Company completed the sale of The Boston Company on May 21, 1993. The above selected financial data for 1993 reflects The Boston Company as a discontinued operation. (See Note 21 for definitions and additional information concerning these sales.)



                                      - SIXTY TWO -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT



NOTE 3 Cash and Securities Segregated and on Deposit for Regulatory and Other
-----------------------------------------------------------------------------
Purposes
--------


In addition to amounts presented in the accompanying Consolidated Statement of Financial Condition as cash and securities segregated and on deposit for regulatory and other purposes, securities with a market value of approximately $320 million and $941 million at November 30, 1995 and 1994, respectively, primarily collateralizing securities purchased under agreements to resell, have been segregated in a special reserve bank account for the exclusive benefit of customers pursuant to the Reserve Formula requirements of SEC Rule 15c3-3.


NOTE 4 Short-Term Financings
----------------------------


The Company obtains short-term financing on both a secured and unsecured basis. The secured financing is obtained through the use of repurchase agreements and securities loaned agreements, which are primarily collateralized by government, agency and equity securities. The unsecured financing is generally obtained through short-term debt and the issuance of commercial paper.

The Company's commercial paper and short-term debt is comprised of the following:
                                                  NOVEMBER 30      NOVEMBER 30
(IN MILLIONS)                                            1995             1994
------------------------------------------------------------------------------
Commercial paper                                      $ 1,443          $ 2,788
Short-term debt
   Bank loans                                           2,106            1,479
   Master notes                                         1,753            4,081
   Payables to banks                                      933            1,459

------------------------------------------------------------------------------
                                                      $ 6,235          $ 9,807

------------------------------------------------------------------------------

In October 1995, the Company established a $1 billion Secured Revolving Credit Facility for Lehman Brothers International (Europe), the Company's major operating entity in Europe. In addition, at November 30, 1995, Holdings maintained a $2 billion Revolving Credit Agreement with a group of banks.

The Company's weighted average interest rates were as follows:

                                                  NOVEMBER 30      NOVEMBER 30
                                                         1995             1994
------------------------------------------------------------------------------
Commercial paper                                         6.0%             5.6%
Short-term debt(1)                                       5.3%             5.7%
Securities sold under agreements to repurchase           5.7%             5.3%
------------------------------------------------------------------------------

(1) Including weighted average interest rates of 6.1% and 3.9% as of November 30, 1995 related to U.S. dollar and non-U.S. dollar obligations, respectively.



                                     - SIXTY THREE -

                          LEHMAN BROTHERS 1995 ANNUAL REPORT



NOTE 5 Long-Term Debt
---------------------

                                   U.S. DOLLAR            NON-U.S. DOLLAR        NOVEMBER 30
                              ---------------------    ---------------------  ------------------
                              FIXED        FLOATING    FIXED        FLOATING
(IN MILLIONS)                 RATE             RATE    RATE             RATE   1995        1994
------------------------------------------------------------------------------------------------
Senior Notes
   Maturing in Fiscal 1995                                                               $ 2,859
   Maturing in Fiscal 1996  $  724       $ 1,424       $ 251         $ 104   $ 2,503       1,603
   Maturing in Fiscal 1997     643           286         210            56     1,195       1,053
   Maturing in Fiscal 1998     988           200         244           166     1,598       1,085
   Maturing in Fiscal 1999     649           205         740            86     1,680       1,437
   Maturing in Fiscal 2000     746           175          27            56     1,004         144
   December 1, 2000 and
     thereafter              2,015           130         380                   2,525         926
------------------------------------------------------------------------------------------------
     Senior Notes            5,765         2,420       1,852           468    10,505       9,107
------------------------------------------------------------------------------------------------
Subordinated Indebtedness
   Maturing in Fiscal 1995                                                                   214
   Maturing in Fiscal 1996      96           162                                 258         259
   Maturing in Fiscal 1997     741                                               741         741
   Maturing in Fiscal 1998     350                                               350         350
   Maturing in Fiscal 1999     179                                               179         179
   Maturing in Fiscal 2000     192                                               192         192
   December 1, 2000 and
     thereafter                415           121           4                     540         279
------------------------------------------------------------------------------------------------
     Subordinated
     Indebtedness            1,973           283           4                   2,260       2,214
------------------------------------------------------------------------------------------------

Long-Term Debt              $7,738        $2,703      $1,856          $468   $12,765     $11,321
------------------------------------------------------------------------------------------------

Of the Company's long-term debt outstanding as of November 30, 1995, $1,096 million is repayable prior to maturity at the option of the holder, at par value. These obligations are reflected in the above table as maturing at their put dates, which range from fiscal 1996 to fiscal 2002, rather than at their contractual maturities, which range from fiscal 1996 to fiscal 2023. In addition, $376 million of the Company's long-term debt is redeemable at par at the option of the Company upon specified dates from 1996 through 2010 or based upon the occurrence of specified events. These obligations are reflected in the above table at their contractual maturity dates.

The Company's interest in 3 World Financial Center is financed with U.S. dollar fixed rate senior notes totaling $308 million as of November 30, 1995. These notes are unconditionally guaranteed by American Express with a portion of these notes being collateralized by certain mortgage obligations.

As of November 30, 1995, the Company had $7.8 billion available for the issuance of debt securities under various shelf registrations, which includes $1.8 billion of issuance availability under the Company's Euro medium-term note program.

As of November 30, 1995, the Company's fixed and floating rate debt portfolios included approximately $235 million and $160 million, respectively, of debt for which the interest rates and/or redemption values have been linked to various indices including industry baskets of stocks or commodities. The interest rates on such indexed notes have all been effectively converted to floating rates based primarily on LIBOR through the use of interest rate and currency swaps.

End User Derivative Activities
------------------------------

The Company utilizes a variety of derivative products including interest rate and currency swaps and swaptions as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio to more closely match the terms of its debt to the assets being funded and to minimize interest rate risk. In addition, the Company utilizes cross currency swaps to hedge its exposure to foreign currency risk as a result of its non-U.S. dollar debt obligations, after consideration of non-U.S. dollar



                                     - SIXTY FOUR -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT

assets which are funded with long-term debt obligations in the same currency. In certain instances, two or more derivative contracts may be utilized by the Company to manage the interest rate nature and/or currency exposure of an individual long-term debt issuance. In these cases, the notional value of the derivative contracts may exceed the carrying value of the related long-term debt issuance.

At November 30, 1995, the notional values of the Company's interest rate and currency swaps related to its long-term debt obligations were approximately
$11 billion. In terms of notional amounts outstanding, these derivative products mature as follows:


(IN MILLIONS)                     U.S. DOLLAR   NON-U.S. DOLLAR           CROSS CURRENCY        TOTAL
-----------------------------------------------------------------------------------------------------

Maturing in Fiscal 1996                $  978              $ 66                   $  279      $ 1,323
Maturing in Fiscal 1997                 2,324               126                      140        2,590
Maturing in Fiscal 1998                 1,368                17                      319        1,704
Maturing in Fiscal 1999                   825                14                      788        1,627
Maturing in Fiscal 2000                   974                                         52        1,026
December 1, 2000 and thereafter         2,285               325                       91        2,701
-----------------------------------------------------------------------------------------------------
Total                                  $8,754              $548                   $1,669      $10,971
-----------------------------------------------------------------------------------------------------

Weighted average rate at November 30, 1995
Receive rate(1)                          6.81%             5.24%                    4.24%        6.34%
Pay rate(1)                              6.14%             5.07%                    6.48%        6.14%


(1) Weighted average interest rates were calculated utilizing non-U.S. dollar interest rates, where applicable.


In addition, at November 30, 1995 and 1994, the Company had approximately $250 million and $1,259 million, respectively, of notional value of written swaptions outstanding which if exercised would convert an equal amount of the Company's long-term debt from a fixed rate to a floating rate. As of November 30, 1995, the swaptions had exercise dates ranging from fiscal 1996 to fiscal 1998. The Company accounts for these written swaptions on a mark-to-market basis.

During 1995, the Company terminated certain swaps which were utilized to modify the interest rate characteristics of the Company's long-term debt issuances. At November 30, 1995, the Company had deferred gains of approximately $16 million related to such terminated contracts which will be amortized to reduce interest expense through fiscal 1997. On an overall basis, the Company's long-term debt related end user derivative activities resulted in reduced interest expense of approximately $74 million, $30 million and $56 million in 1995, 1994 and 1993, respectively. In addition, the Company's end user derivative activities resulted in the following changes to the Company's mix of fixed and floating rate debt and effective weighted average rates of interest.


                                          NOVEMBER 30, 1995
                      ------------------------------------------------------------       -----------------------
                         LONG-TERM DEBT                WEIGHTED AVERAGE (1)              LONG-TERM DEBT
                      ------------------------     -------------------------------       -----------------------
                      BEFORE              AFTER    CONTRACTUAL           EFFECTIVE       BEFORE            AFTER
                      END USER         END USER       INTEREST      RATE AFTER END       END USER       END USER
(IN MILLIONS)         ACTIVITIES     ACTIVITIES           RATE     USER ACTIVITIES       ACTIVITIES   ACTIVITIES
----------------------------------------------------------------------------------------------------------------

USD Obligations
  Fixed Rate          $  7,738         $  1,198          8.20%              8.19%        $ 5,783         $ 3,157
  Floating Rate          2,703           10,912          6.76%              7.00%          4,482           7,846
                      ------------------------------------------------------------------------------------------
                        10,441           12,110          7.83%              7.12%         10,265          11,003
                      ------------------------------------------------------------------------------------------
Non-USD Obligations      2,324              655          4.41%              4.73%          1,056             318
                      ------------------------------------------------------------------------------------------
Total                 $ 12,765         $ 12,765          7.21%              6.99%        $11,321         $11,321


                            NOVEMBER 30, 1994
                   --------------------------------
                         WEIGHTED AVERAGE (1)
                   --------------------------------
                    CONTRACTUAL           EFFECTIVE
                       INTEREST      RATE AFTER END
(IN MILLIONS)              RATE     USER ACTIVITIES
---------------------------------------------------

USD Obligations
  Fixed Rate               8.12%              8.28%
  Floating Rate            5.69%              6.11%
                           ------------------------
                           7.06%              6.73%
                           ------------------------
Non-USD Obligations        3.92%              4.67%
                           ------------------------
Total                      6.77%              6.67%
                           ------------------------

(1) Weighted average interest rates were calculated utilizing non-U.S. dollar interest rates, where applicable.



                                  - SIXTY FIVE -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT



NOTE 6 Equity Investments and Distribution of Common Stock
----------------------------------------------------------


On May 31, 1994, all of the shares of Common Stock of Holdings were distributed (the "Distribution") to American Express common shareholders of record on May 20, 1994 (the "Record Date").

Prior to the Distribution, Holdings effected a 0.3178313 for 1 reverse stock split (the "Reverse Stock Split") which had the effect of reducing the number of shares of Common Stock held by American Express from 168,235,284 to 53,470,443. The calculation of the ratio for the Reverse Stock Split was based upon the number of American Express common shares outstanding on the Record Date. Also prior to the Distribution:

I    Holdings sold:

     (a) 35,379,920 shares of Common Stock to American Express for an aggregate purchase price of approximately $903.8 million, or approximately $25.55 per share (the "American Express Common Stock Purchase");

     (b) 3,490,094 shares of Common Stock to Nippon Life Insurance Company ("Nippon Life") for approximately $89.2 million, or approximately $25.55 per share (the "NL Common Stock Purchase");

     (c) 8,000,000 shares of its Cumulative Voting Preferred Stock (which stock has a dividend rate of 8.44% per annum) (the "Cumulative Preferred Stock") to American Express for an aggregate purchase price of $200 million; and

     (d) 928 and 72 shares of its Redeemable Voting Preferred Stock ("Redeemable Preferred Stock") for $1.00 per share to American Express and Nippon Life, respectively (the Cumulative Preferred Stock and the Redeemable Preferred Stock collectively, the "Preferred Stock") (the sales of such Preferred Stock, the "Preferred Stock Purchases").

II   Holdings issued:

     (a) 3,366,677 shares of Common Stock, with an aggregate value of approximately $57 million, upon conversion of all of the outstanding phantom equity interests held by certain key employees of Lehman Brothers pursuant to the terms of the Lehman Brothers Inc. Employee Ownership Plan (the "EOP Conversion"); and

     (b) 9,786,006 shares of Common Stock to American Express in exchange for $250 million of Money Market Preferred Stock of Holdings held by American Express (the "MMP Exchange").

The American Express Common Stock Purchase, the NL Common Stock Purchase and the Preferred Stock Purchases are collectively referred to herein as the "Equity Investment." The Equity Investment, the EOP Conversion, the MMP Exchange and the Distribution are collectively referred to herein as the "Concurrent Transactions." The Company charged approximately $15 million ($12 million aftertax) to operating expenses in the second quarter of 1994 related to costs incurred in connection with the Concurrent Transactions and other related expenses. The Company and American Express entered into several agreements for the purpose of giving effect to the Distribution and defining their ongoing relationships.



                                        - SIXTY  SIX -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT



NOTE 7 Preferred Stock
----------------------


Cumulative Convertible Voting, Series A
---------------------------------------

In 1987, Holdings issued to Nippon Life the Cumulative Convertible Voting Preferred Stock, Series A ("Series A Preferred Stock"), for a cash purchase price of $508 million, as adjusted, or $39.10 per share. The holder of the Series A Preferred Stock is entitled to receive preferred dividends at an annual rate of 5%, payable quarterly before any dividends are paid to the holders of Common Stock.

The Company has the right to redeem the shares of Series A Preferred Stock on any dividend payment date after June 15, 1994, in cumulative annual increments of 2,600,000 shares, subject to adjustment, and subject to restrictions on redemptions when dividends are in arrears. Such redemption will be at a price per share equal to $39.10 and is permitted only if there is a public market for the Common Stock and the average market price of shares of Common Stock exceeds the conversion price on the date notice of redemption is given.

Each share of Series A Preferred Stock is convertible, at any time prior to the date of redemption, into 0.3178313 of a share of Common Stock, provided that at least 250,000 shares of Series A Preferred Stock (or such lesser number of such shares then outstanding) are converted each time. The conversion rate at November 30, 1995 was $123.02.

8.44% Cumulative Voting
-----------------------

In 1994, Holdings issued the Cumulative Preferred Stock to American Express for $200 million. The holder of the Cumulative Preferred Stock is entitled to receive preferred dividends at an annual rate of 8.44%, payable quarterly before any dividends are paid to the holders of Common Stock.

Holdings may not call the shares of the Cumulative Preferred Stock for redemption prior to June 1, 2001. However, the holder of such preferred stock may sell its shares at any time, subject to certain restrictions. These shares are not convertible into Common Stock.

Redeemable Voting
-----------------

In 1994, Holdings issued the Redeemable Preferred Stock to American Express and Nippon Life for $1,000. The holders of the Redeemable Preferred Stock will be entitled to receive preferred dividends for each of eight annual dividend periods following the Distribution in an amount equal to 50% of the amount, if any, by which the Company's net income for the applicable dividend period exceeds $400 million, up to a maximum of $50 million for any such period.

Holdings may not redeem shares of the Redeemable Preferred Stock prior to the final dividend payment date. However, in the event of a change of control of the Company, holders of the Redeemable Preferred Stock will have the right to require Holdings to redeem all of this stock for an aggregate redemption price equal to $300 million if such change of control occurs prior to November 30, 1996, declining $50 million per year in each of the six years thereafter. If a change of control is not approved by a majority of the Company's Board of Directors, the funds for redemption must be raised by an offering of the Company's equity securities which are not redeemable. These shares are not convertible into Common Stock.

Money Market Cumulative
-----------------------

As of the Distribution, the Money Market Cumulative Preferred Stock was exchanged for Common Stock.



                                        - SIXTY SEVEN -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT





NOTE 8 Common Stock
-------------------


Changes in shares of Common Stock outstanding are as follows:

                                   TWELVE MONTHS       ELEVEN MONTHS       TWELVE MONTHS
                                           ENDED               ENDED               ENDED
                                     NOVEMBER 30         NOVEMBER 30         DECEMBER 31
                                            1995                1994                1993
------------------------------------------------------------------------------------------

Shares outstanding, beginning of
  period                             104,537,690         168,235,284         168,235,284
------------------------------------------------------------------------------------------
Reverse Stock Split                                     (114,764,841)

------------------------------------------------------------------------------------------
                                     104,537,690          53,470,443         168,235,284
Concurrent transactions
   Shares sold to American Express                        35,379,920
   Shares sold to Nippon Life                              3,490,094
   Shares issued in EOP conversion                         3,366,677
   Shares issued to American Express
     in exchange for $250 million
     Money Market Preferred Stock                          9,786,006
Restricted shares granted under
     the Replacement Plan                                    115,283

-------------------------------------------------------------------------------------------
Outstanding Common Stock as of Spin-off date             105,608,423
Exercise of stock options and other share
   issuances                              76,142
Treasury stock purchases                 (47,957)         (1,070,733)

-------------------------------------------------------------------------------------------
Shares outstanding, end of period    104,565,875         104,537,690         168,235,284

-------------------------------------------------------------------------------------------

The Company has reserved for issuance approximately 4.1 million shares of Common
Stock for conversion of the Series A Preferred Stock.

Nippon Life holds a non-transferable common stock purchase warrant pursuant to which Nippon Life may purchase approximately 3.3 million shares of Common Stock with an exercise price of $35.05 per share with an expiration date of April 15, 1996.

There is a restriction on the transferability of the Common Stock received under the Employee Ownership Plan. Generally, such restrictions will lapse ratably over a three-year period.

Treasury stock purchases include approximately 973,000 shares in 1994 resulting from the odd-lot buy back program.


NOTE 9 Incentive Plans
----------------------


1994 Replacement Plan
---------------------

The Lehman Brothers Holdings Inc. 1994 Management Replacement Plan (the
"Replacement Plan") allowed the Compensation and Benefits Committee (the
"Compensation Committee") to grant stock options and restricted stock awards to eligible employees. The primary purpose of the Replacement Plan was to provide awards similar to the American Express common shares granted to Company employees which were canceled as of the date of the Distribution.
No further awards will be granted under this plan.

Employee Stock Purchase Plan
----------------------------
The Employee Stock Purchase Plan (the "ESPP") allows employees to purchase
Common Stock at a 15% discount from market value, with a maximum of $15,000
($25,000 effective on January 1, 1996) in annual aggregate purchases by any



                                 - SIXTY EIGHT -



                   LEHMAN BROTHERS 1995 ANNUAL REPORT


one individual. The number of shares of Common Stock authorized for purchase by eligible employees is 6,000,000. As of November 30, 1995 and 1994, 663,349 shares and 130,827 shares, respectively, of Common Stock were purchased by eligible employees through the ESPP. The shares were purchased in the open market and thus did not increase the Company's total shares outstanding.

1994 Management Ownership Plan

The Lehman Brothers Holdings Inc. 1994 Management Ownership Plan (the "1994
Plan") provides for the Compensation Committee to grant stock options, stock appreciation rights ("SARs"), restricted stock units ("RSUs"), restricted stock, performance shares and performance stock units ("PSUs") for a period of up to ten years to eligible employees. A total of 16,650,000 shares of Common Stock may be subject to awards under the 1994
Plan, including 150,000 shares available as RSUs which may be issued to non-employee Directors. In addition, the 1994 Plan provides that non-employee Directors of Holdings will receive on an annual basis RSUs representing $30,000 of Common Stock, which vest ratably over a three-year period. Vesting provisions for stock options and SARs are at the discretion of the Compensation Committee, but in no case may the term of the award exceed ten years. No individual may receive options or SARs over the life of the 1994 Plan, attributable to more than 1,650,000 shares of Common
Stock. Stock options may be awarded as either incentive stock options or non-qualified stock options. The exercise price for any stock option shall not be less than the market price of Common Stock on the day of grant.

Under the 1994 Plan, eligible employees received RSUs in 1995 and 1994 as a portion of their total compensation in lieu of cash. There was no further cost to employees and senior officers associated with the RSU awards. In addition, the Compensation Committee may, from time to time, award RSUs to certain senior officers of Holdings and its subsidiaries (the "Firm"). The
Firm records compensation expense for RSUs based on the market value of Common Stock and the applicable vesting provisions. All of the RSUs awarded to employees vest 80% one year from the date of grant with the remaining
20% vesting five years from the date of grant. Each RSU outstanding on the respective dates for which 100% vesting occurs will be exchanged for a share of Common Stock. Holdings pays a dividend equivalent on each RSU outstanding based on dividends paid on the Common Stock.

On October 25, 1995, the Company granted 1,125,000 options to members of the Corporate Management Committee ("CMC") at the market price of the Common Stock on that date ($20.875) (the "1995 Options"). The 1995 Options become exercisable in four and one half years; exercisability is accelerated ratably in one-third increments at such time as the closing price of the Common Stock meets, or exceeds, $26.00, $28.00 and $30.00 for 30 consecutive trading days. If a minimum target price is not reached and maintained for the specified period on or before April 24, 2000, the award recipients may then exercise all of their options beginning April 25, 2000.
Other than the 1995 Options, all options awarded under the 1994 Plan become exercisable in one-third increments ratably in the three years following grant date. No compensation expense has been recognized for the Company's stock options as all have been issued at the market price of the Common
Stock on the date of the respective grant.

The Compensation Committee also awarded PSUs to members of the CMC during 1995 as part of a three-year long term incentive award. The number of PSUs which may be earned, if any, is dependent upon achievement of certain performance levels within a two-year period. At the end of the performance period, any PSUs earned will convert one-for-one to RSUs which then vest at the end of the third year. The compensation cost for the estimated number of RSUs that may eventually become payable in satisfaction of PSUs is accrued over the three-year performance and vesting period and added to common stock issuable.

Employee Incentive Plan
-----------------------
During 1995, the Board of Directors adopted the Employee Incentive Plan
("EIP"), which has provisions similar to the 1994 Plan, and under which up to 5 million shares may be awarded to eligible employees. During 1995, approximately



                                - SIXTY NINE -



                    LEHMAN BROTHERS 1995 ANNUAL REPORT




2 million RSUs were awarded to new hires as part of the Company's recruitment efforts. In addition, the Company granted PSUs and 1.4 million options to certain senior officers which have provisions similar to the PSUs and 1995 Options granted under the 1994 Plan. The Company will fund these awards over time with purchases of Common Stock in the open market and thus will not increase total shares outstanding.
The following is a summary of stock awards issued and outstanding under the Company's stock based compensation plans:

RESTRICTED STOCK
                                                                  REPLACEMENT
                                                                         PLAN
Balance, January 1, 1994
     Granted in connection with the spin-off                          115,283
     Exchanged for stock without restrictions                         (47,179)
     Canceled                                                          (6,026)
Balance, November 30, 1994                                             62,078
     Exchanged for stock without restrictions                          (5,690)
     Canceled                                                         (11,560)
Balance, November 30, 1995                                             44,828

RESTRICTED STOCK UNITS
                                    1994
                                    PLAN                EIP              TOTAL
Balance, January 1, 1994
     Granted                       5,279,321                        5,279,321
     Canceled                       (674,216)                        (674,216)
Balance, November 30, 1994         4,605,105                        4,605,105
     Granted                       8,021,784        2,039,220      10,061,004
     Canceled                       (586,092)                        (586,092)
Balance, November 30, 1995        12,040,797        2,039,220      14,080,017

Of the RSUs issued and outstanding at November 30, 1995, approximately 4.2 million RSUs vested on July 1, 1995, approximately 5.6 million RSUs will vest on July 1, 1996, and the remaining will vest July 1, 1997 to July 1, 2000.

STOCK OPTIONS


                                1994    REPLACEMENT                                 EXERCISE    EXPIRATION
                                PLAN       PLAN          EIP         TOTAL            PRICE         DATES
Balance, January 1, 1994
     Granted                 1,960,720   1,849,769                 3,810,489          $18.00     2/95-5/04
     Canceled                              (60,000)                  (60,000)         $18.00
Balance, November 30, 1994   1,960,720   1,789,769                 3,750,489          $18.00     2/95-5/04
     Granted                 1,125,000                1,400,000    2,525,000          $20.875        10/00
     Exercised                             (68,996)                  (68,996)         $18.00
     Canceled                   (7,040)   (291,588)                 (298,628)         $18.00
Balance, November 30, 1995   3,078,680   1,429,185    1,400,000    5,907,865   $18.00-$20.875    5/96-5/04


At November 30, 1995, approximately 2.1 million options are currently exercisable at a price of $18.00.


                                  - SEVENTY -

                      LEHMAN BROTHERS 1995 ANNUAL REPORT

As of December 31, 1995, the Compensation Committee awarded RSUs to members of the CMC under the 1994 Plan based on performance goals satisfied for the period from January 1, 1995 through December 31, 1995. An annual RSU award also was made to employees in the Company's high-net-worth sales force. Approximately 500,000 RSUs, not included in the preceding RSU summary, were added to common stock issuable at November 30, 1995 for these awards.


NOTE 10  Earnings Per Common Share
----------------------------------

For all periods prior to May 31, 1994, the number of shares of common stock and common stock equivalents used in the calculation is fixed at 105,681,479 (comprised of 105,608,423 shares of Common Stock and 73,056
RSUs).

The weighted average number of shares of common stock and common stock equivalents included in the calculations of earnings per common share follows:
                        TWELVE MONTHS       ELEVEN MONTHS        TWELVE MONTHS
                            ENDED               ENDED                ENDED
                         NOVEMBER 30         NOVEMBER 30          DECEMBER 31
                            1995                1994                 1993

Common stock             104,535,218         105,436,860          105,608,423
Common stock issuable      8,420,122           2,532,543
Other share equivalents      459,344              61,389               73,056
Total                    113,414,684         108,030,792          105,681,479


NOTE 11  Capital Requirements
-----------------------------

As a registered broker-dealer, LBI is subject to SEC Rule 15c3-1, the Net Capital Rule, which requires LBI to maintain net capital of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. At November 30, 1995, LBI's regulatory net capital, as defined, of $1,402 million exceeded the minimum requirement by $1,301 million. On August 31, 1995, Lehman Government Securities Inc., a wholly owned subsidiary of LBI and a registered broker-dealer, was merged into LBI.

Lehman Brothers International (Europe) ("LBIE"), Lehman Brothers Japan Inc. ("LBJ"), and other of Holdings' subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 1995, LBIE, LBJ and the other subsidiaries were in compliance with the applicable local capital adequacy requirements.

At November 30, 1995, $2,664 million of net assets of subsidiaries of Holdings were restricted as to the payment of dividends to Holdings, as a result of regulatory and other requirements.

There are no restrictions on Holdings' present ability to pay dividends on its Common Stock, other than Holdings' obligation first to make dividend payments on its preferred stock and the governing provisions of the Delaware General Corporation Law.


                                - SEVENTY ONE -

                            LEHMAN BROTHERS 1995 ANNUAL REPORT


NOTE 12 Changes in Accounting Principles
---------------------------------------


Accounting for Postemployment Benefits

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

The cumulative effect of adopting SFAS No. 112 reduced net income for the first quarter of 1994 by $13 million aftertax ($23 million pretax). The effect of this accounting change on the 1994 results of operations was not material, excluding the cumulative effect.

Offsetting of Certain Receivables and Payables

During the first quarter of 1994, the Company adopted the Financial
Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" ("FIN No. 39"). FIN No. 39 restricts the historical industry practice of offsetting certain receivables and payables. In January 1995, the Financial Accounting Standards Board issued Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements" ("FIN No. 41"). FIN No. 41 is a modification to FIN No. 39 to permit certain limited exceptions to the criteria established under FIN No. 39 for offsetting certain repurchase and reverse repurchase agreements with the same counterparty. The Company has adopted this modification, effective January
1995, which partially mitigates the increase in the Company's gross assets and liabilities resulting from the implementation of FIN No. 39.


NOTE 13  Pension Plans
----------------------

The Company sponsors several noncontributory defined benefit pension plans which cover substantially all employees. The cost of pension benefits for eligible employees, measured by length of service, compensation and other factors, is currently being funded through trusts established under the plans. Funding of retirement costs for the applicable plans complies with the minimum funding requirements specified by the Employee Retirement Income Security Act of 1974, as amended, and other statutory requirements.

Total expense related to pension benefits for 1995, 1994 and 1993 consisted of the following components:

                                                     TWELVE MONTHS  ELEVEN MONTHS  TWELVE MONTHS
                                                         ENDED          ENDED          ENDED
                                                       NOVEMBER 30    NOVEMBER 30    DECEMBER 31
(IN MILLIONS)                                            1995           1994           1993

Service cost -- benefits earned during the period       $    13        $    16       $     32
Interest cost on projected benefit obligation                31             28             40
Actual return on plan assets                                (77)            (4)           (73)
Net amortization and deferral                                36            (31)            25
Total expense                                           $     3         $    9       $     24

Plan assets within the trusts consist principally of equities and bonds. The actual returns on plan assets for 1995 and 1993 reflect a favorable market environment in those years. In addition, Company contributions increased assets under investment in 1995. Adverse market conditions in 1994 were the principal reason for the lower return earned in that year.



                                - SEVENTY TWO -

                        LEHMAN BROTHERS 1995 ANNUAL REPORT


The following table sets forth the funded status of the Company's defined benefit plans:


                                                      NOVEMBER 30   NOVEMBER 30
(IN MILLIONS)                                            1995          1994
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations
  Vested benefit obligation                           $    (428)     $    (335)
--------------------------------------------------------------------------------
  Accumulated benefit obligation                      $    (433)     $    (342)
Projected benefit obligation                          $    (452)     $    (367)
Plan assets at fair value                                   564            446
--------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation       112             79
Unrecognized net loss                                        76             57
--------------------------------------------------------------------------------
  Pension asset recognized in the Consolidated
   Statement of Financial Condition                    $    188       $    136
--------------------------------------------------------------------------------

The weighted average assumed discount rate used in determining the actuarial present value of the projected benefit obligation for the Company's plans was 7.5% and 8.6% in 1995 and 1994, respectively. The weighted average rate of increase in future compensation levels used was 5.2% and 5.7% in 1995 and 1994, respectively. The weighted average expected long-term rate of return on assets was 9.8%, 9.6% and 9.8% in 1995, 1994 and 1993, respectively.

During 1993, the Company incurred a settlement and curtailment with respect to its domestic pension plan in relation to the Primerica Transaction. The net gain of approximately $26 million pretax was included in the loss on the sale of Shearson. (See Note 21 for definitions and additional information concerning this sale.)


NOTE 14 Postretirement Benefits
-------------------------------

The Company sponsors several defined benefit health care plans that provide health care, life insurance and other postretirement benefits to substantially all eligible retired employees. The health care plans include participant contributions, deductibles, co-insurance provisions and service-related eligibility requirements. The Company funds the cost of these benefits as they are incurred.

Net periodic postretirement benefits cost for 1995, 1994, and 1993 consisted of the following components:

                                                                TWELVE MONTHS  ELEVEN MONTHS  TWELVE MONTHS
                                                                    ENDED          ENDED          ENDED
                                                                 NOVEMBER 30    NOVEMBER 30    DECEMBER 31
(IN MILLIONS)                                                        1995           1994           1993
-----------------------------------------------------------------------------------------------------------
Service cost                                                         $    1         $    1         $    2
Interest cost                                                             4              5              8
Amortization of unrecognized prior service cost                          (1)            (1)
-----------------------------------------------------------------------------------------------------------
Net periodic postretirement benefits cost                            $    4         $    5          $  10
-----------------------------------------------------------------------------------------------------------

During 1993, the Company incurred a curtailment with respect to its postretirement plan, in relation to the Primerica Transaction. The net gain of approximately $56 million pretax was included in the loss on the sale of Shearson. (See Note 21 for definitions and additional information concerning this sale.)


                               - SEVENTY THREE -

                      LEHMAN BROTHERS 1995 ANNUAL REPORT

The following table sets forth the amount recognized in the Consolidated Statement of Financial Condition for the Company's postretirement benefit plans (other than pension plans):

                                                     NOVEMBER 30    NOVEMBER 30
(IN MILLIONS)                                            1995           1994
-------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
     Retirees                                           $   42         $    45
     Fully eligible active plan participants                 4               5
     Other active plan participants                          6               6
-------------------------------------------------------------------------------
                                                            52              56
-------------------------------------------------------------------------------
Unrecognized net gain                                       17              12
Unrecognized net reduction in prior service cost             8               9
-------------------------------------------------------------------------------
Accrued postretirement liability recognized in
     the Consolidated Statement of Financial Condition   $  77          $   77
-------------------------------------------------------------------------------

The discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 8.5% in 1995 and 1994, respectively.

The annual assumed health care cost trend rate is 11% for the year ended November 30, 1996 and is assumed to decrease at the rate of 1% per year to 6% in the year ended November 30, 2001 and remain at that level thereafter. An increase in the assumed health care cost trend rate by one percentage point in each period would increase the accumulated postretirement benefit obligation as of November 30, 1995 by approximately $1 million.

NOTE 15   Income Taxes
----------------------

For tax filings subsequent to the spin-off from American Express, commencing with the period June 1, 1994 to December 31, 1994, the Company will file a consolidated U.S. federal income tax return reflecting the income of Holdings and its subsidiaries. For the period prior to the spin-off, the income of the Company was included in the American Express consolidated U.S. federal income tax return, as it had been since August of 1990.

With respect to the period in which the Company was included in the American Express consolidated U.S. federal income tax return, intercompany taxes are remitted to, or from, American Express when they are otherwise due to or from the relevant taxing authority. The balances due from American Express at November 30, 1995 and November 30, 1994 were $21 million and $47 million, respectively.


                                - SEVENTY FOUR -

                      LEHMAN BROTHERS 1995 ANNUAL REPORT


The provision for income taxes from continuing operations consists of the following:

                   TWELVE MONTHS  ELEVEN MONTHS  TWELVE MONTHS
                      ENDED           ENDED          ENDED
                    NOVEMBER 30    NOVEMBER 30    DECEMBER 31
(IN MILLIONS)         1995            1994           1993

Current
     Federal         $    170       $    (158)     $    246
     State                 80              (5)          130
     Foreign               72              63            50
                          322            (100)          426
Deferred
     Federal             (144)            153           (85)
     State                (51)             14           (23)
                     $    127         $    67      $    318

During the third quarter of 1993, the statutory U.S. federal income tax rate was increased to 35% from 34%, effective January 1, 1993. The Company's 1993 tax provision includes a one-time benefit of approximately $10 million from the impact of the rate change on the Company's net deferred tax assets as of January 1, 1993.

Income from continuing operations before taxes included $173 million, $105 million and $318 million that is subject to income taxes of foreign jurisdictions for 1995, 1994 and 1993, respectively.

The income tax provision differs from that computed by using the statutory federal income tax rate for the reasons shown below:


                                                    TWELVE MONTHS  ELEVEN MONTHS  TWELVE MONTHS
                                                        ENDED          ENDED          ENDED
                                                     NOVEMBER 30    NOVEMBER 30    DECEMBER 31
(IN MILLIONS)                                            1995           1994           1993
-----------------------------------------------------------------------------------------------
Federal income taxes at statutory rate                 $    129       $    67        $     9
State and local taxes                                        18             6             69
Tax-exempt interest and dividends                           (17)          (21)           (20)
Goodwill reduction related to the sale of Shearson                                       263
Amortization of goodwill                                      2             3              9
Foreign operations                                           (1)           13
U.S. federal rate change                                                                 (10)
Other                                                        (4)            (1)           (2)
-----------------------------------------------------------------------------------------------
                                                       $    127         $    67      $   318
-----------------------------------------------------------------------------------------------

Deferred income tax assets and liabilities result from the recognition of temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in differences between income for tax purposes and income for consolidated financial statement purposes in future years. The Company provides deferred income taxes on undistributed earnings of foreign subsidiaries.



                                - SEVENTY FIVE -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT

At November 30, 1995 and 1994, the Company's net deferred tax assets from continuing operations consisted of the following:

                                                     NOVEMBER 30    NOVEMBER 30
(IN MILLIONS)                                            1995            1994
-------------------------------------------------------------------------------
Deferred tax assets                                    $    552       $    834
Less: Valuation allowance                                   106            156
-------------------------------------------------------------------------------
Deferred tax assets net of valuation allowance              446            678
Deferred tax liabilities                                   (137)          (458)
-------------------------------------------------------------------------------
   Net deferred tax assets from continuing operations   $   309        $   220

The net deferred tax assets increased by $89 million to $309 million at November 30, 1995. The net increase is primarily attributable to the reversal of certain temporary differences. At November 30, 1995 and 1994 the deferred tax assets and liabilities consisted of the following:

                                                     NOVEMBER 30    NOVEMBER 30
(IN MILLIONS)                                            1995            1994
-------------------------------------------------------------------------------
Deferred tax assets:
Reserves not currently deductible                        $    289     $    438
Deferred compensation                                         212          174
Tax return NOLs                                                44          213
Other                                                           7            9
-------------------------------------------------------------------------------
     Total deferred tax assets                           $    552     $    834
-------------------------------------------------------------------------------



                                                     NOVEMBER 30    NOVEMBER 30
(IN MILLIONS)                                            1995            1994
-------------------------------------------------------------------------------
Deferred tax liabilities:
Undistributed earnings of foreign subsidiaries
 (net of credits)                                        $      4     $      17
Excess tax over financial depreciation                         83            78
Unrealized trading and investment adjustments                   4           310
Pension and retirement costs                                   35            18
Other                                                          11            35
-------------------------------------------------------------------------------
     Total deferred tax liabilities                      $    137     $     458
-------------------------------------------------------------------------------

The net deferred tax assets are included in deferred expenses and other assets in the accompanying Consolidated Statement of Financial Condition. At November 30, 1995, the valuation allowance recorded against deferred tax assets from continuing operations was $106 million compared to $156 million at November 30, 1994, of which approximately $56 million and $131 million, respectively, will reduce goodwill if future circumstances permit recognition. The decrease in the valuation allowance primarily relates to the write-off of certain net operating losses ("NOLs") that no longer meet the asset recognition criteria under SFAS 109. The decrease had no impact in the Company's Consolidated Statement of Operations since it was associated with a corresponding decrease in the Company's net deferred tax assets.

For tax return purposes, the Company has approximately $25 million of NOL carryforwards, substantially all of which are attributable to the 1988 acquisition of E.F. Hutton Group, Inc., (now known as LB I Group Inc.). Substantially, all of the NOLs are scheduled to expire in the years 1999 through 2009.



                                - SEVENTY SIX -

                     LEHMAN BROTHERS 1995 ANNUAL REPORT




NOTE 16  Derivative Financial Instruments
-----------------------------------------

Derivatives are financial instruments whose value is based upon an underlying asset (e.g., treasury bond), index (e.g., S&P 500) or reference rate (e.g., LIBOR). Over-the-counter ("OTC") derivative products are privately negotiated contractual agreements that can be tailored to meet individual client needs and include forwards, swaps and certain options including caps, collars and floors. Exchange-traded derivative products are standardized contracts transacted through regulated exchanges and include futures and certain option contracts listed on an exchange.

In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end user. Acting in a trading capacity, the Company enters into derivative transactions to satisfy the needs of its clients and to manage the Company's own exposure to market and credit risks resulting from its trading activities in cash instruments (collectively, "Trading-Related Derivative Activities"). As an end user, the Company primarily enters into interest rate swap and option contracts to adjust the interest rate nature of its funding sources from fixed to floating rates and vice versa, and to change the index upon which floating interest rates are based (i.e., Prime to LIBOR) (collectively, "End User Derivative Activities").

There is an extensive volume of derivative products available in the marketplace which can vary from a simple forward foreign exchange contract to a complex derivative instrument with multiple risk characteristics involving the aggregation of the risk characteristics of a number of derivative product types including swap products, options, futures and forwards. Listed below are examples of various derivative product types along with a brief discussion of the performance mechanics of certain specific derivative instruments.

Swap Products

Interest rate swap products include interest rate and currency swaps, leveraged swaps, swap options, and other interest rate option products including caps, collars, and floors. An interest rate swap is a negotiated OTC contract in which two parties agree to exchange periodic interest payments for a defined period, calculated based upon a predetermined notional amount. Interest payments are usually exchanged on a net basis throughout the duration of the swap contract. A currency swap is an OTC agreement to exchange a fixed amount of one currency for a specified amount of a second currency at the outset and completion of the swap term. Leveraged swaps involve the multiplication of the interest rate factor upon which the interest payment streams are based (i.e., Party A pays 3 times six month LIBOR). Caps are contractual commitments that require the writer to pay the purchaser the amount by which an interest reference rate exceeds a defined contractual rate, if any, at specified times during the contract. Conversely, a floor is a contractual commitment that requires the writer to pay the amount by which a defined contractual rate exceeds an interest reference rate at specified times over the life of the contract, if any.

Equity swaps are contractual agreements whereby one party agrees to receive the appreciation (or depreciation) value over a strike price on an equity investment in return for paying another rate, which is usually based upon equity index movements or interest rates. Commodity swaps are contractual commitments to exchange the fixed price of a commodity for a floating price (which is usually the prevailing spot price) throughout the swap term.

Options

Option contracts provide the option purchaser (holder) with the right but not the obligation to buy or sell a financial instrument, commodity or currency at a predetermined exercise price (strike price) during a defined period (American Option) or at a specified date (European Option). The option purchaser pays a premium to the option seller (writer) for the right to exercise the option. The option seller is obligated to buy (call) or sell (put) the item underlying the contract at a set price, if the option purchaser chooses to exercise. Option contracts also exist for various indices and are similar to options on a security or other instrument except that, rather than settling physical with delivery of the


                               - SEVENTY SEVEN -

                            LEHMAN BROTHERS 1995 ANNUAL REPORT

underlying instrument, they are cash settled. As a purchaser of an option contract, the Company is subject to credit risk but is not subject to market risk, since the counterparty is obligated to make payments under the terms of the option contract if the Company exercises the option. As the writer of an option contract, the Company is not subject to credit risk but is subject to market risk, since the Company is obligated to make payments under the terms of the option contract if exercised.

Option contracts may be exchange-traded or OTC. Exchange-traded options are the obligations of the exchange and generally have standardized terms and performance mechanics. In contrast, all of the terms of an OTC option including the method of settlement, term, strike price, premium and security are determined by negotiation of the parties.

Futures and Forwards

Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a financial instrument or commodity at a specified future date and price. Maintaining a futures contract requires the Company to deposit with the exchange, as security for its obligation (original margin), an amount of cash or other specified asset. Additionally, futures exchanges generally require the daily cash settlement of unrealized gains/losses on open contracts with the futures exchange. Therefore, futures contracts provide a reduced funding alternative to purchasing the underlying cash position in the marketplace. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date or by entering into an offsetting futures contract with the futures exchange prior to the settlement date.

Forwards are OTC contractual commitments to purchase or sell a specified amount of a financial instrument, foreign currency or commodity at a future date at a predetermined price. TBA's are forward contracts which give the purchaser/seller an obligation to obtain/deliver mortgage securities in the future. Therefore, TBA's subject the holder to both interest rate risk and principal prepayment risk.

Trading-Related Derivative Activities

Derivatives are subject to various risks similar to other financial instruments including market, credit and operational risk. In addition, the Company may also be exposed to legal risks related to its derivative activities including the possibility that a transaction may be unenforceable under applicable law. The risks of derivatives should not be viewed in isolation, but rather should be considered on an aggregate basis along with the Company's other trading-related activities. The Company manages the risks associated with derivatives on an aggregate basis along with the risks associated with its proprietary trading and market-making activities in cash instruments as part of its firmwide risk management policies.

Derivatives are generally based upon notional values. Notional values are not recorded on-balance-sheet, but rather are utilized solely as a basis for determining future cash flows to be exchanged. Therefore, notional amounts provide a measure of the Company's involvement with such instruments, but are not indicative of potential risk.



                               - SEVENTY EIGHT -

                      LEHMAN BROTHERS 1995 ANNUAL REPORT


The following table reflects the notional/contract value of the Company's Trading-Related Derivative Activities.

TRADING-RELATED DERIVATIVE FINANCIAL INSTRUMENTS

                          NOTIONAL/CONTRACT VALUE
                        NOVEMBER 30         NOVEMBER 30                 1995
                                                             WEIGHTED AVERAGE
(IN MILLIONS)               1995                1994        MATURITY IN YEARS
-----------------------------------------------------------------------------
Over-the-Counter
     Swap products       $    541,776      $    433,452             3.71
     Options purchased         22,933            24,709              .43
     Options written           24,964            23,374              .38
     Forwards                 378,300           291,930              .20
-----------------------------------------------------------------------------

                              967,973           773,465             2.18
-----------------------------------------------------------------------------
Exchange-Traded
     Futures                  185,635           274,905              .70
     Options purchased         31,923            23,875              .19
     Options written           23,462            31,640              .54
-----------------------------------------------------------------------------
                              241,020           330,420              .62
-----------------------------------------------------------------------------
                         $  1,208,993      $  1,103,885             1.86
-----------------------------------------------------------------------------

Approximately $349 billion and $283 billion of these contracts relate to foreign exchange transactions at November 30, 1995 and 1994, respectively. Approximately $732 billion of the notional/contract value of the Company's Trading-Related Derivative Activities mature within the year ended November 30, 1996, of which approximately 42% have maturities of less than one month.

The Company records its Trading-Related Derivative Activities on a mark-to-market basis with realized and unrealized gains (losses) recognized currently in principal transactions. The Company currently records unrealized gains and losses on derivative contracts on a net basis in the Consolidated Statement of Financial Condition for those transactions with counterparties executed under a legally enforceable master netting agreement. While the Company may utilize derivative products in all its businesses, the Company views its derivative product revenues as the revenues earned from the Company's fixed income and equity derivative products businesses, and foreign exchange and commodity derivatives. Principal transactions revenues related to the Company's fixed income derivative products business were $381 million for 1995, $461 million for 1994 and $330 million for 1993. Principal transactions revenues related to the Company's equity derivative products business were $112 million for 1995, $80 million for 1994 and $82 million for 1993. Principal transactions revenues related to foreign exchange and commodity derivatives were $66 million for 1995, $75 million for 1994 and $129 million for 1993.

Listed in the following table is the fair value of the Company's Trading-Related Derivative Activities as of November 30, 1995 and 1994 as well as the average fair value of these instruments. Average fair values of these instruments were calculated based upon month-end statement of financial condition values, which the Company believes does not vary significantly from the average fair value calculated on a more frequent basis. Variances between average fair values and period-end values are due to changes in the volume of activities in these instruments and changes in the valuation of these instruments due to variations in market and credit conditions.



                                - SEVENTY NINE -

                     LEHMAN BROTHERS 1995 ANNUAL REPORT


FAIR VALUE OF TRADING-RELATED DERIVATIVE FINANCIAL INSTRUMENTS

                                                FAIR VALUE                                       AVERAGE FAIR VALUES
                             NOVEMBER 30, 1995              NOVEMBER 30, 1994      TWELVE MONTHS 1995     ELEVEN MONTHS 1994
(IN MILLIONS)             ASSETS       LIABILITIES       ASSETS    LIABILITIES    ASSETS   LIABILITIES   ASSETS   LIABILITIES

     Swap products        $2,730         $2,291          $3,752      $2,114      $2,871     $2,425      $2,998     $1,606
     Options purchased       848                            992                     686                  1,088
     Options written                      1,012                       1,049                    565                  1,045
     Forwards              1,358          1,526             823         887        1,557     1,561       1,128      1,048
     Futures(1)               89             64              15          27           87        44         171         40
     Commodities             339            434             155         128          405       487         155        128
                          $5,364          $5,327         $5,737      $4,205       $5,606    $5,082      $5,540     $3,867


(1) Fair values of futures contracts represent the unsettled net receivable or payable amount due to/from various futures exchanges on open futures contracts.

Assets included in the table above represent the Company's unrealized gains, net of unrealized losses for situations in which the Company has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties. Therefore, the fair value of assets related to derivative contracts at November 30, 1995 represents the Company's net receivable for derivative financial instruments before consideration of collateral. Included within this amount was $5,202 million and $162 million, respectively, related to OTC and exchange-traded contracts.

The primary difference in risks related to OTC and exchange-traded contracts is credit risk. OTC contracts contain credit risk for unrealized gains from various counterparties for the duration of the contract, net of collateral. Exchange-traded contracts are transacted directly on the respective exchanges. The exchange clearing house requires its counterparties to post margin upon the origination of the contract and for any changes in the market value of the contract on a daily basis (certain foreign exchanges extend settlement to three days).

With respect to OTC instruments, the Company views its net credit exposure to be $3,732 million at November 30, 1995, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral of $1,470 million.

Counterparties to the Company's OTC derivative products are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies, pension funds and consumers and producers of energy and metals products. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. Presented below is an analysis of the Company's net credit exposure for OTC contracts based upon internal designations of counterparty credit quality.

                                                     1995
     COUNTERPARTY         S&P/MOODY'S              NET CREDIT
     RISK RATING          EQUIVALENT                EXPOSURE

     1                           AAA/Aaa               21%
     2                 AA-/Aa3 or higher               24%
     3                   A-/A3 or higher               36%
     4                BBB-/Baa3 or higher              11%
     5                  BB-/Ba3 or higher               6%
     6                     B+/B1 or lower               2%

These designations are based on actual ratings made by external rating agencies or by equivalent ratings established and utilized by the Company's Corporate Credit Department.

                                  - EIGHTY -

                        LEHMAN BROTHERS 1995 ANNUAL REPORT

With respect to exchange-traded derivative instruments, the fair value of assets reflects the unsettled variation margin due from futures exchanges as well as the fair value of exchange-listed purchased options. Foreign futures exchanges, consistent with their domestic counterparts, require cash or other securities to be deposited with the exchange as collateral for open contracts.

End User Derivative Activities

The Company utilizes a variety of derivative products as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio to more closely match the terms of its debt portfolio to the assets being funded and to minimize interest rate risk. At November 30, 1995 and November 30, 1994 the notional value of the Company's end user activities related to its long-term debt obligations were approximately $11.0 billion and $8.1 billion, respectively. (For a further discussion of the Company's long-term debt-related end user activities see Note 5.)

The Company also enters into interest rate swap agreements as an end user to modify its interest rate exposure associated with its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned. At November 30, 1995 and 1994, the Company had $114 billion and $108 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk. The Company, as an end user, manages the interest rate risk related to these activities by entering into derivative financial instruments, including interest rate swaps and purchased options. The Company designates certain specific derivative transactions against specific assets and liabilities with matching maturities. In addition, the Company manages the interest rate risk of anticipated secured financing transactions with derivative products. These derivative products are designated against the existing secured financing transactions for their applicable maturity. The remaining term of these transactions are designated against the anticipated secured financing transactions which will replace the existing secured financing transactions at their maturity. The Company continuously monitors the level of secured financing transactions to ensure that there is a high degree of certainty that the Company will enter into the anticipated secured financing transactions at a level in excess of the designated derivative product transactions. At November 30, 1995 and November 30, 1994, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $21.5 billion and $32.3 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The total notional value of these agreements had a weighted average maturity of 1.1 years and 1.2 years as of November 30, 1995 and November 30, 1994, respectively.

During 1995, the Company terminated certain swaps designated as hedges of the Company's secured financing activities. At November 30, 1995, a loss of approximately $16 million from these terminated contracts was deferred and will be amortized to interest expense in 1996. On an overall basis, the Company's secured financing end user activities increased net interest income by approximately $39 million and $6 million for 1995 and 1994, respectively.

NOTE 17 Fair Value of Financial Instruments

SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the fair value of on- and off-balance sheet financial instruments, both assets and liabilities, for which it is practicable to estimate fair value. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The fair values of financial instruments are estimates based upon market conditions and perceived risks as of the statement of financial condition date and require varying degrees of management judgment. Quoted market prices, when available, are used as the measure of fair value. In cases where

                                 - EIGHTY ONE -

                       LEHMAN BROTHERS 1995 ANNUAL REPORT

quoted market prices are not available, fair values are based on quotations of similarly traded instruments and pricing models. Pricing models which consider time value, volatility factors, the current market and contractual prices of the underlying financial instrument are used to value derivatives and other contractual agreements. The disclosure requirements of SFAS No. 107 exclude certain financial instruments such as employee benefit obligations and all non-financial instruments such as fixed assets and goodwill.

All of the Company's financial instruments are carried at fair value or contractual values which approximate fair value, with the exception of long-term debt, certain secured financing activities and the related financial instruments utilized by the Company as an end user to manage the interest rate risk of these portfolios. Assets and liabilities which are carried at fair value include securities and other financial instruments owned and securities and other financial instruments sold but not yet purchased. Assets and liabilities, which are recorded at contractual amounts that approximate market or fair value, include cash and cash equivalents, cash and securities segregated and on deposit for regulatory and other purposes, receivables, certain other assets and deferred expenses, commercial paper and short-term debt, and payables.

The Company's long-term debt is recorded at contractual or historical amounts that do not necessarily approximate market or fair value. For fair value purposes, the carrying value of variable rate long-term debt that reprices within one year and fixed rate long-term debt which matures in less than six months is considered to approximate fair value. For the remaining long-term debt portfolio, fair value is estimated using either quoted market prices or discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowing arrangements. The Company utilizes derivative financial instruments as an end user to convert the interest rate basis for its long-term debt from fixed or floating to another basis. The unrecognized net gains/(losses) related to these end user activities reflect the estimated amounts the Company would receive/pay if the agreements were terminated based on market rates at November 30, 1995 and 1994, respectively. The following is a summary of the fair value of the Company's long-term debt and related end user activities:

                                                                   NOVEMBER 30    NOVEMBER 30
(IN MILLIONS)                                                          1995           1994
----------------------------------------------------------------------------------------------
Carrying value of long-term debt                                     $12,765        $11,321
Fair value of long-term debt                                          13,270         11,131
----------------------------------------------------------------------------------------------
Unrecognized net gain (loss) on long-term debt                       $  (505)       $   190
----------------------------------------------------------------------------------------------
Unrecognized net gain (loss) on long-term debt end user activities   $   236        $  (99)
----------------------------------------------------------------------------------------------

The Company carries its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned, at their original contract amount plus accrued interest, which for the majority of such financing activities is an approximation of fair value. At November 30, 1995 and 1994, the Company had $114 billion and $108 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk.

At November 30, 1995 and 1994, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $21.5 billion and $32.3 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The unrecognized net losses related to these derivative financial instruments of $36 million and $110 million at November 30, 1995 and 1994, respectively, were offset by unrecognized net gains arising from the Company's secured financing activities.

                                 - EIGHTY TWO -

                      LEHMAN BROTHERS 1995 ANNUAL REPORT

NOTE 18 Other Commitments and Contingencies
-------------------------------------------

As of November 30, 1995 and 1994, the Company was contingently liable for $2.0 billion and $1.5 billion, respectively, of letters of credit, primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges, and other guarantees.

The Company has commitments under certain secured lending arrangements of approximately $1.8 billion at November 30, 1995. These commitments require borrowers to provide acceptable collateral, as defined in the agreements, when amounts are drawn under the lending facilities. Advances under the above lending arrangements are typically at variable interest rates and generally provide for over-collateralization based upon the borrowers' creditworthiness.

As of November 30, 1995 and 1994, the Company had pledged or otherwise transferred securities, primarily fixed income, having a market value of $30.3 billion and $20.1 billion, respectively, as collateral for securities borrowed or otherwise received having a market value of $30.1 billion and $19.9 billion, respectively.

Securities and other financial instruments sold but not yet purchased represent obligations of the Company to purchase the securities at prevailing market prices. Therefore, the future satisfaction of such obligations may be for an amount greater or less than the amount recorded. The ultimate gain or loss is dependent upon the price at which the underlying financial instrument is purchased to settle its obligation under the sale commitment.

In addition, the Company's customer activities may expose it to off-balance-sheet credit and market risk. These risks may arise in the normal course of business as a result of executing, financing and settling various customer security and commodity transactions. Off-balance-sheet risk arises from the potential that customers or counterparties fail to satisfy their obligations and that the collateral obtained is insufficient. In such instances, the Company may be required to purchase or sell financial instruments at unfavorable market prices. The Company seeks to control these risks by obtaining margin balances and other collateral in accordance with regulatory and internal guidelines.

Subsidiaries of the Company, as general partner, are contingently liable for the obligations of certain public and private limited partnerships organized as pooled investment funds or engaged primarily in real estate activities. In the opinion of the Company, contingent liabilities, if any, for the obligations of such partnerships will not in the aggregate have a material adverse effect on the Company's consolidated financial position or results of operations.

In the normal course of its business, the Company has been named a defendant in a number of lawsuits and other legal proceedings. After considering all relevant facts, available insurance coverage and the advice of outside counsel, in the opinion of the Company such litigation will not, in the aggregate, have a material adverse effect on the Company's consolidated financial position or results of operations.

Concentrations of Credit Risk

As a major international securities firm, the Company is actively involved in securities underwriting, brokerage, distribution and trading. These and other related services are provided on a worldwide basis to a large and diversified group of clients and customers, including multinational corporations, governments, emerging growth companies, financial institutions and individual investors.

A substantial portion of the Company's securities and commodities transactions is collateralized and is executed with, and on behalf of, commercial banks and other institutional investors, including other brokers and dealers. The Company's exposure to credit risk associated with the non-performance of these customers and counterparties in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Company.



                                - EIGHTY THREE -

                     LEHMAN BROTHERS 1995 ANNUAL REPORT


Securities and other financial instruments owned by the Company include U.S. government and agency securities, and securities issued by non-U.S. governments (principally Japan, Germany and Italy) which, in the aggregate, represented 20% of the Company's total assets at November 30, 1995. In addition, substantially all of the collateral held by the Company for resale agreements or securities borrowed, which together represented 46% of total assets at November 30, 1995, consisted of securities issued by the U.S. government, federal agencies or non-U.S. governments. In addition to these specific exposures, the Company's most significant concentration is financial institutions, which include other brokers and dealers, commercial banks and institutional clients. This concentration arises in the normal course of the Company's business.

Lease Commitments

The Company leases office space and equipment throughout the world and has entered into a ground lease with the Battery Park City Authority covering its headquarters at 3 World Financial Center which extends through 2069. Total rent expense for 1995, 1994 and 1993 was $67 million, $59 million and $109 million, respectively. Certain leases on office space contain escalation clauses providing for additional rentals based upon maintenance, utility and tax increases.

Minimum future rental commitments under noncancellable operating leases (net of subleases of $587 million) are as follows:

(IN MILLIONS)                           AMOUNT
----------------------------------------------
Fiscal 1996                           $     54
Fiscal 1997                                 50
Fiscal 1998                                 43
Fiscal 1999                                 41
Fiscal 2000                                 36
December 1, 2000 and thereafter            527
----------------------------------------------
                                      $    751
----------------------------------------------

The minimum future rental commitments shown above include lease obligations related to facilities which the Company intends to vacate and sublease in future periods, before consideration of the Company's fourth quarter restructuring charge. (See Note 20.)

NOTE 19 International Operations
--------------------------------

Although the Company's business activities are highly integrated and constitute a single industry segment for the purposes of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," they can be broadly categorized into the three major geographic areas in which it conducts operations: North America, Europe and Asia Pacific.

The Company manages its businesses with the goal of maximizing worldwide profitability by product line. Activities such as the global distribution of underwritings and the twenty-four hour risk management of trading positions render geographic profitability to be highly subjective as it is the result of numerous estimates and assumptions.

The amounts presented in the following table provide a broad indication of each region's contribution to the consolidated results. The method of allocation is as follows: Gross and Net Revenues, if syndicate or trading-related, have been distributed based upon the location where the primary or secondary position was fundamentally risk managed; if fee-related, by the location of the senior coverage banker; if commission related, by the location of the salespeople. Income (Loss)




                                - EIGHTY FOUR -

                    LEHMAN BROTHERS 1995 ANNUAL REPORT


Before Taxes includes expenses associated with generating the revenues reflected in each region. Identifiable Assets represent essentially those recorded in the legal entities in which the Company does business within the respective region.

                                                                               INCOME
                                                 GROSS           NET           (LOSS)    IDENTIFIABLE
(IN MILLIONS)                                 REVENUES      REVENUES     BEFORE TAXES          ASSETS
-------------------------------------------------------------------------------------------------------
Twelve months ended December 31, 1993
     International operations:
     Europe                                   $   1,013     $    660        $    109      $    17,949
     Asia Pacific                                   276          224              31            1,944
-------------------------------------------------------------------------------------------------------
          Total international                     1,289          884             140           19,893
Domestic operations                               9,385        4,422            (113)          60,581
-------------------------------------------------------------------------------------------------------
Total                                         $  10,674     $  5,306        $     27       $   80,474
-------------------------------------------------------------------------------------------------------
Eleven months ended November 30, 1994
     International operations:
     Europe                                   $     846     $    542        $    (43)      $   25,199
     Asia Pacific                                   324          269              11            4,860
-------------------------------------------------------------------------------------------------------
          Total international                     1,170          811             (32)          30,059
Domestic operations                               8,020        1,927             225           79,888
-------------------------------------------------------------------------------------------------------
Total                                         $   9,190     $  2,738        $    193       $  109,947
-------------------------------------------------------------------------------------------------------
Twelve months ended November 30, 1995
     International operations:
     Europe                                   $     892     $    575        $    (25)      $   27,844
     Asia Pacific                                   375          355              84            5,513
-------------------------------------------------------------------------------------------------------
          Total international                     1,267          930              59           33,357
Domestic operations                              12,209*       2,141*            310           81,946
-------------------------------------------------------------------------------------------------------
Total                                         $  13,476     $  3,071        $    369       $  115,303
-------------------------------------------------------------------------------------------------------

*Includes $129 million resulting from the Company's sale of its stake in Omnitel.

NOTE 20  Other Charges
--------------------

Restructuring Charge
--------------------

During the fourth quarter of 1995, the Company recorded a charge of $97 million pretax ($58 million aftertax) for occupancy-related real estate and severance expenses. The occupancy-related real estate expense component of the charge, $80 million pretax ($48 million aftertax), resulted from a complete global review of the Company's real estate requirements at current headcount levels and the elimination of excess real estate, primarily in its New York, London and Tokyo locations. The charge includes the cost to write-down the carrying value of leasehold improvements as well as the difference between expected operating costs and projected sublease recoveries. In addition, the restructuring charge includes a $17 million pretax ($10 million aftertax) component related to severance payments made during the fourth quarter. The severance component of the charge relates to payments made to terminated personnel arising from a fourth quarter formalized business unit productivity review.

Spin-Off Expenses
-----------------

During the second quarter of 1994, the Company recorded a charge of $15 million pretax ($12 million aftertax) in connection with the Concurrent
Transactions and certain related expenses.


                                - EIGHTY FIVE -


                    LEHMAN BROTHERS 1995 ANNUAL REPORT

Reduction in Personnel

During the first quarter of 1994, the Company conducted a review of personnel needs, which resulted in the termination of certain personnel.
The Company recorded a severance charge of $33 million pretax ($18 million aftertax) in the first quarter of 1994.

Reserves for Non-Core Businesses

During the first quarter of 1993, the Company provided $152 million pretax
($100 million aftertax) of non-core business reserves. Of this amount, $32 million pretax ($21 million aftertax) related to certain non-core partnership syndication activities in which the Company is no longer actively engaged. The remaining $120 million pretax ($79 million aftertax) related to reserves recorded in anticipation of the sale of SLHMC. Such sale was completed during the third quarter of 1993.


NOTE 21  Sale of Business Units
-----------------------------

Shearson

On July 31, 1993, pursuant to an asset purchase agreement (the "Primerica
Agreement"), the Company completed the sale (the "Primerica Transaction") of LBI's domestic retail brokerage business (except for such business conducted under the Lehman Brothers' name) and substantially all of its asset management business (collectively, "Shearson") to Primerica
Corporation (now known as The Travelers Inc., "Travelers") and its subsidiary, Smith Barney, Harris Upham & Co. Incorporated ("Smith Barney").
Also included in the Primerica Transaction were the operations and data processing functions that supported these businesses, as well as certain of the assets and liabilities related to these operations.

LBI received approximately $1.2 billion in cash and a $586 million interest-bearing note from Smith Barney which was repaid in January 1994
(the "Smith Barney Note"). As further consideration for the sale of Shearson, LBI received 2,500,000 shares of 5.50% Convertible Preferred
Stock, Series B, of Travelers and a warrant to purchase 3,749,466 shares of common stock of Travelers at an exercise price of $39 per share. In August
1993, American Express purchased such preferred stock and warrant from LBI for aggregate consideration of $150 million.

The Company recognized a 1993 first quarter loss related to the Primerica
Transaction of approximately $630 million aftertax ($535 million pretax), which included a reduction in goodwill of $750 million and transaction-related costs such as relocation, systems and operations modifications and severance.


                                 - EIGHTY SIX -



                        LEHMAN BROTHERS 1995 ANNUAL REPORT

Presented below is the results of operations and the loss on the sale of
Shearson:

                                 YEAR ENDED
                                DECEMBER 31

(IN MILLIONS)                          1993
-------------------------------------------

Revenues                        $    1,825
Expenses                             1,708
Loss on sale of Shearson               535
-------------------------------------------
Income (loss) before taxes            (418)
Provision for income taxes             149
-------------------------------------------
Net income (loss)               $     (567)
-------------------------------------------

Shearson operating results reflect allocated interest expense of $72 million for the year ended December 31, 1993.

The Boston Company

On May 21, 1993, pursuant to a stock purchase agreement (the "Mellon
Agreement") between LBI and Mellon Bank Corporation ("Mellon Bank"), LBI sold to Mellon Bank (the "Mellon Transaction") The Boston Company. Under the terms of the Mellon Agreement, LBI received approximately $1.3 billion in cash, 2,500,000 shares of Mellon Bank common stock and ten-year warrants to purchase an additional 3,000,000 shares of Mellon Bank's common stock at an exercise price of $50 per share. In June 1993, such shares and warrants were sold by LBI to American Express for an aggregate purchase price of $169 million. After accounting for transaction costs and certain adjustments, the Company recognized a 1993 first quarter aftertax gain of $165 million for the Mellon Transaction.

As a result of the Mellon Transaction, the Company treated The Boston
Company as a discontinued operation. Accordingly, the Company's financial statements segregate the operating results of The Boston Company.

Presented below is the results of operations and the gain on disposal of The Boston Company included in income from discontinued operations:

                                                 Year ended
                                                 December 31
(in millions)                                        1993
-------------------------------------------------------------
Discontinued Operations:
Revenues                                           $    201
Expenses                                                159
-------------------------------------------------------------
Income before taxes                                      42
Provision for income taxes                               18
-------------------------------------------------------------
Income from operations                                   24
Gain on disposal, net of taxes of $37                   165
-------------------------------------------------------------
Income from discontinued operations, net of taxes   $   189
-------------------------------------------------------------

Shearson Lehman Hutton Mortgage Corporation

LBI completed the sale of its wholly owned subsidiary, Shearson Lehman
Hutton Mortgage Corporation ("SLHMC") to GE Capital Corporation on August
31, 1993. The sales price, net of proceeds used to retire debt of SLHMC, was approximately $70 million. During the first quarter of 1993, the Company provided $120 million of pretax reserves in anticipation of the sale of SLHMC, which reserves are included in the $152 million of pretax reserves for non-core businesses on the Consolidated Statement of Operations. After accounting for these reserves, the sale did not have a material effect on the Company's results of operations.

                                - EIGHTY SEVEN -




                        LEHMAN BROTHERS 1995 ANNUAL REPORT

NOTE 22  Quarterly Information (Unaudited)
----------------------------------------

The following information represents the Company's unaudited quarterly results of operations for 1995 and 1994. Certain amounts reflect reclassifications to conform to the current period's presentation. These quarterly results reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results. Revenues and earnings of the Company can vary significantly from quarter to quarter due to the nature of the Company's business activities.


                                                          1995                                   1994
                                          ------------------------------------  -------------------------------------
(in millions, except per share amounts)   Nov. 30   Aug. 31   May 31   Feb. 28  Nov. 30   Aug. 31   June 30   Mar. 31
Total revenues                             $3,613    $3,453   $3,298   $3,112   $2,795    $2,537    $2,364    $2,321
Interest expense                            2,729     2,703    2,567    2,405    2,087     1,818     1,645     1,453
---------------------------------------------------------------------------------------------------------------------
Net revenues                                  884       750      731      707      708       719       719       868
Non-interest expenses:
     Compensation and benefits                433       380      371      360      356       388       364       450
     Other expenses                           254       261      270      277      287       298       305       297
     Reserves and other charges                97                                                       15        33
---------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                   784       641       641     637      643       686       684       780
---------------------------------------------------------------------------------------------------------------------
Income from
     continuing operations
before taxes and
cumulative effect of
change in accounting principle                100       109        90      70        65        33       35        88
Provision for income taxes                     31        38        32      25        19        11       15        33
---------------------------------------------------------------------------------------------------------------------
Income from
     continuing operations
before cumulative
effect of change in
accounting principle                           69        71        58      45        46        22       20        55
---------------------------------------------------------------------------------------------------------------------
Net income                                 $   69    $   71    $   58  $   45   $    46    $   22   $   20    $   42
---------------------------------------------------------------------------------------------------------------------
Net income
     applicable to
common stock                               $   58    $   60    $   48   $   34  $    35    $   11   $   12    $   30
---------------------------------------------------------------------------------------------------------------------
Earnings per common share
     before cumulative
effect of change in
accounting principle                       $ 0.49    $ 0.52    $ 0.43   $ 0.31  $  0.32    $ 0.10   $ 0.11    $ 0.41
Dividends per
     common share                          $ 0.05    $ 0.05    $ 0.05   $ 0.05  $ 0.05     $ 0.125
Book value per common
     share (at period end)                 $25.67    $25.23    $25.16   $24.69  $24.35     $23.97   $24.65
Number of shares used in
     earnings per common
     share computation                      117.1     116.2     110.2    110.2   110.6      109.1    105.7     105.7
---------------------------------------------------------------------------------------------------------------------

In conjunction with the decision to change its year-end, the Company reported its third quarter 1994 results on the basis of its new fiscal year for the three months ended August 31, 1994. As such, the results for the month of June 1994 have been reflected in both the second and third quarters of 1994. Thus, the four quarters of 1994 are not additive.

Net income for the first quarter of 1994 includes a $13 million aftertax charge for the cumulative effect of a change in accounting for postemployment benefits as a result of the adoption of SFAS No. 112.



                                - EIGHTY EIGHT -