Form 10-K, Exhibit 13
period 1995-08-31
LEHMAN BROTHERS HOLDINGS INC
filed 1996-02-28
CIK 806085

LEHMAN BROTHERS 1995 ANNUAL REPORT




                       OTHER STOCKHOLDER INFORMATION
Annual Meeting

The annual meeting of stockholders of Lehman Brothers Holdings Inc. will be held on Wednesday, April 10, 1996 at 10:30 a.m. at 3 World Financial Center, 26th floor, 200 Vesey Street, New York, NY 10285.

Transfer Agent and Registrar

Questions concerning dividends, transfer requirements, lost certificates, changes of address, direct deposit of dividends, the dividend reinvestment and optional cash purchase program, or other inquiries from registered stockholders should be directed to:

Bank of Boston
c/o Boston EquiServe, L.P.
Mailstop 45-02-64
P.O. Box 644
Boston, MA 02102-0644
Telephone: (800)730-6001

Dividend Payments

Dividends on common stock are generally payable, following declaration by the Board of Directors, on the last day of February, May, August and November. The annual dividend rate for fiscal 1995 was $0.20 per common share. Direct deposit of dividends is available to registered stockholders with U.S. bank accounts. For more information regarding this program, contact the Company's Transfer Agent listed above.

Dividend Reinvestment and Optional Cash Purchase Program

This program allows registered stockholders of twenty-five or more shares to automatically reinvest their dividends. The program also permits voluntary optional cash purchases of common stock up to a maximum of $15,000 a quarter. All stockholders of record are eligible to participate in the optional cash purchase feature. Lehman Brothers absorbs all bank service charges and stock purchase fees under the terms of the program. Additional information and enrollment forms may be obtained from the Company's Transfer Agent listed above.

Form 10-K

Lehman Brothers will make available upon request copies of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Requests may be addressed to:

Karen Manson
Corporate Secretary
Lehman Brothers Holdings Inc.
3 World Financial Center, 24th Floor
New York, NY 10285
Telephone: (212)526-1911
E-mail:
karen_manson@usccmail.lehman.com

Investor Inquiries
Questions involving financial information about the Company should be addressed to:

Shaun K. Butler
Investor Relations
Lehman Brothers Holdings Inc.
3 World Financial Center, 10th Floor
New York, NY 10285
Telephone: (212)526-8381
E-mail:
shaun_k._butler@usccmail.lehman.com

Additional copies of this Annual Report may be obtained through:

Corporate Communications
Lehman Brothers Holdings Inc.
3 World Financial Center, 10th Floor
New York, NY 10285
Telephone: (212)526-1829
E-mail: karen_ciullo@ibdnet.lehman.com

PRICE RANGE OF COMMON STOCK

The common stock of Lehman Brothers Holdings Inc. is listed on the New York and Pacific Stock Exchanges under the trading symbol LEH. As of January 31, 1996, there were 32,799 holders of record of the Company's common stock. On January 31, 1996, the last reported sales price of the Company's common stock was $25.625.

                                      Three Months Ended
                                 1995                            1994
------------------------------------------------------    -----------------------------------
               Nov. 30   Aug. 31     May 31    Feb. 28    Nov. 30  Aug. 31  June 30*  Mar. 31
---------------------------------------------------------------------------------------------
High           $24 5/8    $23 7/8    $20 7/8    $18 3/4    $16 1/2 $18 1/4   $20 7/8     N/A
Low            $20 7/8    $19 1/2    $17 5/8    $13 3/4    $13 3/4 $14 1/8   $14 5/8     N/A

* Lehman Brothers began trading on the New York Stock Exchange in the when-issued market on May 2, 1994.

                                 - NINETY THREE -