Form 10-K405, Exhibit 13
period 1996-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 1997-02-28
CIK 806085

                                                                     Exhibit 13



                                                                FINANCIAL REVIEW


                                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF  32
                               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                              REPORT OF INDEPENDENT AUDITORS  52

                                           CONSOLIDATED FINANCIAL STATEMENTS  53

                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  59



                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

BUSINESS ENVIRONMENT

The principal business activities of Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers") are investment banking and securities trading and sales, which by their nature are subject to volatility, primarily due to changes in interest and foreign exchange rates and security valuations, global economic and political trends, and industry competition. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year.

The favorable market environment experienced during the second half of 1995 continued through 1996. The 1995 environment was characterized by declining interest rates and improving investor demand as world markets rebounded from higher 1994 interest rates and the Mexican peso crisis. The market environment in 1996 reflected improved valuations and strong investor demand in worldwide equity markets, record levels of corporate finance advisory activities, and near-record underwriting volumes.

The 1996 U.S. fixed income markets were more volatile than in 1995. The U.S. bond market began 1996 with a strong rally, with the 30-year U.S. Treasury trading just under 6%, as investors reacted favorably to the prospects of a deficit-reduction package and controlled inflation. In March the U.S. fixed income market experienced a significant correction as market data suggested unexpected strength in the U.S. economy leading to concern that the U.S. Federal Reserve Board ("Fed") would increase short-term rates. Most U.S. interest rates reached a peak in July of 1996, when a surprisingly strong unemployment report was released. In the third quarter a series of conflicting data on economic growth and inflation led to more volatile market conditions and weakened investor activity, as investors were unsure of the future direction of interest rates. In the fourth quarter investors became convinced by market data that the economy was growing slowly and that the Fed would not raise rates, which resulted in a strong rally in the U.S. bond market with heavy trading activity and a decrease in interest rates. While absolute bond market returns were lower in 1996 than 1995, customer trading activities were generally strong. The strength in customer trading activities was fueled by the bond market rallies experienced in the first and fourth quarter as well as higher trading activities in emerging market bonds and high-yield corporate bonds. These asset classes benefited from improved economic conditions in many emerging market economies and heightened demand as investors sought sectors with higher potential returns.

The European bond markets performed particularly well in 1996. This strength was most apparent in the peripheral European economies, as these markets reacted favorably to the growing realization that European Monetary Union would take place and the significant strides made by these countries in cutting budget deficits and inflation. These


LEHMAN BROTHERS 1996 ANNUAL REPORT 32
factors led to a decreasing rate environment and brisk trading in 1996. Additionally, the peripheral European economies saw a significant convergence of the yields to core European markets.

In Japan, bond markets suffered in both 1996 and 1995 from weak investor activity and declining yields as a result of continued slow economic growth. At the outset of 1996, Asian fixed income markets (excluding Japan) were adversely affected by relatively tight central bank stances on monetary policy in response to concerns about economic overheating. These markets improved toward the end of 1996, as moderate economic growth and lower inflation buoyed customer trading activities.

The U.S. equity market saw all major stock indices reach record levels in both 1995 and 1996. Over the two year period ended November 30, 1996, the Dow Jones Industrial Average increased 74%, closing at 6,522. Listed U.S. equity trading volumes were strong in both years, with the average daily trading volume on the New York Stock Exchange reaching record levels in both 1996 and 1995. While experiencing a brief correction in July in response to concerns over increasing interest rates, the U.S. equity market, in 1996, was favorably impacted by record flows of capital into equity funds, low inflation levels, and favorable earnings prospects in the wake of the downsizing of many U.S. corporations. In 1995, the U.S. equity markets posted significant returns as valuations rebounded from the 1994 lows and investor demand strengthened in response to favorable earnings prospects and the declining interest rate environment.

The European equity markets, while underperforming the U.S. equity market, were generally strong, with the Financial Times-Stock Exchange Eurotrack 100 Index returning 11% in 1996 and 19% in 1995. Equity trading remained brisk and valuations increased due to the declining interest rate environment and favorable prospects in light of the proposed European Monetary Union.

In Japan, the Nikkei 225 Index rose 12% in 1996 after declining slightly in 1995; however, trading volumes weakened from 1995 levels. The Japanese equity markets benefited in the first half of 1996, as investors contributed significant amounts of overseas capital into the Japanese equity markets on expectations of stronger growth in both the economy and corporate profits. However, in the second half of 1996, investor activity weakened as bullish expectations failed to become realized and concerns grew regarding the sustainability of Japan's economic recovery into 1997. In Asia (excluding Japan), market performance was mixed: Hong Kong, Malaysia, the Philippines and Indonesia produced high double-digit returns, while markets in Thailand, Korea and India were uncharacteristically bearish.

Latin American emerging market economies realized a broad recovery in 1996, after experiencing a downturn in 1995 in the wake of the Mexican peso crisis. Tighter monetary and fiscal policies adopted in 1995 led to a rebound in these markets in 1996, with bond markets performing extremely well as evidenced by the Lehman Brothers Emerging Americas Index returning over 36 percent in fiscal 1996.

Worldwide underwriting volumes in both fixed income and equities strengthened significantly in 1996 from the mixed performance in 1995. Equity underwriting volumes were positively impacted by a number of factors, including favorable equity valuations on worldwide exchanges, heightened investor demand resulting from record flows of capital into equity mutual funds, and the increased level of global issuers accessing the capital markets. Fixed income underwriting volumes improved in 1996 as the robust merger and acquisition environment made new issuers less interest sensitive, while capital was needed to finance newly emerging companies. Additionally, 1996 saw a significant increase in non-U.S. corporate and sovereign issuers accessing the U.S. fixed income markets, to fund growth.

Corporate Finance Advisory activities reached record levels in 1996 after a strong performance in 1995. The increase in merger and acquisition activities reflected the continuing trend of increased consolidation and globalization across industry sectors and the overall strength in the global capital markets. In 1997, the pace of strategic merger and acquisition activity driven by global competition is expected to continue at extremely strong levels.

While fiscal 1996 was characterized by strong financial markets, nevertheless, the financial services industry is cyclical. As a result the Company's businesses are evaluated across the market cycles for operating profitability and their


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 33
contribution to the Company's long-term strategic objectives. The Company strives to minimize the effects of economic downturns through its diversified product base, its global presence and its risk management practices.

At the outset of 1997, U.S. bond markets have experienced a general rise in the level of interest rates due to inflationary concerns; this environment has encouraged heavier debt issuance in anticipation of higher rates, but somewhat more difficult trading conditions. Equity valuation levels and trading volumes on worldwide exchanges have remained generally favorable, due to strong corporate earnings reports and positive investment flows. The strong level of corporate finance advisory activities experienced in 1996 have continued into 1997.

Note: Except for the historical information contained herein, this Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements that discuss the risks and uncertainties involved in the Company's business. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

[RESULTS OF OPERATIONS GRAPH]

RESULTS OF OPERATIONS

SUMMARY The Company's 1996 net income was $416 million, including a $50 million aftertax severance charge. Excluding the charge, net income was $466 million for 1996. The Company's 1996 results reflect strong performances across all of the Company's core businesses. Fixed income sales and trading and investment banking business activities were responsible for the majority of the increased net income and net revenues compared to 1995. The Company's results were positively affected by favorable market conditions, which led to near record underwriting volumes, record highs in many worldwide equity indices and a record year in worldwide merger and acquisition activity. The Company reported net income of $242 million for 1995, including a $47 million aftertax gain related to the Company's sale of its interest in Omnitel Sistemi Radiocellullari Italiani S.p.A. ("Omnitel") and a $58 million aftertax charge for occupancy-related real estate expenses and severance. Excluding these special items, net income was $253 million for 1995. The Company's 1995 results reflect improved performance in corporate finance advisory activity and in fixed income and equity origination as well as higher levels of customer activity in a number of businesses when compared to 1994. The Company benefited from the continuing increase in merger and acquisition activity throughout 1995 and from a stronger market climate beginning in the second quarter of the year.

For 1994, the Company reported net income of $113 million, including a $13 million aftertax charge for the cumulative effect of a change in accounting for postemployment benefits, an $18 million aftertax severance charge recorded in the first quarter of 1994 related to the Company's ongoing review of its personnel needs, and a $12 million aftertax charge related to the spin-off from American Express on May 31, 1994. The 1994 results reflected a difficult market environment for many of the Company's principal businesses.

NET REVENUES Net revenues were $3,444 million for 1996, $3,071 million for 1995 and $2,738 million for 1994. The increase in net revenues in 1996 reflected a general strengthening in customer flow and trading activities in a number of fixed income product areas, increased levels of worldwide debt and equity underwriting, and improved corporate finance advisory results. During the fourth quarter of 1996, the Company recorded net revenues of $1,068 million, its highest quarterly level of net revenues in the post spin-off period. Net revenues in 1995, excluding a special revenue item of $129 million from the sale of the Company's investment in Omnitel, were $2,942 million. Revenues in 1995 were positively affected by increased underwriting volumes and customer flow activity due to strong rallies


LEHMAN BROTHERS 1996 ANNUAL REPORT 34
in the stock and bond markets during the last three quarters of the year. The Company's revenues increased during each quarter of 1995. Although 1994 revenues on an annualized basis were comparable to 1995 levels, the Company's 1994 revenues declined throughout the year from a first quarter peak as increasing interest rates and volatile equity markets served to depress underwriting volumes and to reduce customer flow activity.

Net revenues from international sources as a percentage of total net revenues (excluding Omnitel in 1995) were 41% for 1996, 44% for 1995 and 42% for 1994, reflecting the global scope of the Company's business activities. This includes approximately $363 million, $368 million and $337 million of revenues that were associated with domestic products and services in 1996, 1995 and 1994, respectively, that the Company estimates resulted from relationships with international clients and customers.

Since 1990, Lehman Brothers has focused on a "client/customer-driven" strategy. Under this strategy, Lehman Brothers concentrates on serving the needs of major issuing and advisory clients and investing customers worldwide to build an increasing "flow" of business that leverages the Company's research, underwriting and distribution capabilities. Customer flow continues to be the primary source of the Company's net revenues. In addition to its customer flow activities, the Company also takes proprietary positions based upon expected movements in interest rate, foreign exchange, equity and commodity markets in both the short-and long-term. The Company's success in this area is dependent upon its ability to anticipate economic and market trends and to develop trading strategies that capitalize on these anticipated changes. Consistent with the Company's client/customer-driven strategy, proprietary trading activities accounted for approximately 14% of net revenues in 1996, 9% in 1995 and 6% in 1994. Proprietary trading is not anticipated to grow significantly.

The Company, through its subsidiaries, is a market-maker in all major equity and fixed income products in both the domestic and international markets. In order to facilitate its trading activities, the Company is a member of all principal securities and commodities exchanges in the United States and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges. As part of its market-making activities, the Company maintains inventory positions of varying amounts across a broad range of financial instruments, which are marked-to-market on a daily basis and, along with the Company's proprietary trading positions, give rise to principal transactions revenues. The Company utilizes various hedging strategies to minimize its exposure to significant movements in interest and foreign exchange rates and the equity markets.

Net revenues from the Company's market-making and trading activities in fixed income and equity products are recognized as either principal transactions or net interest revenues, depending upon the method of financing and/or hedging related to specific inventory positions. The Company evaluates its trading strategies on an overall profitability basis which includes both principal transaction revenues and net interest. Therefore, changes in net interest should not be viewed in isolation but should be viewed in conjunction with revenues from principal transactions. In 1996, net interest revenues increased 26% to $482 million from $383 million in 1995. The increased net interest revenues in 1996 resulted from a shift in the composition of the Company's fixed income portfolio, an increase in net dividend revenue related to certain structured transactions in equity derivatives, and improved spreads on certain higher margin matched book financing transactions, partially offset by higher interest expenses resulting from the Company's increased level of long-term debt outstanding.

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


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 35

The following table of net revenues by business unit and the accompanying discussion have been prepared in order to present the Company's net revenues in a format that reflects the manner in which the Company manages its businesses. For internal management purposes, the Company has been segregated into four major business units: Fixed Income, Equity, Corporate Finance Advisory and Merchant Banking. Each business unit represents a grouping of financial activities and products with similar characteristics. These business activities result in revenues that are recognized in multiple revenue categories contained in the Company's Consolidated Statement of Operations. Net revenues by business unit contain certain internal allocations, including funding costs, which are centrally managed.

TWELVE MONTHS ENDED NOVEMBER 30, 1996

                                     PRINCIPAL
                              TRANSACTIONS AND                   INVESTMENT
                                  NET INTEREST    COMMISSIONS       BANKING    OTHER     TOTAL
==============================================================================================
Fixed Income                            $1,793           $ 57          $307      $ 8    $2,165
Equity                                     275            286           280        3       844
Corporate Finance Advisory                                              249                249
Merchant Banking                           (18)                         138                120
Other                                       11             19             7       29        66
----------------------------------------------------------------------------------------------
                                        $2,061           $362          $981      $40    $3,444
----------------------------------------------------------------------------------------------

TWELVE MONTHS ENDED NOVEMBER 30, 1995

                                     PRINCIPAL
                              TRANSACTIONS AND                   INVESTMENT
                                 NET INTEREST*    COMMISSIONS       BANKING     OTHER     TOTAL
===============================================================================================
Fixed Income                            $1,373           $ 92          $178       $14    $1,657
Equity                                     418            330           215         1       964
Corporate Finance Advisory                                              231                 231
Merchant Banking                           (26)                         172                 146
Other                                       11             28             5        29        73
-----------------------------------------------------------------------------------------------
                                        $1,776           $450          $801       $44    $3,071
-----------------------------------------------------------------------------------------------

* 1995 equity revenues include $129 million from the sale of Omnitel.

ELEVEN MONTHS ENDED NOVEMBER 30, 1994

                                     PRINCIPAL
                              TRANSACTIONS AND                   INVESTMENT
                                  NET INTEREST    COMMISSIONS       BANKING    OTHER     TOTAL
==============================================================================================
Fixed Income                            $1,419           $103          $ 72      $18    $1,612
Equity                                     235            312           182       11       740
Corporate Finance Advisory                                              180                180
Merchant Banking                            (8)                         136                128
Other                                        8             30             2       38        78
----------------------------------------------------------------------------------------------
                                        $1,654           $445          $572      $67    $2,738
----------------------------------------------------------------------------------------------

The following discussion provides an analysis of the Company's net revenues based upon the various business units which generated these revenues.

FIXED INCOME The Company's fixed income revenues reflect customer flow activities (both institutional and high-net-worth retail), secondary trading, debt underwriting, syndicate and financing activities related to fixed income products. Fixed income products include dollar and non-dollar government securities, mortgage- and asset-backed securities, money


LEHMAN BROTHERS 1996 ANNUAL REPORT 36
market products, dollar and non-dollar corporate debt securities, emerging market securities, municipal securities, financing (global access to debt financing sources including repurchase and reverse repurchase agreements), foreign exchange, commodities and fixed income derivative products. Lehman Brothers is one of the leading 37 primary dealers in U.S. government securities and is a market-maker in the government securities of all major industrial countries. The Company, through its subsidiaries, is also a dominant market-maker for a broad range of fixed income products.

Fixed income revenues were $2,165 million for 1996, $1,657 million for 1995 and $1,612 million for 1994. During 1996, fixed income revenues increased from 1995, primarily as a result of stronger customer trading volumes reflecting a strengthening in the global economy, a reduced U.S. federal deficit and relatively low levels of inflation. The improved market conditions in both the U.S. and Europe led to a significant increase in worldwide debt underwriting revenues and greater contributions from customer flow and trading activities in a number of fixed income products including mortgages, emerging markets, fixed income derivatives and high yield and high-grade corporate bonds. The improved performance in the mortgage business was led by the commercial and nonperforming loan areas. The Company's emerging markets and high yield revenues increased during 1996, primarily as a result of increased debt underwritings compared to 1995. Fixed income derivative revenues in 1996 were driven by improved results in Europe, as the Company continued to benefit from its concerted effort to globalize this business. Financing revenues increased in 1996 due to increased net interest spreads in certain of the matched book portfolios. Lehman ranked #2 in lead-managed fixed income offerings worldwide in 1996 and 1995 with underwritings of $104 billion and $77 billion in 1996 and 1995, respectively, based on Securities Data Company information.

Reduced interest rates and a strengthening U.S. dollar contributed to a favorable market environment in 1995, particularly during the second half of the Company's year. The improved market environment contributed to a stronger debt syndicate calendar and increased customer flow activities for many of the Company's fixed income products, including high-grade corporates, municipals and foreign exchange. The most significant component of the increase in fixed income revenues was investment banking, due to a strengthening in origination volumes and an improved mix of underwriting revenues compared to the depressed 1994 levels.

EQUITY Equity net revenues reflect customer flow activities (both institutional and high-net-worth retail), secondary trading, equity underwriting, equity finance, equity derivatives and arbitrage activities.

Equity revenues were $844 million for 1996, $964 million for 1995 and $740 million for 1994. Included in the 1995 results were net revenues of $129 million resulting from the Company's sale of its stake in Omnitel. Excluding the Omnitel transaction, equity revenues were $835 million for 1995.

Equity revenues increased slightly in 1996 (as compared to the 1995 amount excluding Omnitel) as a result of improved underwriting results combined with increased contributions from the equity derivative business, convertible securities and international equities. The improved underwriting volumes reflected the favorable global economic environment in 1996, with generally increased trading volumes on most major domestic and international listed exchanges and record flows of capital into U.S. equity mutual funds. The improved equity derivatives results in 1996 were primarily from the Company's Asian business activities, reflecting the continued emphasis on the globalization of certain high margin businesses. During the second half of 1996, the Company's efforts to reposition its equity business resulted in the realization of stronger results as it lead-managed transactions valued at over $5 billion, representing an 87% increase over the comparable amount for the first half of 1996. The Company ranked third in total NYSE listed trading volume throughout all of 1996 and 1995.

Revenues in 1995 reflected a stronger equity syndicate calendar that benefited both the Company's NASDAQ and listed businesses. The favorable syndicate calendar in 1995 also contributed to increased customer flow in the Company's secondary trading activities. Commission revenues were up as trading volumes on domestic exchanges increased,


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 37
partially offset by reduced market trading volumes on certain Asian and European exchanges. Equity derivative revenues in 1995 were up substantially compared to 1994, due to increased customer activity and more favorable market conditions. Equity finance revenues were down in 1995 versus 1994 due to decreased net spreads in certain of the conduit matched books.

CORPORATE FINANCE ADVISORY Corporate finance advisory net revenues, classified in the Consolidated Statement of Operations as a component of investment banking revenues, result primarily from fees earned by the Company in its role as strategic advisor to its clients. This role primarily consists of advising clients on mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings, and a variety of cross-border transactions. The net revenues for corporate finance advisory increased in 1996 to $249 million from $231 million in 1995 and from $180 million in 1994. The increased revenues reflected a strong merger and acquisition environment throughout 1996 and 1995, as companies concentrated on cost cutting and creating greater economies of scale via acquisitions, asset sales, and corporate restructurings on a global basis. During 1996, the Company ranked sixth, based on the value of completed merger and acquisition assignments worldwide, advising on 153 completed transactions valued at approximately $98 billion, based on Securities Data Company information. Reflecting the international nature of the Company's corporate finance advisory business, 42 of the transactions completed in 1996 were cross-border in nature.

MERCHANT BANKING The Company is the general partner for six merchant banking partnerships. Current merchant banking investments held by the partnerships include both publicly traded and privately held companies diversified on a geographic and industry basis. Merchant banking net revenues primarily represent the Company's proportionate share of net realized and net unrealized gains and losses from the sale and revaluation of investments held by the partnerships. Such amounts are classified in the Consolidated Statement of Operations as a component of investment banking revenues. Merchant banking net revenues also reflect the net interest expense relating to the financing of the Company's investment in the partnerships. Merchant banking net revenues were $120 million, $146 million and $128 million for 1996, 1995 and 1994, respectively.

For 1996, merchant banking revenues resulting from the participation in the partnerships decreased 20% to $138 million from $172 million for 1995. This decrease was principally due to a reduction in the net gains recognized on the publicly traded investments held by the partnerships. During 1995, merchant banking revenues increased to $172 million from $136 million for 1994 due to increases in the value of several publicly traded investments.

NON-INTEREST EXPENSES

During 1996, the Company's non-interest expenses totaled $2,807 million, including a severance charge of $84 million. Non-interest expenses were $2,702 million for 1995, including a restructuring charge of $97 million and compensation and benefits expenses of $50 million attributable to Omnitel. Non-interest expenses were $2,545 million for 1994, including a $33 million severance charge and a $15 million spin-off charge.

Excluding these special charges, non-interest expenses were $2,723 million for 1996, $2,555 million for 1995 and $2,497 million for 1994.

                                             TWELVE MONTHS    ELEVEN MONTHS
                                                  ENDED               ENDED
                                               NOVEMBER 30      NOVEMBER 30
                                          ------------------  -------------
(IN MILLIONS)                               1996     1995(1)           1994
===========================================================================
Compensation and benefits expense         $1,747     $1,494          $1,413
Compensation and benefits/net revenues      50.7%      50.8%           51.6%
Nonpersonnel expenses:
 Excluding severance and other charges    $  976     $1,061          $1,084
 Severance and other charges                  84         97              48
---------------------------------------------------------------------------
  Total nonpersonnel expenses             $1,060     $1,158          $1,132
---------------------------------------------------------------------------
Nonpersonnel expenses(2)/net revenues       28.3%      36.1%           39.6%
---------------------------------------------------------------------------

(1) 1995 amounts exclude revenues and expenses related to the Omnitel transaction.

(2) Nonpersonnel expenses excluding severance and other charges.


LEHMAN BROTHERS 1996 ANNUAL REPORT 38

Compensation and benefits expense declined as a percentage of net revenues to 50.7% for 1996 from 50.8% for 1995 (excluding Omnitel). Excluding special charges, nonpersonnel expenses decreased $85 million to $976 million for 1996 from $1,061 million for 1995. Additionally, nonpersonnel expenses (excluding severance and other charges) as a percentage of net revenues decreased to 28.3% in 1996 from 36.1% in 1995. The decline in nonpersonnel expenses in 1996 resulted from cost savings realized from the 1995 restructuring charge and the Company's continued focus on improving productivity and reducing costs.

COST REDUCTION EFFORT At year-end 1994, the Company announced a cost reduction program to reduce expenses by $300 million on an annualized basis (pretax) compared to the third quarter 1994 expense run rate. The Company's cost reduction efforts were targeted into three areas: personnel cost savings of $100 million, nonpersonnel cost savings of $150 million and interest and tax expense savings of $50 million. Through November 1995, the Company achieved its cost reduction goals in all the identified cost categories. In fact, through the fourth quarter of 1995, the Company reduced total expenses by approximately $326 million on an annualized basis compared to the third quarter of 1994. These cost savings do not include the $24 million of cost savings attributable to the 1995 real estate restructuring charge.

The Company implemented further cost reduction efforts in 1996, with the goal of achieving additional nonpersonnel cost savings in excess of $50 million by the end of 1996. The Company achieved this objective by the third quarter of 1996. Nonpersonnel expenses decreased to $240 million in the third quarter of 1996 as compared to $254 million in the fourth quarter of 1995 (excluding the restructuring charge), which translated into annualized savings of $56 million. These savings were achieved across numerous expense categories as a result of the continuing systematic and comprehensive global review of all major expense categories. In the fourth quarter of 1996, nonpersonnel expenses totaled $247 million as certain revenue-sensitive expenses increased in response to a significant rise in revenues.

The Company believes that while the absolute level of its expense base may increase in response to related increases in revenue levels (due to the variability of certain expenses), the cost savings achieved as a result of its cost reduction efforts are permanent.

1996 SEVERANCE CHARGE The Company recorded an $84 million severance charge ($50 million aftertax) in the fourth quarter of 1996 related to certain strategic actions taken to improve on-going profitability. The 1996 severance charge reflected the culmination of a worldwide business unit economic performance review which was undertaken in the fourth quarter of 1996 to focus the Company on its core investment banking, equity and fixed income sales and trading areas. The charge resulted from personnel reductions across a number of underperforming fixed income and equity businesses, including exiting the precious metals business in the U.S., Europe and Asia; exiting energy trading in the U.S. and Europe; consolidating Asian fixed income risk management activities into one center in Tokyo; refocusing foreign exchange trading activities and combining the Company's New York Private Client Services offices. Additionally, the charge reflects various other strategic personnel reductions which were aimed at delayering management. The Company intends to redirect nonpersonnel expense and compensation expense savings into certain core businesses to expedite the Company's strategic initiatives; and it is expected that these actions in the aggregate will result in improved operating performance in future periods.

1995 RESTRUCTURING CHARGE The restructuring charge in 1995 included an $80 million occupancy-related real estate charge and a $17 million severance charge. The real estate component of the charge resulted from a complete review of the Company's real estate requirements at current headcount levels and the elimination of excess real estate, primarily in New York, London and Tokyo. This charge included costs to write-down the carrying value of leasehold improvements, as well as projected shortfalls of sublease rentals versus expected operating costs related to the Company's excess capacity. The excess real estate capacity resulted from headcount reductions associated with the Company's


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 39
cost reduction efforts. The severance component of the charge related to payments made to terminated personnel arising from a formalized fourth quarter business unit productivity review. The Company realized approximately $24 million of reduced occupancy and depreciation expenses in 1996 as a result of these actions.

INCOME TAXES

The Company had an income tax provision of $221 million, $127 million and $67 million for 1996, 1995 and 1994, respectively. The effective tax rate for the Company was 35% for 1996, 34% for 1995 and 35% for 1994. The higher tax rate in 1996 versus 1995 reflects a decrease in tax-exempt interest and dividends partially offset by benefits generated from the restructuring of certain legal entities to assure that the Company is operating in the most tax efficient manner. The 1996 income tax provision includes a provision of $255 million for continuing businesses and a tax benefit of $34 million related to the 1996 severance charge. The lower rate in 1995 versus 1994 reflects the utilization of certain previously nondeductible foreign losses and the elimination of the charge related to the nondeductible portion of the spin-off expenses in 1994, partially offset by an increase in state taxes and a decrease in tax-exempt interest and dividends. The 1995 income tax provision includes a provision of $134 million for continuing businesses, a $32 million provision related to the sale of the Company's investment in Omnitel and a tax benefit of $39 million related to the restructuring charge.

The Company's net deferred tax asset decreased by $55 million to $254 million at November 30, 1996 from $309 million at November 30, 1995. It is anticipated that the remaining net deferred tax asset will be realized through future earnings. The Company's net deferred tax asset increased by $89 million to $309 million at November 30, 1995 from $220 million at November 30, 1994.

As of November 30, 1996, the Company had approximately $92 million of net operating losses available to offset future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW As a leading global investment bank that actively participates in the global capital markets, the Company has large and diverse capital requirements. Many of the businesses in which the Company operates are capital intensive. Capital is required to finance, among other things, the Company's securities inventories, underwriting activities, principal investments, merchant banking activities and investments in fixed assets.

The Company's total assets were $128.6 billion at November 30, 1996 compared to $115.3 at November 30, 1995. The Company's balance sheet is highly liquid and consists primarily of cash and cash equivalents, securities and other financial instruments owned which are marked-to-market daily and collateralized short-term financing agreements. As the Company's primary activities are based on customer flow transactions, the Company experiences a rapid asset turnover rate. In addition, the highly liquid nature of these assets provides the Company with flexibility in financing and managing its business. The overall size of the Company's total assets and liabilities fluctuates from time to time and at specific points in time (such as calendar quarter ends) may be higher than fiscal quarter ends.

FUNDING AND CAPITAL POLICIES The Company's Finance Committee, which includes senior officers from key areas of the Company, is responsible for establishing and managing the funding and liquidity policies of the Company. The Finance Committee's funding and liquidity policies include recommendations for capital and balance sheet size as well as the allocation of capital and balance sheet to product areas. In addition, the Finance Committee works with the Regional Asset and Liability Committees to ensure coordination of global funding efforts. The Regional Asset and Liability Committees are aligned with the Company's geographic funding centers and are responsible for implementing funding strategies consistent with the direction set by the Finance Committee and for monitoring and managing liquidity for the region.


LEHMAN BROTHERS 1996 ANNUAL REPORT 40

The primary goal of the Company's funding policies is to provide sufficient liquidity and availability of funding sources at all times and throughout all market environments. There are five key elements to the Company's funding strategy which are:

(1) To maintain an appropriate Total Capital structure to support the business activities in which the Company is engaged.

The Company is one of the most highly capitalized global investment banking firms with $19.8 billion in Total Capital. The Company manages Total Capital, defined as long-term debt, preferred stock and common stockholders' equity, on a business and product level. The determination of the amount of Total Capital assigned to each business and product is a function of asset quality, market risk, liquidity and regulatory capital requirements. The Company reallocates its capital to businesses based upon their ability to obtain targeted returns, perceived opportunities in the marketplace and the Company's long-term strategy. The Company strives to have sufficient Total Capital to meet its anticipated long-term capital needs which include cash capital (liquidity), regulatory capital and market and credit risk requirements, and continually monitors its Total Capital needs by using market, credit and liquidity risk sensitivity analyses.

[TOTAL CAPITAL GRAPH]

(2) To minimize liquidity and refinancing risk by funding the Company's assets on a global basis with liabilities which have maturities similar to the anticipated holding period of the assets.

The Company continually reviews its mix of long- and short-term borrowings as it relates to maturity matching and the availability of secured and unsecured financing. In general, the Company finances its equity investments in its subsidiaries with stockholders' equity and the subordinated capital of subsidiaries are financed with a combination of subordinated debt and longer-dated senior debt. Inventories and other short-term assets are financed with a combination of short-term funding, floating rate long-term debt and stockholders' equity. Fixed assets, property, plant and equipment are generally financed with longer-dated fixed rate debt.

Where the Company deems it to be appropriate and to minimize currency risks, foreign currency denominated assets are financed with corresponding foreign currency denominated liabilities.

(3) To maintain sufficient liquidity during a period of financial stress through a combination of collateralized short-term financings and Total Capital. Financial stress is defined as any event which severely constrains the Company's access to unsecured funding sources.

To achieve this objective, the Company strives to maximize its use of global collateralized borrowing sources and reduce its reliance upon short-term unsecured borrowings. In addition, the Company's liquidity policies include maintaining sufficient excess unencumbered securities to use as collateral, if necessary, to obtain secured financing to meet maturities of short-term unsecured liabilities as well as current maturities of long-term debt. Also, the Company strives to maintain a sufficient amount of Total Capital to enable the Company to support all assets not readily pledgeable to counterparties and to meet secured borrowing haircut requirements as determined by reference to the Company's bank lenders, should unsecured sources of borrowings no longer be available. In this regard, the Company believes that increasing Total Capital will provide additional liquidity to cover periods of financial stress and further advance the Company's liquidity management objectives. Lastly, the Company periodically tests its secured and unsecured credit facilities to ensure availability and operational readiness. These policies position the Company to meet its liquidity requirements in all periods including those of financial stress.


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 41

Additionally, during 1996, the Company further expanded its contingency funding strategy by providing a comprehensive one-year action plan in the event of severe financial stress. The plan, which was approved by the Company's Finance Committee in 1996, will be subject to updating, review and ratification by the Finance Committee annually.

(4) To obtain diversified funding through a global investor base which maximizes liquidity and reduces concentration risk.

The Company obtains global funding from both the banking community and short- and long-term investors through its centers in New York, London, Tokyo, Hong Kong and Frankfurt. In addition to maintaining geographic diversification, the Company also utilizes a broad range of debt instruments, which it issues in varying maturities and currencies.

The Company issues both commercial paper and other short-term debt instruments, including master notes, corporate and retail deposits, and bank borrowings under uncommitted lines of credit and other uncommitted arrangements. To reduce liquidity and concentration risk, the Company carefully manages its maturities to avoid large refinancings on any one given day, and limits its exposure to any single investor or type of investor.

(5) Maintain funding availability well in excess of actual utilization.

The Company maintains sizable uncommitted lines of credit from a broad range of banks and financial institutions from which it draws funds in a variety of currencies and which provide an additional source of liquidity. Uncommitted lines consist of facilities that the Company has been advised are available but for which no contractual lending obligations exists.

Additionally, the Company maintains secured and unsecured committed revolving credit facilities which at November 30, 1996, totaled $3 billion.

SHORT-TERM FUNDING The Company strives to maximize the portion of the Company's balance sheet that is funded through collateralized borrowing sources which in turn minimizes the reliance placed upon unsecured short-term debt.

Collateralized borrowing sources include securities and other financial instruments sold but not yet purchased, as well as collateralized short-term financings, defined as securities sold under agreements to repurchase ("repos") and securities loaned. Because of their secured nature, repos and other types of collateralized borrowing sources are less credit-sensitive and have historically been a more stable financing source under adverse market conditions. Also, collateralized borrowing sources generally provide the Company with access to lower cost funding.

The amount of the Company's collateralized borrowing activities will vary reflecting changes in the mix and overall levels of securities and other financial instruments owned and global market conditions. However, at all times, the vast majority of the Company's assets are funded with collateralized borrowing sources. At November 30, 1996 and 1995, $89 billion and $83 billion, respectively, of the Company's total balance sheet was financed using collateralized borrowing sources.

At November 30, 1996, Holdings maintained a Revolving Credit Agreement with a group of banks. Under the terms of the credit agreement, the banks have committed to provide up to $2 billion for up to 364 days. The credit agreement contains covenants which require, among other things, that the Company maintain specified levels of liquidity, consolidated capital and tangible net worth, as defined.

In addition, the Company maintains a $1 billion Secured Revolving Credit Facility (the "Facility") for Lehman Brothers International (Europe) ("LBIE"), the Company's major operating entity in Europe. Under the terms of this committed Facility, the bank group has committed to provide up to $1 billion for up to 364 days on a secured basis with a variety of financial instruments as collateral. Any loans outstanding on the commitment termination date may mature on the first anniversary of the commitment termination date at the option of LBIE. The loans provided by the bank group are available in several currencies, including U.S. dollar, British pound sterling, Deutsche mark, ECU, French


LEHMAN BROTHERS 1996 ANNUAL REPORT 42
franc, and Italian lira, as well as many other currencies as requested. The credit agreement contains covenants which require, among other things, that LBIE maintain specified levels of tangible net worth, and regulatory capital, and that the Company maintain specified levels of consolidated stockholders' equity and tangible net worth, as defined.

There were no borrowings outstanding under the Facility as of November 30, 1996 or under the Revolving Credit Agreement; however, the Company uses the Facility for general corporate purposes from time to time. The Company has been in compliance with restrictive covenants for both the Revolving Credit Agreement and the Facility at all times.

TOTAL CAPITAL In accordance with the Company's liquidity policies, the Company strengthened its Total Capital base in 1996 to $19.8 billion at November 30, 1996 from $16.5 billion at November 30, 1995 and increased the average maturity of the long-term debt portfolio. Total Capital increased primarily due to an increase in long-term debt.

TOTAL CAPITAL

                                                        NOVEMBER 30
                                               ---------------------------
(IN MILLIONS)                                     1996      1995      1994
==========================================================================
LONG-TERM DEBT
Senior Notes                                   $12,571   $10,505   $ 9,107
Subordinated Indebtedness                        3,351     2,260     2,214
                                                15,922    12,765    11,321
STOCKHOLDERS' EQUITY
Preferred Equity                                   508       708       708
Common Equity                                    3,366     2,990     2,687
--------------------------------------------------------------------------
                                                 3,874     3,698     3,395
--------------------------------------------------------------------------
Total Capital                                  $19,796   $16,463   $14,716
--------------------------------------------------------------------------

During 1996, the Company issued $5.8 billion in long-term debt, which was $3.1 billion in excess of its maturing debt. Long-term debt increased to $15.9 billion at November 30, 1996 from $12.8 billion at November 30, 1995 with the weighted average maturity increasing to 4.1 years at November 30, 1996 from 3.7 years at November 30, 1995.

[LONG-TERM DEBT/WEIGHTED AVERAGE MATURITY GRAPH]

The increase in Total Capital also reflects an increase in stockholders' equity to $3.9 billion at November 30, 1996 from $3.7 billion at November 30, 1995. The net increase in stockholders' equity was primarily due to the retention of earnings and the recognition of common stock issuable under the Company's stock award plans, partially offset by the repurchase of $200 million of 8.44% Cumulative Preferred Stock, the repurchase of treasury stock and the payment of dividends.

To broaden and increase the level of employee ownership in Holdings, the Company utilizes several stock-based compensation plans. Since 1994, the Company has made Restricted Stock Unit ("RSU") awards to its employees as a portion of total compensation in lieu of cash, subject to vesting and transfer restrictions. Approximately 7.6 million, 10.1 million and 5.2 million RSUs were awarded to employees in 1996, 1995 and 1994, respectively. As a result of the RSU awards, stockholders' equity increased by approximately $115 million, $124 million and $87 million in 1996, 1995 and 1994, respectively, net of cancellations. During 1996, the Company repurchased approximately 5.2 million shares (approximately $130 million) related to its stock awards. The repurchase of these shares, as well as any additional share repurchases in future years, will be allocated to fund certain stock awards made under the Company's incentive plans.


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 43

The Company repurchased the $200 million of 8.44% Cumulative Preferred Stock owned by American Express with the proceeds from the issuance of $200 million of Quarterly Income Capital Securities Series A Subordinated Debenture ("Series A QUICS"). The Series A QUICS have an interest rate of 8.3% and mature in 2035, subject to early redemption by the Company on or after March 31, 2001. The Series A QUICS are subordinated to all senior and subordinated debt of the Company. As a result of these transactions, Preferred Stockholders' Equity decreased to $508 million at November 30, 1996 from $708 million at November 30, 1995; however, Total Capital remained unchanged.

At November 30, 1996, the Company had approximately $7.6 billion available for the issuance of debt securities under various shelf registrations and debt programs.

[PRIMARY DOUBLE LEVERAGE GRAPH]

CAPITAL RESOURCES AND CAPITAL ADEQUACY Balance sheet leverage ratios are one methodology utilized to evaluate the capital adequacy of a company relative to the financial risk inherent in the balance sheet. The Company's leverage ratios computed as the ratio of year-end assets to year-end stockholders' equity were 33.2x and 31.2x at November 30, 1996 and 1995, respectively. However, the Company's adjusted leverage, a better measure of market risk, defined as total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase divided by stockholders' equity, was 24.8x and 21.4x as of November 30, 1996 and 1995, respectively. The ratio continues to be in line with the period end adjusted leverage ratios of the Company's competitors.

The Company also closely monitors its primary double leverage ratio. A double leverage ratio in excess of 1.0 arises from the funding of equity investments in subsidiaries with the debt of the parent. The Company's objectives are to maintain its primary double leverage ratio at no more than 1.0. Primary double leverage, defined as Holdings' investment in subsidiaries divided by Holdings' stockholders' equity, was 0.97 at November 30, 1996 compared to 1.01 at November 30, 1995. These levels represent a marked improvement from prior years when primary double leverage was 1.10 at November 30, 1994 and 2.06 at December 31, 1993.

CREDIT RATINGS The Company, like other companies in the securities industry, relies on external sources to finance a significant portion of its day-to-day operations. The Company's access and cost of funding is generally dependent upon its short- and long-term debt ratings. As of November 30, 1996, the current short- and long-term senior debt ratings of Holdings and Lehman Brothers Inc. ("LBI") were as follows:

                                          HOLDINGS                      LBI
                                  -----------------------    -----------------------
                                  SHORT-TERM    LONG-TERM    SHORT-TERM    LONG-TERM**
====================================================================================
Duff & Phelps Credit Rating Co.          D-1            A           D-1          A/A-
Fitch Investors Service Inc.             F-1            A           F-1          A/A-
IBCA                                      A1            A-           A1          A/A-
Moody's                                   P2         Baa1            P2     A3*/Baa1
S&P***                                   A-1            A           A-1        A+*/A
Thomson BankWatch                      TBW-1            A-        TBW-1          A/A-

  *  Provisional ratings on shelf registration

 ** Senior/subordinated

*** Long-term ratings outlook revised to negative on September 21, 1994


LEHMAN BROTHERS 1996 ANNUAL REPORT 44

REGULATORY CAPITAL The Company operates globally through a network of subsidiaries with each subsidiary requiring various levels of capital to conduct business. The Company's subsidiaries may be regulated or unregulated, with various regulatory authorities promulgating specific capital rules and minimum requirements. Regulated entities include: LBI, LBIE, the Tokyo branch of Lehman Brothers Japan Inc. ("LBJTB"), as well as various others. Regulatory capital requirements generally consist of maintaining sufficient amounts of equity capital and subordinated debt, with specific limits as to the amount of capital which can be held in the form of subordinated debt. Regulatory capital requirements may be met through the parent company's infusion of equity or subordinated debt to its regulated subsidiaries. Therefore, the Company is subject to certain rules and restrictions which limit its ability to withdraw capital from regulated entities. At November 30, 1996, the Company is in compliance with all such regulatory capital requirements.

At November 30, 1996, LBI's net capital, as defined by regulatory authorities, aggregated $1,634 million, and was $1,524 million in excess of the minimum regulatory requirements. At November 30, 1996, LBIE and LBJTB exceeded the minimum regulatory requirements, as defined, by approximately $366 million and $132 million, respectively. As of November 30, 1996, all other Holdings subsidiaries were in compliance with the applicable local capital adequacy requirements. In addition, the Company's triple-A rated, derivatives subsidiary, Lehman Brothers Financial Products, Inc., has established certain capital and operating restrictions necessary to maintain its triple-A rating, which are reviewed by various rating agencies.

At November 30, 1996, $3,049 million of net assets of subsidiaries of Holdings were restricted as to the payment of dividends to Holdings, as a result of regulatory and other requirements.

There are no restrictions on Holdings' present ability to pay dividends on its common stock, other than Holdings' obligation first to make dividend payments on its preferred stock and the governing provisions of the Delaware General Corporation Law.

CASH FLOWS Cash and cash equivalents increased $1,275 million in 1996 to $2,149 million, as the net cash provided by financing activities exceeded the net cash used in operating and investing activities. Net cash used in operating activities of $3,391 million included income from continuing operations adjusted for non-cash items of $868 million for 1996. Net cash provided by financing activities was $4,724 million and net cash used in investing activities was $58 million.

Cash and cash equivalents decreased $90 million in 1995 to $874 million, as the net cash used in financing and investing activities exceeded the net cash provided by operating activities. Net cash provided by operating activities of $1,855 million included income from continuing operations adjusted for non-cash items of $439 million for 1995. Net cash used in financing and investing activities was $1,893 million and $52 million, respectively.

Cash and cash equivalents decreased $369 million in 1994 to $964 million, as the net cash used in operating and investing activities exceeded the net cash provided by financing activities. Net cash used in operating activities of $1,395 million included income from continuing operations adjusted for non-cash items of $639 million for 1994. Net cash provided by financing activities was $1,202 million, and net cash used in investing activities was $176 million.

HIGH YIELD SECURITIES The Company underwrites, trades, invests and makes markets in high yield corporate debt securities. The Company also syndicates, trades and invests in loans to below investment grade-rated companies. For purposes of this discussion, high yield debt securities are defined as securities or loans to companies rated BB+ or lower, or equivalent ratings by recognized credit rating agencies, as well as non-rated securities or loans which, in the opinion of management, are non-investment grade. Non-investment grade securities generally involve greater risks than investment grade securities due to the issuer's creditworthiness and the liquidity of the market for such securities. In addition, these issuers have higher levels of indebtedness, resulting in an increased sensitivity to adverse economic conditions.


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 45

The Company recognizes these risks and aims to reduce market and credit risk through the diversification of its products and counterparties. High yield debt securities are carried at market value and unrealized gains or losses for these securities are reflected in the Company's consolidated statement of operations. The Company's portfolio of such securities at November 30, 1996 and 1995 included long positions with an aggregate market value of approximately $1.7 billion and $1.2 billion, respectively, and short positions with an aggregate market value of approximately $127 million and $172 million, respectively. The portfolio may, from time to time, contain concentrated holdings of selected issues. The Company's largest high yield position was $80 million at November 30, 1996, and $73 million at November 30, 1995.

MERCHANT BANKING ACTIVITIES The Company's merchant banking activities include investments in six partnerships, for which the Company acts as general partner, as well as direct investments. At November 30, 1996, the investment in merchant banking partnerships was $329 million. The Company's policy is to carry its investments, including its partnership interests, at fair value based upon the Company's assessment of the underlying investments.

The Company has a commitment to invest up to $199 million in one of its merchant banking employee investment vehicles. The Company has no remaining commitments to the other five merchant banking partnerships or other direct investments. During 1996, the Company began the process of establishing a new institutional fund for which it will act as general partner. This prospective fund is expected to total $1.5 billion, a portion of which may be contributed by the Company either directly or through an employee investment vehicle.

NON-CORE ACTIVITIES AND INVESTMENTS In March 1990, the Company discontinued the origination of partnerships (the assets of which are primarily real estate) and investments in real estate. Currently, the Company acts as a general partner for approximately $3.9 billion of partnership investment capital and manages the remaining real estate investment portfolio. At November 30, 1996, the Company had $19 million of investments in these real estate activities, as well as $53 million of commitments and contingent liabilities under guarantees and credit enhancements, both net of applicable reserves. The Company believes any exposure under these commitments and contingent liabilities has been adequately reserved. In certain circumstances, the Company provides financial and other support and assistance to such investments to maintain investment values. There is no contractual requirement that the Company continue to provide this support.

The Company also has equity, partnership and debt investments made in previous years that are unrelated to its ongoing businesses. The Company has other investments that are also awaiting their disposition or the occurrence of certain events which will ultimately lead to their liquidation. The Company carries these equity, partnership and debt investments, at their estimated net realizable value, which approximates $79 million at November 30, 1996.

Non-core activities and investments have declined 36% since November 30, 1995. This decline is the result of the sale of certain real estate investments and the expiration of commitments, which had no material effect on the financial condition of the Company. Management's intention with regard to non-core assets is the prudent liquidation of these investments as and when possible.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AND DERIVATIVES

OVERVIEW Derivatives are financial instruments, which include swaps, options, futures, forwards and warrants, whose value is based upon an underlying asset (e.g., treasury bond), index (e.g., S&P 500) or reference rate (e.g., LIBOR). A derivative contract may be traded on an exchange or negotiated in the over-the-counter markets. Exchange-traded derivatives are standardized and include futures, warrants and certain option contracts listed on an exchange. Over-the-counter ("OTC") derivative contracts are individually negotiated between contracting parties and include forwards, swaps and certain options, including caps, collars and floors. The use of derivative financial instruments has expanded significantly over the past decade. One reason for this expansion is that derivatives provide a cost-effective alternative for managing market risk. In this regard, derivative contracts provide a reduced funding alternative for managing market risk since derivatives are based upon notional values, which are generally not exchanged, but rather are used merely as a basis for exchanging cash flows during the duration of the contract. Derivatives are also utilized extensively as


LEHMAN BROTHERS 1996 ANNUAL REPORT 46
highly effective tools that enable users to adjust risk profiles, such as interest rate, currency, or other market risks, or to take proprietary trading positions, since OTC derivative instruments can be tailored to meet individual client needs. Additionally, derivatives provide users with access to market risk management tools which are often unavailable in traditional cash instruments.

Derivatives are subject to various risks similar to non-derivative financial instruments including market, credit and operational risk. Market risk is the potential for a financial loss due to changes in the value of derivative financial instruments due to market changes, including changes in interest rates, foreign exchange rates and equity and commodity prices. Credit risk results from the possibility that a counterparty to a derivative transaction may fail to perform according to the terms of the contract. Therefore, the Company's exposure to credit risk is represented by its net receivable from derivative counterparties, after consideration of collateral. Operational risk is the possibility of financial loss resulting from a deficiency in the Company's systems for executing derivative transactions. In addition to these risks, counterparties to derivative financial instruments may also be exposed to legal risks related to derivative activities, including the possibility that a transaction may be unenforceable under applicable law. The risks of derivatives should not be viewed in isolation but rather should be considered on an aggregate basis along with the Company's other trading-related activities.

As derivative products have continued to expand in volume, so has market participation and competition. As a result, additional liquidity has been added into the markets for conventional derivative products, such as interest rate swaps. Competition has also contributed to the development of more complex products structured for specific clients. It is this rapid growth and complexity of certain derivative products which has led to the perception, by some, that derivative products are unduly risky to users and the financial markets. In order to remove the public perception that derivatives may be unduly risky and to ensure ongoing liquidity of derivatives in the marketplace, the Company supports the efforts of the regulators in striving for enhanced risk management disclosures which consider the effects of both derivative products and cash instruments. In addition, the Company supports the activities of regulators which are designed to ensure that users of derivatives are fully aware of the nature of risks inherent within derivative transactions. As evidence of this support, the Company is an active participant in the Derivative Policy Group and has been actively involved with the various regulatory and accounting authorities in the development of additional enhanced reporting requirements related to derivatives. The Company strongly believes that derivatives provide significant value to the financial markets and is committed to providing its clients with innovative products to meet their financial needs.

LEHMAN BROTHERS' USE OF DERIVATIVE INSTRUMENTS In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end user. As an end user, the Company utilizes derivative products to adjust the interest rate nature of its funding sources from fixed to floating interest rates and vice versa, and to change the index upon which floating interest rates are based (i.e., Prime to LIBOR) (collectively, "End User Derivative Activities"). For a further discussion of the Company's End User Derivative Activities see Note 12 to the Consolidated Financial Statements.

The Company utilizes derivative products in a trading capacity both as a dealer to satisfy the financial needs of its clients and in each of its trading businesses (collectively, "Trading-Related Derivative Activities"). The Company's use of derivative products in its trading businesses is combined with cash instruments to fully execute various trading strategies.

The Company conducts its derivative activities through a number of wholly owned subsidiaries. The Company's fixed income derivative products business is conducted through its special purpose subsidiary, Lehman Brothers Special Financing Inc., and a separately capitalized triple-A rated subsidiary, Lehman Brothers Financial Products Inc. The Company's equity derivative product business is conducted through Lehman Brothers Finance S.A. ("LBF"). In addition, as a global investment bank, the Company is also a market-maker in a number of foreign currencies and actively trades in the global commodity markets. Counterparties to the Company's derivative product transactions are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds.


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 47

The Company manages the risks associated with derivatives on an aggregate basis, along with the risks associated with its proprietary trading and market-making activities in cash instruments, as part of its firmwide risk management policies. For a further discussion of the Company's risk management policies refer to Management's Discussion and Analysis pages 49-51.

The Company's Trading-Related Derivative Activities have increased during the current year to a notional value of $1,517 billion at November 30, 1996 from $1,209 billion at November 30, 1995, primarily as a result of growth in the Company's activities as a dealer in fixed income derivative products. Notional values are not recorded on the balance sheet and are not indicative of potential risk, but rather they provide a measure of the Company's involvement with such instruments.

As a result of the Company's Trading-Related Derivative activities, the Company is subject to credit risk. With respect to OTC derivative contracts, the Company's credit exposure is directly with its counterparties and extends through the duration of the derivative contracts. The Company views its net credit exposure to be $4,487 million at November 30, 1996, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. At November 30, 1996 approximately 83% of the Company's net credit risk exposure related to OTC contracts was with counterparties rated single-A or better.

Additionally, the Company is exposed to credit risk related to its exchange-traded derivative contracts. Exchange-traded derivative contracts include futures contracts, warrants and certain options. Futures contracts and options on futures are transacted on the respective exchange. The exchange clearing house is a counterparty to the futures contracts and options. As a clearing member firm, the Company is required by the exchange clearing house to deposit cash or other securities as collateral for its obligation upon the origination of the contract and for any daily changes in the market value of open futures contracts. Unlike OTC derivatives which involve numerous counterparties, the number of counterparties from exchange-traded derivatives includes only those exchange clearing houses of which the Company is a clearing member firm or other member firms the Company utilizes as agents. Substantially all of the Company's exchange-traded derivatives are transacted on exchanges of which the Company is a clearing member firm. To protect against the potential for a default, all exchange clearing houses impose net capital requirements for their membership. Therefore, the potential for losses from exchange-traded products is limited. As of November 30, 1996, the Company had approximately $1,337 million on deposit with futures exchanges consisting of cash and securities (customer and proprietary), and had posted approximately $313 million of letters of credit and bank guarantees. Included within these amounts was $392 million and $945 million of cash and securities related to domestic and foreign futures exchanges, respectively, and $217 million and $96 million of letters of credit and bank guarantees to domestic and foreign exchanges, respectively. As of November 30, 1996, the following cash and securities were on deposit with foreign futures exchanges: $389 million with the Tokyo Stock Exchange, $142 million with the Singapore International Monetary Exchange, $124 million with the Osaka Securities Exchange, $104 million with Deutsche Termin Borse, and $73 million with the Marche a Terme International de France. In addition, the Company had letters of credit of approximately $54 million on deposit with the London Clearing House.

See Note 12 to the Consolidated Financial Statements for a further discussion of the Company's Trading-Related Derivative Activities.

ACCOUNTING AND VALUATION

The Company's accounting methodology for derivatives depends on both the type and purpose of the derivative instrument. The Company records its Trading-Related Derivative Activities on a mark-to-market or fair value basis. Under mark-to-market or fair value accounting, gains and losses are recognized currently in Principal Transactions, and


LEHMAN BROTHERS 1996 ANNUAL REPORT 48
resulting assets and liabilities are recorded in the Consolidated Statement of Financial Condition as Derivatives and other Contractual Agreements, as applicable. Derivative assets and liabilities are netted by counterparty, when permitted under a legally enforceable master netting agreement. Derivatives utilized in conjunction with the Company's End User Derivative Activities are generally recorded on an accrual basis. Interest is accrued into income or expense over the life of the contract, resulting in the net interest impact of the derivative and the underlying hedged item being recognized in income throughout the hedge period.

Market or fair value for Trading-Related Derivative Activities is generally determined by pricing models. Pricing models utilize a series of market inputs to determine the present value of future cash flows, with adjustments, as required, for credit, liquidity, and ongoing costs. Further valuation adjustments may be recorded, as deemed appropriate, for new or complex products or for significant positions. These adjustments are integral components of the mark-to-market process.

RISK MANAGEMENT

As a leading global investment banking company, risk is an inherent part of the Company's businesses. The Company has developed policies and procedures to identify, measure and monitor each of the risks involved in its trading, brokerage and investment banking activities on a global basis. The principal risks of Lehman Brothers are market, credit, liquidity, legal and operational risks. Risk Management is considered to be of paramount importance, and efforts to further enhance this core competency are ongoing, and will include a significant investment in information technology infrastructure and systems over the next two years.

The Company aims to reduce risk through the diversification of its products, counterparties and activities in geographic regions. The Company accomplishes this objective by allocating the usage of capital to each of its businesses, establishing trading limits for individual products and traders and setting credit limits for individual counterparties including regional concentrations. The Company seeks to achieve adequate returns from each of its businesses commensurate with the risks which they assume. The Company periodically reallocates capital to its businesses based on their ability to obtain returns consistent with the established guidelines, opportunities in the marketplace and the Company's long-term strategy.

The Company's risk management strategy is headed by a Risk Management Committee comprised of the Chief Executive Officer, Global Equity Division Head, Global Fixed Income Division Head, London Senior Manager, Asian Senior Manager, Chief Financial Officer, Chief Credit Officer and Global Risk Manager. This committee reviews risk exposures, ratifies division risk limits and signs off on Risk Management guidelines. The Risk Management Committee meets on a weekly basis, or more frequently if required, to discuss, among other matters, significant market exposures, concentrations of positions (e.g., counterparty, market risk), potential new transactions or positions and risk limit exceptions.

Overall risk management is based on a multi-tiered approach which includes many independent groups (i.e., the Risk Management Committee, the Market and Credit Risk Management Departments, Audit, Finance, Legal and Treasury) that assist in the identification, assessment and control of risk. Senior representatives from these groups meet formally on a biweekly basis and on an ad hoc basis as necessary. Senior management plays a critical role in the ongoing evaluation of risks and adjusts risk management policies when necessary.

MARKET RISK MANAGEMENT DEPARTMENT The Market Risk Management Department ("MRM Department") is independent of the trading areas and reports directly to the Chief Executive Officer. The group functions as the executive branch of the Risk Management Committee. Staff is located in New York, London and Tokyo. The international staff has a matrix reporting responsibility to local senior non-trading management in addition to the Global Risk Manager.

The MRM Department is responsible for the preparation and dissemination of risk reports, developing and implementing the firm-wide Risk Management Guidelines and evaluating adherence to these guidelines. The purpose of market


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 49
risk management guidelines is to address the review and approval of risk limits, the monitoring and reporting of risks against such limits, the reporting of risk limit exceptions, the review and approval of risk limit exceptions, as well as identifying the requisite authorities governing these processes. These guidelines provide a clear framework for risk management decision-making. To that end, the MRM Department identifies and quantifies risk exposures, develops limits, and reports and monitors these risks with respect to the approved limits. The identification of material market risks inherent in positions includes, but is not limited to, interest rate, equity, FX, and commodity risk exposures. In addition to these risks, the MRM Department also evaluates liquidity risks, credit and sovereign concentrations.

The MRM Department is also responsible for the development of standards and methodologies for the quantification and evaluation of market risk. Risk quantification methodologies include Value-at-Risk (VAR) and quantitative measures that take into consideration the portfolio effects of risk across positions, as well as stress testing and scenario analysis based on historical market data and potential market changes. As the development and evaluation of these market risk measures requires personnel with specific industry, technological and quantitative skills, the MRM Department has an analysis group comprised of individuals with specific expertise in these areas. The Company is committed to ensuring that individuals within the risk management area are qualified with the skills necessary to assess Lehman's risk exposures.

The MRM Department establishes measurable risk limits for all significant market risk exposures by exposure type (e.g., delta, gamma, vega) or based on VAR; risk limits are set at varying levels of trading activity (e.g., strategy and trader). Analysts in the MRM Department, in a joint effort with the Finance Department, establish appropriate limits for the business units and communicate these limits to senior risk management members ensuring that these limits are appropriate on an aggregate basis and consistent with the Company's overall risk management goals. To accomplish this objective the MRM Department also maintains a reporting group, which works closely with the analysis group, that is responsible for reporting the daily exposures from a singular to an aggregate level.

In addition to independently monitoring and reporting market risks to the businesses and to senior management, the MRM Department ensures that risk reports adequately present the risks they are intended to report and that the limitations of such reports are made known to the users of such reports. This is achieved by the MRM Department's periodic review of the risk reporting methodologies with risk report users. Risk Management documents the methods used in the risk reports, which are available for user review.

CREDIT RISK MANAGEMENT DEPARTMENT Credit risk management is an integral component of the Company's overall risk management framework. The Credit Risk Management Department ("CRM Department") has global responsibility for establishing credit risk standards and defining the Company's overall credit risk management framework. The Company recognizes that the credit "risk appetite" is a finite resource and emphasizes the importance of allocating this resource in such a way as to maximize the Company's profitability.

The CRM Department is independent from the business units and reports directly to the Global Risk Manager, who, in turn, reports to the Chief Executive Officer. Corporate Credit is a global department centered in and managed from New York, with credit officers operating in London, Tokyo, Hong Kong and Singapore.

The CRM Department manages the credit exposure related to its trading activities by giving initial credit approval for counterparties, establishing credit limits by counterparty, country and industry group and by requiring collateral in appropriate circumstances. In addition, the CRM Department strives to ensure that master netting agreements are obtained whenever possible. The CRM Department also considers the duration of transactions in making its credit decisions, along with the potential credit exposure for complex derivative transactions. The CRM Department is responsible for the continuous monitoring and review of counterparty credit exposure and counterparty creditworthiness. Credit limits are reviewed periodically to ensure that they remain appropriate in the light of market events or the counterparty's financial condition.


LEHMAN BROTHERS 1996 ANNUAL REPORT 50

[DISTRIBUTION OF WEEKLY REVENUES GRAPH]

As discussed throughout Management's Discussion and Analysis, the Company's primary focus in its sales and trading businesses is customer flow. Due to this customer flow focus, combined with the Company's risk management controls and processes, the Company's net revenues experience relatively low levels of volatility. This is illustrated by the weekly summary of its underwriting, sales and trading net revenues for fiscal years 1996, 1995 and 1994. Although historical performance is not necessarily indicative of future performance, the Company's focus on customer flow activities should continue to provide similar results across the cycle.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), which is effective for transactions occurring after December 31, 1996. In December 1996, the FASB issued SFAS No. 127, deferring the effective date for one year for certain provisions of SFAS No. 125.

It is likely that when fully adopted SFAS No. 125 will require the Company to recognize additional assets and liabilities on its Consolidated Statement of Financial Condition from transactions where the Company is deemed to have control over certain financial assets. This will have the effect of increasing the amount of assets and liabilities recognized on the balance sheet but will have no material effect on the equity or financial condition of the Company.

EFFECTS OF INFLATION

Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses, such as employee compensation, office space leasing costs and communications charges, which may not be readily recoverable in the price of services offered by the Company. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, it may adversely affect the Company's financial position and results of operations in certain businesses.


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 51