Form 10-K405, Exhibit 13
period 1996-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 1997-02-28
CIK 806085

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
LEHMAN BROTHERS HOLDINGS INC.

We have audited the accompanying consolidated statement of financial condition of Lehman Brothers Holdings Inc. and Subsidiaries (the "Company") as of November 30, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended November 30, 1996 and for the eleven month period ended November 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lehman Brothers Holdings Inc. and Subsidiaries at November 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended November 30, 1996 and for the eleven month period ended November 30, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 17 to the consolidated financial statements, in 1994 the Company changed its method of accounting for postemployment benefits.

                                                           /s/ Ernst & Young LLP

New York, New York
January 7, 1997


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 53

CONSOLIDATED STATEMENT OF OPERATIONS

                                                        TWELVE MONTHS  TWELVE MONTHS  ELEVEN MONTHS
                                                               ENDED           ENDED          ENDED
                                                         NOVEMBER 30     NOVEMBER 30    NOVEMBER 30
(IN MILLIONS, EXCEPT PER SHARE DATA)                            1996            1995           1994
---------------------------------------------------------------------------------------------------
REVENUES
  Principal transactions                                    $  1,579        $ 1,393          $1,345
  Investment banking                                             981            801             572
  Commissions                                                    362            450             445
  Interest and dividends                                      11,298         10,788           6,761
  Other                                                           40             44              67
---------------------------------------------------------------------------------------------------
   Total revenues                                             14,260         13,476           9,190
  Interest expense                                            10,816         10,405           6,452
---------------------------------------------------------------------------------------------------
   Net revenues                                                3,444          3,071           2,738

NON-INTEREST EXPENSES
  Compensation and benefits                                    1,747          1,544           1,413
  Brokerage, commissions and clearance fees                      241            241             243
  Occupancy and equipment                                        151            174             160
  Professional services                                          150            159             166
  Communications                                                 147            180             184
  Business development                                           101            110             116
  Depreciation and amortization                                   91            105             116
  Other                                                           95             92              99
  Severance charge                                                84                             33
  Restructuring charge                                                           97
  Spin-off expenses                                                                              15
---------------------------------------------------------------------------------------------------
   Total non-interest expenses                                 2,807          2,702           2,545
Income before taxes and cumulative
  effect of change in accounting principle                       637            369             193
Provision for income taxes                                       221            127              67
---------------------------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting principle                                        416            242             126
Cumulative effect of change in accounting principle,
  net of taxes                                                                                  (13)
Net income                                                  $    416        $   242          $  113
---------------------------------------------------------------------------------------------------
Net income applicable to common stock                       $    378        $   200          $   75
Number of shares used in earnings
  per common share computation                                 116.4          113.4           108.0
Earnings per common share:
  Income before cumulative effect of change
   in accounting principle                                  $   3.24        $  1.76          $ 0.81
  Cumulative effect of change in accounting principle                                         (0.12)
---------------------------------------------------------------------------------------------------
Net income                                                  $   3.24        $  1.76          $ 0.69
---------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 53

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                NOVEMBER 30    NOVEMBER 30
(IN MILLIONS)                                                          1996           1995
------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                          $  2,149       $    874

Cash and securities segregated and on deposit for regulatory
  and other purposes                                                    688            945

Securities and other financial instruments owned:
  Governments and agencies                                           26,638         22,773
  Corporate stocks                                                    6,937          6,270
  Corporate debt and other                                            8,821          8,679
  Mortgages and mortgage-backed                                       8,314          6,847
  Derivatives and other contractual agreements                        6,909          5,384
  Certificates of deposit and other money market instruments          3,834          3,068
                                                                     61,453         53,021
------------------------------------------------------------------------------------------


Collateralized short-term agreements:
  Securities purchased under agreements to resell                    32,340         36,234
  Securities borrowed                                                20,651         16,290



Receivables:
  Brokers, dealers and clearing organizations                         2,878          1,560
  Customers                                                           5,813          3,477
  Others                                                              1,253          1,434



Property, equipment and leasehold improvements
  (net of accumulated depreciation and amortization
  of $668 in 1996 and $585 in 1995)                                     477            495



Deferred expenses and other assets                                      722            793



Excess of cost over fair value of net assets acquired
  (net of accumulated amortization of $103
  in 1996 and $95 in 1995)                                              172            180


------------------------------------------------------------------------------------------
   Total assets                                                    $128,596       $115,303

See Notes to Consolidated Financial Statements


LEHMAN BROTHERS 1996 ANNUAL REPORT 54

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                           NOVEMBER 30      NOVEMBER 30
(IN MILLIONS, EXCEPT PER SHARE DATA)                                              1996             1995
-------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and short-term debt                                         $   8,202        $   6,235
Securities and other financial instruments sold but not yet purchased:
  Governments and agencies                                                      13,202           11,613
  Corporate stocks                                                               4,971            3,420
  Corporate debt and other                                                       1,375            1,509
  Derivatives and other contractual agreements                                   6,816            5,272
                                                                                26,364           21,814
-------------------------------------------------------------------------------------------------------
Collateralized short-term financing:
  Securities sold under agreements to repurchase                                56,119           59,035
  Securities loaned                                                              6,296            1,966
Payables:
  Brokers, dealers and clearing organizations                                    1,004            1,103
  Customers                                                                      7,582            5,761
Accrued liabilities and other payables                                           3,233            2,926
Long-term debt:
  Senior notes                                                                  12,571           10,505
  Subordinated indebtedness                                                      3,351            2,260
     Total liabilities                                                         124,722          111,605
-------------------------------------------------------------------------------------------------------
Commitments and contingencies

STOCKHOLDERS' EQUITY
  Preferred stock, $1 par value; 38,000,000 shares authorized:
   5% Cumulative Convertible Voting, Series A,
  13,000,000 shares authorized, issued and outstanding;
  $39.10 liquidation preference per share                                          508              508
   8.44% Cumulative Voting, 8,000,000 shares issued and outstanding
  in 1995; $25.00 liquidation preference per share                                                  200
   Redeemable Voting, 1,000 shares issued and outstanding;
  $1.00 liquidation preference per share
  Common Stock, $.10 par value; 300,000,000 shares authorized;
  shares issued: 106,793,538 in 1996 and 105,684,565 in 1995;
  shares outstanding: 100,449,144 in 1996 and 104,565,875 in 1995                   11               11
  Common Stock issuable                                                            326              211
  Additional paid-in capital                                                     3,198            3,172
  Foreign currency translation adjustment                                           20                9
  Accumulated deficit                                                              (43)            (397)
  Common Stock in treasury at cost: 6,344,394 shares in 1996
  and 1,118,690 shares in 1995                                                    (146)             (16)
-------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                  3,874            3,698
-------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                              $ 128,596        $ 115,303

See Notes to Consolidated Financial Statements


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 55

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           TWELVE MONTHS  TWELVE MONTHS  ELEVEN MONTHS
                                                                                   ENDED          ENDED          ENDED
                                                                             NOVEMBER 30    NOVEMBER 30    NOVEMBER 30
(IN MILLIONS)                                                                       1996           1995           1994
----------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
5% Cumulative Convertible Voting, Series A:
  Beginning and ending balance                                                   $   508        $   508        $   508
Money Market Cumulative:
  Beginning balance                                                                                                250
  MMP Exchange                                                                                                    (250)
Ending balance
----------------------------------------------------------------------------------------------------------------------
8.44% Cumulative Voting:
  Beginning balance                                                                  200            200
  Repurchase                                                                        (200)
  Shares issued to American Express                                                                                200
Ending balance                                                                                      200            200
----------------------------------------------------------------------------------------------------------------------
Redeemable Voting:
  Beginning and ending balance
----------------------------------------------------------------------------------------------------------------------
Total Preferred Stock, ending balance                                                508            708            708
----------------------------------------------------------------------------------------------------------------------
COMMON STOCK
  Beginning balance                                                                   11             11             17
  Reverse Stock Split                                                                                              (11)
  American Express Common Stock purchase                                                                             4
  MMP Exchange                                                                                                       1
Ending balance                                                                        11             11             11
COMMON STOCK ISSUABLE
  Beginning balance                                                                  211             87
  RSUs awarded, net of cancellations                                                 115            124             87
----------------------------------------------------------------------------------------------------------------------
Ending balance                                                                       326            211             87
----------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
  Beginning balance                                                                3,172          3,172          1,871
  Exchange RSUs for Common Stock                                                      21
  Exercise of stock options                                                            6              1
  Employee stock purchase plan                                                        (3)            (1)
  Reverse Stock Split                                                                                               11
  American Express Common Stock purchase                                                                           900
  MMP Exchange                                                                                                     249
  Nippon Life Common Stock purchase                                                                                 89
  EOP conversion                                                                                                    57
  Other, net                                                                           2                            (5)
Ending balance                                                                     3,198          3,172          3,172
FOREIGN CURRENCY TRANSLATION ADJUSTMENT
  Beginning balance                                                                    9              6            (12)
  Translation adjustment, net(1)                                                      11              3             18
----------------------------------------------------------------------------------------------------------------------
Ending balance                                                                        20              9              6
----------------------------------------------------------------------------------------------------------------------
ACCUMULATED DEFICIT
  Beginning balance                                                                 (397)          (574)          (582)
  Net income                                                                         416            242            113
  Dividends declared:
   5% Cumulative Convertible Voting Preferred Stock                                  (25)           (25)           (19)
   Money Market Cumulative Preferred Stock                                                                          (6)
   8.44% Cumulative Voting Preferred Stock                                            (3)           (17)            (9)
   Redeemable Voting Preferred Stock                                                  (8)
   Common Stock                                                                      (24)           (23)           (71)
  Premium for repurchase of 8.44% Cumulative Voting Preferred Stock                   (2)
----------------------------------------------------------------------------------------------------------------------
Ending balance                                                                       (43)          (397)          (574)
COMMON STOCK IN TREASURY
  Beginning balance                                                                  (16)           (15)
  Purchases of treasury stock                                                       (130)            (1)           (15)
Ending balance                                                                      (146)           (16)           (15)
----------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                       $ 3,874        $ 3,698        $ 3,395
----------------------------------------------------------------------------------------------------------------------

(1) Net of income taxes of $(11) in 1996, $(2) in 1995, and $(15) in 1994

See Notes to Consolidated Financial Statements


LEHMAN BROTHERS 1996 ANNUAL REPORT 56

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                               TWELVE MONTHS  TWELVE MONTHS   ELEVEN MONTHS
                                                                       ENDED          ENDED           ENDED
                                                                 NOVEMBER 30    NOVEMBER 30     NOVEMBER 30
(IN MILLIONS)                                                           1996           1995            1994
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Income before cumulative effect of change
  in accounting principle                                            $   416        $   242        $    126
Adjustments to reconcile income to net cash
  (used in) provided by operating activities:
  Depreciation and amortization                                           91            105             116
  Severance charge                                                        84
  Restructuring charge                                                                   80
  Provisions for losses and other reserves                                42             38              37
  Deferred tax provision (benefit)                                        72           (195)            167
  Other adjustments                                                      163            169             193
Net change in:
  Cash and securities segregated                                         257            475            (347)
  Receivables from brokers, dealers and clearing organizations        (1,318)         3,374             125
  Receivables from customers                                          (2,336)          (683)           (148)
  Securities purchased under agreements to resell                      3,894          1,256         (11,444)
  Securities borrowed                                                 (4,361)        (5,673)         (6,245)
  Securities and other financial instruments owned                    (8,432)        (5,548)        (11,774)
  Payables to brokers, dealers and clearing organizations                (99)        (1,494)          1,212
  Payables to customers                                                1,821          2,368          (1,070)
  Accrued liabilities and other payables                                 217            165            (506)
  Securities sold under agreements to repurchase                      (2,916)           616          19,228
  Securities loaned                                                    4,330            339             511
  Securities and other financial instruments sold
   but not yet purchased                                               4,550          4,784           8,717
  Other operating assets and liabilities, net                            134          1,437            (293)
     Net cash (used in) provided by operating activities             $(3,391)       $ 1,855        $ (1,395)
-----------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 57

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                      TWELVE MONTHS  TWELVE MONTHS  ELEVEN MONTHS
                                                                              ENDED          ENDED          ENDED
                                                                        NOVEMBER 30    NOVEMBER 30    NOVEMBER 30
(IN MILLIONS)                                                                  1996           1995           1994
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior notes                                      $ 4,455        $ 5,033        $ 3,365
Principal payments of senior notes                                           (2,411)        (3,725)        (1,982)
Proceeds from issuance of subordinated indebtedness                           1,330            258            540
Principal payments of subordinated indebtedness                                (246)          (214)          (451)
Proceeds from spin-off                                                                                      1,193
Net proceeds from (payments for) commercial paper and short-term debt         1,981         (3,180)        (1,349)
Payment for repurchase of preferred stock                                      (200)
Payments for treasury stock purchases                                          (130)            (1)           (15)
Dividends paid                                                                  (55)           (64)           (99)
   Net cash provided by (used in) financing activities                        4,724         (1,893)         1,202
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, equipment and leasehold improvements                      (58)           (52)          (176)
-----------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                        (58)           (52)          (176)
-----------------------------------------------------------------------------------------------------------------
   Net change in cash and cash equivalents                                    1,275            (90)          (369)
Cash and cash equivalents, beginning of period                                  874            964          1,333
-----------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents, end of period                                 $ 2,149        $   874        $   964
-----------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (IN MILLIONS)

Interest paid totaled $10,852 in 1996, $10,372 in 1995 and $6,257 in 1994.
Income taxes paid (received) totaled $79 in 1996, $149 in 1995 and $(39) in 1994.

See Notes to Consolidated Financial Statements.


LEHMAN BROTHERS 1996 ANNUAL REPORT 58

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION The consolidated financial statements include the accounts of Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers"). Lehman Brothers is one of the leading global investment banks serving institutional, corporate, government and high-net-worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin and South America and the Asia Pacific Region. The Company is engaged primarily in providing financial services. The principal subsidiary of Holdings is Lehman Brothers Inc. ("LBI"), a registered broker-dealer. All material intercompany accounts and transactions have been eliminated in consolidation. Prior to May 31, 1994, the American Express Company ("American Express") owned 100% of Holdings' common stock (the "Common Stock"), which represented approximately 93% of Holdings' voting stock. Effective May 31, 1994, Holdings became a widely held public company with its Common Stock traded on the New York Stock Exchange. (See Note 4.)

The Company uses the trade date basis of accounting for recording principal transactions.

Certain prior period amounts reflect reclassifications to conform to the current period's presentation.

TRANSLATION OF FOREIGN CURRENCIES Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the statement of financial condition date. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and related tax effects, are included in a separate component of stockholders' equity, the foreign currency translation adjustment. Gains or losses resulting from foreign currency transactions are included in the Consolidated Statement of Operations.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

SECURITIES AND OTHER FINANCIAL INSTRUMENTS Securities and othe financial instruments owned and securities and other financial instruments sold but not yet purchased are valued at market or fair value, as appropriate, with unrealized gains and losses reflected in principal transactions in the Consolidated Statement of Operations. Market value is

                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 59
generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models which take into account time value and volatility factors underlying the financial instruments.

DERIVATIVE FINANCIAL INSTRUMENTS Derivatives include futures, forwards, swaps and options and other similar instruments. Derivative transactions entered into for market-making or proprietary position taking or used as hedges of other trading instruments are recorded at market or fair value with realized and unrealized gains and losses reflected in principal transactions in the Consolidated Statement of Operations.

The market or fair value associated with derivatives utilized for trading purposes is recorded in the Consolidated Statement of Financial Condition on a net by counterparty basis where a legal right of set-off exists. The market or fair value of swap agreements, caps and floors, and forward contracts in an unrealized gain position, as well as options owned and warrants held, are reported in the Consolidated Statement of Financial Condition as assets in derivatives and other contractual agreements. Similarly, swap agreements, caps and floors, and forward contracts in an unrealized loss position, as well as options written and warrants issued, are reported as liabilities in derivatives and other contractual agreements.

In addition to trading and market-making activities, the Company enters into various derivative products as an end user to modify the interest rate exposure of certain assets and liabilities. In this regard, the Company utilizes interest rate and currency swaps, caps, collars and floors to manage the interest rate exposure associated with its long-term debt obligations and secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned. In addition to modifying the interest rate exposure of existing assets and liabilities, the Company utilizes derivative instruments as an end user to modify the interest rate characteristics of certain anticipated transactions related to its secured financing activities, where there is a high degree of certainty that the Company will enter into such contracts. Derivatives that have been designated and are effective in modifying the interest rate characteristics of existing assets and liabilities or anticipated transactions are accounted for on an accrual basis, with the exception of written swaptions which are accounted for on a mark-to-market basis.

The Company monitors the effectiveness of its end user hedging activities by periodically comparing the change in the value of the hedge instrument to the underlying item being hedged, and re-assessing the likelihood of the occurrence of anticipated transactions. In the event that the Company determines that a hedge is no longer effective, such as upon extinguishment of the underlying asset or liability or a change in circumstances whereby there is not a high degree of certainty that the anticipated transaction will occur, the derivative transaction is accounted for at fair value, with changes in the fair value of the derivative contract being recognized in the Consolidated Statement of Operations. In the event that a derivative designated as a hedge is terminated early, any realized gain or loss on termination would be deferred and amortized over the original period of the hedge.

REPURCHASE AND RESALE AGREEMENTS Securities purchased under agreements to resell and securities sold under agreements to repurchase, which are treated as financing transactions for financial reporting purposes, are collateralized primarily by government and government agency securities and are carried net by counterparty, when permitted, at the amounts at which the securities will be subsequently resold or repurchased plus accrued interest. It is the policy of the Company to take possession of securities purchased under agreements to resell. The Company monitors the market

LEHMAN BROTHERS 1996 ANNUAL REPORT 60
value of the underlying positions on a daily basis as compared to the related receivable or payable balances, including accrued interest. The Company requires counterparties to deposit additional collateral or return collateral pledged as necessary, to ensure that the market value of the underlying collateral remains sufficient. Securities and other financial instruments owned that are sold under repurchase agreements are carried at market value with changes in market value reflected in the Consolidated Statement of Operations.

Securities purchased under agreements to resell and securities sold under agreements to repurchase for which the resale/repurchase date corresponds to the maturity date of the underlying securities are accounted for as purchases and sales, respectively. At November 30, 1996, such resale and repurchase agreements that had not yet matured aggregated $1.5 billion and $4.3 billion, respectively.

SECURITIES BORROWED AND LOANED Securities borrowed and securities loaned are carried at the amount of cash collateral advanced or received plus accrued interest. It is the Company's policy to value the securities borrowed and loaned on a daily basis, and to obtain additional cash as necessary to ensure such transactions are adequately collateralized.

INCOME TAXES The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. In this regard, deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years and for tax loss carryforwards, if in the opinion of management, it is more likely than not that the deferred tax asset will be realized. SFAS 109 requires companies to set up a valuation allowance for that component of net deferred tax assets which does not meet the "more likely than not" criterion for realization.

FIXED ASSETS AND INTANGIBLES Property, equipment, and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the terms of the underlying leases. The Company capitalizes interest costs during construction and amortizes the interest costs based on the useful lives of the assets.

Excess of cost over fair value of net assets acquired (goodwill) is amortized using the straight-line method over a period of 35 years. Goodwill is also reduced upon the recognition of certain acquired net operating loss carryforward benefits.

STATEMENT OF CASH FLOWS The Company defines cash equivalents as highly liquid investments with original maturities of three months or less, other than those held for sale in the ordinary course of business.

EARNINGS PER COMMON SHARE Earnings per common share was computed by dividing net income applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding. Pursuant to the Securities and Exchange Commission ("SEC") requirements, the number of shares used in the 1994 earnings per common share calculation includes Common Stock as of May 31, 1994 for the period January 1, 1994 through May 31, 1994. (See Note 8.)

                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 61

NOTE 2  SHORT-TERM FINANCINGS

The Company obtains short-term financing on both a secured and unsecured basis. The secured financing is obtained through the use of repurchase agreements and securities loaned agreements, which are primarily collateralized by government, agency and equity securities. The unsecured financing is generally obtained through short-term debt and the issuance of commercial paper.

The Company's commercial paper and short-term debt financing is comprised of the following:



                                                               NOVEMBER 30
(IN MILLIONS)                                              1996           1995
--------------------------------------------------------------------------------
Commercial paper                                          $3,074        $ 1,443
Short-term debt
  Bank loans                                               2,278          2,106
  Master notes                                             2,190          1,753
  Payables to banks                                          660            933
Total                                                     $8,202        $ 6,235
--------------------------------------------------------------------------------

The Company's weighted average interest rates were as follows:



                                                                NOVEMBER 30
                                                            1996           1995
--------------------------------------------------------------------------------
Commercial paper(1)                                         5.1%           6.0%
Short-term debt(2)                                          5.2%           5.3%
Securities sold under agreements to repurchase              5.1%           5.7%
--------------------------------------------------------------------------------


(1) Including weighted average interest rates of 5.7% and 1.2% as of November 30, 1996 related to U.S. dollar and non-U.S. dollar obligations, respectively.

(2) Including weighted average interest rates of 5.6% and 4.1% as of November 30, 1996 and 6.1% and 3.9% as of November 30, 1995 related to U.S. dollar and non-U.S. dollar obligations, respectively.

The Company maintains a Revolving Credit Agreement with a group of banks. Under the terms of the credit agreement, the banks have committed to provide up to $2 billion for up to 364 days. The credit agreement contains covenants which require, among other things that the Company maintain specified levels of liquidity, consolidated capital and tangible net worth, as defined.

In addition, the Company maintains a $1 billion Secured Revolving Credit Facility (the "Facility") for Lehman Brothers International (Europe) ("LBIE"), the Company's major operating entity in Europe. Under the terms of this committed Facility, the bank group has committed to provide up to $1 billion for up to 364 days on a secured basis with a variety of financial instruments as collateral. The bank group has further committed to provide loans under the Facility for up to one year beyond the Facility maturity date. The loans provided by the bank group are available in several currencies including U.S. dollar, British pound sterling, Deutsche mark, ECU, French franc, and Italian lira, as well as many other currencies as requested. The credit agreement contains covenants which require, among other things that LBIE maintain specified levels of tangible net worth and regulatory capital, and that the Company maintain specified levels of consolidated stockholders' equity and tangible net worth, as defined.

There were no borrowings outstanding under either of the aforementioned facilities at November 30, 1996; however, the Company uses the Facility for general corporate purposes from time to time.

LEHMAN BROTHERS 1996 ANNUAL REPORT 62

NOTE 3  LONG-TERM DEBT


                                   U.S. DOLLAR                 NON-U.S. DOLLAR                NOVEMBER 30
                               FIXED      FLOATING          FIXED       FLOATING
(IN MILLIONS)                   RATE          RATE           RATE           RATE          1996           1995
-------------------------------------------------------------------------------------------------------------
Senior Notes
  Maturing in Fiscal 1996                                                                            $  2,503
  Maturing in Fiscal 1997   $    618        $  937         $  139        $   560        $2,254          1,195
  Maturing in Fiscal 1998      1,611           531            147            243         2,532          1,598
  Maturing in Fiscal 1999      1,157           287            852            122         2,418          1,680
  Maturing in Fiscal 2000      1,118           587            130             97         1,932          1,004
  Maturing in Fiscal 2001        205           173             65            160           603            193
  December 1, 2001
  and thereafter               2,184           127            458             63         2,832          2,332
   Senior Notes                6,893         2,642          1,791          1,245        12,571         10,505
-------------------------------------------------------------------------------------------------------------
Subordinated Indebtedness
  Maturing in Fiscal 1996                                                                                 258
  Maturing in Fiscal 1997        550                                                       550            741
  Maturing in Fiscal 1998        350            10                                         360            350
  Maturing in Fiscal 1999        334                                                       334            179
  Maturing in Fiscal 2000        192                                                       192            192
  Maturing in Fiscal 2001        200                                                       200              4
  December 1, 2001
  and thereafter               1,581           127              7                        1,715            536
   Subordinated Indebtedness   3,207           137              7                        3,351          2,260
-------------------------------------------------------------------------------------------------------------
Long-Term Debt              $ 10,100        $2,779         $1,798        $ 1,245       $15,922       $ 12,765
-------------------------------------------------------------------------------------------------------------

Of the Company's long-term debt outstanding as of November 30, 1996, $804 million is repayable prior to maturity at the option of the holder, at par value. These obligations are reflected in the above table as maturing at their put dates, which range from fiscal 1997 to fiscal 2003, rather than at their contractual maturities, which range from fiscal 2005 to fiscal 2026. In addition, $637 million of the Company's long-term debt is redeemable at par at the option of the Company upon specified dates from 1997 through 2035 or based upon the occurrence of speci_ed events. These obligations are reflected in the above table at their contractual maturity dates.

The Company's interest in 3 World Financial Center is financed with U.S. dollar fixed rate senior notes totaling $218 million as of November 30, 1996. These notes are unconditionally guaranteed by American Express with a portion of these notes being collateralized by certain mortgage obligations.

As of November 30, 1996, the Company had $7.6 billion available for the issuance of debt securities under various shelf registrations and debt programs, which includes $403 million of issuance availability under the Company's Euro medium-term note program.

As of November 30, 1996, the Company's U.S. dollar and non-U.S. dollar debt portfolios included approximately $350 million and $484 million, respectively, of debt for which the interest rates and/or redemption values have been linked to various indices including industry baskets of stocks or commodities. The interest rates on such indexed notes have all been effectively converted to floating rates based primarily on LIBOR through the use of interest rate and currency swaps.

END USER DERIVATIVE ACTIVITIES The Company utilizes a variety of derivative products including interest rate and currency swaps as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio to more closely match the terms of its debt portfolio to the assets being funded and to minimize interest rate risk. In addition, the Company utilizes cross currency swaps to hedge its exposure to foreign currency risk as a result of its non-U.S. dollar debt obligations, after

                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 63
consideration of non-U.S. dollar assets which are funded with long-term debt obligations in the same currency. In certain instances, two or more derivative contracts may be utilized by the Company to manage the interest rate nature and/or currency exposure of an individual long-term debt issuance. In these cases, the notional value of the derivative contracts may exceed the carrying value of the related long-term debt issuance.

At November 30, 1996 the notional values of the Company's interest rate and currency swaps related to its long-term debt obligations were approximately $15.1 billion. In terms of notional amounts outstanding, these derivative products mature as follows:



(IN MILLIONS)                                         U.S. DOLLAR     NON-U.S.DOLLAR   CROSS CURRENCY      TOTAL
-----------------------------------------------------------------------------------------------------------------
Maturing in Fiscal 1997                                  $  2,673          $ 172        $  518           $  3,363
Maturing in Fiscal 1998                                     2,085              7           362              2,454
Maturing in Fiscal 1999                                     1,700             34           917              2,651
Maturing in Fiscal 2000                                     1,781             43           184              2,008
Maturing in Fiscal 2001                                       310             17           208                535
December 1, 2001 and thereafter                             3,560            423           106              4,089
Total                                                    $ 12,109          $ 696        $2,295           $ 15,100
-----------------------------------------------------------------------------------------------------------------
Weighted average rate at November 30, 1996(1)
Receive rate                                                 7.18%          5.33%         3.97%              6.61%
Pay rate                                                     6.28%          3.43%         5.99%              6.11%

(1) Weighted average interest rates were calculated utilizing non-U.S. dollar interest rates, where applicable.

The Company terminated certain swaps that were used to modify the interest rate characteristics of the Company's long-term debt issuances. At November 30, 1996, the Company had deferred gains of approximately $6 million related to such terminated contracts, which will be amortized to reduce interest expense through fiscal 1998. On an overall basis, the Company's long-term debt related end user derivative activities resulted in reduced interest expense of approximately $81 million, $74 million and $30 million in 1996, 1995 and 1994, respectively. In addition, the Company's end user derivative activities resulted in the following changes to the Company's mix of fixed and floating rate debt and effective weighted average rates of interest.



                                                   NOVEMBER 30, 1996

                                     LONG-TERM DEBT              WEIGHTED AVERAGE (1)

                                   BEFORE          AFTER      CONTRACTUAL  EFFECTIVE RATE
                                 END USER       END USER         INTEREST  AFTER END USER
(IN MILLIONS)                  ACTIVITIES     ACTIVITIES             RATE      ACTIVITIES
-----------------------------------------------------------------------------------------
USD Obligations
  Fixed rate                     $ 10,100       $    529             7.84%          8.95%
  Floating rate                     2,779         14,633             6.02%          6.39%
                                   12,879         15,162             7.45%          6.48%
-----------------------------------------------------------------------------------------
Non-USD Obligations                 3,043            760             4.23%          3.36%
-----------------------------------------------------------------------------------------
Total                            $ 15,922       $ 15,922             6.83%          6.33%



                                                   NOVEMBER 30, 1995

                                      LONG-TERM DEBT                 WEIGHTED AVERAGE (1)

                                   BEFORE          AFTER       CONTRACTUAL   EFFECTIVE RATE
                                 END USER       END USER          INTEREST   AFTER END USER
                               ACTIVITIES     ACTIVITIES              RATE       ACTIVITIES
-------------------------------------------------------------------------------------------
USD Obligations
  Fixed rate                     $  7,738       $  1,198             8.20%            8.19%
  Floating rate                     2,703         10,912             6.76%            7.00%
                                   10,441         12,110             7.83%            7.12%
-------------------------------------------------------------------------------------------
Non-USD Obligations                 2,324            655             4.41%            4.73%
Total                            $ 12,765       $ 12,765             7.21%            6.99%
-------------------------------------------------------------------------------------------

(1) Weighted average interest rates were calculated using non-U.S. dollar interest rates, where applicable.

LEHMAN BROTHERS 1996 ANNUAL REPORT 64

NOTE 4  EQUITY INVESTMENTS AND DISTRIBUTION OF COMMON STOCK

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

     (c) 8,000,000 shares of its Cumulative Voting Preferred Stock (which stock had a dividend rate of 8.44% per annum) (the "Cumulative Preferred Stock") to American Express for an aggregate purchase price of $200 million; and

     (d) 928 and 72 shares of its Redeemable Voting Preferred Stock ("Redeemable Preferred Stock") for $1.00 per share to American Express and Nippon Life, respectively (the Cumulative Preferred Stock and the Redeemable Preferred Stock collectively, the "Preferred Stock") (the sales of such Preferred Stock, the "Preferred Stock Purchases").

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




NOTE 5  PREFERRED STOCK

CUMULATIVE CONVERTIBLE VOTING, SERIES A The Cumulative Convertible Voting Preferred Stock, Series A ("Series A Preferred Stock"), has a liquidation preference of $39.10 per share. The holders of the Series A Preferred Stock are entitled to receive preferred dividends at an annual rate of 5%, on such liquidation preference, payable quarterly before any dividends are paid to the holders of Common Stock.

The Company has the right to redeem the shares of Series A Preferred Stock on any dividend payment date after June 15, 1994, in cumulative annual increments of 2,600,000 shares, subject to adjustment, and subject to restrictions on

                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 65
redemptions when dividends are in arrears. Such redemption will be at a price per share equal to $39.10 and is permitted only if there is a public market for the Common Stock and the average market price of shares of Common Stock exceeds the conversion price on the date notice of redemption is given.

Each share of Series A Preferred Stock is convertible, at any time prior to the date of redemption, into 0.3178313 of a share of Common Stock, provided that at least 250,000 shares of Series A Preferred Stock (or such lesser number of such shares then outstanding) are converted each time. The conversion rate at November 30, 1996 was $123.02.

Nippon Life currently holds 9,163,683 shares of Series A Preferred Stock. The remaining 3,836,317 shares of Series A Preferred Stock are held by various institutional investors.

REDEEMABLE VOTING In 1994, Holdings issued the Redeemable Preferred Stock to American Express and Nippon Life for $1,000. The holders of the Redeemable Preferred Stock will be entitled to receive preferred dividends through May 31, 2002 in an amount equal to 50% of the amount, if any, by which the Company's net income for the applicable dividend period exceeds $400 million, up to a maximum of $50 million for any such period. For the twelve months ended November 30, 1996, the Company's net income of $416 million resulted in a dividend of $8 million on the Redeemable Voting Preferred Stock, which has been reflected in the Consolidated Statement of Operations.

Holdings may not redeem shares of the Redeemable Preferred Stock prior to the final dividend payment date. However, in the event of a change of control of the Company, holders of the Redeemable Preferred Stock will have the right to require Holdings to redeem all of this stock for an aggregate redemption price equal to $250 million if such change of control occurs prior to November 30, 1997, declining $50 million per year in each of the five years thereafter. If a change of control is not approved by a majority of the Company's Board of Directors, the funds for redemption must be raised by an offering of the Company's equity securities which are not redeemable. These shares are not convertible into Common Stock.

8.44% CUMULATIVE VOTING On February 15, 1996, pursuant to an agreement with American Express, Holdings repurchased and retired all of the 8.44% Cumulative Voting Preferred Stock.




NOTE 6  COMMON STOCK

Changes in shares of Common Stock outstanding are as follows:



                                                                                   NOVEMBER 30

                                                                            1996          1995           1994
-------------------------------------------------------------------------------------------------------------
Shares outstanding, beginning of period                              104,565,875   104,537,690    168,235,284
Reverse Stock Split                                                                              (114,764,841)
-------------------------------------------------------------------------------------------------------------
                                                                     104,565,875   104,537,690     53,470,443
Concurrent Transactions
  Shares sold to American Express                                                                  35,379,920
  Shares sold to Nippon Life                                                                        3,490,094
  Shares issued in EOP conversion                                                                   3,366,677
  Shares issued to American Express in
   exchange for $250 million
   Money Market Preferred Stock                                                                     9,786,006
Restricted shares granted under the Replacement Plan                                                  115,283
-------------------------------------------------------------------------------------------------------------
Outstanding Common Stock as of Spin-off date                                                      105,608,423
Exercise of stock options and other share issuances                    1,108,973        76,142
Treasury stock purchases, net                                         (5,225,704)      (47,957)    (1,070,733)
Shares outstanding, end of period                                    100,449,144   104,565,875    104,537,690
-------------------------------------------------------------------------------------------------------------


LEHMAN BROTHERS 1996 ANNUAL REPORT 66

The Company has reserved for issuance approximately 4.1 million shares of Common Stock for conversion of the Series A Preferred Stock.

There is a restriction on the transferability of approximately one third of the Common Stock received under the Employee Ownership Plan. Such restriction will lapse on May 31, 1997.

During the year ended November 30, 1996, the Company repurchased or acquired shares of its common stock in the open market and through an odd-lot buy back program at an aggregate cost of approximately $130 million. These shares are not being retired but are being reserved for employee stock-based compensation plan awards.




NOTE 7  INCENTIVE PLANS

EMPLOYEE STOCK PURCHASE PLAN The Employee Stock Purchase Plan (the "ESPP") allows employees to purchase Common Stock at a 15% discount from market value, with a maximum of $25,000 in annual aggregate purchases by any one individual. The number of shares of Common Stock authorized for purchase by eligible employees is 6 million. As of November 30, 1996 and 1995, 1.2 million shares and
0.7 million shares, respectively, of Common Stock had been purchased by eligible employees through the ESPP. The Company controls the dilutive impact of the ESPP through open market purchases.

1994 INCENTIVE PLANS The 1994 Management Replacement Plan provided awards similar to the American Express common shares granted to Company employees which were canceled as of the date of the Distribution. Through November 30, 1996, a total of 2.0 million awards had been granted under the Replacement Plan, including both stock options and restricted stock; 1.2 million were outstanding at November 30, 1996. No future awards will be granted under this plan.

The Lehman Brothers Holdings Inc. 1994 Management Ownership Plan (the "1994 Plan") provides for the issuance of stock options, stock appreciation rights, restricted stock units ("RSUs"), restricted stock, performance shares and performance stock units ("PSUs") for a period of up to ten years to eligible employees. A total of 16.65 million shares of Common Stock may be subject to awards under the 1994 Plan. At November 30, 1996, awards with respect to 14.1 million shares of common stock have been made under the 1994 Plan.

1996 MANAGEMENT OWNERSHIP PLAN During 1996, the Company's stockholders approved the 1996 Management Ownership Plan (the "1996 Plan") under which awards similar to those of the 1994 Plan may be granted, and under which, up to 10 million shares of common stock may be subject to awards. At November 30, 1996, awards with respect to 0.8 million shares of common stock have been made under the 1996 Plan.

EMPLOYEE INCENTIVE PLAN During 1995, the Board of Directors of Holdings adopted the Employee Incentive Plan ("EIP"), which has provisions similar to the 1994 Plan, and under which up to 20 million shares of common stock may be subject to awards. The Company controls the dilutive impact of these awards through open market purchases. At November 30, 1996, awards with respect to 12.0 million shares of common stock have been made under the EIP.

                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 67

The following is a summary of Restricted Stock Units awarded under Holdings' stock-based compensation plans:


RESTRICTED STOCK UNITS



                                                                            1994
                                                                            PLAN           EIP          TOTAL
-------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994
  Granted                                                              5,279,321                    5,279,321
  Canceled                                                              (674,216)                    (674,216)
Balance, November 30, 1994                                             4,605,105                    4,605,105
-------------------------------------------------------------------------------------------------------------
  Granted                                                              8,021,784     2,039,220     10,061,004
  Canceled                                                              (586,092)                    (586,092)
-------------------------------------------------------------------------------------------------------------
Balance, November 30, 1995                                            12,040,797     2,039,220     14,080,017
  Granted                                                                419,614     7,130,720      7,550,334
  Canceled                                                              (801,614)     (405,575)    (1,207,189)
  Exchanged for stock without restrictions                              (474,222)                    (474,222)
Balance, November 30, 1996                                            11,184,575     8,764,365     19,948,940
-------------------------------------------------------------------------------------------------------------

Eligible employees receive RSUs as a portion of their total compensation in lieu of cash. There is no further cost to employees and senior officers associated with the RSU awards. The Company records compensation expense for RSUs based on the market value of Common Stock and the applicable vesting provisions. Generally, RSUs awarded to employees vest 80% one year from the date of the grant with the remaining 20% vesting five years from the date of grant. In addition, approximately 1.1 million RSUs were awarded to the Company's managing directors in November 1996 which vest and convert to common stock in five years from the grant date. Each RSU outstanding on the respective dates for which 100% vesting occurs will be exchanged for a share of freely transferable Common Stock. Holdings pays a dividend equivalent on each RSU outstanding based on dividends paid on the Common Stock.

Of the RSUs issued and outstanding at November 30, 1996, approximately 9.3 million RSUs were vested, approximately 4.7 million RSUs will vest on July 1, 1997, and the remaining will vest subsequent to July 1, 1997.

In addition to the RSUs included in the above RSU summary, as of December 31, 1996, the Company has awarded RSUs and PSUs under the 1996 Plan to members of the Company's Corporate Management Committee ("CMC") and under the EIP to certain senior officers. The number of PSUs which may be earned is dependent upon the achievement of certain performance levels within predetermined performance periods. At the end of a performance period, any PSUs earned will convert one-for-one to RSUs which then vest in five years. Approximately 0.7 million RSUs awarded to members of the CMC as of December 31, 1996, were based on performance goals satisfied for the period from January 1, 1996 through December 31, 1996.

As of December 31, 1996, approximately 1.8 million PSUs were earned, subject to vesting and transfer restrictions. The compensation cost for the RSUs payable in satisfaction of PSUs is accrued over the combined performance and vesting periods.

The total compensation cost recognized during 1996 for the Company's stock based awards was approximately $126 million.


LEHMAN BROTHERS 1996 ANNUAL REPORT 68

STOCK OPTIONS



                                                                                             WEIGHTED-
                                                                                               AVERAGE
                                    1994  REPLACEMENT      1996                               EXERCISE     EXPIRATION
                                    PLAN         PLAN      PLAN         EIP      TOTAL           PRICE          DATES
---------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994
  Granted                      1,960,720    1,849,769                        3,810,489          $18.00    2/95 - 5/04
  Canceled                                    (60,000)                         (60,000)         $18.00
---------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1994     1,960,720    1,789,769                        3,750,489          $18.00    2/95 - 5/04
  Granted                      1,125,000                          1,400,000  2,525,000          $20.875         10/00
  Exercised                                   (68,996)                         (68,996)         $18.00
  Canceled                        (7,040)    (291,588)                        (298,628)         $18.00
---------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1995     3,078,680    1,429,185             1,400,000  5,907,865          $18.68    5/96 - 5/04
---------------------------------------------------------------------------------------------------------------------
  Granted                                               825,000   2,650,000  3,475,000          $24.16    3/01 - 5/01
  Exercised                      (93,333)    (251,909)                        (345,242)         $18.00
  Canceled                      (116,667)     (22,247)             (850,000)  (988,914)         $22.83
Balance, November 30, 1996     2,868,680    1,155,029   825,000   3,200,000  8,048,709          $20.58    2/97 - 5/04

At November 30, 1996 and 1995, approximately 2.6 million and 2.1 million options, respectively, were exercisable at a weighted-average price of $18.00. The weighted average remaining contractual life of the options outstanding at November 30, 1996 is 3.9 years. The exercise price for all stock options awarded has been equal to 100% of the market price of Common Stock on the day of grant. All options awarded in 1994 become exercisable in one-third increments ratably in the three years following grant date. The options granted in 1995 and 1996 become exercisable in four and one half years following grant date; exercisability is accelerated ratably in one-third increments as Holdings' Common Stock meets, or exceeds, specific target prices.

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The financial accounting standards of SFASNo. 123 permit companies to either continue accounting for stock-based compensation under existing rules or adopt SFAS No. 123 and begin reflecting the fair value of stock options and other forms of stock-based compensation in the results of operations as additional expense. The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value in the statement of operations to provide pro forma disclosures of net income and earnings per share in the notes to the consolidated financial statements as if the fair value of stock-based compensation had been recorded.

The Company will continue to follow Accounting Principles Board No. 25 and its related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized in the Consolidated Statement of Operations for its stock option awards and employee stock purchase plan.

The Company utilized the Black-Scholes option-pricing model to quantify the pro forma effects on net income and earnings per common share of the fair value of the options granted during 1996. Based on the results of the model, the value of the options granted during 1996 is $5.41 with the following weighted average assumptions: an annual dividend rate of $0.20, an expected life of 3 years, expected volatility of 29%, and a risk-free interest rate of 5.35%.

The Company's 1996 pro forma net income would have been $413 million compared to actual net income of $416 million and pro forma earnings per common share would have been $3.22 compared to actual earnings per common share of $3.24. The pro forma amounts reflect the effects of the 1996 stock option grants and the 15% purchase discount from market value offered to the Company's employees who participate in the ESPP. The effects on pro forma net income and earnings per common share may increase in future years.

                                          LEHMAN BROTHERS 1996 ANNUAL REPORT 69

NOTE 8  EARNINGS PER COMMON SHARE

The weighted average number of shares of common stock and common stock equivalents included in the calculations of earnings per common share is as follows:



                                        TWELVE MONTHS         ELEVEN MONTHS
                                            ENDED                     ENDED
                                         NOVEMBER 30            NOVEMBER 30
                                         1996          1995            1994
--------------------------------------------------------------------------------
Common stock                      101,548,947   104,535,218    105,436,860
Common stock issuable              13,779,315     8,420,122      2,532,543
Other share equivalents             1,045,323       459,344         61,389
Total                             116,373,585   113,414,684    108,030,792




NOTE 9  CAPITAL REQUIREMENTS

The Company operates globally through a network of subsidiaries with several being subject to regulatory requirements. In the United States, LBI, as a registered broker-dealer, is subject to SEC Rule 15c3-1, the Net Capital Rule, which requires LBI to maintain net capital of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. At November 30, 1996, LBI's regulatory net capital, as defined, of $1,634 million exceeded the minimum requirement by $1,524 million. The Company's triple-A rated derivatives subsidiary, Lehman Brothers Financial Products Inc., has established certain capital and operating restrictions which are reviewed by various rating agencies.

In addition to amounts presented in the accompanying Consolidated Statement of Financial Condition as cash and securities segregated and on deposit for regulatory and other purposes, securities with a market value of approximately $345 million and $320 million at November 30, 1996 and 1995, respectively, primarily collateralizing securities purchased under agreements to resell, have been segregated in a special reserve bank account for the exclusive benefit of customers pursuant to the Reserve Formula requirements of SEC Rule 15c3-3.

Lehman Brothers International (Europe) ("LBIE"), a United Kingdom registered broker-dealer and subsidiary of Holdings, is subject to the capital requirements of the Securities and Futures Authority ("SFA") of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At November 30, 1996, LBIE's financial resources were $366 million in excess of regulatory requirements. Lehman Brothers Japan Inc.'s Tokyo branch, a regulated broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and at November 30, 1996, had net capital of $132 million in excess of the specified levels required. Certain other non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 1996, these other subsidiaries were in compliance with their applicable local capital adequacy requirements.

At November 30, 1996 $3,049 million of net assets of subsidiaries of Holdings were restricted as to the payment of dividends to Holdings, as a result of regulatory and other requirements.

There are no restrictions on Holdings' present ability to pay dividends on its Common Stock, other than Holdings' obligation first to make dividend payments on its preferred stock and the governing provisions of the Delaware General Corporation Law.

LEHMAN BROTHERS 1996 ANNUAL REPORT 70

NOTE 10  EMPLOYEE BENEFIT PLANS

The Company provides various pension plans for the majority of its employees worldwide. In addition, the Company provides certain other postretirement benefits, primarily health care and life insurance to eligible employees. The following summarizes these plans:

PENSION PLANS The Company sponsors several noncontributory defined benefit pension plans which cover substantially all employees. The cost of pension benefits for eligible employees, measured by length of service, compensation and other factors, is currently being funded through trusts established under the plans. Funding of retirement costs for the applicable plans complies with the minimum funding requirements specified by the Employee Retirement Income Security Act of 1974, as amended, and other statutory requirements.

Total (income) expense related to pension benefits for 1996, 1995 and 1994 consisted of the following components:


                                                              TWELVE MONTHS      ELEVEN MONTHS
                                                                  ENDED                 ENDED
                                                               NOVEMBER 30        NOVEMBER 30

(IN MILLIONS)                                               1996          1995           1994
---------------------------------------------------------------------------------------------
Service cost -- benefits earned during the period          $   18         $ 13          $  16
Interest cost on projected benefit obligation                  34           31             28
Actual return on plan assets                                 (101)         (77)            (4)
Net amortization and deferral                                  47           36            (31)
Total (income) expense                                     $   (2)        $  3          $   9
---------------------------------------------------------------------------------------------

Plan assets within the trust consist principally of equities and bonds. The actual return on plan assets for 1996 and 1995 reflects the favorable market environments in those years. In addition, Company contributions increased assets under investment in 1996 and 1995. Adverse market conditions in 1994 were the principal reason for the lower return earned in that year.

The following table sets forth the funded status of the Company's defined benefit plans:



                                                                  NOVEMBER 30

(IN MILLIONS)                                                 1996        1995
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations
  Vested benefit obligation                                  $(452)     $ (428)
  Accumulated benefit obligation                             $(456)     $ (433)
--------------------------------------------------------------------------------
Projected benefit obligation                                 $(480)     $ (452)
Plan assets at fair value                                      667         564
--------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation          187         112
Unrecognized net loss                                           20          76
--------------------------------------------------------------------------------
  Prepaid pension asset recognized in the
   Consolidated Statement of Financial Condition             $ 207      $  188
--------------------------------------------------------------------------------

The weighted average assumed discount rate used in determining the actuarial present value of the projected benefit obligation for the Company's plans was 7.5% and 7.25% in 1996 and 1995, respectively. The weighted average rate of increase in future compensation levels used was 5.0% for 1996 and 1995. The weighted average expected long-term rate of return on assets was 9.5% in 1996 and 9.75% for 1995 and 1994.

                                          LEHMAN BROTHERS 1996 ANNUAL REPORT 71

POSTRETIREMENT BENEFITS The Company sponsors several defined benefit health care plans that provide health care, life insurance and other postretirement benefits to substantially all eligible retired employees. The health care plans include participant contributions, deductibles, co-insurance provisions and service-related eligibility requirements. The Company funds the cost of these benefits as they are incurred.

Net periodic postretirement benefits cost for 1996, 1995, and 1994 consisted of the following components:



                                                              TWELVE MONTHS     ELEVEN MONTHS
                                                                  ENDED                ENDED
                                                               NOVEMBER 30       NOVEMBER 30

(IN MILLIONS)                                              1996          1995           1994
--------------------------------------------------------------------------------------------
Service cost                                               $  1           $ 1           $  1
Interest cost                                                 3             4              5
Amortization of unrecognized net reduction in
  prior service cost and unrecognized gain                   (1)           (1)            (1)
--------------------------------------------------------------------------------------------
Net periodic postretirement benefits cost                  $  3           $ 4           $  5
--------------------------------------------------------------------------------------------

The following table sets forth the amount recognized in the Consolidated Statement of Financial Condition for the Company's postretirement benefit plans (other than pension plans):



                                                                NOVEMBER 30

(IN MILLIONS)                                               1996           1995
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
  Retirees                                                  $ 36           $ 42
  Fully eligible active plan participants                      3              4
  Other active plan participants                              10              6
--------------------------------------------------------------------------------
                                                              49             52
Unrecognized net gain                                         21             17
Unrecognized net reduction in prior service cost               8              8
Accrued postretirement liability recognized in the
  Consolidated Statement of Financial Condition             $ 78           $ 77

The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7.25% in 1996 and 1995, respectively.

The annual assumed health care cost trend rate is 10% for the year ended November 30, 1997 and is assumed to decrease at the rate of 1% per year to 6% in the year ended November 30, 2001 and remain at that level thereafter. An increase in the assumed health care cost trend rate by one percentage point in each period would increase the accumulated postretirement benefit obligation as of November 30, 1996 by approximately $3 million.




NOTE 11  INCOME TAXES

The Company files a consolidated U.S. federal income tax return reflecting the income of Holdings and its subsidiaries. For the period prior to the spin-off from American Express on May 31, 1994, the income of the Company was included in the American Express consolidated U.S. federal income tax return, as it had been since August of 1990.


LEHMAN BROTHERS 1996 ANNUAL REPORT 72

With respect to the period in which the Company was included in the American Express consolidated U.S. federal income tax return, intercompany taxes are remitted to, or from, American Express when they are otherwise due to or from the relevant taxing authority. The balances due from American Express at November 30, 1996 and 1995 were $12 million and $21 million, respectively.

The provision for income taxes from continuing operations consists of the following:



                                   TWELVE MONTHS      ELEVEN MONTHS
                                       ENDED                  ENDED
                                    NOVEMBER 30         NOVEMBER 30

(IN MILLIONS)                    1996          1995            1994
-------------------------------------------------------------------
Current
  Federal                       $ (20)        $ 170          $ (158)
  State                            36            80              (5)
  Foreign                         133            72              63
-------------------------------------------------------------------
                                  149           322            (100)
Deferred
  Federal                          61          (144)            153
  State                            11           (51)             14
-------------------------------------------------------------------
                                $ 221         $ 127          $   67
-------------------------------------------------------------------

Income from continuing operations before taxes included $335 million, $173 million, and $105 million that is subject to income taxes of foreign jurisdictions for 1996, 1995 and 1994, respectively.

The income tax provision differs from that computed by using the statutory federal income tax rate for the reasons shown below:



                                                TWELVE MONTHS     ELEVEN MONTHS
                                                    ENDED                 ENDED
                                                 NOVEMBER 30        NOVEMBER 30

(IN MILLIONS)                                 1996          1995           1994
--------------------------------------------------------------------------------
Federal income taxes at statutory rate       $ 223          $129          $  67
State and local taxes                           31            18              6
Tax-exempt interest and dividends              (10)          (17)           (21)
Amortization of goodwill                         3             2              3
Foreign operations                             (26)           (1)            13
Other, net                                                    (4)            (1)
                                             $ 221          $127          $  67

Deferred income taxes are provided for the differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. These temporary differences will result in future income or deductions for income tax purposes and are measured using the enacted tax rates that will be in effect when such items are expected to reverse. The Company provides deferred income taxes on undistributed earnings of foreign subsidiaries.


                                          LEHMAN BROTHERS 1996 ANNUAL REPORT 73

At November 30, 1996 and 1995 the deferred tax assets and liabilities consisted of the following:



                                                                          NOVEMBER 30

(IN MILLIONS)                                                         1996           1995
-----------------------------------------------------------------------------------------
Deferred tax assets
  Reserves not currently deductible                                  $ 245          $ 289
  Deferred compensation                                                258            212
  Tax return NOLs                                                       66             44
  Other                                                                 26              7
-----------------------------------------------------------------------------------------
                                                                       595            552
Less: Valuation allowance                                               83            106
-----------------------------------------------------------------------------------------
  Total deferred tax assets                                          $ 512          $ 446
-----------------------------------------------------------------------------------------
Deferred tax liabilities
  Undistributed earnings of foreign subsidiaries (net of credits)    $  23          $   4
  Excess tax over financial depreciation                               102             83
  Unrealized trading and investment activity                            88              4
  Pension and retirement costs                                          41             35
  Other                                                                  4             11
  Total deferred tax liabilities                                     $ 258          $ 137
-----------------------------------------------------------------------------------------
Net deferred tax asset                                               $ 254          $ 309
-----------------------------------------------------------------------------------------

The net deferred tax assets are included in deferred expenses and other assets in the accompanying Consolidated Statement of Financial Condition. At November 30, 1996, the valuation allowance recorded against deferred tax assets from continuing operations was $83 million compared to $106 million at November 30, 1995, of which approximately $51 million and $56 million, respectively, will reduce goodwill if future circumstances permit recognition. The decrease in the valuation allowance had no impact in the Company's Consolidated Statement of Operations since it was primarily associated with a corresponding decrease in the Company's net deferred tax assets.

For tax return purposes, the Company has approximately $92 million of NOL carryforwards, substantially all of which are attributable to the 1988 acquisition of E.F. Hutton Group, Inc. (now known as LBI Group Inc.). Substantially, all of the NOLs are scheduled to expire in the years 1999 through 2009.




NOTE 12  DERIVATIVE FINANCIAL INSTRUMENTS

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

In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end user. Acting in a trading capacity, the Company enters into derivative transactions to satisfy the needs of its clients and to manage the Company's own exposure to market and credit risk resulting from its trading activities in cash instruments (collectively, "Trading-Related Derivative Activities"). As an end user, the Company primarily enters into interest rate swap and option contracts to adjust the interest rate nature of its funding sources from fixed to floating rates and vice versa, and to change the index upon which floating interest rates are based (i.e., Prime to LIBOR) (collectively, "End User Derivative Activities").

There is an extensive volume of derivative products available in the marketplace which can vary from a simple forward foreign exchange contract to a complex derivative instrument with multiple risk characteristics involving the

LEHMAN BROTHERS 1996 ANNUAL REPORT 74
aggregation of the risk characteristics of a number of derivative product types including swap products, options and forwards. Listed below are examples of various derivative products types along with a brief discussion of the performance mechanics of certain specific derivative instruments.

SWAP PRODUCTS Interest rate swap products include interest rate and currency swaps, leveraged swaps, swap options, and other interest rate option products including caps, collars, and floors. An interest rate swap is a negotiated OTC contract in which two parties agree to exchange periodic interest payments for a defined period, calculated based upon a predetermined notional amount. Interest payments are usually exchanged on a net basis throughout the duration of the swap contract. A currency swap is an OTC agreement to exchange a fixed amount of one currency for a specified amount of a second currency at the outset and completion of the swap term. Leveraged swaps involve the multiplication of the interest rate factor upon which the interest payment streams are based (i.e., Party A pays 3 times the six month LIBOR). Caps are contractual commitments that require the writer to pay the purchaser the amount by which an interest reference rate exceeds a defined contractual rate, if any, at specified times during the contract. Conversely, a floor is a contractual commitment that requires the writer to pay the amount by which a defined contractual rate exceeds an interest reference rate at specified times over the life of the contract, if any.

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

OPTIONS Option contracts provide the option purchaser (holder) with the right but not the obligation to buy or sell a financial instrument, commodity or currency at a predetermined exercise price (strike price) during a defined period (American Option) or at a specified date (European Option). The option purchaser pays a premium to the option seller (writer) for the right to exercise the option. The option seller is obligated to buy (call) or sell (put) the item underlying the contract at a set price, if the option purchaser chooses to exercise. Option contracts also exist for various indices and are similar to options on a security or other instrument except that, rather than settling physical with delivery of the underlying instrument, they are cash settled. As a purchaser of an option contract, the Company is subject to credit risk, since the counterparty is obligated to make payments under the terms of the option contract, if the Company exercises the option. As the writer of an option contract, the Company is not subject to credit risk but is subject to market risk, since the Company is obligated to make payments under the terms of the option contract if exercised.

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

Forwards are OTC contractual commitments to purchase or sell a specified amount of a financial instrument, foreign currency or commodity at a future date at a predetermined price. TBAs are forward contracts which give the purchaser/seller an obligation to obtain/deliver mortgage securities in the future. Therefore, TBAs subject the holder to both interest rate risk and principal prepayment risk.

                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 75

TRADING-RELATED DERIVATIVE ACTIVITIES Derivatives are subject to various risks similar to other financial instruments including market, credit, and operational risk. In addition, the Company may also be exposed to legal risks related to its derivative activities including the possibility that a transaction may be unenforceable under applicable law. The risks of derivatives should not be viewed in isolation, but rather should be considered on an aggregate basis along with the Company's other trading-related activities. The Company manages the risks associated with derivatives on an aggregate basis along with the risks associated with its proprietary trading and market-making activities in cash instruments as part of its firmwide risk management policies.

Derivatives are generally based upon notional values. Notional values are not recorded on-balance-sheet, but rather are utilized solely as a basis for determining future cash flows to be exchanged. Therefore, notional amounts provide a measure of the Company's involvement with such instruments, but are not indicative of potential risk.

The following table reflects the notional/contract value of the Company's Trading-Related Derivative Activities:


TRADING-RELATED DERIVATIVE FINANCIAL INSTRUMENTS



                                                            NOTIONAL/CONTRACT VALUE

                                                          NOVEMBER 30   NOVEMBER 30               1996
                                                                                       WEIGHTED AVERAGE
(IN MILLIONS)                                                    1996          1995  MATURITY (IN YEARS)
--------------------------------------------------------------------------------------------------------
Interest rate and currency swaps and options
  (including caps, collars and floors)                    $   690,583    $  529,724                3.90
Foreign exchange forward and future
  contracts and options                                       378,314       349,248                 .26
Other fixed income securities contracts
  (including futures contracts and options),
  mortgage-backed securities forward
  contracts and options                                       374,048       273,291                 .77
Equity contracts (including equity swaps,
  futures, warrants and options)                               26,931        25,013                 .65
Commodity contracts (including swaps,
  futures, forwards and options)                               46,946        31,717                 .59
Total                                                     $ 1,516,822    $1,208,993                2.06
--------------------------------------------------------------------------------------------------------

Of the total notional value at November 30, 1996 and 1995, approximately $1,186 billion and $968 billion are over-the-counter and $331 billion and $241 billion are exchange-traded, respectively. The total weighted average maturity at November 30, 1996, for over-the-counter and exchange-traded contracts was 2.39 years and 0.88 years, respectively. Approximately $843 billion of the notional/contract value of the Company's Trading-Related Derivative Activities mature within the year ended November 30, 1997, of which approximately 44% have maturities of less than one month.

The Company records its Trading-Related Derivative Activities on a mark-to-market basis with realized and unrealized gains (losses) recognized currently in principal transactions. The Company currently records unrealized gains and losses on derivative contracts on a net basis in the Consolidated Statement of Financial Condition for those transactions with counterparties executed under a legally enforceable master netting agreement. While the Company may utilize derivative products in all its businesses, the Company views its derivative product revenues as the revenues earned from the Company's fixed income and equity derivative products businesses, and foreign exchange and commodity derivatives. Principal transactions and net interest revenues related to the Company's fixed income derivative products business were $541 million for 1996, $409 million for 1995 and $381 million for 1994. Principal transactions and net interest revenues related to the Company's equity derivative products business were $116 million for 1996, $65 million for 1995 and $31 million for 1994. Principal transactions and net interest revenues related to foreign exchange and commodity derivatives were $147 million for 1996, $72 million for 1995 and $70 million for 1994.


LEHMAN BROTHERS 1996 ANNUAL REPORT 76

Listed in the following table is the fair value of the Company's Trading-Related Derivative Activities as of November 30, 1996 and 1995 as well as the average fair value of these instruments. Average fair values of these instruments were calculated based upon month-end statement of financial condition values, which the Company believes does not vary significantly from the average fair value calculated on a more frequent basis. Variances between average fair values and period-end values are due to changes in the volume of activities in these instruments and changes in the valuation of these instruments due to variations in market and credit conditions.


FAIR VALUE OF TRADING-RELATED DERIVATIVE FINANCIAL INSTRUMENTS



                                                                                        AVERAGE FAIR VALUE *
                                                               FAIR VALUE *              TWELVE MONTHS ENDED
                                                             NOVEMBER 30, 1996            NOVEMBER 30, 1996

(IN MILLIONS)                                              ASSETS    LIABILITIES        ASSETS    LIABILITIES
--------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps and options
  (including caps, collars and floors)                    $ 4,008        $ 3,185        $3,446        $ 1,945
Foreign exchange forward contracts and options                970          1,206           903          1,200
Options on other fixed income securities,
  mortgage-backed securities forward contracts
  and options                                                 226            286           239            238
Equity contracts (including equity swaps, warrants
  and options)                                              1,167          1,304         1,118          1,076
Commodity contracts (including swaps, forwards,
  and options)                                                538            835           451            587
Total                                                     $ 6,909        $ 6,816        $6,157        $ 5,046
--------------------------------------------------------------------------------------------------------------


                                                                                        AVERAGE FAIR VALUE *
                                                               FAIR VALUE *              TWELVE MONTHS ENDED
                                                             NOVEMBER 30, 1995            NOVEMBER 30, 1995

                                                           ASSETS    LIABILITIES        ASSETS    LIABILITIES
--------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps and options
  (including caps, collars and floors)                    $ 2,680        $ 2,260        $2,729        $ 2,102
Foreign exchange forward contracts and options              1,248          1,428         1,455          1,461
Options on other fixed income securities,
  mortgage-backed securities forward contracts
  and options                                                 204            188           213            241
Equity contracts (including equity swaps, warrants
  and options)                                                913            962           826            756
Commodity contracts (including swaps, forwards,
  and options)                                                339            434           405            487
Total                                                     $ 5,384        $ 5,272        $5,628        $ 5,047
--------------------------------------------------------------------------------------------------------------

*Amounts represent carrying value (exclusive of collateral) and do not include receivables or payables related to exchange-traded futures contracts.

Assets included in the table above represent the Company's unrealized gains, net of unrealized losses for situations in which the Company has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties. Therefore, the fair value of assets related to derivative contracts at November 30, 1996 represents the Company's net receivable for derivative financial instruments before consideration of collateral. Included within this amount was $6,537 million and $372 million, related to OTC contracts and exchange-traded contracts, respectively.

The primary difference in risks related to OTC and exchange-traded contracts is credit risk. OTC contracts contain credit risk for unrealized gains from various counterparties for the duration of the contract, net of collateral.

With respect to OTC instruments, the Company views its net credit exposure to be $4,487 million at November 30, 1996, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral of $2,050 million.


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 77

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



                                                            1996
COUNTERPARTY           S&P/MOODY'S                    NET CREDIT
RISK RATING             EQUIVALENT                      EXPOSURE
----------------------------------------------------------------
1                          AAA/Aaa                           22%
2                AA-/Aa3 or higher                           23%
3                  A-/A3 or higher                           38%
4              BBB-/Baa3 or higher                           10%
5                BB-/Ba3 or higher                            5%
6                   B+/B1 or lower                            2%
----------------------------------------------------------------

These designations are based on actual ratings made by external rating agencies or by equivalent ratings established and utilized by the Company's Corporate Credit Department.

The Company is also subject to credit risk related to its exchange-traded derivative contracts. Exchange-traded contracts, including futures and certain options, are transacted directly on the exchange. To protect against the potential for a default, all exchange clearing houses impose net capital requirements for their membership. Additionally, the exchange clearing house requires counterparties to futures contracts to post margin upon the origination of the contract and for any changes in the market value of the contract on a daily basis (certain foreign exchanges extend settlement to three days). Therefore, the potential for losses from exchange-traded products is limited.

END USER DERIVATIVE ACTIVITIES The Company utilizes a variety of derivative products as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio to more closely match the terms of its debt portfolio to the assets being funded and to minimize interest rate risk. At November 30, 1996 and November 30, 1995 the notional value of the Company's end user activities related to its long-term debt obligations were approximately $15.1 billion and $11.0 billion, respectively. (For a further discussion of the Company's long-term debt-related end user activities see Note 3.)

The Company also utilizes derivative products as an end user to modify its interest rate exposure associated with its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned. At November 30, 1996 and 1995, the Company had $115 billion and $114 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk. The Company, as an end user, manages the interest rate risk related to these activities by utilizing derivative financial instruments, including interest rate swaps and purchased options. The Company designates certain specific derivative transactions against specific assets and liabilities with matching maturities. In addition, the Company manages the interest rate risk of anticipated secured financing transactions with derivative products. These derivative products are designated against the existing secured financing transactions for their applicable maturity. The remaining term of these transactions are designated against the anticipated secured financing transactions which will replace the existing secured financing transactions at their maturity. The Company continuously monitors the level of secured financing transactions to ensure that there is a high degree of certainty that the Company will enter into the anticipated secured financing transactions at a level in excess of the designated derivative product transactions. At November 30, 1996 and November 30, 1995, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $47.6 billion and $21.5 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The

LEHMAN BROTHERS 1996 ANNUAL REPORT 78
total notional value of these agreements had a weighted average maturity of 0.5 years and 1.1 years as of November 30, 1996 and November 30, 1995, respectively.

The Company terminated certain swaps designated as hedges of the Company's secured financing activities. At November 30, 1996, a loss of approximately $32 million from these terminated contracts was deferred and will be amortized to interest expense over the original period of the hedge. On an overall basis, the Company's secured financing end user activities increased net interest income by approximately $16 million, $39 million and $6 million for 1996, 1995 and 1994, respectively.




NOTE 13  FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" requires the Company to report the fair value of financial instruments, as defined. Assets and liabilities that are carried at fair value include all of the Company's trading assets and liabilities including derivative financial instruments used for trading purposes as described in Note 1, which are recorded as securities and other financial instruments owned and securities and other financial instruments sold but not yet purchased.

Assets and liabilities, which are recorded at contractual amounts that approximate market or fair value, include cash and cash equivalents, cash and securities segregated and on deposit for regulatory and other purposes, receivables, certain other assets and deferred expenses, commercial paper and short-term debt, and payables. The market value of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of these instruments and their variable interest rates.

Financial instruments which are recorded at amounts that do not necessarily approximate market or fair value, include long-term debt, certain secured financing activities and the related financial instruments utilized by the Company as an end user to manage the interest rate risk of these exposures. The Company's long-term debt is recorded at contractual or historical amounts. The following table provides a summary of the fair value of the Company's long-term debt and related end user activities. The fair value of the Company's long-term debt was estimated using either quoted market prices or discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowing arrangements. The unrecognized net gain/(loss) related to the Company's end user activities reflects the estimated amounts the Company would receive/(pay) if the derivative financial instruments were terminated based on market rates at November 30, 1996 and 1995, respectively.



                                                                                 NOVEMBER 30

(IN MILLIONS)                                                                 1996           1995
--------------------------------------------------------------------------------------------------
Carrying value of long-term debt                                           $15,922       $ 12,765
Fair value of long-term debt                                                16,415         13,270
Unrecognized net gain (loss) on long-term debt                             $  (493)      $   (505)
--------------------------------------------------------------------------------------------------
Unrecognized net gain (loss) on long-term debt end user activities         $   153       $    236
--------------------------------------------------------------------------------------------------

The Company carries its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned, at their original contract amount plus accrued interest, which for the majority of such financing activities is an approximation of fair value. At November 30, 1996 and 1995, the Company had $115 billion and $114 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk.

At November 30, 1996 and 1995, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $47.6 billion and $21.5 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The unrecognized net losses related to these derivative financial instruments of


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 79

$10 million and $36 million at November 30, 1996 and 1995, respectively, were offset by unrecognized net gains arising from the Company's secured financing activities.




NOTE 14  OTHER COMMITMENTS AND CONTINGENCIES

As of November 30, 1996 and 1995, the Company was contingently liable for $3.0 billion and $2.0 billion, respectively, of letters of credit, primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges, and other guarantees.

At November 30, 1996, the Company has commitments under certain secured lending arrangements of approximately $2.7 billion. These commitments require borrowers to provide acceptable collateral, as defined in the agreements, when amounts are drawn under the lending facilities. Advances under the above lending arrangements are typically at variable interest rates and generally provide for over-collateralization based upon the borrowers' creditworthiness.

As of November 30, 1996 and 1995, the Company had pledged or otherwise transferred securities, primarily fixed income, having a market value of approximately $37.2 billion and $30.3 billion, respectively, as collateral for securities borrowed or otherwise received having a market value of approximately $36.9 billion and $30.1 billion, respectively.

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

In the normal course of business, the Company is exposed to off-balance sheet credit and market risk as a result of executing, financing and settling various customer security and commodity transactions. Off-balance sheet risk arises from the potential that customers or counterparties fail to satisfy their obligations and that the collateral obtained is insufficient. In such instances, the Company may be required to purchase or sell financial instruments at unfavorable market prices. The Company seeks to control these risks by obtaining margin balances and other collateral in accordance with regulatory and internal guidelines.

In addition, the Company is also exposed to off-balance sheet risk as a result of entering into commitments to extend credit in connection with certain merchant banking, investment banking and loan syndication transactions. The Company also provides and will continue to provide margin lending and other extensions of credit to clients.

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

LEHMAN BROTHERS 1996 ANNUAL REPORT 80

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

Securities and other financial instruments owned by the Company include U.S. government and agency securities, and securities issued by non-U.S. governments (principally Japan, Germany and Italy) which, in the aggregate, represented 21% of the Company's total assets at November 30, 1996. In addition, substantially all of the collateral held by the Company for resale agreements or securities borrowed, which together represented 41% of total assets at November 30, 1996, consisted of securities issued by the U.S. government, federal agencies or non-U.S. governments. In addition to these specific exposures, the Company's most significant concentration is financial institutions, which include other brokers and dealers, commercial banks and institutional clients. This concentration arises in the normal course of the Company's business.

LEASE COMMITMENTS The Company leases office space and equipment throughout the world and has entered into a ground lease with the Battery Park City Authority covering its headquarters at 3 World Financial Center which extends through 2069. Total rent expense for 1996, 1995 and 1994 was $48 million, $67 million and $59 million, respectively. Certain leases on office space contain escalation clauses providing for additional rentals based upon maintenance, utility and tax increases.

Minimum future rental commitments under noncancellable operating leases (net of subleases of $541 million) are as follows:



(IN MILLIONS)                                AMOUNT
---------------------------------------------------
Fiscal 1997                                   $  49
Fiscal 1998                                      40
Fiscal 1999                                      36
Fiscal 2000                                      34
Fiscal 2001                                      34
December 1, 2001 and thereafter                 523
                                              $ 716
---------------------------------------------------




NOTE 15  INTERNATIONAL OPERATIONS

Although the Company's business activities are highly integrated and constitute a single industry segment for the purposes of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," they can be broadly categorized into the three major geographic areas in which it conducts operations: the Americas, Europe and Asia Pacific.

The Company manages its businesses with the goal of maximizing worldwide profitability by product line. Activities such as the global distribution of underwritings and the twenty-four hour risk management of trading positions render geographic profitability to be highly subjective, since it is the result of numerous estimates and assumptions.

The amounts presented below provide a broad indication of each region's contribution to the consolidated results. The method of allocation is as follows: Gross and Net Revenues, if syndicate or trading related, have been distributed based upon the location where the primary or secondary position was fundamentally risk managed; if fee-related, by the location of the senior coverage banker; if commission-related, by the location of the salespeople. Income (Loss) Before Taxes includes expenses associated with generating the revenues reflected in each region. Identifiable Assets represent essentially those recorded in the legal entities in which the Company does business within the respective region.


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 81

                                                                                                 INCOME
                                                                      GROSS            NET        (LOSS)   IDENTIFIABLE
(IN MILLIONS)                                                      REVENUES       REVENUES  BEFORE TAXES         ASSETS
-----------------------------------------------------------------------------------------------------------------------
Eleven months ended November 30, 1994 International operations:
  Europe                                                           $    846        $   542         $ (43)     $  25,199
  Asia Pacific                                                          324            269            11          4,860
   Total international                                                1,170            811           (32)        30,059
Domestic operations                                                   8,020          1,927           225         79,888
Total                                                              $  9,190        $ 2,738         $ 193      $ 109,947
-----------------------------------------------------------------------------------------------------------------------
Twelve months ended November 30, 1995 International operations:
  Europe                                                           $    892        $   575         $ (25)     $  27,844
  Asia Pacific                                                          375            355            84          5,513
   Total international                                                1,267            930            59         33,357
Domestic operations                                                  12,209*         2,141*          310         81,946
Total                                                              $ 13,476        $ 3,071         $ 369      $ 115,303
-----------------------------------------------------------------------------------------------------------------------
Twelve months ended November 30, 1996 International operations:
  Europe                                                           $  1,136        $   735         $ 140      $  25,553
  Asia Pacific                                                          475            329            25          6,829
   Total international                                                1,611          1,064           165         32,382
Domestic operations                                                  12,649          2,380           472         96,214
Total                                                              $ 14,260        $ 3,444         $ 637      $ 128,596
-----------------------------------------------------------------------------------------------------------------------

* Includes $129 million resulting from the Company's sale of its stake in Omnitel.




NOTE 16  Other Charges

1996 SEVERANCE CHARGE The Company recorded an $84 million severance charge ($50 million aftertax) in the fourth quarter of 1996 related to certain strategic actions taken to improve ongoing profitability. The 1996 severance charge reflected the culmination of a worldwide business unit economic performance review which was undertaken in the fourth quarter of 1996 to focus the Company on its core investment banking, equity and fixed income sales and trading areas. The charge resulted from personnel reductions across a number of underperforming fixed income and equity businesses, including exiting the precious metals business in the U.S., Europe and Asia; exiting energy trading in the U.S. and Europe, consolidating Asian fixed income risk management activities into one center in Tokyo; refocusing foreign exchange trading activities and combining the Company's New York Private Client Services offices. Additionally, the charge reflected various other strategic personnel reductions which were aimed at delayering management.

1995 RESTRUCTURING CHARGE During the fourth quarter of 1995, the Company recorded a charge of $97 million pretax ($58 million aftertax) for occupancy-related real estate and severance expenses. The occupancy-related real estate component of the charge, $80 million pretax ($48 million aftertax), resulted from a complete global review of the Company's real estate requirements at current headcount levels and the elimination of excess real estate, primarily in its New York, London and Tokyo locations. The charge included the cost to write-down the carrying value of leasehold improvements as well as the difference between expected operating costs and projected sublease recoveries. In addition, the restructuring charge included a $17 million pretax ($10 million aftertax) component related to severance payments made during the fourth quarter. The severance component of the charge related to payments made to terminated personnel arising from a fourth quarter formalized business unit productivity review.


LEHMAN BROTHERS 1996 ANNUAL REPORT 82

SPIN-OFF EXPENSES During the second quarter of 1994, the Company recorded a charge of $15 million pretax ($12 million aftertax) in connection with the Concurrent Transactions and certain related expenses.

REDUCTION IN PERSONNEL During the first quarter of 1994, the Company conducted a review of personnel needs, which resulted in the termination of certain personnel. The Company recorded a severance charge of $33 million pretax ($18 million aftertax) in the first quarter of 1994.




NOTE 17  CHANGES IN ACCOUNTING PRINCIPLES

ACCOUNTING FOR TRANSFERS OF FINANCIAL ASSETS In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), which is effective for transactions occurring after December 31, 1996. SFAS No. 125 provides new accounting guidance for the transfer of financial assets, including securitizations, repurchase agreements and securities lending transactions. SFAS No. 125 outlines specific conditions which must be met for financial asset transfers to obtain either sale or financing treatment. Sale treatment is generally obtained if the seller meets the specified conditions to demonstrate that it has surrendered control over the assets; consequently the counterparty to the sale must recognize the related financial assets received. Financing treatment is generally obtained if the borrower agrees to repurchase substantially the same securities prior to maturity of the agreement, while maintaining adequate collateral levels, provided that control of the securities is retained by the borrower (i.e. the owner of the securities has the ability to redeem the collateral on short notice).

In December 1996, the FASB issued SFAS No. 127 deferring the effective date one year for certain provisions of SFAS No. 125 dealing with repurchase agreements, dollar repurchase agreements, securities lending and similar financing transactions.

It is likely that the adoption of SFAS No. 125 will require the Company to recognize additional assets and liabilities on its Consolidated Statement of Financial Condition from these transactions. Where the Company is deemed to have control over certain financial assets, this will have the effect of increasing the amount of assets and liabilities recognized on the balance sheet but will have no material effect on the equity or financial condition of the Company.

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

OFFSETTING OF CERTAIN RECEIVABLES AND PAYABLES During the first quarter of 1994, the Company adopted the Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" ("FIN No. 39"). FIN No. 39 restricts the historical industry practice of offsetting certain receivables and payables. In January 1995, the Financial Accounting Standards Board issued Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements" ("FIN No. 41"). FIN No. 41 is a modification to FIN No. 39 to permit certain limited exceptions to the criteria established under FIN No. 39 for offsetting certain


                                           LEHMAN BROTHERS 1996 ANNUAL REPORT 83
repurchase and reverse repurchase agreements with the same counterparty. The Company has adopted this modification, effective January 1995, which partially mitigates the increase in the Company's gross assets and liabilities resulting from the implementation of FIN No. 39.




NOTE 18  QUARTERLY INFORMATION (UNAUDITED)

The following information represents the Company's unaudited quarterly results of operations for 1996 and 1995. Certain amounts reflect reclassifications to conform to the current period's presentation. These quarterly results reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results. Revenues and earnings of the Company can vary significantly from quarter to quarter due to the nature of the Company's business activities.



(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                1996                         1995

                               NOV. 30    AUG. 31     MAY 31    FEB. 29    NOV. 30    AUG. 31     MAY 31    FEB. 28
--------------------------------------------------------------------------------------------------------------------
Total revenues                  $3,813     $3,585     $3,476     $3,386     $3,613     $3,453     $3,298     $3,112
Interest expense                 2,745      2,863      2,643      2,565      2,729      2,703      2,567      2,405
--------------------------------------------------------------------------------------------------------------------
Net revenues                     1,068        722        833        821        884        750        731        707
Non-interest expenses:
  Compensation and
  benefits                         542        366        422        416        433        380        371        360
  Other expenses                   247        240        242        246        254        261        270        277
Severance and other charges         84                                          97
Total non-interest expenses        873        606        664        662        784        641        641        637
--------------------------------------------------------------------------------------------------------------------
Income before taxes                195        116        169        159        100        109         90         70
Provision for income taxes          68         39         61         55         31         38         32         25
Net income                      $  127     $   77     $  108     $  104     $   69     $   71     $   58     $   45
--------------------------------------------------------------------------------------------------------------------
Net income applicable to
  common stock                  $  113     $   71     $  102     $   93     $   58     $   60     $   48     $   34
Earnings per
  common share                  $ 0.96     $ 0.60     $ 0.89     $ 0.79     $ 0.49     $ 0.52     $ 0.43     $ 0.31
Dividends per
  common share                  $ 0.05     $ 0.05     $ 0.05     $ 0.05     $ 0.05     $ 0.05     $ 0.05     $ 0.05
Book value per common
  share (at period end)         $28.84     $27.74     $27.29     $26.41     $25.67     $25.23     $25.16     $24.69
Number of shares used
  in earnings per common
share computation                116.9      117.2      114.8      116.9      117.1      116.2      110.2      110.2
--------------------------------------------------------------------------------------------------------------------


LEHMAN BROTHERS 1996 ANNUAL REPORT 84