Form 10-K405, Exhibit 13
period 1997-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 1998-02-27
CIK 806085

                                                                    EXHIBIT 13.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS




BUSINESS ENVIRONMENT

The principal business activities of Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers") are investment banking and securities trading and sales, which by their nature are subject to volatility, primarily due to changes in interest and foreign exchange rates and security valuations, global economic and political trends and industry competition. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year.

The favorable market and economic conditions that characterized fiscal 1996 continued throughout most of 1997, leading to increased industrywide revenues and to record levels of earnings and net revenues for the Company. Similar to the 1996 market environment, improved valuations and strong investor demand in worldwide equity markets led to a second consecutive year of record levels of corporate finance advisory activities and near-record underwriting volumes. During 1997, however, volatility became more persistent than in either 1996 or 1995. Investors focused more than ever on worldwide market conditions and uncertainty about future valuation levels for their investments. The unraveling of deep-seated structural and financing problems in Asia, which for years had been masked by strong economic growth, sent stock markets and currencies plummeting. The year 1997 ended with uncertainty surrounding the world markets. Bond markets in the developed countries were strong, while the equity markets were hesitant with investors still assessing the impact that events in Asia had on the rest of the world.

Fixed Income > During 1997, global fixed income markets were robust, with heavy trading volumes in both the U.S. and Europe. The year began with fears of a rate hike in the U.S. which kept global bond markets in retreat until mid-year. Ultimately, there was only one rate action by the U.S. Federal Reserve Board ("Fed") during 1997 which occurred in March when the overnight lending rate was raised by 0.25% to 5.50%. There were no long-term effects from this event. For most of 1997, trading activity in the U.S. continued to reflect investor optimism that the environment of sustained growth and low levels of inflation would continue. During this period, U.S. trading activity was bolstered by active purchases of U.S. securities by foreign investors due to the favorable U.S. macroeconomic environment and the strong dollar. However, by the end of 1997, the forced devaluation of Thailand's currency during July triggered a chain reaction of currency depreciations across the Asian region. Heightened uncertainty about the extent of the exchange rate volatility caused foreign and domestic investors to sell their Asian holdings and move into U.S. dollar-denominated assets which, in turn, led to further pressure on Asian exchange rates. Consequently, the fixed income markets suffered as credit spreads on corporate, Eurobonds and emerging market issuers widened dramatically. Issuers sat on the sidelines as spreads became unattractive. By the end of 1997, investors' flight to quality caused the 30-year U.S. treasury bond to rally to rates not seen since 1993.

While many of the peripheral European bond markets outperformed the U.S. market in local currency terms in 1997, only the U.K. gilt market did so in U.S. dollar terms. In the U.K., the yield curve flattened dramatically. This was in response to the new Labour government granting independence to the Bank of England which then implemented four interest rate increases. In Germany, an interest rate hike in October 1997, combined with the Asian crisis, led to a flattening of the German yield curve. For 1997, this amounted to just under one percentage point between 10-year and two-year bonds. Also, several countries seeking to enter the EMU on January 1, 1999 (e.g., Italy, Spain and Finland) exhibited strength during 1997 as a result of reduced inflation and budget deficits during the year.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

During 1997, yields in Japan fell as a recovery in domestic demand following an April tax hike proved elusive, Japanese banking problems intensified, and the Asian crisis spread. By November 1997, yields on 10-year bonds had fallen to below 2% -- a decline of 50 basis points for the year. Fixed income markets in Southeast Asia were highly volatile in 1997 as the Asian crisis depressed trading volumes and prices. By mid-December 1997, the International Monetary Fund had negotiated medium-term funding agreements with Thailand, Indonesia and Korea to supply much-needed foreign exchange liquidity. However, this failed to stabilize Asia's currency markets; and the major rating agencies lowered the bond ratings of several Asian nations to below investment grade levels.

Equity > During 1997, all major U.S. equity indices established new records, although they ended the year off from these highs. For fiscal 1997, the S&P 500 return was 29%, making it the third consecutive year of double-digit returns. Equity prices were helped by a benign inflation and interest rate environment accompanied by good corporate earnings growth; inflation fell below 2% for the year; long-term interest rates declined to below 6%; and profit growth was double-digit. However, the equity market was also more volatile in 1997, suffering through two corrections. The first one in March reflected the interest rate hike by the Fed combined with investor concerns about earnings performance in the technology sector. After the markets recovered strongly, the Asian crisis occurred and the market suffered a second correction, culminating in a record drop of more than 550 points in the Dow Jones Industrial Average on October 27. By the end of 1997, the markets had recovered once again, but worries about the fallout from the Asian crisis persisted. Equity trading volumes remained brisk as did inflows of capital into mutual funds.

The European equity markets performed extremely well during 1997, with returns from the region as a whole much in line with those of the U.S. markets. The Financial Times-S&P European Index rose 20% in dollar terms, supported by currency depreciation, which strengthened expectations of economic recovery and boosted corporate earnings prospects, and by falling bond yields. Within Europe, the smaller markets achieved the highest returns, reflecting narrowing bond spreads over German yields and declines in short-term interest rates. Healthy market conditions were reflected in strong trading volumes.

The situation in Asia, however, sharply contrasted with the performance of the U.S. and European equity markets. In Japan, the Nikkei 225 Index fell by 17% due to a deteriorating banking environment, major corporate bankruptcies, and an economy on the verge of a recession. Similar to 1996, the Japanese market rose over the first half of 1997 as investors looked for the economic recovery to continue, but recorded losses in the second half as it became clear that the fiscal tightening hurt economic growth and the banking crisis was intensifying. Excluding Australia, the markets of southeast Asia were even more turbulent, as one country after another became embroiled in the region's crisis. In local currency terms, the worst-hit markets (e.g., Thailand, Malaysia, Indonesia, Philippines and Korea) fell between 35% and 60% versus the prior year, with returns in dollar terms recording even weaker results.

Latin American EMG markets, which realized a broad recovery in 1996, posted very strong gains through much of 1997. These gains resulted from a continuation of the process of economic reform and financial consolidation coupled with an acceleration of economic growth in the region. As compared to the end of 1996, Latin American equities rose over 50% in dollar terms to a peak during October 1997, as measured by the IFC Latin American Investable Index. However, the escalating Asian crisis negatively impacted performance towards the end of 1997, as global investors reined in their appetite for emerging markets. Despite the year end weakening, these markets returned over 25% for the year.

Investment Banking > Combined worldwide underwriting volumes for fixed income and equities continued on a torrid pace during 1997. Despite the turbulence of the global stock markets in 1997, global equity underwritings reached new highs. Significant merger and acquisition activity and continued inflows into equity mutual funds led to a record $156 billion of common stock underwritings. Worldwide fixed income underwriting surpassed 1996 levels led by the issuance of corporate, asset-backed and mortgage-backed bonds. Issuers came to market to take advantage of the historically attractive yields as well as favorable


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
pricing in the spread sectors. However, as with many other businesses, the Asian crisis caused credit spreads to widen, leading issuers to postpone offerings in the latter part of the year.

Corporate Finance Advisory activities set another record in 1997, with the level of announced merger and acquisition activity reaching historic levels following strong performances in both 1996 and 1995. The increased activity reflected the continuing trend of consolidation and globalization across industry sectors and the overall strength in the global capital markets. Reflecting the strength of advisory activities was the wide range of industry sectors participating and the broad global and cross-border orientation of that activity. Furthermore, the scale of advisory activity was unprecedented. Four of the top ten domestic M&A deals of all time were announced in the past twelve months and three of the top seven announced worldwide M&A transactions involved a foreign target.

Fiscal 1997 was characterized by strong financial markets, nevertheless, the financial services industry is cyclical. As a result the Company's businesses are evaluated across market cycles for operating profitability and their contribution to the Company's long-term strategic objectives. The Company strives to minimize the effects of economic downturns through its diversified product base, stringent cost controls, global presence and risk management practices.

--------------------------------------------------------------------------------
Note: Except for the historical information contained herein, this Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are based on current expectations, estimates and projections about the industries in which the Company operates. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

================================================================================
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                              [Line Graph Omitted]

                              RESULTS OF OPERATIONS

Summary > The Company reported record net income of $647 million and earnings per share of $4.72 for 1997, driven by continued strength in all of the Company's major businesses including equities, fixed income and investment banking. These results were achieved in worldwide markets which were extremely favorable during the early portion of the year and became volatile in the latter portion of the year. Despite market volatility, many equity indices in the U.S. and Europe reached all-time highs during 1997. The overall favorable market conditions led to a second straight year of near-record industrywide underwriting volumes and a record year in worldwide merger and acquisition activity.

The Company's continued focus on growing higher margin businesses contributed to record revenues and a return on common equity of 15.6% and a pretax margin of 24.2% for 1997 compared to 12.1% and 18.5%, respectively, in 1996. Also contributing to these record results was the Company's continued aggressive management of expenses. Nonpersonnel expenses decreased even though revenues increased significantly. The compensation and benefits ratio remained constant at 50.7% of net revenues.

The Company's 1996 net income was $416 million, including a $50 million after tax severance charge. The Company's 1996 results reflect strong performances across all of the Company's major businesses. The fixed income sales and trading and investment banking activities were responsible for the majority of the increased net revenues and net income compared to 1995. The Company's results were positively affected by favorable market conditions, which


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
led to near record underwriting volumes, record levels for many worldwide equity indices and a record year in worldwide merger and acquisition activity.

The Company reported net income of $242 million for 1995, including a $47 million after tax gain related to the Company's sale of its interest in Omnitel Sistemi Radiocellullari Italiani S.p.A. ("Omnitel") and a $58 million after tax charge for occupancy-related real estate expenses and severance. The Company's 1995 results reflect improved performance in corporate finance advisory activity and in fixed income and equity origination as well as higher levels of customer activity in a number of businesses. The Company benefited from the continuing increase in merger and acquisition activity throughout 1995 and from a stronger market climate beginning in the second quarter of the year.

Net Revenues > Net revenues were $3,873 million for 1997, $3,444 million for 1996 and $3,071 million for 1995. During 1997, the Company continued to build its global franchise. Net revenues increased from 1996 levels in all of the major business units led by increased customer related trading activity, a strong global market for mergers and acquisitions and increased levels of worldwide debt and equity underwriting. During the second half of 1997, the Company recorded net revenues of $2,094 million, its highest level of net revenues for any six-month period since becoming a public company. The increase in net revenues in 1996 reflected a general strengthening in customer related trading activities in a number of fixed income product areas, increased levels of worldwide debt and equity underwriting, and improved corporate finance advisory results. Net revenues in 1995, excluding a special revenue item of $129 million from the sale of the Company's investment in Omnitel, were $2,942 million. Revenues in 1995 were positively affected by increased underwriting volumes and customer flow activity due to strong rallies in the stock and bond markets during the last three quarters of the year.

Net revenues from international sources as a percentage of total net revenues (excluding Omnitel in 1995) were 30% for 1997, 41% for 1996 and 44% for 1995, reflecting the global scope of the Company's business activities. This includes approximately $432 million, $363 million and $368 million of revenues that were associated with domestic products and services in 1997, 1996 and 1995, respectively, that the Company estimates resulted from relationships with international clients and customers. The decreased level of international revenues for 1997 was directly correlated to the severe market depression in Asia and the resulting contagion it had on worldwide markets which occurred in the second half of the year. As a result of these market events, Asia and Europe generated fewer revenue opportunities than in both 1996 and 1995.

Since 1990, Lehman Brothers has focused on a "client/customer-driven" strategy. Under this strategy, Lehman Brothers concentrates on serving the needs of major issuing and advisory clients and investing customers worldwide to build an increasing flow of business that leverages the Company's research, underwriting and distribution capabilities. Customer flow continues to be the primary source of the Company's net revenues. In addition to its customer flow activities, the Company also takes proprietary positions based upon expected movements in interest rate, foreign exchange, equity and commodity markets in both the short- and long-term. The Company's success in this area is dependent upon its ability to anticipate economic and market trends and to develop trading strategies that capitalize on these anticipated changes. Consistent with the Company's client/customer-driven strategy, proprietary trading activities accounted for approximately 14% of net revenues in 1997, 14% in 1996 and 9% in 1995. The Company believes its client/customer-driven strategy has historically mitigated the level of net trading revenue volatility.

The Company, through its subsidiaries, is a market-maker in all major equity and fixed income products in both the domestic and international markets. In order to facilitate its trading activities, the Company is a member of all principal securities and commodities exchanges in the United States and holds memberships or associate memberships on several principal inter-


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
national securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Milan and Paris stock exchanges. As part of its market-making activities, the Company maintains inventory positions of varying amounts across a broad range of financial instruments, which are marked-to-market on a daily basis and, along with the Company's proprietary trading positions, give rise to principal transactions revenues. The Company utilizes various hedging strategies to minimize its exposure to significant movements in interest and foreign exchange rates and the equity markets.

Net revenues from the Company's market-making and trading activities in fixed income and equity products are recognized as either principal transactions or net interest revenues, depending upon the method of financing and/or hedging related to specific inventory positions. The Company evaluates its trading strategies on an overall profitability basis which includes both principal transaction revenues and net interest. Therefore, changes in net interest should not be viewed in isolation but should be viewed in conjunction with revenues from principal transactions. Combined principal transactions and net interest revenues were relatively flat in 1997 as compared to 1996. Increased principal transactions and net interest revenues across many of the Company's fixed income and equity product lines were offset by lower results in certain fixed income and equity derivative products in Europe and Asia and with higher interest expenses resulting from the Company's increased level of long-term debt outstanding.

During 1996, combined principal transactions and net interest revenues increased $285 million from 1995, resulting from a shift in the composition of the Company's fixed income portfolio, an increase in net dividend revenue related to certain structured transactions in equity derivatives, and improved spreads an certain higher margin matched book financing transactions.

The following table of net revenues by business unit and the accompanying discussion have been prepared in order to present the Company's net revenues in a format that reflects the manner in which the Company manages its businesses. For internal management purposes, the Company has been segregated into four major business units: Fixed Income, Equity, Corporate Finance Advisory and Merchant Banking. Each business unit represents a grouping of financial activities and products with similar characteristics. These business activities result in revenues that are recognized in multiple revenue categories contained in the Company's Consolidated Statement of Income. Net revenues by business unit contain certain internal allocations, including funding costs, which are centrally managed.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

================================================================================
TWELVE MONTHS ENDED NOVEMBER 30, 1997
--------------------------------------------------------------------------------

                               PRINCIPAL
                        TRANSACTIONS AND               INVESTMENT
                            NET INTEREST  COMMISSIONS     BANKING  OTHER   TOTAL
================================================================================
Fixed Income                      $1,749         $ 41      $  380    $16  $2,186
Equity                               296          365         342      7   1,010
Corporate Finance
 Advisory                             (5)                     328            323
Merchant Banking                      (6)                     266            260
Other                                  9           17           2     66      94
--------------------------------------------------------------------------------
                                  $2,043         $423      $1,318    $89  $3,873
================================================================================


================================================================================
TWELVE MONTHS ENDED NOVEMBER 30, 1996
--------------------------------------------------------------------------------

                               PRINCIPAL
                        TRANSACTIONS AND               INVESTMENT
                            NET INTEREST  COMMISSIONS     BANKING  OTHER   TOTAL
================================================================================
Fixed Income                      $1,793          $57        $307     $8  $2,165
Equity                               275          286         280      3     844
Corporate Finance
 Advisory                                                     249            249
Merchant Banking                     (18)                     138            120
Other                                 11           19           7     29      66
--------------------------------------------------------------------------------
                                  $2,061         $362        $981    $40  $3,444
================================================================================


================================================================================
TWELVE MONTHS ENDED NOVEMBER 30, 1995
--------------------------------------------------------------------------------

                              PRINCIPAL
                       TRANSACTIONS AND                INVESTMENT
                          NET INTEREST*   COMMISSIONS     BANKING  OTHER   TOTAL
================================================================================
Fixed Income                     $1,373          $ 92        $178    $ 8  $1,657
Equity                              418           330         215      3     964
Corporate Finance
 Advisory                                                     231            231
Merchant Banking                    (26)                      172            146
Other                                11            28           5     29      73
--------------------------------------------------------------------------------
                                 $1,776          $450        $801    $40  $3,071
================================================================================

* 1995 equity revenues include $129 million from the sale of Omnitel.

The following discussion provides an analysis of the Company's net revenues based upon the various business units which generated these revenues.

Fixed Income. The Company's fixed income revenues reflect customer flow activities (both institutional and high-net-worth retail), secondary trading, debt underwriting, syndicate and financing activities related to fixed income products. Fixed income products include dollar and non-dollar government securities, mortgage- and asset-backed securities, money market products, dollar and non-dollar corporate debt securities, emerging market securities, municipal securities, financing (global access to debt financing sources including repurchase and reverse repurchase agreements), foreign exchange, and fixed income derivative products. Lehman Brothers is one of the leading primary dealers in U.S. government securities and is a market-maker in the government securities of all major industrial countries. The Company, through its subsidiaries, is also a dominant market-maker for a broad range of fixed income products.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

Fixed income revenues were $2,186 million for 1997, $2,165 million for 1996 and $1,657 million for 1995. During 1997, the Company continued to focus its resources and efforts towards growing its market share in higher margin products. The Company's fixed income business benefited in 1997 from active customer trading combined with increased levels of worldwide debt underwriting which resulted from the favorable U.S. macroeconomic environment. Mortgage revenues increased significantly during 1997 as the Company profited from its diversified product mix including several large conduit transactions, commercial mortgage-backed deals and real estate transactions. High yield benefited from an increased volume of lead-managed underwritings and syndicated loans. The Company lead-managed over $4.3 billion of offerings in fiscal 1997 up from $2.3 billion in fiscal 1996. Revenues from the emerging markets business improved significantly during 1997 as a result of the Company's successful expansion into new European markets. These improvements were partially offset by reduced contributions from fixed income derivatives and foreign exchange which were negatively impacted by significant volatility in the Asian markets.

Lehman Brothers lead-managed fixed income offerings in fiscal 1997 increased 29% with the underwritings of $132 billion compared to underwritings of $102 billion in fiscal 1996 based on information supplied by Securities Data Company.

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

Equity. Equity net revenues reflect customer flow activities (both institutional and high-net-worth retail), secondary trading, equity underwriting, equity finance, equity derivatives and arbitrage activities.

Equity revenues were $1,010 million for 1997, $844 million for 1996 and $964 million for 1995. Included in the 1995 results were net revenues of $129 million resulting from the Company's sale of its stake in Omnitel. Excluding the Omnitel transaction, equity revenues were $835 million for 1995.

The results for the Company's equity business increased 20% versus 1996 primarily due to the continued favorable worldwide equity markets which existed for most of the year combined with the successful redirection of the Company's resources into higher margin products. Worldwide equity underwriting volumes for 1997 were at an all-time high for the securities industry. Equity underwriting, equity arbitrage and improved customer flow activities were the primary contributors to the increase in revenues for 1997, while equity derivative revenues trailed 1996 levels.

The improvement in equity underwriting revenues during fiscal 1997 resulted from an improved product mix as the Company increased its common stock lead-managed underwriting volume by 27% with a 4.6% market share which was improved from the 3.7% market share attained in fiscal 1996.

Equity cash products benefited in 1997 from the record-setting year in many of the world's financial markets which was fueled by a benign inflation and interest rate environment accompanied by strong earnings growth in the U.S. In particular, the Company's equity cash product revenues improved in 1997 primarily from an increased level of institutional and retail customer flow. During 1997, the revenues from the Company's equity financing business also improved as a result of successful trading strategies implemented in the United Kingdom. The equity derivative revenues in 1997 were reduced from the prior year's level due to the market volatility experienced in Asia.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

Equity revenues increased slightly in 1996 (as compared to the 1995 amount excluding Omnitel) as a result of improved underwriting results combined with increased contributions from the equity derivative business, convertible securities and international equities. The improved underwriting volumes reflected the favorable global economic environment in 1996, with generally increased trading volumes on most major domestic and international listed exchanges and record flows of capital into U.S. equity mutual funds. The improved equity derivatives results in 1996 were primarily from the Company's Asian business activities, reflecting the continued emphasis on the globalization of certain high margin businesses. During the second half of 1996, the Company's efforts to reposition its equity business resulted in the realization of stronger results as it lead-managed transactions valued at over $5 billion, representing an 87% increase over the comparable amount for the first half of 1996. The Company ranked third in total NYSE listed trading volume throughout all of 1997, 1996 and 1995.

Corporate Finance Advisory. Corporate finance advisory net revenues, classified in the Consolidated Statement of Income as a component of investment banking revenues, result primarily from fees earned by the Company in its role as strategic advisor to its clients. This role primarily consists of advising clients on mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings, and a variety of cross-border transactions. The net revenues for corporate finance advisory increased in 1997 to $323 million from $249 million in 1996 and from $231 million in 1995. The increased revenues reflected the closing of several large deals in 1997 and continued strength in the overall merger and acquisition market environment. The Company ended fiscal 1997 with a strong transaction pipeline which stood at $81 billion in terms of total dollar value based on information supplied by Securities Data Company.

Merchant Banking. The Company is the general partner for nine active merchant banking partnerships. Current merchant banking investments held by the partnerships include both publicly traded and privately held companies. Merchant banking net revenues primarily represent the Company's proportionate share of net realized and unrealized gains and losses from the sale and revaluation of investments held by the partnerships. Such amounts are classified in the Consolidated Statement of Income as a component of investment banking revenues. Merchant banking net revenues also reflect the net interest expense relating to the financing of the Company's investment in the partnerships. Merchant banking net revenues were $260 million, $120 million and $146 million for 1997, 1996 and 1995, respectively. The increase in 1997 compared to 1996 was principally due to realized gains on the sales of the partnerships' interests in certain investments. The decrease in 1996 compared to 1995 was principally due to a reduction in the net gains recognized on the publicly traded investments held by the partnerships.

Non-Interest Expenses > During 1997, the Company's non-interest expenses totaled $2,936 million. Non-interest expenses were $2,807 million for 1996, including a severance charge of $84 million. Non-interest expenses were $2,702 million for 1995, including a restructuring charge of $97 million and compensation and benefits expenses of $50 million attributable to Omnitel. Excluding these special charges, non-interest expenses were $2,723 million for 1996, and $2,555 million for 1995.

                                                TWELVE MONTHS ENDED NOVEMBER 30
                                             -----------------------------------
(in millions)                                  1997          1996        1995(1)
================================================================================
Compensation and benefits                    $1,964        $1,747      $1,494
Nonpersonnel(2)                                 972           976       1,061
Severance and restructuring charges                            84          97
--------------------------------------------------------------------------------
  Total non-interest expenses                $2,936        $2,807      $2,652
================================================================================
Compensation and benefits/Net revenues         50.7%         50.7%       50.8%
Nonpersonnel expenses(2)/Net revenues          25.1%         28.3%       36.1%
================================================================================

(1) 1995 amounts exclude revenues and expenses related to the Omnitel transaction.
(2)   Nonpersonnel expenses excluding severance and restructuring charges.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

Compensation and benefits expenses increased in 1997 to $1,964 million from $1,747 million in 1996 as a result of higher revenues. However, the Company maintained its compensation and benefits expense to net revenue ratio at 50.7% for both 1997 and 1996. Nonpersonnel expenses were relatively unchanged at $972 million for 1997 compared to $976 million for 1996. More significantly, the Company was able to effectively control its level of nonpersonnel expenses as evidenced by a decline in the nonpersonnel expense to net revenue ratio to 25.1% for 1997 from 28.3% for 1996.

Professional services expenses increased to $173 million in 1997 from $150 million in 1996 as a result of increased system development costs which includes costs associated with the Year 2000 initiative. Brokerage, commissions and clearance fees declined to $224 million in 1997 from $241 million in 1996 as a result of the renegotiation of certain contracts partially off-set by increased customer trading volumes.

Compensation and benefits expenses increased in 1996 to $1,747 million from $1,494 million in 1995 as a result of higher revenues. Excluding severance and restructuring charges, nonpersonnel expenses decreased 8% to $976 million in 1996 as compared to $1,061 million in 1995. The Company's nonpersonnel expense to net revenue ratio dropped dramatically to 28.3% for 1996 versus 36.1% for 1995 reflecting the continued focus on expense management as well as cost savings realized from the 1995 restructuring charge.

Cost Reduction Effort. At year-end 1994, the Company announced a cost reduction program aimed at reducing its expenses by a target of $300 million on an annualized basis. The targets included personnel cost savings of $100 million, nonpersonnel cost savings of $150 million and interest and tax expense savings of $50 million. By year-end 1995, the Company surpassed its targets and achieved $326 million of cost savings. During 1996, the Company achieved an additional $56 million of cost savings across numerous expense categories as a result of the continued systematic and comprehensive global review of all major expense categories.

During 1997, the Company continued to closely monitor its expense levels and maintain strong controls over its cost structure. This is best evidenced by the reduction of nonpersonnel expenses in 1997 to $972 million versus $976 million for 1996 while net revenues increased 12% during the same period. The benefits of the Company's reduction of its nonpersonnel expense level are that profit margins and earnings have improved significantly.

The Company believes that while the absolute level of its expense base may increase in response to related increases in revenue levels (due to the variability of certain expenses), the cost savings achieved as a result of its cost reduction efforts are permanent.

1996 Severance Charge. The Company recorded an $84 million severance charge ($50 million after tax) in the fourth quarter of 1996 related to certain strategic actions taken to improve ongoing profitability. The 1996 severance charge reflected the culmination of a worldwide business unit economic performance review that was undertaken in the fourth quarter of 1996 to focus the Company on its core investment banking, equity and fixed income sales and trading areas. This formalized review resulted in personnel reductions of approximately 270 people across a number of underperforming fixed income and equity businesses, including exiting the precious metals business in the U.S., Europe and Asia; exiting energy trading in the U.S. and Europe; consolidating Asian fixed income risk management activities into one center in Tokyo; refocusing foreign exchange trading activities, and combining the Company's New York Private Client Services offices. Additionally, the charge reflects various other strategic personnel reductions aimed at delayering management. The 1996 severance charge has led to


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
personnel cost savings of approximately $90 million annually. The charge also resulted in a permanent decrease in nonpersonnel expenses of approximately $20 million annually. The Company intends to reinvest substantially all these savings into certain businesses to expedite the Company's strategic initiatives; these actions are expected to result in improved operating revenues.

Cash outlays relating to the charge were approximately $19 million in the fourth quarter of 1996 and approximately $59 million during 1997. The remaining residual payments will be paid as deferred payment arrangements are completed.

1995 Restructuring Charge. The restructuring charge in 1995 included an $80 million occupancy-related real estate charge and a $17 million severance charge. The real estate component of the charge resulted from a complete review of the Company's real estate requirements at current headcount levels and the elimination of excess real estate, primarily in New York, London and Tokyo. This charge included costs to write-down the carrying value of leasehold improvements, as well as projected shortfalls of sublease rentals versus expected operating costs related to the Company's excess capacity. The excess real estate capacity resulted from headcount reductions associated with the Company's cost reduction efforts. The severance component of the charge related to payments made to terminated personnel arising from a formalized fourth quarter business unit productivity review.

Income Taxes > The Company had an income tax provision of $290 million, $221 million and $127 million for 1997, 1996 and 1995, respectively. The effective tax rate for the Company was 31% for 1997, 35% for 1996 and 34% for 1995. The lower tax rate in 1997 versus 1996 reflects an increase in tax-exempt income as well as a reduction in the state and local effective tax rate. The 1996 income tax provision includes a tax benefit of $34 million related to the 1996 severance charge. The higher rate in 1996 versus 1995 reflects a decrease in tax exempt income partially offset by benefits generated from the restructuring of certain legal entities to assure that the Company operates in the most tax efficient manner. The 1995 income tax provision includes a $32 million charge related to the sale of the Company's investment in Omnitel and a tax benefit of $39 million related to the restructuring charge.

The Company's net deferred tax asset increased by $61 million to $315 million at November 30, 1997 from $254 million at November 30, 1996. It is anticipated that the Company's net deferred tax asset will be realized through future earnings. The Company's net deferred tax asset decreased by $55 million to $254 million at November 30, 1996 from $309 million at November 30, 1995.

As of November 30, 1997, the Company had approximately $44 million of net operating loss carryforwards available to offset future taxable income.

================================================================================
LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

Overview > As a leading global investment bank that actively participates in the global capital markets, the Company has large and diverse capital requirements. Many of the businesses in which the Company operates are capital intensive. Capital is required to finance, among other things, the Company's securities inventories, underwriting activities, principal investments, merchant banking activities and investments in fixed assets.

The Company's balance sheet is liquid and consists primarily of cash and cash equivalents, securities and other financial instruments owned, and collateralized short-term financing agreements. The liquid nature of these assets provides the Company with flexibility in financing and managing its business. The Company's primary activities are based on the execution of customer-related transactions. This flow of customer business supports the rapid asset turnover rate of the Company's inventory.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

The Company's total assets increased to $151.7 billion at November 30, 1997 from $128.6 billion at November 30, 1996 reflecting the strategic expansion of certain business lines. This increase in total assets is consistent with the growth of stockholders' equity and, accordingly, did not significantly change the level of balance sheet leverage. In addition, the Company's continued focus on growing higher margin businesses resulted in increased levels of mortgages, corporate bonds and stocks, and derivative inventory positions at November 30, 1997 compared to November 30, 1996. The Company also positioned itself to benefit from favorable conditions in the worldwide fixed income markets by increasing its government and agency inventory and increasing its customer financing activities.

Funding and Capital Policies > The Company's Finance Committee is responsible for establishing and managing the funding and liquidity policies, of the Company. These policies include recommendations for capital and balance sheet size as well as the allocation of capital and balance sheet to product areas. Under the authority of the Finance Committee, members of the Company's treasury department work with Regional Asset and Liability Committees to ensure coordination of global funding efforts and implementation of the funding and liquidity policies. The Regional Asset and Liability Committees are aligned with the Company's geographic funding centers and are responsible for implementing funding strategies for their respective regions.

The primary goal of the Company's funding policies is to provide sufficient liquidity and availability of funding sources across a wide range of market environments. There are five key elements of its funding strategy that the Company attempts to achieve:

(1) Maintain an appropriate Total Capital structure to support the business activities in which the Company is engaged.

The Company is one of the most highly capitalized global investment banking firms with $24.8 billion in Total Capital. The Company manages Total Capital, defined as long-term debt, preferred stock and common stockholders' equity, on a business and product level. The determination of the amount of Total Capital assigned to each business and product is a function of asset quality, market risk, liquidity and regulatory capital requirements. The Company reallocates its capital to businesses based upon their ability to obtain targeted returns, perceived opportunities in the marketplace and the Company's long-term strategy. The Company strives to have sufficient Total Capital to meet its anticipated long-term capital needs which are driven by cash capital (liquidity), regulatory capital and market and credit risk requirements, and continually monitors its Total Capital needs by employing models which measure its market, credit and liquidity risks.

(2) Minimize liquidity and refinancing risk by funding the Company's assets on a global basis with secured and unsecured liabilities, which have maturities equal to or exceeding the anticipated liquidation period of the assets.

The Company continually reviews its mix of long- and short-term borrowings as it relates to maturity matching and the availability of secured and unsecured financing. In general, the Company finances its equity investments in its subsidiaries with stockholders' equity and the subordinated capital of subsidiaries is financed with a combination of subordinated and senior long-term debt. Inventories and other short-term assets are financed with a combination of short-term funding, floating rate long-term debt and stockholders' equity. Fixed assets, property, plant and equipment are generally financed with longer-dated fixed rate debt.

                                  TOTAL CAPITAL

                               [Bar Graph Omitted]


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

Where the Company deems it to be appropriate and to minimize currency risks, foreign currency denominated assets are financed with corresponding foreign currency denominated liabilities.

(3) Maintain sufficient financial resources to enable the Company to meet its obligations in a period of financial stress through a combination of collateralized short-term financings and Total Capital, as well as the implementation of a contingency funding plan. Financial stress is defined as any event which severely constrains the Company's access to unsecured funding sources.

To achieve this objective, the Company strives to maximize its use of global collateralized borrowing sources and reduce its reliance upon short-term unsecured borrowings. In addition, the Company's liquidity policies include maintaining sufficient excess unencumbered securities to use as collateral, if necessary, to obtain secured financing to meet maturities of short-term unsecured liabilities as well as current maturities of long-term debt. Also, the Company strives to maintain a sufficient amount of Total Capital to enable the Company to support all assets not readily pledgeable to counterparties and to meet secured borrowing advance rates as determined by reference to the Company's bank lenders and other secured lending counterparties, should unsecured sources of borrowings no longer be available. In this regard, the Company believes that increasing Total Capital will provide additional liquidity to cover periods of financial stress and further advance the Company's liquidity management objectives. Lastly, the Company periodically tests its secured and unsecured credit facilities to ensure availability and operational readiness. These policies position the Company to meet its liquidity requirements in all periods including those of financial stress. The Company maintains a comprehensive one-year contingency funding plan. The plan is reviewed and approved by the Company's Finance Committee annually.

(4) Obtain diversified funding through a global investor base which maximizes liquidity and reduces concentration risk.

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

(5) Maintain funding availability in excess of actual utilization.

The Company maintains sizable uncommitted lines of credit from a broad range of banks and financial institutions from which it draws funds in a variety of currencies and which provide an additional source of liquidity. Uncommitted lines consist of facilities that the Company has been advised are available but for which no contractual lending obligations exist. Additionally, the Company maintains secured and unsecured committed revolving credit facilities as discussed in the following section.

Short-Term Funding > The Company strives to maximize the portion of the Company's balance sheet that is funded through collateralized borrowing sources, which in turn minimizes the reliance placed upon unsecured short-term debt. Collateralized borrowing sources include cash market securities and other financial instruments sold but not yet purchased, as well as collateralized short-term financings, defined as securities sold under agreements to repurchase ("repos") and securities loaned. Because of their secured nature, OECD government repos and certain other types of collateralized borrowing sources are less credit-sensitive and have historically been a more stable financing source under adverse market conditions.

The amount of the Company's collateralized borrowing activities will vary reflecting changes in the mix and overall levels of securities and other financial instruments owned and global market conditions. The majority of the Company's assets are


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
funded with collateralized borrowing sources. At November 30, 1997 and 1996, $94 billion and $82 billion, respectively, of the Company's total balance sheet was financed using collateralized borrowing sources.

As of November 30, 1997 and 1996, commercial paper and short-term debt outstanding was $7.8 billion and $8.2 billion, respectively. Of these amounts, commercial paper outstanding as of November 30, 1997 was $3.9 billion with an average maturity of 73 days, compared to $3.1 billion with an average maturity of 64 days as of November 30, 1996.

At November 30, 1997, Holdings maintained a Revolving Credit Agreement (the "Credit Agreement") with a syndicate of banks. Under the terms of the Credit Agreement, the banks have committed to provide up to $2 billion for up to 364 days. Any loans outstanding on the commitment termination date may be extended to the first anniversary of the commitment termination date at the option of Holdings. The Credit Agreement contains covenants which require, among other things, that the Company maintain specified levels of liquidity and tangible net worth, as defined.

In addition, the Company maintained a $1 billion Secured Revolving Credit Facility (the "Facility") for Lehman Brothers International (Europe) ("LBIE"), the Company's major operating entity in Europe. Under the terms of the committed Facility, the bank group has committed to provide up to $1 billion for up to six months on a secured basis. Any loans outstanding on the commitment termination date may be extended to the first anniversary of the commitment termination date at the option of LBIE. The loans provided by the bank group are available in several currencies, including U.S. dollar, British pound sterling, Deutsche mark, ECU, French franc, and Italian lira, as requested. The Facility contains covenants which require, among other things, that LBIE maintain specified levels of tangible net worth, and regulatory capital, and that the Company maintain specified levels of consolidated stockholders' equity and tangible net worth, as defined.

There were no borrowings outstanding under either the Credit Agreement or the Facility at November 30, 1997. The Company may use the Credit Agreement and the Facility for general corporate purposes from time to time. The Company maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

Total Capital > In accordance with the Company's liquidity plan, the Company increased its Total Capital base in 1997 to $24.8 billion at November 30, 1997 from $19.8 billion at November 30, 1996. Total Capital increased primarily due to an increase in long-term debt and the retention of earnings.

                                                          NOVEMBER 30
                                           -------------------------------------
(in millions)                                 1997            1996          1995
================================================================================
Long-term Debt
  Senior Notes                             $17,049         $12,571       $10,505
  Subordinated Indebtedness                  3,212           3,351         2,260
--------------------------------------------------------------------------------
                                            20,261          15,922        12,765
--------------------------------------------------------------------------------

Stockholders' Equity
  Preferred Equity                             508             508           708
  Common Equity                              4,015           3,366         2,990
--------------------------------------------------------------------------------
                                             4,523           3,874         3,698
--------------------------------------------------------------------------------
Total Capital                              $24,784         $19,796       $16,463
================================================================================


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

                                 LONG-TERM DEBT

                               [Bar Graph Omitted]

During 1997, the Company issued $7.6 billion in long-term debt, which was $4.6 billion in excess of its maturing debt. Long-term debt increased to $20.3 billion at November 30, 1997 from $15.9 billion at November 30, 1996 with a weighted average maturity of 4.1 years at November 30, 1997 and 1996.

At November 30, 1997, the Company had approximately $7.3 billion available for the issuance of debt securities under various shelf registrations and debt programs.

The increase in Total Capital also reflects an increase in stockholders' equity to $4.5 billion at November 30, 1997 from $3.9 billion at November 30, 1996. The net increase in stockholders' equity was primarily due to the retention of earnings and the amortization of RSU awards under the Company's employee stock award plans, partially offset by the repurchase of treasury stock and the payment of both common and preferred dividends.

To broaden and increase the level of employee ownership in Holdings, the Company utilizes several stock-based compensation plans. Since 1994, the Company has made Restricted Stock Unit ("RSU") awards to its employees as a portion of total compensation in lieu of cash, subject to vesting and transfer restrictions. Approximately 3.8 million, 5.2 million and 6.1 million RSUs were amortized into stockholders' equity in 1997, 1996 and 1995, respectively. As a result of the RSU amortization, stockholders' equity increased by approximately $162 million, $136 million and $124 million in 1997, 1996 and 1995, respectively, net of cancellations. During 1997, the Company repurchased or acquired shares of its Common Stock in the open market at an aggregate cost of $77 million (approximately 1.6 million shares). These shares are being reserved for future issuances under employee stock-based compensation plans.

During January 1998, the Company's Board of Directors authorized the repurchase of up to 4.5 million common shares in 1998 as part of its ongoing program to actively manage its capital position and common shares outstanding. In addition, the Company announced that it increased its annual dividend rate by 25% to $0.30 per common share. During 1997, the Company established a trust (the "RSU Trust") in order to provide common stock voting rights to employees who hold outstanding RSUs, in furtherance of the Company's stated goal when RSU awards were initiated in June 1994, to encourage employees to think and act like owners. The RSU Trust was initially funded with a total of 16 million shares consisting of 5 million treasury shares for RSU awards under the Employee Incentive Plan and 11 million new issue shares of Common Stock, for RSU awards under the 1994 Management Ownership Plan. There was no effect on total stockholders' equity as the decrease in common stock issuable and treasury stock was offset by a corresponding increase in common stock and additional paid-in capital.

Capital Resources and Capital Adequacy > Balance sheet leverage ratios are one measure used to evaluate the capital adequacy of a company. Leverage ratios are commonly calculated using either total assets or adjusted total assets divided by total stockholders' equity. The Company's gross leverage ratios, based on total assets, were 33.5x and 33.2x at November 30, 1997 and 1996, respectively.

The Company believes that the adjusted leverage ratio, rather than the gross leverage ratio, is a more effective measure of financial risk when comparing companies in the securities industry. Adjusted total assets represent total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase. The Company's adjusted leverage ratios based on adjusted total assets were 23.9x and 24.8x at November 30, 1997 and 1996, respectively.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

Due to the nature of the Company's sales and trading activities, the overall size of the Company's assets and liabilities fluctuates from time to time and at specific points in time may be higher than the fiscal quarter ends or the quarterly average. The Company's average gross leverage ratio and average adjusted leverage ratio for the year ended November 30, 1997 were 41.3x and 28.9x, respectively.

In early 1997, the Company implemented a business performance measurement system. This system is a management reporting tool which charges for capital utilization across the Company's products. It provides detailed profitability and return on equity information for each of the Company's lines of business. The results of charging each of the respective businesses for its capital utilization are that businesses have begun to optimize their use of balance sheet and capital resources resulting in an improved return on assets and decreased levels of both quarterly average gross and adjusted leverage.

                                QUARTERLY AVERAGE
                                 GROSS LEVERAGE

                                 Fiscal Quarters

                               [Bar Graph Omitted]


                                QUARTERLY AVERAGE
                                ADJUSTED LEVERAGE

                                 Fiscal Quarters

                               [Bar Graph Omitted]

The Company also closely monitors its primary double leverage ratio. A double leverage ratio in excess of 1.0 arises from the funding of equity investments in subsidiaries with the debt of the parent. One of the Company's objectives is to maintain its primary double leverage ratio at no more than 1.0. Primary double leverage, defined as Holdings' investment in subsidiaries divided by Holdings' stockholders' equity, was 0.87 at November 30, 1997 compared to 0.97 at November 30, 1996.

Credit Ratings > The Company, like other companies in the securities industry relies on external sources to finance a significant portion of its day-to-day operations. The Company's access to and cost of funding is generally dependent upon its short- and long-term debt ratings. In November 1997, Fitch IBCA, Inc. upgraded its long-term debt rating of Holdings to "A" from "A-". Additionally, during January 1998, S&P upgraded its ratings outlook on the Company to "stable" and reaffirmed the Company's long-term debt rating. As of November 30, 1997, the short- and long-term senior debt ratings of Holdings and Lehman Brothers Inc. ("LBI") were as follows:

                                           HOLDINGS                 LBI
                                    ---------------------  ---------------------
                                    SHORT-TERM  LONG-TERM  SHORT-TERM  LONG-TERM**
================================================================================
Duff & Phelps Credit Rating Co.            D-1          A         D-1       A/A-
Fitch IBCA, Inc.                           F-1          A         F-1       A/A-
Moody's                                     P2       Baa1          P2   A3*/Baa1
S&P                                        A-1          A         A-1      A+*/A
Thomson BankWatch                        TBW-1          A-      TBW-1       A/A-

*     Provisional ratings on shelf registration
**    Senior/subordinated


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

Regulatory Capital > The Company operates globally through a network of subsidiaries with several subject to regulatory requirements. In the United States, LBI, as a registered broker-dealer, is subject to SEC Rule 15c3-1, the Net Capital Rule, which requires LBI to maintain net capital of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. At November 30, 1997, LBI's regulatory net capital, as defined, of $1,484 million exceeded the minimum requirement by $1,359 million.

Lehman Brothers International (Europe) ("LBIE"), a United Kingdom registered broker-dealer and subsidiary of Holdings, is subject to the capital requirements of the Securities and Futures Authority ("SFA") of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At November 30, 1997, LBIE's financial resources of approximately $2.3 billion exceeded the minimum requirement by approximately $500 million. Lehman Brothers Japan Inc.'s Tokyo branch, a regulated broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and, at November 30, 1997, had net capital of approximately $400 million which was approximately $100 million in excess of the specified levels required. Certain other non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 1997, these other subsidiaries were in compliance with their applicable local capital adequacy requirements. The Company's "AAA" rated derivatives subsidiary, Lehman Brothers Financial Products Inc. ("LBFP"), has established certain capital and operating restrictions which are reviewed by various rating agencies. At November 30, 1997, LBFP had capital which exceeded the requirement of the most stringent rating agency by approximately $100 million.

The regulatory rules referred to above, and certain covenants contained in various debt agreements may restrict Holdings' ability to withdraw capital from its regulated subsidiaries, which in turn could limit its ability to pay dividends to shareholders. At November 30, 1997, approximately $2.9 billion of net assets of subsidiaries were restricted as to the payment of dividends to Holdings.

Cash Flows > Cash and cash equivalents decreased $464 million in 1997 to $1,685 million, as the net cash used in operating and investing activities exceeded the net cash provided by financing activities. Net cash used in operating activities of $4,445 million included income adjusted for non-cash items of $675 million for 1997. Net cash provided by financing activities was $4,055 million and net cash used in investing activities was $74 million.

Cash and cash equivalents increased $1,275 million in 1996 to $2,149 million, as the net cash provided by financing activities exceeded the net cash used in operating and investing activities. Net cash used in operating activities of $3,397 million included income adjusted for non-cash items of $889 million for 1996. Net cash provided by financing activities was $4,730 million and net cash used in investing activities was $58 million.

Cash and cash equivalents decreased $90 million in 1995 to $874 million, as the net cash used in financing and investing activities exceeded the net cash provided by operating activities. Net cash provided by operating activities of $1,854 million included income adjusted for non-cash items of $439 million for 1995. Net cash used in financing and investing activities was $1,892 million and $52 million, respectively.

High Yield Securities > The Company underwrites, trades, invests and makes markets in high yield corporate debt securities. The Company also syndicates, trades and invests in loans to below investment grade-rated companies. For purposes of this discussion, high yield debt securities are defined as securities or loans to companies rated BB+ or lower, or equivalent ratings


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
by recognized credit rating agencies, as well as non-rated securities or loans which, in the opinion of management, are non-investment grade. Non-investment grade securities generally involve greater risks than investment grade securities due to the issuer's creditworthiness and the liquidity of the market for such securities. In addition, these issuers have higher levels of indebtedness, resulting in an increased sensitivity to adverse economic conditions. The Company recognizes these risks and aims to reduce market and credit risk through the diversification of its products and counterparties. High yield debt securities are carried at market value and unrealized gains or losses for these securities are reflected in the Company's Consolidated Statement of Income. The Company's portfolio of such securities at November 30, 1997 and 1996 included long positions with an aggregate market value of approximately $3.2 billion and $1.7 billion, respectively, and short positions with an aggregate market value of approximately $172 million and $127 million, respectively. The portfolio may, from time to time, contain concentrated holdings of selected issues. The Company's largest high yield position was $438 million at November 30, 1997. The Company, subsequent to year end, participated a significant portion of this position.

Lending Activities > The Company, through its high yield sales and trading activities, makes commitments to extend credit in loan syndication transactions principally to below investment grade borrowers and participates a significant portion of these commitments. These commitments, which totaled $1.4 billion at November 30, 1997, are typically secured against the borrower's assets and have fixed maturity dates. The draw down of these facilities is generally contingent upon certain representations, warranties and contractual conditions of the borrower. The total commitments may not be indicative of actual funding requirements as they may expire without being drawn upon and the Company may participate additional amounts in the normal course of its business.

Merchant Banking and Related Lending Activities > The Company's merchant banking activities include investments in nine partnerships, for which the Company acts as general partner, as well as direct investments. At November 30, 1997, the investment in merchant banking partnerships was $167 million and direct investments were $75 million. The Company's policy is to carry its investments, including its partnership interests, at fair value based upon the Company's assessment of the underlying investments.

In September 1997, the Company established a $2.0 billion fund for which the Company will act as general partner. The Company has commitments to invest up to an additional $498 million in the partnerships, which in turn will make direct merchant banking related investments. These commitments will be funded as required through the end of the respective partnerships' investment periods, principally expiring in 2004.

The Company is also a sponsor of a fund to provide interim acquisition facilities. In connection therewith, the Company may provide up to $150 million to be used by the fund to provide short-term acquisition financing. Any draw downs under the facility are expected to be repaid within a short-term period.

In addition, at November 30, 1997, the Company had no direct short-term bridge financings outstanding.

Non-Core Activities and Investments > In March 1990, the Company discontinued the origination of partnerships (the assets of which are primarily real estate) and investments in real estate. Currently, the Company acts as a general partner or co-general partner for approximately $2.3 billion of partnership investment capital and manages the remaining real estate investment portfolio. At November 30, 1997, the Company had $48 million of net exposure to these real estate activities, including investments, commitments and contingent liabilities under guarantees and credit enhancements. The Company believes any exposure under these commitments and contingent liabilities has been adequately reserved. In certain circumstances, the Company has elected to provide financial and other support and assistance to such investments to maintain investment values. There is no contractual requirement that the Company continue to provide this support.

Management's intention with regard to non-core assets is the prudent liquidation of these investments as and when possible.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

================================================================================
OFF BALANCE SHEET FINANCIAL INSTRUMENTS AND DERIVATIVES
--------------------------------------------------------------------------------

Overview > Derivatives are financial instruments, which include swaps, options, futures, forwards and warrants, whose value is based upon an underlying asset (e.g., treasury bond), index (e.g., S&P 500) or reference rate (e.g., LIBOR). A derivative contract may be traded on an exchange or negotiated in the over-the-counter markets. Exchange-traded derivatives are standardized and include futures, warrants and certain option contracts listed on an exchange. Over-the-counter ("OTC") derivative contracts are individually negotiated between contracting parties and include forwards, swaps and certain options, including caps, collars and floors. The use of derivative financial instruments has expanded significantly over the past decade. One reason for this expansion is that derivatives provide a cost effective alternative for managing market risk. In this regard, derivative contracts provide a reduced funding alternative for managing market risk since derivatives are based upon notional values, which are generally not exchanged, but rather are used merely as a basis for exchanging cash flows during the duration of the contract. Derivatives are also utilized extensively as highly effective tools that enable users to adjust risk profiles, such as interest rate, currency, or other market risks, or to take proprietary trading positions, since OTC derivative instruments can be tailored to meet individual client needs. Additionally, derivatives provide users with access to market risk management tools which are often unavailable in traditional cash instruments.

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

Lehman Brothers' Use of Derivative Instruments > In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end user. As an end user, the Company utilizes derivative products to adjust the


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
interest rate nature of its funding sources from fixed to floating interest rates and vice versa, and to change the index upon which floating interest rates are based (e.g., Prime to LIBOR) (collectively, "End User Derivative Activities"). For a further discussion of the Company's End User Derivative Activities see Note 11 to the Consolidated Financial Statements.

The Company utilizes derivative products in a trading capacity both as a dealer to satisfy the financial needs of its clients and in each of its trading businesses (collectively, "Trading-Related Derivative Activities"). The Company's use of derivative products in its trading businesses is combined with cash instruments to fully execute various trading strategies.

The Company conducts its derivative activities through a number of wholly owned subsidiaries. The Company's fixed income derivative products business is conducted through its special purpose subsidiary, Lehman Brothers Special Financing Inc., and a separately capitalized "AAA" rated subsidiary, Lehman Brothers Financial Products Inc. The Company's equity derivative product business is conducted through Lehman Brothers Finance S.A. In addition, as a global investment bank, the Company is also a market-maker in a number of foreign currencies and actively trades in the global commodity markets. Counterparties to the Company's derivative product transactions are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds.

The Company manages the risks associated with derivatives on an aggregate basis, along with the risks associated with its proprietary trading and market-making activities in cash instruments, as part of its firmwide risk management policies. For a further discussion of the Company's risk management policies refer to Management's Discussion and Analysis pages 55-58.

The Company's Trading-Related Derivative Activities have increased during the current year to a notional value of $1,855 billion at November 30, 1997 from $1,517 billion at November 30, 1996, primarily as a result of growth in the Company's activities as a dealer in fixed income derivative products. Notional values are not recorded on the balance sheet and are not indicative of actual or potential risk, but rather they provide a measure of the Company's involvement with such instruments.

As a result of the Company's Trading-Related Derivative activities, the Company is subject to credit risk. With respect to OTC derivative contracts, the Company's credit exposure is directly with its counterparties and extends through the duration of the derivative contracts. The Company views its net credit exposure to be $5,252 million at November 30, 1997, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral and master netting agreements. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. At November 30, 1997 approximately 77% of the Company's net credit risk exposure related to OTC contracts was with counterparties rated "A-" or better.

Additionally, the Company is exposed to credit risk related to its exchange-traded derivative contracts. Exchange-traded derivative contracts include futures contracts, warrants and certain options. Futures contracts and options on futures are transacted on the respective exchange. The exchange clearing house is a counterparty to the futures contracts and options. As a clearing member firm, the Company is required by the exchange clearing house to deposit cash or other securities as collateral for its obligation upon the origination of the contract and for any daily changes in the market value of open futures contracts. Unlike OTC derivatives which involve numerous counterparties, the number of counterparties from exchange-traded derivatives includes only those exchange clearing houses of which the Company is a clearing member firm or other member firms the Company utilizes as agents. Substantially all of the Company's exchange-traded derivatives are transacted on exchanges of which the Company is a clearing member firm. To protect against the potential for a default, all exchange clearing houses


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
impose net capital requirements for their membership. Therefore, the potential for losses from exchange-traded products is limited. As of November 30, 1997, the Company had approximately $1,177 million on deposit with futures exchanges consisting of cash and securities (customer and proprietary), and had posted approximately $221 million of letters of credit. Included within these amounts was $458 million and $719 million of cash and securities related to domestic and foreign futures exchanges, respectively, and $157 million and $64 million of letters of credit to domestic and foreign exchanges, respectively. As of November 30, 1997, the following significant amounts of cash and securities were on deposit with foreign futures exchanges: $206 million with the Tokyo Stock Exchange, $136 million with Deutsche Termin Boerse, $132 million with the Osaka Securities Exchange, $69 million with the Singapore International Monetary Exchange, $42 million with the London Clearing House, and $21 million with the Marche a Terme International de France. In addition, the Company had letters of credit of approximately $49 million on deposit with the London Clearing House.

See Note 11 to the Consolidated Financial Statements for a further discussion of the Company's Trading-Related Derivative Activities.

Accounting and Valuation > The Company's accounting methodology for derivatives depends on both the type and purpose of the derivative financial instrument. The Company records its Trading-Related Derivative Activities on a mark-to-market or fair value basis. Under mark-to-market or fair value accounting, realized and unrealized gains and losses are recognized currently in Principal transactions, and resulting assets and liabilities are recorded in the Consolidated Statement of Financial Condition as Derivatives and other contractual agreements, as applicable. Derivative assets and liabilities are netted by counterparty, when permitted under a legally enforceable master netting agreement. Derivatives utilized in conjunction with the Company's End User Derivative Activities are generally recorded on an accrual basis. Interest is accrued into income or expense over the life of the contract, resulting in the net interest impact of the derivative and the underlying hedged item being recognized in income throughout the hedge period.

Market or fair value for Trading-Related Derivative Activities is generally determined by either quoted market prices or pricing models. Pricing models utilize a series of market inputs to determine the present value of future cash flows, with adjustments, as required, for credit risk, liquidity risk, and ongoing costs. Further valuation adjustments may be recorded, as deemed appropriate, for new or complex products or for significant positions. These adjustments are integral components of the mark-to-market process.

================================================================================
RISK MANAGEMENT
--------------------------------------------------------------------------------

As a leading global investment banking company, risk is an inherent part of the Company's businesses. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The Company has developed policies and procedures to identify, measure and monitor each of the risks involved in its trading, brokerage and investment banking activities on a global basis. The principal risks of Lehman Brothers are market, credit, liquidity, legal and operational risks. Risk Management is considered to be of paramount importance. The Company devotes significant resources across all of its worldwide trading operations to the measurement, management and analysis of risk, including investments in personnel, information technology infrastructure and systems.

The Company seeks to reduce risk through the diversification of its businesses, counterparties and activities in geographic regions. The Company accomplishes this objective by allocating the usage of capital to each of its businesses, establishing trading limits for individual products and traders and setting credit limits for individual counterparties, including regional


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
concentrations. The Company seeks to achieve adequate returns from each of its businesses commensurate with the risks that they assume. The Company periodically reallocates capital to its businesses based on their ability to obtain returns consistent with the established guidelines, opportunities in the marketplace and the Company's long term strategy.

The Company's risk management strategy is headed by a Risk Management Committee (the "Committee") comprised of the Chief Executive Officer, the Chief Administrative Officer, Global Equity Division Head, Global Fixed Income Division Head, European Senior Manager, Asian Senior Manager, Chief Financial Officer, and Global Risk Manager. The Committee brings together senior management with the sole intent of discussing risk related issues and provides an effective forum for managing risk at the highest levels within the Company. The Committee reviews risk exposures, ratifies division risk limits and signs-off on risk management guidelines. The Committee meets on a monthly basis, or more frequently if required, to discuss, among other matters, significant market exposures, concentrations of positions (e.g., counterparty, market risk), potential new transactions or positions and risk limit exceptions. Senior management plays a critical role in the ongoing evaluation of risks and adjusts risk management policies when necessary.

Overall risk management is based on a multi-tiered approach which includes many independent groups (i.e., the Risk Management Committee, the Global Risk Management Group, Operations, Audit, Finance, Legal and Treasury) that assist in the identification, assessment and control of risk. Senior representatives from these groups meet formally on a regular basis and on an ad hoc basis as necessary.

Global Risk Management Group > The Global Risk Management Group (the "Group") is independent of the trading areas and reports directly to the Chief Executive Officer. The Group combines two disciplines, market risk management and credit risk management, into one unit. This facilitates the analysis of market and counterparty credit risk exposures and leverages personnel and information technology resources in a cost-efficient manner. The Group also functions as the executive branch of the Risk Management Committee. In addition to regular meetings at the senior management level, the Group operates in each of the Company's regional trading centers and has daily contact with trading staff at all levels within the Company. These discussions include a review of trading positions and risk exposures.

The Group utilizes qualitative as well as quantitative information in managing trading risk, believing that a combination of the two approaches results in a more robust and complete approach to the management of trading risk. Quantitative information is developed from a variety of risk methodologies based upon established statistical principles. These methodologies have been financially engineered across a global technology platform, enabling the Company to view risk from a number of perspectives, from the trade level to the desk level and, ultimately, across the Company. To ensure high standards of qualitative analysis, the Company has retained seasoned market and credit risk managers with the requisite experience, academic and professional credentials. The Company is committed to ensuring that individuals within the Group are qualified with the skills necessary to assess the Company's risk exposures.

The Group is responsible for the preparation and dissemination of risk reports, developing and implementing the firmwide Risk Management Guidelines and evaluating adherence to these guidelines. The purpose of market risk management guidelines is to address the review and approval of risk limits, the monitoring and reporting of risks against such limits, the reporting of risk limit exceptions, the review and approval of risk limit exceptions, as well as identifying the requisite authorities governing these processes. These guidelines provide a clear framework for risk management decision-making. To that end, the Group identifies and quantifies risk exposures, develops limits, and reports and monitors these risks with respect to the approved limits. The identification of material market risks inherent in positions includes, but is not limited to, interest rate, equity, and foreign exchange risk exposures. In addition to these risks, the Group also evaluates liquidity risks, credit and sovereign concentrations.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

Credit risk management is an integral component of the Company's overall risk management framework. The Credit Risk Management Department ("CRM Department"), part of the Global Risk Management Group, has global responsibility for establishing credit risk standards and defining the Company's overall credit risk management framework. The Company recognizes that the credit "risk appetite" is a finite resource and emphasizes the importance of allocating this resource in such a way as to maximize the Company's profitability.

The CRM Department is independent from the business units and reports directly to the Global Risk Manager, who, in turn, reports to the Chief Executive Officer. Corporate Credit is a global department centered in and managed from New York, with credit officers operating in each of the Company's regional trading centers.

The CRM Department manages the credit exposure related to its trading activities by giving initial credit approval for counterparties, establishing credit limits by counterparty, country and industry group and by requiring collateral in appropriate circumstances. In addition, the CRM Department strives to ensure that master netting agreements are obtained whenever possible. The CRM Department also considers the duration of transactions in making its credit decisions, along with the potential credit exposure for complex derivative transactions. The CRM Department is responsible for the continuous monitoring and review of counterparty credit exposure and counterparty creditworthiness. Credit limits are reviewed periodically to ensure that they remain appropriate in light of market events or the counterparty's financial condition.

Market Risk > Market risk represents the potential change in value of a portfolio of financial instruments due to changes in market rates, prices, and volatilities. Market risk is present in cash products, derivatives, and contingent claim structures that exhibit linear as well as nonlinear profit and loss sensitivity. The Company's exposure to market risk varies in accordance with the volume of client driven market-making transactions, the size of the Company's proprietary and arbitrage positions, and the volatility of financial instruments traded. The Company seeks to mitigate, whenever possible, excess market risk exposures through the use of futures and option contracts and offsetting cash market instruments.

The Company participates globally in interest rate, equity, and foreign exchange markets. The Company's fixed income division has a broadly diversified market presence in U.S. and foreign government bond trading, emerging market securities, corporate debt (investment and non-investment grade), money market instruments, mortgages and mortgage-backed securities, asset-backed securities, municipal bonds, and interest rate derivatives. The Company's equity division facilitates domestic and foreign trading in equity instruments, indices, and related derivatives. The Company's foreign exchange businesses are involved in trading currencies on a spot and forward basis as well as through derivative products and contracts.

Interest Rate Risk. The Company incurs short-term interest rate risk when facilitating the orderly flow of customer transactions through the management of government and high-grade corporate bond inventories. Market-making in high yield instruments exposes the Company to additional risk due to potential variations in credit spreads. Trading in international markets exposes the Company to spread risk between the term structure of interest rates in differing countries. Mortgage related securities are subject to prepayment risk and changes in the level of interest rates. Trading in derivatives and structured products exposes the Company to changes in the level and volatility of interest rates. The Company actively manages interest rate risk through the use of interest rate futures, options, swaps, forwards, and offsetting cash market instruments. Inventory holdings, concentrations, and agings are monitored closely and used by management to selectively hedge or liquidate undesirable exposures.

Equity Price Risk. The Company is a significant intermediary in the global equity markets by making markets in U.S. and non-U.S. equity securities, including common stock, convertible debt, exchange-traded and OTC equity options, equity swaps and warrants. These activities expose the Company to market risk as a result of price and volatility changes in its equity inventory. Inventory holdings are also subject to market risk resulting from concentrations, aging and liquidity that may adversely impact


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
its market valuation. Equity market risk is actively managed through the use of index futures, exchange-traded and OTC options, swaps and cash investments. Equity risk exposures are aggregated and reported to management on a regular basis.

Foreign Exchange Risk. The Company enters into foreign exchange transactions in order to facilitate the purchase and sale of non-dollar instruments, including equity and interest rate securities. The Company is exposed to foreign exchange risk on its holdings of non-dollar assets and liabilities. The Company is active in many foreign exchange markets and has exposure to the German mark, Japanese yen, British pound, Swiss franc, French franc, Canadian dollar and Italian lira. The Company hedges its risk exposures primarily through the use of currency forwards, swaps, futures, and options.

Value at Risk > For purposes of new Securities and Exchange Commission disclosure requirements, the Company has elected to disclose an entity-wide value at risk analysis of virtually all of the Company's trading activities. The value at risk related to non-trading financial instruments has been excluded from this analysis and not reported separately because the amounts were not material. The value at risk calculation measures potential losses in expected revenues and is based on a methodology which uses a one-day holding period and a 95% confidence level. Value at risk was measured by analyzing the distribution of actual trading revenues during the year and assumes a relatively consistent portfolio mix.

Value at risk is one measurement of potential losses in revenues that may result from adverse market movements over a specified period of time with a selected likelihood of occurrence. Value at risk has substantial limitations, including its reliance on historical performance and data as valid predictors of the future. Consequently, value at risk is only one of a number of tools the Company utilizes in its daily risk management activities.

At November 30, 1997, the Company's value at risk for each component of market risk, and in total was as follows (in millions):

================================================================================
Interest rate risk                                                        $12.2
Equity price risk                                                           7.1
Foreign exchange risk                                                       4.5
Diversification benefit                                                    (9.0)
--------------------------------------------------------------------------------
Total Company                                                             $14.8
--------------------------------------------------------------------------------

As discussed throughout Management's Discussion and Analysis, the Company seeks to reduce risk through the diversification of its businesses and a focus on customer flow activities. This diversification and focus, combined with the Company's risk management controls and processes, helps mitigate the net revenue volatility inherent in the Company's trading activities. The Company's performance in mitigating this volatility is illustrated by the chart which depicts the distribution of 1997 weekly trading revenue. The chart was prepared from the weekly operating and financial performance report, one of the tools used by senior management in the risk control process. Average weekly trading revenue was $48.3 million in 1997. Although historical performance is not necessarily indicative of future performance, the Company believes its focus on business diversification and customer flow activities should continue to help mitigate the volatility of future net trading revenues.

                  DISTRIBUTION OF 1997 WEEKLY TRADING REVENUE
                                  In Millions

                              [Bar Graph Omitted]


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

================================================================================
OTHER
--------------------------------------------------------------------------------

Impact of the Year 2000 > The Year 2000 issue is the result of many computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities.

The Company has determined that it will be required to modify or replace portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 issue will be mitigated. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue could have a material impact on the operations of the Company.

The Company has initiated formal communications with all of its suppliers (hardware, software, market data, voice and data communications, facility components and services) to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their respective Year 2000 issue. The Company has taken a lead in industry efforts to deal with the Year 2000 issue by actively participating in the planning of industrywide testing in 1998 and 1999. Industrywide testing is the forum in which firms within the financial industry test the applications that transfer data between them. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

The Company will utilize both internal and external resources to reprogram, or replace, and test software for Year 2000 modifications. The Company plans to complete the Year 2000 project, including industrywide testing, no later than August 1999.

The Company's total Year 2000 project cost includes the estimated costs and time associated with the impact of a third party's Year 2000 issue, and are based on presently available information. The total remaining cost of the Year 2000 project is estimated at approximately $60 million which will be funded through operating cash flows and expensed as incurred over the next two and one-half years. To date, the Company has incurred and expensed approximately $16 million related to the Year 2000 project.

The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

New Accounting Developments > In June 1996, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), which is effective for transactions occurring after December 31, 1996. In


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which defers the effective date until January 1, 1998 for certain provisions of SFAS No. 125.

SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial component's approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

The Company expects that the full adoption of SEAS No. 125 will not result in the material recognition of additional assets and liabilities on its Consolidated Statement of Financial Condition, and will have no effect on the equity or results of operations of the Company.

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 simplifies the standards for computing earnings per share and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. SFAS No. 128 will require the Company to present basic and dilutive earnings per share; see Note 7 to the Consolidated Financial Statements for a discussion about the impact.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SEAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 will have no impact on the Company's consolidated statement of income, financial condition or cash flows.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The adoption of SFAS No. 131 will have no impact on the Company's consolidated statement of income, financial condition or cash flows.

In August 1997, the FASB released for comment portions of its proposed standard entitled "Accounting for Derivative Instruments and for Hedging Activities" (the "Draft Standard"). The Draft Standard provides comprehensive accounting guidance for the recognition and measurement of derivatives and other similar financial instruments used in hedging activities (collectively referred to as "derivatives"). The Draft Standard also would require all derivatives to be recorded on the Consolidated Statement of Financial Condition as assets or liabilities at fair value. The Draft Standard also would require recognition of changes in the fair value of derivatives either in net income or in a separate component of stockholders' equity, depending on the designation of the derivative. The accounting basis for the hedged item would be adjusted, depending on


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
the designation of the derivative, by an amount offsetting the gain or loss on the derivative instrument to the extent it is considered an effective hedge. As currently proposed, the Company would be required to adopt this Draft Standard in fiscal year 2000. The Company is monitoring the development of final rules and their potential impact on the Company's accounting for its end user activities.

In December 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants released for comment a proposed statement of position "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (the "Proposed SOP"). In December 1997, the FASB gave approval for its final issuance, which is expected in the first calendar quarter of 1998. The Proposed SOP would require the capitalization of certain costs, incurred in connection with developing or obtaining software for internal use. The Proposed SOP would be effective for years ending after December 15, 1998 with earlier application encouraged. When adopted, the rule would be applied prospectively as of the beginning of an entity's fiscal year. The Company is currently considering early adoption of these rules once they become finalized.

Recent Developments > In December 1997, the Company, without admitting or denying any wrongdoing, announced that it, along with 29 other broker-dealers settled a class action alleging violations of the antitrust law with respect to certain practices on the NASDAQ market, in the late 1980's and early 1990's, primarily when the Firm operated as Shearson Lehman Brothers. The Company's share of the settlement cost was approximately $95 million and was charged against existing reserves. In addition, this amount may be reduced by a recovery from a third party.

Effects of Inflation > Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses, such as employee compensation, office space leasing costs and communications charges, which may not be readily recoverable in the price of services offered by the Company. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, it may adversely affect the Company's financial position and results of operations in certain businesses.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
                                       61