Form 10-K405, Exhibit 13
period 1997-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 1998-02-27
CIK 806085

                                                                    EXHIBIT 13.2

REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders of
Lehman Brothers Holdings Inc.

We have audited the accompanying consolidated statement of financial condition of Lehman Brothers Holdings Inc. and Subsidiaries (the "Company") as of November 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lehman Brothers Holdings Inc. at November 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.


                                                      /s/ Ernst & Young LLP

New York, New York
January 7, 1998


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

CONSOLIDATED STATEMENT OF INCOME

                                                           TWELVE MONTHS ENDED NOVEMBER 30
                                                           -------------------------------
                                                             1997       1996       1995
(in millions, except per share data)
==========================================================================================
Revenues
   Principal transactions                                  $ 1,418    $ 1,579    $ 1,393
   Investment banking                                        1,318        981        801
   Commissions                                                 423        362        450
   Interest and dividends                                   13,635     11,298     10,788
   Other                                                        89         40         44
------------------------------------------------------------------------------------------
     Total revenues                                         16,883     14,260     13,476
   Interest expense                                         13,010     10,816     10,405
------------------------------------------------------------------------------------------
     Net revenues                                            3,873      3,444      3,071
------------------------------------------------------------------------------------------
Non-interest expenses
   Compensation and benefits                                 1,964      1,747      1,544
   Brokerage, commissions and clearance fees                   224        241        241
   Professional services                                       173        150        159
   Occupancy and equipment                                     141        151        174
   Communications                                              141        147        180
   Business development                                        103        101        110
   Depreciation and amortization                                86         91        105
   Other                                                       104         95         92
   Severance charge                                                        84
   Restructuring charge                                                               97
------------------------------------------------------------------------------------------
     Total non-interest expenses                             2,936      2,807      2,702
------------------------------------------------------------------------------------------
Income before taxes                                            937        637        369
   Provision for income taxes                                  290        221        127
------------------------------------------------------------------------------------------
Net income                                                 $   647    $   416    $   242
------------------------------------------------------------------------------------------
Net income applicable to common stock                      $   572    $   378    $   200
------------------------------------------------------------------------------------------
Average common and common equivalent shares outstanding      121.1      116.4      113.4
------------------------------------------------------------------------------------------
Earnings per common share                                  $  4.72    $  3.24    $  1.76
------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                   NOVEMBER 30
                                                              ------------------
(in millions)                                                    1997      1996
================================================================================
Assets
Cash and cash equivalents                                     $  1,685  $  2,149

Cash and securities segregated and on deposit
   for regulatory and other purposes                             1,149       688

Securities and other financial instruments owned:
   Governments and agencies                                     33,037    26,638
   Corporate stocks                                             10,877     6,937
   Corporate debt and other                                     10,892     8,821
   Mortgages and mortgage-backed                                11,455     8,314
   Derivatives and other contractual agreements                  8,353     6,909
   Certificates of deposit and other money market instruments    2,248     3,834
--------------------------------------------------------------------------------
                                                                76,862    61,453
--------------------------------------------------------------------------------
Collateralized short-term agreements:
   Securities purchased under agreements to resell              43,606    32,340
   Securities borrowed                                          14,146    20,651

Receivables:
   Brokers, dealers and clearing organizations                   2,193     2,878
   Customers                                                     9,105     5,813
   Others                                                        1,540     1,253

Property, equipment and leasehold improvements
   (net of accumulated depreciation and amortization
   of $735 in 1997 and $668 in 1996)                               468       477

Other assets                                                       787       722

Excess of cost over fair value of net assets
   acquired (net of accumulated amortization
   of $111 in 1997 and $103 in 1996)                               164       172
--------------------------------------------------------------------------------
     Total assets                                             $151,705  $128,596
================================================================================

See Notes to Consolidated Financial Statements.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                                 NOVEMBER 30
                                                                          -----------------------
(in millions, except share data)                                             1997          1996
=================================================================================================
Liabilities and Stockholders' Equity
Commercial paper and short-term debt                                      $   7,818     $   8,202
Securities and other financial instruments sold but not yet purchased:
   Governments and agencies                                                  16,201        13,202
   Corporate stocks                                                           4,293         4,971
   Corporate debt and other                                                   2,219         1,375
   Derivatives and other contractual agreements                               7,367         6,816
-------------------------------------------------------------------------------------------------
                                                                             30,080        26,364
-------------------------------------------------------------------------------------------------
Collateralized short-term financing:
   Securities sold under agreements to repurchase                            63,204        56,119
   Securities loaned                                                          7,846         6,296
Payables:
   Brokers, dealers and clearing organizations                                2,155         1,004
   Customers                                                                 11,702         7,582
Accrued liabilities and other payables                                        4,116         3,233
Long-term debt:
   Senior notes                                                              17,049        12,571
   Subordinated indebtedness                                                  3,212         3,351
-------------------------------------------------------------------------------------------------
      Total liabilities                                                     147,182       124,722
-------------------------------------------------------------------------------------------------
Commitments and contingencies

Stockholders' Equity
   Preferred stock, $1.00 par value; 38,000,000 shares authorized:
     5% Cumulative Convertible Voting, 13,000,000 shares authorized;
       $39.10 liquidation preference per share
         Series A - shares issued and outstanding: 33,050 in 1997
           and 13,000,000 in 1996                                                 1           508
         Series B - shares issued and outstanding: 12,966,950 in 1997           507
     Redeemable Voting, 1,000 shares issued and outstanding;
       $1.00 liquidation preference per share
   Common stock, $.10 par value; 300,000,000 shares authorized;
     shares issued: 119,513,337 in 1997 and 106,793,538 in 1996;
     shares outstanding: 116,612,074 in 1997 and 100,449,144 in 1996             12            11
Common stock issuable                                                           155           326
Additional paid-in capital                                                    3,436         3,198
Foreign currency translation adjustment                                          12            20
Retained earnings (accumulated deficit)                                         498           (43)
Common stock in treasury, at cost: 2,901,263 shares in 1997
   and 6,344,394 shares in 1996                                                 (98)         (146)
-------------------------------------------------------------------------------------------------
     Total stockholders' equity                                               4,523         3,874
-------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                           $ 151,705     $ 128,596
=================================================================================================

See Notes to Consolidated Financial Statements.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         TWELVE MONTHS ENDED NOVEMBER 30
                                                         -------------------------------
(in millions)                                             1997          1996        1995
========================================================================================
Preferred Stock
5% Cumulative Convertible Voting, Series A:
  Beginning balance                                      $   508     $   508     $   508
  Series A exchanged for Series B                           (507)
----------------------------------------------------------------------------------------
Ending balance                                                 1         508         508
----------------------------------------------------------------------------------------
5% Cumulative Convertible Voting, Series B:
  Beginning balance
  Series A exchanged for Series B                            507
----------------------------------------------------------------------------------------
Ending balance                                               507
----------------------------------------------------------------------------------------
8.44% Cumulative Voting:
  Beginning balance                                                      200         200
  Repurchase                                                            (200)
----------------------------------------------------------------------------------------
Ending balance                                                                       200
----------------------------------------------------------------------------------------
Redeemable Voting:
  Beginning and ending balance
----------------------------------------------------------------------------------------
Total Preferred Stock, ending balance                        508         508         708
----------------------------------------------------------------------------------------
Common stock
  Beginning balance                                           11          11          11
  Shares issued to RSU Trust                                   1
----------------------------------------------------------------------------------------
Ending balance                                                12          11          11
----------------------------------------------------------------------------------------
Common stock issuable
  Beginning balance                                          326         211          87
  RSUs amortized, net of cancellations                       162         136         124
  RSUs exchanged for Common Stock                             (8)        (21)
  Shares issued to RSU Trust                                (325)
----------------------------------------------------------------------------------------
Ending balance                                               155         326         211
----------------------------------------------------------------------------------------
Additional paid-in capital
  Beginning balance                                        3,198       3,172       3,172
  RSUs exchanged for Common Stock                              8          21
  Stock options exercised                                     33           6           1
  Employee stock purchase plan                                (3)         (3)         (1)
  Shares issued to RSU Trust                                 199
  Other, net                                                   1           2
----------------------------------------------------------------------------------------
Ending balance                                             3,436       3,198       3,172
----------------------------------------------------------------------------------------
Foreign currency translation adjustment
  Beginning balance                                           20           9           6
  Translation adjustment, net (1)                             (8)         11           3
----------------------------------------------------------------------------------------
Ending balance                                                12          20           9
----------------------------------------------------------------------------------------
Retained earnings (accumulated deficit)
  Beginning balance                                          (43)       (397)       (574)
  Net income                                                 647         416         242
  Dividends declared:
     5% Cumulative Convertible Voting Preferred Stock        (25)        (25)        (25)
     8.44% Cumulative Voting Preferred Stock                              (3)        (17)
     Redeemable Voting Preferred Stock                       (50)         (8)
     Common Stock                                            (31)        (24)        (23)
  Premium for repurchase of 8.44% Cumulative Voting
     Preferred Stock                                                      (2)
----------------------------------------------------------------------------------------
Ending balance                                               498         (43)       (397)
----------------------------------------------------------------------------------------
Common stock in treasury, at cost
   Beginning balance                                        (146)        (16)        (15)
   Treasury stock purchased                                  (77)       (130)         (1)
   Shares issued to RSU Trust                                125
----------------------------------------------------------------------------------------
Ending balance                                               (98)       (146)        (16)
----------------------------------------------------------------------------------------
Total Stockholders' Equity                               $ 4,523     $ 3,874     $ 3,698
========================================================================================

(1) Net of income taxes of $8 in 1997, $(11) in 1996, and $(2) in 1995.

See Notes to Consolidated Financial Statements.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                              TWELVE MONTHS ENDED NOVEMBER 30
                                                                           -------------------------------------
(in millions)                                                               1997           1996           1995
----------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                                                   $647           $416           $242
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Depreciation and amortization                                                86             91            105
  Severance charge                                                                            84
  Restructuring charge                                                                                       80
  Provisions for losses and other reserves                                     52             42             38
  Deferred tax provision (benefit)                                            (60)            72           (195)
  Other adjustments                                                           (50)           184            169
Net change in:
  Cash and securities segregated and on deposit                              (461)           257            475
  Securities and other financial instruments owned                        (15,409)        (8,432)        (5,548)
  Securities purchased under agreements to resell                         (11,266)         3,894          1,256
  Securities borrowed                                                       6,505         (4,361)        (5,673)
  Receivables from brokers, dealers and clearing organizations                685         (1,318)         3,374
  Receivables from customers                                               (3,292)        (2,336)          (683)
  Securities and other financial instruments sold but
    not yet purchased                                                       3,716          4,550          4,784
  Securities sold under agreements to repurchase                            7,085         (2,916)           616
  Securities loaned                                                         1,550          4,330            339
  Payables to brokers, dealers and clearing organizations                   1,151            (99)        (1,494)
  Payables to customers                                                     4,120          1,821          2,368
  Accrued liabilities and other payables                                      782            217            165
  Other operating assets and liabilities, net                                (286)           107          1,436
----------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                   ($4,445)       ($3,397)        $1,854
----------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                              TWELVE MONTHS ENDED NOVEMBER 30
                                                                           -------------------------------------
(in millions)                                                               1997           1996           1995
----------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Proceeds from issuance of senior notes                                     $ 7,242        $ 4,455        $ 5,033
Principal payments of senior notes                                          (2,548)        (2,411)        (3,725)
Proceeds from issuance of subordinated indebtedness                            407          1,330            258
Principal payments of subordinated indebtedness                               (550)          (246)          (214)
Net proceeds from (payments for) commercial paper
  and short-term debt                                                         (384)         1,981         (3,180)
Payment for repurchase of preferred stock                                                    (200)
Payments for treasury stock purchases                                          (77)          (130)            (1)
Dividends paid                                                                 (58)           (55)           (64)
Issuance of common stock                                                        23              6              1
----------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                      4,055          4,730         (1,892)
----------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Purchase of property, equipment and leasehold improvements                     (74)           (58)           (52)
----------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                      (74)           (58)           (52)
----------------------------------------------------------------------------------------------------------------
    Net change in cash and cash equivalents                                   (464)         1,275            (90)
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of period                               2,149            874            964
----------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents, end of period                               $ 1,685        $ 2,149          $ 874
----------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information (in millions)

Interest paid totaled $12,900 in 1997, $10,852 in 1996 and $10,372 in 1995.
Income taxes paid totaled $371 in 1997, $79 in 1996 and $149 in 1995.

See Notes to Consolidated Financial Statements.


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
note 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Basis of Presentation > The consolidated financial statements include the accounts of Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers"). Lehman Brothers is one of the leading global investment banks serving institutional, corporate, government and high-net-worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific Region. The Company is engaged primarily in providing financial services. The principal U.S. subsidiary of Holdings is Lehman Brothers Inc. ("LBI"), a registered broker-dealer. All material intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

The Company uses the trade date basis of accounting.

Certain prior period amounts reflect reclassifications to conform to the current period's presentation.

Translation of Foreign Currencies > Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the statement of financial condition date. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and related tax effects, are included in a separate component of stockholders' equity, the Foreign currency translation adjustment. Gains or losses resulting from foreign currency transactions are included in the Consolidated Statement of Income.

Securities and Other Financial Instruments > Securities and other financial instruments owned and securities and other financial instruments sold but not yet purchased are valued at market or fair value, as appropriate, with unrealized gains and losses reflected in Principal transactions in the Consolidated Statement of Income. Market value is generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models which take into account time value and volatility factors underlying the financial instruments.

Derivative Financial Instruments > Derivatives, typically defined as instruments whose value is "derived" from an underlying instrument, index or rate, include futures, forwards, swaps and options and other similar instruments. A derivative contract generally represents future commitments to exchange interest or other payment streams based on the contract or notional amount or to purchase or sell financial instruments at specified terms and future dates. In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end user. Acting in a trading capacity, the Company enters into derivative transactions to satisfy the needs of its clients and to manage the Company's own exposure to market and credit


LEHMAN BROTHERS                                              1997 ANNUAL REPORT
risks resulting from its trading activities in cash instruments (collectively, "Trading-Related Derivative Activities"). The Company's accounting methodology for derivatives depends on both the type and purpose of the derivative financial instrument.

Derivative transactions entered into for Trading-Related Derivative Activities are recorded at market or fair value with realized and unrealized gains and losses reflected currently in Principal transactions in the Consolidated Statement of Income. Market or fair value for trading related instruments is generally determined by either quoted market prices (for exchange-traded futures and options) or pricing models (for over-the-counter swaps, forwards and options). Pricing models utilize a series of market inputs to determine the present value of future cash flows, with adjustments, as required for credit risk, liquidity risk and ongoing costs. Further valuation adjustments may be recorded, as deemed appropriate for new or complex products or for significant positions. These adjustments are integral components of the mark-to-market process.

The market or fair value associated with derivatives utilized for trading purposes is recorded in the Consolidated Statement of Financial Condition on a net by counterparty basis where a legal right of set-off exists and is netted across products and against cash collateral when such provisions are stated in the master netting agreement. The market or fair value of swap agreements, caps and floors, and forward contracts in an unrealized gain position, as well as options owned and warrants held, are reported in the Consolidated Statement of Financial Condition as assets in Derivatives and other contractual agreements. Similarly, swap agreements, caps and floors, and forward contracts in an unrealized loss position, as well as options written and warrants issued, are reported in the Consolidated Statement of Financial Condition as liabilities in Derivatives and other contractual agreements. Margin on futures contracts is included in receivables and payables, as applicable.

In addition to Trading-Related Derivative Activities, the Company enters into various derivative financial instruments for non-trading purposes as an end user to modify the interest rate exposure of certain assets and liabilities. In this regard, the Company utilizes interest rate and currency swaps, caps, collars and floors to manage the interest rate exposure associated with its long-term debt obligations and secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned.

The Company also utilizes cross-currency swaps to hedge its exposure to foreign currency risk as a result of its non-U.S. dollar debt obligations, after consideration of non-U.S. dollar assets which are funded with long-term debt obligations in the same currency.

In addition to modifying the interest rate and foreign currency exposure of existing assets and liabilities, the Company utilizes derivative financial instruments as an end user to modify the interest rate characteristics of certain anticipated transactions related to its secured financing activities, where there is a high degree of certainty that the Company will enter into such contracts. These derivative financial instruments are designated against existing secured financing transactions based upon their applicable maturity. The remaining term of the derivative financial instruments is designated against anticipated secured financing transactions which will replace the existing secured financing transactions upon maturity. The Company monitors the level of secured financing transactions to ensure that there is a high degree of certainty that it will enter into the anticipated secured financing transactions at a level in excess of the designated derivative product transactions.

Derivatives that have been designated as non-trading related positions and are effective in modifying the interest rate characteristics of existing assets and liabilities or anticipated transactions are accounted for on an accrual basis. Under the accrual basis, interest is accrued into income or expense over the life of the contract, resulting in the net interest impact of the derivative and the underlying hedged item being recognized in income throughout the hedge period.

The Company monitors the effectiveness of its end user hedging activities by periodically comparing the change in the value of the hedge instrument to the underlying item being hedged and reassessing the likelihood of the occurrence of anticipated


LEHMAN BROTHERS                                              1997 ANNUAL REPORT
transactions. In the event that the Company determines that a hedge is no longer effective, such as upon extinguishment of the underlying asset or liability or a change in circumstances whereby there is not a high degree of certainty that the anticipated transaction will occur, the derivative transaction is no longer accounted for as a hedge. Instead, the Company immediately recognizes the market or fair value of the derivative financial instrument through earnings. Changes in the fair value of the derivative contract would then be accounted for as a derivative used for trading purposes as discussed above. In the event that a derivative designated as a hedge is terminated early, any realized gain or loss on the termination would be deferred and amortized to interest income or interest expense over the original period of the hedge.

Repurchase and Resale Agreements > Securities purchased under agreements to resell and securities sold under agreements to repurchase, which are treated as financing transactions for financial reporting purposes, are collateralized primarily by government and government agency securities and are carried net by counterparty, when permitted, at the amounts at which the securities will be subsequently resold or repurchased plus accrued interest. It is the policy of the Company to take possession of securities purchased under agreements to resell. The Company monitors the market value of the underlying positions on a daily basis as compared to the related receivable or payable balances, including accrued interest. The Company requires counterparties to deposit additional collateral or return collateral pledged as necessary, to ensure that the market value of the underlying collateral remains sufficient. Securities and other financial instruments owned that are sold under repurchase agreements are carried at market value with changes in market value reflected in the Consolidated Statement of Income.

Securities purchased under agreements to resell and securities sold under agreements to repurchase for which the resale/repurchase date corresponds to the maturity date of the underlying securities are accounted for as purchases and sales, respectively. At November 30, 1997, such resale and repurchase agreements that had not yet matured aggregated $3.0 billion and $279 million, respectively.

Securities Borrowed and Loaned > Securities borrowed and securities loaned are carried at the amount of cash collateral advanced or received plus accrued interest. It is the Company's policy to value the securities borrowed and loaned on a daily basis and to obtain additional cash as necessary to ensure such transactions are adequately collateralized.

Income Taxes > The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. In this regard, deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years and for tax loss carryforwards, if in the opinion of management, it is more likely than not that the deferred tax asset will be realized. SFAS 109 requires companies to set up a valuation allowance for that component of net deferred tax assets which does not meet the "more likely than not" criterion for realization.

Property, Equipment and Leasehold Improvements > Property, equipment and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the terms of the underlying leases.

Goodwill > Excess of cost over fair value of net assets acquired (goodwill) is amortized using the straight-line method over a period of 35 years and is evaluated periodically for impairment. Goodwill is also reduced upon the recognition of certain acquired net operating loss carryforward benefits.

Statement of Cash Flows > The Company defines cash equivalents as highly liquid investments with original maturities of three months or less, other than those held for sale in the ordinary course of business.


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

Earnings Per Common Share > Earnings per common share was computed by dividing net income applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding.

================================================================================
note 2  SHORT-TERM FINANCINGS
--------------------------------------------------------------------------------

The Company obtains short-term financing on both a secured and unsecured basis. The secured financing is obtained through the use of repurchase agreements and securities loaned agreements, which are primarily collateralized by government, agency and equity securities. The unsecured financing is generally obtained through short-term debt and the issuance of commercial paper.

The Company's commercial paper and short-term debt financing is comprised of the following:

                                                                 NOVEMBER 30
                                                             ------------------
(in millions)                                                 1997        1996
================================================================================
Commercial paper                                             $3,866      $3,074
Short-term debt
  Master notes                                                1,752       2,190
  Bank loans                                                  1,414       2,278
  Payables to banks                                             786         660
--------------------------------------------------------------------------------
Total                                                        $7,818      $8,202
--------------------------------------------------------------------------------

The Company's weighted average interest rates were as follows:

                                                                 NOVEMBER 30
                                                             ------------------
                                                              1997        1996
================================================================================
Commercial paper(1)                                            5.9%        5.1%
Short-term debt(2)                                             4.7%        5.2%
Securities sold under agreements to repurchase                 5.0%        5.1%
--------------------------------------------------------------------------------

(1) Including weighted average interest rates of 6.O% and 2.2% as of November 30, 1997 and 5.7% and 1.2% as of November 30, 1996 related to U.S. dollar and non-U.S. dollar obligations, respectively.

(2) Including weighted average interest rates of 5.7% and 3.4% as of November 30, 1997 and 5.6% and 4.1% as of November 30,1996 related to U.S. dollar and non-U.S. dollar obligations, respectively.

Holdings maintains a Revolving Credit Agreement (the "Credit Agreement") with a syndicate of banks. Under the terms of the Credit Agreement, the banks have committed to provide up to $2 billion for up to 364 days. Any loans outstanding on the commitment termination date may be extended to the first anniversary of the commitment termination date at the option of Holdings. The Credit Agreement contains covenants which require, among other things, that the Company maintain specified levels of liquidity and tangible net worth, as defined.

In addition, the Company maintains a $1 billion Secured Revolving Credit Facility (the "Facility") for Lehman Brothers International (Europe) ("LBIE"), the Company's major operating entity in Europe. Under the terms of the committed Facility, the bank group has committed to provide up to $1 billion for up to six months on a secured basis. Any loans outstanding on the commitment termination date may be extended to the first anniversary of the commitment termination date at the option of LBIE. The loans provided by the bank group are available in several currencies, including U.S. dollar, British pound ster-


LEHMAN BROTHERS                                              1997 ANNUAL REPORT
ling, Deutsche mark, ECU, French franc and Italian lira, as requested. The Facility contains covenants which require, among other things, that LBIE maintain specified levels of tangible net worth and regulatory capital and that the Company maintain specified levels of consolidated stockholders' equity and tangible net worth, as defined.

There were no borrowings outstanding under either the Credit Agreement or the Facility at November 30, 1997. The Company may use the Credit Agreement and the Facility for general corporate purposes from time to time. The Company maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

================================================================================
note 3  LONG-TERM DEBT
--------------------------------------------------------------------------------

                                              U.S. DOLLAR                  NON-U.S. DOLLAR
                                        ----------------------        ---------------------              NOVEMBER 30
                                          FIXED       FLOATING         FIXED       FLOATING      -----------------------
(in millions)                              RATE           RATE          RATE           RATE         1997           1996
========================================================================================================================
Senior Notes
Maturing in Fiscal 1997                                                                                          $ 2,254
Maturing in Fiscal 1998                 $ 1,738         $  606        $  100         $  266       $ 2,710          2,532
Maturing in Fiscal 1999                   1,526            532           964            185         3,207          2,418
Maturing in Fiscal 2000                   2,178          1,159           171            121         3,629          1,932
Maturing in Fiscal 2001                     594            218            43            170         1,025            603
Maturing in Fiscal 2002                   1,137          1,026            50            785         2,998            924
December 1,2002 and thereafter            2,122            590           707             61         3,480          1,908
------------------------------------------------------------------------------------------------------------------------
  Senior Notes                            9,295          4,131         2,035          1,588        17,049         12,571
------------------------------------------------------------------------------------------------------------------------
Subordinated Indebtedness
Maturing in Fiscal 1997                                                                                              550
Maturing in Fiscal 1998                     350              9                                        359            360
Maturing in Fiscal 1999                     334                                                       334            334
Maturing in Fiscal 2000                     192                                                       192            192
Maturing in Fiscal 2001                     200                                                       200            200
Maturing in Fiscal 2002                     250             41                                        291            250
December 1,2002 and thereafter            1,631            187            18                        1,836          1,465
------------------------------------------------------------------------------------------------------------------------
  Subordinated Indebtedness               2,957            237            18                        3,212          3,351
------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                          $12,252         $4,368        $2,053         $1,588       $20,261        $15,922
------------------------------------------------------------------------------------------------------------------------

Of the Company's long-term debt outstanding as of November 30, 1997, $842 million is repayable prior to maturity at the option of the holder, at par value. These obligations are reflected in the above table as maturing at their put dates, which range from fiscal 1998 to fiscal 2003, rather than at their contractual maturities, which range from fiscal 2000 to fiscal 2026. In addition, $1,031 million of the Company's long-term debt is redeemable prior to maturity at the option of the Company under various terms and conditions. These obligations are reflected in the above table at their contractual maturity dates.

The Company's interest in 3 World Financial Center is financed with U.S. dollar fixed rate senior notes totaling $236 million as of November 30, 1997. Of this amount, $80 million was redeemed prior to maturity in December 1997 and is reflected in the above table as maturing in fiscal 1998. These notes are unconditionally guaranteed by American Express with a portion of these notes being collateralized by certain mortgage obligations.

As of November 30, 1997, the Company had $7.3 billion available for the issuance of debt securities under various shelf registrations and debt programs, which includes $1.1 billion of issuance availability under the Company's Euro medium-term note program.


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

As of November 30, 1997, the Company's U.S. dollar and non-U.S. dollar debt portfolios included approximately $461 million and $269 million, respectively, of debt for which the interest rates and/or redemption values or maturity have been linked to the performance of various indices including industry baskets of stocks or commodities. Generally, such rates are issued as floating rate notes or the interest rates on such index notes are effectively converted to floating rates based primarily on LIBOR through the use of interest rate and currency swaps.

End User Derivative Activities > The Company utilizes a variety of derivative products including interest rate and currency swaps as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio to more closely match the terms of its debt portfolio to the assets being funded and to minimize interest rate risk. In addition, the Company utilizes cross-currency swaps to hedge its exposure to foreign currency risk as a result of its non-U.S. dollar debt obligations, after consideration of non-U.S. dollar assets which are funded with long-term debt obligations in the same currency. In certain instances, two or more derivative contracts may be utilized by the Company to manage the interest rate nature and/or currency exposure of an individual long-term debt issuance. In these cases, the notional value of the derivative contracts may exceed the carrying value of the related long-term debt issuance.

At November 30, 1997 and 1996, the notional values of the Company's interest rate and currency swaps related to its long-term debt obligations were approximately $17.3 billion and $15.1 billion, respectively. In terms of notional amounts outstanding, these derivative products mature as follows:

                                                                                                  NOVEMBER 30
                                                                                            ----------------------
(in millions)                          U.S. DOLLAR   NON-U.S. DOLLAR   CR0SS CURRENCY         1997          1996
==================================================================================================================
Maturing in Fiscal 1997                                                                                   $ 3,363
Maturing in Fiscal 1998                   $ 2,253            $    6            $  333       $ 2,592         2,454
Maturing in Fiscal 1999                     2,119               152               977         3,248         2,651
Maturing in Fiscal 2000                     3,136                57               234         3,427         2,008
Maturing in Fiscal 2001                       722                31               182           935           535
Maturing in Fiscal 2002                     1,823               482               184         2,489         1,152
December 1, 2002 and thereafter             3,837               584               202         4,623         2,937
------------------------------------------------------------------------------------------------------------------
Total                                     $13,890            $1,312            $2,112       $17,314       $15,100
------------------------------------------------------------------------------------------------------------------
Weighted average rate(1)
Receive rate                                 7.23%            6.10%             4.55%          6.82%         6.61%
Pay rate                                     6.52%            5.17%             6.27%          6.39%         6.11%

(1) Weighted average interest rates were calculated utilizing non-U.S. dollar interest rates, where applicable.

On an overall basis, the Company's long-term debt related end user derivative activities resulted in reduced interest expense of approximately $68 million, $81 million and $74 million in 1997, 1996 and 1995, respectively. In addition, the Company's end user derivative activities resulted in the following changes to the Company's mix of fixed and floating rate debt and effective weighted average rates of interest:


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

                                           NOVEMBER 30, 1997
                      ----------------------------------------------------------
                            LONG-TERM DEBT             WEIGHTED AVERAGE(1)
                      ------------------------    ------------------------------
                          BEFORE         AFTER    CONTRACTUAL   EFFECTIVE RATE
                        END USER      END USER       INTEREST   AFTER END USER
(in millions)         ACTIVITIES    ACTIVITIES           RATE       ACTIVITIES
================================================================================
USD Obligations
    Fixed rate           $12,252       $   308          7.54%           10.56%
    Floating rate          4,368        18,334          6.18%            6.48%
--------------------------------------------------------------------------------
                          16,620        18,642          7.18%            6.55%
--------------------------------------------------------------------------------
Non-USD Obligations        3,641         1,619          4.97%            4.94%
--------------------------------------------------------------------------------
Total                    $20,261       $20,261          6.78%            6.42%
--------------------------------------------------------------------------------

                                           NOVEMBER 30, 1996
                      ----------------------------------------------------------
                            LONG-TERM DEBT             WEIGHTED AVERAGE(1)
                      ------------------------    ------------------------------
                          BEFORE         AFTER    CONTRACTUAL   EFFECTIVE RATE
                        END USER      END USER       INTEREST   AFTER END USER
(in millions)         ACTIVITIES    ACTIVITIES           RATE       ACTIVITIES
================================================================================
USD Obligations
    Fixed rate           $10,100       $   529          7.84%            8.95%
    Floating rate          2,779        14,633          6.02%            6.39%
--------------------------------------------------------------------------------
                          12,879        15,162          7.45%            6.48%
--------------------------------------------------------------------------------
Non-USD Obligations        3,043           760          4.23%            3.36%
--------------------------------------------------------------------------------
Total                    $15,922       $15,922          6.83%            6.33%
--------------------------------------------------------------------------------

(1) Weighted average interest rates were calculated using non-U.S. dollar interest rates, where applicable.

================================================================================
note 4  PREFERRED STOCK
--------------------------------------------------------------------------------

Cumulative Convertible Voting, Series A and Series B > The Cumulative Convertible Voting Preferred Stock, Series A and Series B (together the "Convertible Voting Preferred") have a liquidation preference of $39.10 per share. The Series A was issued in 1987. The Series B was issued in exchange for the Series A, on July 11, 1997. As of November 30, 1997, 33,050 shares of the Series A and 12,966,950 shares of the Series B were outstanding.

The holders of the Convertible Voting Preferred are entitled to receive preferred dividends at an annual rate of 5%, on the liquidation preference, payable quarterly before any dividends are paid to the holders of Common Stock.

The Company has the right to redeem up to 10,400,000 shares of the Convertible Voting Preferred up to and including June 15, 1998. On June 16, 1998, the Company will have the right to redeem up to 13,000,000 shares subject to adjustment and restrictions on redemption when dividends are in arrears. Such redemption will be at a price per preferred share equal to $39.10.

Each share of the Convertible Voting Preferred is convertible, at any time prior to the date of redemption, into 0.3178313 of a share of Common Stock. The Series A is convertible provided that at least 250,000 shares (or such lesser number of such


LEHMAN BROTHERS                                              1997 ANNUAL REPORT
shares then outstanding) are converted each time. Each share of the Series B is convertible without limitations. In each case, the conversion rate at November 30, 1997 was $123.02.

As of November 30, 1997, Nippon Life held 9,163,683 shares of the Series B. The remaining 3,836,317 shares of the Convertible Voting Preferred were held by various institutional investors. During December 1997, Nippon Life exercised its right to exchange the 9,163,683 shares of the Series B for American Express Company ("American Express") common shares. As a result, American Express owns 9,163,683 shares of the Series B. The exercise had no impact on the Company's capital.

Redeemable Voting > In 1994, Holdings issued the Redeemable Preferred Stock to American Express and Nippon Life for $1,000. The holders of the Redeemable Preferred Stock will be entitled to receive annual dividends through May 31, 2002 equal to 50% of the amount, if any, by which the Company's net income for the preceding year exceeds $400 million, up to a maximum of $50 million, prorated in the case of the last dividend period, which runs from December 1, 2001 to May 31, 2002. For the years ended November 30, 1997 and 1996, the Company's net income of $647 million and $416 million, respectively, resulted in the recognition of dividends in the amount of $50 million and $8 million, respectively, on the Redeemable Voting Preferred Stock.

Holdings may not redeem shares of the Redeemable Preferred Stock prior to the final dividend payment date. However, in the event of a change of control of the Company, holders of the Redeemable Preferred Stock will have the right to require Holdings to redeem all of this stock for an aggregate redemption price equal to $200 million if such change of control occurs prior to November 30, 1998, declining $50 million per year in each of the four years thereafter. If a change of control is not approved by a majority of the Company's Board of Directors, the funds for redemption must be raised by an offering of the Company's equity securities which are not redeemable. These shares are not convertible into Common Stock.

================================================================================
note 5  COMMON STOCK
--------------------------------------------------------------------------------

Changes in shares of Holdings' common stock (the "Common Stock") outstanding are as follows:

                                                                                 NOVEMBER 30
                                                               -----------------------------------------------
                                                                  1997              1996             1995
==============================================================================================================
Shares outstanding, beginning of period                        100,449,144       104,565,875      104,537,690
Exercise of stock options and other share issuances              1,719,799         1,108,973           76,142
Treasury stock purchases                                        (1,556,869)       (5,225,704)         (47,957)
Issuance of shares to the RSU Trust                             16,000,000
--------------------------------------------------------------------------------------------------------------
Shares outstanding, end of period                              116,612,074       100,449,144      104,565,875
--------------------------------------------------------------------------------------------------------------

The Company has reserved for issuance approximately 4.1 million shares of Common Stock for conversion of the Convertible Voting Preferred.

During the years ended November 30, 1997 and 1996, the Company repurchased or acquired shares of its Common Stock in the open market and through an odd-lot buy back program at an aggregate cost of approximately $77 million and $130 million, respectively. These shares are being reserved for future issuances under employee stock-based compensation plans.

The Company established a trust (the "RSU Trust") in order to provide common stock voting rights to employees who hold outstanding restricted stock units ("RSU"), in furtherance of the Company's stated goal when RSU awards were initiated in


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

June 1994, to encourage employees to think and act like owners. The RSU Trust was initially funded with a total of 16 million shares consisting of 5 million treasury shares for RSU awards under the Employee Incentive Plan and 11 million new issue shares of Common Stock for RSU awards under the 1994 Management Ownership Plan. The establishment of the RSU Trust did not impact the total number of shares used in the computation of earnings per common share because the RSUs have historically been viewed as common stock equivalents for purposes of these computations. Accordingly, there was no effect on total equity, net income and earnings per share of the Company.

================================================================================
note 6  INCENTIVE PLANS
--------------------------------------------------------------------------------

Employee Stock Purchase Plan > The Employee Stock Purchase Plan (the "ESPP") allows employees to purchase Common Stock at a 15% discount from market value, with a maximum of $25,000 in annual aggregate purchases by any one individual. The number of shares of Common Stock authorized for purchase by eligible employees is 6 million. As of November 30, 1997 and 1996, 1.6 million shares and
1.2 million shares, respectively, of Common Stock had been purchased by eligible employees through the ESPP. The Company controls the dilutive impact of the ESPP through open market purchases.

1994 Incentive Plans > The 1994 Management Replacement Plan (the "Replacement Plan") provided awards similar to the American Express common shares granted to Company employees which were canceled as of the date of the spin-off from American Express. Through November 30, 1997, a total of 2.0 million awards had been granted under the Replacement Plan, including both stock options and restricted stock; 0.6 million were outstanding at November 30, 1997. No future awards will be granted under this plan.

The Lehman Brothers Holdings Inc. 1994 Management Ownership Plan (the "1994 Plan") provides for the issuance of RSUs, performance stock units ("PSUs"), stock options and other equity awards for a period of up to ten years to eligible employees. A total of 16.6 million shares of Common Stock may be granted under the 1994 Plan. At November 30, 1997, RSU and stock option awards with respect to 15.6 million shares of Common Stock have been made under the 1994 Plan of which 14.0 million are outstanding and 1.6 million have been converted to freely transferable Common Stock. The Company will utilize the remaining authorization of 1.0 million shares to satisfy dividend reinvestment requirements for outstanding awards and to fund the annual RSU awards for the Company's non-employee directors.

1996 Management Ownership Plan > During 1996, the Company's stockholders approved the 1996 Management Ownership Plan (the "1996 Plan") under which awards similar to those of the 1994 Plan may be granted and under which up to 10 million shares of Common Stock may be subject to awards. At November 30, 1997, RSU and stock option awards with respect to 4.4 million shares of Common Stock have been made under the 1996 Plan, of which 4.3 million are outstanding and 0.1 million have been converted to freely transferable Common Stock.

Employee Incentive Plan > The Employee Incentive Plan ("EIP") has provisions similar to the 1994 Plan and the 1996 Plan and authorization for up to 30 million shares of Common Stock which may be subject to awards. The Company controls the dilutive impact of these awards through open market purchases. At November 30, 1997, awards with respect to 19.1 million shares of Common Stock have been made under the EIP of which 19.0 million are outstanding and 0.1 million have been converted to freely transferable Common Stock. Approximately
16.0 million of the outstanding awards consist of RSUs which have vesting and transfer restrictions extending through the year 2004.


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

The following is a summary of RSUs outstanding under Holdings' stock-based incentive plans:

========================================================================================================================
RESTRICTED STOCK UNITS
------------------------------------------------------------------------------------------------------------------------
                                                               1994             1996
                                                               PLAN             PLAN               EIP            TOTAL
========================================================================================================================
Balance, November 30, 1994                                4,605,105                                           4,605,105
------------------------------------------------------------------------------------------------------------------------
 Granted                                                  8,021,784                          2,039,220       10,061,004
 Canceled                                                  (586,092)                                           (586,092)
------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1995                               12,040,797                          2,039,220       14,080,017
------------------------------------------------------------------------------------------------------------------------
  Granted                                                   419,614                          7,130,720        7,550,334
  Canceled                                                 (801,614)                          (405,575)      (1,207,189)
  Exchanged for stock without restrictions                 (474,222)                                           (474,222)
------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1996                               11,184,575                          8,764,365       19,948,940
------------------------------------------------------------------------------------------------------------------------
  Granted                                                 1,814,685        1,332,250         8,810,609       11,957,544
  Canceled                                                 (846,191)                        (1,530,562)      (2,376,753)
  Exchanged for stock without restrictions                 (254,894)        (139,371)          (55,825)        (450,090)
------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1997                               11,898,175        1,192,879        15,988,587       29,079,641
------------------------------------------------------------------------------------------------------------------------

Eligible employees receive RSUs as a portion of their total compensation in lieu of cash. There is no further cost to employees associated with the RSU awards. The Company records compensation expense for RSUs based on the market value of its Common Stock and the applicable vesting provisions. RSU awards made to employees have various vesting provisions and generally convert to unrestricted freely transferable Common Stock five years from the grant date. Holdings pays a dividend equivalent on each RSU outstanding based on dividends paid on its Common Stock.

Of the RSUs outstanding at November 30, 1997, approximately 13.8 million RSUs were vested, approximately 1.4 million RSUs will vest during fiscal 1998, and the remaining RSUs will vest subsequent to November 30, 1998.

Total compensation cost recognized during 1997 and 1996 for the Company's stock-based awards was approximately $162 million and $136 million, respectively.

In addition to the RSUs included in the above table, as of December 31,1997, the Company has awarded PSUs under the 1996 Plan and under the EIP to certain senior officers. The number of PSUs which may be earned is dependent upon the achievement of certain performance levels within predetermined performance periods. At the end of a performance period, any PSUs earned will convert one-for-one to RSUs which then vest in three, four or five years. As of December 31,1997, approximately 1.7 million PSUs have been earned to date, subject to vesting and transfer restrictions. The compensation cost for the RSUs payable in satisfaction of PSUs is accrued over the combined performance and vesting periods.


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

================================================================================
STOCK OPTIONS
--------------------------------------------------------------------------------

                                                                                                 WEIGHTED-
                                                                                                   AVERAGE
                                         1994  REPLACEMENT        1996                            EXERCISE     EXPIRATION
                                         PLAN         PLAN        PLAN      EIP           TOTAL      PRICE          DATES
=========================================================================================================================
Balance, November 30, 1994          1,960,720    1,789,769                            3,750,489    $ 18.00      2/95-5/04
-------------------------------------------------------------------------------------------------------------------------
  Granted                           1,125,000                            1,400,000    2,525,000    $ 20.875         10/00
  Exercised                                        (68,996)                             (68,996)   $ 18.00
  Canceled                             (7,040)    (291,588)                            (298,628)   $ 18.00
-------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1995          3,078,680    1,429,185               1,400,000    5,907,865    $ 18.68      5/96-5/04
-------------------------------------------------------------------------------------------------------------------------
  Granted                                                      825,000   2,650,000    3,475,000    $ 24.16      3/01-5/01
  Exercised                           (93,333)    (251,909)                            (345,242)   $ 18.00
  Canceled                           (116,667)     (22,247)               (850,000)    (988,914)   $ 22.83
-------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1996          2,868,680    1,155,029     825,000   3,200,000    8,048,709    $ 20.58      2/97-5/04
-------------------------------------------------------------------------------------------------------------------------
  Granted                                                    2,250,000                2,250,000    $ 30.52      1/02-3/02
  Exercised                          (743,040)    (521,192)                          (1,264,232)   $ 18.85
  Canceled                                          (4,943)               (150,000)    (154,943)   $ 23.81
-------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1997          2,125,640      628,894   3,075,000   3,050,000    8,879,534    $ 23.64      1/98-5/04
-------------------------------------------------------------------------------------------------------------------------

At November 30, 1997 and 1996, approximately 8.9 million and 2.6 million stock options, respectively, were exercisable at weighted-average prices of $23.64 and $18.00, respectively. The weighted average remaining contractual life of the stock options outstanding at November 30, 1997 is 3.3 years. The exercise price for all stock options awarded has been equal to 100% of the market price of Common Stock on the day of grant. As a result of Holdings' stock price exceeding specific target prices, all stock options outstanding as of November 30, 1997 are exercisable.

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The financial accounting standards of SFAS No. 123 permit companies to either continue accounting for stock-based compensation under existing rules or adopt SFAS No. 123 and begin reflecting the fair value of stock options and other forms of stock-based compensation in the results of operations as additional expense. The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value in the Consolidated Statement of Income to provide pro forma disclosures of net income and earnings per share in the notes to the consolidated financial statements as if the fair value of stock-based compensation had been recorded.

The Company will continue to follow Accounting Principles Board No. 25 and its related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized in the Consolidated Statement of Income for its stock option awards and employee stock purchase plan.

The Company utilized the Black-Scholes option-pricing model to quantify the pro forma effects on net income and earnings per common share of the fair value of the stock options granted during 1997 and 1996. Based on the results of the model, the fair value of the stock options granted was $7.14 and $5.41 for 1997 and 1996, respectively. The weighted average assumptions which were used for 1997 and 1996 included risk-free interest rates of 6.14% and 5.35%, respectively, an expected life of 3 years for both years and expected volatility of 29% for both years. In addition, annual dividends of $0.24 (increasing 10% per year beginning in 1998) and $0.20 were assumed for the 1997 and 1996 options, respectively.


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

The Company's 1997 and 1996 pro forma net income would have been $629 million and $413 million, respectively, compared to actual net income of $647 million and $416 million, respectively. Pro forma earnings per common share for 1997 and 1996 would have been $4.57 and $3.22, respectively compared to actual earnings per common share of $4.72 and $3.24, respectively. The pro forma amounts reflect the effects of the 1997 and 1996 stock option grants and the 15% purchase discount from market value offered to the Company's employees who participate in the ESPP. The pro forma effect in 1997 increased compared to 1996 due to all stock options becoming exercisable in 1997.

================================================================================
note 7  EARNINGS PER COMMON SHARE
--------------------------------------------------------------------------------

The weighted average number of shares of common stock and common stock equivalents included in the calculations of earnings per common share is as follows:

                                        TWELVE MONTHS ENDED NOVEMBER 30
                                ------------------------------------------------
                                       1997               1996             1995
================================================================================
Common stock                    105,193,272        101,548,947      104,535,218
Common stock issuable            13,812,029         13,779,315        8,420,122
Other share equivalents           2,059,628          1,045,323          459,344
--------------------------------------------------------------------------------
Total                           121,064,929        116,373,585      113,414,684
--------------------------------------------------------------------------------

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share," which is effective for annual and interim financial statements issued for periods ending after December 15, 1997. SFAS No. 128 was issued to simplify the standards for calculating earnings per share ("EPS") previously found in APB No. 15, "Earnings Per Share." SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. The new rules also require dual presentation of basic and diluted EPS on the face of the statement of income for companies with a complex capital structure. For the Company, basic EPS will exclude the dilutive effects of stock options and certain non-vested RSUs. Diluted EPS for the Company will reflect all potential dilutive securities (similar to fully diluted EPS under APB No. 15). Under the provisions of SFAS No. 128, basic EPS would have been $0.37, $0.26 and $0.06 higher than the amounts reported for 1997, 1996 and 1995, respectively. Diluted EPS would have been the same as the reported amounts.

================================================================================
note 8  CAPITAL REQUIREMENTS
--------------------------------------------------------------------------------

The Company operates globally through a network of subsidiaries with several subject to regulatory requirements. In the United States, LBI, as a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC")
Rule 15c3-1, the Net Capital Rule, which requires LBI to maintain net capital of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. At November 30, 1997, LBI's regulatory net capital, as defined, of $1,484 million exceeded the minimum requirement by $1,359 million.

In addition to amounts presented in the accompanying Consolidated Statement of Financial Condition as cash and securities segregated and on deposit for regulatory and other purposes, securities with a market value of approximately $1,290 million and $345 million at November 30, 1997 and 1996, respectively, primarily collateralizing securities purchased under agreements to resell, have been segregated in a special reserve bank account for the exclusive benefit of customers pursuant to the Reserve Formula requirements of SEC Rule 15c3-3.


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

Lehman Brothers International (Europe) ("LBIE"), a United Kingdom registered broker-dealer and subsidiary of Holdings, is subject to the capital requirements of the Securities and Futures Authority ("SFA") of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At November 30, 1997, LBIE's financial resources of approximately $2.3 billion exceeded the minimum requirement by approximately $500 million. Lehman Brothers Japan Inc.'s Tokyo branch, a regulated broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and at November 30, 1997, had net capital of approximately $400 million which was approximately $100 million in excess of the specified levels required. Certain other non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 1997, these other subsidiaries were in compliance with their applicable local capital adequacy requirements. The Company's "AAA" rated derivatives subsidiary, Lehman Brothers Financial Products Inc. ("LBFP"), has established certain capital and operating restrictions which are reviewed by various rating agencies. At November 30, 1997, LBFP had capital which exceeded the requirement of the most stringent rating agency by approximately $100 million.

The regulatory rules referred to above, and certain covenants contained in various debt agreements may restrict Holdings' ability to withdraw capital from its regulated subsidiaries, which in turn could limit its ability to pay dividends to shareholders. At November 30, 1997, approximately $2.9 billion of net assets of subsidiaries were restricted as to the payment of dividends to Holdings.

================================================================================
note 9  EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

The Company provides various pension plans for the majority of its employees worldwide. In addition, the Company provides certain other postretirement benefits, primarily health care and life insurance to eligible employees. The following summarizes these plans:

Pension Plans > The Company sponsors several noncontributory defined benefit pension plans which cover substantially all employees. The cost of pension benefits for eligible employees, measured by length of service, compensation and other factors, is currently being funded through trusts established under the plans. Funding of retirement costs for the applicable plans complies with the minimum funding requirements specified by the Employee Retirement Income Security Act of 1974, as amended, and other statutory requirements.

Net (income) expense related to pension benefits for 1997, 1996 and 1995 consisted of the following components:

                                                 TWELVE MONTHS ENDED NOVEMBER 30
                                                 -------------------------------
(in millions)                                      1997      1996       1995
================================================================================
Service cost--benefits earned during the period    $ 22      $ 18       $ 13
Interest cost on projected benefit obligation        36        34         31
Actual return on plan assets                        (91)     (101)       (77)
Net amortization and deferral                        27        47         36
--------------------------------------------------------------------------------
Net (income) expense                               $ (6)     $ (2)      $  3
--------------------------------------------------------------------------------

Plan assets within the trusts consist principally of equities and bonds. The actual return on plan assets for 1997, 1996 and 1995 reflects the favorable market environments in those years. In addition, Company contributions increased assets under investment in 1997, 1996 and 1995.


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

The following table sets forth the funded status of the Company's defined benefit plans:

                                                                  NOVEMBER 30
                                                              ------------------
(in millions)                                                  1997        1996
================================================================================
Actuarial present value of benefit obligations
  Vested benefit obligation                                   $(526)      $(452)
--------------------------------------------------------------------------------
  Accumulated benefit obligation                              $(530)      $(456)
--------------------------------------------------------------------------------
Projected benefit obligation                                  $(560)      $(480)
Plan assets at fair value                                       747         667
--------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation           187         187
Unrecognized net loss                                            39          20
--------------------------------------------------------------------------------
Prepaid pension asset recognized in the
  Consolidated Statement of Financial Condition                $226        $207
--------------------------------------------------------------------------------

The weighted average assumed discount rate used in determining the actuarial present value of the projected benefit obligation for the Company's plans was 7.2% and 7.5% in 1997 and 1996, respectively. The weighted average rate of increase in future compensation levels used was 5.1% and 5.0% for 1997 and 1996, respectively. The weighted average expected long-term rate of return on assets was 9.3% in 1997, 9.5% in 1996 and 9.75% in 1995.

Postretirement Benefits > The Company sponsors several defined benefit health care plans that provide health care, life insurance and other postretirement benefits to substantially all eligible retired employees. The health care plans include participant contributions, deductibles, co-insurance provisions and service-related eligibility requirements. The Company funds the cost of these benefits as they are incurred.

Net periodic postretirement benefits cost for 1997, 1996 and 1995 consisted of the following components:

                                                 TWELVE MONTHS ENDED NOVEMBER 30
                                                 -------------------------------
(in millions)                                       1997       1996      1995
================================================================================
Service cost                                         $ 1        $ 1       $ 1
Interest cost                                          3          3         4
Amortization of unrecognized net reduction in
  prior service cost and unrecognized gain            (2)        (1)       (1)
--------------------------------------------------------------------------------
Net periodic postretirement benefits cost            $ 2        $ 3       $ 4
--------------------------------------------------------------------------------

The following table sets forth the amount recognized in the Consolidated Statement of Financial Condition for the Company's postretirement benefit plans (other than pension plans):

                                                                  NOVEMBER 30
                                                              ------------------
(in millions)                                                  1997        1996
================================================================================
Accumulated postretirement benefit obligation
  Retirees                                                      $36         $36
  Fully eligible active plan participants                         3           3
  Other active plan participants                                 10          10
--------------------------------------------------------------------------------
                                                                 49          49
--------------------------------------------------------------------------------
Unrecognized net gain                                            22          21
Unrecognized net reduction in prior service cost                  7           8
--------------------------------------------------------------------------------
Accrued postretirement liability recognized in the
  Consolidated Statement of Financial Condition                 $78         $78
--------------------------------------------------------------------------------

LEHMAN BROTHERS                                              1997 ANNUAL REPORT

The discount rate used in determining the accumulated postretirement benefit obligation was 7.0% and 7.5% in 1997 and 1996, respectively.

The annual assumed health care cost trend rate is 8.5% for the year ended November 30, 1998 and is assumed to decrease at the rate of 0.5% per year to 5.5% in the year ended November 30, 2004 and remain at that level thereafter. An increase in the assumed health care cost trend rate by one percentage point in each period would increase the accumulated postretirement benefit obligation as of November 30, 1997 by approximately $5 million.

================================================================================
note 10  INCOME TAXES
--------------------------------------------------------------------------------

The Company files a consolidated U.S. federal income tax return reflecting the income of Holdings and its subsidiaries. The provision for income taxes consists of the following:

                                                TWELVE MONTHS ENDED NOVEMBER 30
                                                -------------------------------
(in millions)                                    1997        1996         1995
================================================================================
Current
  Federal                                        $110        $(20)         $170
  State                                            58          36            80
  Foreign                                         182         133            72
--------------------------------------------------------------------------------
                                                  350         149           322
--------------------------------------------------------------------------------
Deferred
  Federal                                          (6)         61          (144)
  State                                            (4)         11           (51)
  Foreign                                         (50)
--------------------------------------------------------------------------------
                                                 $290        $221          $127
--------------------------------------------------------------------------------

Income before taxes included $121 million, $335 million and $173 million that is subject to income taxes of foreign jurisdictions for 1997, 1996 and 1995, respectively

The income tax provision (benefit) differs from that computed by using the statutory federal income tax rate for the reasons shown below:

                                                TWELVE MONTHS ENDED NOVEMBER 30
                                                -------------------------------
(in millions)                                    1997        1996         1995
================================================================================
Federal income taxes at statutory rate           $328        $223         $129
State and local taxes                              35          31           18
Tax-exempt income                                 (60)        (24)         (31)
Amortization of goodwill                            3           3            2
Foreign operations                                 (3)        (26)          (1)
Other, net                                        (13)         14           10
--------------------------------------------------------------------------------
                                                 $290        $221         $127
--------------------------------------------------------------------------------

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


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

At November 30, 1997 and 1996 the deferred tax assets and liabilities consisted of the following:

                                                                               NOVEMBER 30
                                                                           -------------------
(in millions)                                                              1997          1996
==============================================================================================
Deferred tax assets
Reserves not currently deductible                                          $185          $245
Deferred compensation                                                       325           258
Tax return NOLs                                                              15            66
Other                                                                        10            26
----------------------------------------------------------------------------------------------
                                                                            535           595
Less: Valuation allowance                                                    43            83
----------------------------------------------------------------------------------------------
  Total deferred tax assets net of valuation allowance                     $492          $512
----------------------------------------------------------------------------------------------
Deferred tax liabilities
Undistributed earnings of foreign subsidiaries (net of credits)            $  7          $ 23
Excess tax over financial depreciation                                      112           102
Unrealized trading and investment activity                                    8            88
Pension and retirement costs                                                 46            41
Other                                                                         4             4
----------------------------------------------------------------------------------------------
  Total deferred tax liabilities                                           $177          $258
----------------------------------------------------------------------------------------------
Net deferred tax asset                                                     $315          $254
----------------------------------------------------------------------------------------------

The net deferred tax assets are included in Other assets in the accompanying Consolidated Statement of Financial Condition. At November 30, 1997, the valuation allowance recorded against deferred tax assets was $43 million compared to $83 million at November 30, 1996, of which approximately $27 million and $51 million, respectively, will reduce goodwill if future circumstances permit recognition. The Company's Consolidated Statement of Income includes a $10 million benefit from the reversal of a portion of this valuation allowance; the remaining decrease in the valuation allowance is associated with a corresponding decrease in the Company's net deferred tax asset.

For tax return purposes, the Company has approximately $44 million of NOL carryforwards, substantially all of which are attributable to the 1988 acquisition of EF Hutton Group, Inc. (now known as LB I Group Inc.). Substantially all of the NOLs are scheduled to expire in the years 1999 through 2009.

================================================================================
note 11  DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

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


LEHMAN BROTHERS                                              1997 ANNUAL REPORT

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

Swap Products > Interest rate swap products include interest rate and currency swaps, leveraged swaps, swap options and other interest rate option products including caps, collars and floors. An interest rate swap is a negotiated OTC contract in which two parties agree to exchange periodic interest payments for a defined period, calculated based upon a predetermined notional amount. Interest payments are usually exchanged on a net basis throughout the duration of the swap contract. A currency swap is an OTC agreement to exchange a fixed amount of one currency for a specified amount of a second currency at the outset and completion of the swap term. Leveraged swaps involve the multiplication of the interest rate factor upon which the interest payment streams are based (i.e., Party A pays 3 times the six month LIBOR). Caps are contractual commitments that require the writer to pay the purchaser the amount by which an interest reference rate exceeds a defined contractual rate, if any, at specified times during the contract. Conversely, a floor is a contractual commitment that requires the writer to pay the amount by which a defined contractual rate exceeds an interest reference rate at specified times over the life of the contract, if any.

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

Options > Option contracts provide the option purchaser (holder) with the right but not the obligation to buy or sell a financial instrument, commodity or currency at a predetermined exercise price (strike price) during a defined period (American Option) or at a specified date (European Option). The option purchaser pays a premium to the option seller (writer) for the right to exercise the option. The option seller is obligated to buy (call) or sell (put) the item underlying the contract at a set price, if the option purchaser chooses to exercise. Option contracts also exist for various indices and are similar to options on a security or other instrument except that, rather than settling physical with delivery of the underlying instrument, they are cash settled. As a purchaser of an option contract, the Company is subject to credit risk, since the counterparty is obligated to make payments under the terms of the option contract, if the Company exercises the option. As the writer of an option contract, the Company is not subject to credit risk but is subject to market risk, since the Company is obligated to make payments under the terms of the option contract if exercised.

Option contracts may be exchange-traded or OTC. Exchange-traded options are the obligations of the exchange and generally have standardized terms and performance mechanics. In contrast, all of the terms of an OTC option including the method of settlement, term, strike price, premium and security are determined by negotiation of the parties.

Futures and Forwards > Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a financial instrument or commodity at a specified future date and price. Maintaining a futures contract requires the Company to deposit with the exchange an amount of cash or other specified asset as security for its obligation. Additionally, futures exchanges generally require the daily cash settlement of unrealized gains/losses on open contracts with the futures exchange. Therefore, futures contracts provide a reduced funding alternative to purchasing the underlying cash position in the marketplace. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date or by entering into an offsetting futures contract with the futures exchange prior to the settlement date.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

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

Trading-Related Derivative Activities > Derivatives are subject to various risks similar to other financial instruments including market, credit and operational risk. In addition, the Company may also be exposed to legal risks related to its derivative activities including the possibility that a transaction may be unenforceable under applicable law. The risks of derivatives should not be viewed in isolation, but rather should be considered on an aggregate basis along with the Company's other trading-related activities. The Company manages the risks associated with derivatives on an aggregate basis along with the risks associated with its proprietary trading and market-making activities in cash instruments as part of its firmwide risk management policies.

Derivatives are generally based upon notional values. Notional values are not recorded on-balance sheet, but rather are utilized solely as a basis for determining future cash flows to be exchanged. Therefore, notional amounts provide a measure of the Company's involvement with such instruments, but are not indicative of actual or potential risk.

The following table reflects the notional/contract value of the Company's Trading-Related Derivative Activities:

==========================================================================================
TRADING-RELATED DERIVATIVE FINANCIAL INSTRUMENTS
------------------------------------------------------------------------------------------
                                                                                      1997
                                                NOTIONAL/CONTRACT VALUE           WEIGHTED
                                               -------------------------           AVERAGE
                                               NOVEMBER 30   NOVEMBER 30          MATURITY
(in millions)                                         1997          1996        (IN YEARS)
==========================================================================================
Interest rate and currency swaps and options
  (including caps, collars and floors)          $  961,762    $  686,932              4.53
Foreign exchange forward and future
  contracts and options                            478,899       378,314               .40
Other fixed income securities contracts
  (including futures contracts and options),
  mortgage-backed securities forward
  contracts and options                            364,009       374,048               .91
Equity contracts (including equity swaps,
  futures, warrants and options)                    40,522        30,582               .94
Commodity contracts (including swaps,
  futures, forwards and options)                    10,292        46,946               .78
------------------------------------------------------------------------------------------
Total                                           $1,855,484    $1,516,822              2.65
------------------------------------------------------------------------------------------

Of the total notional value at November 30, 1997 and 1996, approximately $1,615 billion and $1,186 billion are over-the-counter and $240 billion and $331 billion are exchange-traded, respectively. The total weighted average maturity at November 30, 1997, for over-the-counter and exchange-traded contracts was
2.93 years and 0.77 years, respectively. Approximately $952 billion of the notional/contract value of the Company's Trading-Related Derivative Activities mature within the year ended November 30, 1998, of which approximately 34% have maturities of less than one month.

The Company records its Trading-Related Derivative Activities on a mark-to-market basis with realized and unrealized gains and losses recognized currently in Principal transactions in the Consolidated Statement of Income. Unrealized gains and losses on derivative contracts are recorded on a net basis in the Consolidated Statement of Financial Condition for those transactions with counterparties executed under a legally enforceable master netting agreement and are netted across products and against cash collateral when such provisions are stated in the master netting agreement. While the Company may utilize deriv-


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
ative products in all its businesses, the Company views its derivative product revenues as the revenues earned from the Company's fixed income and equity derivative products businesses and foreign exchange and commodity derivatives. Principal transactions and net interest revenues related to the Company's fixed income derivative products business were $362 million for 1997, $541 million for 1996 and $409 million for 1995. Principal transactions and net interest (loss) revenues related to the Company's equity derivative products business were $(41) million for 1997, $116 million for 1996 and $65 million for 1995. The losses in equity derivatives were attributable to the volatility in the Asian markets during the latter portion of fiscal 1997. Principal transactions and net interest revenues related to foreign exchange and commodity derivatives were $92 million for 1997, $147 million for 1996 and $72 million for 1995.

Listed in the following table is the fair value of the Company's Trading-Related Derivative Activities as of November 30, 1997 and 1996 as well as the average fair value of these instruments. Average fair values of these instruments were calculated based upon month-end statement of financial condition values, which the Company believes does not vary significantly from the average fair value calculated on a more frequent basis. Variances between average fair values and period-end values are due to changes in the volume of activities in these instruments and changes in the valuation of these instruments due to variations in market and credit conditions.

==================================================================================================
FAIR VALUE OF TRADING-RELATED DERIVATIVE FINANCIAL INSTRUMENTS

                                                                              AVERAGE FAIR VALUE*
                                                          FAIR VALUE*         TWELVE MONTHS ENDED
                                                       NOVEMBER 30, 1997       NOVEMBER 30, 1997
                                                     --------------------     --------------------
(in millions)                                        ASSETS   LIABILITIES     ASSETS   LIABILITIES
==================================================================================================
Interest rate and currency swaps and options
  (including caps, collars and floors)               $4,704        $3,303     $4,306       $3,224
Foreign exchange forward contracts and options        1,840         1,885      1,236        1,532
Options on other fixed income securities,
  mortgage-backed securities forward contracts
  and options                                           310           297        275          246
Equity contracts (including equity swaps, warrants
  and options)                                        1,304         1,696      2,134        1,681
Commodity contracts (including swaps, forwards
  and options)                                          195           186        304          465
--------------------------------------------------------------------------------------------------
Total                                                $8,353        $7,367     $8,255       $7,148
--------------------------------------------------------------------------------------------------


                                                                              AVERAGE FAIR VALUE*
                                                          FAIR VALUE*         TWELVE MONTHS ENDED
                                                       NOVEMBER 30, 1996       NOVEMBER 30, 1996
                                                     --------------------     --------------------
(in millions)                                        ASSETS   LIABILITIES     ASSETS   LIABILITIES
==================================================================================================
Interest rate and currency swaps and options
  (including caps, collars and floors)               $4,008        $3,185     $3,446       $1,945
Foreign exchange forward contracts and options          970         1,206        903        1,200
Options on other fixed income securities,
  mortgage-backed securities forward contracts
  and options                                           226           286        239          238
Equity contracts (including equity swaps, warrants
  and options)                                        1,167         1,304      1,118        1,076
Commodity contracts (including swaps, forwards
  and options)                                          538           835        451          587
--------------------------------------------------------------------------------------------------
Total                                                $6,909        $6,816     $6,157       $5,046
--------------------------------------------------------------------------------------------------

* Amounts represent carrying value (exclusive of collateral) and do not include receivables or payables related to exchange-traded futures contracts.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

Assets included in the preceding table represent the Company's unrealized gains, net of unrealized losses for situations in which the Company has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties. Therefore, the fair value of assets/liabilities related to derivative contracts at November 30, 1997 represents the Company's net receivable/payable for derivative financial instruments before consideration of collateral. Included within the $8,353 million fair value of assets at November 30,1997 was $8,016 million related to swaps and OTC contracts and $337 million related to exchange-traded option and warrant contracts. Included within the $6,909 million fair value of assets at November 30, 1996 was $6,537 million related to swaps and OTC contracts and $372 million related to exchange-traded option and warrant contracts.

The primary difference in risks related to OTC and exchange-traded contracts is credit risk. OTC contracts contain credit risk for unrealized gains from various counterparties for the duration of the contract, net of collateral.

With respect to OTC contracts, including swaps, the Company views its net credit exposure to be $5,252 million at November 30, 1997, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral of $2,764 million.

Counterparties to the Company's OTC derivative products are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. Presented below is an analysis of the Company's net credit exposure at November 30, 1997 for OTC contracts based upon internal designations of counterparty credit quality.

COUNTERPARTY                          S&P/MOODY'S                     NET CREDIT
RISK RATING                            EQUIVALENT                       EXPOSURE
================================================================================
1                                         AAA/Aaa                            18%
2                               AA-/Aa3 or higher                            19%
3                                 A-/A3 or higher                            40%
4                             BBB-/Baa3 or higher                            12%
5                               BB-/Ba3 or higher                             7%
6                                  B+/B1 or lower                             4%
--------------------------------------------------------------------------------

These designations are based on actual ratings made by external rating agencies or by equivalent ratings established and utilized by the Company's Corporate Credit Department.

The Company is also subject to credit risk related to its exchange-traded derivative contracts. Exchange-traded contracts, including futures and certain options, are transacted directly on the exchange. To protect against the potential for a default, all exchange clearing houses impose net capital requirements for their membership. Additionally, the exchange clearing house requires counterparties to futures contracts to post margin upon the origination of the contract and for any changes in the market value of the contract on a daily basis (certain foreign exchanges provide for settlement within three days). Therefore, the potential for losses from exchange-traded products is limited.

End User Derivative Activities > The Company utilizes a variety of derivative products as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio to more closely match the terms of its debt portfolio to the assets being funded and to minimize interest rate risk. At November 30, 1997 and 1996, the notional value of the Company's end user activities related to its long-term debt obligations was approximately $17.3 billion and $15.1 billion, respectively. (For a further discussion of the Company's long-term debt related end user derivative activities see Note 3.)


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

The Company also utilizes derivative products as an end user to modify its interest rate exposure associated with its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned. At November 30, 1997 and 1996, the Company had $129 billion and $115 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk. The Company, as an end user, manages the interest rate risk related to these activities by utilizing derivative financial instruments, including interest rate swaps and purchased options. The Company designates certain specific derivative transactions against specific assets and liabilities with matching maturities. In addition, the Company manages the interest rate risk of anticipated secured financing transactions with derivative products. These derivative products are designated against the existing secured financing transactions for their applicable maturity. The remaining term of these transactions is designated against the anticipated secured financing transactions which will replace the existing secured financing transactions at their maturity. The Company monitors the level of secured financing transactions to ensure that there is a high degree of certainty that the Company will enter into the anticipated secured financing transactions at a level in excess of the designated derivative product transactions. At November 30, 1997 and 1996, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $38.7 billion and $47.6 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The total notional value of these agreements had a weighted average maturity of
0.5 years as of November 30, 1997 and 1996.

The Company terminated certain swaps designated as hedges of the Company's secured financing activities. At November 30, 1997, a loss of approximately $12 million from these terminated contracts was deferred and will be amortized to interest expense over the original period of the hedge. On an overall basis, the Company's secured financing end user derivative activities (decreased) increased net interest income by approximately $(10) million, $16 million and $39 million for 1997, 1996 and 1995, respectively.

================================================================================
note 12     FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

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

Assets and liabilities, which are recorded at contractual amounts that approximate market or fair value, include cash and cash equivalents, cash and securities segregated and on deposit for regulatory and other purposes, receivables, certain other assets, commercial paper and short-term debt and payables. The market value of such items is not materially sensitive to shifts in market interest rates because of the limited term to maturity of these instruments and their variable interest rates.

Financial instruments which are recorded at amounts that do not necessarily approximate market or fair value include long-term debt, certain secured financing activities and the related financial instruments utilized by the Company as an end user to manage the interest rate risk of these exposures. The Company's long-term debt is recorded at contractual or historical amounts. The following table provides a summary of the fair value of the Company's long-term debt and related end user derivative activities. The fair value of the Company's long-term debt was estimated using either quoted market prices or discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowing arrangements.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

The unrecognized net gain (loss) related to the Company's end user derivative activities reflects the estimated amounts the Company would receive (pay) if the derivative financial instruments were terminated based on market rates at November 30, 1997 and 1996, respectively.

                                                                NOVEMBER 30
                                                        ------------------------
(in millions)                                              1997            1998
================================================================================
Carrying value of long-term debt                        $20,261         $15,922
Fair value of long-term debt                             20,688          16,415
--------------------------------------------------------------------------------
Unrecognized net gain (loss) on long-term debt          $  (427)        $  (493)
--------------------------------------------------------------------------------
Unrecognized net gain (loss) on long-term debt
  end user activities                                   $   188         $   153
--------------------------------------------------------------------------------

The Company carries its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned, at their original contract amount plus accrued interest, which for the majority of such financing activities is an approximation of fair value. At November 30, 1997 and 1996, the Company had $129 billion and $115 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk.

At November 30, 1997 and 1996, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $38.7 billion and $47.6 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The unrecognized net losses related to these derivative financial instruments were $6 million and $10 million at November 30, 1997 and 1996, respectively.

================================================================================
note 13     OTHER COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

As of November 30, 1997 and 1996, the Company was contingently liable for $4.2 billion and $3.0 billion, respectively, of letters of credit, primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges and other guarantees.

As of November 30, 1997 and 1996, in connection with its financing activities, the Company had outstanding commitments under certain lending arrangements of approximately $2.4 billion and $2.1 billion, respectively. These commitments require borrowers to provide acceptable collateral, as defined in the agreements, when amounts are drawn under the lending facilities. Advances made under the above lending arrangements are typically at variable interest rates and generally provide for over-collateralization based upon the borrowers' creditworthiness.

As of November 30, 1997 and 1996, the Company had pledged or otherwise transferred securities, primarily fixed income, having a market value of approximately $49.9 billion and $37.2 billion, respectively, as collateral for securities borrowed or otherwise received having a market value of approximately $49.3 billion and $36.9 billion, respectively.

Securities and other financial instruments sold but not yet purchased represent obligations of the Company to purchase the securities at prevailing market prices. Therefore, the future satisfaction of such obligations may be for an amount greater


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
or less than the amount recorded. The ultimate gain or loss is dependent upon the price at which the underlying financial instrument is purchased to settle its obligation under the sale commitment.

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

The Company has commitments to invest up to $498 million in partnerships, which in turn will make direct merchant banking related investments. These commitments will be funded as required through the end of the respective partnerships' investment periods, principally expiring in 2004.

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

Concentrations of Credit Risk > As one of the leading global investment banks, the Company is actively involved in securities underwriting, brokerage, distribution and trading. These and other related services are provided on a worldwide basis to a large and diversified group of clients and customers, including multinational corporations, governments, emerging growth companies, financial institutions and individual investors.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

A substantial portion of the Company's securities and commodities transactions is collateralized and is executed with, and on behalf of, commercial banks and other institutional investors, including other brokers and dealers. The Company's exposure to credit risk associated with the non-performance of these customers and counterparties in fulfilling their contractua1 obligations pursuant to securities transactions can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Company.

Securities and other financial instruments owned by the Company include U.S. government and agency securities, and securities issued by non-U.S. governments (principally Germany and Japan) which, in the aggregate, represented 22% of the Company's total assets at November 30, 1997. In addition, primarily all of the collateral held by the Company for resale agreements or securities borrowed, which together represented 38% of total assets at November 30, 1997, consisted of securities issued by the U.S. government, federal agencies or non-U.S. governments. In addition to these specific exposures, the Company's most significant concentration is financial institutions, which include other brokers and dealers, commercial banks and institutional clients. This concentration arises in the normal course of the Company's business.

Lease Commitments > The Company leases office space and equipment throughout the world and is a party to a ground lease with the Battery Park City Authority covering its headquarters at 3 World Financial Center which extends through 2069. Total rent expense for 1997, 1996 and 1995 was $42 million, $48 million and $67 million, respectively. Certain leases on office space contain escalation clauses providing for additional rentals based upon maintenance, utility and tax increases.

Minimum future rental commitments under noncancellable operating leases (net of subleases of $182 million) are as follows:

(in millions)
================================================================================
Fiscal 1998                                                                 $ 36
Fiscal 1999                                                                   33
Fiscal 2000                                                                   31
Fiscal 2001                                                                   32
Fiscal 2002                                                                   32
December 1, 2002 and thereafter                                              463
--------------------------------------------------------------------------------
                                                                            $627
--------------------------------------------------------------------------------

================================================================================
note 14     INTERNATIONAL OPERATIONS
--------------------------------------------------------------------------------

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

The amounts presented below provide a broad indication of each region's contribution to the consolidated results. The method of allocation is as follows: Gross and Net Revenues, if syndicate or trading-related, have been distributed based upon the location where the primary or secondary position was fundamentally risk managed; if fee-related, by the location of the senior coverage banker, if commission-related, by the location of the salespeople. In addition, certain revenues associated with domes-


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
tic products and services which resulted from relationships with international clients and customers have been reclassified as international revenues using an allocation consistent with the Company's internal reporting. The expenses associated with these revenues have also been reclassified. Income (Loss) Before Taxes includes expenses associated with generating the revenues reflected in each region. Identifiable Assets represent essentially those recorded in the legal entities in which the Company does business within the respective region.

                                              GROSS           NET   INCOME (LOSS)     IDENTIFIABLE
(in millions)                              REVENUES      REVENUES    BEFORE TAXES           ASSETS
==================================================================================================
Twelve months ended November 30, 1997
  International operations:
  Europe                                    $ 1,190        $  812           $ 179         $ 37,571
  Asia Pacific                                  330           282             (36)           7,875
--------------------------------------------------------------------------------------------------
     Total international                      1,520         1,094             143           45,446
Americas(3)                                  15,363         2,779             794          106,259
--------------------------------------------------------------------------------------------------
Total                                       $16,883        $3,873           $ 937         $151,705
--------------------------------------------------------------------------------------------------
Twelve months ended November 30, 1996
  International operations:
  Europe                                    $ 1,373        $  972           $ 346         $ 25,553
  Asia Pacific                                  559           413             100            6,829
--------------------------------------------------------------------------------------------------
     Total international                      1,932         1,385             446           32,382
Americas(3)                                  12,328         2,059             191(2)        96,214
--------------------------------------------------------------------------------------------------
Total                                       $14,260        $3,444           $ 637         $128,596
--------------------------------------------------------------------------------------------------
Twelve months ended November 30, 1995
  International operations:
  Europe                                    $ 1,067        $  750           $ 127         $ 27,844
  Asia Pacific                                  475           455             173            5,513
--------------------------------------------------------------------------------------------------
     Total international                      1,542         1,205             300           33,357
Americas(3)                                  11,934(1)      l,866(1)           69           81,946
--------------------------------------------------------------------------------------------------
Total                                       $13,476        $3,071           $ 369         $115,303
--------------------------------------------------------------------------------------------------

(1) Includes $129 million resulting from the Company's sale of its stake in Omnitel.
(2)   Includes $84 million severance charge.
(3) Includes non-U.S. revenues of $67 million, $42 million and $93 million in 1997, 1996 and 1995, respectively.

================================================================================
note 15   OTHER CHARGES
--------------------------------------------------------------------------------

1996 Severance Charge > The Company recorded an $84 million severance charge ($50 million aftertax) in the fourth quarter of 1996 related to certain strategic actions taken to improve ongoing profitability. The severance charge reflected the culmination of a worldwide business unit economic performance review that was undertaken in the fourth quarter of 1996 to focus the Company on its core investment banking, equity and fixed income sales and trading areas. This formalized review resulted in personnel reductions of approximately 270 people across a number of underperforming fixed income and equity businesses, including exiting the precious metals business in the U.S., Europe and Asia; exiting energy trading in the U.S. and Europe; consolidating Asian fixed income risk management activities into one center in Tokyo; refocusing foreign exchange trading activities and combining the Company's New York Private Client Services offices. Additionally, the charge reflects various other strategic personnel reductions aimed at delayering management. The severance charge has led to personnel cost savings of approximately $90 million annually. The charge also resulted in a permanent decrease in nonpersonnel expenses of approximately $20 million annually. The Company intends to reinvest substantially all these


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
savings into certain businesses to expedite the Company's strategic initiatives; these actions are expected to result in improved operating revenues.

Cash outlays relating to the charge were approximately $19 million in the fourth quarter of 1996 and approximately $59 million during fiscal 1997. The remaining residual payments will be paid as deferred payment arrangements are completed.

1995 Restructuring Charge > During the fourth quarter of 1995, the Company recorded a charge of $97 million pretax ($58 million aftertax) for occupancy-related real estate and severance expenses. The occupancy-related real estate component of the charge, $80 million pretax ($48 million aftertax), resulted from a complete global review of the Company's real estate requirements at current headcount levels and the elimination of excess real estate, primarily in its New York, London and Tokyo locations. The charge included the cost to write-down the carrying value of leasehold improvements as well as the difference between expected operating costs and projected sublease recoveries. In addition, the restructuring charge included a $17 million pretax ($10 million aftertax) component related to severance payments made during the fourth quarter. The severance component of the charge related to payments made to terminated personnel arising from a fourth quarter formalized business unit productivity review.

================================================================================
note 16   QUARTERLY INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

The following information represents the Company's unaudited quarterly results of operations for 1997 and 1996. Certain amounts reflect reclassifications to conform to the current period's presentation. These quarterly results reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results. Revenues and earnings of the Company can vary significantly from quarter to quarter due to the nature of the Company's business activities.

                                                              1997                                        1996
                                           ----------------------------------------    ----------------------------------------
(in millions, except per share amounts)    NOV. 30    AUG. 31     MAY 31    FEB. 28    NOV. 30    AUG. 31     MAY 31    FEB. 29
===============================================================================================================================
Total revenues                              $4,609     $4,469     $3,806     $3,999     $3,813     $3,585     $3,476     $3,386
Interest expense                             3,586      3,398      2,952      3,074      2,745      2,863      2,643      2,565
-------------------------------------------------------------------------------------------------------------------------------
Net revenues                                 1,023      1,071        854        925      1,068        722        833        821
Non-interest expenses:
  Compensation
    and benefits                               519        543        433        469        542        366        422        416
  Other expenses                               239        247        249        237        247        240        242        246
  Severance                                                                                 84
-------------------------------------------------------------------------------------------------------------------------------
Total non-interest
  expenses                                     758        790        682        706        873        606        664        662
-------------------------------------------------------------------------------------------------------------------------------
Income before taxes                            265        281        172        219        195        116        169        159
Provision for
  income taxes                                  80         84         51         75         68         39         61         55
-------------------------------------------------------------------------------------------------------------------------------
Net income                                  $  185     $  197     $  121     $  144     $  127     $   77     $  108     $  104
-------------------------------------------------------------------------------------------------------------------------------
Net income
  applicable to
  common stock                              $  160     $  160     $  114     $  138     $  113     $   71     $  102     $   93
-------------------------------------------------------------------------------------------------------------------------------
Average common and
  common equivalent
  shares outstanding                         123.0      122.4      120.4      118.5      116.9      117.2      114.8      116.9
-------------------------------------------------------------------------------------------------------------------------------
Earnings per
  common share                              $ 1.30     $ 1.30     $ 0.95     $ 1.16     $ 0.96     $ 0.60     $ 0.89     $ 0.79
Dividends per
  common share                              $ 0.06     $ 0.06     $ 0.06     $ 0.06     $ 0.05     $ 0.05     $ 0.05     $ 0.05
Book value per
  common share (at period end)              $33.39     $31.86     $30.67     $29.76     $28.84     $27.74     $27.29     $26.41
-------------------------------------------------------------------------------------------------------------------------------


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
                                       94