Form 10-K405, Exhibit 13
period 1997-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 1998-02-27
CIK 806085

                                                                    EXHIBIT 13.3
SELECTED FINANCIAL DATA

The following table summarizes certain consolidated financial information based upon the Company's historical results included in the audited consolidated financial statements. During 1993, the Company completed the sales of three businesses: The Boston Company on May 21; LBI's domestic retail brokerage business (except for such business conducted under the Lehman Brothers' name) and substantially all of its asset management business (collectively, "Shearson") on July 31; and Shearson Lehman Hutton Mortgage Corporation ("SLHMC") on August 31. In the Company's historical consolidated financial statements, the operating results of The Boston Company are accounted for as a discontinued operation while the operating results of Shearson and SLHMC are included in the Company's results from continuing operations through their respective sale dates.

In addition, the Company's 1994 results presented below are for the eleven month period ended November 30, due to the Company's decision to change its year-end from December 31. For these reasons, the Company's 1994 results are not fully comparable with the prior year period.

                                                                           HISTORICAL FINANCIAL DATA
                                                        --------------------------------------------------------------
                                                                                          ELEVEN MONTHS  TWELVE MONTHS
                                                                                                  ENDED          ENDED
                                                        TWELVE MONTHS ENDED NOVEMBER 30     NOVEMBER 30    DECEMBER 31
                                                        --------------------------------  -------------  -------------
(in millions, except Per share and Other data)             1997         1996        1995        1994           1993
======================================================================================================================
Consolidated statement of income
Revenues:
  Principal transactions                                $   1,418    $   1,579   $   1,393   $   1,345       $   2,055
  Investment banking                                        1,318          981         801         572             972
  Commissions                                                 423          362         450         445           1,316
  Interest and dividends                                   13,635       11,298      10,788       6,761           5,840
  Other                                                        89           40          44          67             491
----------------------------------------------------------------------------------------------------------------------
    Total revenues                                         16,883       14,260      13,476       9,190          10,674
  Interest expense                                         13,010       10,816      10,405       6,452           5,368
----------------------------------------------------------------------------------------------------------------------
    Net revenues                                            3,873        3,444       3,071       2,738           5,306
----------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
  Compensation and benefits                                 1,964        1,747       1,544       1,413           2,989
  Other expenses                                              972          976       1,061       1,084           1,603
  Loss on sale of Shearson                                                                                         535
  Severance and other charges                                               84          97          48             152
----------------------------------------------------------------------------------------------------------------------
    Total non-interest expenses                             2,936        2,807       2,702       2,545           5,279
----------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before taxes and cumulative effect
  of changes in accounting principles                         937          637         369         193              27
Provision for income taxes                                    290          221         127          67             318
----------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
  before cumulative effect of changes in
  accounting principles                                       647          416         242         126            (291)
Income from discontinued operations                                                                                189
Cumulative effect of changes in
  accounting principles, net of taxes                                                              (13)
----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                       $     647    $     416   $     242   $     113       $    (102)
----------------------------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stock            $     572    $     378   $     200   $      75       $    (150)
----------------------------------------------------------------------------------------------------------------------
Consolidated statement of financial
  condition (at period end)
  Total assets                                          $ 151,705    $ 128,596   $ 115,303   $ 109,947       $  80,474
  Total assets excluding matched book(a)                  108,099       96,256      79,069      72,457          54,428
  Long-term debt(b)                                        20,261       15,922      12,765      11,321           9,899
  Total stockholders' equity                                4,523        3,874       3,698       3,395           2,052
  Total capital(c)                                         24,784       19,796      16,463      14,716          11,951
----------------------------------------------------------------------------------------------------------------------
Per share data(d)
  Income (loss) from continuing operations
    before cumulative effect of change
    in accounting principle                             $    4.72    $    3.24   $    1.76   $    0.81       $   (3.20)
  Discontinued operations                                                                                         1.79
  Cumulative effect of change in
    accounting principle                                                                         (0.12)
  Net income (loss)                                     $    4.72    $    3.24   $    1.76   $    0.69       $   (1.41)
  Dividends declared per common share                        0.24         0.20        0.20       0.175
  Book value per common share (at period end)               33.39        28.84       25.67       24.35
----------------------------------------------------------------------------------------------------------------------
Other data (at period end)
   Ratio of total assets to total stockholders' equity      33.5x        33.2x       31.2x       32.4x           39.2x
   Ratio of total assets excluding matched book to
     total stockholders' equity (a)                         23.9x        24.8x       21.4x       21.3x           26.5x
   Return on common equity (annualized)                     15.6%        12.1%        7.1%        4.0%
   Employees                                                8,340        7,556       7,771       8,512           9,300
----------------------------------------------------------------------------------------------------------------------


LEHMAN BROTHERS                                               1997 ANNUAL REPORT

As noted previously, the Company's historical consolidated financial statements are not fully comparable, due to the sales of three significant businesses in 1993 and the eleven month reporting period presented for 1994. To facilitate an understanding of the Company's results, included below is a table reflecting the results of the ongoing businesses of the Company (the "Lehman Businesses") for the twelve months ended November 30, 1997, 1996 and 1995, the eleven months ended November 30, 1994 and the year ended December 31, 1993.

                                                                             LEHMAN BUSINESSES
                                                  ----------------------------------------------------------------
                                                                                    ELEVEN MONTHS    TWELVE MONTHS
                                                                                            ENDED            ENDED
                                                  TWELVE MONTHS ENDED NOVEMBER 30     NOVEMBER 30      DECEMBER 31
                                                  -------------------------------   -------------    -------------
(in millions, except Financial ratios)               1997        1996        1995            1994             1993
==================================================================================================================
Consolidated statement of income
Revenues:
  Principal transactions                          $ 1,418     $ 1,579     $ 1,393         $ 1,345          $ 1,732
  Investment banking                                1,318         981         801             572              802
  Commissions                                         423         362         450             445              488
  Interest and dividends                           13,635      11,298      10,788           6,761            5,679
  Other                                                89          40          44              67               79
------------------------------------------------------------------------------------------------------------------
    Total revenues                                 16,883      14,260      13,476           9,190            8,780
  Interest expense                                 13,010      10,816      10,405           6,452            5,225
------------------------------------------------------------------------------------------------------------------
    Net revenues                                    3,873       3,444       3,071           2,738            3,555
------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
  Compensation and benefits                         1,964       1,747       1,544           1,413            1,825
  Other expenses                                      972         976       1,061           1,084            1,133
  Severance and other charges                                      84          97              48               32
------------------------------------------------------------------------------------------------------------------
    Total non-interest expenses                     2,936       2,807       2,702           2,545            2,990
------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before taxes and cumulative effect of
  changes in accounting principles                    937         637         369             193              565
Provision for income taxes                            290         221         127              67              210
------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  cumulative effect of changes in accounting
  principles                                      $   647     $   416     $   242         $   126          $   355
------------------------------------------------------------------------------------------------------------------
Financial ratios (%):
  Compensation and benefits/net revenues(e)          50.7        50.7        50.8            51.6             5l.4
  Pretax operating margin                            24.2        18.5        12.0             7.0             15.9
  Effective tax rate(e)                                31          35          35              34               37
  Return on common equity (annualized)               15.6        12.1         7.1             4.0
------------------------------------------------------------------------------------------------------------------

(a) Matched book represents "securities purchased under agreements to resell" ("reverse repos") to the extent that such balance is less than "securities sold under agreements to repurchase" ("repos") as of the statement of financial condition date. Several nationally recognized rating agencies consider such reverse repos to be a proxy for matched book assets when evaluating the Company's capital strength and financial ratios. Such agencies consider matched book assets to have a low risk profile and exclude such amounts in the calculation of leverage (total assets divided by total stockholders' equity). Although there are other assets with similar risk characteristics on the Company's Consolidated Statement of Financial Condition, the exclusion of reverse repos from total assets in this calculation reflects the fact that these assets are matched against liabilities of a similar nature, and therefore require minimal amounts of capital support. Accordingly, the Company believes the ratio of total assets excluding matched book to total stockholders' equity to be a more meaningful measure of the Company's leverage.

(b) Long-term debt includes senior notes and subordinated indebtedness.

(c) Total capital includes total stockholders' equity and long-term debt.

(d) Earnings per common share data for the year ended 1993 includes Common Stock issued as of May 31, 1994.

(e) For the twelve months ended November 30,1995, excludes the effect of the sale of Omnitel.


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
                                       96