Form 10-K405, Exhibit 13
period 1997-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 1998-02-27
CIK 806085

                                                                    EXHIBIT 13.4
================================================================================
OTHER STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

ANNUAL MEETING

The annual meeting of stockholders of Lehman Brothers Holdings Inc. will be held on Tuesday, March 31, 1998 at 10:30 a.m. at 3 World Financial Center, 26th Floor, 200 Vesey Street, New York, NY 10285.

TRANSFER AGENT AND REGISTRAR

Questions regarding dividends, transfer requirements, lost certificates, changes of address, direct deposit of dividends, the dividend reinvestment and optional cash purchase program, or other inquiries from registered stockholders should be directed to:

Bank of Boston
c/o Boston EquiServe, L.P.
Mailstop 45-02-64
P.O. Box 644
Boston, MA 02102-0644
Telephone: (800) 730-6001

DIVIDEND PAYMENTS

Dividends on common stock are generally payable, following declaration by the Board of Directors, on the last business day of February, May, August and November. The annual dividend rate for fiscal 1997 was $0.24 per common share. The Company recently announced an annual common stock dividend policy of $0.30 per share. Direct deposit of dividends is available to registered stockholders with U.S. bank accounts. For more information regarding this program, contact the Company's Transfer Agent listed above.

DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASE PROGRAM

This program allows registered stockholders of twenty-five or more shares to automatically reinvest their dividends. The program also permits voluntary optional cash purchases of common stock up to a maximum of $15,000 a quarter. All stockholders of record are eligible to participate in the optional cash purchase program. Lehman Brothers absorbs all bank service charges and stock purchase fees under the terms of the program. Additional information and enrollment forms can be obtained from the Company's Transfer Agent listed above.

FORM 10-K

Lehman Brothers will make available upon request copies of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Requests may be directed to:

Jennifer Marre
Corporate Secretary
Lehman Brothers Holdings Inc.
3 World Financial Center, 24th Floor
New York, NY 10285
Telephone: (212) 526-1936
E-mail:
jennifer_marre@usccmail.lehman.com

INVESTOR INQUIRIES

Investor inquiries may be directed to:

Shaun K. Butler
Investor Relations
Lehman Brothers Holdings Inc.:
3 World Financial Center, 10th Floor
New York, NY 10285
Telephone: (212) 526-8381
E-mail:
shaun_k._butler@usccmail.lehman.com

Additional copies of this Annual Report may be obtained through:

Corporate Communications
Lehman Brothers Holdings Inc.
3 World Financial Center, 10th Floor
New York, NY 10285
Telephone: (212) 526-1829
E-mail:
melody_fitzgerald@usccmail.lehman.com

WORLD WIDE WEB

Financial statement filings, stockholder information, press releases and general news about the Company also may be accessed via the World Wide Web at the following address:

http://www.lehman.com

================================================================================
PRICE RANGE OF COMMON STOCK
--------------------------------------------------------------------------------

The common stock of Lehman Brothers Holdings Inc. is listed on the New York and Pacific Stock Exchanges under the trading symbol LEH. As of January 14, 1998, there were 25,480 holders of record of the Company's common stock. On January 14, 1998, the last reported sales price of the Company's common stock was $52.6875.

                                             THREE MONTHS ENDED
             -----------------------------------------------------------------------------
                            1997                                      1996
             ------------------------------------    -------------------------------------
             NOV. 30   AUG. 31   MAY 31   FEB. 28    NOV. 30   AUG. 31   MAY 31    FEB. 29
==========================================================================================
High         $56 1/8   $52        $41     $36 3/8    $29 3/8   $26       $27       $26
Low          $43 1/8   $37 3/4    $29     $29 1/8    $20 7/8   $21 1/8   $22 1/8   $20 1/4


LEHMAN BROTHERS                                               1997 ANNUAL REPORT
                                       98