Form 10-K405, Exhibit 13
period 1998-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 1999-02-26
CIK 806085

                                                                    Exhibit 13.1

---------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
---------------------------------------------------------------


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

The generally favorable market and economic conditions that characterized fiscal 1997 continued throughout most of 1998, leading to increased industrywide revenues and to record levels of earnings and net revenues for the Company. The first eight months of fiscal 1998 were characterized by favorable fixed income spreads, strong investor demand, high valuations, low interest rates and significant merger and acquisition activity. However, by mid-August, instability in various emerging markets surfaced and dramatically changed the market landscape over the course of the next three months as spreads widened in core U.S. fixed income markets and major equity market indices experienced sharp declines. As a result of these factors, the IPO market was virtually halted in September, as investors sought safe havens.

In response to fears that the global capital markets turmoil would impact the U.S. economy, the Federal Reserve (the "Fed") reduced interest rates three times. A number of European central banks also engaged in a coordinated series of interest rate cuts. The equity markets responded positively to the Fed easings, with the Dow Jones returning 21%, the S&P 22%, and the NASDAQ 30% from August 31 to November 30. The equity new issue market was revived in late October, initially by large, liquid issues and later by Internet-related IPOs. Despite the record levels of equity and equity- related issuance during the first eight months of fiscal 1998, total equity underwriting volume was significantly affected by the August-October slowdown. The total completed volume of equity-related offerings was 6.4% lower in fiscal 1998 than in fiscal 1997.

FIXED INCOME Following relative stability for the first half of the year, turmoil erupted in many emerging markets in mid-August. Markets were buffeted by concerns about the lingering Asian economic troubles, which spread to Russia and still threaten Latin America, as well as political uncertainty in Washington. The trigger concerns were exacerbated by a Russian technical default on certain types of ruble-denominated debt and an effective devaluation of the ruble. As investors sought safe havens, U.S. Treasury and European government bond yields moved sharply lower, while spreads on core fixed income products widened dramatically.

The widening of bond spreads prompted further concerns about a credit crunch that could threaten the continued expansion of the U.S. economy. The Fed, taking note of the increasing risks, stepped in to aggressively ease the Federal Funds rate by 75 basis points within two months to alleviate concern about the growth and stability of the U.S. and global economies.

These factors influenced U.S. and European government bond markets. Ten-year U.S. Treasury yields touched a new historic low of 4.2% in early October -- a fall of 155 basis points from the beginning of the fiscal year before ending the year at just over 4.71%. The Fed's rate cuts coincided with a wave of international cuts that helped stabilize the higher yielding markets. Yields on ten-year German Bunds fell even more than comparable Treasuries -- by just under 170 basis points, to a new low of 3.77% before ending the fiscal year slightly off their global lows of 4%.

EQUITIES In 1998, the U.S. equity markets experienced the most volatile year since the crash of 1987. Still, the major stock market indices established new records in 1998 despite suffering a 20% peak-to-trough decline that almost equaled the recession-related decline in 1990. For the year ended November 30, 1998, the S&P 500 Index returned 22%. Equity prices continued to be helped by a benign inflation and interest rate environment. Inflation remained below 2% for the year ended November 1998, while long-term interest rates declined. Given that there was no appreciable earnings growth, price/earnings multiple expansion was the primary driver of market performance.

European equity markets performed strongly over the 12 months to November 1998, with the FT/S&P European Index achieving a handsome return of 27% in dollar terms. The domestic environment was highly supportive, with regional bond yields declining over 150 basis points in aggregate. However, the crisis across emerging markets and, in particular, events in Russia, resulted in extremely turbulent market conditions in the last four months of the year. From their peak in mid-July, European equities lost 26% of their value before recouping over half these losses, as a series of policy initiatives rebuilt market confidence. Despite the turmoil, European trading volumes remained healthy, with average turnover levels up on the previous year.

Outside Europe, equity returns were negative for the year as a whole. In the Far East, equities lost 4% of their value in dollar terms (as measured by the FT/S&P Pacific Basin Index), although the equity markets outside of Japan experienced a dramatic turnaround in the last quarter. Sharp decreases in local interest and inflation rates, alongside some tentative signs of cyclical improvement and progress on fundamental reform allowed the region's equity markets to rise 46% from their trough at the start of September. The Japanese market failed to enjoy such a rebound, as economic output continued to contract and much of the corporate sector remained mired in excessive balance sheet leverage and low profitability. Latin American equities fared the worst over the year, declining 23% in dollar terms (as measured by the IFC Latin America Investable Index) as the Russian crises prompted investors to turn their attention to the fundamental imbalances in the region, especially Brazil's large fiscal deficit.

CORPORATE FINANCE ADVISORY Corporate Finance Advisory activities continued at record levels throughout fiscal 1998, despite the global market turmoil caused by economic uncertainties throughout the world. Coming off a strong pace in 1997, the volume of announced transactions surged in 1998 to over $2.5 trillion while the volume of completed transactions totaled a record $2.1 trillion. This record volume of merger and acquisition activity continued to reflect the trend of consolidation, deregulation and globalization across industry sectors and across borders.

The financial services industry is cyclical. Fiscal 1998 results reflected this as the Company alternated between eight strong months followed by three weak months only to end the year on a high note. As a result, the Company's businesses are evaluated across market cycles for operating profitability and their contribution to the Company's long-term strategic objectives. The Company strives to minimize the effects of economic downturns through its diversified revenue base; stringent cost controls, global presence, and risk management practices.

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

                                RESULTS OF OPERATIONS

SUMMARY The Company reported record net income of $736 million and record earnings per share of $5.19 for 1998. These results built on the strong foundations for growth and profitability established in earlier years and demonstrate the impact of the Company's strategy to grow its high margin businesses within investment banking, equities, certain fixed income products, merchant banking and the high-net-worth retail business. The Company's shift in revenue mix in favor of these high margin businesses resulted in a more diversified revenue base and helped increase the Company's operating margin to 25.6% in 1998 from 24.2% in 1997. Also contributing to these record results was the Company's continued aggressive management of expenses. Non-personnel expenses were relatively flat even though revenues increased 6%. The compensation and benefits ratio remained constant at 50.7% of net revenues.

For 1997, the Company reported net income of $647 million and earnings per share of $4.72, driven by continued strength in all of the Company's major businesses including equities, fixed income and investment banking. The Company began to realize the benefits associated with its strategy to grow certain high margin businesses. These results were achieved in worldwide markets which were extremely favorable during the early portion of the year and became volatile in the latter portion of the year. The overall favorable market conditions led to a second straight year of near-record industrywide underwriting volumes and a record year in worldwide merger and acquisition activity.

For 1996, the Company reported net income of $416 million, including a $50 million after-tax severance charge. The Company's 1996 results reflected strong performances across all of the Company's major businesses. Fixed income sales and trading and investment banking activities were responsible for the majority of the increased net revenues and net income compared to 1995. The Company's results were positively affected by favorable market conditions, which led to near record underwriting volumes, record levels for many worldwide equity indices and a record year in worldwide merger and acquisition activity.

NET REVENUES Net revenues were $4,113 million for 1998, $3,873 million for 1997 and $3,444 million for 1996. During 1998, the Company continued to build its global franchise. The increase in net revenues from 1997 levels reflects the Company's long-term strategy of growing high margin businesses, such as investment banking, equities and private client services. These businesses enjoyed strong results and helped to offset a difficult fixed income environment.

In 1997, net revenues increased in all of the major business units led by increased customer flow activity, a strong global market for mergers and acquisitions and increased levels of worldwide debt and equity underwriting. The increase in net revenues in 1996 reflected a general strengthening in customer-related trading activities in a number of fixed income product areas, increased levels of worldwide debt and equity underwriting, and improved merger and acquisition results.

Since 1990, Lehman Brothers has focused on a "client/customer-driven" strategy. Under this strategy, Lehman Brothers concentrates on serving the needs of major issuing and advisory clients and investing customers worldwide to build an increasing flow of business that leverages the Company's research, underwriting and distribution capabilities. Customer flow continues to be the primary source of the Company's net revenues. In addition to its customer flow activities, the Company also takes proprietary positions based upon expected movements in interest rate, foreign exchange, equity and commodity markets in both the short- and long-term. The Company's success in this area is dependent upon its ability to anticipate economic and market trends and to develop trading strategies that capitalize on these anticipated changes. Consistent with the Company's client/customer-driven strategy, proprietary trading activities accounted for only approximately 10% of net revenues in 1998, and 14% in both 1997 and 1996. The Company believes its client/customer-driven strategy has historically mitigated the level of net trading revenue volatility.

The Company, through its subsidiaries, is a market-maker in all major equity and fixed income products in both the domestic and international markets. In order to facilitate its trading activities, the Company is a member of all principal securities and commodities exchanges in the United States and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Milan and Paris stock exchanges. Net revenues from non-U.S. sources as a percentage of total net revenues were 35% for 1998. As part of its market-making activities, the Company maintains inventory positions of varying amounts across a broad range of financial instruments, which are marked-to-market on a daily basis and, along with the Company's proprietary trading positions, give rise to principal transactions revenues.

Net revenues from the Company's market-making and trading activities in fixed income and equity products are recognized as either principal transactions or net interest revenues, depending upon the method of financing and/or hedging related to specific inventory positions. The Company evaluates its trading strategies on an overall profitability basis which combines both principal transactions revenues and net interest. Therefore, changes in net interest should not be viewed in isolation but should be viewed in conjunction with revenues from principal transactions. During 1998, combined principal transactions and net interest revenues decreased slightly from 1997. Principal transactions revenues declined due to decreased customer flow in fixed income driven by the severe spread widening in core U.S. fixed income markets in the later portion of the year. This was offset by improved performance in foreign exchange, high yield and equity derivatives. Net interest revenues increased as a result of an increase in interest bearing assets and a shift in the composition of the Company's fixed income portfolio towards higher yielding products.

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

In the following table, the Company has been segregated into four major business units: Fixed Income, Equity, Corporate Finance Advisory and Merchant Banking. Each business unit represents a grouping of financial activities and products with similar characteristics. These business activities result in revenues from both institutional and high-net worth retail clients and customers that are recognized in multiple revenue categories contained in the Company's Consolidated Statement of Income. Net revenues by business unit contain certain internal allocations, including funding costs, which are centrally managed.

                                 Twelve Months Ended November 30, 1998

                               Principal
                        Transactions and                    Investment
                            Net Interest    Commissions        Banking          Other          Total
----------------------------------------------------------------------------------------------------
Fixed Income                      $1,638         $   38         $  581         $  (65)        $2,192
Equity                               351            458            309              3          1,121
Corporate Finance Advisory            (5)                          511                           506
Merchant Banking                     (18)                          181                           163
Other                                 27             17                            87            131
----------------------------------------------------------------------------------------------------
                                  $1,993         $  513         $1,582         $   25         $4,113
----------------------------------------------------------------------------------------------------

                                 Twelve Months Ended November 30, 1997

                               Principal
                        Transactions and                    Investment
                            Net Interest    Commissions        Banking          Other          Total
----------------------------------------------------------------------------------------------------
Fixed Income                      $1,749         $   41         $  380         $   16         $2,186
Equity                               296            365            342              7          1,010
Corporate Finance Advisory            (5)                          328                           323
Merchant Banking                      (6)                          266                           260
Other                                  9             17              2             66             94
----------------------------------------------------------------------------------------------------
                                  $2,043         $  423         $1,318         $   89         $3,873
----------------------------------------------------------------------------------------------------


                                 Twelve Months Ended November 30, 1996

                               Principal
                        Transactions and                    Investment
                            Net Interest    Commissions        Banking          Other          Total
----------------------------------------------------------------------------------------------------

Fixed Income                      $1,793         $   57         $  307         $    8         $2,165
Equity                               275            286            280              3            844
Corporate Finance Advisory                                         249                           249
Merchant Banking                     (18)                          138                           120
Other                                 11             19              7             29             66
----------------------------------------------------------------------------------------------------
                                  $2,061         $  362         $  981         $   40         $3,444
----------------------------------------------------------------------------------------------------


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

Fixed income revenues were $2,192 million for 1998, $2,186 million for 1997 and $2,165 million for 1996. During 1998 and 1997, the Company continued to focus its resources and efforts towards growing its market share in higher margin products. The Company's fixed income business benefited in 1998 from improved performance in high yield, primarily due to increased syndicate activity and increased revenues in foreign exchange from strong customer flow activity. High yield benefited from an increased volume of lead managed underwritings. Lehman acted as lead-manager for over $7.9 billion offerings in calendar 1998 up from $6.3 billion in calendar 1997. These improvements were offset in the latter part of the year by severe spread widening in core U.S. fixed income markets.

Investment banking revenues as a component of fixed income revenues, increased to $581 million for the year ended 1998 from $380 million for the year ended 1997 primarily due to increased high yield related issuances. Lehman Brothers lead-managed fixed income offerings in calendar 1998 increased 38% with underwritings of $183 billion compared to underwritings of $133 billion in calendar 1997 based on information supplied by Securities Data Company.

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

EQUITY Equity net revenues reflect customer flow activities (both institutional and high-net-worth retail), secondary trading, equity underwriting, equity finance, equity derivatives and arbitrage activities. Equity revenues were $1,121 million for 1998, $1,010 million for 1997 and $844 million for 1996.

Equity revenues increased 11% versus fiscal 1997 primarily due to the successful redirection of the company's resources into higher margin businesses such as equity derivatives and equity finance, coupled with an overall favorable equities environment. Overall performance in equities withstood the economic turbulence suffered late in the year due to increased institutional and private client customer flow and favorable trading strategies, as well as the continued growth of the equity derivatives business.

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

CORPORATE FINANCE ADVISORY Corporate finance advisory net revenues, classified in the Consolidated Statement of Income as a component of investment banking revenues, result primarily from fees earned by the Company in its role as strategic advisor to its clients. This role primarily consists of advising clients on mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings, and a variety of cross-border transactions. The net revenues for corporate finance advisory increased in 1998 to $506 million from $323 million in 1997 and from $249 million in 1996. The increased revenues reflected improved market share as a result of the Company's decision to invest additional resources in this business as well as continued strength in the overall merger and acquisition market environment. For completed M&A transactions, Lehman has improved its worldwide ranking from #10 to #6, increasing its market share from 5.2% to 13.2%, for the 1998 calendar year based on data supplied by Securities Data Company. The Company ended fiscal 1998 with a transaction pipeline which stood at $55 billion in terms of total dollar value based on information supplied by Securities Data Company.

MERCHANT BANKING The Company is the general partner for nine active merchant banking partnerships. Current merchant banking investments held by the partnerships include both publicly traded and privately held companies. Merchant banking net revenues represent the Company's proportionate share of net realized and unrealized gains and losses from the sale and revaluation of investments held by the partnerships and advisory fees earned in its capacity as general partner to the partnerships. These gains generally fluctuate based on the number, type, age and performance of the underlying investments. Such amounts are classified in the Consolidated Statement of Income as a component of investment banking revenues. Merchant banking net revenues also reflect the net interest expense relating to the financing of the Company's investments in the partnerships. Merchant banking net revenues were $163 million, $260 million and $120 million for 1998, 1997 and 1996, respectively.

NON-INTEREST EXPENSES During 1998, the Company's non-interest expenses totaled $3,061 million, an increase of 4% over 1997's non-interest expenses of $2,936 million. Non-interest expenses were $2,807 million for 1996, including a severance charge of $84 million. Excluding this special charge, non-interest expenses were $2,723 million for 1996.

                                                   Twelve months ended
                                                           November 30

[in millions]                       1998           1997           1996
----------------------------------------------------------------------
Compensation and benefits         $2,086         $1,964         $1,747
Nonpersonnel(1)                      975            972            976
Severance                                                           84
----------------------------------------------------------------------
   Total non-interest expenses    $3,061         $2,936         $2,807
----------------------------------------------------------------------
Compensation and benefits/
  Net revenues                     50.7%          50.7%          50.7%
Nonpersonnel expenses(1)/
  Net revenues                     23.7%          25.1%          28.3%

(1)  Nonpersonnel expenses excluding severance charge.



Compensation and benefits expenses increased in 1998 to $2,086 million from $1,964 million in 1997 and $1,747 million in 1996 as a result of higher net revenues. However, the Company maintained its compensation and benefits expense to net revenue ratio at 50.7% for 1998, 1997 and 1996. Nonpersonnel expenses were relatively unchanged at $975 million, $972 million and $976 million for 1998, 1997 and 1996, respectively. More significantly, the Company was able to effectively control its level of nonpersonnel expenses as evidenced by a decline in the nonpersonnel expense to net revenue ratio reflecting the continued focus on expense management. This was all accomplished while net revenues increased 6% in 1998 compared to

1997 and 12% in 1997 compared to 1996. The benefits of the Company's reduction of its nonpersonnel expense level are that profit margins and earnings have improved significantly.

1996 SEVERANCE CHARGE The Company recorded an $84 million severance charge ($50 million after-tax) in the fourth quarter of 1996 related to certain strategic actions taken to improve ongoing profitability. The 1996 severance charge reflected the culmination of a worldwide business unit economic performance review that was undertaken in the fourth quarter of 1996 to focus the Company on its core investment banking, equity and fixed income sales and trading areas. This formalized review resulted in personnel reductions of approximately 270 people across a number of underperforming fixed income and equity businesses, including exiting the precious metals business in the U.S., Europe and Asia; exiting energy trading in the U.S. and Europe; consolidating Asian fixed income risk management activities into one center in Tokyo; refocusing foreign exchange trading activities, and combining the Company's New York Private Client Services offices. Additionally, the charge reflects various other strategic personnel reductions aimed at delayering management. Cash outlays relating to the charge were approximately $19 million in the fourth quarter of 1996 and approximately $59 million during 1997. The remaining residual payments were paid as deferred payment arrangements were completed.

INCOME TAXES The Company had an income tax provision of $316 million, $290 million and $221 million for 1998, 1997 and 1996, respectively. The effective tax rate for the Company was 30% for 1998, 31% for 1997 and 35% for 1996. The lower effective tax rates in 1998 and 1997 reflect an increase in tax-exempt income. The 1996 income tax provision includes a tax benefit of $34 million related to the 1996 severance charge.

The Company's net deferred tax assets increased by $281 million to $596 million at November 30, 1998 from $315 million at November 30, 1997. It is anticipated that the Company's net deferred tax assets will be realized through future earnings.

                           LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW As a leading global investment bank that actively participates in the global capital markets, the Company has large and diverse capital requirements. Many of the business lines in which the Company operates are capital intensive. Capital is required to finance, among other things, the portion of the Company's securities inventories not funded on a secured basis, merchant banking activities and investments in fixed assets. The Company's primary activities are based on the execution of customer-related transactions. This flow of customer business supports the rapid asset turnover rate of the Company's inventory.

The Company's balance sheet consists primarily of cash and cash equivalents, securities and other financial instruments owned, and collateralized short-term financing agreements. The liquid nature of these assets provides the Company with flexibility in financing and managing its business. The majority of these assets are funded on a secured basis through collateralized short-term financing agreements with the remaining assets being funded through unsecured financing and Capital.

FUNDING AND CAPITAL POLICIES The Company's Finance Committee is responsible for establishing and managing the funding and liquidity policies of the Company. These policies include recommendations for capital and balance sheet size as well as the allocation of capital and balance sheet to product areas. Members of the Company's treasury department and business unit financing groups work with the Finance Committee to ensure coordination of global funding efforts and implementation of the funding and liquidity policies. Regional asset and liability committees aligned with the Company's geographic funding centers are responsible for implementing funding strategies for their respective regions.

The primary goal of the Company's funding policies is to provide sufficient liquidity and availability of funding sources to meet the needs of the Company's businesses. The key elements of these policies are to:

          [GRAPHIC OMITTED]             (1) Maintain a Total Capital structure
                                        that supports the business activities in which the Company is engaged.

                                        The Company is one of the most highly
                                        capitalized global investment banking
                                        firms with $32.8 billion in Total
                                        Capital. The Company manages Total
                                        Capital, defined as long-term debt,
                                        preferred stock and common stockholders' equity, on a business and product level. The determination of the amount of Total Capital assigned to each business and product is a function of asset quality, market risk, liquidity and regulatory capital requirements. The Company reallocates its capital to businesses based upon their ability to obtain targeted returns, perceived opportunities in the marketplace and the Company's long-term strategy. The Company strives to have sufficient Total Capital to meet its anticipated long-term capital needs which are driven by cash capital (liquidity), regulatory capital and market and credit risk requirements, and continually monitors its Total Capital needs by employing models which measure its market, credit and liquidity risks.

                                        (2) Minimize liquidity and refinancing
risk by funding the Company's assets on a global basis primarily with secured liabilities.

The Company continually reviews its mix of long- and short-term borrowings as it relates to maturity matching and the availability of secured and unsecured financing. In general, the Company finances its equity investments in its subsidiaries with stockholders' equity and the subordinated capital of subsidiaries is financed with a combination of subordinated and senior long-term debt. Inventories and other short-term assets are financed with a combination of short-term funding, long-term debt and stockholders' equity. Fixed assets, property, plant and equipment are generally financed with longer-dated fixed rate debt. Where the Company deems it to be appropriate and to minimize currency risks, foreign currency denominated assets are financed with corresponding foreign currency denominated liabilities.

(3) Obtain diversified funding through a global investor base which increases liquidity and reduces concentration risk.

The Company obtains global funding from both the banking community and short- and long-term investors through its centers in New York, London, Tokyo, Hong Kong and Frankfurt. In addition to maintaining geographic diversification, the Company also utilizes a broad range of debt instruments, which it issues in varying maturities and currencies.

The Company issues both commercial paper and other short-term debt instruments, including master notes, corporate and retail deposits, and bank borrowings under uncommitted lines of credit and other uncommitted arrangements. To reduce liquidity and concentration risk, the Company limits its exposure to any single investor or type of investor.

(4) Maintain funding availability in excess of actual utilization.

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

(5) Maintain sufficient financial resources to enable the Company to meet its obligations in periods of financial stress through a combination of collateralized short-term financings and Total Capital. Financial stress is defined as any event which severely constrains the Company's access to unsecured funding sources.

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

SHORT-TERM FUNDING The Company strives to maximize the portion of the Company's balance sheet that is funded through collateralized borrowing sources, which in turn minimizes the reliance placed upon unsecured short-term debt. Collateralized borrowing sources include cash market securities and other financial instruments sold but not yet purchased, as well as collateralized short-term financings, defined as securities sold under agreements to repurchase ("repos") and securities loaned. Because of their secured nature, OECD government repos and other investment grade types of collateralized borrowings are less credit-sensitive and have historically been a stable financing source irrespective of market conditions.

The amount of the Company's collateralized borrowing activities will vary reflecting changes in the mix and overall levels of securities and other financial instruments owned which are driven by strategic business objectives and global market conditions. The majority of the Company's assets are funded with collateralized borrowing sources. At November 30, 1998 and 1997, $92 billion and $94 billion, respectively, of the Company's total balance sheet of $154 billion and $152 billion at November 30, 1998 and 1997, respectively, were financed using collateralized borrowing sources.

As of November 30, 1998 and 1997, commercial paper and short-term debt outstanding was $6.7 billion and $7.8 billion, respectively. Of these amounts, commercial paper outstanding as of November 30, 1998 was $3.6 billion compared to $3.9 billion as of November 30, 1997.

Holdings maintains a Revolving Credit Agreement (the "Credit Agreement") with a syndicate of banks. Under the terms of the Credit Agreement, the banks have committed to provide up to $2 billion for up to 364 days. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of Holdings. The Credit Agreement contains covenants which require, among other things, that the Company maintain specified levels of liquidity and tangible net worth, as defined.

In July 1998, the Company entered into a new $1 billion Committed Securities Repurchase Facility (the "Facility") for LBIE, the Company's major operating entity in Europe. The Facility provides secured multi-currency financing for a broader range of collateral types than LBIE's previous committed secured credit facility. Under the terms of the Facility, the bank group will agree to provide funding for up to one year on a secured basis. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of Holdings. The Facility contains covenants which require, among other things, that LBIE maintain specified levels of tangible net worth.

There are no borrowings outstanding under either the Credit Agreement or the Facility. The Company may use the Credit Agreement and the Facility for general corporate purposes from time to time. The Company has maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

TOTAL CAPITAL As part of the Company's liquidity plan, the Company increased its Total Capital base in 1998 to $32.8 billion at November 30, 1998 from $24.8 billion at November 30, 1997 primarily due to an increase in long-term debt, preferred equity and the retention of earnings.

                                                           November 30

[in millions]                       1998           1997           1996
----------------------------------------------------------------------
LONG-TERM DEBT
   Senior Notes                  $23,873        $17,049        $12,571
   Subordinated Indebtedness       3,468          3,212          3,351
----------------------------------------------------------------------
                                  27,341         20,261         15,922

STOCKHOLDERS' EQUITY
   Preferred Equity                  908            508            508
   Common Equity                   4,505          4,015          3,366
----------------------------------------------------------------------
                                   5,413          4,523          3,874
----------------------------------------------------------------------
Total Capital                    $32,754        $24,784        $19,796
----------------------------------------------------------------------

          [GRAPHIC OMITTED]             During 1998, the Company issued $11.7
                                        billion in long-term debt, which was
                                        $7.0 billion in excess of its maturing
                                        debt. Long-term debt increased to $27.3
                                        billion at November 30, 1998 from $20.3
                                        billion at November 30, 1997 with a
                                        weighted-average maturity of 3.5 years
                                        at November 30, 1998 and 4.1 years at
                                        November 30, 1997.

                                        At November 30, 1998, the Company had
                                        approximately $9.1 billion available for the issuance of debt securities under various shelf registrations and debt programs.

                                        The increase in Total Capital also
                                        reflects an increase in stockholders'
                                        equity to $5.4 billion at November 30,
                                        1998 from $4.5 billion at November 30,
                                        1997. The net increase in stockholders'
                                        equity was primarily due to the
                                        retention of earnings, the issuance of
                                        Preferred Stock (Series C and D) and
                                        amortization of RSU awards under the
                                        Company's employee stock award plans,
                                        partially offset by the repurchase of
                                        treasury stock and the payment of both
                                        common and preferred dividends.

To broaden and increase the level of employee ownership in Holdings, the Company utilizes several stock-based compensation plans. Since 1994, the Company has made Restricted Stock Unit ("RSU") awards to its employees as a portion of total compensation in lieu of cash, subject to vesting and transfer restrictions. Approximately 5.9 million, 3.8 million and 5.2 million RSUs were amortized into stockholders' equity in 1998, 1997 and 1996, respectively. RSU amortization was $221 million, $162 million and $136 million in 1998, 1997 and 1996, respectively, net of cancellations. During 1998 and 1997, the Company repurchased or acquired shares of its Common Stock at an aggregate cost of $469 million and $77 million (approximately 8.6 million shares and 1.6 million shares, respectively). These shares are being reserved for future issuances under employee stock-based compensation plans.

During 1997, the Company established a trust (the "RSU Trust") in order to provide common stock voting rights to employees who hold outstanding RSUs and to encourage employees to think and act like owners. The RSU Trust was initially funded with a total of 16 million shares valued at $325 million consisting of 5 million treasury shares, for RSU awards under the Employee Incentive Plan and 11 million new issue shares of Common Stock, for RSU awards under the 1994 Management Ownership Plan. In 1998, the Company transferred an additional 2.5 million shares into the RSU Trust valued at $107 million. At November 30, 1998, approximately 18.1 million shares were held in the RSU Trust.

In January 1998, the Company announced its intention to repurchase up to 4.5 million common shares during the fiscal year and to increase the common dividend by 25%. In September 1998, the Company announced its intention to repurchase an additional 7.5 million common shares. During 1998 the Company completed the repurchase of 8.6 million shares as part of its ongoing program to actively manage its capital position and common shares outstanding. In January 1999, the Company announced it was extending its previously announced 7.5 million share buyback program by an additional 2.0 million shares. Also announced in January 1999 was a 20% increase in the Company's dividend to $0.36 per share from $0.30 per share.

                                                               [GRAPHIC OMITTED]

CAPITAL RESOURCES AND CAPITAL ADEQUACY Balance sheet leverage ratios are one measure used to evaluate the capital adequacy of a company. Leverage ratios are commonly calculated using either total assets or adjusted total assets divided by total stockholders' equity. The Company believes that the adjusted leverage ratio is a more effective measure of financial risk when comparing companies in the securities industry. Adjusted total assets represent total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase. The Company's adjusted leverage ratios based on adjusted total assets were 20.6x and 23.9x at November 30, 1998 and 1997, respectively. The Company's average adjusted leverage ratio was 26.6x and 28.9x for the years ended November 30, 1998 and 1997, respectively.

Due to the nature of the Company's sales and trading activities, the overall size of the Company's assets and liabilities fluctuates from time to time and at specific points in time may be higher than the fiscal quarter ends or the quarterly averages.

The Company also closely monitors its primary double leverage ratio. A primary double leverage ratio in excess of 1.0 arises from the funding of equity investments in subsidiaries with the debt of the parent. One of the Company's objectives is to maintain its primary double leverage ratio at no more than 1.0. Primary double leverage, defined as Holdings' investment in subsidiaries divided by Holdings' stockholders' equity, was 0.96 at November 30, 1998 compared to
0.87 at November 30, 1997.

CREDIT RATINGS The Company, like other companies in the securities industry, relies on external sources to finance a significant portion of its day-to-day operations. The Company's access to and cost of funding is generally dependent upon its short- and long-term debt ratings. On May 8, 1998, Thomson Bank Watch upgraded its ratings on the senior debt of LBHI to A from A-. On September 21, Moody's reaffirmed its "stable" long-term debt ratings of LBHI and changed its outlook on the Company from positive to stable. In December 1998, Standard & Poor's reaffirmed its long-term rating of LBHI at A. As of November 30, 1998, the short- and long-term senior debt ratings of Holdings and Lehman Brothers Inc. ("LBI") were as follows:

                                            Holdings                       LBI
                               ---------------------  ------------------------
                               Short-term  Long-term  Short-term   Long-term**
------------------------------------------------------------------------------
Duff & Phelps Credit Rating Co.      D-1         A         D-1         A/A-
Fitch IBCA, Inc.                     F-1         A         F-1         A/A-
Moody's                               P2      Baa1          P2     A3*/Baa1
S&P                                  A-1         A         A-1        A+*/A
Thomson BankWatch                  TBW-1         A       TBW-1         A+/A
------------------------------------------------------------------------------

*    Provisional ratings on shelf registration
**   Senior/subordinated

INSURANCE SUBSIDIARY The Company has established a new subsidiary to underwrite and accumulate insurance and reinsurance risks. The new subsidiary, Lehman Re Ltd., is a Bermuda licensed Class 4 and long-term insurance company. Lehman Re Ltd. intends to underwrite property and casualty, as well as life and annuity insurance risks. It expects to focus its business initially in four areas: finite and structured financial products; political risk and trade credit insurance; property catastrophe reinsurance; and life and annuity reinsurance.

LEHMAN BROTHERS DERIVATIVE PRODUCTS On July 16, 1998, the Company announced that it had established a special purpose subsidiary that will provide counterparties around the world with a wide variety of derivative products and services. The new company, Lehman Brothers Derivative Products Inc. ("LBDP") has been assigned Aaa and AAAt credit ratings by Moody's Investor Services Inc. and Standard & Poor's Corporation, respectively. LBDP was created to provide clients with the most efficient delivery of a broad range of derivative product opportunities. Its termination structure compliments the continuation structure of Lehman Brothers Financial Products Inc. ("LBFP").

REGULATORY CAPITAL The Company operates globally through a network of subsidiaries with several subject to regulatory requirements. In the United States, LBI, as a registered broker dealer, is subject to the Securities and Exchange Commission ("SEC") Rule 15c3-1, the Net Capital Rule, which requires LBI to maintain net capital of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. At November 30, 1998, LBI's regulatory net capital, as defined, of $1,406 million exceeded the minimum requirement by $1,320 million.

In addition to amounts presented in the accompanying Consolidated Statement of Financial Condition as cash and securities segregated and on deposit for regulatory and other purposes, securities with a market value of approximately $1,332 million and $1,290 million at November 30, 1998 and 1997, respectively, primarily collateralizing securities purchased under agreements to resell, have been segregated in a special reserve bank account for the exclusive benefit of customers pursuant to the Reserve Formula requirements of SEC Rule 15c3-3.

Lehman Brothers International (Europe) ("LBIE"), a United Kingdom registered broker-dealer and subsidiary of Holdings, is subject to the capital requirements of the Securities and Futures Authority ("SFA") of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At November 30, 1998, LBIE's financial resources of approximately $2.5 billion exceeded the minimum requirement by approximately $900 million. Lehman Brothers Japan Inc.'s Tokyo branch, a regulated broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and at November 30, 1998, had net capital of approximately $320 million which was approximately $95 million in excess of the specified levels required. Certain other non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 1998, these other subsidiaries were in compliance with their applicable local capital adequacy requirements. The Company's "AAA" rated derivatives subsidiaries, LBFP and LBDP, have established certain capital and operating restrictions which are reviewed by various rating agencies. At November 30, 1998, LBFP and LBDP each had capital which exceeded the requirement of the most stringent rating agency by approximately $135 million and $27 million, respectively.

The regulatory rules referred to above, and certain covenants contained in various debt agreements may restrict Holdings' ability to withdraw capital from its regulated subsidiaries, which in turn could limit its ability to pay dividends to shareholders. At November 30, 1998, approximately $3.5 billion of net assets of subsidiaries were restricted as to the payment of dividends to Holdings.

CASH FLOWS Cash and cash equivalents increased $1,370 million in 1998 to $3,055 million, as the net cash provided by financing activities exceeded the net cash used in operating and investing activities. Net cash used in operating activities of $10,060 million included income adjusted for non-cash items of $1,099 million for 1998. Net cash provided by financing activities was $11,549 million and net cash used in investing activities was $119 million.

Cash and cash equivalents decreased $464 million in 1997 to $1,685 million, as net cash was used in operating, financing and investing activities. Net cash used in operating activities of $264 million included income adjusted for non-cash items of $675 million for 1997. Net cash used in financing activities was $126 million and net cash used in investing activities was $74 million.

Cash and cash equivalents increased $1,275 million in 1996 to $2,149 million, as the net cash provided by financing activities exceeded the net cash used in operating and investing activities. Net cash used in operating activities of $4,375 million included income adjusted for non-cash items of $889 million for 1996. Net cash provided by financing activities was $5,708 million and net cash used in investing activities was $58 million.


HIGH YIELD SECURITIES The Company underwrites, trades, invests and makes markets in high yield corporate debt securities. The Company also syndicates, trades and invests in loans to below investment grade-rated companies. For purposes of this discussion, high yield debt instruments are defined as securities or loans to companies rated BB+ or lower, or equivalent ratings by recognized credit rating agencies, as well as non-rated securities or loans which, in the opinion of management, are non-investment grade. Non-investment grade securities generally involve greater risks than investment grade securities due to the issuer's creditworthiness and the liquidity of the market for such securities. In addition, these issuers have higher levels of indebtedness, resulting in an increased sensitivity to adverse economic conditions. The Company recognizes these risks and aims to reduce market and credit risk through the diversification of its products and counterparties. High yield debt instruments are carried at market value, and unrealized gains or losses for these securities are reflected in the Company's Consolidated Statement of Income. The Company's portfolio of such instruments at November 30, 1998 and 1997 included long positions with an aggregate market value of approximately $2.3 billion and $3.2 billion, respectively, and short positions with an aggregate market value of approximately $217 million and $172 million, respectively. The Company may, from time to time, mitigate its net exposure to any single issuer through the use of derivatives and other financial instruments.

The Company, through its high yield sales and trading activities, makes commitments to extend credit in loan syndication transactions principally to below investment grade borrowers and participates out a significant portion of these commitments. These commitments, which are net of syndications and participations totaled $2.0 billion at November 30, 1998 and $1.6 billion at November 30, 1997, are typically secured against the borrower's assets and have fixed maturity dates. The utilization of these facilities is generally contingent upon certain representations, warranties and contractual conditions of the borrower. Total commitments may not be indicative of actual risk or funding requirements as the commitments may not be drawn or fully utilized and the Company intends to continue syndicating, selling, and/or participating in these commitments.

The Company also had lending commitments to high grade borrowers of $675 million at November 30, 1998. These commitments are typically secured against the borrower's assets, have fixed maturity dates, and are generally contingent upon certain representations, warranties and contractual conditions of the borrower.

In addition to these specific commitments, the Company had various other commitments of approximately $335 million at November 30, 1998.

MERCHANT BANKING AND RELATED LENDING ACTIVITIES The Company's merchant banking activities include investments in nine partnerships, for which the Company acts as general partner, as well as direct investments. At November 30, 1998 and 1997, investments in merchant banking partnerships totaled $245 million and $167 million, respectively while direct investments totaled $207 million and $75 million, respectively. The Company's policy is to carry its investments, including its partnership interests, at fair value based upon the Company's assessment of the underlying investments.

At November 30, 1998, the Company had commitments to invest up to $379 million in the partnerships, which in turn will make direct merchant banking related investments. These commitments will be funded as required through the end of the respective partnerships' investment periods, principally expiring in 2004.

In addition, at November 30, 1998, the Company had no direct short-term bridge financings outstanding.

NON-CORE ACTIVITIES AND INVESTMENTS In March 1990, the Company discontinued the origination of partnerships (the assets of which are primarily real estate) and investments in real estate. Currently, the Company acts as a general partner or co-general partner for approximately $1.6 billion of partnership investment capital and manages the remaining real estate investment portfolio. At November 30, 1998, the Company had $30 million of net exposure to these real estate activities, including investments, commitments and contingent liabilities under guarantees and credit enhancements. The Company believes any exposure under these commitments and contingent liabilities has been adequately reserved. In certain circumstances, the Company has elected to provide financial and other support and assistance to such investments to maintain investment values. There is no contractual requirement that the Company continue to provide this support.

Management's intention with regard to non-core assets is the prudent liquidation of these investments as and when possible.


               OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AND DERIVATIVES

OVERVIEW Derivatives are financial instruments, which include swaps, options, futures, forwards and warrants, whose value is based upon an underlying asset (e.g., treasury bond), index (e.g., S&P 500) or reference rate (e.g., LIBOR). A derivative contract may be traded on an exchange or negotiated in the over-the-counter markets. Exchange-traded derivatives are standardized and include futures, warrants and certain option contracts listed on an exchange. Over-the-counter ("OTC") derivative contracts are individually negotiated between contracting parties and include forwards, swaps and certain options, including caps, collars and floors. The use of derivative financial instruments has expanded significantly over the past decade. One reason for this expansion is that derivatives provide a cost effective alternative for managing market risk. In this regard, derivative contracts provide a reduced funding alternative for managing market risk since derivatives are based upon notional amounts, which are generally not exchanged, but rather are used merely as a basis for exchanging cash flows during the duration of the contract. Derivatives are also utilized extensively as highly effective tools that enable users to adjust risk profiles, such as interest rate, currency, or other market risks, or to take proprietary trading positions, since OTC derivative instruments can be tailored to meet individual client needs. Additionally, derivatives provide users with access to market risk management tools which are often unavailable in traditional cash instruments.

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

The Company conducts its derivative activities through a number of wholly owned subsidiaries. The Company's fixed income derivative products business is conducted through its special purpose subsidiary, Lehman Brothers Special Financing Inc., and separately capitalized "AAA" rated subsidiaries, Lehman Brothers Financial Products Inc. and Lehman Brothers Derivative Products Inc. The Company's equity derivative product business is conducted through Lehman Brothers Finance S.A. In addition, as a global investment bank, the Company is also a market-maker in a number of foreign currencies and actively trades in the global commodity markets. Counterparties to the Company's derivative product transactions are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds.

The Company manages the risks associated with derivatives on an aggregate basis, along with the risks associated with its proprietary trading and market-making activities in cash instruments, as part of its firmwide risk management policies. For a further discussion of the Company's risk management policies refer to Management's Discussion and Analysis pages 51-53.

The Company's Trading-Related Derivative Activities have increased during the current year to a notional amount of $2,398 billion at November 30, 1998 from $1,855 billion at November 30, 1997, primarily as a result of growth in the Company's activities as a dealer in fixed income derivative products. Notional amounts are not recorded on the balance sheet and are not indicative of actual or potential risk, but rather they provide a measure of the Company's involvement with such instruments.

As a result of the Company's Trading-Related Derivative activities, the Company is subject to credit risk. With respect to OTC derivative contracts, the Company's credit exposure is directly with its counterparties and extends through the duration of the derivative contracts. The Company views its net credit exposure to be $6,939 million at November 30, 1998, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral and master netting agreements. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. At November 30, 1998 approximately 76% of the Company's net credit risk exposure related to OTC contracts was with counterparties rated "A-" or better.

Additionally, the Company is exposed to credit risk related to its exchange-traded derivative contracts. Exchange-traded derivative contracts include futures contracts, warrants and certain options. Futures contracts and options on futures are transacted on the respective exchange. The exchange clearinghouse is a counterparty to the futures contracts and options. As a clearing member firm, the Company is required by the exchange clearinghouse to deposit cash or other securities as collateral for its obligation upon the origination of the contract and for any daily changes in the market value of open futures contracts. Unlike OTC derivatives which involve numerous counterparties, the number of counterparties from exchange-traded derivatives includes only those exchange clearinghouses of which the Company is a clearing member firm or other member firms the Company utilizes as agents. Substantially all of the Company's exchange-traded derivatives are transacted on exchanges of which the Company is a clearing member firm. To protect against the potential for a default, all exchange clearinghouses impose net capital requirements for their membership. Therefore, the potential for losses from exchange-traded products is limited. As of November 30, 1998, the Company had approximately $1,448 million on deposit with futures exchanges consisting of cash and securities (customer and proprietary), and had posted approximately $127 million of letters of credit.

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

Market or fair value for Trading-Related Derivative Activities is generally determined by either quoted market prices or pricing models. Pricing models utilize a series of market inputs to determine the present value of future cash flows, with adjustments, as required, for credit risk and liquidity risk. Further valuation adjustments may be recorded, as deemed appropriate, for new or complex products or for significant positions. These adjustments are integral components of the mark-to-market process.

                                   RISK MANAGEMENT

As a leading global investment banking company, risk is an inherent part of the Company's businesses. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The Company has developed policies and procedures to identify, measure and monitor each of the risks involved in its trading, brokerage and investment banking activities on a global basis. The principal risks of Lehman Brothers are market, credit, liquidity, legal and operational risks. Risk Management is considered to be of paramount importance. The Company devotes significant resources across all of its worldwide trading operations to the measurement, management and analysis of risk, including investments in personnel and technology.

The Company seeks to reduce risk through the diversification of its businesses, counterparties and activities in geographic regions. The Company accomplishes this objective by allocating the usage of capital to each of its businesses, establishing trading limits for individual products and traders and setting credit limits for individual counterparties, including regional concentrations. The Company seeks to achieve adequate returns from each of its businesses commensurate with the risks that they assume.

Overall risk management policy is established by a Risk Management Committee (the "Committee") comprised of the Chief Executive Officer, the Global Risk Manager, the Chief Financial and Administrative Officer, the Head of Equities, the Head of Fixed Income, the Head of Global Sales and Research and the Co-Heads of Investment Banking. The Committee brings together senior management with the sole intent of discussing risk related issues and provides an effective forum for managing risk at the highest levels within the Company. The Committee meets on a monthly basis, or more frequently if required, to discuss, among other matters, significant market exposures, concentrations of positions (e.g., counterparty, market risk), potential new transactions or positions and risk limit exceptions.

The Global Risk Management Group (the "Group") supports the Committee, is independent of the trading areas and reports directly to the Chief Executive Officer. The Group combines two departments, credit risk management and market risk management, into one unit. This facilitates the analysis of counterparty credit and market risk exposures and leverages personnel and information technology resources in a cost-efficient manner. The Group maintains staff in each of the Company's regional trading centers and has daily contact with trading staff at all levels within the Company. These discussions include a review of trading positions and risk exposures.

CREDIT RISK Credit risk represents the possibility that a counterparty will be unable to honor its contractual obligations to the Company. Credit risk management is therefore an integral component of the Company's overall risk management framework. The Credit Risk Management Department ("CRM Department") has global responsibility for implementing the Company's overall credit risk management framework.

The CRM Department manages the credit exposure related to trading activities by giving initial credit approval for counterparties, establishing credit limits by counterparty, country and industry group and by requiring collateral in appropriate circumstances. In addition, the CRM Department strives to ensure that master netting agreements are obtained whenever possible. The CRM Department also considers the duration of transactions in making its credit decisions, along with the potential credit exposure for complex derivative transactions. The CRM Department is responsible for the continuous monitoring and review of counterparty credit exposure and creditworthiness and recommending, where appropriate, credit reserves. Credit limits and reserves are reviewed periodically to ensure that they remain appropriate in light of market events or the counterparty's financial condition.

MARKET RISK Market risk represents the potential change in value of a portfolio of financial instruments due to changes in market rates, prices, and volatilities. Market risk management also is an essential component of the Company's overall risk management framework. The Market Risk Management Department ("MRM Department") has global responsibility for implementing the Company's overall market risk management framework. It is responsible for the preparation and dissemination of risk reports, developing and implementing the firmwide Risk Management Guidelines and evaluating adherence to these guidelines. These guidelines provide a clear framework for risk management decision-making. To that end the MRM Department identifies and quantifies risk exposures, develops limits, and reports and monitors these risks with respect to the approved limits. The identification of material market risks inherent in positions includes, but is not limited to, interest rate, equity, and foreign exchange risk exposures. In addition to these risks, the MRM Department also evaluates liquidity risks, credit and sovereign concentrations.

The MRM Department utilizes qualitative as well as quantitative information in managing trading risk, believing that a combination of the two approaches results in a more robust and complete approach to the management of trading risk. Quantitative information is developed from a variety of risk methodologies based upon established statistical principles. To ensure high standards of qualitative analysis, the MRM Department has retained seasoned risk managers with the requisite experience and academic and professional credentials.

Market risk is present in cash products, derivatives, and contingent claim structures that exhibit linear as well as non-linear profit and loss sensitivity. The Company's exposure to market risk varies in accordance with the volume of client driven market-making transactions, the size of the Company's proprietary and arbitrage positions, and the volatility of financial instruments traded. The Company seeks to mitigate, whenever possible, excess market risk exposures through the use of futures and option contracts and offsetting cash market instruments.

The Company participates globally in interest rate, equity, and foreign exchange markets. The Company's Fixed Income division has a broadly diversified market presence in U.S. and foreign government bond trading, emerging market securities, corporate debt (investment and non-investment grade), money market instruments, mortgages and mortgage-backed securities, asset-backed securities, municipal bonds, and interest rate derivatives. The Company's Equities division facilitates domestic and foreign trading in equity instruments, indices, and related derivatives. The Company's foreign exchange businesses are involved in trading currencies on a spot and forward basis as well as through derivative products and contracts.

The Company incurs short-term interest rate risk when facilitating the orderly flow of customer transactions through the maintenance of government and high-grade corporate bond inventories. Market-making in high yield instruments exposes the Company to additional risk due to potential variations in credit spreads. Trading in international markets exposes the Company to spread risk between the term structure of interest rates in differing countries. Mortgage-related securities are subject to prepayment risk and changes in the level of interest rates. Trading in derivatives and structured products exposes the Company to changes in the level and volatility of interest rates. The Company actively manages interest rate risk through the use of interest rate futures, options, swaps, forwards, and offsetting cash market instruments. Inventory holdings, concentrations, and agings are monitored closely and used by management to selectively hedge or liquidate undesirable exposures.

The Company is a significant intermediary in the global equity markets by making markets in U.S. and non-U.S. equity securities, including common stock, convertible debt, exchange-traded and OTC equity options, equity swaps and warrants. These activities expose the Company to market risk as a result of price and volatility changes in its equity inventory. Inventory holdings are also subject to market risk resulting from concentrations, aging and liquidity that may adversely impact its market valuation. Equity market risk is actively managed through the use of index futures, exchange-traded and OTC options, swaps and cash instruments. Equity risk exposures are aggregated and reported to management on a regular basis.

The Company enters into foreign exchange transactions in order to facilitate the purchase and sale of non-dollar instruments, including equity and interest rate securities. The Company is exposed to foreign exchange risk on its holdings of non-dollar assets and liabilities. The Company is active in many foreign exchange markets and has exposure to the Euro, Japanese yen, British pound, Swiss franc, and Canadian dollar, as well as, a variety of developed and emerging market currencies. The Company hedges its risk exposures primarily through the use of currency forwards, swaps, futures, and options.

COMMERCIAL MORTGAGE BUSINESS The Company has one of the premier commercial mortgage-backed securities businesses. In this business, the Company buys commercial mortgages, converts them to securities, and then sells those securities. The Company's operating practices have served to mitigate a number of the risks in this business. First, the Company securitizes its commercial mortgage inventory frequently. This shortens holding periods and increases the turnover rate of the Company's mortgage inventory. Second, the bulk of the Company's origination has been floating rate mortgage product. Of the Company's current commercial mortgage inventory, approximately 85 percent is floating rate, or has been swapped into floating rates. These loans hold their value much better than fixed rate loans or hybrid products.

VALUE AT RISK For purposes of Securities and Exchange Commission risk disclosure requirements, the Company disclosed an entity-wide value at risk analysis of virtually all of the Company's trading activities. The value at risk calculation measures the potential loss in expected revenues with a 95% confidence level. The methodology incorporates actual trading revenues over a standardized historical period. A confidence level of 95% implies, on average, that daily trading revenues or losses will exceed daily expected trading revenues by an amount greater than value at risk one out of every 20 trading days.

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

The Company's average value at risk for each component of market risk, and in total was as follows:

                                            November 30

[in millions]                       1998           1997
-------------------------------------------------------
Interest rate risk                 $15.0          $12.8
Equity price risk                    9.5            5.6
Foreign exchange risk                3.9            5.3
Diversification benefit             (9.8)          (8.6)
-------------------------------------------------------
Total Company                      $18.6          $15.1
-------------------------------------------------------

During 1998, the Company's value at risk varied from a high of $32.8 million to a low of $14.2 million. During 1997, the Company's value at risk varied from a high of $16.4 million to a low of $13.7 million. Average value at risk during 1998 includes the effects of the extreme market volatility experienced during the August-October 1998 time period. Value at risk at November 30, 1998 and 1997 was $31.7 million and $14.8 million, respectively. Average daily trading revenue decreased to $8.6 million in 1998 from $10.0 million in 1997 as a result of difficult market conditions during the August-October period.

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

                            YEAR 2000 READINESS DISCLOSURE

The year 2000 issue originates from computer programs and imbedded chips using two digits rather than four to define the year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

If not addressed and completed on a timely basis, failure of the Company's computer systems to process year 2000 related data correctly could have a material adverse effect on the Company's operations and financial condition. Failures of this kind could, for example, lead to incomplete or inaccurate accounting, settlement failures, trade processing or recording errors in securities, currencies, commodities or other assets. It could also lead to uncertainty regarding risk, exposures and liquidity. If not addressed, the potential risks to the Company include financial loss, legal liability, interruption of business and regulatory actions.

The Company established a team in 1996 to modify or replace and then test the appropriate software and equipment to ensure that year 2000 issues are addressed. The Company presently believes that with modifications to existing software and conversions to new software, the year 2000 issue will be resolved for all the Company's own systems worldwide.

In its approach to the year 2000 problem, Lehman Brothers has been guided by a three-step methodology. The steps are:

     -    INVENTORY AND ASSESSMENT
     -    REMEDIATION
     -    TESTING

Inventory and assessment consisted of initial technical and functional analysis across the Company's applications. Initial analysis identified systems and applications. Each application was then reviewed and classified as highly critical, critical or non-critical. This process is complete.

Remediation is divided into three phases. Applications specified as year 2000 non-compliant have been analyzed to determine business impact and those that have been deemed critical were targeted for remediation. Selected Lehman Brothers mainframe applications were sent to an outside vendor for remediation, while the remaining applications have been repaired internally. It is 99% complete as of the end of 1998 and is expected to be 100% complete by the end of the first quarter of 1999.

All remediated applications are tested for non-year 2000 functionality to confirm they still run correctly prior to year 2000 testing. At the time of remediation, applications are logged into a change management system to further ensure any additional changes are monitored and re-tested for year 2000 compliance.

Testing for year 2000 compliance was also organized into three phases. Phase one involves testing individual applications or groups of applications on mainframe or on distributed platforms. Consultants were engaged to assist with the testing of distributed applications classified as highly critical. Phase two involves real-time testing across platforms (integration testing). Phase three involves testing applications between firms (external testing).

Each of these phases has been pursued in a worldwide effort coordinated in New York, London and Tokyo where project teams and segregated lab environments have been established. The remediation and testing has been largely completed for core databases.

External testing itself is being performed in three steps. "Point-to-point" testing confirms that application interfaces between the Company and individual services and utilities function correctly. Point-to-point testing began in February 1998. "Beta" testing for a product follows point-to-point testing and is a dress rehearsal for industrywide testing. Beta testing is only performed in the U.S. Many of the markets are not providing industrywide testing, but they are providing some amount of end-to-end testing, where data is passed to more than one exchange or utility. Industrywide testing follows beta testing as the final external testing step.

In 1998, the Company participated in two Beta tests in the U.S., for the SIA and for the Futures Industry Association (FIA). The Company has also participated in the SIA Money Market Beta Test, the Mortgage-Backed Securities Clearing Corporation Test, the Participant Trust Company Mortgage Test and the Government Securities Clearing Corporation

Test. Overseas tests in which the Company has participated include the Central Gilts Office (CGO) and CREST in the United Kingdom and the Singapore International Monetary Exchange (SIMEX) test in Singapore.

The Company is scheduled to participate in numerous domestic tests in 1999, including the SIA Market Data Beta Test in February, the SIA Industrywide Test in March and April, the SIA Money Market and Stock Loan tests in May and the SIA Industrywide Market Data Test in May. In addition the Company is scheduled to participate in a wide range of overseas tests in 1999, specifically, Hong Kong and Tokyo tests planned for the first and second quarters. The Company plans to participate in European tests as they are announced. Industrywide testing is currently expected to be completed in the third quarter.

The Company has taken a lead in the industry's efforts to deal with the year 2000 issue by actively participating and in some cases leading, industrywide testing efforts. Lehman Brothers chairs the Participants' Industrywide Testing Subcommittee of the Securities Industry Association (SIA) which with partners such as exchanges, depositories, market data vendors and buy-side firms sets up, refines and coordinates industrywide testing in the United States. Industrywide testing is the forum in which firms within the financial industry test the applications that transfer data between them. These tests are scheduled to start in March 1999.

In addition to its leadership in U.S. testing efforts, through membership in the Executive Committee of Global 2000, a group of international financial firms, the Company is participating in the coordination of global year 2000 readiness in the financial community. The Company is also pursuing separate point-to-point testing with firms not participating in industrywide testing. Lehman Brothers also serves as a member of the Custody 2000 Working Group whose goal is to assist the financial community in the assessment of year 2000 readiness of custodians in a variety of global markets. The Custody 2000 Working Group will also conduct proxy testing of selected sub-custodians in a number of markets globally.

Year 2000 also affects building and infrastructure systems. The Company is engaged in a global effort to address facilities issues. Critical areas include facilities components such as building management systems, elevators, heating systems, security and fire alarm systems, electrical and other building services. Facilities staff is surveying and testing equipment and components and, with the Third Party Vendor team, is working to ensure their vendors and suppliers are year 2000 ready.

However, even if these changes are successful, the Company remains at risk from year 2000 failures caused by third parties. Externally, the Company is an active participant in the SIA Third Party Vendor Committee. Internally, the Company is evaluating efforts of key counterparties, banks, exchanges, agencies, utilities and suppliers, among others, to assess and remediate their year 2000 issues. As part of this effort the Third Party Vendor team has inventoried and has sent surveys to vendors whose software and hardware products the Company uses and whose services the Company employs to determine their year 2000 readiness. The team is also testing critical software and hardware products to ensure year 2000 readiness. To date the Company has received information from 95% of its vendors, including overseas vendors whose year 2000 awareness seems to be less advanced than in the United States.

Examples of problems that could result from the failure by third parties with whom the Company interacts to remediate year 2000 bugs include: (i) in the case of exchanges and clearing agents, funding disruptions, failure to trade in certain markets and settlement failures; (ii) in the case of counterparties and clients, accounting and financial difficulties to those parties that may expose the Company to increased credit risk and lost business; (iii) in the case of vendors, service failures such as power, telecommunications, elevator operations and loss of security access control; (iv) in the case of banks and other lenders, the potential for liquidity stress due to disruptions to funding flows; and, (v) in the case of data providers, inaccurate or out of date information would impair the Company's ability to perform critical functions such as pricing securities and currencies.

Additionally, general uncertainty regarding the success of remediation may cause many market participants to reduce their market activities temporarily as they address and assess their year 2000 efforts in 1999. This could result in a general reduction in market activities and revenue opportunities in late 1999 and early 2000. Management cannot predict the magnitude of any such reduction or its impact on the Company's financial results. However, the Company's Risk Management Department has undertaken a comprehensive review of third party and credit risks posed by year 2000. Recognizing the uncertainty of external dependencies, the Company is also preparing a contingency plan that identifies potential problems, actions to minimize the likelihood of them occurring and action plans to be invoked should they occur. These plans will include backup processes that do not rely on computer systems, where appropriate. The contingency plan will be complete by the end of April 1999.

However, as stated above, there can be no guarantee or assurance that the systems of other companies on which the Company's systems rely will be remediated in a timely manner. This or a failure to remediate by another company or a remediation that is incompatible with the Company's systems may well have a material adverse effect on the Company.

The Company has established an internal auditing plan to record results and ensure ongoing compliance of tested applications. It should be noted that efforts focused on addressing EMU have delayed the finalization of internal and industrywide testing in Europe.

The Company's total year 2000 project cost is based on presently available information. The total remaining cost of the year 2000 project is estimated at approximately $38 million which will be funded through operating cash flows and expensed as incurred over the next one and one-half years. The Company has incurred and expensed approximately $16 million in 1997 and an additional $31 million through November 30, 1998, related to the year 2000 project.

The costs of year 2000 testing, modifications and/or replacements and the date on which the Company plans to complete the project are based on management's best estimates. These estimates were derived using numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors.


                                         EMU

As of January 1, 1999, 11 European countries entered into the European economic and monetary union (the "EMU") and replaced their local currencies with a single currency, the Euro. The countries currently in the EMU are: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, and Spain. During a three-year transition period, the national currencies will continue to circulate but only as fixed denominations of the Euro. On January 1, 1999, the Euro became the predominant currency to settle non-cash transactions previously denominated in the participating national currencies. The Company needed to convert certain of its systems and processes to accommodate this currency change.

In addition to systems changes, the Company reviewed all of its documentation in light of the changes arising from the introduction of the Euro. Documents affected by the conversion were revised and distributed to affected counterparties. The Company has adopted the EMU protocol agreement established by the International Swaps and Derivatives Association, Inc., and intends to participate in other market-initiated EMU annexes and amendments as they are developed by relevant industry associations.

Many areas of the Company were affected by the introduction of the single currency. The conversion was completed well within the time frame of the planned conversion weekend. As transaction volumes had been reduced market-wide, the process actually ran more quickly than expected at approximately 56 hours. Success was over 98% and less than 100 positions/trades required manual adjustments. Of those, all were fixed by Monday morning on January 4.

The changes to the Company's data and computer systems affected its clearance, settlement and financial reporting activities, among other key operations of the Company. The Company is also dependent for proper transactions clearance and reporting on many third parties, including counterparties, clearing agents, banks, exchanges, clearinghouses and providers of information. While the Company cannot guarantee that these third parties' systems all appropriately reflect the introduction of the Euro, to date Lehman has experienced no material post conversion problems, either with internal or external systems. In addition, the European markets have reacted favorably to the introduction of the Euro.

While conversion to the Euro has reduced client demand for certain transactions, which has impacted our foreign exchange and fixed income activities in Europe, the Company anticipates that new opportunities in Europe will be created through an expansion of activities in both the investment grade and high yield debt capital markets as well as investment banking opportunities. Overall, management anticipates that the formation of EMU will not have a material adverse effect on the trend of earnings of the Company.

The Company has incurred and expects to continue to incur expenses for the internal technology staff, as well as costs for outside consultants, in order to implement its EMU conversion plan and handle the aftermath of the conversion. Management currently estimates that the cost of its EMU conversion program will be approximately $30 million, of which approximately $23 million has been incurred to date.

                             NEW ACCOUNTING DEVELOPMENTS

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997 (Fiscal 1999 for the Company). Financial statement disclosures for prior periods are required to be restated. The adoption of SFAS No. 131 will have no impact on the Company's consolidated statement of income, financial condition or cash flows.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 (Fiscal 2000 for the Company). SFAS No. 133 is a complex accounting standard that requires all derivatives to be recorded at fair value on the balance sheet. Changes in the fair value of derivatives are to be recorded each period in earnings or Accumulated other comprehensive income, a classification within stockholders' equity, depending on the nature of the risks being hedged. As the Company already accounts for derivatives associated with its trading activities on a fair value basis, SFAS No. 133 will only impact the accounting for the Company's End User Derivative Activities. As an end user, the Company utilizes derivatives primarily to manage interest rate risk associated with its long-term debt and secured financing activities. (See Note 4 and Note 12 for a further discussion of the Company's End User Derivative Activities.)

The Company has not yet determined the impact of adopting SFAS No. 133, which is difficult to predict, because the actual impact ultimately will hinge on market values at the date of adoption. However, the Company does not expect that adoption will have a material effect on its earnings or financial condition.

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