Form 10-K405, Exhibit 13
period 1998-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 1999-02-26
CIK 806085

                                                                    Exhibit 13.2

--------------------------------
CONSOLIDATED STATEMENT OF INCOME
--------------------------------

                                                             Twelve months ended
                                                                   November 30
                                                     -------------------------------------
[in millions, except per share data]                    1998           1997           1996
------------------------------------------------------------------------------------------
REVENUES
     Investment banking                              $ 1,582        $ 1,318        $   981
     Principal transactions                            1,232          1,418          1,579
     Commissions                                         513            423            362
     Interest and dividends                           16,542         13,635         11,298
     Other                                                25             89             40
------------------------------------------------------------------------------------------
          Total revenues                              19,894         16,883         14,260
     Interest expense                                 15,781         13,010         10,816
------------------------------------------------------------------------------------------
Net revenues                                           4,113          3,873          3,444
------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
     Compensation and benefits                         2,086          1,964          1,747
     Brokerage, commissions and clearance fees           229            224            241
     Professional services                               171            173            150
     Communications                                      146            141            147
     Occupancy and equipment                             138            141            151
     Business development                                115            103            101
     Depreciation and amortization                        91             86             91
     Other                                                85            104             95
     Severance charge                                                                   84
------------------------------------------------------------------------------------------
          Total non-interest expenses                  3,061          2,936          2,807
------------------------------------------------------------------------------------------
Income before taxes                                    1,052            937            637
     Provision for income taxes                          316            290            221
------------------------------------------------------------------------------------------
Net income                                           $   736        $   647        $   416
------------------------------------------------------------------------------------------
Net income applicable to common stock                $   649        $   572        $   378
------------------------------------------------------------------------------------------
Weighted-average shares
     Basic                                             120.9          118.2          115.3
     Diluted                                           125.0          121.1          116.7
------------------------------------------------------------------------------------------
Earnings per common share
     Basic                                           $  5.37        $  4.84        $  3.27
     Diluted                                         $  5.19        $  4.72        $  3.24
------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

---------------------------------------------
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
---------------------------------------------

                                                           November 30
                                                     ----------------------
[in millions]                                          1998           1997
---------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                           $  3,055       $  1,685

Cash and securities segregated and on deposit
  for regulatory and other purposes                    1,183          1,149

Securities and other financial instruments owned:
  Mortgages and mortgage-backed                       23,458         11,455
  Governments and agencies                            23,000         33,037
  Corporate debt and other                            11,160         10,892
  Derivatives and other contractual agreements         9,883          8,353
  Corporate equities                                   8,217         10,877
  Certificates of deposit and other money
    market instruments                                 1,282          2,248
---------------------------------------------------------------------------
                                                      77,000         76,862
---------------------------------------------------------------------------
Collateralized short-term agreements:
  Securities purchased under agreements to resell     42,381         43,606
  Securities borrowed                                 16,341         14,146

Receivables:
  Brokers, dealers and clearing organizations          2,298          2,193
  Customers                                            7,758          9,105
  Others                                               1,909          1,540

Property, equipment and leasehold improvements
  (net of accumulated depreciation and amortization
  of $810 in 1998 and $735 in 1997)                      505            468

Other assets                                           1,297            787

Excess of cost over fair value of net assets
  acquired (net of accumulated amortization
  of $120 in 1998 and $111 in 1997)                      163            164
---------------------------------------------------------------------------
       Total assets                                 $153,890       $151,705
---------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

---------------------------------------------------------
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (continued)
---------------------------------------------------------

                                                           November 30
                                                    -----------------------
[in millions, except share data]                       1998          1997
---------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and short-term debt                $  6,657       $  7,818
Securities and other financial instruments
  sold but not yet purchased:
  Governments and agencies                            14,963         16,201
  Derivatives and other contractual agreements         8,064          7,367
  Corporate equities                                   3,828          4,293
  Corporate debt and other                             1,948          2,219
---------------------------------------------------------------------------
                                                      28,803         30,080
---------------------------------------------------------------------------
Collateralized short-term financing:
  Securities sold under agreements to repurchase      67,730         63,204
  Securities loaned                                    3,165          7,846
Payables:
  Brokers, dealers and clearing organizations          1,322          2,155
  Customers                                            9,203         11,702

Accrued liabilities and other payables                 4,256          4,116
Long-term debt:
  Senior notes                                        23,873         17,049
  Subordinated indebtedness                            3,468          3,212
---------------------------------------------------------------------------
     Total liabilities                               148,477        147,182
---------------------------------------------------------------------------
Commitments and contingencies

STOCKHOLDERS' EQUITY
  Preferred stock                                        908            508
  Common stock, $0.10 par value; 300,000,000
    shares authorized; Shares issued: 121,801,123
    in 1998 and 119,513,337 in 1997; Shares
    outstanding: 113,657,877 in 1998 and
    116,612,074 in 1997                                   12             12
  Additional paid-in capital                           3,534          3,436
  Accumulated other comprehensive income
   (net of tax)                                           15             12
  Retained earnings                                    1,105            498
  Other stockholders' equity, net                        269            155
  Common stock in treasury, at cost:
    8,143,246 shares in 1998 and 2,901,263
    shares in 1997                                      (430)           (98)
---------------------------------------------------------------------------
Total stockholders' equity                             5,413          4,523
---------------------------------------------------------------------------
Total liabilities and stockholders' equity          $153,890       $151,705
---------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

---------------------------------------------------------
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
---------------------------------------------------------


                                                         Twelve months ended November 30
                                                      ------------------------------------
[in millions]                                           1998           1997           1996
------------------------------------------------------------------------------------------
PREFERRED STOCK
5% Cumulative Convertible Voting, Series A:
  Beginning balance                                   $    1         $  508         $  508
  Series A exchanged for Series B                                      (507)
------------------------------------------------------------------------------------------
Ending balance                                             1              1            508
------------------------------------------------------------------------------------------
5% Cumulative Convertible Voting, Series B:
  Beginning balance                                      507
  Series A exchanged for Series B                                       507
  Repurchase                                             (50)
------------------------------------------------------------------------------------------
Ending balance                                           457            507
------------------------------------------------------------------------------------------
5.94% Cumulative, Series C:
  Beginning balance
  Shares issued                                          250
------------------------------------------------------------------------------------------
Ending balance                                           250
------------------------------------------------------------------------------------------
5.67% Cumulative, Series D:
  Beginning balance
  Shares issued                                          200
------------------------------------------------------------------------------------------
Ending balance                                           200
------------------------------------------------------------------------------------------
8.44% Cumulative Voting:
  Beginning balance                                                                    200
  Repurchase                                                                          (200)
------------------------------------------------------------------------------------------
Ending balance
------------------------------------------------------------------------------------------
Redeemable Voting:
  Beginning and ending balance
------------------------------------------------------------------------------------------
Total Preferred Stock, ending balance                    908            508            508
------------------------------------------------------------------------------------------
COMMON STOCK
  Beginning balance                                       12             11             11
  Shares issued to RSU Trust                                              1
------------------------------------------------------------------------------------------
Ending balance                                            12             12             11
------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
  Beginning balance                                    3,436          3,198          3,172
  RSUs exchanged for Common Stock                                         8             21
  Stock options exercised                                 99             33              6
  Employee stock purchase plan                            (3)            (3)            (3)
  Shares issued to RSU Trust                                            199
  Other, net                                               2              1              2
------------------------------------------------------------------------------------------
Ending balance                                         3,534          3,436          3,198
------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Beginning balance                                       12             20              9
Translation adjustment, net(1)                             3             (8)            11
------------------------------------------------------------------------------------------
Ending balance                                            15             12             20
------------------------------------------------------------------------------------------

(1)  Net of income taxes of $2 in 1998, $8 in 1997, and $(11) in 1996.

See Notes to Consolidated Financial Statements.

---------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (continued)
---------------------------------------------------------------------


                                                        Twelve months ended November 30
                                                      ------------------------------------
[in millions]                                           1998           1997           1996
------------------------------------------------------------------------------------------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
  Beginning balance                                   $  498         $  (43)        $ (397)
  Net income                                             736            647            416
  Dividends declared:
    5% Cumulative Convertible Voting Series A
      and B Preferred Stock                              (25)           (25)           (25)
    5.94% Cumulative, Series C Preferred Stock            (8)
    5.67% Cumulative, Series D Preferred Stock            (4)
    8.44% Cumulative Voting Preferred Stock                                             (3)
    Redeemable Voting Preferred Stock                    (50)           (50)            (8)
    Common Stock                                         (37)           (31)           (24)
  Premium for repurchase of 8.44% Cumulative Voting
    Preferred Stock                                                                     (2)
  Other                                                   (5)
------------------------------------------------------------------------------------------
Ending balance                                         1,105            498            (43)
------------------------------------------------------------------------------------------
COMMON STOCK ISSUABLE
  Beginning balance                                      911            532            302
  RSUs exchanged for Common Stock                        (10)            (8)           (21)
  Deferred stock awards granted                          417            387            251
------------------------------------------------------------------------------------------
Ending balance                                         1,318            911            532
------------------------------------------------------------------------------------------
COMMON STOCK HELD IN RSU TRUST
  Beginning balance                                     (325)
  Shares issued to RSU Trust                            (107)          (325)
  Shares issued from RSU Trust                            10
------------------------------------------------------------------------------------------
Ending balance                                          (422)          (325)
------------------------------------------------------------------------------------------
DEFERRED STOCK COMPENSATION
  Beginning balance                                     (431)          (206)           (91)
  Deferred stock awards granted                         (417)          (387)          (251)
  Amortization of deferred compensation, net             221            162            136
------------------------------------------------------------------------------------------
Ending balance                                          (627)          (431)          (206)
------------------------------------------------------------------------------------------
COMMON STOCK IN TREASURY, AT COST
  Beginning balance                                      (98)          (146)           (16)
  Treasury stock purchased                              (469)           (77)          (130)
  Stock options exercised                                 30
  Shares issued to RSU Trust                             107            125

------------------------------------------------------------------------------------------
Ending balance                                          (430)           (98)          (146)
------------------------------------------------------------------------------------------
Total Stockholders' Equity                            $5,413         $4,523         $3,874
------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------


                                                         Twelve months ended November 30
                                                      ------------------------------------
[in millions]                                           1998           1997           1996
------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                           $   736        $   647        $   416
Adjustments to reconcile net income to net
  cash provided by (used in) operating activities:
  Depreciation and amortization                           91             86             91
  Severance charge                                                                      84
  Provisions for losses and other reserves               292             52             42
  Deferred tax provision (benefit)                      (284)           (60)            72
  Compensation payable in common stock                   221            162            136
  Other adjustments                                       43           (212)            48
Net change in:
  Cash and securities segregated and on deposit          (34)          (461)           257
  Securities and other financial instruments owned      (138)       (15,409)        (8,432)
  Securities borrowed                                 (2,195)         6,505         (4,361)
  Receivables from brokers, dealers and
    clearing organizations                              (105)           685         (1,318)
  Receivables from customers                           1,347         (3,292)        (2,336)
  Securities and other financial instruments sold
    but not yet purchased                             (1,277)         3,716          4,550
  Securities loaned                                   (4,681)         1,550          4,330
  Payables to brokers, dealers and
    clearing organizations                              (833)         1,151            (99)
  Payables to customers                               (2,499)         4,120          1,821
  Accrued liabilities and other payables                (152)           782            217
  Other operating assets and liabilities, net           (592)          (286)           107
------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities $(10,060)         $(264)       $(4,375)
------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS (continued)
------------------------------------------------


                                                         Twelve months ended November 30
                                                      ------------------------------------
[in millions]                                           1998           1997           1996
------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuances of senior notes             $ 11,091       $  7,242       $  4,455
Principal payments of senior notes                    (4,298)        (2,548)        (2,411)
Proceeds from issuances of subordinated indebtedness     600            407          1,330
Principal payments of subordinated indebtedness         (356)          (550)          (246)
Net proceeds from (payments for) commercial paper
  and short-term debt                                 (1,161)          (384)         1,981
Resale agreements net of repurchase agreements         5,751         (4,181)           978
Payment for repurchase of preferred stock                (50)                         (200)
Payments for treasury stock purchases                   (411)           (77)          (130)
Issuances of common stock                                 61             23              6
Issuances of preferred stock                             444
Dividends paid                                          (122)           (58)           (55)
------------------------------------------------------------------------------------------
  Net cash provided by (used in)
    financing activities                              11,549           (126)         5,708
------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and
  leasehold improvements, net                           (119)           (74)           (58)
------------------------------------------------------------------------------------------
  Net cash used in investing activities                 (119)           (74)           (58)
------------------------------------------------------------------------------------------
  Net change in cash and cash equivalents              1,370           (464)         1,275
------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of period         1,685          2,149            874
------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period            $  3,055       $  1,685       $  2,149
------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION [in millions]

Interest paid totaled $15,473 in 1998, $12,900 in 1997 and $10,852 in 1996.

Income taxes paid totaled $541 in 1998, $371 in 1997 and $79 in 1996.



See Notes to Consolidated Financial Statements.

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

                                        ------
                                        NOTE 1
                                        ------

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

TRANSLATION OF FOREIGN CURRENCIES Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the statement of financial condition date. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and related tax effects, are included in Accumulated other comprehensive income, a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the Consolidated Statement of Income.

SECURITIES AND OTHER FINANCIAL INSTRUMENTS Securities and other financial instruments owned and securities and other financial instruments sold but not yet purchased are valued at market or fair value, as appropriate, with unrealized gains and losses reflected in Principal transactions in the Consolidated Statement of Income. Market value is generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models which take into account time value and volatility factors underlying the financial instruments.

DERIVATIVE FINANCIAL INSTRUMENTS Derivatives, typically defined as instruments whose value is "derived" from an underlying instrument, index or rate, include futures, forwards, swaps and options and other similar instruments. A derivative contract generally represents future commitments to exchange interest or other payment streams based on the contract or notional amount or to purchase or sell financial instruments at specified terms and future dates. In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end user. Acting in a trading capacity, the Company enters into derivative transactions to satisfy the needs of its clients and to manage the Company's own exposure to market and credit risks resulting from its trading activities (collectively, "Trading-Related Derivative Activities"). The Company's accounting methodology for derivatives depends on both the type and purpose of the derivative financial instrument.

Derivative transactions entered into for Trading-Related Derivative Activities are recorded at market or fair value with realized and unrealized gains and losses recognized currently in Principal transactions in the Consolidated Statement of Income. Market or fair value for trading related instruments is generally determined by either quoted market prices (for exchange-traded futures and options) or pricing models (for over-the-counter swaps, forwards and options). Pricing models utilize a series of market inputs to determine the present value of future cash flows, with adjustments, as required for credit risk and liquidity risk. Further valuation adjustments may be recorded, as deemed appropriate for new or complex products or for positions with significant concentrations. These adjustments are integral components of the mark-to-market process.

The market or fair value associated with derivatives utilized for trading purposes is recorded in the Consolidated Statement of Financial Condition on a net by counterparty basis where a legal right of set-off exists and is netted across products when such provisions are stated in the master netting agreement. The market or fair value of swap agreements, caps and floors, and forward contracts in an unrealized gain position, as well as options owned and warrants held, are reported in the Consolidated Statement of Financial Condition as assets in Derivatives and other contractual agreements. Similarly, swap agreements, caps and floors, and forward contracts in an unrealized loss position, as well as options written and warrants issued, are reported in the Consolidated Statement of Financial Condition as liabilities in Derivatives and other contractual agreements. Margin on futures contracts is included in receivables and payables, as applicable.

In addition to Trading-Related Derivative Activities, the Company enters into various derivative financial instruments for non-trading purposes as an end user to modify the market risk exposures of certain assets and liabilities. In this regard, the Company utilizes interest rate swaps, caps, collars and floors to manage the interest rate exposure associated with its long-term debt obligations and secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned. The Company also utilizes cross-currency swaps to hedge its exposure to foreign currency risk as a result of its non-U.S. dollar debt obligations, after consideration of non-U.S. dollar assets which are funded with long-term debt obligations in the same currency. The Company also utilizes equity derivatives to hedge its exposure to equity price risk embedded in certain of its debt obligations.

In addition to modifying the interest rate and foreign currency exposure of existing assets and liabilities, the Company utilizes derivative financial instruments as an end user to modify the interest rate characteristics of certain anticipated transactions related to its secured financing activities, where there is a high degree of certainty that the Company will enter into such contracts. The Company actively monitors the level of anticipated secured financing transactions to ensure there is a high degree of certainty that such secured financing transactions will be executed at levels at least equal to the designated derivative product transactions.

The Company also utilizes foreign exchange forward contracts to manage the currency exposure related to its net monetary investment in non-U.S. dollar functional currency operations. The gain or loss from revaluing these contracts is deferred and reported within Accumulated other comprehensive income in stockholders' equity. The related unrealized receivables or payables due from or to counterparties are included in receivables from or payables to brokers, dealers and clearing organizations.

Derivatives that have been designated as non-trading related positions and are effective in modifying the interest rate characteristics of existing assets and liabilities or anticipated transactions are accounted for on an accrual basis. Under the accrual basis, interest is accrued into income or expense over the life of the contract, resulting in the net interest impact of the derivative and the underlying hedged item being recognized in income throughout the hedge period. Related unrealized receivables or payables due from or to counterparties are included in receivables from or payables to brokers, dealers and clearing organizations.

The Company monitors the effectiveness of its end user hedging activities by periodically comparing the change in the value of the hedge instrument to the underlying item being hedged, and reassessing the likelihood of the occurrence of anticipated transactions. In the event the Company determines that a hedge is no longer effective, such as upon extinguishment of the underlying asset or liability or a change in circumstances whereby there is not a high degree of certainty that the anticipated transaction will occur, the derivative transaction is no longer accounted for as a hedge. Instead, the Company immediately recognizes the market or fair value of the derivative financial instrument through earnings. Changes in the fair value of the derivative contract would then be accounted for as a derivative used for trading purposes as discussed above. In the event that a derivative designated as a hedge is terminated early, any realized gain or loss on the termination would be deferred and amortized to interest income or interest expense over the remaining life of the instrument being hedged.

REPURCHASE AND RESALE AGREEMENTS Securities purchased under agreements to resell and securities sold under agreements to repurchase, which are treated as financing transactions for financial reporting purposes, are collateralized primarily by government and government agency securities and are carried net by counterparty, when permitted, at the amounts at which the securities will be subsequently resold or repurchased plus accrued interest. It is the policy of the Company to take possession of securities purchased under agreements to resell. The Company monitors the market value of the underlying positions on a daily basis as compared to the related receivable or payable balances, including accrued interest. The Company requires counterparties to deposit additional collateral or return collateral pledged as necessary, to ensure that the market value of the underlying collateral remains sufficient. Securities and other financial instruments owned that are financed under repurchase agreements are carried at market value with changes in market value reflected in the Consolidated Statement of Income.

SECURITIES BORROWED AND LOANED Securities borrowed and securities loaned are carried at the amount of cash collateral advanced or received plus accrued interest. It is the Company's policy to value the securities borrowed and loaned on a daily basis, and to obtain additional cash as necessary to ensure such transactions are adequately collateralized.

MERCHANT BANKING INVESTMENTS The Company carries its merchant banking investments, including its partnership interests, at fair value based upon the Company's assessment of the underlying investments.

INVESTMENT BANKING Underwriting revenues and fees for merger and acquisition advisory services are recognized when services for the transactions are substantially completed. Transaction-related expenses are deferred and subsequently expensed to match revenue recognition.

INCOME TAXES The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. In this regard, deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years and for tax loss carryforwards, if in the opinion of management, it is more likely than not that the deferred tax asset will be realized. SFAS 109 requires companies to set up a valuation allowance for that component of net deferred tax assets which does not meet the "more likely than not" criterion for realization. Deferred tax liabilities are recognized for temporary differences that will result in taxable income in future years.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS Property, equipment, and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the terms of the underlying leases.

GOODWILL Excess of cost over fair value of net assets acquired (goodwill) is amortized using the straight-line method over periods not exceeding 35 years. Goodwill is evaluated periodically for impairment and also is reduced upon the recognition of certain acquired net operating loss carryforward benefits.

STATEMENT OF CASH FLOWS The Company defines cash equivalents as highly liquid investments with original maturities of three months or less, other than those held for sale in the ordinary course of business.

EARNINGS PER COMMON SHARE The Company computes earnings per common share in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities.

                                        ------
                                        NOTE 2
                                        ------

                         RECENTLY ISSUED ACCOUNTING STANDARDS

In 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which is effective for fiscal periods ending after December 15, 1997. SFAS No. 128 replaced the presentation of primary and fully diluted earnings per common share ("EPS") with basic and diluted EPS. The Company adopted SFAS No. 128 during the first quarter of 1998 and restated EPS data for the prior periods to conform with the provisions of the Statement.

On January 1, 1998, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" became fully effective. Previously, the FASB had deferred until that date certain provisions of SFAS No. 125 pertaining to repurchase agreements, securities lending and similar financing transactions. As a result of adopting the deferred provisions of SFAS No. 125, the Company has recognized on its November 30, 1998 Consolidated Statement of Financial Condition, approximately $1.4 billion of collateral controlled on certain financing transactions and a corresponding obligation to return such collateral at the termination of such transactions.

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (the "SOP"). The SOP requires that certain costs incurred in connection with developing or obtaining software for internal use be capitalized and subsequently amortized over the software's estimated useful life. The SOP requires prospective application as of the beginning of an entity's fiscal year without adjustment for costs that would have been capitalized had the SOP been in effect in prior periods. The Company has elected early adoption of this accounting pronouncement effective as of the beginning of its 1998 fiscal year and capitalized approximately $33.7 million of purchased software and other internal use software costs during fiscal 1998.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided is required for comparative purposes. The Company has elected early adoption of SFAS No. 130 for fiscal 1998. The adoption of SFAS No. 130 has no impact on the Company's consolidated statement of income, financial condition or cash flows. The only component of Accumulated other comprehensive income relates to foreign currency translation adjustments.

SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," was issued in February 1998, and is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 eliminates certain existing disclosures (such as the requirement to provide a description of the plan, including employee groups covered, type of benefit formula, funding policy, or the requirement to disclose alternative measures of the benefit obligation), but, at the same time, adds new disclosures (such as the requirement to disclose a reconciliation of beginning and ending balances of the benefit obligation and the fair value of plan assets). The Company has elected early adoption of this accounting pronouncement effective for its 1998 fiscal year.

                                        ------
                                        NOTE 3
                                        ------

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

The Company's commercial paper and short-term debt financing is comprised of the following:

                                                            November 30
                                                      ---------------------
[in millions]                                           1998           1997
---------------------------------------------------------------------------
Commercial paper                                      $3,550         $3,866
Short-term debt
     Bank loans                                        1,288            959
     Payables to banks                                 1,039            786
     Other short-term debt(1)                            780          2,207
---------------------------------------------------------------------------
Total                                                 $6,657         $7,818
---------------------------------------------------------------------------

The Company's weighted-average interest rates were as follows:

                                                             November 30
                                                        -------------------
[in millions]                                           1998           1997
---------------------------------------------------------------------------
Commercial paper(2)                                     5.5%           5.9%
Short-term debt(3)                                      5.4%           4.7%
Securities sold under agreements to repurchase          5.2%           5.0%

(1) Includes master notes, corporate loans, short-term medium-term notes and other short-term financings.

(2) Including weighted-average interest rates of 5.6% and 2.6% as of November 30, 1998 and 6.0% and 2.2% as of November 30, 1997 related to U.S. dollar and non-U.S. dollar obligations, respectively.

(3) Including weighted-average interest rates of 5.5% and 5.1% as of November 30, 1998 and 5.7% and 3.4% as of November 30, 1997 related to U.S. dollar and non-U.S. dollar obligations, respectively.

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

In July 1998, the Company entered into a new $1 billion Committed Securities Repurchase Facility (the "Facility") for LBIE, the Company's major operating entity in Europe. The Facility provides secured multi-currency financing for a broader range of collateral types than LBIE's previous committed secured credit facility. Under the terms of the Facility, the bank group will agree to provide funding for up to one year on a secured basis. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of Holdings. The Facility contains covenants which require among other things, that LBIE maintain specified levels of tangible net worth.

There have been no borrowings outstanding under either the Credit Agreement or the Facility. The Company may use the Credit Agreement and the Facility for general corporate purposes from time to time. The Company has maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

                                        ------
                                        NOTE 4
                                        ------

                                    LONG-TERM DEBT

                                         U.S. Dollar     Non-U.S. Dollar
                                 -------------------   -----------------       November 30
                                   Fixed    Floating   Fixed    Floating  ----------------
[in millions]                       Rate      Rate      Rate      Rate      1998      1997
------------------------------------------------------------------------------------------
SENIOR NOTES
Maturing in Fiscal 1998                                                            $ 2,710
Maturing in Fiscal 1999          $ 1,560   $ 2,664   $   939   $   172   $ 5,335     3,207
Maturing in Fiscal 2000            3,178     2,875       524       309     6,886     3,629
Maturing in Fiscal 2001            1,281       793       115       198     2,387     1,025
Maturing in Fiscal 2002            1,349       886        39       799     3,073     2,998
Maturing in Fiscal 2003            1,661       506       119       573     2,859       747
December 1, 2003 and thereafter    1,836       411       749       337     3,333     2,733
------------------------------------------------------------------------------------------
     Senior Notes                 10,865     8,135     2,485     2,388    23,873    17,049
------------------------------------------------------------------------------------------

SUBORDINATED INDEBTEDNESS
Maturing in Fiscal 1998                                                                359
Maturing in Fiscal 1999              334         7                           341       334
Maturing in Fiscal 2000              192                                     192       192
Maturing in Fiscal 2001              194                                     194       200
Maturing in Fiscal 2002              250        42                           292       291
Maturing in Fiscal 2003              475                                     475       475
December 1, 2003 and thereafter    1,755       201        18               1,974     1,361
------------------------------------------------------------------------------------------
     Subordinated Indebtedness     3,200       250        18               3,468     3,212
------------------------------------------------------------------------------------------
Long-Term Debt                   $14,065   $ 8,385   $ 2,503   $ 2,388   $27,341   $20,261
------------------------------------------------------------------------------------------


Of the Company's long-term debt outstanding as of November 30, 1998, $800 million is repayable prior to maturity at the option of the holder, at par value. These obligations are reflected in the above table as maturing at their put dates, which range from fiscal 1999 to fiscal 2003, rather than at their contractual maturities, which range from fiscal 2000 to fiscal 2026. In addition, $1,693 million of the Company's long-term debt is redeemable prior to maturity at the option of the Company under various terms and conditions. These obligations are reflected in the above table at their contractual maturity dates.

The Company's interest in 3 World Financial Center is financed with U.S. dollar fixed rate senior notes totaling $175 million as of November 30, 1998. These notes are unconditionally guaranteed by American Express and collateralized by a first mortgage on the property.

As of November 30, 1998, the Company had $9.1 billion available for the issuance of debt securities under various shelf registrations and debt programs, which includes $3.3 billion of issuance availability under the Company's Euro medium-term note program.

As of November 30, 1998, the Company's U.S. dollar and non-U.S. dollar debt portfolios included approximately $940 million and $1,004 million, respectively, of debt for which the interest rates and/or redemption values or maturity have been linked to the performance of various indices including industry baskets of stocks or commodities or events. Generally such notes are issued as floating rate notes or the interest rates on such index notes are effectively converted to floating rates based primarily on LIBOR through the use of interest rate, currency and equity swaps.

END USER DERIVATIVE ACTIVITIES The Company utilizes a variety of derivative products including interest rate, currency and equity swaps as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio to more closely match the terms of its debt portfolio to the assets being funded and to minimize interest rate risk. In addition, the Company utilizes cross-currency swaps to hedge its exposure to foreign currency risk as a result of its non-U.S. dollar debt obligations, after consideration of non-U.S. dollar assets which are funded with long-term debt obligations in the same currency. In certain instances, two or more derivative contracts may be utilized by the Company to manage the interest rate nature and/or currency exposure of an individual long-term debt issuance. In these cases, the notional amount of the derivative contracts may exceed the carrying value of the related long-term debt issuance.

At November 30, 1998 and 1997, the notional amounts of the Company's interest rate, currency and equity swaps related to its long-term debt obligations were approximately $24.3 billion and $17.3 billion, respectively. In terms of notional amounts outstanding, these derivative products mature as follows:

                                                                                    November 30
                                    U.S.       Non-U.S.         Cross-        ----------------------
[in millions]                     Dollar         Dollar       Currency           1998           1997
----------------------------------------------------------------------------------------------------
Maturing in Fiscal 1998                                                                      $ 2,592
Maturing in Fiscal 1999          $ 3,689         $  144         $1,147        $ 4,980          3,248
Maturing in Fiscal 2000            5,588             43            662          6,293          3,427
Maturing in Fiscal 2001            1,963             72            264          2,299            935
Maturing in Fiscal 2002            2,614            450            215          3,279          2,489
Maturing in Fiscal 2003            2,566            101            166          2,833          1,180
December 1, 2003 and thereafter    3,563            605            469          4,637          3,443
----------------------------------------------------------------------------------------------------
Total                            $19,983         $1,415         $2,923        $24,321        $17,314
----------------------------------------------------------------------------------------------------
Weighted-average interest rate
  at November 30(1):
Receive rate                       6.63%          5.93%          3.92%          6.26%          6.82%
Pay rate                           5.87%          3.99%          5.53%          5.72%          6.39%

(1) Weighted-average interest rates were calculated utilizing non-U.S. dollar interest rates, where applicable.

On an overall basis, the Company's long-term debt related end user derivative activities resulted in reduced interest expense of approximately $84 million, $68 million and $81 million in 1998, 1997 and 1996, respectively. In addition, the Company's end user derivative activities resulted in the following changes to the Company's mix of fixed and floating rate debt and effective weighted-average rates of interest:

                                                       November 30, 1998
                              ----------------------------------------------------------------------
                                               LONG-TERM DEBT                    WEIGHTED-AVERAGE(1)
                              -------------------------------         ------------------------------
                                  BEFORE                AFTER         CONTRACTUAL     EFFECTIVE RATE
                                END USER             END USER            INTEREST     AFTER END USER
[in millions]                 ACTIVITIES           ACTIVITIES                RATE         ACTIVITIES
----------------------------------------------------------------------------------------------------
USD Obligations
   Fixed rate                    $14,065                $420
   Floating rate                   8,385              24,106
----------------------------------------------------------------------------------------------------
                                  22,450              24,526
----------------------------------------------------------------------------------------------------
Non-USD Obligations                4,891               2,815
----------------------------------------------------------------------------------------------------
Total                            $27,341             $27,341               6.33%               5.83%
----------------------------------------------------------------------------------------------------

                                                                                   November 30, 1997
                              ----------------------------------------------------------------------
                                               LONG-TERM DEBT                    WEIGHTED-AVERAGE(1)
                              -------------------------------         ------------------------------
                                  BEFORE                AFTER         CONTRACTUAL     EFFECTIVE RATE
                                END USER             END USER            INTEREST     AFTER END USER
[in millions]                 ACTIVITIES           ACTIVITIES                RATE         ACTIVITIES
----------------------------------------------------------------------------------------------------
USD Obligations
     Fixed rate                  $12,252                $308
     Floating rate                 4,368              18,334
                                  16,620              18,642
----------------------------------------------------------------------------------------------------
Non-USD Obligations                3,641               1,619
----------------------------------------------------------------------------------------------------
Total                            $20,261             $20,261               6.78%               6.42%
----------------------------------------------------------------------------------------------------


(1) weighted-average interest rates were calculated using non-U.S. dollar interest rates, where applicable.

                                        ------
                                        NOTE 5
                                        ------

                                   PREFERRED STOCK

Holdings is authorized to issue a total of 38,000,000 shares of preferred stock. At November 30, 1998 and 1997, Holdings had 12,261,228 and 13,000,000
respectively, of such shares authorized, issued and outstanding under various series as described below. All preferred stock has a dividend preference over Holdings' common stock in the paying of dividends and a preference in the liquidation of assets.

CUMULATIVE CONVERTIBLE VOTING, SERIES A AND SERIES B The Cumulative Convertible Voting Preferred Stock, Series A and Series B (together the "Convertible Voting Preferred") have a liquidation preference of $39.10 per share. The Series A was issued in 1987. The Series B was issued in exchange for the Series A on July 11, 1997. As of November 30, 1998, 12,800 shares of the Series A and 11,708,428 shares of the Series B were outstanding.

The holders of the Convertible Voting Preferred are entitled to receive preferred dividends at an annual rate of 5%, on the liquidation preference, payable quarterly before any dividends are paid to the holders of common stock.

As of November 30, 1998 Holdings has the right to redeem up to 3,836,317 Convertible Voting Preferred shares at the liquidation price, subject to adjustment and restrictions on redemption when dividends are in arrears.

Each share of the Convertible Voting Preferred is convertible, at any time prior to the date of redemption, into 0.3178313 of a share of common stock. The Series A is convertible provided that at least 250,000 shares (or such lesser number of such shares then outstanding) are converted each time. Each share of the Series B is convertible without limitations. In each case, the conversion rate at November 30, 1998 was $123.02.

During 1998, Holdings repurchased 1,278,772 shares of the Series B.

SERIES C On May 11, 1998, Holdings issued 5,000,000 Depository Shares (each representing 1/10th of a share) of 5.94% Cumulative Preferred Stock, Series C ("Series C Preferred Stock"), $1.00 par value. These shares have a redemption price of $500 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series C Preferred Stock after May 31, 2008. The $250 million redemption value of the shares outstanding at November 30, 1998 is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred stock.

SERIES D On July 21, 1998, Holdings issued 4,000,000 Depository Shares (each representing 1/100th of a share) of 5.67% Cumulative Preferred Stock, Series D ("Series D Preferred Stock"), $1.00 par value. The Series D Preferred Stock has a redemption price of $5,000 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series D Preferred Stock after August 31, 2008. The $200 million redemption value of the shares outstanding at November 30, 1998 is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred stock.

REDEEMABLE VOTING In 1994, Holdings issued the Redeemable Preferred Stock to American Express and Nippon Life for $1,000. The holders of the Redeemable Preferred Stock are entitled to receive annual dividends through May 31, 2002 in an amount equal to 50% of the amount, if any, by which the Company's net income for the preceding year exceeds $400 million, up to a maximum of $50 million, prorated in the case of the last dividend period, which runs from December 1, 2001 to May 31, 2002. For the years ended November 30, 1998 and 1997, the Company's net income of $736 million and $647 million, respectively, resulted in the recognition of dividends in the amount of $50 million on the Redeemable Voting Preferred Stock.

Holdings may not redeem shares of the Redeemable Preferred Stock prior to the final dividend payment date. However, in the event of a change of control of the Company, holders of the Redeemable Preferred Stock will have the right to require Holdings to redeem all of this stock for an aggregate redemption price equal to $150 million if such change of control occurs prior to November 30, 1999, declining by $50 million per year in each of the three years thereafter. If a change of control is not approved by a majority of Holdings' Board of Directors, the funds for redemption must be raised by an offering of Holdings' equity securities which are not redeemable. These shares are not convertible into common stock.

                                        ------
                                        NOTE 6
                                        ------

                                     COMMON STOCK

Changes in shares of Holdings' common stock (the "Common Stock") outstanding are as follows:

                                                                                              November 30
                                                      ---------------------------------------------------
                                                             1998                1997                1996
---------------------------------------------------------------------------------------------------------
Shares outstanding, beginning of period               116,612,074         100,449,144         104,565,875
Exercise of stock options and other share issuances     3,129,883           1,719,799           1,108,973
Treasury stock purchases                               (8,584,080)         (1,556,869)         (5,225,704)
Issuance of shares to the RSU Trust                     2,500,000          16,000,000
---------------------------------------------------------------------------------------------------------
Shares outstanding, end of period                     113,657,877         116,612,074         100,449,144
---------------------------------------------------------------------------------------------------------

The Company has reserved for issuance approximately 1.2 million shares of Common Stock for conversion of the Convertible Voting Preferred.

During the years ended November 30, 1998, 1997 and 1996, the Company repurchased or acquired shares of its Common Stock at an aggregate cost of approximately $469 million, $77 million and $130 million, respectively. These shares were acquired in the open market and from employees who had tendered mature shares to pay for the exercise cost of stock options and related tax withholding obligations. These shares are being reserved for future issuances under employee stock-based compensation plans.

In 1997, the Company established an irrevocable grantor trust (the "RSU Trust") in order to provide common stock voting rights to employees who hold outstanding restricted stock units and to encourage employees to think and act like owners. The RSU Trust was initially funded in 1997 with a total of 16 million shares consisting of 5 million treasury shares for restricted stock unit ("RSU") awards under the Employee Incentive Plan and 11 million new issue shares of Common Stock for RSU awards under the 1994 Management Ownership Plan. In 1998, 2.5 million treasury shares were transferred into the RSU Trust.

Shares transferred to the RSU Trust do not impact the total number of shares used in the computation of earnings per common share because the Company has historically viewed the RSUs as common stock equivalents for purposes of these computations. Accordingly, the establishment of the RSU Trust has had no effect on the total equity, net income or earnings per share of the Company.

During fiscal year 1998, the FASB's Emerging Issues Task Force (EITF) reached a consensus on Issue No. 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested" (EITF 97-14). The Task Force concluded that consolidation of irrevocable grantor trusts is required and that shares held by the grantor trust should be classified and accounted for in equity, such that changes in fair value are not recognized. Accordingly, the Company has adopted EITF 97-14. Adoption had no effect on net income, total assets or total equity of the Company.

                                        ------
                                        NOTE 7
                                        ------

                                   INCENTIVE PLANS

EMPLOYEE STOCK PURCHASE PLAN The Employee Stock Purchase Plan (the "ESPP") allows employees to purchase Common Stock at a 15% discount from market value, with a maximum of $25,000 in annual aggregate purchases by any one individual. The number of shares of Common Stock authorized for purchase by eligible employees is 6 million. As of November 30, 1998 and 1997, 2.0 million shares and
1.6 million shares, respectively, of Common Stock had been purchased by eligible employees through the ESPP.

1994 INCENTIVE PLANS The 1994 Management Replacement Plan (the "Replacement Plan") provided awards similar to the American Express common shares granted to Company employees which were canceled as of the date of the spin-off from American Express. Through November 30, 1998, a total of 2.0 million awards had been granted under the Replacement Plan, including both stock options and restricted stock; 0.5 million were outstanding at November 30, 1998. No future awards will be granted under this plan.

The Lehman Brothers Holdings Inc. 1994 Management Ownership Plan (the "1994 Plan") provides for the issuance of RSUs, performance stock units ("PSUs"), stock options and other equity awards for a period of up to ten years to eligible employees. A total of 16.6 million shares of Common Stock may be granted under the 1994 Plan. At November 30, 1998,

RSU and stock option awards with respect to 15.6 million shares of Common Stock have been made under the 1994 Plan of which 12.8 million are outstanding and 2.8 million have been converted to freely transferable Common Stock. The Company will utilize the remaining authorization of 1.0 million shares to satisfy dividend reinvestment requirements for outstanding awards and to fund the annual RSU awards for the Company's non-employee directors.

1996 MANAGEMENT OWNERSHIP PLAN During 1996, the Company's stockholders approved the 1996 Management Ownership Plan (the "1996 Plan") under which awards similar to those of the 1994 Plan may be granted, and under which up to 15.5 million shares of Common Stock may be subject to awards. At November 30, 1998, RSU, PSU and stock option awards with respect to 8.4 million shares of Common Stock have been made under the 1996 Plan of which 6.9 million are outstanding and 1.5 million have been converted to freely transferable Common Stock.

EMPLOYEE INCENTIVE PLAN The Employee Incentive Plan ("EIP") has provisions similar to the 1994 Plan and the 1996 Plan, and authorization for up to 50 million shares of Common Stock which may be subject to awards. At November 30, 1998, awards with respect to 33.6 million shares of Common Stock have been made under the EIP of which 32.7 million are outstanding and 0.9 million have been converted to freely transferable Common Stock. Approximately 26.9 million of the outstanding awards consist of RSUs and PSUs which have vesting and transfer restrictions extending through the year 2004.

The following is a summary of RSUs outstanding under Holdings' stock-based incentive plans:

                                     RESTRICTED STOCK UNITS

                                              1994           1996
                                              Plan           Plan            EIP          Total
-----------------------------------------------------------------------------------------------
Balance, November 30, 1995              12,040,797                     2,039,220     14,080,017
     Granted                               419,614                     7,130,720      7,550,334
     Canceled                             (801,614)                     (405,575)    (1,207,189)
     Exchanged for stock without
       restrictions                       (474,222)                                    (474,222)
-----------------------------------------------------------------------------------------------
Balance, November 30, 1996              11,184,575                     8,764,365     19,948,940
-----------------------------------------------------------------------------------------------
     Granted                             1,814,685      1,332,250      8,810,609     11,957,544
     Canceled                             (846,191)                   (1,530,562)    (2,376,753)
     Exchanged for stock without
       restrictions                       (254,894)      (139,371)       (55,825)      (450,090)
-----------------------------------------------------------------------------------------------
Balance, November 30, 1997              11,898,175      1,192,879     15,988,587     29,079,641
-----------------------------------------------------------------------------------------------
     Granted                                83,866        611,400     11,400,151     12,095,417
     Canceled                              (42,734)      (112,477)      (403,299)      (558,510)
     Exchanged for stock without
       restrictions                       (243,791)      (105,564)       (90,317)      (439,672)
-----------------------------------------------------------------------------------------------
Balance, November 30, 1998              11,695,516      1,586,238     26,895,122     40,176,876
-----------------------------------------------------------------------------------------------



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

Of the RSUs outstanding at November 30, 1998, approximately 13.0 million RSUs were vested, approximately 2.6 million RSUs will vest during fiscal 1999, and the remaining RSUs will vest subsequent to November 30, 1999.

Total compensation cost recognized during 1998, 1997 and 1996 for the Company's stock-based awards was approximately $221 million, $162 million and $136 million, respectively.

In addition to the RSUs included in the previous table, the Company has awarded PSUs under the EIP to certain senior officers. The number of PSUs which may be earned is dependent upon the achievement of certain performance levels within predetermined performance periods. At the end of a performance period, any PSUs earned will convert one-for-one to RSUs which then vest in three, four or five years. As of December 31, 1998, approximately 0.7 million PSUs have been earned to date, subject to vesting and transfer restrictions. The compensation cost for the RSUs payable in satisfaction of PSUs is accrued over the combined performance and vesting periods.

                                 STOCK OPTIONS

                                                                                                            WEIGHTED-
                                                                                                             AVERAGE
                                     1994 REPLACEMENT           1996                                         EXERCISE    EXPIRATION
                                    PLAN         PLAN           PLAN           EIP              TOTAL          PRICE        DATES
-----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1995       3,078,680     1,429,185                    1,400,000         5,907,865     $   18.68     5/96-5/04
-----------------------------------------------------------------------------------------------------------------------------------
  Granted                                                      825,000      2,650,000         3,475,000     $   24.16     3/01-5/01

  Exercised                        (93,333)     (251,909)                                       (345,242)   $   18.00

  Canceled                        (116,667)      (22,247)                    (850,000)         (988,914)    $   22.83
-----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1996       2,868,680     1,155,029       825,000      3,200,000         8,048,709     $   20.58     2/97- 5/04
-----------------------------------------------------------------------------------------------------------------------------------
  Granted                                                    2,250,000                        2,250,000     $   30.52     1/02-3/02

  Exercised                       (743,040)     (521,192)                                     (1,264,232)   $   18.85

  Canceled                                        (4,943)                    (150,000)         (154,943)    $   23.81
-----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1997       2,125,640       628,894     3,075,000      3,050,000         8,879,534     $   23.64     1/98-5/04
-----------------------------------------------------------------------------------------------------------------------------------
  Granted                            7,212                   3,475,000      7,374,170        10,856,382     $   49.721    2/02-11/08

  Exercised                       (989,401)     (156,324)   (1,275,165)      (706,000)       (3,126,890)    $   23.17

  Canceled                                          (417)                  (3,946,500)       (3,946,917)    $   60.47
-----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1998       1,143,451       472,153     5,274,835      5,771,670        12,662,109     $   34.64     2/99-11/08
-----------------------------------------------------------------------------------------------------------------------------------

At November 30, 1998 and 1997, approximately 8.3 million and 8.9 million stock options, respectively, were exercisable at weighted-average prices of $31.42 and $23.64, respectively. The weighted-average remaining contractual life of the stock options outstanding at November 30, 1998 is 5.30 years. The exercise price for all stock options awarded has been equal to 100% of the market price of Common Stock on the day of grant.

The following table provides further details relating to Holdings' stock options outstanding as of November 30, 1998:


                                         OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
                     -----------------------------------------------------------------------------------------------
                                                        WEIGHTED-                                         WEIGHTED-
                                      WEIGHTED-           AVERAGE                       WEIGHTED-           AVERAGE
                                        AVERAGE         REMAINING                         AVERAGE         REMAINING
RANGE OF                  NUMBER       EXERCISE       CONTRACTUAL           NUMBER       EXERCISE       CONTRACTUAL
EXERCISE PRICES      OUTSTANDING          PRICE    LIFE (IN YEARS)     EXERCISABLE          PRICE    LIFE (IN YEARS)
-------------------------------------------------------------------------------------------------------------------
$18.00-$19.99         1,138,392       $   18.00              2.06        1,138,392      $   18.00             2.06
$20.00-$29.99         2,813,835       $   22.69              2.14        2,813,835      $   22.69             2.14
$30.00-$39.99         2,050,000       $   30.80              3.24        1,900,000      $   30.53             3.11
$40.00-$49.99         6,659,882       $   43.68              7.83        2,425,000      $   48.56             4.03
-------------------------------------------------------------------------------------------------------------------
                     12,662,109       $   34.64              5.30        8,277,227      $   31.42             2.91
-------------------------------------------------------------------------------------------------------------------

SFAS No. 123, "Accounting for Stock-Based Compensation," established financial accounting and reporting standards for stock-based employee compensation plans. The financial accounting standards of SFAS No. 123 permit companies to either continue accounting for stock-based compensation under existing rules or adopt SFAS No. 123 and begin reflecting the fair value of stock options and other forms of stock-based compensation in the results of operations as additional expense.

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

The Company utilized the Black-Scholes option-pricing model to quantify the pro forma effects on net income and earnings per common share of the fair value of the stock options granted and outstanding during 1998 and 1997. Based on the results of the model, the weighted-average fair value of the stock options granted was $12.36 and $7.14 for 1998 and 1997, respectively. The weighted-average assumptions which were used for 1998 and 1997 included risk-free interest rates of 5.01% and 6.14%, an expected life of 4 and 3 years, and expected volatility of 30% and 29%, respectively. In addition, annual dividends of $0.30 and $0.24 were assumed for the 1998 and 1997 options, respectively.

The Company's 1998, 1997 and 1996 pro forma net income would have been $723 million, $629 million and $413 million, respectively, compared to actual net income of $736 million, $647 million and $416 million, respectively. Pro forma earnings per common share for 1998, 1997 and 1996 would have been $5.09, $4.57 and $3.22, respectively, compared to actual earnings per common share of $5.19, $4.72 and $3.24, respectively. The pro forma amounts reflect the effects of the 1998 and 1997 stock option grants and the 15% purchase discount from market value offered to the Company's employees who participate in the ESPP.


                                     NOTE 8

                           Earnings Per Common Share

Earnings per share was calculated as follows:

                                                                                              Three years ended
[in millions, except for per share data]                                  1998         1997                1996
---------------------------------------------------------------------------------------------------------------
Numerator:

  Net income                                                           $     7       $    6            $    416
  Preferred stock dividends                                                 87           75                  38
---------------------------------------------------------------------------------------------------------------
  Numerator for basic and diluted earnings per share =
    income available to common stockholders                                649          572                 378
---------------------------------------------------------------------------------------------------------------
Denominator:
Denominator for basic earnings per share = weighted-average shares       120.9        118.2               115.3
Effect of dilutive securities:
  Employee stock options                                                   2.4          1.9                 0.9
  Common stock equivalents                                                 1.7          1.0                 0.5
---------------------------------------------------------------------------------------------------------------
Dilutive potential common shares                                           4.1          2.9                 1.4
---------------------------------------------------------------------------------------------------------------
  Denominator for diluted earnings per share =
    adjusted weighted-average shares                                     125.0        121.1               116.7
---------------------------------------------------------------------------------------------------------------
Basic earnings per share                                               $  5.37       $ 4.84            $   3.27
---------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                             $  5.19       $ 4.72            $   3.24
---------------------------------------------------------------------------------------------------------------

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

Lehman Brothers International (Europe) ("LBIE"), a United Kingdom registered broker-dealer and subsidiary of Holdings, is subject to the capital requirements of the Securities and Futures Authority ("SFA") of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At November 30, 1998, LBIE's financial resources of approximately $2.5 billion exceeded the minimum requirement by approximately $900 million. Lehman Brothers Japan Inc.'s Tokyo branch, a regulated broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and at November 30, 1998, had net capital of approximately $320 million which was approximately $95 million in excess of the specified levels required. Certain other non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 1998, these other subsidiaries were in compliance with their applicable local capital adequacy requirements. The Company's "AAA" rated derivatives subsidiaries, Lehman Brothers Financial Products Inc. ("LBFP") and Lehman Brothers Derivative Products Inc. ("LBDP"), have established certain capital and operating restrictions which are reviewed by various rating agencies. At November 30, 1998, LBFP and LBDP each had capital which exceeded the requirement of the most stringent rating agency by approximately $135 million and $27 million, respectively.

The regulatory rules referred to above, and certain covenants contained in various debt agreements may restrict Holdings' ability to withdraw capital from its regulated subsidiaries, which in turn could limit its ability to pay dividends to shareholders. At November 30, 1998, approximately $3.5 billion of net assets of subsidiaries were restricted as to the payment of dividends to Holdings.

                                    NOTE 10

                             Employee Benefit Plans

The Company provides various pension plans for the majority of its employees worldwide. In addition, the Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The following summarizes these plans:

                                                                   PENSION                Postretirement
                                                                  BENEFITS                      Benefits
                                                               November 30                   November 30
[in millions, except for weighted-average]           1998             1997         1998             1997
--------------------------------------------------------------------------------------------------------

Change in benefit obligation

Benefit obligation at beginning of year             $ 551            $ 479         $  49           $  49

Service cost before expenses                           23               21             1               1

Interest cost                                          38               36             3               3

Actuarial (gain) loss                                  60               36                            (1)

Benefits paid                                         (20)             (21)           (3)             (3)

Benefit obligation at end of year                   $ 652            $ 551         $  50           $  49

Change in plan assets

Fair value of plan assets at beginning of year      $ 747            $ 665

Actual return on plan assets, net of expenses          82               91

Employer contribution                                   9               13

Benefits paid                                         (20)             (21)


Foreign currency exchange rate changes                 (1)              (1)

Fair value of plan assets at end of year            $ 817            $ 747

Funded status (underfunded)                         $ 165            $ 196         $ (50)          $ (49)

Unrecognized net actuarial (gain) loss                 79               39           (21)            (22)

Unrecognized prior service cost (credit)                2                             (6)             (7)

Prepaid (accrued) benefit cost                      $ 246            $ 235         $ (77)          $ (78)

Weighted-average assumptions

Discount rate                                         6.7%             7.2%          6.7%            7.0%

Expected return on plan assets                        8.8%             9.3%

Rate of compensation increase                         5.0%             5.1%          5.0%            5.1%


For measurement purposes, the annual health care cost trend rate was assumed to be 8.0% for the year ended November 30, 1999. The rate was assumed to decrease at the rate of 0.5% per year to 5.5% in the year ended November 30, 2004 and remain at that level thereafter.

                                                                  PENSION Benefits                  Postretirement Benefits
                                                   Twelve months ended November 30          Twelve months ended November 30

[in millions]                              1998             1997            1996           1998          1997          1996
----------------------------------------------------------------------------------------------------------------------------
Components of net periodic
benefit cost

Service cost                               $ 24             $ 22            $ 18           $  1          $  1         $  1
Interest cost                                38               36              34              3             3            3
Expected return on plan assets              (67)             (63)            (56)
Recognized net actuarial (gain) loss         (1)              (1)              2             (1)           (2)          (1)
----------------------------------------------------------------------------------------------------------------------------
Net periodic benefit (income) cost         $ (6)            $ (6)           $ (2)          $  3          $  2         $  3
----------------------------------------------------------------------------------------------------------------------------

Assumed health care cost trend rates have a significant effect on the amount reported for postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

[in millions]                                                              1% POINT INCREASE       1% POINT DECREASE
--------------------------------------------------------------------------------------------------------------------
Effect on total service and interest cost components in fiscal 1998                   $  0.4                 $ (0.3)
--------------------------------------------------------------------------------------------------------------------
Effect on postretirement benefit obligation at November 30, 1998                      $  4.7                 $ (4.5)
--------------------------------------------------------------------------------------------------------------------

                                    NOTE 11

                                  INCOME TAXES

The Company files a consolidated U.S. federal income tax return reflecting the income of Holdings and its subsidiaries.

The provision for income taxes consists of the following:


                                                   Twelve months ended November 30
[in millions]                   1998                    1997                  1996
----------------------------------------------------------------------------------
Current

  Federal                      $ 238                  $ 110                $ (20)
  State                           63                     58                   36
  Foreign                        299                    182                  133
--------------------------------------------------------------------------------
                                 600                    350                  149
--------------------------------------------------------------------------------
Deferred
  Federal                       (239)                    (6)                  61
  State                           (6)                    (4)                  11
  Foreign                        (39)                   (50)
                                (284)                   (60)                  72
--------------------------------------------------------------------------------
                               $ 316                  $ 290                $ 221
--------------------------------------------------------------------------------

Income before taxes included $270 million, $121 million, and $335 million that has also been subject to income taxes of foreign jurisdictions for 1998, 1997 and 1996, respectively.

The income tax provision (benefit) differs from that computed by using the statutory federal income tax rate for the reasons shown below:

                                                                  Twelve months ended November 30
[in millions]                                         1998               1997                1996
-------------------------------------------------------------------------------------------------
Federal income taxes at statutory rate               $ 368              $ 328               $ 223
State and local taxes                                   37                 35                  31
Tax-exempt income                                      (71)               (60)                (24)
Amortization of goodwill                                 3                  3                   3
Foreign operations                                       3                 (3)                (26)
Other, net                                             (24)               (13)                 14
-------------------------------------------------------------------------------------------------
                                                     $ 316              $ 290               $ 221
-------------------------------------------------------------------------------------------------

Deferred income taxes are provided for the differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. These temporary differences will result in future income or deductions for income tax purposes and are measured using the enacted tax rates that will be in effect when such items are expected to reverse. The Company provides for deferred income taxes on undistributed earnings of foreign subsidiaries.

At November 30, 1998 and 1997 the deferred tax assets and liabilities consisted of the following:


                                                                                        November 30
[in millions]                                                          1998                    1997
---------------------------------------------------------------------------------------------------

Deferred tax assets
Reserves not currently deductible                                     $ 233                   $ 185
Deferred compensation                                                   413                     325
Foreign tax credits                                                      92
NOL carryforwards                                                         9                      15
Other                                                                    85                      10
---------------------------------------------------------------------------------------------------
                                                                        832                     535
Less: Valuation allowance                                                19                      43
---------------------------------------------------------------------------------------------------
         Total deferred tax assets net of valuation allowance         $ 813                   $ 492
---------------------------------------------------------------------------------------------------
Deferred tax liabilities
Excess tax over financial depreciation                                $ 114                   $ 112
Pension and retirement costs                                             52                      46
Unrealized trading and investment activity                               39                       8
Undistributed earnings of foreign subsidiaries (net of credits)          (9)                      7
Other                                                                    21                       4
---------------------------------------------------------------------------------------------------
         Total deferred tax liabilities                               $ 217                   $ 177
---------------------------------------------------------------------------------------------------
Net deferred tax assets                                               $ 596                   $ 315
---------------------------------------------------------------------------------------------------

The net deferred tax assets are included in Other assets in the accompanying Consolidated Statement of Financial Condition. At November 30, 1998, the valuation allowance recorded against deferred tax assets was $19 million compared to $43 million at November 30, 1997, of which approximately $19 million and $27 million, respectively, will reduce goodwill if future circumstances permit recognition. The Company's Consolidated Statement of Income includes a $10 million net benefit from the reversal of a portion of this valuation allowance; the remaining decrease in the valuation allowance is associated with a corresponding decrease in the Company's net deferred tax assets.

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

In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end user. Acting in a trading capacity, the Company enters into derivative transactions to satisfy the needs of its clients and to manage the Company's own exposure to market and credit risk resulting from its trading activities (collectively, "Trading-Related Derivative Activities"). As an end user, the Company primarily enters into interest rate swap and option contracts to adjust the interest rate nature of its funding sources from fixed to floating rates and vice versa, and to change the index upon which floating interest rates are based (e.g., Prime to LIBOR) (collectively, "End User Derivative Activities").

There is an extensive volume of derivative products available in the marketplace, which can vary from a simple forward foreign exchange contract to a complex derivative instrument with multiple risk characteristics involving the aggregation of the risk characteristics of a number of derivative product types including swap products, options and forwards. Listed below are examples of various derivative product types along with a brief discussion of the performance mechanics of certain specific derivative instruments.

SWAP PRODUCTS Interest rate swap products include interest rate and currency swaps, leveraged swaps, swap options, and other interest rate option products including caps, collars, and floors. An interest rate swap is a negotiated OTC contract in which two parties agree to exchange periodic interest payments for a defined period, calculated based upon a predetermined notional amount. Interest payments are usually exchanged on a net basis throughout the duration of the swap contract. A currency swap is an OTC agreement to exchange a fixed amount of one currency for a specified amount of a second currency at the outset and completion of the swap term. Leveraged swaps involve the multiplication of the interest rate factor upon which the interest payment streams are based (e.g., Party A pays 3 times the six month LIBOR). Caps are contractual commitments that require the writer to pay the purchaser the amount by which an interest reference rate exceeds a defined contractual rate, if any, at specified times during the contract. Conversely, a floor is a contractual commitment that requires the writer to pay the amount by which a defined contractual rate exceeds an interest reference rate at specified times over the life of the contract, if any. Equity swaps are contractual agreements whereby one party agrees to receive the appreciation (or depreciation) value over a strike price on an equity investment in return for paying another rate, which is usually based upon equity index movements or interest rates. Commodity swaps are contractual commitments to exchange the fixed price of a commodity for a floating price (which is usually the prevailing spot price) throughout the swap term.

OPTIONS Option contracts provide the option purchaser (holder) with the right but not the obligation to buy or sell a financial instrument, commodity or currency at a predetermined exercise price (strike price) during a defined period (American Option) or at a specified date (European Option). The option purchaser pays a premium to the option seller (writer) for the right to exercise the option. The option seller is obligated to buy (put) or sell (call) the item underlying the contract at a set price, if the option purchaser chooses to exercise. Option contracts also exist for various indices and are similar to options on a security or other instrument except that, rather than settling physical with delivery of the underlying instrument, they are cash settled. As a purchaser of an option contract, the Company is subject to credit risk, since the counterparty is obligated to make payments under the terms of the option contract, if the Company exercises the option. As the writer of an option contract, the Company is not subject to credit risk but is subject to market risk, since the Company is obligated to make payments under the terms of the option contract if exercised.

Option contracts may be exchange-traded or OTC. Exchange-traded options are the obligations of the exchange and generally have standardized terms and performance mechanics. In contrast, all of the terms of an OTC option including the method of settlement, term, strike price, premium and security are determined by negotiation of the parties.

FUTURES AND FORWARDS Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a financial instrument or commodity at a specified future date and price. Maintaining a futures contract requires the Company to deposit with the exchange an amount of cash or other specified assets as security for its obligation. Additionally, futures exchanges generally require the daily cash settlement of unrealized gains/losses on open contracts with the futures exchange. Therefore, futures contracts provide a reduced funding alternative to purchasing the underlying cash position in the marketplace. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date or by entering into an offsetting futures contract with the futures exchange prior to the settlement date.

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

Derivatives are generally based upon notional amounts. Notional amounts are not recorded on-balance sheet, but rather are utilized solely as a basis for determining future cash flows to be exchanged. Therefore, notional amounts provide a measure of the Company's involvement with such instruments, but are not indicative of actual or potential risk.

The following table reflects the notional/contract amounts of the Company's Trading-Related Derivative Activities:

                Trading-Related Derivative Financial Instruments

                                                                                                NOTIONAL/           1998
                                                                                                 CONTRACT      WEIGHTED-
                                                                                                  AMOUNTS        AVERAGE
                                                                             November 30      November 30       MATURITY
[in millions]                                                                       1998             1997      (IN YEARS)
-------------------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps and options
 (including caps, collars and floors)                                         $1,590,115       $  961,762         4.77
Foreign exchange forward and future contracts and options                        389,416          478,899          .32
Other fixed income securities contracts
         (including futures contracts and options,
         mortgage-backed securities forward contracts and options)               328,116          364,009          .71
Equity contracts (including equity swaps, futures, warrants and options)          88,604           40,522          .84
Commodity contracts (including swaps, futures, forwards and options)               1,544           10,292         1.72
-----------------------------------------------------------------------------------------------------------------------
Total                                                                         $2,397,795       $1,855,484         3.35
-----------------------------------------------------------------------------------------------------------------------

Of the total notional amounts at November 30, 1998 and 1997, approximately $2,152 billion and $1,615 billion are over-the-counter and $246 billion and $240 billion are exchange-traded, respectively. The total weighted-average maturity at November 30, 1998, for over-the-counter and exchange-traded contracts was
3.62 years and 0.96 years, respectively. Approximately $1,053 billion of the notional/contract amount of the Company's Trading-Related Derivative Activities mature within the year ended November 30, 1999, of which approximately 30% have maturities of less than one month.

The Company records its Trading-Related Derivative Activities on a mark-to-market basis with realized and unrealized gains and losses recognized currently in Principal transactions in the Consolidated Statement of Income. Unrealized gains and losses on derivative contracts are recorded on a net basis in the Consolidated Statement of Financial Condition for those transactions with counterparties executed under a legally enforceable master netting agreement and are netted across products when such provisions are stated in the master netting agreement. The Company offers equity, fixed income and foreign exchange products to its customers. Because of the integrated nature of the market for such products, each product area trades cash instruments as well as related derivative products.

Principal transactions and net interest revenues related to the Company's fixed income business (which includes foreign exchange) were $1,638 million for 1998, $1,749 million for 1997 and $1,793 million for 1996. Principal transactions and net interest revenues related to the Company's equity business were $351 million for 1998, $296 million for 1997 and $275 million for 1996.

Listed in the following table is the fair value of the Company's Trading-Related Derivative Activities as of November 30, 1998 and 1997 as well as the average fair value of these instruments. Average fair values of these instruments were calculated based upon month-end statement of financial condition values, which the Company believes do not vary significantly from the average fair value calculated on a more frequent basis. Variances between average fair values and period-end values are due to changes in the volume of activities in these instruments and changes in the valuation of these instruments due to variations in market and credit conditions.

                         FAIR VALUE OF TRADING-RELATED

                        DERIVATIVE FINANCIAL INSTRUMENTS

                                                                                                             AVERAGE FAIR VALUE*
                                                                                FAIR VALUE*                  Twelve months ended
                                                                          November 30, 1998                    November 30, 1998
[in millions]                                                  Assets           Liabilities       Assets             Liabilities
--------------------------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps and options
    (including caps, collars and floors)                    $5,877                  $3,240       $ 5,550                 $3,361

Foreign exchange forward contracts and options               1,583                   1,367         1,724                  1,558

Options on other fixed income securities,
         mortgage-backed securities forward contracts
         and options                                           224                     214           288                    264

Equity contracts (including equity swaps,
         warrants and options)                               2,128                   3,167         2,218                  2,946

Commodity contracts (including swaps,
         forwards, and options)                                 71                      76           147                    146
--------------------------------------------------------------------------------------------------------------------------------
Total                                                       $9,883                  $8,064        $9,927                 $8,275
--------------------------------------------------------------------------------------------------------------------------------


                                                                                                        AVERAGE FAIR VALUE*
                                                                             FAIR VALUE*                Twelve months ended
                                                                       November 30, 1997                  November 30, 1997
                                                                       -----------------                -------------------
[in millions]                                               Assets           Liabilities          Assets        Liabilities
--------------------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps and options
         (including caps, collars and floors)               $4,704               $3,303           $4,306           $3,224

Foreign exchange forward contracts and options               1,840                1,885            1,236            1,532

Options on other fixed income securities,
         mortgage-backed securities forward contracts
         and options                                           310                  297              275              246

Equity contracts (including equity swaps,
         warrants and options)                               1,304                1,696            2,134            1,681
Commodity contracts (including swaps,
         forwards, and options)                                195                  186              304              465
--------------------------------------------------------------------------------------------------------------------------
Total                                                       $8,353               $7,367           $8,255           $7,148
--------------------------------------------------------------------------------------------------------------------------

*Amounts represent carrying value (exclusive of non-cash collateral) and do not include receivables or payables related to exchange-traded futures contracts.

Assets included in the preceding table represent the Company's unrealized gains, net of unrealized losses for situations in which the Company has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties. Therefore, the fair value of assets/liabilities related to derivative contracts at November 30, 1998 represents the Company's net receivable/payable for derivative financial instruments before consideration of collateral. Included within the $9,883 million fair value of assets at November 30, 1998 was $9,211 million related to swaps and other OTC contracts and $672 million related to exchange-traded option and warrant contracts. Included within the $8,353 million fair value of assets at November 30, 1997 was $8,016 million related to swaps and other OTC contracts and $337 million related to exchange-traded option and warrant contracts.

The primary difference in risks related to OTC and exchange-traded contracts is credit risk. OTC contracts contain credit risk for unrealized gains from various counterparties for the duration of the contract, net of collateral.

With respect to OTC contracts, including swaps, the Company views its net credit exposure to be $6,939 million at November 30, 1998, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral.

Counterparties to the Company's OTC derivative products are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. Presented below is an analysis of the Company's net credit exposure at November 30, 1998 for OTC contracts based upon actual ratings made by external rating agencies or by equivalent ratings established and utilized by the Company's Credit Risk Management Department.


COUNTERPARTY                S&P/MOODY'S              NET CREDIT
RISK RATING                  EQUIVALENT                EXPOSURE
--------------------------------------------------------------
1                              AAA/Aaa                    15%
2                    AA-/Aa3 or higher                    25%
3                      A-/A3 or higher                    36%
4                  BBB-/Baa3 or higher                    12%
5                    BB-/Ba3 or higher                     5%
6                       B+/B1 or lower                     7%

The Company is also subject to credit risk related to its exchange-traded derivative contracts. Exchange-traded contracts, including futures and certain options, are transacted directly on the exchange. To protect against the potential for a default, all exchange clearinghouses impose net capital requirements for their membership. Additionally, the exchange clearinghouse requires counterparties to futures contracts to post margin upon the origination of the contract and for any changes in the market value of the contract on a daily basis (certain foreign exchanges provide for settlement within three days). Therefore, the potential for losses from exchange-traded products is limited.

END USER DERIVATIVE ACTIVITIES The Company utilizes a variety of derivative products as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio to more closely match the terms of its debt portfolio to the assets being funded and to minimize interest rate risk. At November 30, 1998 and 1997, the notional amounts of the Company's end user activities related to its long-term debt obligations were approximately $24.3 billion and $17.3 billion, respectively. (For a further discussion of the Company's long-term debt related end user derivative activities see Note 4.)

The Company also utilizes derivative products as an end user to modify its interest rate exposure associated with its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned. At November 30, 1998 and 1997, the Company had $130 billion and $129 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk. The Company, as an end user, manages the interest rate risk related to these activities by utilizing derivative financial instruments, including interest rate swaps and purchased options. The Company designates certain specific derivative transactions against specific assets and liabilities with matching maturities. In addition, the Company manages the interest rate risk of anticipated secured financing transactions with derivative products. The Company actively monitors the level of anticipated secured financing transactions to ensure there is a high degree of certainty that such secured financing transactions will be executed at levels at least equal to the designated derivative product transactions. At November 30, 1998 and 1997, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $73.4 billion and $38.7 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The total notional amount of these agreements had a weighted-average maturity of 1.0 years and 0.5 years as of November 30, 1998 and 1997, respectively.

The Company terminated certain swaps designated as hedges of the Company's secured financing activities. At November 30, 1998 and 1997, a loss of approximately $2.8 million and $12.0 million, respectively, from these terminated contracts was deferred and will be amortized to interest expense over the original period of the hedge. On an overall basis, the Company's secured financing end user derivative activities increased (decreased) net revenues by approximately $4 million, $(10) million and $16 million for 1998, 1997 and 1996, respectively.

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

Assets and liabilities, which are recorded at contractual amounts that approximate market or fair value include cash and cash equivalents, cash and securities segregated and on deposit for regulatory and other purposes, receivables, certain other assets, commercial paper and short-term debt, and payables. The market value of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of these instruments and their variable interest rates.

Financial instruments which are recorded at amounts that do not necessarily approximate market or fair value include long-term debt, certain secured financing activities and the related financial instruments utilized by the Company as an end user to manage the interest rate risk of these exposures. The Company's long-term debt is recorded at contractual or historical amounts. The following table provides a summary of the fair value of the Company's long-term debt and related end user derivative activities. The fair value of the Company's long-term debt was estimated using either quoted market prices or discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowing arrangements. The unrecognized net gain (loss) related to the Company's end user derivative activities reflects the esti-mated amounts the Company would receive (pay) if the derivative financial instruments were terminated based on market rates at November 30, 1998 and 1997, respectively.

                                                                                           November 30
                                                                          ----------------------------
[in millions]                                                                1998                 1997
------------------------------------------------------------------------------------------------------
Carrying value of long-term debt                                          $ 27,341           $  20,261
Fair value of long-term debt                                                27,376              20,688
------------------------------------------------------------------------------------------------------
Unrecognized net gain (loss) on long-term debt                            $    (35)          $    (427)
------------------------------------------------------------------------------------------------------
Unrecognized net gain (loss) on long-term debt end user activities        $    385           $     188
------------------------------------------------------------------------------------------------------


The Company carries its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase, and securities loaned, at their original contract amount plus accrued interest. The majority of such financing activities are short-term in nature which approximates fair value. At November 30, 1998 and 1997, the Company had $130 billion and $129 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk.

At November 30, 1998 and 1997, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $73.4 billion and $38.7 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The unrecognized net losses related to these derivative financial instruments were $110 million and $6 million at November 30, 1998 and 1997, respectively, which were substantially offset by unrecognized net gains on the Company's secured financing activities. Additionally, at November 30, 1998 the Company had approximately $84 million of unrecognized losses related to approximately $4.4 billion of long-term fixed rate repurchase agreements.

                                    NOTE 14

                      OTHER COMMITMENTS AND CONTINGENCIES

As of November 30, 1998 and 1997, the Company was contingently liable for $2.9 billion and $4.2 billion, respectively, of letters of credit, primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges, and other guarantees.

As of November 30, 1998 and 1997, in connection with its financing activities, the Company had outstanding commitments under certain lending arrangements of approximately $3.7 billion and $2.4 billion, respectively. These commitments require borrowers to provide acceptable collateral, as defined in the agreements, when amounts are drawn under the lending facilities. Advances made under the above lending arrangements are typically at variable interest rates and generally provide for over-collateralization based upon the borrowers' creditworthiness.

As of November 30, 1998, the Company had pledged securities, primarily fixed income, having a market value of approximately $24.4 billion, as collateral for securities borrowed having a market value of approximately $23.8 billion.

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

The Company, through its high yield sales and trading activities, makes commitments to extend credit in loan syndication transactions principally to below investment grade borrowers and then participates a significant portion of these commitments. These commitments, net of syndications and participations, totaled $2.0 billion and $1.6 billion at November 30, 1998 and 1997, respectively, and are typically secured against the borrower's assets and have fixed maturity dates. The draw down of these facilities is generally contingent upon certain representations, warranties and contractual conditions of the borrower. Total commitments may not be indicative of actual risk or funding requirements as the commitments may not be drawn or fully utilized and the Company intends to continue syndicating, selling and/or participating in these commitments.

The Company also had lending commitments to high grade borrowers of $675 million and $140 million at November 30, 1998 and 1997, respectively. These commitments also are typically secured against the borrower's assets, have fixed maturity dates, and are generally contingent upon certain representations, warranties and contractual conditions of the borrower.

At November 30, 1998 and 1997, the Company had commitments to invest up to $379 million and $498 million in partnerships, respectively, which in turn will make direct merchant banking related investments. These commitments will be funded as required through the end of the respective partnerships' investment periods, principally expiring in 2004.

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

CONCENTRATIONS OF CREDIT RISK As one of the leading global investment banks, the Company is actively involved in securities underwriting, brokerage, distribution and trading. These and other related services are provided on a worldwide basis to a large and diversified group of clients and customers, including multinational corporations, governments, emerging growth companies, financial institutions and individual investors.

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

Securities and other financial instruments owned by the Company include U.S. government and agency securities, and securities issued by non-U.S. governments which, in the aggregate, represented 15% of the Company's total assets at November 30, 1998. In addition, primarily all of the collateral held by the Company for resale agreements or securities borrowed, which together represented 38% of total assets at November 30, 1998, consisted of securities issued by the U.S. government, federal agencies or non-U.S. governments. The Company's most significant industry concentration is financial institutions, which include other brokers and dealers, commercial banks and institutional clients. This concentration arises in the normal course of the Company's business.

LEASE COMMITMENTS The Company leases office space and equipment throughout the world and is a party to a ground lease with the Battery Park City Authority covering its headquarters at 3 World Financial Center which extends through 2069. Total rent expense for 1998, 1997 and 1996 was $39 million, $42 million and $48 million, respectively. Certain leases on office space contain escalation clauses providing for additional rentals based upon maintenance, utility and tax increases.

Minimum future rental commitments under non-cancellable operating leases (net of subleases of $102 million) are as follows:


[in millions]
-------------------------------------------------------------------------------
Fiscal 1999                                                             $    36

Fiscal 2000                                                                  35

Fiscal 2001                                                                  34

Fiscal 2002                                                                  34

Fiscal 2003                                                                  30

December 1, 2003 and thereafter                                             444
-------------------------------------------------------------------------------
                                                                        $   613
-------------------------------------------------------------------------------

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

The following amounts provide a broad indication of each region's contribution to the consolidated results. The method of allocation is as follows: Gross and Net Revenues, if syndicate or trading-related, have been distributed based upon the location where the primary or secondary position was fundamentally risk managed; if fee-related, by the location of the senior coverage banker; if commission-related, by the location of the salespeople. In addition, certain revenues associated with domestic products and services which resulted from relationships with international clients and customers have been reclassified as international revenues using an allocation consistent with the Company's internal reporting. The expenses associated with these revenues have also been reclassified. Income (Loss) Before Taxes includes expenses associated with generating the revenues reflected in each region. Identifiable Assets represent essentially those recorded in the legal entities in which the Company does business within the respective region.

                                                     GROSS               NET          INCOME (LOSS)        IDENTIFIABLE
[in millions]                                      REVENUES         REVENUES          BEFORE TAXES               ASSETS
----------------------------------------------------------------------------------------------------------------------
Twelve months ended November 30, 1998
   International operations:
   Europe                                       $    1,378         $     870          $      111           $   32,363
   Asia Pacific                                        554               496                 205                3,455
----------------------------------------------------------------------------------------------------------------------
     Total international                             1,932             1,366                 316               35,818
Americas(1)                                         17,962             2,747                 736              118,072
----------------------------------------------------------------------------------------------------------------------
Total                                           $   19,894         $   4,113          $    1,052           $  153,890
----------------------------------------------------------------------------------------------------------------------

                                                     GROSS                NET       INCOME (LOSS)        IDENTIFIABLE
[in millions]                                     REVENUES           REVENUES       BEFORE TAXES               ASSETS
----------------------------------------------------------------------------------------------------------------------
Twelve months ended November 30, 1997
   International operations:
   Europe                                       $    1,190         $     812          $      179           $   37,571
   Asia Pacific                                        330               282                 (36)               7,875
----------------------------------------------------------------------------------------------------------------------
     Total international                             1,520             1,094                 143               45,446
Americas(1)                                         15,363             2,779                 794              106,259
----------------------------------------------------------------------------------------------------------------------
Total                                           $   16,883         $   3,873          $      937           $  151,705
----------------------------------------------------------------------------------------------------------------------


                                                     GROSS                NET       INCOME (LOSS)        IDENTIFIABLE
[in millions]                                     REVENUES           REVENUES       BEFORE TAXES               ASSETS
----------------------------------------------------------------------------------------------------------------------
Twelve months ended November 30, 1996
   International operations:
   Europe                                       $    1,373         $     972          $      346           $   25,553
   Asia Pacific                                        559               413                 100                6,829
----------------------------------------------------------------------------------------------------------------------
     Total international                             1,932             1,385                 446               32,382
Americas(1)                                         12,328             2,059                 191(2)            96,214
----------------------------------------------------------------------------------------------------------------------
Total                                           $   14,260         $   3,444          $      637           $  128,596
----------------------------------------------------------------------------------------------------------------------

(1) Includes non-U.S. revenues of $55 million, $67 million and $42 million in 1998, 1997 and 1996, respectively.

(2)  Includes $84 million severance charge.


                                    NOTE 16

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

                                    NOTE 17

                       QUARTERLY INFORMATION (UNAUDITED)

The following information represents the Company's unaudited quarterly results of operations for 1998 and 1997. Certain amounts reflect reclassifications to conform to the current period's presentation. These quarterly results reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results. Revenues and earnings of the Company can vary significantly from quarter to quarter due to the nature of the Company's business activities.

                                                                              1998                                         1997
                                          -----------------------------------------------------------------------------------------
[in millions, except per share amounts]   Nov. 30      Aug. 31     May 31    Feb. 28     Nov. 30    Aug. 31     May 31    Feb. 28
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                             $3,797       $5,963     $5,554     $4,580      $4,609     $4,469     $3,806     $3,999
Interest expense                            3,132        5,033      4,081      3,535       3,586      3,398      2,952      3,074
-----------------------------------------------------------------------------------------------------------------------------------
Net revenues                                  665          930      1,473      1,045       1,023      1,071        854        925
Non-interest expenses:
  Compensation and benefits                   337          472        747        530         519        543        433        469
  Other expenses                              234          251        250        240         239        247        249        237
-----------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                   571          723        997        770         758        790        682        706
-----------------------------------------------------------------------------------------------------------------------------------
Income before taxes                            94          207        476        275         265        281        172        219
Provision for income taxes                     20           56        152         88          80         84         51         75
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                 $   74       $  151     $  324     $  187      $  185     $  197     $  121     $  144
-----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock      $   62       $  139     $  268     $  180      $  160     $  160     $  114     $  138
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average shares
  Basic                                     120.7        121.5      120.6      120.6       119.0      118.7      118.0      117.0
  Diluted                                   122.5        126.2      126.3      124.8       123.0      122.4      120.4      118.5
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share
  Basic                                    $ 0.51       $ 1.15     $ 2.22     $ 1.49      $ 1.34     $ 1.34     $ 0.97     $ 1.18
  Diluted                                  $ 0.51       $ 1.10     $ 2.12     $ 1.44      $ 1.30     $ 1.30     $ 0.95     $ 1.16
-----------------------------------------------------------------------------------------------------------------------------------
Dividends per common share                 $0.075       $0.075     $0.075     $0.075      $ 0.06     $ 0.06     $ 0.06     $ 0.06
Book value per common share
  (at period end)                          $37.06       $36.35     $35.93     $34.56      $33.39     $31.86     $30.67     $29.76
-----------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

The following table summarizes certain consolidated financial information included in the audited consolidated financial statements.

The Company's 1994 results presented below are for the eleven-month period ended November 30, due to the Company's decision to change its year-end from December
31. For this reason, the Company's 1994 results are not fully comparable with the other periods presented.

                                                                                     Tweleve months ended      Eleven
                                                                                     November 30               months ended
                                                                                                               November 30
[in millions, except Per share, Other data and Financial ratios]1998          1997          1996         1995         1994
CONSOLODATED STATEMENT OF INCOME
Revenues:
  Principal transactions                                      $1,232        $1,418        $1,579       $1,393       $1,345
  Investment banking                                           1,582         1,318           981          801          572
  Commissions                                                    513           423           362          450          445
  Interest and dividends                                      16,542        13,635        11,298       10,788        6,761
  Other                                                           25            89            40           44           67
---------------------------------------------------------------------------------------------------------------------------
      Total revenues                                          19,894        16,883        14,260       13,476        9,190
  Interest expense                                            15,781        13,010        10,816       10,405        6,452
---------------------------------------------------------------------------------------------------------------------------
    Net revenues                                               4,113         3,873         3,444        3,071        2,738
---------------------------------------------------------------------------------------------------------------------------
  Non-interest expenses:
    Compensation and benefits                                  2,086         1,964         1,747        1,544        1,413
    Other expenses                                               975           972           976        1,061        1,084
    Severance and other charges                                                               84           97           48
---------------------------------------------------------------------------------------------------------------------------
      Total non-interest expenses                              3,061         2,936         2,807        2,702        2,545
---------------------------------------------------------------------------------------------------------------------------
  Income from continuing operations before taxes and
     cummulative effect of change in accounting principle      1,052           937           637          369          193
  Provision for income taxes                                     316           290           221          127           67
---------------------------------------------------------------------------------------------------------------------------
  Income (loss) from continuing operations before
      cummulative effect of change in accounting principle       736           647           416          242          126
  Cummulative effect of change in accounting principle,
      net of taxes                                                                                                     (13)
---------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                             $736          $647          $416         $242         $113
---------------------------------------------------------------------------------------------------------------------------
  Net income (loss) applicable to common stock                  $649          $572          $378         $200          $75
---------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF
FINANCIAL CONDITION (AT PERIOD END)
  Total assets                                              $153,890      $151,705      $128,596     $115,303     $109,947
  Total assets excluding matched book(a)                     111,509       108,099        96,256       79,069       72,457
  Long-term debt(b)                                           27,341        20,261        15,922       12,765       11,321
  Total stockholders' equity                                   5,413         4,523         3,874        3,698        3,395
  Total capital(c)                                            32,754        24,784        19,796       16,463       14,716
---------------------------------------------------------------------------------------------------------------------------
  PER SHARE DATA
  Income (loss) from continuing operations before
     cumulative effect of change in accounting principle       $5.19         $4.72         $3.24        $1.76        $0.81
  Cumulative effect of change in accounting principle                                                                (0.12)
  Net income (loss)                                            $5.19         $4.72         $3.24        $1.76        $0.69
  Dividends declared per common share                           0.30          0.24          0.20         0.20         0.175
  Book value per common share (at period end)                  37.06         33.39         28.84        25.67        24.35
---------------------------------------------------------------------------------------------------------------------------
 OTHER DATA (AT PERIOD END)
  Ratio of total assets to total stockholders' equity           28.4x         33.5x         33.2x        31.2x        32.4x
  Ratio of total assets excluding matched book to
     total stockholders' equity(a)                              20.6x         23.9x         24.8x        21.4x        21.3x
  Employees                                                    8,873         8,340         7,556        7,771        8,512
  FINANCIAL RATIOS (%)
  Compensation and benefits/net revenues(d)                     50.7          50.7          50.7         50.8         51.6
  Pretax operating margin                                       25.6          24.2          18.5         12.0          7.0
  Effective tax rate(d)                                         30.0          30.9          35.4         34.5         33.7
  Return on common equity (annualized)                          15.2          15.6          12.1          7.1          4.0
---------------------------------------------------------------------------------------------------------------------------

(a) Matched book represents "securites purchased under agreements to resell" ("reverse repos") to the extent that such balance is less than "securities sold under agreements to repurchase " ("repos") as of the statement of financial condition date. Several nationally recognized rating agencies consider such reverse repos to be a proxy for matched book assets when evaluating the Company's capital strength and financial ratios. Such agencies consider matched book assets to have a low risk profile and exclude such amounts in the calculation of leverage (total assets divided by total stockholders' equity). Although there are other assets with similar risk characteristics on the Company's Consolidated Statement of Financial Condition, the exclusion of reverse repos from total assets in this calculation reflects the fact that these assets are matched against liabilities of a simialr nature, and therefore require minimal amounts of capital support. Accordingly, the Company believes the ratio of total assets excluding matched book to total stockholders' equity to be a more meaningful measure of the Company's leverage.
(b) Long-term debt includes senior notes and subordinated indebtedness.
(c) Total capital includes total stockholders' equity and long-term debt.
(d) For the twelve months ended November 30, 1995, excludes the effect of the sale of Omnitel.