Form 10-K405, Exhibit 13
period 1998-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 1999-02-26
CIK 806085

            O T H E R  S T O C K H O L D E R  I N F O R M A T I O N

CORPORATE HEADQUARTERS

Lehman Brothers Holdings Inc.
3 World Financial Center
New York, New York 10285
(212) 526-7000
(800) 666-2388
Fax Number: (212) 526-3738


ANNUAL MEETING

The annual meeting of stockholders of Lehman Brothers will be held on Tuesday, March 30, 1999 at 10:30 a.m. at 3 World Financial Center, 26th Floor, 200 Vesey Street, New York, New York 10285.

TRANSFER AGENT AND REGISTRAR

Questions regarding dividends, transfer requirements, lost certificates, changes of address, direct deposit of dividends, the direct purchase and dividend reinvestment plan, or other inquiries should be directed to:

The Bank of New York
Shareholders Service Department
P.O. Box 11258
Church Street Station
New York, New York 10286-1258
Telephone: (800) 824-5707
E-mail: shareowner-svcs@bankofny.com
Website: http://stock.bankofny.com

DIVIDEND PAYMENTS

Dividends on common stock are generally payable, following declaration by the Board of Directors, on the last business day of February, May, August and November. The annual dividend rate for fiscal 1998 was $0.30 per common share. The Company recently announced an increase in the fiscal 1999 common stock dividend to $0.36 per share. Direct deposit of dividends is available to registered stockholders with U.S. bank accounts. For more information regarding this program, contact the Company's Transfer Agent listed above.

DIRECT PURCHASE AND DIVIDEND
REINVESTMENT PLAN

Lehman Brothers' Direct Purchase and Dividend Reinvestment Plan provides both existing stockholders and interested first-time investors an alternative means of buying the Company's stock. The plan has no minimum stock ownership requirements for eligibility and enrollment. Plan participants may reinvest all or a portion of cash dividends and/or make optional cash purchases up to a maximum of $175,000 per year without incurring commission or service charges. Additional information and enrollment forms can be obtained from the Company's Transfer Agent listed above.

ANNUAL REPORT AND FORM 10-K

Lehman Brothers will make available upon request copies of this Annual Report and the Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Requests may be directed to:

Jennifer Marre
Corporate Secretary
Lehman Brothers Holdings Inc.
3 World Financial Center, 24th Floor
New York, New York 10285
Telephone: (212) 526-1936
E-mail: jennifer_marre@usccmail.lehman.com

CONTACTS

Investor Relations:
Shaun K. Butler
(212) 526-8381

Media Relations:
William J. Ahearn
(212) 526-4379

WEBSITE ADDRESS

Financial statement filings, stockholder information, press releases and general news about the Company also may be accessed via the World Wide Web at the following address:

http://www.lehman.com


                P R I C E  R A N G E  OF  C O M M O N  S T O C K

The common stock of Lehman Brothers Holdings Inc. is listed on the New York and Pacific Stock Exchanges under the trading symbol LEH. As of January 19, 1999, there were 25,816 holders of record of the Company's common stock. On January 19, 1999, the last reported sales price of the Company's common stock was $51.125.


                                                                              THREE MONTHS ENDED
             -----------------------------------------------------------------------------------
                                                  1998                                      1997
             -----------------------------------------------------------------------------------
             Nov. 30    Aug. 31     May 31     Feb. 28    Nov. 30    Aug. 31    May 31   Feb. 28
------------------------------------------------------------------------------------------------
High         $54 1/2    $85        $83 7/16    $63 1/2    $56 1/8    $52          $41    $36 3/8
Low          $24 3/4    $39 3/8    $62 5/8     $47 3/4    $43 1/8    $37 3/4      $29    $29 1/8
