Form 10-K, Exhibit 13
period 1999-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 2000-02-28
CIK 806085

                                                                    Exhibit 13

business environment

The principal business activities of Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers") are investment banking and securities sales and trading, which by their nature are subject to volatility, primarily due to changes in interest and foreign exchange rates and security valuations, global economic and political trends and industry competition. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year.

Economic growth in the United States remained very strong at the beginning of 1999, and led to a sharp rise in U.S. bond yields, notwithstanding successive external trade and financial shocks in many developing countries. While wage and price inflation continued to be low, the risk of rising inflationary pressures, emanating from a tightening labor market, caused the Federal Reserve to raise the Federal Funds rate three times, each by 25 basis points, on June 30, August 24, and November 16, 1999. Mounting evidence of the persistent strength of economic growth triggered a rise in ten-year Treasury yields of approximately
1.5 percentage points over the year, to 6.2% at the end of November. Real Gross Domestic Product growth ended the year at a stronger level than it had begun, increasing to 5.7% in the third and fourth quarter of 1999 from 4.0% for all of 1998.

Unlike conditions in the U.S., European growth weakened in late 1998, as consumer demand failed to offset fully the effects of a growing trade imbalance. However, by the end of 1999, the overall European economy was clearly showing improvement. In the euro area, official interest rates were cut in December 1998 and the European Central Bank's key repo rate was cut by a further 50 basis points to 2.5% on April 8. For several months thereafter, European bond yields remained within a narrow trading range. However, by May, the rise in U.S. Treasury yields, combined with increasing evidence of a strong cyclical recovery, led to a rise in European yields. By the end of November, the ten-year German government bond yield had risen 1.1 percentage points to 5.1%. On November 4, the European Central Bank, in a move acknowledging the improved economic outlook, raised the key repo rate back to 3%. As the year ended, the European economy was growing at an annualized rate of approximately 4%.

From its creation at the beginning of January 1999, the euro fell in a straight line by nearly 13% vis-a-vis the U.S. dollar, to reach $1.02/euro by early July. Previous expectations of a positive start to the EMU experiment were not achieved. The main reasons for the decline appear to have been the very different cyclical positions of the U.S. and European economies, as well as fears that Europe was not dealing with its structural and fiscal problems. Stronger European growth in the third quarter briefly caused a recovery to $1.08/euro, before drifting back down to $1.02/euro by the end of November. While the value of the euro remained weak, the introduction of the new currency allowed for a favorable development of a large and liquid corporate bond market in Europe.

The recovery from the credit crisis of 1998 buoyed the U.S. equity markets in 1999. The S&P 500 index was up 19% for the fiscal year ended November 30, 1999. Technology stocks were in the forefront, and the NASDAQ index was up an even more impressive 71%. Increasingly, technology stocks continued to drive the performance of U.S. equity markets as they captured a bigger share of the market. While benchmark 30 year treasury bond yields correspondingly rose from 5% to 61/4%, causing negative returns in the bond market, the equity markets benefited from good earnings growth and, among the major industry sectors, expansion in price to earnings multiples as well. Performance, however, was narrow with the Technology sector performing the best among the major industry sectors. A large number of Internet stocks had their initial public offerings during the year and many of these were among the top performers during the year. The first two Internet stock additions to the S&P 500 were also announced during the year: America Online and Yahoo! Moreover, Microsoft and Intel were added to the Dow Jones Industrial Average in 1999.

Non-U.S. stock markets also generated strong returns in the 12 months ended November 30, 1999, outperforming U.S. equities in local currency terms. Despite a correction during the third quarter, European equities returned 22% (FT/S&P Europe), underpinned by the recovery in economic activity across the region, combined with an accommodative monetary stance. Trading volumes were little changed from the previous year, but there was a sharp acceleration in European merger and acquisition activity, with the number of corporate deals in continental Europe increasing by over 35% in 1999.

Even stronger stock market returns were recorded in Japan and the other Asian markets, with the FT/S&P Pacific Basin index gaining 37% for the year in local currency terms. The sharp cyclical turnaround across the region was a key driver behind this performance. Progress on recapitalizing the Japanese banking sector was also supportive and, outside of Japan, stock markets benefited from sharp falls in interest rates and the gains in competitiveness deriving from the yen's appreciation.

Corporate Finance Advisory activities on a global basis continued at record levels in 1999. Industrywide, the volume of announced transactions soared to $3.7 trillion. Fiscal 1999 also reflected a steady advance of merger and acquisition activity involving European companies and cross-border mergers and acquisitions. Merger and acquisition activities continued to reflect the trends of consolidation, deregulation and globalization across industry sectors and across borders.

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

results of operations

summary   For 1999, the Company reported record net revenues, net income, return on equity and earnings per share. Net income of $1,132 million increased 54% over 1998 while earnings per share of $8.15 for 1999 was up approximately 57% over last year. These results reflect the continued successful execution of the Company's strategy to grow its high margin investment banking and equities businesses; increase its presence in certain strategic businesses in Europe; and maintain a strict discipline with regard to its expenses. The Company's strategy is based on the belief that: (1) these businesses generate higher returns on equity because they are less capital intensive; and (2) their rapid growth accelerates the Company's overall rate of growth; and (3) they help reduce earnings volatility by diversifying the Company's revenue base. The Company's shift in revenue mix in favor of these high margin businesses helped to increase the Company's operating margin to 30.5% in 1999 from 25.6% in 1998. Also contributing to these record results was the Company's continued aggressive management of expenses. Non-personnel expenses increased only 3% in 1999, despite a 30% increase in net revenues. The compensation and benefits ratio remained constant at 50.7% of net revenues.

The Company reported net income of $736 million and earnings per share of $5.19 for 1998. The Company's operating margin was 25.6% in 1998. The compensation and benefits ratio was 50.7 percent of net revenue and non-personnel expenses were relatively flat even though net revenues increased 6%. These results reflected the continued implementation of the strategy to grow certain high margin businesses while managing expenses carefully.

For 1997, the Company reported net income of $647 million and earnings per share of $4.72, as the Company began to realize the benefits associated with its strategy to grow certain high margin businesses. These results were achieved in worldwide markets, which were extremely favorable during the early portion of the year and became volatile in the latter portion of the year.

net revenues   Net revenues reached record levels in each of the past three years and were $5,340 million for 1999, $4,113 million for 1998 and $3,873 million for 1997. During 1999, the Company continued to execute its growth strategy. For 1999, combined equities and banking revenues comprised 58% of total net revenues compared to 51% in 1998. The increase in net revenues was driven by an increase in equity and debt underwriting as well as significant growth in institutional customer flow activities.

In 1998, the increase in net revenues from 1997 levels reflected the Company's continued execution of its long-term strategy of growing high margin businesses, such as investment banking, equities and private client services. These businesses enjoyed strong results and helped to offset a difficult fixed income environment in the second half of 1998. The increase in net revenues in 1997 reflected an increase in all of the major business units over the prior year led by increased customer flow activity, a strong global market for mergers and acquisitions and increased levels of worldwide debt and equity underwriting.

Lehman Brothers concentrates on serving the needs of major issuing and advisory clients and investing customers worldwide to build an increasing flow of business that leverages the Company's research, underwriting and distribution capabilities. This "customer flow" business continues to be the primary source of the Company's net revenues. In addition to its customer flow activities, the Company also takes proprietary positions based upon expected movements in interest rate, foreign exchange, equity and commodity markets in both the short- and long-term. The Company's success in this area is dependent upon its ability to anticipate economic and market trends and to develop trading strategies that capitalize on these anticipated changes. The Company believes its customer flow orientation has historically mitigated the level of net trading revenue volatility.

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

Net revenues from the Company's market-making, sales and trading activities in the capital markets are recognized as either principal transactions, commissions or net interest revenues, depending upon the method of execution, financing and/or hedging related to specific inventory positions. The Company evaluates its sales and trading strategies on an overall profitability basis, which combines principal transactions revenues, commissions and net interest.

In the following tables, the Company has been segregated into three business segments, which are described below: Investment Banking, Capital Markets and Client Services. Each segment represents a grouping of activities and products with similar characteristics. These business activities result in revenues from both institutional and high-net-worth retail clients and are recognized in multiple revenue categories contained in the Company's Consolidated

Statement of Income. (Net revenues by segment contain certain internal allocations, including funding costs, which are centrally managed.)

                      TWELVE MONTHS ENDED NOVEMBER 30, 1999


                             PRINCIPAL
                         TRANSACTIONS,
                           COMMISSIONS  INVESTMENT
[in millions]         AND NET INTEREST     BANKING        OTHER         TOTAL


Investment Banking                          $1,664                      $1,664
Capital Markets       $3,071                              $   22         3,093
Client Services          523                    18            42           583
                      ------                ------        ------        ------
Total                 $3,594                $1,682        $   64        $5,340
                      ------                ------        ------        ------
                      ------                ------        ------        ------


                      TWELVE MONTHS ENDED NOVEMBER 30, 1998


                            PRINCIPAL
                        TRANSACTIONS,
                          COMMISSIONS   INVESTMENT
[in millions]        AND NET INTEREST     BANKING         OTHER          TOTAL


Investment Banking                       $ 1,401                        $ 1,401
Capital Markets           $ 2,175                        $   (62)         2,113
Client Services               472             40              87            599
                          -------        -------         --------       -------
Total                     $ 2,647        $ 1,441         $    25        $ 4,113
                          -------        -------         --------       -------
                          -------        -------         --------       -------



                      TWELVE MONTHS ENDED NOVEMBER 30, 1997


                           PRINCIPAL
                       TRANSACTIONS,
                         COMMISSIONS    INVESTMENT
[in millions]        AND NET INTEREST      BANKING       OTHER        TOTAL

Investment Banking                         $1,050                    $1,050
Capital Markets                $2,074                   $   23        2,097
Client Services                   435         225           66          726
                               ------      ------       ------       ------
Total                          $2,509      $1,275       $   89       $3,873
                               ------      ------       ------       ------
                               ------      ------       ------       ------



The following discussion provides an analysis of the Company's net revenues based upon the various segments that generated these revenues.

INVESTMENT BANKING This segment's net revenues result from fees earned by the Company for underwriting public and private offerings of fixed income and equity securities, raising capital and advising clients on merger and acquisition activities and other services. Investment Banking's net revenues increased 19% in 1999 to $1,664 million from $1,401 million in 1998, and from $1,050 million in 1997, principally as a result of an increase in equity and investment grade debt underwriting. The increased revenues reflects the Company's ongoing efforts to grow its Investment Banking franchise. In 1999, the Company was able to integrate its expertise in debt and equity underwriting as well as financial advisory to complete several significant multiple product transactions for key clients.

During 1999, the Company also met a key strategic initiative in improving its ranking in lead-managed initial public offerings to fifth from fourteenth in 1998. In addition, the Company improved its standing in lead-managed league tables for European-related transactions. For completed European M&A transactions, Lehman improved its ranking from thirteenth to ninth, while the ranking for European Equity transactions improved from sixteenth to tenth for the 1999 calendar year.

INVESTMENT BANKING NET REVENUES


[in millions]           1999            1998      1997

Equity Underwriting    $456           $  309    $  342
Debt Underwriting       704              581       380
Financial Advisory      504              511       328
                      ------          ------    ------
                      $1,664          $1,401    $1,050


The increase in revenues in Investment Banking in 1998 from 1997 reflected a significant increase in financial advisory fees driven by the Company's decision to invest additional resources in this business as well as continued strength in the overall merger and acquisition market environment. In addition, the Company benefited from improved performance in high yield syndicate activity, driven by the increased volume of lead-managed underwritings in this area.

CAPITAL MARKETS     This segment's net revenues reflect institutional flow
activities and secondary trading and financing activities related to a broad spectrum of fixed income and equity products. These products include dollar and non-dollar government securities, mortgages, mortgage- and asset-backed securities, money market products, dollar and non-dollar corporate debt securities, emerging market securities, municipal securities, foreign exchange, fixed income and equity related derivatives, convertible securities and common and preferred equity securities.

Capital Markets' revenues were $3,093 million for 1999, $2,113 million for 1998 and $2,097 million for 1997. The 46% increase in revenues in 1999 is attributable to significantly increased institutional customer flow activity across most equity and fixed income products. Revenues increased slightly in 1998 from 1997 due to the successful redirection of the Company's resources into higher margin businesses, such as equity derivatives and high yield corporates, partially offset by less favorable performance in certain fixed income businesses due to severe spread widening in core U.S. fixed income products in the latter part of the fiscal year.

Revenues from the equity component of Capital Markets almost doubled to $1,425 million in 1999 from $717 million in 1998 and $471 million in 1997. Revenues benefited in 1999 from significantly increased institutional customer flow activity in cash and derivative products as well as contributions from the equity arbitrage business. On a regional basis and consistent with its overall strategy, the Company also experienced significant growth and improved performance in its European franchise.

Revenues from the fixed income component of Capital Markets were $1,668 million in 1999, $1,396 million in 1998 and $1,626 million in 1997. The increase in revenues in 1999 was primarily driven by strong institutional customer flow activity and improved trading results across a wide range of products, especially mortgages, governments and derivatives. Revenues from fixed income activities decreased in 1998 from 1997 due to severe spread widening in core U.S. fixed income products in the latter part of the fiscal year.

CAPITAL MARKETS NET REVENUES


[in millions]          1999               1998      1997

Equities             $1,425             $  717    $  471
Fixed Income          1,668              1,396     1,626
                     ------             ------    ------
                     $3,093             $2,113    $2,097


CLIENT SERVICES     Client Services revenues reflect earnings from the Company's private client and private equity businesses. Private client revenues reflect the Company's high-net-worth retail customer flow activities as well as asset management fees earned from these clients. Private equity revenues include the management and incentive fees earned in the Company's role as General Partner for eleven merchant banking and venture capital partnerships. In addition, these revenues also include the appreciation of its general partnership interests.

CLIENT SERVICES NET REVENUES



[in millions]       1999           1998           1997

Private Client      $573          $ 523          $ 438
Private equity        10             76            288
                    -----         -----          -----
                    $ 583         $ 599          $ 726


Client Services revenues were $583 million in 1999, $599 million in 1998, and $726 million in 1997. Private client revenues increased approximately 10% in 1999 and 19% in 1998 as the Company benefited from increased productivity of its sales force. Private equity revenues have decreased over the past several years due to a reduction in realized gains and incentive fees from the liquidation of private equity investments.

non-interest expenses    During 1999, the Company's non-interest expenses
totaled $3,709 million, an increase of 21% over 1998's non-interest expenses of $3,061 million. Non-interest expenses were $2,936 million for 1997.


                                            Twelve months ended November 30
                                            -------------------------------

  [in millions]                                1999        1998        1997

  Compensation and benefits                  $2,707      $2,086      $1,964
  Nonpersonnel                                1,002         975         972
                                             -------     -------     -------
  Total non-interest expenses                $3,709      $3,061      $2,936
                                             -------     -------     -------
  Compensation and benefits/Net revenues       50.7%       50.7%       50.7%
                                             -------     -------     -------
  Nonpersonnel expenses/Net revenues           18.8%       23.7%       25.1%
                                             -------     -------     -------


Compensation and benefits expense includes the cost of salaries, incentive compensation and employee benefit plans as well as the amortization of deferred stock compensation awards.

The Company has maintained its compensation and benefits expense to net revenue ratio at 50.7% for each of the last three years. Nonpersonnel expenses were $1,002 million, $975 million and $972 million for 1999, 1998 and 1997, respectively. The ratio of total nonpersonnel expenses to net revenues declined to 18.8% in 1999 from 23.7% in 1998, reflecting the Company's continued commitment to aggressively manage its expenses. This discipline is an integral part of enhancing the Company's operating leverage and overall profitability.

income taxes The Company had an income tax provision of $457 million, $316 million and $290 million for 1999, 1998 and 1997, respectively. The effective tax rates for the Company were 28% for 1999, 30% for 1998 and 31% for 1997. The decrease in the effective tax rate relates primarily to a favorable change in the geographic mix of earnings and an increase in income and transactions that are subject to preferential tax treatment.

The Company's net deferred tax assets increased to $781 million at November 30, 1999 from $596 million at November 30, 1998. Additional information about the Company's deferred tax assets can be found in Note 11 to the Consolidated Financial Statements (Income Taxes).

funding, capital resources and liquidity

funding and capital policies   The Company's Finance Committee is responsible
for establishing and managing the funding and liquidity policies of the Company. These policies include recommendations for capital and balance sheet size as well as the allocation of capital and balance sheet to product areas. Members of the Company's treasury department and business unit financing groups work with the Finance Committee to ensure coordination of global funding efforts and implementation of the funding and liquidity policies. Regional asset and liability committees in the Company's principal operating centers are responsible for implementing funding strategies for their respective regions.

The primary goal of the Company's funding policies is to provide sufficient liquidity and availability of funding sources to meet the needs of the Company's businesses. The key elements of these policies are to:

1. Maintain a Total Capital structure that supports the business activities in which the Company is engaged.

The Company is one of the most highly capitalized global investment banking firms with $37.7 billion in Total Capital. The Company manages Total Capital, defined as long-term debt, trust preferred securities and stockholders' equity, on a business and product level. The determination of the amount of Total Capital assigned to each business and product is a function of asset quality, market risk, liquidity and regulatory capital requirements. The Company reallocates its capital to businesses based upon their ability to obtain targeted returns, perceived opportunities in the marketplace and the Company's long-term strategy. The Company maintains sufficient Total Capital to meet its anticipated long-term capital needs which are driven by cash capital (liquidity), regulatory capital and market and credit risk requirements.

                                 [GRAPH]

2. Finance the Company's assets, primarily on a secured basis.

The Company maintains a market leadership position in repurchase and reverse repurchase financing, which is underscored by its success in developing all forms of secured funding.

Together with Total Capital, secured funding provides a stable funding base and enables the Company to minimize its reliance on short-term unsecured debt. The Company continually reviews its mix of long- and short-term borrowings as it relates to maturity matching and the availability of secured and unsecured financing. To the extent practicable, the Company seeks to maximize its use of secured funding. Inventories and other short-term assets are financed primarily with a combination of secured funding, long-term debt and stockholders' equity. Where the Company deems it to be appropriate, foreign currency denominated assets are financed with corresponding foreign currency denominated liabilities. In general, the Company finances its equity investments in its subsidiaries with stockholders' equity and the subordinated capital of subsidiaries is financed with a combination of subordinated and senior long-term debt.

3. Maintain funding availability in excess of actual utilization and obtain diversified funding through a global investor base which increases liquidity and reduces concentration risk.

The Company maintains sizable uncommitted credit facilities from a broad range of banks and financial institutions from which it draws funds in a variety of currencies and which provide an additional source of liquidity. Uncommitted credit facilities consist of facilities that the Company has been advised are available but for which no contractual lending obligations exist. Additionally, the Company maintains secured and unsecured committed revolving credit facilities as discussed in the following section.

The Company obtains global funding from both the banking community and short-and long-term investors through its centers in New York, London, Tokyo and Frankfurt. In addition to maintaining geographic diversification, the Company also utilizes a broad range of debt instruments, which it issues in varying maturities and currencies.

The Company issues both commercial paper and other short-term debt instruments, including master notes, and bank borrowings under uncommitted lines of credit and other uncommitted arrangements. To reduce liquidity and concentration risk, the Company limits its exposure to any single investor.

4. Maintain sufficient financial resources to enable the Company to meet its obligations in periods of financial stress, defined as any event that severely constrains the Company's access to unsecured funding sources.

To achieve this objective, the Company maximizes its use of global collateralized borrowing sources. In addition, the Company has increased Total Capital providing additional liquidity to cover periods of financial stress and further advance the Company's liquidity management objectives. As such, the Company has reduced its reliance upon short-term unsecured borrowings. Lastly, the Company periodically tests its secured and unsecured credit facilities to ensure availability and operational readiness. These policies position the Company to meet its liquidity requirements in all periods including those of financial stress.

total capital   During 1999, the Company continued to increase its capital base.
Total Capital was $37.7 billion at November 30, 1999, 15% higher when compared to $32.8 billion at November 30, 1998. Over the last two years, total capital has increased at a compounded annual growth rate of 23%. The net increase in Total Capital during 1999 resulted from a net increase in long-term debt of $3.4 billion, the issuance of $710 million of Trust Preferred Securities, the retention of net earnings and the issuance of restricted stock awards to employees. These were offset by repurchases of common stock (to fund restricted stock units and option awards) and preferred stock ($220 million of convertible Series B).


                                                   November 30
                               -------------------------------
[in millions]                     1999        1998        1997

LONG-TERM DEBT
   Senior Notes                $27,375     $23,873     $17,049
   Subordinated Indebtedness     3,316       3,468       3,212
                               -------     -------     -------
                                30,691      27,341      20,261
TRUST PREFERRED SECURITIES         710

STOCKHOLDERS' EQUITY
   Preferred Equity                688         908         508
   Common Equity                 5,595       4,505       4,015
                               -------     -------     -------
                                 6,283       5,413       4,523
                               -------     -------     -------
Total Capital                  $37,684     $32,754     $24,784
                               =======     =======     =======


During 1999, the Company issued $10.0 billion in long-term debt, which was $3.5 billion in excess of its maturing debt. Long-term debt increased to $30.7 billion at November 30, 1999 from $27.3 billion at November 30, 1998 with a weighted-average maturity of 3.7 years at November 30, 1999 and 3.5 years at November 30, 1998.

At November 30, 1999, the Company had approximately $16 billion available for the issuance of debt securities under various shelf registrations and debt programs.


                                    [GRAPH]


During 1999, trusts wholly owned by the Company issued $710 million of preferred securities which are subject to mandatory redemption. Additional information about the Trust Preferred Securities can be found in Note 4 to the Consolidated Financial Statements (Trust Preferred Securities Subject to Mandatory Redemption).

To broaden and increase the level of employee ownership in Holdings, the Company utilizes several stock-based compensation plans. Since 1994, the Company has made Restricted Stock Unit ("RSU") awards to its employees as a portion of total compensation in lieu of cash, subject to vesting and transfer restrictions. Approximately 7.1 million, 5.9 million and 3.8 million RSUs were amortized into stockholders' equity in 1999, 1998 and 1997, respectively. RSU amortization was $363 million, $221 million and $162 million in 1999, 1998 and 1997, respectively, net of cancellations. During 1999 and 1998, the Company repurchased or acquired shares of its Common Stock at an aggregate cost of $353 million and $469 million (approximately 6.2 million shares and 8.6 million shares, respectively). These shares are being reserved for future issuances under employee stock-based compensation plans.

In January 2000, the Company's Board of Directors authorized the repurchase of approximately 8.3 million common shares during the fiscal year, to offset dilution due to employee stock plans. Also announced was a 22% increase in the Company's dividend to $0.44 per share from $0.36 per share.

secured funding     The Company strives to maximize the portion of the Company's balance sheet that is funded on a secured basis. Secured funding includes securities and other financial instruments sold but not yet purchased, as well as collateralized short-term financings, defined as securities sold under agreements to repurchase ("repos") and securities loaned. Because of their secured nature, OECD government repos and other investment grade types of collateralized borrowings are less credit-sensitive and have historically been a stable financing source irrespective of market conditions. At November 30, 1999 and 1998, $123 billion and $92 billion, respectively, of the Company's total balance sheet of $192 billion and $154 billion at November 30, 1999 and 1998, respectively, were financed using collateralized borrowing sources.

By maximizing its use of secured funding, the Company minimizes its reliance on unsecured funding. As of November 30, 1999 and 1998, commercial paper and short-term debt outstanding was $5.5 billion and $6.7 billion, respectively. Of these amounts, commercial paper outstanding was $3.6 billion as of November 30, 1999 and 1998.

back-up credit facilities     In April 1999, Holdings entered into a Revolving
Credit Agreement (the "Credit Agreement") with a syndicate of banks. Under the terms of the Credit Agreement, the banks have committed to provide up to

$2 billion for up to 364 days. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of Holdings. The Credit Agreement contains covenants which require, among other things, that the Company maintain specified levels of liquidity and tangible net worth, as defined.

In July 1999, the Company entered into a $1 billion Committed Securities Repurchase Facility (the "Facility") for Lehman Brothers International (Europe) ("LBIE"), the Company's major operating entity in Europe. The Facility provides secured multi-currency financing for a broad range of collateral types. Under the terms of the Facility, the bank group will agree to provide funding for up to one year on a secured basis. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of LBIE. The Facility contains covenants which require, among other things, that LBIE maintain specified levels of tangible net worth.

There were no borrowings outstanding under either the Credit Agreement or the Facility at November 30, 1999. The Company may use the Credit Agreement and the Facility for general corporate purposes from time to time. The Company has maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

balance sheet   The Company's total assets increased to $192 billion at November
30, 1999 from $154 billion at November 30, 1998. The Company's adjusted total assets, defined as total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase were $130 billion at November 30, 1999 compared to $112 billion at November 30, 1998. The Company believes adjusted total assets is a more effective measure of evaluating balance sheet usage when comparing companies in the securities industry. The increase in adjusted total assets reflects increases in government and agency and corporate equity inventory levels associated with expanded customer flow activities. The remaining increase in total assets was driven by a higher level of secured customer financing activities.

The Company's balance sheet consists primarily of cash and cash equivalents, securities and other financial instruments owned, and collateralized short-term financing agreements. The liquid nature of these assets provides the Company with flexibility in financing and managing its business. The majority of these assets are funded on a secured basis through collateralized short-term financing agreements with the remaining assets being funded through short-term unsecured financing and Total Capital, defined as long-term debt, trust preferred securities and stockholders' equity.

financial leverage   Balance sheet leverage ratios are one measure used to
evaluate the capital adequacy of a company. Leverage ratios are commonly calculated using either total assets or adjusted total assets divided by total stockholders' equity and trust preferred securities. The Company believes that the adjusted leverage ratio is a more effective measure of financial risk when comparing companies in the securities industry. The Company's adjusted leverage ratios based on adjusted total assets were 18.6x and 20.6x for the quarters ended November 30, 1999 and 1998, respectively. The Company is operating at lower levels of adjusted leverage as a result of increased growth in its equity base relative to adjusted total assets. Due to the nature of the Company's sales and trading activities, the overall size of the Company's assets and liabilities fluctuates from time to time and at specific points in time may be higher than the fiscal quarter ends.


                                    [GRAPH]
credit ratings   The Company, like other companies in the securities industry, relies on external sources to finance a significant portion of its operations. The Company's access to and cost of funding is generally dependent upon its short- and long-term debt ratings. On August 5, 1999, Moody's upgraded Holdings senior debt from Baa1 to A3, its long-term debt issuer rating from Baa1 to A3, its subordinated debt from Baa3 to Baa1, its junior subordinated debt from Baa3 to Baa2 and its preferred stock from baa3 to baa1. Moody's also upgraded LBI's senior debt from (P)A3 to (P)A2, its subordinated debt from Baa1 to A3 and its commercial paper from Prime-2 to Prime-1. As of November 30, 1999 the short- and long-term debt ratings of Holdings and LBI were as follows:


                                                   Holdings                             LBI
                                                   --------                             ---
                                         Short-term         Long-term       Short-term       Long-term**
                                         ----------         ---------       ----------       -----------

  Duff & Phelps Credit Rating Co.               D-1                 A              D-1              A/A-
  Fitch IBCA, Inc.                              F-1                 A              F-1              A/A-
  Moody's                                       P-2                A3              P-1            A2*/A3
  Standard & Poor's Corp.                       A-1                 A              A-1             A+*/A
  Thomson BankWatch                           TBW-1                 A            TBW-1              A+/A


--------------------------------------------------------------------------------

*    Provisional ratings on shelf registration

**   Senior/subordinated

regulatory capital   The Company operates globally through a network of
subsidiaries with several subject to regulatory requirements. In the United States, LBI, as a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC") Rule 15c3-1, the Net Capital Rule, which requires LBI to maintain net capital of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. At November 30, 1999, LBI's regulatory net capital, as defined, of $1,563 million exceeded the minimum requirement by $1,457 million.

In addition to amounts presented in the accompanying Consolidated Statement of Financial Condition as cash and securities segregated and on deposit for regulatory and other purposes, securities with a market value of approximately $1,245 million and $1,332 million at November 30, 1999 and 1998, respectively, primarily collateralizing securities purchased under agreements to resell, have been segregated in a special reserve bank account for the exclusive benefit of customers pursuant to the Reserve Formula requirements of SEC Rule 15c3-3.

LBIE is subject to the capital requirements of the Securities and Futures Authority ("SFA") of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At November 30, 1999, LBIE's financial resources of approximately $1,727 million exceeded the minimum requirement by approximately $499 million. Lehman Brothers Japan Inc.'s Tokyo branch, a regulated broker-dealer, is subject to the capital requirements of the Financial Supervisory Agency and at November 30, 1999, had net capital of approximately $388 million which was approximately $122 million in excess of the specified levels required. Certain other non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 1999, these other subsidiaries were in compliance with their applicable local capital adequacy requirements. The Company's "AAA" rated derivatives subsidiaries, LBFP and LBDP, have established certain capital and operating restrictions which are reviewed by various rating agencies. At November 30, 1999, LBFP and LBDP each had capital which exceeded the requirement of the most stringent rating agency by approximately $12 million and $16 million, respectively. Lehman Brothers Bank, FSB (the "Bank"), is the Company's thrift subsidiary and is regulated by the Office of Thrift Supervision ("OTS"). The Bank exceeds all regulatory capital requirements and is considered well capitalized by the OTS.

The regulatory rules referred to above, and certain covenants contained in various debt agreements may restrict Holdings' ability to withdraw capital from its regulated subsidiaries, which in turn could limit its ability to pay dividends to shareholders. At November 30, 1999, approximately $4.4 billion of net assets of subsidiaries were restricted as to the payment of dividends to Holdings.

high yield securities    The Company underwrites, trades, invests and makes
markets in high yield corporate debt securities. The Company also syndicates, trades and invests in loans to below investment grade-rated companies. For purposes of this discussion, high yield debt instruments are defined as securities or loans to companies rated BB+ or lower, or equivalent ratings by recognized credit rating agencies, as well as non-rated securities or loans which, in the opinion of management, are non-investment grade. Non-investment grade securities generally involve greater risks than investment grade securities due to the issuer's creditworthiness and the liquidity of the market for such securities. In addition, these issuers have higher levels of indebtedness, resulting in an increased sensitivity to adverse economic conditions. The Company recognizes these risks and aims to reduce market and credit risk through the diversification of its products and counterparties. High yield debt instruments are carried at market value, and unrealized gains or losses for these securities are reflected in the Company's Consolidated Statement of Income. The Company's portfolio of such instruments at November 30, 1999 and 1998 included long positions with an aggregate market value of approximately $3.0 billion and $2.3 billion, respectively, and short positions with an aggregate market value of approximately $290 million and $217 million, respectively. The Company may, from time to time, mitigate its net exposure to any single issuer through the use of derivatives and other financial instruments.

The Company, through its high grade and high yield sales, trading and underwriting activities, makes commitments to extend credit in loan syndication transactions and then participates out a significant portion of these commitments. The Company had lending commitments to high grade borrowers of $2.9 billion and $675 million at November 30, 1999 and 1998, respectively. In addition, lending commitments to high yield borrowers totaled $1.4 billion and $2.0 billion at November 30, 1999 and 1998, respectively. All of these commitments and any related draw downs of these facilities are typically secured against the borrower's assets, have fixed maturity dates and are generally contingent upon certain representations, warranties and contractual conditions applicable to the borrower. Total commitments are not indicative of actual risk or funding requirements as the commitments may not be drawn or fully utilized and the Company will continue to syndicate and/or sell these commitments.

In addition to these specific commitments, the Company had various other commitments of approximately $300 million and $335 million at November 30, 1999 and 1998, respectively.

private equity   The Company's private equity activities include investments in eleven merchant banking and venture capital related partnerships, for which the Company acts as general partner, as well as direct investments. At November 30, 1999 and 1998, investments in these partnerships totaled $205 million and $245 million, respectively, while direct investments totaled $375 million and $207 million, respectively. The Company's policy is to carry its investments, including its partnership interests, at fair value based upon the Company's assessment of the underlying investments.

At November 30, 1999 and 1998, the Company had commitments to invest up to an additional $411 million and $379 million, respectively, directly and through partnerships, in private equity related investments. These commitments will be funded as required through the end of the respective investment periods, principally expiring in 2004.

In addition, at November 30, 1999, the Company had no direct short-term bridge financings outstanding.

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

lehman brothers' use of derivative instruments    In the normal course of
business, the Company enters into derivative transactions both in a trading capacity and as an end user. As an end user, the Company utilizes derivative products to adjust the interest rate nature of its funding sources from fixed to floating interest rates, and to change the index upon which floating interest rates are based (e.g., Prime to LIBOR) (collectively, "End User Derivative Activities"). For a further discussion of the Company's End User Derivative Activities, see Note 12 to the Consolidated Financial Statements.

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

The Company manages the risks associated with derivatives on an aggregate basis, along with the risks associated with its proprietary trading and market-making activities in cash instruments, as part of its firmwide risk management policies. For a further discussion of the Company's risk management policies refer to Management's Discussion and Analysis pages 53-56.

The Company's Trading-Related Derivative Activities have increased during the current year to a notional amount of $2,896 billion at November 30, 1999 from $2,398 billion at November 30, 1998, primarily as a result of growth in the Company's activities as a dealer in fixed income derivative products. Notional amounts are not recorded on the balance sheet and are not indicative of actual or potential risk, but rather they provide a measure of the Company's involvement with such instruments.

As a result of the Company's Trading-Related Derivative activities, the Company is subject to credit risk. With respect to OTC derivative contracts, the Company's credit exposure is directly with its counterparties and extends through the duration of the derivative contracts. The Company views its net credit exposure to active counterparties to be $6,252 million at November 30, 1999, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral and master netting agreements. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. At November 30, 1999, approximately 75% of the Company's net credit risk exposure related to OTC contracts was with counterparties rated "A-" or better.

Additionally, the Company is exposed to credit risk related to its exchange-traded derivative contracts. Exchange-traded derivative contracts include futures contracts, warrants and certain options. Futures contracts and options on futures are transacted on the respective exchange. The exchange clearinghouse is a counterparty to the futures contracts and options. As a clearing member firm, the Company is required by the exchange clearinghouse to deposit cash or other securities as collateral for its obligation upon the origination of the contract and for any daily changes in the market value of open futures contracts. Unlike OTC derivatives which involve numerous counterparties, the number of counterparties from exchange-traded derivatives includes only those exchange clearinghouses of which the Company is a clearing member firm or other member firms the Company utilizes as agents. Substantially all of the Company's exchange-traded derivatives are transacted on exchanges of which the Company is a clearing member firm. To protect against the potential for a default, all exchange clearinghouses impose capital requirements for their membership. Therefore, the potential for losses from exchange-traded products is limited. As of November 30, 1999, the Company had approximately $2,180 million on deposit with futures exchanges consisting of cash and securities (customer and proprietary), and had posted approximately $447 million of letters of credit.

See Notes 1 and 12 to the Consolidated Financial Statements for a description of the Company's accounting policies and a further discussion of the Company's Trading-Related Derivative Activities.

risk management

As a leading global investment banking company, risk is an inherent part of the Company's businesses. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The Company has developed policies and procedures to identify, measure and monitor each of the risks involved in its sales, trading and investment banking activities on a global basis. The principal risks of Lehman Brothers are market, credit, liquidity, legal and operational risks. Risk Management is considered to be of paramount importance. The Company devotes significant resources across all of its worldwide trading operations to the measurement, management and analysis of risk, including investments in personnel and technology.

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

The Company incurs short-term interest rate risk when facilitating the orderly flow of customer transactions through the maintenance of government and high grade corporate bond inventories. Market-making in high yield instruments exposes the Company to additional risk due to potential variations in credit spreads. Trading in international markets exposes the Company to spread risk between the term structure of interest rates in differing countries. Mortgages and mortgage-related securities are subject to prepayment risk and changes in the level of interest rates. Trading in derivatives and structured products exposes the Company to changes in the level and volatility of interest rates. The Company actively manages interest rate risk through the use of interest rate futures, options, swaps, forwards, and offsetting cash market instruments. Inventory holdings, concentrations, and agings are monitored closely and used by management to selectively hedge or liquidate undesirable exposures.

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

The Company enters into foreign exchange transactions in order to facilitate the purchase and sale of non-dollar instruments, including equity and interest rate securities. The Company is exposed to foreign exchange risk on its holdings of non-dollar assets and liabilities. The Company is active in many foreign exchange markets and has exposure to the euro, Japanese yen, British pound, Swiss franc, and Canadian dollar as well as a variety of developed and emerging market currencies. The Company hedges its risk exposures primarily through the use of currency forwards, swaps, futures, and options.

value at risk    For purposes of Securities and Exchange Commission risk
disclosure requirements, the Company discloses an entity-wide value at risk analysis of virtually all of the Company's trading activities. The value at risk calculation measures the potential loss in expected revenues with a 95% confidence level. The methodology incorporates actual trading revenues over a standardized 250-day historical period. A confidence level of 95% implies, on average, that daily trading revenues or losses will exceed daily expected trading revenues by an amount greater than value at risk one out of every 20 trading days.

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

The Company's average value at risk for each component of market risk, and in total was as follows:


  [in millions]                  1999       1998
  Interest rate risk          $  21.6    $  15.0
  Equity price risk              11.9        9.5
  Foreign exchange risk           3.2        3.9
  Diversification benefit        (5.8)      (9.8)
                              --------   --------
  Total Company               $  30.9    $  18.6
                              --------   --------
                              --------   --------


During 1999, the Company's value at risk varied from a high of $36.2 million to a low of $19.0 million. During 1998, the Company's value at risk varied from a high of $32.8 million to a low of $14.2 million.

Average value at risk increased in 1999 compared to 1998 because of the extreme market volatility during the August-October 1998 period. Excluding the effects of this volatile time period, average value at risk was $18.9 million during 1999. Value at risk at November 30, 1999 and 1998 was $19.2 million and $31.7 million, respectively.

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

year 2000

Financial markets were essentially unaffected by the Y2K issue, reporting only a few minor technical problems. The Company and its counterparties were not adversely affected. The Company's success can be attributed to its high level of preparedness and the early level of support the project received from the highest levels of the Company, beginning in 1996. Remediation and testing were given a high priority, and Lehman emerged as one of the financial industry's leaders in targeting and fixing all possible components of the problem. Lehman spent approximately $85 million on Y2K related issues, including systems testing, updating and replacement and consultant fees.

new accounting developments

In September 1999, the FASB issued an Exposure Draft, "Business Combinations and Intangible Assets." The proposal would eliminate the use of the pooling-of-interests method and require that all business combinations be accounted for using the purchase method. The Exposure Draft would also require goodwill arising from the application of the purchase method to be written off over a maximum 20-year amortization period, which is shorter than the current 40-year period. The provisions of the Exposure Draft related to business combinations is expected to be applied only for those business combinations initiated after the issuance of a final statement, projected to be late in 2000.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires all derivatives to be recorded on the balance sheet at fair value. In June 1999, the FASB extended the implementation date of SFAS No. 133 by one year. As a result, SFAS No. 133 will now be effective for the Company on December 1, 2000 (Fiscal Year 2001). The expected impact of adoption on the Company's results of operations has not yet been determined, however it is not likely to be material since most of the Company's derivatives are carried at fair value.

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

-------------------------------------------------------------------------------
report                                           REPORT OF INDEPENDENT AUDITORS
-------------------------------------------------------------------------------


The Board of Directors and Stockholders
of Lehman Brothers Holdings Inc.

We have audited the accompanying consolidated statement of financial condition of Lehman Brothers Holdings Inc. and Subsidiaries (the "Company") as of November 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended November 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lehman Brothers Holdings Inc. and Subsidiaries at November 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

New York, New York
January 6, 2000

CONSOLIDATED STATEMENT OF INCOME

                                                                    Twelve months ended November 30

[in millions, except per share data]                                  1999         1998        1997

REVENUES
   Principal transactions                                           $ 2,341     $ 1,373     $ 1,461
   Investment banking                                                 1,682       1,441       1,275
   Commissions                                                          651         513         423
   Interest and dividends                                            14,251      16,542      13,635
   Other                                                                 64          25          89
                                                                    -------     -------     -------
      Total revenues                                                 18,989      19,894      16,883
   Interest expense                                                  13,649      15,781      13,010
                                                                    -------     -------     -------
      Net revenues                                                    5,340       4,113       3,873
                                                                    -------     -------     -------
NON-INTEREST EXPENSES
   Compensation and benefits                                          2,707       2,086       1,964
   Technology and communications                                        327         316         311
   Brokerage and clearance                                              232         239         235
   Business development                                                 122         109          95
   Occupancy                                                            116         113         114
   Professional fees                                                    115         109         108
   Other                                                                 90          89         109
                                                                    -------     -------     -------
      Total non-interest expenses                                     3,709       3,061       2,936
                                                                    -------     -------     -------
Income before taxes and dividends on trust preferred securities       1,631       1,052         937
   Provision for income taxes                                           457         316         290
   Dividends on trust preferred securities                               42
                                                                    -------     -------     -------
Net income                                                          $ 1,132     $   736     $   647
                                                                    -------     -------     -------
Net income applicable to common stock                               $ 1,037     $   649     $   572
                                                                    -------     -------     -------
Earnings per common share
   Basic                                                            $  8.53     $  5.37     $  4.84
   Diluted                                                          $  8.15     $  5.19     $  4.72
                                                                    =======     =======     =======


See Notes to Consolidated Financial Statements.

CONSOLDIDATED STATEMENT OF FINANCIAL CONDITION

                                                                            November 30
[in millions]                                                         1999         1998


Assets
Cash and cash equivalents                                         $  5,186     $  3,055
Cash and securities segregated and on deposit
   for regulatory and other purposes                                 1,989        1,183

Securities and other financial instruments owned:
   Governments and agencies                                         29,959       22,778
   Mortgages and mortgage-backed                                    22,643       23,680
   Corporate equities                                               12,790        8,217
   Derivatives and other contractual agreements                     10,306        9,883
   Corporate debt and other                                         11,096       11,160
   Certificates of deposit and other money market instruments        2,265        1,282
                                                                  --------     --------
                                                                    89,059       77,000
                                                                  --------     --------
Collateralized short-term agreements:
   Securities purchased under agreements to resell                  62,222       42,381
   Securities borrowed                                              19,397       16,341

Receivables:
   Brokers, dealers and clearing organizations                       1,674        2,298
   Customers                                                         9,332        7,758
   Others                                                            1,354        1,909
Property, equipment and leasehold improvements
   (net of accumulated depreciation and amortization
   of $889 in 1999 and $810 in 1998)                                   485          505

Other assets                                                         1,408        1,297
Excess of cost over fair value of net assets acquired
   (net of accumulated amortization
   of $129 in 1999 and $120 in 1998)                                   138          163
                                                                  --------     --------
      Total assets                                                $192,244     $153,890
                                                                  ========     ========


See Notes to Consolidated Financial Statements.


                                                                                        November 30
[in millions except share data]                                                 1999           1998


LIABILITIES AND STOCKHOLDERS' EQUITY

Commercial paper and short-term debt                                       $   5,476      $   6,657
Securities and other financial instruments sold but not yet purchased:
   Governments and agencies                                                   22,396         14,963
   Corporate equities                                                         12,344          3,828
   Derivatives and other contractual agreements                                9,582          8,064
   Corporate debt and other                                                    2,288          1,948
                                                                           ---------      ---------
                                                                              46,610         28,803
                                                                           ---------      ---------
Collateralized short-term financing:
   Securities sold under agreements to repurchase                             81,083         67,730
   Securities loaned                                                           4,568          3,165

Payables:
   Brokers, dealers and clearing organizations                                 1,184          1,322
   Customers                                                                  10,971          9,203
Accrued liabilities and other payables                                         4,668          4,256
Long-term debt:
   Senior notes                                                               27,375         23,873
   Subordinated indebtedness                                                   3,316          3,468
                                                                           ---------      ---------
      Total liabilities                                                      185,251        148,477
                                                                           ---------      ---------
Commitments and contingencies
Trust preferred securities subject to mandatory redemption                       710

STOCKHOLDERS' EQUITY
   Preferred stock                                                               688            908
   Common stock, $0.10 par value; 300,000,000 shares authorized;
      Shares issued: 122,619,460 in 1999 and 121,801,123 in 1998;
      Shares outstanding: 119,912,810 in 1999 and 113,657,877 in 1998             12             12
   Additional paid-in capital                                                  3,387          3,534
   Accumulated other comprehensive income (net of tax)                            (2)            15
   Retained earnings                                                           2,094          1,105
   Other stockholders' equity, net                                               254            269
   Common stock in treasury, at cost: 2,706,650 shares in 1999
        and 8,143,246 shares in 1998                                            (150)          (430)
                                                                           ---------      ---------
      Total stockholders' equity                                               6,283          5,413
                                                                           ---------      ---------
      Total liabilities and stockholders' equity                           $ 192,244      $ 153,890
                                                                           =========      =========

  See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   Twelve months ended November 30
[in millions]                                       1999         1998         1997

PREFERRED STOCK
5% Cumulative Convertible Voting, Series A:
   Beginning balance                             $     1      $     1      $   508
   Series A exchanged for Series B                    (1)                     (507)
                                                 -------      -------      -------
Ending balance                                        --            1            1
                                                 -------      -------      -------
5% Cumulative Convertible Voting, Series B:
   Beginning balance                                 457          507
   Series A exchanged for Series B                     1                       507
   Repurchase                                       (220)         (50)
                                                 -------      -------      -------
Ending balance                                       238          457          507
                                                 -------      -------      -------
5.94% Cumulative, Series C:
   Beginning balance                                 250
   Shares issued                                                  250
                                                 -------      -------      -------
Ending balance                                       250          250
                                                 -------      -------      -------
5.67% Cumulative, Series D:
   Beginning balance                                 200
   Shares issued                                                  200
                                                 -------      -------      -------
Ending balance                                       200          200
                                                 -------      -------      -------
Redeemable Voting:
   Beginning and ending balance
                                                 -------      -------      -------
Total Preferred Stock, ending balance                688          908          508
                                                 -------      -------      -------
COMMON STOCK
   Beginning balance                                  12           12           11
   Shares issued to RSU Trust                                                    1
                                                 -------      -------      -------
Ending balance                                        12           12           12
                                                 -------      -------      -------
ADDITIONAL PAID-IN CAPITAL
   Beginning balance                               3,534        3,436        3,198
   RSUs exchanged for Common Stock                   (63)                        8
   Employee stock-based awards                        22           96           30
   Shares issued to RSU Trust                       (181)                      199
   Tax benefits from stock-based awards, net          77
   Other, net                                         (2)           2            1
                                                 -------      -------      -------
Ending balance                                     3,387        3,534        3,436
                                                 -------      -------      -------
ACCUMULATED OTHER COMPREHENSIVE INCOME
   Beginning balance                                  15           12           20
   Translation adjustment, net(1)                    (17)           3           (8)
                                                 -------      -------      -------
Ending balance                                        (2)          15           12
                                                 -------      -------      -------
                                                 -------      -------      -------


(1)  Net of income taxes of $(11) in 1999, $2 in 1998, and $8 in 1997.


See Notes to Consolidated Financial Statements.


                                                             Twelve months ended November 30
[in millions]                                                1999         1998          1997

RETAINED EARNINGS [ACCUMULATED DEFICIT]
   Beginning balance                                      $ 1,105      $   498      $   (43)
   Net income                                               1,132          736          647
   Dividends declared:
      5% Cumulative Convertible Voting Series A and B
        Preferred Stock                                       (20)         (25)         (25)
      5.94% Cumulative, Series C Preferred Stock              (15)          (8)
      5.67% Cumulative, Series D Preferred Stock              (10)          (4)
      Redeemable Voting Preferred Stock                       (50)         (50)         (50)
      Common Stock                                            (48)         (37)         (31)
   Other                                                                    (5)
                                                          -------      -------      -------
Ending balance                                              2,094        1,105          498
                                                          -------      -------      -------
COMMON STOCK ISSUABLE
   Beginning balance                                        1,318          911          532
   RSUs exchanged for Common Stock                            (83)         (10)          (8)
   Deferred stock awards granted                              533          417          387
                                                          -------      -------      -------
Ending balance                                              1,768        1,318          911
                                                          -------      -------      -------
COMMON STOCK HELD IN RSU TRUST
   Beginning balance                                         (422)        (325)
   Shares issued to RSU Trust                                (441)        (107)        (325)
   Shares issued from RSU Trust                               146           10
                                                          -------      -------      -------
Ending balance                                               (717)        (422)        (325)
                                                          -------      -------      -------
DEFERRED STOCK COMPENSATION
   Beginning balance                                         (627)        (431)        (206)
   Deferred stock awards granted                             (533)        (417)        (387)
   Amortization of deferred compensation, net                 363          221          162
                                                          -------      -------      -------
Ending balance                                               (797)        (627)        (431)
                                                          -------      -------      -------
COMMON STOCK IN TREASURY, AT COST
   Beginning balance                                         (430)         (98)        (146)
   Treasury stock purchased                                  (353)        (469)         (77)
   Employee stock-based awards                                 11           30
   Shares issued to RSU Trust                                 622          107          125
                                                          -------      -------      -------
Ending balance                                               (150)        (430)         (98)
                                                          -------      -------      -------
Total Stockholders' Equity                                $ 6,283      $ 5,413      $ 4,523
                                                          =======      =======      =======


  See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                          Twelve months ended November 30
[in millions]                                                           1999          1998          1997


CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                          $  1,132      $    736      $    647
Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
   Depreciation and amortization                                          88            91            86
   Provisions for losses and other reserves                               35            37            52
   Deferred tax provision (benefit)                                     (145)         (284)          (60)
   Amortization of deferred stock compensation                           363           221           162
   Other adjustments                                                    (164)           43          (212)
Net change in:
   Cash and securities segregated and on deposit                        (806)          (34)         (461)
   Securities and other financial instruments owned                  (12,059)         (138)      (15,409)
   Securities borrowed                                                (3,056)       (2,195)        6,505
   Receivables from brokers, dealers and clearing organizations          624          (105)          685
   Receivables from customers                                         (1,574)        1,347        (3,292)
   Securities and other financial instruments sold but
     not yet purchased                                                17,807        (1,277)        3,716
   Securities loaned                                                   1,403        (4,681)        1,550
   Payables to brokers, dealers and clearing organizations              (138)         (833)        1,151
   Payables to customers                                               1,768        (2,499)        4,120
   Accrued liabilities and other payables                                377          (152)          782
   Other operating assets and liabilities, net                           589          (337)         (286)
                                                                    --------      --------      --------
      Net cash provided by (used in) operating activities           $  6,244      $(10,060)     $   (264)
                                                                    ========      ========      ========



See Notes to Consolidated Financial Statements.

                                                                                      Twelve months ended November 30
[in millions]                                                                        1999          1998          1997


CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior notes                                           $  9,753      $ 11,091      $  7,242
Principal payments of senior notes                                                 (6,037)       (4,298)       (2,548)
Proceeds from issuance of subordinated indebtedness                                   200           600           407
Principal payments of subordinated indebtedness                                      (370)         (356)         (550)
Net proceeds from (payments for) commercial paper and
   short-term debt                                                                 (1,181)       (1,161)         (384)
Resale agreements net of repurchase agreements                                     (6,488)        5,751        (4,181)
Payments for repurchases of preferred stock                                          (220)          (50)
Payments for treasury stock purchases                                                (256)         (411)          (77)
Dividends paid                                                                       (139)         (122)          (58)
Issuances of common stock                                                               8            61            23
Issuance of preferred stock, net of issuance costs                                                  444
Issuance of trust preferred securities, net of issuance costs                         690
                                                                                 --------      --------      --------
   Net cash provided by (used in) financing activities                             (4,040)       11,549          (126)
                                                                                 --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements, net                      (73)         (119)          (74)
                                                                                 --------      --------      --------
   Net cash used in investing activities                                              (73)         (119)          (74)
                                                                                 --------      --------      --------
   Net change in cash and cash equivalents                                          2,131         1,370          (464)
                                                                                 --------      --------      --------
Cash and cash equivalents, beginning of period                                      3,055         1,685         2,149
                                                                                 --------      --------      --------
   Cash and cash equivalents, end of period                                      $  5,186      $  3,055      $  1,685
                                                                                 ========      ========      ========



SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION [IN MILLIONS]

Interest paid totaled $13,513 in 1999, $15,473 in 1998 and $12,900 in 1997. Income taxes paid totaled $103 in 1999, $541 in 1998 and $371 in 1997 .

See Notes to Consolidated Financial Statements.


note 01. Summary of Significant Accounting Policies
note 02. Short-term Financings
note 03. Long-term Debt
note 04. Trust Preferred Securities Subject to Mandatory Redemption
note 05. Preferred Stock
note 06. Common Stock
note 07. Incentive Plans
note 08. Earnings Per Common Share
note 09. Capital Requirements
note 10. Employee Benefit Plans
note 11. Income Taxes
note 12. Derivative Financial Instruments
note 13. Fair Value of Financial Instruments
note 14. Other Commitments and Contingencies
note 15. Segments
note 16. Quarterly Information (Unaudited)

--------------------------------------------------------------------------------
NOTES                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 01. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

derivative financial instruments   A derivative is typically defined as an
instrument whose value is "derived" from an underlying instrument, index or rate, such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. A derivative contract generally represents future commitments to exchange interest payment streams or currencies based on the contract or notional amount or to purchase or sell other financial instruments at specified terms on a specified date.

Derivatives utilized for trading purposes are recorded at market or fair value in the Consolidated Statement of Financial Condition on a net by counterparty basis where a legal right of set-off exists and are netted across products when such provisions are stated in the master netting agreement. The market or fair value related to swap and forward transactions, as well as options and warrants, is reported in the Consolidated Statement of Financial Condition as an asset or liability in Derivatives and other contractual agreements, as appropriate. Margin on futures contracts is included in receivables and payables, as applicable. Changes in fair values of derivatives are recorded as principal transactions revenues in the current period. Market or fair value for trading related instruments is generally determined by either quoted market prices (for exchange-traded futures and options) or pricing models (for over-the-counter swaps, forwards and options). Pricing models utilize a series of market inputs to determine the present value of future cash flows, with adjustments, as required for credit risk and liquidity risk. Further valuation adjustments may be recorded, as deemed appropriate for new or complex products or for positions with significant concentrations. These adjustments are integral components of the mark-to-market process. Credit-related valuation adjustments incorporate business and economic conditions, historical experience, concentrations, estimates of expected losses and the character, quality and performance of credit sensitive financial instruments.

The Company enters into various derivative financial instruments for non-trading purposes as an end user to modify the market risk exposures of certain assets and liabilities. In this regard, the Company utilizes interest rate and currency swaps to modify the interest rate and foreign currency exposure of existing assets and liabilities. The Company also utilizes equity derivatives to hedge its exposure to equity price risk embedded in certain of its debt obligations. In addition to modifying the interest rate and foreign currency exposure of existing assets and liabilities, the Company utilizes derivative financial instruments as an end user to modify the interest rate characteristics of certain anticipated transactions related to its secured financing activities, where there is a high degree of certainty that the Company will enter into such contracts.

Derivatives that have been designated as non-trading related positions are accounted for on an accrual basis. Under the accrual basis, interest is accrued into income or expense over the life of the contract, resulting in the net interest impact of the derivative and the underlying hedged item being recognized in income throughout the hedge period. Related unrealized receivables or payables due from or to counterparties are included in receivables from or payables to brokers, dealers and clearing organizations.

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

In the event that a hedge is no longer effective, the derivative transaction is no longer accounted for as a hedge on an accrual basis. Instead, the Company immediately recognizes the market or fair value of the derivative financial instrument through earnings. Changes in the fair value of such derivative contracts would then be accounted for as a derivative used for trading purposes as discussed above. Realized gains or losses on early terminations of derivatives that were classified as hedges are deferred and amortized to interest income or interest expense over the remaining life of the instrument being hedged.

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

private equity investments    The Company carries its private equity
investments, including its partnership interests, at fair value based upon the Company's assessment of the underlying investments.

investment banking Underwriting revenues and fees for merger and acquisition advisory services are recognized when services for the transactions are substantially completed. Underwriting expenses are deferred and recognized at the time the related revenues are recorded.

stock-based compensation   SFAS No. 123, "Accounting for Stock-Based
Compensation," established financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 permits companies to either continue accounting for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25") or using the fair value method prescribed by SFAS No. 123. The Company continues to follow APB 25 and its related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option awards because the exercise price was at or above the fair market value of the Company's common stock on the grant date.

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

translation of foreign currencies    Assets and liabilities of foreign
subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the statement of financial condition date. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and taxes, are included in Accumulated other comprehensive income, a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the Consolidated Statement of Income.

property, equipment and leasehold improvements    Property, equipment, and
leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the terms of the underlying leases. Internal use software which qualifies for capitalization under AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (the "SOP"), is capitalized and subsequently amortized over the softwares' estimated useful life. At November 30, 1999 and 1998, the unamortized amount of capitalized internal use software was $42.4 million and $33.7 million, respectively.

goodwill   Excess of cost over fair value of net assets acquired ("goodwill")
is amortized using the straight-line method over periods not exceeding 35 years. Goodwill is evaluated periodically for impairment and also is reduced upon the recognition of certain acquired net operating loss carryforward benefits.

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

new accounting standards      The Company adopted SFAS No. 131, "Disclosures
about Segments of an Enterprise and Related Information," in fiscal 1999. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. See Note 15 of Notes to Consolidated Financial Statements.

NOTE 02. SHORT-TERM FINANCINGS

The Company obtains short-term financing on both a secured and unsecured basis. The secured financing is obtained through the use of repurchase agreements and securities loaned agreements, which are primarily collateralized by government, agency and equity securities. The unsecured financing is generally obtained through short-term debt and the issuance of commercial paper.

The Company's commercial paper and short-term debt financing is comprised of the following:


                                       November 30
[in millions]                     1999       1998
Commercial paper                $3,642     $3,550
Short-term debt
   Bank loans                      238      1,288
   Payables to banks               575      1,039
   Other short-term debt(1)      1,021        780
                                ------     ------
Total                           $5,476     $6,657
                                ------     ------
                                ------     ------



The Company's weighted-average interest rates were as follows:


                                                      November 30
                                                    1999     1998
Commercial paper(2)                                  5.5%     5.5%
Short-term debt(3)                                   4.0%     5.3%
Securities sold under agreements to repurchase       5.2%     5.2%


-------------------------
(1)  Includes master notes, corporate loans, and other short-term financings.

(2) Includes weighted-average interest rates of 6.0% and 2.8% as of November 30, 1999 and 5.6% and 2.6% as of November 30, 1998 related to U.S. dollar and non-U.S. dollar obligations, respectively.

(3) Includes $770 million and $726 million of short-term debt with weighted-average interest rates of 1.4% and 5.1% as of November 30, 1999 and 1998, respectively, related to non-U.S. dollar obligations.

back-up credit facilities     In April 1999, Holdings entered into a Revolving
Credit Agreement (the "Credit Agreement") with a syndicate of banks. Under the terms of the Credit Agreement, the banks have committed to provide up to $2 billion for up to 364 days. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of Holdings. The Credit Agreement contains covenants which require, among other things, that the Company maintain specified levels of liquidity and tangible net worth, as defined.

In July 1999, the Company entered into a $1 billion Committed Securities Repurchase Facility (the "Facility") for LBIE, the Company's major operating entity in Europe. The Facility provides secured multi-currency financing for a broad range of collateral types. Under the terms of the Facility, the bank group will agree to provide funding for up to one year on a secured basis. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of LBIE. The Facility contains covenants which require among other things, that LBIE maintain specified levels of tangible net worth.

There were no borrowings outstanding under either the Credit Agreement or the Facility at November 30, 1999. The Company may use the Credit Agreement and the Facility for general corporate purposes from time to time. The Company has maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

NOTE 03. LONG-TERM DEBT


                                            U.S. Dollar         Non-U.S. Dollar
                                     Fixed     Floating       Fixed    Floating              November 30
[in millions]                          Rate        Rate        Rate        Rate        1999         1998

SENIOR NOTES
Maturing in Fiscal 1999                                                                         $ 5,335
Maturing in Fiscal 2000             $ 3,265     $ 3,709     $   585     $   293     $ 7,852       6,886
Maturing in Fiscal 2001               1,465       1,181         609         333       3,588       2,387
Maturing in Fiscal 2002               1,671       1,609         419         749       4,448       3,073
Maturing in Fiscal 2003               2,310         506         419         501       3,736       2,859
Maturing in Fiscal 2004               1,954         317         992          45       3,308         714
December 1, 2004 and thereafter       3,205         138         793         307       4,443       2,619
                                    -------     -------     -------     -------     -------     -------
   Senior Notes                      13,870       7,460       3,817       2,228      27,375      23,873
                                    -------     -------     -------     -------     -------     -------

SUBORDINATED INDEBTEDNESS
Maturing in Fiscal 1999                                                                             341
Maturing in Fiscal 2000                 192           6                                 198         192
Maturing in Fiscal 2001                 194                                             194         194
Maturing in Fiscal 2002                 450          38                                 488         292
Maturing in Fiscal 2003                 475                                             475         475
Maturing in Fiscal 2004                 190                                             190         408
December 1, 2004 and thereafter       1,606         149          16                   1,771       1,566
                                    -------     -------     -------     -------     -------     -------
   Subordinated Indebtedness          3,107         193          16                   3,316       3,468
                                    -------     -------     -------     -------     -------     -------
Long-term Debt                      $16,977     $ 7,653     $ 3,833     $ 2,228     $30,691     $27,341
                                    =======     =======     =======     =======     =======     =======


Of the Company's long-term debt outstanding as of November 30, 1999, $770 million is repayable prior to maturity at the option of the holder, at par value. These obligations are reflected in the above table as maturing at their put dates, which range from fiscal 2000 to fiscal 2003, rather than at their contractual maturities, which range from fiscal 2000 to fiscal 2026. In addition, $2,089 million of the Company's long-term debt is redeemable prior to maturity at the option of the Company under various terms and conditions. These obligations are reflected in the above table at their contractual maturity dates.

The Company's interest in 3 World Financial Center is financed with U.S. dollar fixed rate senior notes totaling $198 million as of November 30, 1999. These notes are unconditionally guaranteed by American Express and collateralized by a first mortgage on the property.

As of November 30, 1999, the Company had approximately $16 billion available for the issuance of debt securities under various shelf registrations and debt programs, which includes $1.5 billion of issuance availability under the Company's Euro medium-term note program.

As of November 30, 1999, the Company's U.S. dollar and non-U.S. dollar debt portfolios included approximately $641 million and $833 million, respectively, of debt for which the interest rates and/or redemption values or maturity have been linked to the performance of various indices including industry baskets of stocks or commodities or events. Generally such notes are issued as floating rate notes or the interest rates on such index notes are effectively converted to floating rates based primarily on LIBOR through the use of interest rate, currency and equity swaps.

end user derivative activities    The Company utilizes a variety of derivative
products including interest rate, currency and equity swaps as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio through the use of interest rate and currency swaps to more closely match the terms of the assets being funded and to minimize interest rate risk. In addition, the Company utilizes cross-currency swaps to hedge its exposure to foreign currency risk as a result of its non-U.S. dollar debt obligations, after consideration of non-U.S. dollar assets which are funded with long-term debt obligations in the same currency. In certain instances, two or more derivative contracts may be utilized by the Company to manage the interest rate nature and/or currency exposure of an individual long-term debt issuance. In these cases, the notional amount of the derivative contracts may exceed the carrying value of the related long-term debt issuance.

At November 30, 1999 and 1998, the notional amounts of the Company's interest rate, currency and equity swaps related to its long-term debt obligations were approximately $27.1 billion and $24.3 billion, respectively. In terms of notional amounts outstanding, these derivative products mature as follows:


                                             U.S.        Non-        Cross-               November 30
[in millions]                              Dollar  U.S. Dollar     Currency         1999         1998
Maturing in Fiscal 1999                                                                       $ 4,980
Maturing in Fiscal 2000                   $ 5,735      $   492      $   708      $ 6,935        6,293
Maturing in Fiscal 2001                     2,126           93          840        3,059        2,299
Maturing in Fiscal 2002                     3,166          431          581        4,178        3,279
Maturing in Fiscal 2003                     3,216          401          161        3,778        2,833
Maturing in Fiscal 2004                     2,192          110          923        3,225          855
December 1, 2004 and thereafter             4,750          660          489        5,899        3,782
                                          -------      -------      -------      -------      -------
Total                                     $21,185      $ 2,187      $ 3,702      $27,074      $24,321
                                          -------      -------      -------      -------      -------
Weighted-average interest rate
 at November 30(1):
Receive rate                                 6.72%        4.88%        3.64%        6.15%        6.26%
Pay rate                                     6.27%        3.77%        6.11%        6.05%        5.72%


-------------------------
(1) Weighted-average interest rates were calculated utilizing non-U.S. dollar interest rates, where applicable.

On an overall basis, the Company's long-term debt-related end user derivative activities resulted in reduced interest expense of approximately $67 million, $84 million and $68 million in 1999, 1998 and 1997, respectively. In addition, the Company's end user derivative activities resulted in the following changes to the Company's mix of fixed and floating rate debt and effective weighted-average rates of interest:


                                                        NOVEMBER 30, 1999
                                                        -----------------
                             LONG-TERM DEBT           WEIGHTED-AVERAGE(1)
                             --------------           -------------------
                         BEFORE       AFTER CONTRACTUAL   EFFECTIVE RATE
                       END USER    END USER    INTEREST   AFTER END USER
[in millions]        ACTIVITIES  ACTIVITIES       RATE        ACTIVITIES
  USD Obligations
   Fixed rate           $16,977     $   353
   Floating rate          7,653      27,902
                        -------     -------     ----         ----
                         24,630      28,255
                        -------     -------     ----         ----
Non-USD Obligations       6,061       2,436
                        -------     -------     ----         ----
Total                   $30,691     $30,691     6.30%        6.19%
                        =======     =======     ====         ====




                                                        NOVEMBER 30, 1998
                                                        -----------------
                             LONG-TERM DEBT           WEIGHTED-AVERAGE(1)
                             --------------           -------------------
                         BEFORE       AFTER CONTRACTUAL   EFFECTIVE RATE
                       END USER    END USER    INTEREST   AFTER END USER
[in millions]        ACTIVITIES  ACTIVITIES       RATE        ACTIVITIES
  USD Obligations
   Fixed rate         $14,065   $   420
   Floating rate        8,385    24,106
                      -------   -------         ----             ----
                       22,450    24,526
                      -------   -------         ----             ----
Non-USD Obligations     4,891     2,815
                      -------   -------         ----             ----
Total                 $27,341   $27,341         6.33%            5.83%
                      =======   =======         ====             ====


-----------------------
(1) Weighted-average interest rates were calculated using non-U.S. dollar interest rates, where applicable.

NOTE 04. TRUST PREFERRED SECURITIES SUBJECT TO MANDATORY REDEMPTION

During 1999, the Company formed two Delaware business trusts for the purposes of: (a) issuing trust securities representing ownership interests in the assets of the trust; (b) investing the gross proceeds of the trust securities in junior subordinated debentures of the Company; and (c) engaging in activities necessary or incidental thereto. Two such trusts have issued securities to date, having an aggregate liquidation value of $710 million. The following table summarizes the financial structure of each such trust at November 30, 1999:


                                                     LEHMAN BROTHERS HOLDINGS            LEHMAN BROTHERS HOLDINGS
                                                     CAPITAL TRUST I                     CAPITAL TRUST II
  ISSUANCE DATE                                      JANUARY 1999                        APRIL 1999
                                                     ------------------------            ------------------------
  TRUST SECURITIES
  Preferred securities issued                        13,000,000 Series I                 15,400,000 Series J
  Liquidation preference per security                $ 25                                $ 25
  Liquidation value [in millions of dollars]         $ 325                               $ 385
  Coupon rate                                        8%                                  7.875%
  Distributions payable                              Quarterly                           Quarterly
  Distributions guaranteed by                        Lehman Brothers Holdings Inc.       Lehman Brothers Holdings Inc.
  Mandatory redemption date                          March 31, 2048                      June 30, 2048
  Redeemable by issuer on or after                   March 31, 2004                      June 30, 2004
                                                     --------------                      -------------
  JUNIOR SUBORDINATED DEBENTURES
  Principal amount
     outstanding [in millions of dollars]            $ 325                               $ 385
  Coupon rate                                        8%                                  7.875%
  Interest payable                                   Quarterly                           Quarterly
  Maturity date                                      March 31, 2048                      June 30, 2048
  Redeemable by issuer on or after                   March 31, 2004                      June 30, 2004
                                                     --------------                      -------------


NOTE 05. PREFERRED STOCK

Holdings is authorized to issue a total of 38,000,000 shares of preferred stock. At November 30, 1999 and 1998, Holdings had 6,634,624 and 12,261,228,
respectively, of such shares authorized, issued and outstanding under various series as described below. All preferred stock has a dividend preference over Holdings' common stock in the paying of dividends and a preference in the liquidation of assets.

cumulative convertible voting, series a and series b   Series of Cumulative
Convertible Voting Preferred Stock, Series A and Series B (together the "Convertible Voting Preferred") have a liquidation preference of $39.10 per share. The Series A was issued in 1987. The Series B was issued in an exchange offer for the Series A on July 11, 1997. During 1999, Holdings repurchased 5,626,604 shares of the Series B at an aggregate cost of $220 million. As of November 30, 1999, 2,300 shares of the Series A and 6,092,324 shares of the Series B were outstanding. The $238 million aggregate redemption value is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred Stock.

The holders of the Convertible Voting Preferred are entitled to receive preferred dividends at an annual rate of 5%, on the liquidation preference, payable quarterly before any dividends are paid to the holders of common stock.

Holdings has the right to redeem up to 3,836,317 Convertible Voting Preferred shares at the liquidation price, subject to adjustment and restrictions on redemption when dividends are in arrears, provided the Company's stock is trading at or above the conversion price of approximately $123.00 per share.

Each share of the Convertible Voting Preferred is convertible, at any time prior to the date of redemption, into 0.3178313 of a share of common stock, equivalent to the conversion price.

series c On May 11, 1998, Holdings issued 5,000,000 Depository Shares (each representing 1/10th of a share) of 5.94% Cumulative Preferred Stock, Series C ("Series C Preferred Stock"), $1.00 par value. These shares have a redemption price of $500 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series C Preferred Stock beginning on May 31, 2008. The $250 million redemption value of the shares outstanding at November 30, 1999 is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred stock.

series d   On July 21, 1998, Holdings issued 4,000,000 Depository Shares (each representing 1/100th of a share) of 5.67% Cumulative Preferred Stock, Series D ("Series D Preferred Stock"), $1.00 par value. These shares have a redemption price of $5,000 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series D Preferred Stock beginning on August 31, 2008. The $200 million redemption value of the shares outstanding at November 30, 1999 is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred stock.

redeemable voting    In 1994, Holdings issued the Redeemable Preferred Stock to
American Express and Nippon Life for $1,000. The holders of the Redeemable Preferred Stock are entitled to receive annual dividends through May 31, 2002 in an amount equal to 50% of the amount, if any, by which the Company's net income for the preceding year exceeds $400 million, up to a maximum of $50 million, prorated in the case of the last dividend period, which runs from December 1, 2001 to May 31, 2002. For the years ended November 30, 1999 and 1998, the Company's net income of $1,132 million and $736 million, respectively, resulted in the recognition of dividends in the amount of $50 million on the Redeemable Voting Preferred Stock.

Holdings may not redeem shares of the Redeemable Preferred Stock prior to the final dividend payment date. However, in the event of a change of control of the Company, holders of the Redeemable Preferred Stock will have the right to require Holdings to redeem all of this stock for an aggregate redemption price equal to $100 million if such change of control occurs prior to November 30, 2000, declining by $50 million per year in each of the two years thereafter. If a change of control is not approved by a majority of Holdings' Board of Directors, the funds for redemption must be raised by an offering of Holdings' equity securities which are not redeemable. The Redeemable Preferred Stock is not convertible into common stock.

NOTE 06. COMMON STOCK

Changes in shares of Holdings' common stock (the "Common Stock") outstanding are as follows:


                                                                                       NOVEMBER 30
                                                                                       -----------
                                                              1999            1998            1997
Shares outstanding, beginning of period                113,657,877     116,612,074     100,449,144
Exercise of stock options and other share issuances        962,821       3,129,883       1,719,799
Treasury stock purchases                                (6,207,888)     (8,584,080)     (1,556,869)
Issuances of shares to the RSU Trust                    11,500,000       2,500,000      16,000,000
                                                       -----------     -----------     -----------
Shares outstanding, end of period                      119,912,810     113,657,877     116,612,074
                                                       ===========     ===========     ===========


The Company has reserved for issuance approximately 1.2 million shares of Common Stock for conversion of the Convertible Voting Preferred.

During the years ended November 30, 1999, 1998 and 1997, the Company repurchased or acquired shares of its Common Stock at an aggregate cost of approximately $353 million, $469 million and $77 million, respectively. These shares were acquired in the open market and from employees who had tendered mature shares to pay for the exercise cost of stock options and related tax withholding obligations. These shares are being reserved for future issuances under employee stock-based compensation plans.

In 1997, the Company established an irrevocable grantor trust (the "RSU Trust") in order to provide common stock voting rights to employees who hold outstanding restricted stock units and to encourage employees to think and act like owners. The RSU Trust was initially funded in 1997 with a total of 16 million shares consisting of 5 million treasury shares for restricted stock unit ("RSU") awards under the Employee Incentive Plan and 11 million new issue shares of Common Stock for RSU awards under the 1994 Management Ownership Plan. In 1998 and 1999,
2.5 million and 11.5 million treasury shares, respectively, were transferred into the RSU Trust. At November 30, 1999, approximately 24.8 million shares were held in the RSU Trust with a total value of approximately $717 million. For accounting purposes, these shares are valued at weighted-average grant prices.

Shares transferred to the RSU Trust do not impact the total number of shares used in the computation of earnings per common share because the Company considers the RSUs as common stock equivalents for purposes of this computation. Accordingly, the establishment of the RSU Trust has had no effect on the total equity, net income or earnings per share of the Company.

NOTE 07. INCENTIVE PLANS

employee stock purchase plan    The Employee Stock Purchase Plan (the "ESPP")
allows employees to purchase Common Stock at a 15% discount from market value, with a maximum of $25,000 in annual aggregate purchases by any one individual. The number of shares of Common Stock authorized for purchase by eligible employees is 6 million. As of November 30, 1999 and 1998, 2.4 million shares and
2.0 million shares, respectively, of Common Stock had been purchased by eligible employees through the ESPP.

1994 incentive plans     The 1994 Management Replacement Plan (the "Replacement
Plan") provided awards similar to the American Express common shares granted to Company employees which were canceled as of the date of the spin-off from American Express. Through November 30, 1999, a total of 2.0 million awards had been granted under the Replacement Plan, including both stock options and restricted stock; 0.3 million were outstanding at November 30, 1999. No future awards will be granted under this plan.

The Lehman Brothers Holdings Inc. 1994 Management Ownership Plan (the "1994 Plan") provides for the issuance of RSUs, performance stock units ("PSUs"), stock options and other equity awards for a period of up to ten years to eligible employees. A total of 16.6 million shares of Common Stock may be granted under the 1994 Plan. At November 30, 1999, RSU and stock option awards with respect to 16.1 million shares of Common Stock have been made under the 1994 Plan of which 7.8 million are outstanding and 8.3 million have been converted to freely transferable Common Stock. The Company will utilize the remaining authorization of 0.5 million shares to satisfy dividend reinvestment requirements for outstanding awards and to fund the annual RSU awards for the Company's non-employee directors.

1996 management ownership plan During 1996, the Company's stockholders approved the 1996 Management Ownership Plan (the "1996 Plan") under which awards similar to those of the 1994 Plan may be granted, and under which up to 15.5 million shares of Common Stock may be subject to awards. At November 30, 1999, RSU, PSU and stock option awards with respect to 11.6 million shares of Common Stock have been made under the 1996 Plan of which 10.1 million are outstanding and 1.5 million have been converted to freely transferable Common Stock.

employee incentive plan    The Employee Incentive Plan ("EIP") has provisions
similar to the 1994 Plan and the 1996 Plan, and authorization for up to 53 million shares of Common Stock which may be subject to awards. At November 30, 1999, awards with respect to 46.8 million shares of Common Stock have been made under the EIP of which 45.5 million are outstanding and 1.3 million have been converted to freely transferable Common Stock. Approximately 31.7 million of the outstanding awards consist of RSUs and PSUs which have vesting and transfer restrictions extending through the year 2006.

The following is a summary of RSUs outstanding under Holdings' stock-based incentive plans:

                             Restricted Stock Units


                                                                    1994          1996
                                                                    PLAN          PLAN            EIP          TOTAL
Balance, November 30, 1996                                       11,184,575                     8,764,365     19,948,940
                                                                 ----------      ---------     ----------     ----------
Granted                                                           1,814,685      1,332,250      8,810,609     11,957,544
Canceled                                                           (846,191)                   (1,530,562)    (2,376,753)
Exchanged for stock without restrictions                           (254,894)      (139,371)       (55,825)      (450,090)
                                                                 ----------      ---------     ----------     ----------
Balance, November 30, 1997                                       11,898,175      1,192,879     15,988,587     29,079,641
                                                                 ----------      ---------     ----------     ----------
Granted                                                              83,866        611,400     11,400,151     12,095,417
Canceled                                                            (42,734)      (112,477)      (403,299)      (558,510)
Exchanged for stock without restrictions                           (243,791)      (105,564)       (90,317)      (439,672)
                                                                 ----------      ---------     ----------     ----------
Balance, November 30, 1998                                       11,695,516      1,586,238     26,895,122     40,176,876
                                                                 ----------      ---------     ----------     ----------
Granted                                                             193,211      1,188,317      6,980,497      8,362,025
Canceled                                                            (61,413)       (29,867)    (1,839,267)    (1,930,547)
Exchanged for stock without restrictions                         (4,687,709)       (20,879)      (366,876)    (5,075,464)
                                                                 ----------      ---------     ----------     ----------
Balance, November 30, 1999                                        7,139,605      2,723,809     31,669,476     41,532,890
                                                                 ==========      =========     ==========     ==========


Eligible employees receive RSUs as a portion of their total compensation in lieu of cash. There is no further cost to employees associated with the RSU awards. The Company measures compensation cost for RSUs based on the market value of its Common Stock at the grant date and amortizes this amount to expense over the applicable vesting periods. RSU awards made to employees have various vesting provisions and generally convert to unrestricted freely transferable Common Stock five years from the grant date. Holdings accrues a dividend equivalent on each RSU outstanding (in the form of additional RSUs), based on dividends declared on its Common Stock.

In the third quarter of 1999, the Company delivered 4.7 million shares of its Common Stock to current and former employees in satisfaction of RSUs awarded in 1994. Substantially all of the shares delivered were funded from the RSU Trust. The Company also received 1.4 million shares from current and former employees in satisfaction of applicable tax withholding requirements. Shares received were recorded as treasury stock at an aggregate value of $89 million.

Of the RSUs outstanding at November 30, 1999, approximately 14.2 million RSUs were vested, approximately 5.2 million RSUs will vest during fiscal 2000, and the remaining RSUs will vest subsequent to November 30, 2000. At November 30, 1999, approximately 24.8 million shares of the Company's Common Stock were held in the RSU Trust.

Total compensation cost recognized during 1999, 1998 and 1997 for the Company's stock-based awards was approximately $363 million, $221 million and $162 million, respectively.

In addition to the RSUs included in the previous table, the Company has awarded PSUs under the EIP to certain senior officers. The number of PSUs which may be earned is dependent upon the achievement of certain performance levels within predetermined performance periods. At the end of a performance period, any PSUs earned will convert one-for-one to RSUs which then vest in three, four or five years. As of December 31, 1999, approximately 1.3 million PSUs have been earned to date, subject to vesting and transfer restrictions. The compensation cost for the RSUs payable in satisfaction of PSUs is accrued over the combined performance and vesting periods.

                                                 Stock Options


                                                                                                        WEIGHTED-
                                                                                                          AVERAGE
                                     1994 REPLACEMENT             1996                                   EXERCISE EXPIRATION
                                    PLAN           PLAN           PLAN            EIP          TOTAL        PRICE      DATES

Balance, November 30, 1996     2,868,680      1,155,029        825,000      3,200,000      8,048,709    $   20.58  2/97-5/04
                               ---------      ---------      ---------      ---------      ---------    ---------  ---------
---------------------

Granted                                                      2,250,000                     2,250,000    $   30.52  1/02-3/02
Exercised                       (743,040)      (521,192)                                  (1,264,232)   $   18.85
Canceled                                         (4,943)                     (150,000)      (154,943)   $   23.81
                               ----------     ----------     ---------      ----------    ----------    ---------
Balance, November 30, 1997     2,125,640        628,894      3,075,000      3,050,000      8,879,534    $   23.64  1/98-5/04
Granted                            7,212                     3,475,000      7,374,170     10,856,382    $   49.72  12/02-11/08
Exercised                       (989,401)      (156,324)    (1,275,165)      (706,000)    (3,126,890)   $   23.17
Canceled                                           (417)                   (3,946,500)    (3,946,917)   $   60.47
                               ----------     ----------     ---------      ----------    ----------    ---------- -----------
Balance, November 30, 1998     1,143,451        472,153      5,274,835      5,771,670     12,662,109    $   34.64  2/99-11/08
                               ----------     ----------     ---------      ----------    ----------    ---------- -----------
Granted                           28,119                     2,150,000      8,440,584     10,618,703    $   54.31
Exercised                       (444,799)      (165,284)                     (117,280)      (727,363)   $   22.20
Canceled                         (17,280)        (1,835)      (100,000)      (294,956)      (414,071)   $   44.24
                               ----------     ----------     ---------      ----------    ----------    ---------- -----------
Balance, November 30, 1999       709,491        305,034      7,324,835     13,800,018     22,139,378    $   44.30  6/00-11/09


At November 30, 1999 and 1998, approximately 9.7 million and 8.3 million stock options, respectively, were exercisable at weighted-average prices of $34.56 and $31.42, respectively. The weighted-average remaining contractual life of the stock options outstanding at November 30, 1999 is 5.13 years. The exercise price for all stock options awarded has been equal to 100% of the market price of Common Stock on the day of grant.

The following table provides further details relating to Holdings' stock options outstanding as of November 30, 1999:


                          OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                    WEIGHTED-                               WEIGHTED-
        WEIGHTED-                     AVERAGE                WEIGHTED-        AVERAGE
        AVERAGE                     REMAINING                  AVERAGE      REMAINING
RANGE OF NUMBER        EXERCISE   CONTRACTUAL     NUMBER       EXERCISE   CONTRACTUAL
EXERCISE PRICES     OUTSTANDING   PRICELIFE     (IN YEARS)   EXERCISABLE  PRICELIFE   (IN YEARS)

$18.00-$19.99           509,194   $ 18.00        2.63          509,194       $ 18.00   2.63
$20.00-$29.99         2,813,835   $ 22.68        1.14        2,813,835       $ 22.68   1.14
$30.00-$39.99         2,050,000   $ 30.80        2.24        1,900,000       $ 30.53   2.11
$40.00-$49.99         9,014,131   $ 42.86        5.98        4,139,491       $ 45.19   3.48
$50.00-$59.99         5,428,119   $ 51.74        5.05          299,999       $ 52.50   4.37
$70.00-$79.99         2,324,099   $ 76.37       10.00            2,400       $ 74.88   8.34
                     ----------   -------       -----        ---------       -------   ----
                     22,139,378   $ 44.30        5.13        9,664,919       $ 34.56   2.38
                     ==========   =======       =====        =========       =======   ====


The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value of stock-based compensation awards in the Consolidated Statement of Income, to provide pro forma disclosures of net income and earnings per share in the notes to the consolidated financial statements as if the fair value of stock-based compensation had been recorded. The Company utilized the Black-Scholes option-pricing model to quantify the pro forma effects on net income and earnings per common share of the fair value of the stock options granted and outstanding during 1999 and 1998. Based on the results of the model, the weighted-average fair value of the stock options granted was $13.98 and $12.36 for 1999 and 1998, respectively. The weighted-average assumptions which were used for 1999 and 1998 included risk-free interest rates of 5.25% and 5.01%, an expected life of 3.5 years and 4.0 years, and expected volatility of 35% and 30%, respectively. In addition, annual dividends of $0.36 and $0.30 were assumed for the 1999 and 1998 options, respectively.

The Company's 1999, 1998 and 1997 pro forma net income would have been $1,091 million, $723 million and $629 million, respectively, compared to actual net income of $1,132 million, $736 million and $647 million, respectively. Pro forma earnings per common share for 1999, 1998 and 1997 would have been $7.98, $5.09 and $4.57, respectively, compared to actual earnings per common share of $8.15, $5.19 and $4.72, respectively. The pro forma amounts reflect the effects of the Company's stock option grants and the 15% purchase discount from market value offered to the Company's employees who participate in the ESPP.

NOTE 08. EARNINGS PER COMMON SHARE

Earnings per share was calculated as follows:


                                                               THREE YEARS ENDED
                                                               -----------------
[in millions, except for per share data]                 1999    1998       1997

NUMERATOR:
   Net income                                         $ 1,132  $  736   $    647
   Preferred stock dividends                               95      87         75
                                                      -------  ------   --------
   Numerator for basic earnings per share-
     income available to common stockholders          $ 1,037  $  649   $    572
Convertible preferred stock dividends                      17
                                                      -------  ------   --------
Numerator for diluted earnings per share-
  income available to common stockholders (adjusted
  for assumed conversion of preferred stock)          $ 1,054  $  649   $    572
                                                      =======  ======   ========
DENOMINATOR:

Denominator for basic earnings per share-
   weighted-average shares                              121.5   120.9      118.2
Effect of dilutive securities:
   Employee stock options                                 3.1     2.4        2.1
   Restricted stock units                                 1.9     1.7        0.8
   Preferred shares assumed converted into common         2.8
                                                      -------  ------   --------
Dilutive potential common shares                          7.8     4.1        2.9
                                                      -------  ------   --------
   Denominator for diluted earnings per share--
      adjusted weighted-average shares                  129.3   125.0      121.1
                                                      =======  ======   ========
BASIC EARNINGS PER SHARE                              $  8.53  $ 5.37   $   4.84
                                                      =======  ======   ========
DILUTED EARNINGS PER SHARE                            $  8.15  $ 5.19   $   4.72
                                                      =======  ======   ========


Preferred shares are convertible into common shares at a conversion price of approximately $123 per share. However, for purposes of calculating dilutive earnings per share, preferred shares are assumed to be converted into common shares when basic earnings per share exceeds preferred dividends per share obtainable upon conversion (approximately $6.15 on an annualized basis).

NOTE 09. CAPITAL REQUIREMENTS

The Company operates globally through a network of subsidiaries with several subject to regulatory requirements. In the United States, LBI, as a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC") Rule 15c3-1, the Net Capital Rule, which requires LBI to maintain net capital of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. At November 30, 1999, LBI's regulatory net capital, as defined, of $1,563 million exceeded the minimum requirement by $1,457 million.

In addition to amounts presented in the accompanying Consolidated Statement of Financial Condition as cash and securities segregated and on deposit for regulatory and other purposes, securities with a market value of approximately $1,245 million and $1,332 million at November 30, 1999 and 1998, respectively, primarily collateralizing securities purchased under agreements to resell, have been segregated in a special reserve bank account for the exclusive benefit of customers pursuant to the Reserve Formula requirements of SEC Rule 15c3-3.

Lehman Brothers International (Europe) ("LBIE"), a United Kingdom registered broker-dealer and subsidiary of Holdings, is subject to the capital requirements of the Securities and Futures Authority ("SFA") of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At November 30, 1999, LBIE's financial resources of approximately $1,727 million exceeded the minimum requirement by approximately $499 million. Lehman Brothers Japan Inc.'s Tokyo branch, a regulated broker-dealer, is subject to the capital requirements of the Financial Supervisory Agency and at November 30, 1999, had net capital of approximately $388 million which was approximately $122 million in excess of the specified levels required. Certain other non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 1999, these other subsidiaries were in compliance with their applicable local capital adequacy requirements. The Company's "AAA" rated derivatives subsidiaries, Lehman Brothers Financial Products Inc. ("LBFP") and Lehman Brothers Derivative Products Inc. ("LBDP"), have established certain capital and operating restrictions which are reviewed by various rating agencies. At November 30, 1999, LBFP and LBDP each had capital which exceeded the requirement of the most stringent rating agency by approximately $12 million and $16 million, respectively. Lehman Brothers Bank, FSB (the "Bank"), is the Company's thrift subsidiary and is regulated by the Office of Thrift Supervision ("OTS"). The Bank exceeds all regulatory capital requirements and is considered well capitalized by the OTS.

The regulatory rules referred to above, and certain covenants contained in various debt agreements may restrict Holdings' ability to withdraw capital from its regulated subsidiaries, which in turn could limit its ability to pay dividends to shareholders. At November 30, 1999, approximately $4.4 billion of net assets of subsidiaries were restricted as to the payment of dividends to Holdings.

NOTE 10. EMPLOYEE BENEFIT PLANS

The Company provides various pension plans for the majority of its employees worldwide. In addition, the Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The following summarizes these plans:


                                                         PENSION      POSTRETIREMENT
                                                        BENEFITS            BENEFITS
                                                     NOVEMBER 30         NOVEMBER 30
                                                     -----------      --------------
[in millions, except for weighted-average]        1999      1998      1999      1998
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year          $ 673     $ 569     $  50     $  49
Service cost before expenses                        22        23         1         1
Interest cost                                       45        39         3         3
Actuarial (gain) loss                              (49)       62        (4)
Benefits paid                                      (32)      (20)       (3)       (3)
Foreign currency exchange rate changes              (5)
                                                 -----     -----     -----     -----
Benefit obligation at end of year                $ 654     $ 673     $  47     $  50
                                                 -----     -----     -----     -----
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year   $ 817     $ 747
Actual return on plan assets, net of expenses      123        82
Employer contribution                               15         9
Benefits paid                                      (32)      (20)
Foreign currency exchange rate changes              (5)       (1)
                                                 -----     -----     -----     -----
Fair value of plan assets at end of year         $ 918     $ 817
                                                 -----     -----     -----     -----
Funded (underfunded) status                      $ 264     $ 144     $ (47)    $ (50)
Unrecognized net actuarial (gain) loss             (15)       80       (24)      (21)
Unrecognized prior service cost (credit)            17        21        (6)       (6)
                                                 -----     -----     -----     -----
Prepaid (accrued) benefit cost                   $ 266     $ 245     $ (77)    $ (77)
                                                 -----     -----     -----     -----

WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate                                     7.25%     6.72%     7.75%     6.75%
Expected return on plan assets                    9.19%     8.79%
Rate of compensation increase                     4.91%     4.96%     5.00%     5.00%


For measurement purposes, the annual health care cost trend rate was assumed to be 7.5% for the year ended November 30, 2000. The rate was assumed to decrease at the rate of 0.5% per year to 5.5% in the year ended November 30, 2004 and remain at that level thereafter.



                                                 PENSION~BENEFITS             POSTRETIREMENT BENEFITS
                                  TWELVE MONTHS ENDED NOVEMBER 30     TWELVE MONTHS ENDED NOVEMBER 30
                                  -------------------------------     -------------------------------
[in millions]                                1999    1998    1997                1999    1998    1997
COMPONENTS OF NET -
   PERIODIC BENEFIT COST
Service cost                                 $ 22    $ 23    $ 22                $  1    $  1    $  1
Interest cost                                  45      39      36                   3       3       3
Expected return on plan assets                (77)    (67)    (63)
Recognized net actuarial
   (gain) loss                                  2      (1)     (1)                 (1)     (1)     (2)
Unrecognized prior service
   cost (credit)                                2
                                             ----    ----    ----                ----    ----    ----
Net periodic benefit
   (income) cost                             $ (6)   $ (6)   $ (6)               $  3    $  3    $  2
                                             ====    ====    ====                ====    ====    ====



Assumed health care cost trend rates have an effect on the amount reported for postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


[in millions]                                                         1% POINT INCREASE     1% POINT DECREASE
Effect on total service and interest cost components in fiscal 1999              $  0.3                $ (0.4)
                                                                                 ------                ------
Effect on postretirement benefit obligation at November 30, 1999                 $  4.0                $ (3.9)
                                                                                 ======                ======



NOTE 11. INCOME TAXES

The Company files a consolidated U.S. federal income tax return reflecting the income of Holdings and its subsidiaries.

The provision for income taxes consists of the following:


      TWELVE MONTHS ENDED NOVEMBER 30
      -------------------------------
[in millions] 1999     1998      1997
CURRENT
   Federal   $ 121    $ 238    $ 110
   State       117       63       58
   Foreign     364      299      182
             -----    -----    -----
               602      600      350
             -----    -----    -----
DEFERRED
   Federal       2     (239)      (6)
   State       (54)      (6)      (4)
   Foreign     (93)     (39)     (50)
             -----    -----    -----
              (145)    (284)     (60)
             -----    -----    -----
             $ 457    $ 316    $ 290
             =====    =====    =====


Income before taxes included $595 million, $270 million, and $121 million that has also been subject to income taxes of foreign jurisdictions for 1999, 1998 and 1997, respectively.

The income tax provision (benefit) differs from that computed by using the statutory federal income tax rate for the reasons shown below:


                                 TWELVE MONTHS ENDED NOVEMBER 30
                                 -------------------------------
[in millions]                             1999     1998     1997
Federal income taxes at statutory rate   $ 571    $ 368    $ 328
State and local taxes                       41       37       35
Tax-exempt income                         (109)     (71)     (60)
Amortization of goodwill                     2        3        3
Foreign operations                          (6)       3       (3)
Other, net                                 (42)     (24)     (13)
                                         -----    -----    -----
                                         $ 457    $ 316    $ 290
                                         =====    =====    =====



For the year ended November 30, 1999, a net tax benefit of approximately $77 million relating to stock-based awards was credited to Additional paid-in capital. In addition, the Company recorded $(11) million, $2 million and $8 million of tax provisions/(benefits) from the translation of foreign currencies, which was recorded directly in Accumulated other comprehensive income, for the fiscal years 1999, 1998 and 1997, respectively.

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

At November 30, 1999 and 1998 the deferred tax assets and liabilities consisted of the following:


                                                                      NOVEMBER 30
                                                                      -----------
[in millions]                                                       1999     1998
DEFERRED TAX ASSETS
Reserves not currently deductible                                 $  374   $  233
Deferred compensation                                                521      413
Foreign tax credits                                                   25       92
Undistributed earnings of foreign subsidiaries (net of credits)       36        9
NOL carryforwards                                                      5        9
Other                                                                 69       85
                                                                  ------   ------
                                                                  $1,030   $  841
Less: Valuation allowance                                             15       19
                                                                  ------   ------
   Total deferred tax assets net of valuation allowance           $1,015   $  822
                                                                  ------   ------
DEFERRED TAX LIABILITIES

Excess tax over financial depreciation                            $  112   $  114
Pension and retirement costs                                          60       52
Unrealized trading and investment activity                            51       39
Other                                                                 11       21
   Total deferred tax liabilities                                 $  234   $  226
                                                                  ------   ------
Net deferred tax assets                                           $  781   $  596
                                                                  ======   ======


The net deferred tax assets are included in Other assets in the accompanying Consolidated Statement of Financial Condition.

The valuation allowance recorded against deferred tax assets at November 30, 1999 and 1998 will reduce goodwill if future circumstances permit recognition. The valuation allowance relates to temporary differences resulting from the 1988 acquisition of E.F. Hutton Group, Inc. (now known as LB I Group Inc.) which are subject to separate company limitations. If future circumstances permit the recognition of the acquired tax benefit, then goodwill will be reduced.

The Company has approximately $14 million of NOL carryforwards, substantially all of which are attributable to the acquisition of LB I Group, Inc.

NOTE 12. DERIVATIVE FINANCIAL INSTRUMENTS

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

In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end user. Acting in a trading capacity, the Company enters into derivative transactions to satisfy the needs of its clients and to manage the Company's own exposure to market and credit risk resulting from its trading activities (collectively, "Trading-Related Derivative Activities"). As an end user, the Company primarily enters into interest rate swap and option contracts to adjust the interest rate nature of its funding sources from fixed to floating rates, and to change the index upon which floating interest rates are based (e.g., Prime to LIBOR) (collectively, "End User Derivative Activities").

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

swap products    Interest rate swap products include interest rate and currency swaps, leveraged swaps, swap options, and other interest rate option products including caps, collars, and floors. An interest rate swap is a negotiated OTC contract in which two parties agree to exchange periodic interest payments for a defined period, calculated based upon a predetermined notional amount. Interest payments are usually exchanged on a net basis throughout the duration of the swap contract. A currency swap is an OTC agreement to exchange a fixed amount of one currency for a specified amount of a second currency at the outset and completion of the swap term. Leveraged swaps involve the multiplication of the interest rate factor upon which the interest payment streams are based (e.g., Party A pays three times the six-month LIBOR). Caps are contractual commitments that require the writer to pay the purchaser the amount by which an interest reference rate exceeds a defined contractual rate, if any, at specified times during the contract. Conversely, a floor is a contractual commitment that requires the writer to pay the amount by which a defined contractual rate exceeds an interest reference rate at specified times over the life of the contract, if any. Equity swaps are contractual agreements whereby one party agrees to receive the appreciation (or depreciation) value over a strike price on an equity investment in return for paying another rate, which is usually based upon equity index movements or interest rates. Commodity swaps are contractual commitments to exchange the fixed price of a commodity for a floating price (which is usually the prevailing spot price) throughout the swap term.

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

The following table reflects the notional/contract amounts of the Company's Trading-Related Derivative Activities:

                Trading-Related Derivative Financial Instruments


                                                                                              WEIGHTED-
                                                                           NOTIONAL/            AVERAGE
                                                                            CONTRACT           MATURITY
                                                                             AMOUNTS        NOVEMBER 30
                                                      NOVEMBER 30        NOVEMBER 30               1999
[in millions]                                                1999               1998         [in years]
Interest rate and currency swaps and options
   (including caps, collars and floors)                $2,142,592         $1,590,115            4.60
Foreign exchange forward and future
   contracts and options                                  418,481            389,416             .43
Other fixed income securities contracts
   (including futures contracts, options~and TBAs)        254,662            328,116             .44
Equity contracts (including equity swaps,
   futures, warrants and options)                          79,742             88,604            1.27
Commodity contracts (including swaps,
   futures, forwards and options)                             173              1,544            2.14
                                                       ----------         ----------            ----
Total                                                  $2,895,650         $2,397,795            3.54
                                                       ==========         ==========            ====



Of the total notional amounts at November 30, 1999 and 1998, approximately $2,717 billion and $2,152 billion are over-the-counter and $179 billion and $246 billion are exchange-traded, respectively. The total weighted-average maturity at November 30, 1999, for over-the-counter and exchange-traded contracts was
3.73 years and 0.58 years, respectively. Approximately $1,198 billion of the notional/contract amount of the Company's Trading-Related Derivative Activities mature within the year ended November 30, 2000, of which approximately 28% have maturities of less than one month.

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

Listed in the following table is the fair value of the Company's Trading-Related Derivative Activities as of November 30, 1999 and 1998 as well as the average fair value of these instruments. Average fair values of these instruments were calculated based upon month-end statement of financial condition values, which the Company believes do not vary significantly from the average fair value calculated on a more frequent basis. Variances between average fair values and period-end values are due to changes in the volume of activities in these instruments and changes in the valuation of these instruments due to variations in market and credit conditions.

                         Fair Value of Trading-Related
                        Derivative Financial Instruments


                                                                                    AVERAGE FAIR VALUE*
                                                                  FAIR VALUE*       TWELVE MONTHS ENDED
                                                            NOVEMBER 30, 1999         NOVEMBER 30, 1999
 [in millions]                                         ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                       ------     -----------    ------     -----------
Interest rate and currency swaps and options          $ 4,807     $ 3,633        $ 4,406     $ 3,030
 (including caps, collars and floors)
 Foreign exchange forward contracts and options           878       1,310          1,226       1,287
 Other fixed income securities contracts
    (including options and TBAs)                          254         195            257         240

 Equity contracts (including equity swaps, warrants
    and options)                                        4,367       4,444          2,478       3,291
 Commodity contracts (including swaps, forwards
    and options)                                                                      15           5
                                                      -------     -------        -------     -------
 Total                                                $10,306     $ 9,582        $ 8,382     $ 7,853
                                                      =======     =======        =======     =======



                                                                                    AVERAGE FAIR VALUE*
                                                                  FAIR VALUE*       TWELVE MONTHS ENDED
                                                            NOVEMBER 30, 1998         NOVEMBER 30, 1998
 [in millions]                                         ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                       ------     -----------    ------     -----------
Interest rate and currency swaps and options
   (including caps, collars and floors)              $5,877       $3,240         $5,550      $3,361
Foreign exchange forward contracts and options        1,583        1,367          1,724       1,558
Other fixed income securities contracts
   (including options and TBAs)                         224          214            288         264

Equity contracts (including equity swaps, warrants
   and options)                                       2,128        3,167          2,218       2,946
Commodity contracts (including swaps, forwards
   and options)                                          71           76            147         146
                                                     ------       ------         ------      ------
Total                                                $9,883       $8,064         $9,927      $8,275
                                                     ======       ======         ======      ======


--------------------
*Amounts represent carrying value (exclusive of collatera l) and do not include receivables or payables related to exchange-traded futures contracts.

Assets included in the table above represent the Company's unrealized gains, net of unrealized losses for situations in which the Company has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties. Therefore, the fair value of assets/liabilities related to derivative contracts at November 30, 1999 represents the Company's net receivable/payable for derivative financial instruments before consideration of collateral. Included within the $10,306 million fair value of assets at November 30, 1999 was $9,002 million related to swaps and other OTC contracts and $1,304 million related to exchange-traded option and warrant contracts. Included within the $9,883 million fair value of assets at November 30, 1998 was $9,211 million related to swaps and other OTC contracts and $672 million related to exchange-traded option and warrant contracts.

The primary difference in risks related to OTC and exchange-traded contracts is credit risk. OTC contracts contain credit risk for unrealized gains from various counterparties for the duration of the contract, net of collateral.

With respect to OTC contracts, including swaps, the Company views its net credit exposure to active counterparties to be $6,252 million at November 30, 1999, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral.

Counterparties to the Company's OTC derivative products are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. Presented below is an analysis of the Company's net credit exposure at November 30, 1999 for OTC contracts based upon actual ratings made by external rating agencies or by equivalent ratings established and utilized by the Company's Credit Risk Management Department.


  COUNTERPARTY                    S&P/MOODY'S             NET CREDIT
  RISK RATING                      EQUIVALENT               EXPOSURE
  1                                   AAA/Aaa                     9%
  2                         AA-/Aa3 or higher                    31%
  3                           A-/A3 or higher                    35%
  4                       BBB-/Baa3 or higher                    18%
  5                         BB-/Ba3 or higher                     4%
  6                            B+/B1 or lower                     3%


The Company is also subject to credit risk related to its exchange-traded derivative contracts. Exchange-traded contracts, including futures and certain options, are transacted directly on the exchange. To protect against the potential for a default, all exchange clearinghouses impose capital requirements for their membership. Additionally, the exchange clearinghouse requires counterparties to futures contracts to post margin upon the origination of the contract and for any changes in the market value of the contract on a daily basis (certain foreign exchanges provide for settlement within three days). Therefore, the potential for losses from exchange-traded products is limited.

end user derivative activities   The Company utilizes a variety of derivative
products as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio through the use of interest rate and currency swaps to more closely match the terms of its debt portfolio to the assets being funded and to minimize interest rate risk. At November 30, 1999 and 1998, the notional amounts of the Company's end user activities related to its long-term debt obligations were approximately $27.1 billion and $24.3 billion, respectively. (For a further discussion of the Company's long-term debt related end user derivative activities see Note 3.)

The Company also utilizes derivative products as an end user to modify its interest rate exposure associated with its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned. At November 30, 1999 and 1998, the Company had $167 billion and $130 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk. The Company, as an end user, manages the interest rate risk related to these activities by utilizing derivative financial instruments, including interest rate swaps and purchased options. The Company designates certain specific derivative transactions against specific assets and liabilities with matching maturities. In addition, the Company manages the interest rate risk of anticipated secured financing transactions with derivative products. The Company actively monitors the level of anticipated secured financing transactions to ensure there is a high degree of certainty that such secured financing transactions will be executed at levels at least equal to the designated derivative product transactions. At November 30, 1999 and 1998, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $12.9 billion and $73.4 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The total notional amount of these agreements had a weighted-average maturity of 2.3 years and 1.0 years as of November 30, 1999 and 1998, respectively. On an overall basis, the Company's secured financing end user derivative activities increased (decreased) net revenues by approximately $(13) million, $4 million and $(10) million for 1999, 1998 and 1997, respectively.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Financial instruments which are recorded at amounts that do not necessarily approximate market or fair value include long-term debt, certain secured financing activities and the related financial instruments utilized by the Company as an end user to manage the interest rate risk of these exposures. The Company's long-term debt is recorded at contractual or historical amounts. The following table provides a summary of the fair value of the Company's long-term debt and related end user derivative activities. The fair value of the Company's long-term debt was estimated using either quoted market prices or discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowing arrangements. The fair value of the Company's long-term debt is subject to changes in its credit spreads, which fluctuated significantly in 1999 and 1998. The unrecognized net gain (loss) related to the Company's end user derivative activities reflects estimated fair values based on market rates at November 30, 1999 and 1998, respectively.


                                                                               NOVEMBER 30
[in millions]                                                            1999        1998
Carrying value of long-term debt                                     $ 30,691    $ 27,341
Fair value of long-term debt                                           30,454      27,376
                                                                     --------    --------
Unrecognized net gain (loss) on long-term debt                       $    237    $    (35)
                                                                     --------    --------
Unrecognized net gain (loss) on long-term debt end user activities   $   (439)   $    385
                                                                     ========    ========



The Company carries its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase, and securities loaned, at their original contract amount plus accrued interest. As the majority of such financing activities are short-term in nature, carrying value approximates fair value. At November 30, 1999 and 1998, the Company had $167 billion and $130 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk.

At November 30, 1999 and 1998, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $12.9 billion and $73.4 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The unrecognized net losses related to these derivative financial instruments were $11 million and $110 million at November 30, 1999 and 1998, respectively, which were substantially offset by unrecognized net gains on the Company's secured financing activities, including anticipated transactions during the hedge period. Additionally, at November 30, 1999 the Company had approximately $23 million of unrecognized gains related to approximately $2.5 billion of long-term fixed rate repurchase agreements as compared to unrecognized net losses of approximately $84 million on approximately $4.4 billion of such agreements at November 30, 1998.

NOTE 14. OTHER COMMITMENTS AND CONTINGENCIES

As of November 30, 1999 and 1998, the Company was contingently liable for $2.1 billion and $2.9 billion, respectively, of letters of credit, primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges, and other guarantees.

As of November 30, 1999 and 1998, in connection with its financing activities, the Company had outstanding commitments under certain lending arrangements of approximately $4.2 billion and $3.7 billion, respectively. These commitments require borrowers to provide acceptable collateral, as defined in the agreements, when amounts are drawn under the lending facilities. Advances made under the above lending arrangements are typically at variable interest rates and generally provide for over-collateralization based upon the borrowers' creditworthiness.

As of November 30, 1999, the Company had pledged securities, primarily fixed income, having a market value of approximately $23.6 billion, as collateral for securities borrowed having a market value of approximately $23.0 billion.

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

The Company, through its high grade and high yield sales, trading and underwriting activities, makes commitments to extend credit in loan syndication transactions and then participates out a significant portion of these commitments. The Company had lending commitments to high grade borrowers of $2.9 billion and $675 million at November 30, 1999 and 1998, respectively. In addition, lending commitments to high yield borrowers totaled $1.4 billion and $2.0 billion at November 30, 1999 and 1998, respectively. All of these commitments and any related draw downs of these facilities are typically secured against the borrower's assets, have fixed maturity dates, and are generally contingent upon certain representations, warranties and contractual conditions applicable to the borrower. Total commitments are not indicative of actual risk or funding requirements as the commitments may not be drawn or fully utilized and the Company will continue to syndicate and/or sell these commitments.

At November 30, 1999 and 1998, the Company had commitments to invest up to $411 million and $379 million, respectively, directly and through partnerships in private equity related investments. These commitments will be funded as required through the end of the respective investment periods, principally expiring in 2004.

In addition to these specific commitments, the Company had various other commitments of approximately $300 million and $335 million at November 30, 1999 and 1998, respectively.

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

concentrations of credit risk   As a leading global investment bank, the
Company is actively involved in securities underwriting, brokerage, distribution and trading. These and other related services are provided on a worldwide basis to a large and diversified group of clients and customers, including multinational corporations, governments, emerging growth companies, financial institutions and individual investors.

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

Securities and other financial instruments owned by the Company include U.S. government and agency securities, and securities issued by non-U.S. governments which, in the aggregate, represented 16% of the Company's total assets at November 30, 1999. In addition, primarily all of the collateral held by the Company for resale agreements represented 32% of total assets at November 30, 1999, and consisted of securities issued by the U.S. government, federal agencies or non-U.S. governments. The Company's most significant industry concentration is financial institutions, which include other brokers and dealers, commercial banks and institutional clients. This concentration arises in the normal course of the Company's business.

lease commitments   The Company leases office space and equipment throughout
the world and is a party to a ground lease with the Battery Park City Authority covering its headquarters at 3 World Financial Center which extends through 2069. Total rent expense for 1999, 1998 and 1997 was $37 million, $39 million and $42 million, respectively. Certain leases on office space contain escalation clauses providing for additional rentals based upon maintenance, utility and tax increases.

Minimum future rental commitments under non-cancelable operating leases (net of subleases of $84 million) are as follows:


[in millions]
Fiscal 2000                       $ 39
Fiscal 2001                         31
Fiscal 2002                         30
Fiscal 2003                         28
Fiscal 2004                         25
December 1, 2004 and thereafter    412
                                  ----
                                  $565
                                  ----
                                  ----


NOTE 15. SEGMENTS

Lehman Brothers operates in three segments: Investment Banking, Capital Markets, and Client Services.

The Investment Banking Division provides advice to corporate, institutional and government clients throughout the world on mergers, acquisitions, and other financial matters. The Division also raises capital for clients by underwriting public and private offerings of debt and equity securities.

The Capital Markets Division includes the Company's institutional sales, trading, research and financing activities in equity and fixed income cash and derivatives products. Through the Division, the Company is a global market-maker in numerous equity and fixed income products, including U.S., European and Asian equities, government and agency securities, money market products, corporate high grade, high yield and emerging market securities, mortgage- and asset-backed securities, municipal securities, bank loans, foreign exchange and derivatives products. The Division also includes the Company's risk arbitrage and secured financing businesses. The financing business manages the Company's equity and fixed income matched book activities, supplies secured financing to institutional clients and customers, and provides secured funding for the Company's inventory of equity and fixed income products.

Client Services revenues reflect earnings from the Company's private client and private equity businesses. Private client revenues reflect the Company's high-net-worth retail customer flow activities as well as asset management fees earned from these clients. Private equity revenues include the management and incentive fees earned in the Company's role as General Partner for eleven merchant banking and venture capital partnerships. In addition, these revenues also include the appreciation of its general partnership interests.

The Company's segment information for fiscal years 1999, 1998 and 1997 is presented below and was developed consistent with the accounting policies used to prepare the Company's consolidated financial statements.


                                                      INVESTMENT  CAPITAL    CLIENT
[in millions]                                            BANKING  MARKETS  SERVICES    TOTAL
  NOVEMBER 30, 1999
  Net Revenue                                             $1,664   $3,093   $  583   $5,340
  Earnings before taxes(1)                                $  508   $  979   $  144   $1,631
                                                          ======   ======   ======   ======
  Segment assets [billions]                               $  2.3   $180.4   $  9.5   $192.2
                                                          ======   ======   ======   ======

  NOVEMBER 30, 1998

  Net Revenue                                             $1,401   $2,113   $  599   $4,113
  Earnings before taxes(1)                                $  530   $  359   $  163   $1,052
                                                          ======   ======   ======   ======
  Segment assets [billions]                               $  2.7   $139.2   $ 12.0   $153.9
                                                          ======   ======   ======   ======

  NOVEMBER 30, 1997
  Net Revenue                                             $1,050   $2,097   $  726   $3,873
  Earnings before taxes(1)                                $  307   $  300   $  330   $  937
                                                          ======   ======   ======   ======
  Segment assets [billions]                               $  2.7   $133.8   $ 15.2   $151.7
                                                          ======   ======   ======   ======


----------------
(1) And before dividends on trust preferred securities.

The following are net revenues by geographic region:


                 NOVEMBER 30    NOVEMBER 30    NOVEMBER 30
[in millions]           1999           1998           1997
Americas *            $3,213         $2,747         $2,779
Europe                 1,649            870            812
Asia Pacific             478            496            282
                      ------         ------         ------
   Total              $5,340         $4,113         $3,873
                      ======         ======         ======

-------------------
* Includes non-U.S. revenues of $53 million, $55 million and $67 million in 1999, 1998 and 1997, respectively.

The following information describes the Company's methods of allocating consolidated net revenues to geographic regions. Net revenues, if syndicated or trading-related, have been distributed based upon the location where the primary or secondary position was fundamentally risk managed: if fee-related, by the location of the senior coverage banker; if commission-related, by the location of the salespeople. In addition, certain revenues associated with domestic products and services which resulted from relationships with international clients and customers have been reclassified as international revenues using an allocation consistent with the Company's internal reporting.

NOTE 16. QUARTERLY INFORMATION (UNAUDITED)

The following information represents the Company's unaudited quarterly results of operations for 1999 and 1998. Certain amounts reflect reclassifications to conform to the current period's presentation. These quarterly results reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results. Revenues and earnings of the Company can vary significantly from quarter to quarter due to the nature of the Company's business activities.


                                                                        1999                      1998
[in millions, except per share amounts]   NOV. 30  AUG. 31  MAY 31   FEB. 28  NOV. 30  AUG. 31  MAY 31   FEB. 28
Total revenues                            $4,701   $4,765   $4,932   $4,591   $3,797   $5,963   $5,554   $4,580
Interest expense                           3,290    3,409    3,477    3,473    3,132    5,033    4,081    3,535
                                          ------   ------   ------   ------   ------   ------   ------   ------
Net revenues                               1,411    1,356    1,455    1,118      665      930    1,473    1,045
Non-interest expenses:
   Compensation and benefits                 715      688      738      567      337      472      747      530
   Other expenses                            258      251      251      242      234      251      250      240
                                          ------   ------   ------   ------   ------   ------   ------   ------
Total non-interest expenses                  973      939      989      809      571      723      997      770
                                          ------   ------   ------   ------   ------   ------   ------   ------
Income before taxes and dividends
   on trust preferred securities             438      417      466      309       94      207      476      275
Provision for income taxes                   122      112      126       96       20       56      152       88
Dividends on trust preferred
   securities                                 15       15       10        2
                                          ------   ------   ------   ------   ------   ------   ------   ------
Net income                                $  301   $  290   $  330   $  211   $   74   $  151   $  324   $  187
                                          ------   ------   ------   ------   ------   ------   ------   ------
Net income applicable to
   common stock                           $  292   $  279   $  268   $  198   $   62   $  139   $  268   $  180
                                          ------   ------   ------   ------   ------   ------   ------   ------
Weighted-average shares
   Basic                                   120.8    121.3    122.1    121.9    120.7    121.5    120.6    120.6
   Diluted                                 129.0    129.1    130.4    125.8    122.5    126.2    126.3    124.8
                                          ------   ------   ------   ------   ------   ------   ------   ------
Earnings per common share
   Basic                                  $ 2.41   $ 2.30   $ 2.19   $ 1.62   $ 0.51   $ 1.15   $ 2.22   $ 1.49
   Diluted                                $ 2.28   $ 2.20   $ 2.09   $ 1.57   $ 0.51   $ 1.10   $ 2.12   $ 1.44
                                          ------   ------   ------   ------   ------   ------   ------   ------
Dividends per common share                $ 0.09   $ 0.09   $ 0.09   $ 0.09   $0.075   $0.075   $0.075   $0.075
Book value per common share
   (at period end)                        $45.50   $42.91   $40.58   $38.72   $37.06   $36.35   $35.93   $34.56
                                          ======   ======   ======   ======   ======   ======   ======   ======


-------------------------------------------------------------------------------
data
-------------------------------------------------------------------------------

The following table summarizes certain consolidated financial information included in the audited consolidated financial statements.


                                                                                               TWELVE MONTHS ENDED NOVEMBER 30
                                                                                               -------------------------------
[in millions, except per share, other data and financial ratios]              1999       1998       1997       1996       1995
CONSOLIDATED STATEMENT OF INCOME
Revenues:
   Principal transactions                                                 $  2,341   $  1,373   $  1,461   $  1,579   $  1,393
   Investment banking                                                        1,682      1,441      1,275        981        801
   Commissions                                                                 651        513        423        362        450
   Interest and dividends                                                   14,251     16,542     13,635     11,298     10,788
   Other                                                                        64         25         89         40         44
                                                                          --------   --------   --------   --------   --------
      Total revenues                                                        18,989     19,894     16,883     14,260     13,476
   Interest expense                                                         13,649     15,781     13,010     10,816     10,405
                                                                          --------   --------   --------   --------   --------
      Net revenues                                                           5,340      4,113      3,873      3,444      3,071
                                                                          --------   --------   --------   --------   --------
Non-interest expenses:
   Compensation and benefits                                                 2,707      2,086      1,964      1,747      1,544
   Other expenses                                                            1,002        975        972        976      1,061
   Severance and other charges                                                                                   84         97
                                                                          --------   --------   --------   --------   --------
      Total non-interest expenses                                            3,709      3,061      2,936      2,807      2,702
                                                                          --------   --------   --------   --------   --------
Income before taxes and dividends on trust
   preferred securities                                                      1,631      1,052        937        637        369
Provision for income taxes                                                     457        316        290        221        127
Dividends on trust preferred securities                                         42
                                                                          --------   --------   --------   --------   --------
Net income                                                                $  1,132   $    736   $    647   $    416   $    242
                                                                          --------   --------   --------   --------   --------
Net income applicable to common stock                                     $  1,037   $    649   $    572   $    378   $    200
                                                                          --------   --------   --------   --------   --------
 CONSOLIDATED STATEMENT OF FINANCIAL
   CONDITION (AT PERIOD END)
   Total assets                                                           $192,244   $153,890   $151,705   $128,596   $115,303
   Total assets excluding matched book(a)                                  130,022    111,509    108,099     96,256     79,069
   Long-term debt(b)                                                        30,691     27,341     20,261     15,922     12,765
   Total stockholders' equity and trust
     preferred securities                                                    6,993      5,413      4,523      3,874      3,698
   Total capital(c)                                                         37,684     32,754     24,784     19,796     16,463
                                                                          --------   --------   --------   --------   --------
 PER SHARE DATA
   Net income                                                             $   8.15   $   5.19   $   4.72   $   3.24   $   1.76
   Dividends declared per common share                                    $   0.36   $   0.30   $   0.24   $   0.20   $   0.20
   Book value per common share (at period end)                            $  45.50   $  37.06   $  33.39   $  28.84   $  25.67
                                                                          --------   --------   --------   --------   --------
 OTHER DATA (AT PERIOD END)
   Ratio of total assets to total stockholders'
     equity and trust preferred securities                                   27.5x      28.4x      33.5x      33.2x      31.2x
   Ratio of total assets excluding matched
     book to total stockholders' equity and
     trust preferred securities(a)                                           18.6x      20.6x      23.9x      24.8x      21.4x
   Employees                                                                 8,893      8,873      8,340      7,556      7,771

FINANCIAL RATIOS (%):
   Compensation and benefits/net revenues(d)                                  50.7       50.7       50.7       50.7       50.8
   Pretax operating margin                                                    30.5       25.6       24.2       18.5       12.0
   Effective tax rate(d)                                                      28.0       30.0       30.9       35.4       34.5
   Return on common equity                                                    20.8       15.2       15.6       12.1        7.1
                                                                          ========   ========   ========   ========   ========


-------------------
(a) Matched book represents "securities purchased under agreements to resell" ("reverse repos") to the extent that such balance is less than "securities sold under agreements to repurchase" ("repos") as of the statement of financial condition date. Several nationally recognized rating agencies consider such reverse repos to be a proxy for matched book assets when evaluating the Company's capital strength and financial ratios. Such agencies consider matched book assets to have a low risk profile and exclude such amounts in the calculation of leverage (total assets divided by total stockholders' equity and trust preferred securities). Although there are other assets with similar risk characteristics on the Company's Consolidated Statement of Financial Condition, the exclusion of reverse repos from total assets in this calculation reflects the fact that these assets are matched against liabilities of a similar nature, and therefore require minimal amounts of capital support. Accordingly, the Company believes the ratio of total assets excluding matched book to total stockholders' equity and trust preferred securities to be a more meaningful measure of the Company's leverage.
(b) Long-term debt includes senior notes and subordinated indebtedness.
(c) Total capital includes total stockholders' equity, long-term debt and trust preferred securities.
(d) For the twelve months ended November 30, 1995, excludes the effect of the sale of Omnitel.

board of directors


RICHARD S. FULD, JR.                        ROGER S. BERLIND                              HIDEICHIRO KOBAYASHI
Chairman and Chief Executive Officer        Theatrical Producer                           Director and General Manager for the
                                                                                          Americas of Nippon Life Insurance Company
MICHAEL L. AINSLIE                          THOMAS H. CRUIKSHANK
Former President and Chief Executive        Retired Chairman and Chief Executive Officer  JOHN D. MACOMBER
Officer of Sotheby's Holdings               of Halliburton Company                        Principal of JDM Investment Group

JOHN F. AKERS                               DR. HENRY KAUFMAN                             DINA MERRILL
Retired Chairman of International Business  President of Henry Kaufman & Company, Inc.    Director and Vice Chairman of
Machines Corporation                                                                      RKO Pictures, Inc. and Actress


operating committee


RICHARD S. FULD, JR.*                      STEPHEN M. LESSING*                   MARK RUFEH
Chairman and Chief Executive Officer       Managing Director                     Managing Director
                                           Head of Global Sales & Research       Chief Operations Officer
JOHN L. CECIL*
Managing Director                          KEVIN J. MCGILLOWAY                   THOMAS A. RUSSO
Chief Financial & Administrative Officer   Managing Director                     Managing Director
                                           Chief Information Officer             Chief Legal Officer
JOSEPH M. GREGORY*
Managing Director                          MICHAEL F. MCKEEVER*                  JEFFREY VANDERBEEK*
Head of Global Equities                    Managing Director                     Managing Director
                                           Head of Private Equity                Head of Global Fixed Income
JEREMY M. ISAACS
Managing Director                          JAMES A. ROSENTHAL                    JARETT F. WAIT
Chief Executive Officer,                   Managing Director                     Managing Director
Lehman Brothers Europe                     Head of Strategy,                     Chief Executive Officer,
                                           Human Resources & Recruiting          Lehman Brothers Asia
BRADLEY H. JACK*
Managing Director                                                                *Member of Lehman Brothers' Executive Committee
Head of Investment Banking


vice chairmen of lehman brothers inc.

HOWARD L. CLARK, JR.           ALLAN S. KAPLAN              SHERMAN R. LEWIS, JR.
Vice Chairman and              Vice Chairman                Vice Chairman and
Member of Board of Directors   Lehman Brothers Inc.         Member of Board of Directors
Lehman Brothers Inc.                                        Lehman Brothers Inc.
                               HARVEY M. KRUEGER
FREDERICK FRANK                Vice Chairman and            THOMAS A. RUSSO
Vice Chairman and              Member of Board of Directors Vice Chairman
Member of Board of Directors   Lehman Brothers Inc.         Lehman Brothers Inc.
Lehman Brothers Inc.

vice chairmen of lehman brothers international (europe)


RUGGERO F. MAGNONI                       RAYMOND G.H. SEITZ
Vice Chairman and                        Vice Chairman and
Member of Board of Directors             Member of Board of Directors
Lehman Brothers International (Europe)   Lehman Brothers International (Europe)


-------------------------------------------------------------------------------
locations
-------------------------------------------------------------------------------

the americas


WORLD HEADQUARTERS - NEW YORK               HATO REY                      PALM BEACH
3 World Financial Center                    270 Munoz Rivera              450 Royal Palm Way
New York, NY 10285~212.526.7000             Hato Rey, PR  00918           Third Floor
                                            787.759.8915                  Palm Beach, FL 33480
ATLANTA                                                                   800.924.0148
3414 Peachtree Road                         HOUSTON
Atlanta, GA 30326                           600 Travis Street             PHILADELPHIA
404.262.4800                                Houston, TX 77002             1600 Market Street
                                            713.236.3950                  Philadelphia, PA 19103
BERMUDA                                                                   215.977.7900
Lehman Re Ltd.                              IRVINE
Ram Re House                                19800 MacArthur Boulevard     SAN FRANCISCO
46 Reid Street                              Suite 500                     555 California Street
Hamilton HM12, Bermuda                      Irvine, CA 92612              San Francisco, CA 94104
441.294.0000                                949.724.4577                  415.274.5400

BOSTON                                      JERSEY CITY                   SAO PAULO
260 Franklin Street                         101 Hudson Street             Av. Brigadeiro Faria Lima
Boston, MA 02110                            Jersey City, NJ 07302         1276-ED OS Bandirantes\Unidade 62
617.330.5800                                212.526.7000                  Sao Paulo, Brazil
                                                                          5511.867.8545
                                            LOS ANGELES
BUENOS AIRES                                601 South Figueroa Street     SEATTLE
Torre Alem Plaza                            Los Angeles, CA 90017         Bank of America Tower
Av. Leandro N. Alem 855                     213.362.2500                  701 Fifth Avenue
Piso 8                                                                    Seattle, WA 98104
1001 Buenos Aires                           LOS ANGELES                   206.344.5870
Argentina                                   Westwood Center
5411.4319.2700                              Suite 1100                    TORONTO
                                            1100 Glendon Avenue           P.O. Box 444
CHICAGO                                     Los Angeles, CA 90024         The Exchange Tower
190 South LaSalle Street                    800.582.4904                  Suite 3600
Chicago, IL 60603                                                         130 King Street West
312.609.7200                                MEXICO CITY                   Toronto ON M5X 1E4
                                            Av. Paseo de la Reforma 265   416.955.1930
CHICAGO                                     Piso 12
401 South LaSalle Street                    Col. Cuauhtemoc               WASHINGTON, D.C.
Chicago, IL 60605                           Mexico City, Mexico 06500     800 Connecticut Avenue NW
312.845.4787                                525.242.4900                  Washington, D.C. 20006
                                                                          202.452.4700
DALLAS                                      MIAMI
Texas Commerce Tower                        1221 Brickell Avenue          WILMINGTON
2200 Ross Avenue                            Miami, FL 33131               Lehman Brothers Bank, FSB
Dallas, TX 75201                            305.789.8700                  921 North Orange Street
214.720.5400                                                              Wilmington, DE 19810
                                            MONTEVIDEO                    302.654.6179
                                            Rincon 487, Suite 101
                                            Montevideo, Uruguay
                                            5982.402.5716


europe & the middle east


REGIONAL HEADQUARTERS - LONDON     MADRID                       ROME
One Broadgate                      Paseo de la Castellana 40-9  Piazza di Spagna n 72/A
London EC2M 7HA England            28046 Madrid, Spain          Piano 3
44171.601.0011                     341.431.0034                 Int. 6
                                                                Roma, Italy
DUBAI                              MILAN
5 & 7 Floors                       Piazza Del Carmine 4         TEL AVIV
Chamber of Commerce Building       20121 Milan, Italy           Asia House
Baniyas Street                     392.721581                   4 Weizman Street
Dubai                                                           Tel Aviv, Israel
                                   PARIS                        972.3696.6122
FRANKFURT                          21 Rue de Balzac
Lehman Brothers Bankhaus AG        75008 Paris, France          ZURICH
Gruneburgweg #18                   331.5389.3000                Genferstrasse 24
60322 Frankfurt, Germany                                        P.O. Box 341
4969.153070                                                     8027 Zurich, Switzerland
                                                                411.287.8889


asia pacific


REGIONAL HEADQUARTERS - TOKYO    BEIJING                              SEOUL
Ark Mori Building                Level 12, Unit 03                    Oriental Chemical Building
12-32 Akasaka 1 Chome            China World Trade Center             50 Sokong Dong Chung Ku
Minato-ku, Tokyo 107, Japan      No. 1 Jianguomenwai Avenue           Seoul, Korea
813.5571.7000                    Beijing, The People's Republic of    822.5571.3600
                                 China
BANGKOK                          8610.6505.0301                       SINGAPORE
All Seasons Place Office                                              No. 5 Temasek Boulevard
Mi Thai Tower                    HONG KONG                            #11-01 SUNTEC City Tower
87 Wireless Road                 38/F, One Pacific Place              Singapore 0103
Suite 1004, 10th                 88 Queensway, Hong Kong              65.433.6288
Floor                            852.2869.3000
Phatumwan, Bangkok 10330                                              TAIPEI
Thailand                         JAKARTA                              Suite 405
622.654.0667                     Bapindo Plaza Tower 2                205 Tun Hua North Road
                                 19th Floor                           Taipei, Taiwan
                                 JL Jend Sudirman                     Republic of China
                                 Kav 54-55                            8862.2545.7900
                                 Jakarta 12190
                                 Indonesia
                                 6221.521.0715


other stockholder information


COMMON STOCK                                REGISTRAR AND TRANSFER AGENT                 ANNUAL REPORT AND FORM 10-K
Ticker Symbol: LEH                          FOR COMMON STOCK                             Lehman Brothers will make available upon
The common stock of Lehman Brothers         Questions regarding dividends, transfer      request copies of this Annual Report and
Holdings Inc. is listed on the New York     requirements, lost certificates, changes     the Annual Report on Form 10-K as filed
Stock Exchange and on the Pacific           of address, direct deposit of dividends,     with the Securities and Exchange
Exchange. As of January 21, 2000, there     the direct purchase and dividend             Commission. Requests may be directed to:
were 22,860 holders of record of the        reinvestment plan, or other inquiries
Company's common stock.                     should be directed to:                       CORPORATE SECRETARY
                                                                                         Lehman Brothers Holdings Inc.
ANNUAL MEETING                              THE BANK OF NEW YORK                         3 World Financial Center, 24th Floor
The annual meeting of stockholders of       SHAREHOLDERS SERVICES DEPARTMENT             New York, New York 10285
Lehman Brothers will be held on Tuesday,    P.O. Box 11258                               Telephone: 212.526.1936
April 4, 2000 at 10:30 a.m at 3 World       Church Street Station
Financial Center, 26th Floor, 200 Vesey     New York, New York 10286-1258                INDEPENDENT AUDITORS
Street, New York, New York 10285.           Telephone: 800.824.5707                      Ernst & Young LLP
                                            E-mail: shareowner-svcs@bankofny.com         787 Seventh Avenue
DIVIDENDS                                   Website: http://stock.bankofny.com           New York, New York 10019
Effective January 2000, Lehman Brothers'                                                 212.773.3000
Board of Directors increased the fiscal     DIRECT PURCHASE AND DIVIDEND
2000 dividend rate to $0.44 per common      REINVESTMENT PLAN                            CONTACTS
share from an annual dividend rate of       Lehman Brothers' Direct Purchase and         Investor Relations
$0.36 per share in fiscal 1999.             Dividend Reinvestment Plan provides both     212.526.8381
                                            existing stockholders and first-time
                                            investors with an alternative means of       Media Relations
                                            purchasing the company's stock. The plan     212.526.4379
                                            has no minimum stock ownership
                                            requirements for eligibility and             WEBSITE ADDRESS
                                            enrollment. Plan participants may            http://www.lehman.com
                                            reinvest all or a portion of cash
                                            dividends and/or make optional cash
                                            purchases up to a maximum of $175,000
                                            per year without incurring commissions
                                            or service charges. Additional
                                            information and enrollment forms can be
                                            obtained from the Company's Transfer
                                            Agent listed above.


price range of common stock


                                                                                     THREE MONTHS ENDED
                                                    1999                                          1998
              Nov. 30     Aug. 31     May 31     Feb. 28     Nov. 30    Aug. 31    May 31      Feb. 28
High          $ 83 7/8    $62 9/16   $67 1/2     $59 7/8     $ 54 1/2   $ 85       $ 83 7/16   $ 63 1/2
Low           $ 53 5/16   $48 1/4    $50 1/16    $40 7/8     $ 24 3/4   $ 39 3/8   $ 62 5/8    $ 47 3/4
