Form 10-K405, Exhibit 13
period 2000-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 2001-02-28
CIK 806085

  TABLE OF CONTENTS
Management's Discussion and Analysis of
  Financial Condition and Results of Operations

Financial Summary--Fiscal 2000                                              37

Business Environment                                                        37

Results of Operations                                                       39

  Geographic Diversification                                                42

  Non-Interest Expenses                                                     43

  Income Taxes                                                              43

Liquidity, Funding and Capital Resources                                    43

  Managing Liquidity, Funding and Capital Resources                         45

  Total Capital                                                             45

  Back-Up Credit Facilities                                                 46

  Balance Sheet                                                             46

  Financial Leverage                                                        46

  Credit Ratings                                                            47

  High Yield Securities                                                     47

  Private Equity                                                            47

Off-Balance Sheet Financial Instruments and Derivatives                     47

  Overview                                                                  47

  Lehman Brothers' Use of Derivative Instruments                            48

Risk Management                                                             49

  Credit Risk                                                               49

  Market Risk                                                               49

  Value-at-Risk                                                             50

New Accounting Developments                                                 51

Effects of Inflation                                                        52

Report of Independent Auditors                                              53

Consolidated Financial Statements                                           54

Notes to Consolidated Financial Statements                                  61

Selected Financial Data                                                     88

MD&A

FINANCIAL SUMMARY--FISCAL 2000

o Net revenue growth of 44%

o Net income increased 57%

o Pretax margin of 33.5%

o ROE of 27.4%(1)

(1) Before redeemable preferred dividend

For 2000, Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers") reported its 6th consecutive year of record financial performance.

Net income of $1,775 million increased 57% over 1999 while earnings per share of $6.38 grew approximately 56% over last year. These results reflect the continued successful execution of the Company's strategy to grow its high margin investment banking and equities businesses; increase its presence in certain businesses in Europe; and, at the same time, maintain a strict discipline with regard to its expenses and risk management. Net revenues increased to a record $7,707 million from $5,340 million in 1999 as the Company achieved record revenues in each major business segment and region in which it operates. The Company's emphasis on high margin businesses and disciplined approach to expense management supported an increase in the Company's pretax operating margin to 33.5% in 2000 from 30.5% in 1999. Revenues in each of the Company's three segments grew by over 30% compared to last year and return on equity increased to 27.4% from 21.8% a year ago. As a result of the Company's continued emphasis on expense discipline, non-personnel expenses increased only 19%, compared with an overall increase of 44% in net revenues. The Company's compensation and benefits ratio increased slightly to 51.0% of net revenues from 50.7% in 1999 as the Company continued to increase headcount, making significant additions in areas where the Company is focusing its growth.

The Company reported net income of $1,132 million and earnings per share of $4.08 for 1999. Net revenues increased 30% from 1998 to $5.3 billion. The Company's pretax operating margin was 30.5% for 1999 and 25.6% for 1998. The compensation and benefits ratio was 50.7% of net revenues and non-personnel expenses as a percentage of revenues was 18.8% compared to 23.7% in 1998. These results reflected the continued implementation of the strategy to grow high margin businesses while managing expenses carefully. For 1998, the Company reported net income of $736 million and earnings per share of $2.60.

BUSINESS ENVIRONMENT

The principal business activities of the Company are investment banking and securities trading and sales, which by their nature are subject to volatility, primarily due to changes in interest and foreign exchange rates and security valuations, global economic and political trends and industry competition. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year.

The favorable market and economic conditions experienced during 1999 continued into the first half of 2000, boosted by a wealth effect stemming from previous gains in the stock market and strong consumer spending. In response to strong growth and rising inflation fears, the Federal Reserve raised the Federal Funds rate by a total of 100 basis points to 6.50% over the first half of 2000, with the last increase occurring on May 16, 2000. In the second half of the year, marketplace uncertainties combined with slower consumer spending, higher borrowing costs and recessionary fears resulted in weaker market conditions, prompting the Federal Reserve to adopt an easing bias by year-end.

--------------------------------------------------------------------------------
Some of the statements contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations, including those relating to the Company's strategy and other statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are not historical facts but instead represent only the Company's expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include market, credit or counterparty, liquidity, legal and operational risks. Market risks include changes in interest and foreign exchange rates and securities valuations, global economic and political trends and industry competition. The Company's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

As a result of this changing economic climate, the U.S. equity markets were very volatile during the year, posting lower returns when compared to the previous several years. By the middle of January 2000, in anticipation of further Federal Reserve Board rate hikes, the Dow Jones Industrial Average ("DJIA") started to decline, falling briefly below the 10,000 level before recovering through the end of August. Following the Federal Reserve Board's fifty basis point tightening in May, equity analysts started to lower their forecasts for the late 2000 and early 2001 quarters, a pattern that would continue through the end of the fiscal year. In October, the DJIA again slipped below the 10,000 level before recovering to 10,415 at November 30, 2000, a 4% decrease from fiscal year-end 1999. The NASDAQ Composite experienced even greater volatility, climbing 40% to an all-time high of 5,049 in early March, before slipping almost 50% during the second half of the year. The NASDAQ close of 2,598, represented a 22% decline for the year-ended November 30, 2000, the worst full year performance since its inception in the early 1970s. The S&P 500 also closed lower, marking the first time in a decade that all three major indexes would finish the year with losses.

Europe was the only major region to register positive returns on equities for the twelve months ended November 30, 2000. However, the 6% return in local currency terms (FTSE World Europe Index) disguised a sharp sectoral divide. The technology and telecommunications sectors had wide swings, rising 50% in value during the three months ended February 2000, before losing 40% of their value in the next three-quarters. Meanwhile, the rest of the market recorded a much steadier performance, although the fourth quarter was weak across all sectors as regional growth expectations began to deteriorate. Trading volumes were very strong in the early months of the year, but dropped off significantly during the second half of the year.

Asian Pacific markets were particularly weak for the year-ended November 30, 2000. The capital-weighted index of all shares listed on the Tokyo Stock Exchange ("TOPIX index") lost 17% of its value during the year as the cyclical recovery in Japan began losing momentum. Outside of Japan, Asian markets also fell sharply during the year as the FTSE World Pacific Basin index was down 10% for the year.

Equity new issuances reached record levels during the year with volumes up 23% over the same period last year. Fueling the growth in the U.S. equity market was increased IPO volume and continued equity raising in the technology, telecommunication and new media sectors. Fourth quarter origination volumes, however, were off significantly from the first nine months of the year as the equity markets began to feel the affects of the market's downturn.

Overall, the fixed income market environment was sub-optimal in 2000. The U.S. Treasury market was the lone exception, as it benefitted from many factors, including the turbulence in the equity markets, increased U.S. Treasury buybacks, lower volume of U.S. corporate debt issuance and revised forecasts for higher future U.S. budget surpluses. This led to a strong performance in the government bond sector during the second half of 2000. The credit market environment was very difficult for virtually the entire year. Interest rates were rising, the yield curve was inverted and credit spreads widened significantly toward the end of the year due to uncertainty over the interest rate environment and increased concerns over corporate credit quality and defaults. This was most prominently seen in the high yield market, where spreads widened to their highest levels since 1991.

European corporate bond market activity slowed significantly during the second half of the year, primarily as a result of continued concerns around corporate credit quality. Credit spreads widened moderately by year-end, leading to underperformance of corporate bonds compared to government securities. Trading activities also slowed, affected by volatile trading conditions in high profile sectors such as telecommunications.

Global debt new issuances were dampened by the inversion of the yield curve and the anticipation of future interest rate hikes by the Federal Reserve. However, as it became apparent that the Federal Reserve was no longer aggressively raising interest rates, market fundamentals improved in the second half of the year. Overall, debt new issuances for the year were down approximately 15% from 1999. However, the high yield new issue market was down significantly, approximately 50% from 1999, due to the spread widening in this sector.

Merger and acquisition advisory activities on a global basis reached record levels in 2000, although fourth quarter results were significantly slower than the rest of the year as volatility in equity markets affected the pace of announced transactions. Overall, the volume of completed transactions for the year soared to a record $3.4 trillion in 2000, which included the completion of the highest ever number of deals greater than $1 billion. The increase was influenced by activity involving European companies and cross-border mergers and acquisitions as the forces of consolidation, deregulation and globalization across industry sectors continued to drive strategic combinations.

RESULTS OF OPERATIONS

The Company is segregated into the following three business segments (each of which are described below): Investment Banking, Capital Markets and Client Services. Each segment represents a grouping of activities and products with similar characteristics. These business activities result in revenues from both institutional and high-net-worth retail clients which are recognized across the different revenue categories contained in the Company's Consolidated Statement of Income. (Net revenues by segment also contain certain internal allocations, including funding costs, which are centrally managed.)

                        NET REVENUE DIVERSITY BY DIVISION

Presented is a pie chart illustrating Lehman Brothers revenue diversity by division as follows:

Investment Banking            28%
Capital Markets:
      Equities                34%
      Fixed Income            27%
Client Services               11%

Investment Banking and Equities generated 62% of net revenues in 2000 compared with 39% in 1997.

TWELVE MONTHS ENDED NOVEMBER 30, 2000

                              Principal
                          Transactions,
                        Commissions and     Investment
(in millions)              Net Interest        Banking         Other         Total
----------------------------------------------------------------------------------
Investment Banking                              $2,179                      $2,179
Capital Markets                  $4,660                         $ 29         4,689
Client Services                     697             37           105           839
----------------------------------------------------------------------------------

Total                            $5,357         $2,216          $134        $7,707
==================================================================================

TWELVE MONTHS ENDED NOVEMBER 30, 1999

                              Principal
                          Transactions,
                        Commissions and     Investment
(in millions)              Net Interest        Banking         Other         Total
----------------------------------------------------------------------------------
Investment Banking                              $1,664                      $1,664
Capital Markets                  $3,071                          $22         3,093
Client Services                     523             18            42           583
----------------------------------------------------------------------------------

Total                            $3,594         $1,682           $64        $5,340
==================================================================================


















TWELVE MONTHS ENDED NOVEMBER 30, 1998

                              Principal
                          Transactions,
                        Commissions and     Investment
(in millions)              Net Interest        Banking         Other         Total
----------------------------------------------------------------------------------
Investment Banking                              $1,401                      $1,401
Capital Markets                  $2,175                        $(62)         2,113
Client Services                     472             40            87           599
----------------------------------------------------------------------------------

Total                            $2,647         $1,441         $  25        $4,113
----------------------------------------------------------------------------------

Lehman Brothers provides a full array of capital market products and advisory services worldwide. Through the Company's banking, research, trading, structuring and distribution capabilities of equity and fixed income products the Company continues its focus of building its client/customer business model. These "customer flow" activities represent a majority of the Company's revenues. In addition to its customer flow activities, the Company also takes proprietary positions, the success of which is dependent upon its ability to anticipate economic and market trends. The Company believes its customer flow orientation mitigates its overall revenue volatility.

The Company, through its subsidiaries, is a market-maker in all major equity and fixed income products in both the domestic and international markets. In order to facilitate its trading activities, the Company is a member of all principal securities and commodities exchanges in the United States and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Milan and Paris stock exchanges. As part of its market-making customer flow activities, the Company maintains inventory positions of varying amounts across a broad range of financial instruments, which are marked-to-market on a daily basis and, along with any proprietary trading positions, give rise to principal transactions revenues.

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

INVESTMENT BANKING

o Net revenues increased 31% for the year

o Record merger and acquisition advisory fees of $777 million, up over 50% from a year ago

o Record equity underwriting revenues of $817 million, up 79% from 1999 on record lead managed underwriting volume of $14 billion

                        INVESTMENT BANKING - NET REVENUES

Presented is a bar graph illustrating Lehman Brothers Investment Banking Net Revenues for the past three years as follows:

1998  $1,401 million
1999  $1,664 million
2000  $2,179 million

Also displayed is the cumulative annual growth rate from 1998 to 2000 of 25%.

This segment's net revenues result from fees earned by the Company for underwriting public and private offerings of fixed income and equity securities, and advising clients on merger and acquisition activities and other services.

Investment Banking's net revenues increased 31% in 2000 to $2,179 million from $1,664 million in 1999 and $1,401 million in 1998, due principally to an increase in equity underwriting and merger and acquisition advisory activities. This increase in net revenues reflects the progress the Company has made in its strategy to build its global investment banking franchise.

INVESTMENT BANKING NET REVENUES:
(in millions)                           2000              1999              1998
--------------------------------------------------------------------------------
Equity Underwriting                   $  817            $  456            $  309
Debt Underwriting                        585               704               581
Merger and Acquisition Advisory          777               504               511
--------------------------------------------------------------------------------
                                      $2,179            $1,664            $1,401

Equity underwriting revenues increased 79% to $817 million driven by increased issuances as well as the Company's improvement in lead-managed global equity issuances and corresponding improvement in the competitive rankings per Thomson Financial Securities Data Corp. ("TFSD"). Merger and acquisition advisory revenues increased 54% to a record $777 million. These record results were driven by an increase in the Company's market share for completed mergers and acquisition transactions from 7.6% in 1999 to 9.8% in 2000, per TFSD.

Debt underwriting revenues decreased 17% to $585 million as a result of challenging market conditions as rising interest rates led to decreased underwriting volume across most fixed income products, most notably in the high yield market where spreads were at their widest levels since 1991. Overall market volumes for global debt underwriting and high yield issuances were down 14% and 52%, respectively, according to TFSD.

The increase in net revenues in Investment Banking in 1999 from 1998 reflected the ongoing success in building-out this segment, as evidenced by the Company's ability to execute several significant multiple product transactions for key clients in equity and investment grade debt underwriting. In addition, the Company also met a key strategic initiative in improving its ranking in lead-managed initial public offerings and European-related transactions during the year.

CAPITAL MARKETS
o Net revenues up 52% for the year
o Equities revenues increased 84% over 1999 results
o Fixed income revenues up 24% from a year ago

                             EQUITIES - NET REVENUES
Presented is a bar graph illustrating Lehman Brothers Capital Markets - Equities Net Revenues for the past three years as follows:

1998  $717 million
1999  $1,425 million
2000  $2,629 million

Also displayed is the cumulative annual growth rate from 1998 to 2000 of 91%.

                           FIXED INCOME - NET REVENUES
Presented is a bar graph illustrating Lehman Brothers Capital Markets - Fixed Income Net Revenues for the past three years as follows:

1998  $1,396 million
1999  $1,668 million
2000  $2,060 million

Also displayed is the cumulative annual growth rate from 1998 to 2000 of 21%.

This segment's net revenues reflect institutional flow activities and secondary trading and financing activities related to a broad spectrum of equity and fixed income products. These products include a wide range of cash, derivative, secured financing and structured instruments.

Capital Markets' net revenues were $4,689 million for 2000, $3,093 million for 1999 and $2,113 million for 1998. The 52% increase in net revenues in 2000 is primarily attributable to a significant increase in customer flow activities as overall transaction volumes almost doubled 1999 levels.

CAPITAL MARKETS NET REVENUES:
(in millions)                           2000              1999              1998
--------------------------------------------------------------------------------
Equities                              $2,629            $1,425            $  717
Fixed Income                           2,060             1,668             1,396
--------------------------------------------------------------------------------
                                      $4,689            $3,093            $2,113

Net revenues from the equity component of Capital Markets increased 84% to $2,629 million from $1,425 million in 1999. This performance reflects the success of the continued development of the Company's equity franchise, a key component of the Company's strategic focus on building high margin businesses. Revenues benefited from strong customer flow activity across all equity products and regions, in particular equity derivative and cash products. Also contributing to the increase were higher revenues related to the Company's Private Equity Investments.

Net revenues from the fixed income component of Capital Markets increased 24% to $2,060 million from $1,668 million in 1999. The Company generated this year-over-year increase in an extremely difficult market environment due to strong activity across most fixed income instruments, especially in higher margin structured products. Certain products, particularly high yield instruments, experienced reduce flow activity due to the widening of spreads resulting from ongoing credit concerns. These concerns led many institutional investors toward more liquid types of fixed income products, such as government and mortgage-backed securities.

The increase in net revenues in Capital Markets from 1998 to 1999 was primarily due to significantly increased institutional customer flow activity across most equity and fixed income products as the Company continued to invest in high margin product areas.

CLIENT SERVICES
o Net revenues up 44% for the year
o Private equity assets under management grew 51% in 2000
o Private Client's investment representatives increased over 40% during the year

                    PRIVATE EQUITY ASSETS UNDER MANAGEMENT
Presented is a bar graph illustrating Lehman Brothers Private Equity Assets Under Management for the past three years as follows:

1998  $2.8 billion
1999  $3.0 billion
2000  $4.5 billion

                      NUMBER OF INVESTMENT REPRESENTATIVES
Presented is a bar graph showing the number of Investment Representatives Lehman Brothers has for the past three years as follows:

1998  284
1999  308
2000  450

Client Services net revenues reflect earnings from the Company's private client and private equity businesses. Private client net revenues reflect the Company's high-net-worth retail customer flow activities as well as asset management fees. Private equity net revenues include the management and incentive fees earned in the Company's role as general partner for twenty private equity banking partnerships.

CLIENT SERVICES NET REVENUES:
(in millions)                           2000              1999              1998
--------------------------------------------------------------------------------
Private Client                          $795              $573              $523
Private Equity                            44                10                76
--------------------------------------------------------------------------------
                                        $839              $583              $599

Client Services' net revenues for 2000 were $839 million compared to $583 million for 1999 and $599 million for 1998. The 44% increase in 2000 was driven by record customer activity as the Company successfully increased the headcount and productivity of its investment representatives. In October of 2000, the Company acquired SG Cowen's high-net-worth group of 92 investment representatives. This, combined with the Company's own hiring initiatives, increased the number of investment representatives to 450 as of November 30, 2000. In addition, Private Equity management fees increased significantly as the Company's assets under management increased 51% to $4.5 billion. This growth is part of the Company's strategic expansion of its high margin businesses.

In 1999, Private Client revenues increased 10% to a record $573 million due to increased productivity of its sales force which offset a reduction in realized gains and incentive fees from the liquidation of private equity investments.

GEOGRAPHIC DIVERSIFICATION

In fiscal 2000, the Company continued to strategically expand its international franchise, with a particular focus in Europe. This expansion enabled the Company to benefit from the continued globalization of financial markets driven by the increase in cross-border transactions and client demand for global investment products. International net revenues represented 42% of total net revenues in 2000, compared with only 28% in 1997.

During the year, the Company continued to invest significant resources in expanding its European franchise as it expanded headcount by approximately 40%. Since 1997, European headcount has nearly doubled. This growth is based on the Company's belief that the European economy will continue the transformation toward a more capital markets driven environment. Overall European revenues increased 45% versus 1999 to approximately $2.4 billion, as the region experienced significant growth in all business lines, particularly equity cash and derivative products and the growth of investment banking.

The Company also saw increased revenues in the Asian Pacific region across most equity and fixed income products.

NON-INTEREST EXPENSES
                                                 Twelve months ended November 30
(in millions)                               2000            1999            1998
--------------------------------------------------------------------------------
Compensation and benefits                 $3,931          $2,707          $2,086
Nonpersonnel                               1,197           1,002             975
--------------------------------------------------------------------------------
Total non-interest expenses               $5,128          $3,709          $3,061
================================================================================
Compensation and benefits/Net revenues     51.0%           50.7%           50.7%
Nonpersonnel expenses/Net revenues         15.5%           18.8%           23.7%
================================================================================


             NON-INTEREST EXPENSE AS A PERCENTAGE OF NET REVENUES
Presented is a bar graph illustrating non-interest expense as a percentage of net revenues for the past three years as follows:

1998  74.4%
1999  69.5%
2000  66.5%

             NONPERSONNEL EXPENSE AS A PERCENTAGE OF NET REVENUES
Presented is a bar graph illustrating nonpersonnel expense as a percentage of net revenues for the past three years as follows:

1998  23.7%
1999  18.8%
2000  15.5%

Non-interest expenses in 2000 totaled $5,128 million, up 38% over 1999's non-interest expenses of $3,709 million. The increase in non-interest expenses was more than offset by the 44% increase in net revenues, highlighting the Company's continued disciplined approach to expense management. This ongoing focus on expenses is a key attribute of the Company's strategic objective of increasing pretax operating margins. Nonpersonel expenses as a percentage of net revenues decreased from 18.8% in 1999 to 15.5% in fiscal 2000.

Compensation and benefits expense as a percentage of net revenues increased slightly to 51.0% compared to 50.7% in 1999. The increase reflects the Company's continued expansion of its investment banking, equities and European franchises as well as its investment in technology and e-commerce capabilities. Compensation and benefits expense includes the cost of salaries, incentive compensation and employee benefit plans as well as the amortization of deferred stock compensation awards.

INCOME TAXES Lehman Brothers 2000 income tax provision of $748 million represented a 29% effective tax rate. In 1999 and 1998, income tax provisions were $457 million and $316 million, respectively, resulting in effective tax rates of 28% in 1999 and 30% in 1998. The effective tax rate increased in 2000 due to an overall increase in the level of pretax income, which lessened the relative impact of certain tax preference items. The increase was partially offset by a decrease in the state and local effective tax rate. Additional information about the Company's income taxes can be found in Note 11 to the Consolidated Financial Statements.

LIQUIDITY, FUNDING AND CAPITAL RESOURCES

LIQUIDITY RISK MANAGEMENT Liquidity risk management is of critical importance to the Company, providing a framework which seeks to ensure that the Company maintains sufficient liquid financial resources to continually fund its balance sheet and meet all of its funding obligations in all market environments. The Company's liquidity framework has been structured so that even in a severe liquidity event the balance sheet does not have to be reduced purely for liquidity reasons (although we may choose to do so for risk reasons). This allows the Company to continue to maintain its customer franchise and debt ratings during a liquidity event.

The Company's liquidity management philosophy incorporates the following principles:

o Liquidity providers are credit and market sensitive. Consequently, firms must be in a state of constant liquidity readiness.
o Firms should not rely on asset sales to generate cash or believe that they can increase unsecured borrowings or funding efficiencies in a liquidity crisis.
o During a liquidity event, certain secured lenders may require higher quality collateral. Firms must therefore not overestimate the availability of secured financing, and must fully integrate their secured and unsecured funding strategies.
o A firm's legal entity structure may constrain liquidity. Regulatory requirements can restrict the flow of funds between regulated and unregulated group entities and this must be accounted for in liquidity planning.

The Company's Funding Framework incorporates these principles and mitigates liquidity risk wherever possible. This Framework comprises four major components:

1. The Cash Capital Model--which evaluates the amount of long-term liabilities--with remaining maturities of over one year--that are required to fund the Company. The model incorporates that the following must be funded with cash capital:

o Secured funding "haircuts," to reflect the estimated value of cash that would be advanced to the Company by counterparties during a stress environment.
o     Fixed assets and goodwill.
o Operational cash at banks and unpledged assets independent of collateral quality; the Company assumes that it will not be able to operate with lower requirements in a stress environment than the Company currently operates with in a normal environment.

The Company operates with a surplus of cash capital sources over cash capital uses. To ensure that the Company is always operating "within its means," the businesses operate within strict cash capital limits. This limit culture has been institutionalized and this policy engages the entire Company in managing liquidity.

2. The Reliable Secured Funding Model ("RSFM")--which forecasts the reliable sources of overnight secured funding available to the Company.

The RSFM represents our assessment of the reliable secured funding capacity, by asset class, that we would anticipate in a liquidity event. The Company pays careful attention to validating this capacity through a periodic counterparty by counterparty, product by product review which draws upon the Company's understanding of the financing franchise and experience.

In cases where a business has inventory at a level above its RSFM, the Company requires the excess to be funded on a term basis with a maturity in excess of three months. If this is not feasible, the Company will then provide for this in its liquidity cushion--a cash amount with a remaining term in excess of 90 days. The cost of maintaining the liquidity cushion is borne by the business and encourages the development of secured funding capacity in line with balance sheet growth.

The Company has increased RSFM for certain asset classes through the use of favorable legal entity structures, such as Lehman Brothers Bank (Thrift) and Lehman Brothers Bankhaus. These entities operate in a deposit protected environment and are therefore able to source low cost unsecured funds that are insulated from a companywide or market specific event, while providing reliable funding for mortgage products and other loan assets.

3. The Maximum Cumulative Outflow ("MCO")--which estimates the size of the added liquidity requirement necessary to fund contingent cash outflows expected from a stress environment.

The MCO model reflects our posture of constant liquidity readiness. On an ongoing basis, the Company projects, for our regulated and unregulated entities, the amount of cash we would have over the next three months, assuming that we immediately experience a very severe liquidity stress environment. The MCO assumptions, which presume a very severe liquidity stress environment, include the following:

o The Company is temporarily unable to replace maturing commercial paper and long-term debt.
o Collateral posting requirements increase as counterparties call for additional collateral.
o Contingent commitments are drawn as other liquidity-impacted institutions draw on their contractual facilities.
o     The Company does not have to draw on its committed back-stop facilities.
o Secured funding consumes additional cash as haircuts widen to reflect stress levels.

The Company's MCO standard is to operate in such a manner that even if a severe liquidity event ensues, three months forward the Company retains a substantial level of cash in both its regulated and unregulated subsidiaries.

4. The Contingency Funding Plan--which represents a detailed action plan to manage a stress liquidity event within the Company.

The Company has developed a comprehensive Funding Action Plan to manage liquidity risk and communicate effectively with creditors, investors and customers during a funding crisis. The main focus of the plan is to detail how, in practice, we would manage our liquidity in a real situation, using the three components discussed above.

As a consequence of implementing its Funding Framework, the Company has generally shifted to longer-term funding over the past several years. As a result, the Company has reduced its reliance on short-term unsecured debt, which represents only 4% of adjusted total assets and less than 15% of total debt.

Lehman Brothers has lowered its Short-Term Debt to Adjusted Total Assets and its Short-Term Debt to Total ratios over the past four years to lessen the impact short-term dislocations in unsecured funding markets. Lehman Brothers has considerably lower ratios than its peer group.

                       SHORT-TERM DEBT TO ADJUSTED ASSETS
Presented is a bar graph illustrating Short-term Debt to Adjusted Assets for the last four years as follows:

1997  7.23%
1998  5.97%
1999  4.21%
2000  4.04%

                          SHORT-TERM DEBT TO TOTAL DEBT
Presented is a bar graph illustrating Short-term Debt to Total Debt for the last four years as follows:

1997  27.84%
1998  19.58%
1999  15.14%
2001  14.13%

MANAGING LIQUIDITY, FUNDING AND CAPITAL RESOURCES The Company's Finance Committee is responsible for developing, implementing and enforcing the liquidity, funding and capital policies. These policies include recommendations for capital and balance sheet size as well as the allocation of capital and balance sheet to the business units. Through the establishment and enforcement of capital and funding limits, the Company's Finance Committee seeks to ensure compliance throughout the organization so that the Company is not exposed to undue risk.

TOTAL CAPITAL The Company's Total Capital (defined as long-term debt, preferred securities subject to mandatory redemption and stockholders' equity) increased 16% to $43.9 billion at November 30, 2000, compared to $37.7 billion at November 30, 1999. The increase in Total Capital resulted from a net increase in long-term debt, the retention of earnings, the net impact of various stock-based employee awards and the issuance of $250 million of Series E Preferred Stock. These were partially offset by repurchases of common stock (to fund stock-based employee awards) and $88 million of convertible Series B Preferred Stock.

                                                                     November 30
(in millions)                               2000            1999            1998
--------------------------------------------------------------------------------
Long-term Debt
   Senior Notes                          $32,106         $27,375         $23,873
   Subordinated Indebtedness               3,127           3,316           3,468
--------------------------------------------------------------------------------
                                          35,233          30,691          27,341
Preferred Securities                         860             710
Stockholders' Equity
   Preferred Equity                          700             688             908
   Common Equity                           7,081           5,595           4,505
--------------------------------------------------------------------------------
                                           7,781           6,283           5,413
--------------------------------------------------------------------------------
Total Capital                            $43,874         $37,684         $32,754
================================================================================

                                 LONG-TERM DEBT
Presented is a bar graph displaying Lehman Brothers Long-Term Debt for the past three years as follows:

1998  $27.3 billion
1999  $30.7 billion
2000  $35.2 billion

During 2000, the Company issued $14.2 billion in long-term debt, which was $5.7 billion in excess of its maturing debt. Long-term debt increased to $35.2 billion at November 30, 2000 from $30.7 billion at November 30, 1999, with a weighted- average maturity of 3.8 years at November 30, 2000 and 3.7 years at November 30, 1999.

The Company operates in many regulated businesses that require various minimum levels of capital. These businesses are also subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels, making affiliated investments and entering into management and service agreements with affiliated companies. Additional information about the Company's capital requirements can be found in Note 9 to the Consolidated Financial Statements.

BACK-UP CREDIT FACILITIES Holdings maintains a Revolving Credit Agreement (the "Credit Agreement") with a syndicate of banks. Under the terms of the Credit Agreement, the banks have committed to provide up to $2 billion for up to 364 days. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of Holdings. The Credit Agreement contains covenants, which require, among other things that the Company maintain specified levels of liquidity and tangible net worth.

In July 2000, the Company entered into a $1 billion Committed Securities Repurchase Facility (the "Facility") for Lehman Brothers International (Europe) ("LBIE"), the Company's major operating entity in Europe. The Facility provides secured multi-currency financing for a broad range of collateral types. Under the terms of the Facility, the bank group will agree to provide funding for up to one year on a secured basis. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of LBIE. The Facility contains convenants that require, among other things, that LBIE maintain specified levels of tangible net worth.

There are no borrowings outstanding under either the Credit Agreement or the Facility. The Company may use the Credit Agreement and the Facility for general corporate purposes from time to time. The Company has maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

BALANCE SHEET The Company's total assets increased to $224.7 billion at November 30, 2000 from $192.2 billion at November 30, 1999. The Company's adjusted total assets, defined as total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase, were $143.5 billion at November 30, 2000 compared to $130.0 billion at November 30, 1999. The Company believes adjusted total assets is a more effective measure of evaluating balance sheet usage when comparing companies in the securities industry. The increase in adjusted total assets reflects a higher level of securities owned associated with increased customer flow activities across the Capital Markets businesses, principally in the Company's equity businesses.

The Company's balance sheet consists primarily of cash and cash equivalents, securities and other financial instruments owned, and collateralized short-term financing agreements. The liquid nature of these assets provides the Company with flexibility in financing and managing its business. The majority of these assets are funded on a secured basis through collateralized short-term financing agreements.

FINANCIAL LEVERAGE Balance sheet leverage ratios are one measure used to evaluate the capital adequacy of a company. Leverage ratios are commonly calculated using either total assets or adjusted total assets divided by total stockholders' equity and preferred securities subject to mandatory redemption. The Company believes that the adjusted leverage ratio is a more effective measure of financial risk when comparing companies in the securities industry. The Company's leverage ratios based on adjusted total assets were 16.6x and 18.6x as of November 30, 2000 and 1999, respectively. Consistent with maintaining a single A credit rating, the Company targets an adjusted leverage ratio of approximately 20.0x. The Company operated below this level at November 30, 2000 principally due to the sub-optimal market environment at year-end. Due to the nature of the Company's sales and trading activities, the overall size of the Company's balance sheet fluctuates from time to time and at specific points in time may be higher than the fiscal year-end or quarter-end amounts.

CREDIT RATINGS The Company, like other companies in the securities industry, relies on external sources to finance a significant portion of its day-to-day operations. The Company's access to and cost of funding is generally dependent upon its short- and long-term debt ratings. On November 3, 2000, Moody's Investors Service upgraded Holdings senior debt from A3 to A2 and commercial paper from P-2 to P-1. As of November 30, 2000 the short- and long-term debt ratings of Holdings and Lehman Brothers Inc. ("LBI") were as follows:

                                   Holdings                       LBI
                           ------------------------   --------------------------
                           Short-term     Long-term   Short-term     Long-term**
--------------------------------------------------------------------------------
Fitch IBCA, Inc.                  F-1             A          F-1           A/A-

Moody's                           P-1            A2          P-1         A1*/A2

Standard & Poor's Corp.           A-1             A          A-1          A+*/A

Thomson BankWatch               TBW-1             A        TBW-1           A+/A

 *  Provisional ratings on shelf registration
**  Senior/subordinated

HIGH YIELD SECURITIES The Company underwrites, trades, invests and makes markets in high yield corporate debt securities. The Company also syndicates, trades and invests in loans to below investment grade-rated companies. For purposes of this discussion, high yield debt instruments are defined as securities or loans to companies rated BB+ or lower, or equivalent ratings by recognized credit rating agencies, as well as non-rated securities or loans which, in the opinion of management, are non-investment grade. Non-investment grade securities generally involve greater risks than investment grade securities due to the issuer's creditworthiness and the liquidity of the market for such securities. In addition, these issuers have relatively higher levels of indebtedness, resulting in an increased sensitivity to adverse economic conditions. The Company recognizes these risks and aims to reduce market and credit risk through the diversification of its products and counterparties. High yield debt instruments are carried at fair value, and unrealized gains or losses for these securities are recognized in the Company's Consolidated Statement of Income. Such instruments at November 30, 2000 and 1999 included long positions with an aggregate market value of approximately $3.5 billion and $3.0 billion, respectively, and short positions with an aggregate market value of approximately $745 million and $290 million, respectively. The Company mitigates its aggregate and single-issuer net exposure through the use of derivatives, sole-recourse securitization financing and other financial instruments.

Additional information about the Company's high yield securities and lending activities, including related commitments, can be found in Note 14 to the Consolidated Financial Statements.

PRIVATE EQUITY The Company has investments in twenty private equity partnerships, for which the Company acts as general partner, as well as related direct investments. At November 30, 2000 and 1999, the Company's investment in these partnerships totaled $149 million and $134 million, respectively, and direct investments totaled $678 million and $375 million, respectively. The Company's policy is to carry its investments, including the appreciation of its general partnership interests, at fair value based upon the Company's assessment of the underlying investments. Additional information about the Company's private equity activities, including related commitments, can be found in Note 14 to the Consolidated Financial Statements.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AND DERIVATIVES

OVERVIEW Derivatives are financial instruments, which include swaps, options, futures, forwards and warrants, whose value is based upon an underlying asset (e.g., treasury bond), index (e.g., S&P 500) or reference rate (e.g., LIBOR). A derivative contract may be traded on an exchange or negotiated in the over-the-counter markets. Exchange-traded derivatives are standardized and include futures, warrants and certain option contracts listed on an exchange. Over-the-counter ("OTC") derivative contracts are individually negotiated between contracting parties and include forwards, swaps and certain options, including caps, collars and floors. The use of derivative financial instruments has expanded significantly over the past decade. One reason for this expansion is that derivatives provide a cost-effective alternative for managing market risk. In this regard, derivative contracts provide a reduced funding alternative for managing market risk since derivatives are based upon notional amounts, which are generally not exchanged, but rather are used merely as a basis for exchanging cash flows during the duration of the contract. Derivatives are also utilized extensively as highly effective tools that enable users to adjust risk profiles, such as interest rate, currency, or other market risks, since OTC derivative instruments can be tailored to meet individual client needs. Additionally, derivatives provide users with access to market risk management tools that are often unavailable in traditional cash instruments. Derivatives can also be used to take proprietary trading positions.

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

As derivative products have continued to expand in volume, so has market participation and competition. As a result, additional liquidity has been added into the markets for conventional derivative products, such as interest rate swaps. Competition has also contributed to the development of more complex products structured for specific clients. It is this rapid growth and complexity of certain derivative products, which has led to the perception, by some, that derivative products are unduly risky to users and the financial markets. In order to remove the public perception that derivatives may be unduly risky and to ensure ongoing liquidity of derivatives in the marketplace, the Company supports the efforts of the regulators in striving for enhanced risk management disclosures which consider the effects of both derivative products and cash instruments. In addition, the Company supports the activities of regulators that are designed to ensure that users of derivatives are fully aware of the nature of risks inherent within derivative transactions. As evidence of this support, the Company is an active participant in the Derivative Policy Group and has been actively involved with the various regulatory and accounting authorities in the development of additional enhanced reporting requirements related to derivatives. The Company strongly believes that derivatives provide significant value to the financial markets and is committed to providing its clients with innovative products to meet their financial needs.

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

The Company conducts its derivative activities through a number of wholly-owned subsidiaries. The Company's fixed income derivative products business is conducted through its special purpose subsidiary, Lehman Brothers Special Financing Inc., and separately capitalized "AAA" rated subsidiaries, Lehman Brothers Financial Products Inc. and Lehman Brothers Derivative Products Inc. The Company's equity derivative product business is conducted through Lehman Brothers Finance S.A. In addition, as a global investment bank, the Company is also a market-maker in a number of foreign currencies and actively trades in the global commodity markets. Counterparties to the Company's derivative product transactions are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds.

The Company manages the risks associated with derivatives on an aggregate basis, along with the risks associated with its non-derivative trading and market-making activities in cash instruments, as part of its firmwide risk management policies. For a further discussion of the Company's risk management policies refer to the discussion which follows.

See Notes 1 and 12 to the Consolidated Financial Statements for a description of the Company's accounting polices and a further discussion of the Company's Trading-Related Derivative Activities.

RISK MANAGEMENT

As a leading global investment banking company, risk is an inherent part of the Company's businesses. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The Company has developed policies and procedures to identify, measure and monitor each of the risks involved in its trading, brokerage and investment banking activities on a global basis. The principal risks of Lehman Brothers are market, credit, liquidity, legal and operational risks. Risk Management is considered to be of paramount importance. Consequently, the Company devotes significant resources across all of its worldwide trading operations to the measurement, management and analysis of risk, including investments in personnel and technology.

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

Overall risk management policy is established by a Risk Management Committee (the "Committee") comprised of the Chief Executive Officer, the Global Risk Manager, the Chief Financial Officer, the Chief Administrative Officer and the Heads of Capital Markets and Investment Banking. The Committee brings together senior management with the sole intent of discussing risk-related issues and provides an effective forum for managing risk at the highest levels within the Company. The Committee meets on a monthly basis, or more frequently if required, to discuss, among other matters, significant market exposures, concentrations of positions (e.g., counterparty, market risk), potential new transactions or positions and risk limit exceptions.

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

The CRM Department manages the credit exposure related to trading activities by giving initial credit approval for counterparties, establishing credit limits by counterparty, country and industry group and by requiring collateral in appropriate circumstances. In addition, the CRM Department strives to ensure that master netting agreements are obtained whenever possible. The CRM Department also considers the duration of transactions in making its credit decisions, along with the potential credit exposure for complex derivative transactions. The CRM Department is responsible for the continuous monitoring and review of counterparty credit exposure and creditworthiness and recommending valuation adjustments where appropriate. Credit limits are reviewed periodically to ensure that they remain appropriate in light of market events or the counterparty's financial condition.

MARKET RISK Market risk represents the potential change in value of a portfolio of financial instruments due to changes in market rates, prices and volatilities. Market risk management also is an essential component of the Company's overall risk management framework. The Market Risk Management Department ("MRM Department") has global responsibility for implementing the Company's overall market risk management framework. It is responsible for the preparation and dissemination of risk reports, developing and implementing the firmwide Risk Management Guidelines and evaluating adherence to these guidelines. These guidelines provide a clear framework for risk management decision-making. To that end the MRM Department identifies and quantifies risk exposures, develops limits, and reports and monitors these risks with respect to the approved limits. The identification of material market risks inherent in positions includes, but is not limited to, interest rate, equity and foreign exchange risk exposures. In addition to these risks, the MRM Department also evaluates liquidity risks, credit and sovereign concentrations.

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

Market risk is present in cash products, derivatives and contingent claim structures that exhibit linear as well as non-linear profit and loss sensitivity. The Company's exposure to market risk varies in accordance with the volume of client driven market-making transactions, the size of the Company's proprietary and arbitrage positions and the volatility of financial instruments traded. The Company seeks to mitigate, whenever possible, excess market risk exposures through the use of futures and option contracts and offsetting cash market instruments.

The Company participates globally in interest rate, equity and foreign exchange markets. The Company's Fixed Income division has a broadly diversified market presence in U.S. and foreign government bond trading, emerging market securities, corporate debt (investment and non-investment grade), money market instruments, mortgages and mortgage-backed securities, asset-backed securities, municipal bonds and interest rate derivatives. The Company's Equities division facilitates domestic and foreign trading in equity instruments, indices and related derivatives. The Company's foreign exchange businesses are involved in trading currencies on a spot and forward basis as well as through derivative products and contracts.

The Company incurs short-term interest rate risk when facilitating the orderly flow of customer transactions through the maintenance of government and high-grade corporate bond inventories. Market-making in high yield instruments exposes the Company to additional risk due to potential variations in credit spreads. Trading in international markets exposes the Company to spread risk between the term structure of interest rates in differing countries. Mortgages and mortgage-related securities are subject to prepayment risk and changes in the level of interest rates. Trading in derivatives and structured products exposes the Company to changes in the level and volatility of interest rates. The Company actively manages interest rate risk through the use of interest rate futures, options, swaps, forwards and offsetting cash market instruments. Inventory holdings, concentrations and agings are monitored closely and used by management to selectively hedge or liquidate undesirable exposures.

The Company is a significant intermediary in the global equity markets through its market-making in U.S. and non-U.S. equity securities, including common stock, convertible debt, exchange-traded and OTC equity options, equity swaps and warrants. These activities expose the Company to market risk as a result of price and volatility changes in its equity inventory. Inventory holdings are also subject to market risk resulting from concentrations and liquidity that may adversely impact market valuation. Equity market risk is actively managed through the use of index futures, exchange-traded and OTC options, swaps and cash instruments.

The Company enters into foreign exchange transactions in order to facilitate the purchase and sale of non-dollar instruments, including equity and interest rate securities. The Company is exposed to foreign exchange risk on its holdings of non-dollar assets and liabilities. The Company is active in many foreign exchange markets and has exposure to the euro, Japanese yen, British pound, Swiss franc and Canadian dollar as well as a variety of developed and emerging market currencies. The Company hedges its risk exposures primarily through the use of currency forwards, swaps, futures and options.

VALUE-AT-RISK For purposes of Securities and Exchange Commission ("SEC") risk disclosure requirements, the Company discloses an entity-wide value-at-risk for virtually all of its trading activities. In general, value-at-risk measures potential loss of revenues at a given confidence level over a specified time horizon. Value-at-risk over a one-day holding period measured at a 95% confidence level implies that potential loss of daily trading revenue will be at least as large as the value-at-risk amount on one out of every 20 trading days.

The Company's methodology estimates a reporting day value-at-risk using actual daily trading revenues over the previous 250 trading days. This estimate is measured as the loss, relative to the median daily trading revenue. The Company also estimates an average value-at-risk measure over 250 rolling reporting days, thus looking back a total of 500 trading days.

The Company's average value-at-risk for each component of market risk, and in total was as follows (in millions):

                                                        2000              1999
--------------------------------------------------------------------------------
Interest rate risk                                     $12.8             $21.6

Equity price risk                                       11.2              11.9

Foreign exchange risk                                    2.1               3.2

Diversification benefit                                 (5.3)             (5.8)
--------------------------------------------------------------------------------

Total Company                                          $20.8             $30.9
================================================================================

During 2000, the Company's value-at-risk varied from a high of $23.7 million to a low of $18.4 million. During 1999, the Company's value-at-risk varied from a high of $36.2 million to a low of $19.0 million.

Average value-at-risk decreased in 2000 compared to 1999 due to the effects on the 1999 value-at-risk related to the extreme market volatility experienced during the August-October 1998 period. Excluding the data points during this volatile time period, the adjusted average value-at-risk was $18.9 million during 1999. Value-at-risk at November 30, 2000 and 1999 was $23.7 million and $19.2 million, respectively.

Value-at-risk is one measure of potential loss in trading revenues that may result from adverse market movements over a specified period of time with a selected likelihood of occurrence. As with all measures of value-at-risk, the Company's estimate has substantial limitations due to its reliance on historical performance, which is not necessarily a predictor of the future. Consequently, this value-at-risk estimate is only one of a number of tools the Company utilizes in its daily risk management activities.

As discussed throughout the Management's Discussion and Analysis, the Company seeks to reduce risk through the diversification of its businesses and a focus on customer flow activities. This diversification and focus, combined with the Company's risk management controls and processes, helps mitigate the net revenue volatility inherent in the Company's trading activities. Although historical performance is not necessarily indicative of future performance, the Company believes its focus on business diversification and customer flow activities should continue to help mitigate the volatility of future net trading revenues.

NEW ACCOUNTING DEVELOPMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires all derivatives to be recorded on the balance sheet at fair value. In June 1999, the FASB issued FASB No. 137 which extended the implementation date of SFAS No. 133 by one year. In June 2000, the FASB issued SFAS No. 138, which amended SFAS 133. The Company will adopt SFAS 133 as amended on December 1, 2000 (Fiscal Year 2001).

SFAS 133 will not affect the accounting for the Company's trading-related derivative activities, as such derivatives are already recognized on a mark-to-market basis through earnings. Rather, SFAS 133 will affect the accounting for derivatives utilized as hedging instruments as part of the Company's end-user activities. As an end user, the Company primarily utilizes derivatives to modify the interest rate characteristics of its long-term debt and secured financing activities ("end-user derivative activities"). The Company currently accounts for its end-user derivative activities on an accrual basis provided that the derivative is deemed a highly effective hedge. SFAS 133 generally will require the Company to recognize its end-user derivatives at fair value through earnings, with an offset recognized through earnings for changes in the fair value of the hedged item. Any ineffectiveness in a hedging relationship generally will require immediate earnings recognition. In addition to these changes, SFAS 133 will result in certain derivatives no longer qualifying for hedge accounting, requiring such derivatives to be marked-to-market through earnings without offset. Derivatives that will not qualify for hedge accounting under SFAS 133 include U.S. dollar and foreign currency basis swaps.

The Company has devoted significant resources to prepare for the adoption of SFAS 133. The adoption of SFAS 133 will not have a material impact to the Company's financial position or results of operations.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB No. 125." ("SFAS 140"). SFAS 140 carries over the fundamental control premise of SFAS No. 125, which requires an entity to recognize only assets it controls and to derecognize assets only when control has been surrendered. SFAS 140 amends the control framework of SFAS 125 by revising the criteria to be used for evaluating whether a financial asset is controlled and providing new criteria necessary to meet the definition of a Qualifying Special Purpose Entity ("QSPE"). A QSPE is a limited-purpose vehicle often used for asset securitizations.

SFAS 140 will also change the accounting for collateral. SFAS 140 will no longer require entities to recognize controlled collateral as an asset on the balance sheet. Rather, SFAS 140 will require entities to separately classify financial assets owned and pledged. SFAS 140 also requires new disclosures for collateral and retained interests in securitizations.

SFAS 140 has multiple effective dates. The accounting for new transfers of financial assets will begin March 31, 2001 unless grandfathering provisions have been met. The collateral accounting and disclosure rules are effective for the financial statement period ending after December 15, 2000. The adoption of SFAS 140 is not expected to have a material impact to the Company's financial position or results of operations.

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

Report of Independent Auditors

The Board of Directors and Stockholders of
Lehman Brothers Holdings Inc.

We have audited the accompanying consolidated statement of financial condition of Lehman Brothers Holdings Inc. and Subsidiaries (the "Company") as of November 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended November 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lehman Brothers Holdings Inc. and Subsidiaries at November 30, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 2000, in conformity with accounting principles generally accepted in the United States.



/s/ Ernst & Young LLP

New York, New York
January 4, 2001

Consolidated Statement of Income

                                                              Twelve months ended November 30
(in millions, except per share data)                                 2000      1999      1998
---------------------------------------------------------------------------------------------
REVENUES

    Principal transactions                                        $ 3,713   $ 2,341   $ 1,373

    Investment banking                                              2,216     1,682     1,441

    Commissions                                                       944       651       513

    Interest and dividends                                         19,440    14,251    16,542

    Other                                                             134        64        25
---------------------------------------------------------------------------------------------
      Total revenues                                               26,447    18,989    19,894

    Interest expense                                               18,740    13,649    15,781
---------------------------------------------------------------------------------------------
      Net revenues                                                  7,707     5,340     4,113
---------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES

    Compensation and benefits                                       3,931     2,707     2,086

    Technology and communications                                     341       327       316

    Brokerage and clearance                                           264       232       239

    Professional fees                                                 184       115       109

    Business development                                              182       122       109

    Occupancy                                                         135       116       113

    Other                                                              91        90        89
---------------------------------------------------------------------------------------------
      Total non-interest expenses                                   5,128     3,709     3,061
---------------------------------------------------------------------------------------------
Income before taxes and dividends on trust preferred securities     2,579     1,631     1,052

    Provision for income taxes                                        748       457       316

    Dividends on trust preferred securities                            56        42
---------------------------------------------------------------------------------------------
Net income                                                        $ 1,775   $ 1,132   $   736
---------------------------------------------------------------------------------------------
Net income applicable to common stock                             $ 1,679   $ 1,037   $   649
---------------------------------------------------------------------------------------------
Earnings per common share

    Basic                                                         $  6.89   $  4.27   $  2.68

    Diluted                                                       $  6.38   $  4.08   $  2.60
=============================================================================================

See Notes to Consolidated Financial Statements.

Consolidated Statement of Financial Condition

                                                                                 November 30
(in millions)                                                                2000       1999
--------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                                                $  5,160   $  5,186

Cash and securities segregated and on deposit for regulatory and other
purposes                                                                    2,434      1,989

Securities and other financial instruments owned:

    Governments and agencies                                               27,381     29,959

    Mortgages and mortgage-backed                                          24,670     22,643

    Corporate equities                                                     24,042     12,790

    Corporate debt and other                                               16,098     11,096

    Derivatives and other contractual agreements                            9,583     10,306

    Certificates of deposit and other money market instruments              3,433      2,265
--------------------------------------------------------------------------------------------
                                                                          105,207     89,059
--------------------------------------------------------------------------------------------
Collateralized short-term agreements:

    Securities purchased under agreements to resell                        81,242     62,222

    Securities borrowed                                                    17,618     19,397

Receivables:

    Brokers, dealers and clearing organizations                             1,662      1,674

    Customers                                                               7,585      9,332

    Others                                                                  1,135      1,354

Property, equipment and leasehold improvements
    (net of accumulated depreciation and amortization
    of $855 in 2000 and $903 in 1999)                                         671        485

Other assets                                                                1,826      1,408

Excess of cost over fair value of net assets acquired
    (net of accumulated amortization of
    $138 in 2000 and $129 in 1999)                                            180        138
--------------------------------------------------------------------------------------------
      Total assets                                                       $224,720   $192,244
============================================================================================

See Notes to Consolidated Financial Statements.

                                                                                      November 30
(in millions, except share data)                                                2000         1999
-------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Commercial paper and short-term debt                                       $   5,800    $   5,476

Securities and other financial instruments sold but not yet purchased:

    Governments and agencies                                                  14,998       22,396

    Derivatives and other contractual agreements                               8,568        9,582

    Corporate equities                                                         6,623       12,344

    Corporate debt and other                                                   5,096        2,288
-------------------------------------------------------------------------------------------------
                                                                              35,285       46,610
-------------------------------------------------------------------------------------------------
Collateralized short-term financing:

    Securities sold under agreements to repurchase                           110,225       81,083

    Securities loaned                                                          7,242        4,568

Payables:

    Brokers, dealers and clearing organizations                                1,922        1,184

    Customers                                                                 11,637       10,971

Accrued liabilities and other payables                                         8,735        4,668

Long-term debt:

    Senior notes                                                              32,106       27,375

    Subordinated indebtedness                                                  3,127        3,316
-------------------------------------------------------------------------------------------------
      Total liabilities                                                      216,079      185,251
-------------------------------------------------------------------------------------------------
Commitments and contingencies

Preferred securities subject to mandatory redemption                             860          710

STOCKHOLDERS' EQUITY

    Preferred stock                                                              700          688

    Common stock, $0.10 par value; 300,000,000 shares authorized;

      Shares issued: 251,629,126 in 2000 and 245,238,920 in 1999;

      Shares outstanding: 236,395,332 in 2000 and 239,825,620 in 1999             25           25

    Additional paid-in capital                                                 3,589        3,374

    Accumulated other comprehensive income (net of tax)                           (8)          (2)

    Retained earnings                                                          3,713        2,094

    Other stockholders' equity, net                                              597          254

    Common stock in treasury, at cost: 15,233,794 shares in 2000
      and 5,413,300 shares in 1999                                              (835)        (150)
-------------------------------------------------------------------------------------------------
      Total stockholders' equity                                               7,781        6,283
-------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                           $ 224,720    $ 192,244
=================================================================================================

See Notes to Consolidated Financial Statements.

Consolidated Statement of
Changes in Stockholders' Equity

                                                             Twelve months ended November 30
(in millions)                                                      2000      1999       1998
--------------------------------------------------------------------------------------------
PREFERRED STOCK
5% Cumulative Convertible Voting, Series A:
    Beginning balance                                                     $     1    $     1
    Series A exchanged for Series B                                            (1)
--------------------------------------------------------------------------------------------
Ending balance                                                                             1
--------------------------------------------------------------------------------------------
5% Cumulative Convertible Voting, Series B:
    Beginning balance                                          $   238        457        507
    Series A exchanged for Series B                                             1
    Shares subject to redemption                                  (150)
    Shares repurchased                                             (88)      (220)       (50)
--------------------------------------------------------------------------------------------
Ending balance                                                                238        457
--------------------------------------------------------------------------------------------
5.94% Cumulative, Series C:
    Beginning balance                                              250        250
    Shares issued                                                                        250
--------------------------------------------------------------------------------------------
Ending balance                                                     250        250        250
--------------------------------------------------------------------------------------------
5.67% Cumulative, Series D:
    Beginning balance                                              200        200
    Shares issued                                                                        200
--------------------------------------------------------------------------------------------
Ending balance                                                     200        200        200
--------------------------------------------------------------------------------------------
7.115% Cumulative, Series E:
    Beginning balance
    Shares issued                                                  250
--------------------------------------------------------------------------------------------
Ending Balance                                                     250
--------------------------------------------------------------------------------------------
Redeemable Voting:
    Beginning and ending balance
--------------------------------------------------------------------------------------------
Total Preferred Stock, ending balance                              700        688        908
--------------------------------------------------------------------------------------------
COMMON STOCK(1)
    Beginning balance                                               25         25         25
--------------------------------------------------------------------------------------------
Ending balance                                                      25         25         25
--------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL(1)
    Beginning balance                                            3,374      3,521      3,423
    RSUs exchanged for Common Stock                                (54)       (63)
    Employee stock-based awards                                    101          9         37
    Shares issued to RSU Trust                                    (210)      (181)
    Tax benefits from the issuance of stock-based awards           373         90         59
    Other, net                                                       5         (2)         2
--------------------------------------------------------------------------------------------
Ending balance                                                 $ 3,589    $ 3,374    $ 3,521
--------------------------------------------------------------------------------------------

(1) Amounts have been retroactively adjusted to give effect for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on October 20, 2000.


See Notes to Consolidated Financial Statements.

Consolidated Statement of
Changes in Stockholders' Equity (continued)

                                                                          Twelve months ended November 30
(in millions)                                                                  2000       1999       1998
---------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
    Beginning balance                                                       $    (2)   $    15    $    12
    Translation adjustment, net(2)                                               (6)       (17)         3
---------------------------------------------------------------------------------------------------------
Ending balance                                                                   (8)        (2)        15
---------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
    Beginning balance                                                         2,094      1,105        498
    Net income                                                                1,775      1,132        736
    Dividends declared:
      5% Cumulative Convertible Voting Series A and B Preferred Stock            (9)       (20)       (25)
      5.94% Cumulative, Series C Preferred Stock                                (15)       (15)        (8)
      5.67% Cumulative, Series D Preferred Stock                                (11)       (10)        (4)
      7.115% Cumulative, Series E Preferred Stock                               (12)
      Redeemable Voting Preferred Stock                                         (50)       (50)       (50)
      Common Stock                                                              (59)       (48)       (37)
    Other                                                                                              (5)
---------------------------------------------------------------------------------------------------------
Ending balance                                                                3,713      2,094      1,105
---------------------------------------------------------------------------------------------------------
COMMON STOCK ISSUABLE
    Beginning balance                                                         1,768      1,318        911
    RSUs exchanged for Common Stock                                            (247)       (83)       (10)
    Deferred stock awards granted                                             1,003        533        417
---------------------------------------------------------------------------------------------------------
Ending balance                                                                2,524      1,768      1,318
---------------------------------------------------------------------------------------------------------
COMMON STOCK HELD IN RSU TRUST
    Beginning balance                                                          (717)      (422)      (325)
    Shares issued to RSU Trust                                                 (231)      (441)      (107)
    RSUs exchanged for Common Stock                                             301        146         10
---------------------------------------------------------------------------------------------------------
Ending balance                                                                 (647)      (717)      (422)
---------------------------------------------------------------------------------------------------------
DEFERRED STOCK COMPENSATION
    Beginning balance                                                          (797)      (627)      (431)
    Deferred stock awards granted                                            (1,003)      (533)      (417)
    Amortization of deferred compensation, net                                  520        363        221
---------------------------------------------------------------------------------------------------------
Ending balance                                                               (1,280)      (797)      (627)
---------------------------------------------------------------------------------------------------------
COMMON STOCK IN TREASURY, AT COST
    Beginning balance                                                          (150)      (430)       (98)
    Treasury stock purchased                                                 (1,203)      (353)      (469)
    Employee stock-based awards                                                  77         11         30
    Shares issued to RSU Trust                                                  441        622        107
---------------------------------------------------------------------------------------------------------
Ending balance                                                                 (835)      (150)      (430)
---------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                  $ 7,781    $ 6,283    $ 5,413
=========================================================================================================

(2)   Net of income taxes of $(8) in 2000, $(11) in 1999, and $2 in 1998.


See Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows

                                                                                   Twelve months ended November 30
(in millions)                                                                         2000        1999        1998
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                        $  1,775    $  1,132    $    736
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
    Depreciation and amortization                                                      102          88          91
    Deferred tax provision (benefit)                                                  (169)       (145)       (284)
    Amortization of deferred stock compensation                                        520         363         221
    Other adjustments                                                                   65        (129)         80
Net change in:
    Cash and securities segregated and on deposit                                     (445)       (806)        (34)
    Securities and other financial instruments owned                               (16,148)    (12,059)       (138)
    Securities borrowed                                                              1,779      (3,056)     (2,195)
    Receivables from brokers, dealers and clearing organizations                        12         624        (105)
    Receivables from customers                                                       1,747      (1,574)      1,347
    Securities and other financial instruments sold but not yet purchased          (11,325)     17,807      (1,277)
    Securities loaned                                                                2,674       1,403      (4,681)
    Payables to brokers, dealers and clearing organizations                            738        (138)       (833)
    Payables to customers                                                              666       1,768      (2,499)
    Accrued liabilities and other payables                                           4,041         377        (152)
    Other operating assets and liabilities, net                                       (765)        686        (279)
------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) operating activities                          (14,733)      6,341     (10,002)
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior notes                                              14,225       9,753      11,091
Principal payments of senior notes                                                  (8,353)     (6,037)     (4,298)
Proceeds from issuance of subordinated indebtedness                                                200         600
Principal payments of subordinated indebtedness                                       (192)       (370)       (356)
Net proceeds from (payments for) commercial paper and short-term debt                  324      (1,181)     (1,161)
Resale agreements net of repurchase agreements                                      10,122      (6,488)      5,751
Payments for repurchases of preferred stock                                            (88)       (220)        (50)
Payments for treasury stock purchases                                               (1,203)       (353)       (469)
Dividends paid                                                                        (149)       (139)       (122)
Issuances of common stock                                                               99           8          61
Issuance of preferred stock, net of issuance costs                                     250                     444
Issuance of trust preferred securities, net of issuance costs                                      690
------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                             15,035      (4,137)     11,491
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements, net                      (287)        (73)       (119)
Acquisition, net of cash acquired                                                      (41)
------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                             (328)        (73)       (119)
------------------------------------------------------------------------------------------------------------------
    Net change in cash and cash equivalents                                            (26)      2,131       1,370
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of period                                       5,186       3,055       1,685
------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents, end of period                                      $  5,160    $  5,186    $  3,055
------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (IN MILLIONS)
Interest paid totaled $18,500 in 2000, $13,513 in 1999 and $15,473 in 1998.
Income taxes paid totaled $473 in 2000, $103 in 1999 and $541 in 1998.
==================================================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TABLE OF CONTENTS
Note 1   Summary of Significant Accounting Policies                        61
-----------------------------------------------------------------------------
Note 2   Short-term Financings                                             64
-----------------------------------------------------------------------------
Note 3   Long-term Debt                                                    65
-----------------------------------------------------------------------------
Note 4   Preferred Securities Subject to Mandatory Redemption              67
-----------------------------------------------------------------------------
Note 5   Preferred Stock                                                   68
-----------------------------------------------------------------------------
Note 6   Common Stock                                                      69
-----------------------------------------------------------------------------
Note 7   Incentive Plans                                                   70
-----------------------------------------------------------------------------
Note 8   Earnings Per Common Share                                         73
-----------------------------------------------------------------------------
Note 9   Capital Requirements                                              74
-----------------------------------------------------------------------------
Note 10  Employee Benefit Plans                                            75
-----------------------------------------------------------------------------
Note 11  Income Taxes                                                      76
-----------------------------------------------------------------------------
Note 12  Derivative Financial Instruments                                  78
-----------------------------------------------------------------------------
Note 13  Fair Value of Financial Instruments                               83
-----------------------------------------------------------------------------
Note 14  Other Commitments and Contingencies                               84
-----------------------------------------------------------------------------
Note 15  Segments                                                          85
-----------------------------------------------------------------------------
Note 16  Quarterly Information (Unaudited)                                 87
-----------------------------------------------------------------------------

Notes
--------------------------------------------------------------------------------

NOTE 1 / SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION The consolidated financial statements include the accounts of Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers"). Lehman Brothers is one of the leading global investment banks serving institutional, corporate, government and high-net-worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific Region. The Company is engaged primarily in providing financial services. The principal U.S. subsidiary of Holdings is Lehman Brothers Inc. ("LBI"), a registered broker-dealer in the U.S. All material intercompany accounts and transactions have been eliminated in consolidation.

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

Derivatives utilized for trading purposes are recorded at market or fair value in the Consolidated Statement of Financial Condition on a net by counterparty basis where a legal right of set-off exists and are netted across products when such provisions are stated in the master netting agreement. The market or fair value related to swap and forward transactions, as well as options and warrants, is reported in the Consolidated Statement of Financial Condition as an asset or liability in Derivatives and other contractual agreements, as appropriate. Margin on futures contracts is included in receivables and payables, as applicable. Changes in fair values of derivatives are recorded as principal transactions revenues in the current period. Market or fair value for trading-related instruments is generally determined by either quoted market prices (for exchange-traded futures and options) or pricing models (for over-the-counter swaps, forwards and options). Pricing models utilize a series of market inputs to determine the present value of future cash flows, with adjustments, as required for credit risk and liquidity risk. Further valuation adjustments may be recorded, as deemed appropriate for new or complex products or for positions with significant concentrations. These adjustments are integral components of the mark-to-market process. Credit-related valuation adjustments incorporate business and economic conditions, historical experience, concentrations, estimates of expected losses and the character, quality and performance of credit sensitive financial instruments.

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

INVESTMENT BANKING Underwriting revenues and fees for merger and acquisition advisory services are recognized when services for the transactions are determined to be completed. Underwriting expenses are deferred and recognized at the time the related revenues are recorded.

INCOME TAXES The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. In this regard, deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years and for tax loss carry-forwards, if in the opinion of management, it is more likely than not that the deferred tax asset will be realized. SFAS 109 requires companies to set up a valuation allowance for that component of net deferred tax assets which does not meet the "more likely than not" criterion for realization. Deferred tax liabilities are recognized for temporary differences that will result in taxable income in future years.

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

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS Property, equipment and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the terms of the underlying leases. Internal use software which qualifies for capitalization under AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," is capitalized and subsequently amortized over the softwares' estimated useful life.

GOODWILL Excess of cost over fair value of net assets acquired ("goodwill") is amortized using the straight-line method over periods not exceeding 35 years. Goodwill is evaluated periodically for impairment and also is reduced upon the recognition of certain acquired net operating loss carryforward benefits.

STOCK-BASED AWARDS SFAS No. 123, "Accounting for Stock-Based Compensation," established financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 permits companies to either continue accounting for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25") or using the fair value method prescribed by SFAS No. 123. The Company continues to follow APB 25 and its related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option awards because the exercise price was at or above the fair market value of the Company's common stock on the grant date.

STATEMENT OF CASH FLOWS For purposes of the Consolidated Statement of Cash Flows, the Company defines cash equivalents as highly liquid investments with original maturities of three months or less, other than those held for sale in the ordinary course of business.

EARNINGS PER COMMON SHARE The Company computes earnings per common share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities. All share and per share amounts have been restated for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective October 20, 2000. See Notes 6 and 8 of Notes to Consolidated Financial Statements for more information.

NOTE 2 / SHORT-TERM FINANCINGS

The Company obtains short-term financing on both a secured and unsecured basis. The secured financing is obtained through the use of repurchase agreements and securities loaned agreements, which are primarily collateralized by government, agency and equity securities. The unsecured financing is generally obtained through short-term debt and the issuance of commercial paper.

The Company's commercial paper and short-term debt financing is comprised of the following:

                                                                     November 30

(in millions)                                                    2000       1999
--------------------------------------------------------------------------------
Commercial paper                                               $3,643     $3,642
Short-term debt
     Bank loans                                                   320        238
     Payables to banks                                            687        575
     Other short-term debt(1)                                   1,150      1,021
--------------------------------------------------------------------------------
Total                                                          $5,800     $5,476
================================================================================

The Company's weighted-average interest rates were as follows:

                                                                     November 30

                                                                 2000       1999
--------------------------------------------------------------------------------
Commercial paper(2)                                                 6.5%     5.5%
Short-term debt(3)                                                  5.5%     4.0%
Securities sold under agreements to repurchase                      6.0%     5.2%

(1) Includes master notes, corporate loans and other short-term financings.
(2) Includes weighted-average interest rates of 6.9% and 3.0% as of November 30, 2000 and 6.0% and 2.8% as of November 30, 1999 related to U.S. dollar and non-U.S. dollar obligations, respectively.
(3) Includes $587 million and $770 million of short-term debt with weighted-average interest rates of 3.3% and 1.4% as of November 30, 2000 and 1999, respectively, related to non-U.S. dollar obligations.

BACK-UP CREDIT FACILITIES Holdings maintains a Revolving Credit Agreement (the "Credit Agreement") with a syndicate of banks. Under the terms of the Credit Agreement, the banks have committed to provide up to $2 billion for up to 364 days. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of Holdings. The Credit Agreement contains covenants, which require, among other things that the Company maintain specified levels of liquidity and tangible net worth.

In July 2000, the Company entered into a $1 billion Committed Securities Repurchase Facility (the "Facility") for Lehman Brothers International (Europe) ("LBIE"), the Company's major operating entity in Europe. The Facility provides secured multi-currency financing for a broad range of collateral types. Under the terms of the Facility, the bank group will agree to provide funding for up to one year on a secured basis. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of LBIE. The Facility contains covenants that require, among other things that LBIE maintain specified levels of tangible net worth.

There are no borrowings outstanding under either the Credit Agreement or the Facility. The Company may use the Credit Agreement and the Facility for general corporate purposes from time to time. The Company has maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

NOTE 3 / LONG-TERM DEBT

                                        U.S. DOLLAR   NON-U.S. DOLLAR
                                 -------------------------------------
                                   FIXED   FLOATING   FIXED   FLOATING           November 30
(in millions)                       RATE       RATE    RATE       RATE       2000       1999
--------------------------------------------------------------------------------------------
SENIOR NOTES
Maturing in Fiscal 2000                                                              $ 7,852
Maturing in Fiscal 2001          $ 1,929     $3,731  $  789     $  333    $ 6,782      3,588
Maturing in Fiscal 2002            1,698      2,587     887        701      5,873      4,448
Maturing in Fiscal 2003            2,290      1,501     754        444      4,989      3,736
Maturing in Fiscal 2004            1,757        388     883        554      3,582      3,308
Maturing in Fiscal 2005            2,217        575     234        733      3,759        385
December 1, 2005 and thereafter    5,418         74   1,070        559      7,121      4,058
--------------------------------------------------------------------------------------------
     Senior Notes                 15,309      8,856   4,617      3,324     32,106     27,375
--------------------------------------------------------------------------------------------

SUBORDINATED INDEBTEDNESS
Maturing in Fiscal 2000                                                                  198
Maturing in Fiscal 2001              194          6                           200        194
Maturing in Fiscal 2002              450         38                           488        488
Maturing in Fiscal 2003              475                                      475        475
Maturing in Fiscal 2004              190                                      190        190
Maturing in Fiscal 2005               94                  7                   101        101
December 1, 2005 and thereafter    1,516        150       7                 1,673      1,670
--------------------------------------------------------------------------------------------
     Subordinated Indebtedness     2,919        194      14                 3,127      3,316
--------------------------------------------------------------------------------------------
Long-term Debt                   $18,228     $9,050  $4,631     $3,324    $35,233    $30,691
============================================================================================

Of the Company's long-term debt outstanding as of November 30, 2000, $654 million is repayable prior to maturity at the option of the holder, at par value. These obligations are reflected in the above table as maturing at their put dates, which range from fiscal 2001 to fiscal 2008, rather than at their contractual maturities, which range from fiscal 2004 to fiscal 2026. In addition, $1,732 million of the Company's long-term debt is redeemable prior to maturity at the option of the Company under various terms and conditions. These obligations are reflected in the above table at their contractual maturity dates.

The Company's interest in 3 World Financial Center was financed with U.S. dollar fixed-rate senior notes totaling $224 million as of November 30, 2000. These notes were unconditionally guaranteed by American Express and collateralized by a first mortgage on the property. During the first quarter of 2001, these notes were redeemed on their contractual maturity date.

As of November 30, 2000, the Company had approximately $10.5 billion available for the issuance of debt securities under various shelf registrations and debt programs, which includes $4.9 billion of issuance availability under the Company's Euro medium-term note program.

As of November 30, 2000, the Company's U.S. dollar and non-U.S. dollar debt portfolios included approximately $849 million and $769 million, respectively, of debt for which the interest rates and/or redemption values or maturity have been linked to the performance of various indices including industry baskets of stocks or commodities or events. Generally such notes are issued as floating rate notes or the interest rates on such index notes are effectively converted to floating rates based primarily on LIBOR through the use of interest rate, currency and equity swaps.

END-USER DERIVATIVE ACTIVITIES The Company utilizes a variety of derivative products including interest rate, currency and equity swaps as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio through the use of interest rate and currency swaps to more closely match the terms of the assets being funded and to minimize interest rate risk. In addition, the Company utilizes cross-currency swaps to hedge its exposure to foreign currency risk as a result of its non-U.S. dollar debt obligations, after consideration of non-U.S. dollar assets which are funded with long-term debt obligations in the same currency. In certain instances, two or more derivative contracts may be utilized by the Company to manage the interest rate nature and/or currency exposure of an individual long-term debt issuance. In these cases, the notional amount of the derivative contracts may exceed the carrying value of the related long-term debt issuance.

At November 30, 2000 and 1999, the notional amounts of the Company's interest rate, currency and equity swaps related to its long-term debt obligations were approximately $26.9 billion and $27.1 billion, respectively. In terms of notional amounts outstanding, these derivative products mature as follows:

                                                      U.S.           NON-     CROSS-             November 30
(in millions)                                        DOLLAR   U.S. DOLLAR   CURRENCY       2000         1999
------------------------------------------------------------------------------------------------------------
Maturing in Fiscal 2000                                                                              $ 6,935
Maturing in Fiscal 2001                             $ 2,171       $   206    $   887    $ 3,264        3,059
Maturing in Fiscal 2002                               3,140           746        630      4,516        4,178
Maturing in Fiscal 2003                               3,273           806         94      4,173        3,778
Maturing in Fiscal 2004                               2,018           143        816      2,977        3,225
Maturing in Fiscal 2005                               2,371           276        698      3,345          475
December 1, 2005 and thereafter                       6,959           989        685      8,633        5,424
------------------------------------------------------------------------------------------------------------
Total                                               $19,932       $ 3,166    $ 3,810    $26,908      $27,074
------------------------------------------------------------------------------------------------------------
Weighted-average interest rate at November 30(1):
Receive rate                                           7.27%         3.93%      4.54%      6.54%        6.15%
Pay rate                                               7.47%         4.01%      7.39%      7.13%        6.05%

(1) Weighted-average interest rates were calculated utilizing non-U.S. dollar interest rates, where applicable.

On an overall basis, the Company's long-term debt-related end-user derivative activities resulted in an increase (decrease) in interest expense of approximately $35 million, $(67) million and $(84) million in 2000, 1999 and 1998, respectively. In addition, the Company's end-user derivative activities resulted in the following changes to the Company's mix of fixed and floating rate debt and effective weighted-average rates of interest:


                                                                        November 30, 2000

                                             LONG-TERM DEBT              WEIGHTED-AVERAGE(1)
                                     ----------------------  ----------------------------
                                         BEFORE       AFTER  CONTRACTUAL   EFFECTIVE RATE
                                       END USER    END USER     INTEREST   AFTER END USER
(in millions)                        ACTIVITIES  ACTIVITIES         RATE       ACTIVITIES
-----------------------------------------------------------------------------------------
USD Obligations
     Fixed rate                         $18,228    $   726
     Floating rate                        9,050     30,792
-----------------------------------------------------------------------------------------
                                         27,278     31,518
-----------------------------------------------------------------------------------------
Non-USD Obligations                       7,955      3,715
-----------------------------------------------------------------------------------------
Total                                   $35,233    $35,233          6.68%            7.13%
=========================================================================================


                                                                        November 30, 2000

                                             Long-Term Debt              Weighted-Average(1)
                                     ----------------------  ----------------------------
                                         Before       After  Contractual   Effective Rate
                                       End User    End User     Interest   After End User
(in millions)                        Activities  Activities         Rate       Activities
-----------------------------------------------------------------------------------------
USD Obligations
     Fixed rate                         $16,977    $   353
     Floating rate                        7,653     27,902
-----------------------------------------------------------------------------------------
                                         24,630     28,255
-----------------------------------------------------------------------------------------
Non-USD Obligations                       6,061      2,436
-----------------------------------------------------------------------------------------
Total                                   $30,691    $30,691          6.30%            6.19%
=========================================================================================


(1) Weighted-average interest rates were calculated using non-U.S. dollar interest rates, where applicable.

NOTE 4 / PREFERRED SECURITIES SUBJECT TO MANDATORY REDEMPTION

Preferred securities subject to mandatory redemption is composed of the following issues:



                                                                          November 30

(in millions)                                                         2000       1999
-------------------------------------------------------------------------------------
Lehman Brothers Holdings Capital Trust I                              $325       $325
Lehman Brothers Holdings Capital Trust II                              385        385
-------------------------------------------------------------------------------------
     Trust Preferred Securities Subject to Mandatory Redemption        710        710
Cumulative Convertible Voting, Series A and Series B                   150
-------------------------------------------------------------------------------------
Total                                                                 $860       $710
=====================================================================================

TRUST PREFERRED SECURITIES SUBJECT TO MANDATORY REDEMPTION During 1999, the Company formed two Delaware business trusts for the purposes of: (a) issuing trust securities representing ownership interests in the assets of the trust;
(b) investing the gross proceeds of the trust securities in junior subordinated debentures of the Company; and (c) engaging in activities necessary or incidental thereto. Two such trusts have issued securities to date, having an aggregate liquidation value of $710 million. The following table summarizes the financial structure of each such trust at November 30, 2000:

                                             Lehman Brothers Holdings             Lehman Brothers Holdings
                                             Capital Trust I                      Capital Trust II
---------------------------------------------------------------------------------------------------------------
ISSUANCE DATE                                JANUARY 1999                         APRIL 1999
Trust Securities
Preferred securities issued                  13,000,000 SERIES I                  15,400,000 SERIES J
Liquidation preference per security          $25                                  $25
Liquidation value (in millions)              $325                                 $385
Coupon rate                                  8%                                   7.875%
Distributions payable                        QUARTERLY                            QUARTERLY
Distributions guaranteed by                  LEHMAN BROTHERS HOLDINGS INC.        LEHMAN BROTHERS HOLDINGS INC.
Mandatory redemption date                    MARCH 31, 2048                       JUNE 30, 2048
Redeemable by issuer on or after             MARCH 31, 2004                       JUNE 30, 2004
---------------------------------------------------------------------------------------------------------------

JUNIOR SUBORDINATED DEBENTURES
Principal amount outstanding (in millions)   $325                                 $385
Coupon rate                                  8%                                   7.875%
Interest payable                             QUARTERLY                            QUARTERLY
Maturity date                                MARCH 31, 2048                       JUNE 30, 2048
Redeemable by issuer on or after             MARCH 31, 2004                       JUNE 30, 2004
---------------------------------------------------------------------------------------------------------------

CUMULATIVE CONVERTIBLE VOTING, SERIES A AND SERIES B The Convertible Voting Preferred Shares had a liquidation preference of $39.10 per share. The Series A was issued in 1987. The Series B was issued in an exchange offer for the Series A on July 11, 1997. During the first quarter of 2000, Holdings repurchased 2,258,311 of the Series B for an aggregate cost of $88 million. During the fourth quarter, the Company exercised its option to redeem the shares of Cumulative Convertible Voting Preferred Stock, Series A and Series B (together the "Convertible Voting Preferred") effective December 15, 2000. As of that date the Convertible Voting Preferred Shares were no longer outstanding. As of November 30, 2000, 1,900 shares of the Series A and 3,834,058 shares of the Series B were outstanding. Given the Company's intention to redeem the remaining Convertible Voting Preferred, the $150 million aggregate redemption value was transferred on the Company's Statement of Financial Condition from Preferred stock to Preferred securities subject to mandatory redemption.


NOTE 5 / PREFERRED STOCK

Holdings is authorized to issue a total of 38,000,000 shares of preferred stock. At November 30, 2000 and 1999, Holdings had 4,426,958 and 6,635,624,
respectively, of shares authorized, issued and outstanding under various series as described below and under "Cumulative Convertible Preferred Shares" in Note
4. All preferred stock has a dividend preference over Holdings' common stock in the paying of dividends and a preference in the liquidation of assets.

SERIES C On May 11, 1998, Holdings issued 5,000,000 Depository Shares, each representing 1/10th of a share of 5.94% Cumulative Preferred Stock, Series C ("Series C Preferred Stock"), $1.00 par value. These shares have a redemption price of $500 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series C Preferred Stock beginning on May 31, 2008. The $250 million redemption value of the shares outstanding at November 30, 2000 is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred stock.

SERIES D On July 21, 1998, Holdings issued 4,000,000 Depository Shares, each representing 1/100th of a share of 5.67% Cumulative Preferred Stock, Series D ("Series D Preferred Stock"), $1.00 par value. These shares have a redemption price of $5,000 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series D Preferred Stock beginning on August 31, 2008. The $200 million redemption value of the shares outstanding at November 30, 2000 is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred stock.

SERIES E On March 28, 2000, Holdings issued 5,000,000 Depository Shares, each representing 1/100th of a share of Fixed/Adjustable Rate Cumulative Preferred Stock, Series E ("Series E Preferred Stock"), $1.00 par value. The initial cumulative dividend rate on the Series E Preferred Stock is 7.115% per annum through May 31, 2005; thereafter the rate will be the higher of either the three-month U.S. Treasury Bill rate, the 10-year Treasury constant maturity rate or the 30-year U.S. Treasury constant maturity rate, in each case plus 1.15%, but in any event not less than 7.615% nor greater than 13.615%. These shares have a redemption price of $5,000 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series E Preferred Stock beginning on May 31, 2005. The $250 million redemption value of the shares outstanding at November 30, 2000 is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred stock.

REDEEMABLE VOTING In 1994, Holdings issued the Redeemable Voting Preferred Stock to American Express and Nippon Life for $1,000. The holders of the Redeemable Voting Preferred Stock are entitled to receive annual dividends through May 31, 2002 in an amount equal to 50% of the amount, if any, by which the Company's net income for the preceding year exceeds $400 million, up to a maximum of $50 million, prorated in the case of the last dividend period, which runs from December 1, 2001 to May 31, 2002. For the years ended November 30, 2000 and 1999, the Company's net income of $1,775 million and $1,132 million, respectively, resulted in the recognition of dividends in each year in the amount of $50 million on the Redeemable Voting Preferred Stock.

Holdings may not redeem shares of the Redeemable Preferred Stock prior to the final dividend payment. However, in the event of a change of control of the Company, holders of the Redeemable Preferred Stock will have the right to require Holdings to redeem all of the stock for an aggregate redemption price equal to $50 million if such change of control occurs prior to November 30, 2001. If a change of control is not approved by a majority of Holdings' Board of Directors, the funds for redemption must be raised by an offering of Holdings' equity securities which are not redeemable. The Redeemable Preferred Stock is not convertible into common stock.


NOTE 6 / COMMON STOCK

On September 20, 2000, Lehman Brothers' Board of Directors declared a two-for-one common stock split, to be effected in the form of a 100% stock dividend, which became effective on October 20, 2000. The par value of the common stock remained at $0.10 per share. Accordingly, a transfer from paid-in capital to common stock of $12.5 million was made to preserve the par value of the post-split shares. All share and per share amounts have been restated for the effect of the split.

Changes in shares of Holdings' common stock (the "Common Stock") outstanding are as follows:

                                                                                       November 30

                                                              2000            1999            1998
--------------------------------------------------------------------------------------------------
Shares outstanding, beginning of period                239,825,620     227,315,754     233,224,148
Exercise of stock options and other share issuances     10,015,048       1,925,642       6,259,766
Treasury stock purchases                               (25,245,336)    (12,415,776)    (17,168,160)
Issuances of shares to the RSU Trust                    11,800,000      23,000,000       5,000,000
--------------------------------------------------------------------------------------------------
Shares outstanding, end of period                      236,395,332     239,825,620     227,315,754
==================================================================================================

The Company had reserved for issuance approximately 2.4 million shares of Common Stock for conversion of the Convertible Voting Preferred.

During the years ended November 30, 2000, 1999 and 1998, the Company repurchased or acquired shares of its Common Stock at an aggregate cost of approximately $1,203 million, $353 million and $469 million, respectively. These shares were acquired in the open market and from employees who had tendered mature shares to pay for the exercise cost of stock options and related tax withholding obligations. These shares are being reserved for future issuances under employee stock-based compensation plans.

In 1997, the Company established an irrevocable grantor trust (the "RSU Trust") in order to provide common stock voting rights to employees who hold outstanding restricted stock units and to encourage employees to think and act like owners. The RSU Trust was initially funded in 1997 with a total of 32.0 million shares consisting of 10.0 million treasury shares for restricted stock unit ("RSU") awards under the Employee Incentive Plan and 22.0 million new issue shares of Common Stock for RSU awards under the 1994 Management Ownership Plan. In 2000, 1999 and 1998, 11.8 million, 23.0 million and 5.0 million treasury shares, respectively, were transferred into the RSU Trust. At November 30, 2000, approximately 42.4 million shares were held in the RSU Trust with a total value of approximately $647 million. For accounting purposes, these shares are valued at weighted-average grant prices.

Shares transferred to the RSU Trust do not impact the total number of shares used in the computation of earnings per common share because the Company considers the RSUs as common stock equivalents for purposes of this computation. Accordingly, the establishment of the RSU Trust has had no effect on the total equity, net income or earnings per share of the Company.


NOTE 7 / INCENTIVE PLANS

EMPLOYEE STOCK PURCHASE PLAN The Employee Stock Purchase Plan (the "ESPP") allows employees to purchase Common Stock at a 15% discount from market value, with a maximum of $25,000 in annual aggregate purchases by any one individual. The number of shares of Common Stock authorized for purchase by eligible employees is 12.0 million. As of November 30, 2000 and 1999, 5.2 million shares and 4.8 million shares, respectively, of Common Stock had been purchased by eligible employees through the ESPP.

1994 INCENTIVE PLANS The 1994 Management Replacement Plan (the "Replacement Plan") provided awards similar to the American Express common shares granted to Company employees which were canceled as of the date of the spin-off from American Express. Through November 30, 2000, a total of 3.9 million awards had been granted under the Replacement Plan, including both stock options and restricted stock; 0.4 million were outstanding at November 30, 2000. No future awards will be granted under this plan.

The Lehman Brothers Holdings Inc. 1994 Management Ownership Plan (the "1994 Plan") provides for the issuance of RSUs, performance stock units ("PSUs"), stock options and other equity awards for a period of up to ten years to eligible employees. A total of 33.3 million shares of Common Stock may be granted under the 1994 Plan. At November 30, 2000, RSU and stock option awards with respect to 31.3 million shares of Common Stock have been made under the 1994 Plan of which 2.9 million are outstanding and 28.4 million have been converted to freely transferable Common Stock. The Company will utilize the remaining authorization of 2.0 million shares to satisfy dividend reinvestment requirements for outstanding awards and to fund the annual RSU awards for the Company's non-employee directors.

1996 MANAGEMENT OWNERSHIP PLAN During 1996, the Company's stockholders approved the 1996 Management Ownership Plan (the "1996 Plan") under which awards similar to those of the 1994 Plan may be granted, and under which up to 42.0 million shares of Common Stock may be subject to awards. At November 30, 2000, RSU, PSU and stock option awards with respect to 29.7 million shares of Common Stock have been made under the 1996 Plan of which 21.5 million are outstanding and 8.2 million have been converted to freely transferable Common Stock.

EMPLOYEE INCENTIVE PLAN The Employee Incentive Plan ("EIP") has provisions similar to the 1994 Plan and the 1996 Plan, and authorization for up to 156.0 million shares of Common Stock which may be subject to awards. At November 30, 2000, awards with respect to 125.9 million shares of Common Stock have been made under the EIP of which 112.5 million are outstanding and 13.4 million have been converted to freely transferable Common Stock. Approximately 72.5 million of the outstanding awards consist of RSUs and PSUs which have vesting and transfer restrictions extending through the year 2006.

The following is a summary of RSUs outstanding under Holdings' stock-based incentive plans:

                             RESTRICTED STOCK UNITS

                                                  1994           1996
                                                  Plan           Plan              EIP          Total
-----------------------------------------------------------------------------------------------------
Balance, November 30, 1997                  23,796,350      2,385,758       31,977,174     58,159,282
-----------------------------------------------------------------------------------------------------
Granted                                        167,732      1,222,800       22,800,302     24,190,834
Canceled                                       (85,468)      (224,954)        (806,598)    (1,117,020)
Exchanged for stock without restrictions      (487,582)      (211,128)        (180,634)      (879,344)
-----------------------------------------------------------------------------------------------------
Balance, November 30, 1998                  23,391,032      3,172,476       53,790,244     80,353,752
-----------------------------------------------------------------------------------------------------
Granted                                        386,422      2,376,634       13,960,994     16,724,050
Canceled                                      (122,826)       (59,734)      (3,678,534)    (3,861,094)
Exchanged for stock without restrictions    (9,375,418)       (41,758)        (733,752)   (10,150,928)
-----------------------------------------------------------------------------------------------------
Balance, November 30, 1999                  14,279,210      5,447,618       63,338,952     83,065,780
-----------------------------------------------------------------------------------------------------
Granted                                         56,503      2,730,011       19,434,315     22,220,829
Canceled                                      (180,445)      (490,009)      (2,746,069)    (3,416,523)
Exchanged for stock without restrictions   (11,760,416)                     (7,487,129)   (19,247,545)
-----------------------------------------------------------------------------------------------------
Balance, November 30, 2000                   2,394,852      7,687,620       72,540,069     82,622,541
=====================================================================================================



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

In the third quarter of 2000, the Company delivered 11.5 million shares of its Common Stock to current and former employees in satisfaction of RSUs awarded in 1995. Substantially all of the shares delivered were funded from the RSU Trust. The Company also received 3.6 million shares from current and former employees in satisfaction of applicable tax withholding requirements. Shares received were recorded as treasury stock at an aggregate value of $168 million.

Of the RSUs outstanding at November 30, 2000, approximately 23.5 million RSUs were vested, approximately 14.0 million RSUs will vest during fiscal 2001, and the remaining RSUs will vest subsequent to November 30, 2001. At November 30, 2000, approximately 42.4 million shares of the Company's Common Stock were held in the RSU Trust.

In addition to the RSUs included in the previous table, the Company has awarded PSUs under the EIP to certain senior officers. The number of PSUs which may be earned is dependent upon the achievement of certain performance levels within predetermined performance periods. At the end of a performance period, any PSUs earned will convert one-for-one to RSUs which then vest in three, four or five years. As of December 31, 2000, approximately 6.9 million PSUs have been earned to date, subject to vesting and transfer restrictions. The compensation cost for the RSUs payable in satisfaction of PSUs is accrued over the combined performance and vesting periods.

Total compensation cost recognized during 2000, 1999 and 1998 for the Company's stock-based awards was approximately $520 million, $363 million and $221 million, respectively.

                                  STOCK OPTIONS

                                                                                                         Weighted-
                                                                                                           Average
                                    1994       Replace-           1996                                    Exercise    Expiration
                                    Plan      ment Plan           Plan            EIP            Total       Price         Dates
--------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1997     4,251,280      1,257,788      6,150,000      6,100,000     17,759,068        $11.82     1/98-5/04
--------------------------------------------------------------------------------------------------------------------------------
Granted                           14,424                     6,950,000     14,748,340     21,712,764        $24.86   12/02-11/08
Exercised                     (1,978,802)      (312,648)    (2,550,330)    (1,412,000)    (6,253,780)       $11.59
Canceled                                           (834)                   (7,893,000)    (7,893,834)       $30.24
--------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1998     2,286,902        944,306     10,549,670     11,543,340     25,324,218        $17.32    2/99-11/08
--------------------------------------------------------------------------------------------------------------------------------
Granted                           56,238                     4,300,000     16,881,168     21,237,406        $27.16
Exercised                       (889,598)      (330,568)                     (234,560)    (1,454,726)       $11.10
Canceled                         (34,560)        (3,670)      (200,000)      (589,912)      (828,142)       $22.12
--------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1999     1,418,982        610,068     14,649,670     27,600,036     44,278,756        $22.15    6/00-11/09
--------------------------------------------------------------------------------------------------------------------------------
Granted                           37,520                     6,600,000     18,469,555     25,107,075        $34.89
Exercised                       (805,600)      (257,500)    (5,139,586)    (3,273,872)    (9,476,558)       $17.04
Canceled                        (165,600)          (238)    (2,300,000)    (2,875,796)    (5,341,634)       $24.89
--------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 2000       485,302        352,330     13,810,084     39,919,923     54,567,639        $28.62    2/01-11/10
================================================================================================================================

At November 30, 2000 and 1999, approximately 18.0 million and 19.4 million stock options, respectively, were exercisable at weighted-average prices of $22.49 and $17.28, respectively. The weighted-average remaining contractual life of the stock options outstanding at November 30, 2000 is 5.28 years. The exercise price for all stock options awarded has been equal to the market price of Common Stock on the day of grant.

The following table provides further details relating to Holdings' stock options outstanding as of November 30, 2000:

                                              Options Outstanding                               Options Exercisable
                   ----------------------------------------------    ----------------------------------------------
                                                        Weighted-                                         Weighted-
                                                          Average                                           Average
                                      Weighted-         Remaining                       Weighted-         Remaining
Range Of                Number          Average       Contractual         Number          Average       Contractual
Exercise Prices    Outstanding   Exercise Price    Life (in years)   Exercisable   Exercise Price    Life (in years)
-------------------------------------------------------------------------------------------------------------------
$ 9.00-$ 9.99          729,688        $    9.00              2.18        729,688        $    9.00              2.18
$10.00-$19.99        4,472,094        $   14.17               .95      4,433,084        $   14.12               .88
$20.00-$29.99       25,407,604        $   23.19              4.76      8,278,578        $   22.56              2.68
$30.00-$39.99       17,809,838        $   33.52              5.66      4,532,806        $   32.72              4.22
$40.00-$49.99        5,998,415        $   49.53             10.00
$50.00-$59.99          150,000        $   55.56              4.97
-------------------------------------------------------------------------------------------------------------------
                    54,567,639        $   28.62              5.28     17,974,156        $   22.49              2.60
===================================================================================================================


The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value of stock-based compensation awards in the Consolidated Statement of Income to provide pro forma disclosures of net income and earnings per share in the notes to the consolidated financial statements as if the fair value of stock-based compensation had been recorded. The Company utilized the Black-Scholes option-pricing model to quantify the pro forma effects on net income and earnings per common share of the fair value of the stock options granted and outstanding during 2000, 1999 and 1998. Based on the results of the model, the weighted-average fair value of the stock options granted was $9.91, $6.99 and $6.18 for 2000, 1999 and 1998, respectively. The weighted-average assumptions which were used for 2000, 1999 and 1998 included risk-free interest rates of 6.27%, 5.25% and 5.01%, an expected life of 3.6 years, 3.5 years and
4.0 years, and expected volatility of 35%, 35% and 30%, respectively. In addition, annual dividends of $0.22, $0.18 and $0.15 were assumed for the 2000, 1999 and 1998 options, respectively.

The Company's 2000, 1999 and 1998 pro forma net income would have been $1,725 million, $1,091 million and $723 million, respectively, compared to actual net income of $1,775 million, $1,132 million and $736 million, respectively. Pro forma earnings per common share for 2000, 1999 and 1998 would have been $6.32, $3.99 and $2.55, respectively, compared to actual earnings per common share of $6.38, $4.08 and $2.60, respectively. The pro forma amounts reflect the effects of the Company's stock option grants and the 15% purchase discount from market value offered to the Company's employees who participate in the ESPP.


NOTE 8 / EARNINGS PER COMMON SHARE

Earnings per share was calculated as follows (in millions, except for per share data):


                                                                                        Three Years Ended
                                                                          2000         1999          1998
---------------------------------------------------------------------------------------------------------
NUMERATOR:
     Net income                                                       $   1,775     $   1,132     $   736
     Preferred stock dividends                                               96            95          87
---------------------------------------------------------------------------------------------------------
     Numerator for basic earnings per share--income
       available to common stockholders                               $   1,679     $   1,037     $   649
Convertible preferred stock dividends                                         8            17
---------------------------------------------------------------------------------------------------------
Numerator for diluted earnings per share--income available
  to common stockholders (adjusted for assumed conversion
  of preferred stock)                                                 $   1,687     $   1,054     $   649
=========================================================================================================


DENOMINATOR:
Denominator for basic earnings per share--weighted-average shares         243.8         243.0       241.8
Effect of dilutive securities:
     Employee stock options                                                13.0           6.2         4.8
     Restricted stock units                                                 5.0           3.8         3.4
     Preferred shares assumed converted into common                         2.4           5.6
---------------------------------------------------------------------------------------------------------
Dilutive potential common shares                                           20.4          15.6         8.2
---------------------------------------------------------------------------------------------------------
     Denominator for diluted earnings per share--adjusted
       weighted-average shares                                            264.2         258.6       250.0
=========================================================================================================
BASIC EARNINGS PER SHARE                                              $    6.89     $    4.27     $  2.68
=========================================================================================================
DILUTED EARNINGS PER SHARE                                            $    6.38     $    4.08     $  2.60
=========================================================================================================

Convertible Voting Preferred shares were convertible into common shares at a conversion price of approximately $61.50 per share. However, for purposes of calculating dilutive earnings per share, preferred shares were assumed to be converted into common shares when basic earnings per share exceeds preferred dividends per share obtainable upon conversion (approximately $3.08 on an annualized basis).

NOTE 9 / CAPITAL REQUIREMENTS

The Company operates globally through a network of subsidiaries, with several subject to regulatory requirements. In the United States, LBI, as a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC") Rule 15c3-1, the Net Capital Rule, which requires LBI to maintain net capital of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. At November 30, 2000, LBI's regulatory net capital, as defined, of $1,984 million exceeded the minimum requirement by $1,874 million.

LBIE, a United Kingdom registered broker-dealer and subsidiary of Holdings, is subject to the capital requirements of the Securities and Futures Authority ("SFA") of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At November 30, 2000, LBIE's financial resources of approximately $1,897 million exceeded the minimum requirement by approximately $381 million. Lehman Brothers Japan Inc.'s Tokyo branch, a regulated broker-dealer, is subject to the capital requirements of the Financial Services Agency and at November 30, 2000, had net capital of approximately $400 million which was approximately $108 million in excess of the specified levels required. Lehman Brothers Bank, FSB (the "Bank"), the Company's thrift subsidiary is regulated by the Office of Thrift Supervision ("OTS"). The Bank exceeds all regulatory capital requirements and is considered well capitalized by the OTS. Certain other non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 2000, these other subsidiaries were in compliance with their applicable local capital adequacy requirements. In addition, the Company's "AAA" rated derivatives subsidiaries, Lehman Brothers Financial Products Inc. ("LBFP") and Lehman Brothers Derivative Products Inc. ("LBDP"), have established certain capital and operating restrictions which are reviewed by various rating agencies. At November 30, 2000, LBFP and LBDP each had capital which exceeded the requirement of the most stringent rating agency by approximately $46 million and $26 million, respectively.

The regulatory rules referred to above, and certain covenants contained in various debt agreements may restrict Holdings' ability to withdraw capital from its regulated subsidiaries, which in turn could limit its ability to pay dividends to shareholders. At November 30, 2000, approximately $5.7 billion of net assets of subsidiaries were restricted as to the payment of dividends to Holdings.

NOTE 10 / EMPLOYEE BENEFIT PLANS

The Company provides various pension plans for the majority of its employees worldwide. In addition, the Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The following summarizes these plans:


                                                             Pension          Postretirement
                                                            Benefits                Benefits
                                                         November 30             November 30
                                                   -----------------       -----------------
(in millions, except for weighted-average)          2000        1999        2000        1999
--------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year            $ 654       $ 673       $  47       $  50
Service cost before expenses                          14          22           1           1
Interest cost                                         46          45           4           3
Actuarial (gain) loss                                 (5)        (49)          1          (4)
Benefits paid                                        (23)        (32)         (3)         (3)
Foreign currency exchange rate changes               (19)         (5)
--------------------------------------------------------------------------------------------
Benefit obligation at end of year                  $ 667       $ 654       $  50       $  47
--------------------------------------------------------------------------------------------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year     $ 918       $ 817
Actual return on plan assets, net of expenses         36         123
Employer contribution                                  2          15
Benefits paid                                        (23)        (32)
Foreign currency exchange rate changes               (19)         (5)
--------------------------------------------------------------------------------------------
Fair value of plan assets at end of year           $ 914       $ 918
--------------------------------------------------------------------------------------------
Funded (underfunded) status                        $ 247       $ 264       $ (50)      $ (47)
Unrecognized net actuarial (gain) loss                31         (15)        (22)        (24)
Unrecognized prior service cost (credit)              17          17          (5)         (6)
--------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                     $ 295       $ 266       $ (77)      $ (77)
--------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate                                       7.42%       7.25%       7.75%       7.75%
Expected return on plan assets                     10.88%       9.19%
Rate of compensation increase                       4.96%       4.91%       5.00%       5.00%

For measurement purposes, the annual health care cost trend rate was assumed to be 7.0% for the year ended November 30, 2001. The rate was assumed to decrease at the rate of 0.5% per year to 5.5% in the year ended November 30, 2004 and remain at that level thereafter.


                                                     Pension Benefits       Postretirement Benefits
                                                  Twelve Months Ended           Twelve Months Ended
                                                          November 30                   November 30
                                             ------------------------      ------------------------
(in millions)                                2000      1999      1998      2000      1999      1998
---------------------------------------------------------------------------------------------------
COMPONENTS OF NET
     PERIODIC BENEFIT COST
Service cost                                 $ 14      $ 22      $ 23      $  1      $  1      $  1
Interest cost                                  46        45        39         4         4         3
Expected return on plan assets                (96)      (77)      (67)
Recognized net actuarial (gain) loss            1         2        (1)       (2)       (2)       (1)
Unrecognized prior service cost (credit)        1         2
---------------------------------------------------------------------------------------------------
Net periodic benefit (income) cost           $(34)     $ (6)     $ (6)     $  3      $  3      $  3
===================================================================================================

Assumed health care cost trend rates have an effect on the amount reported for postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


(in millions)                                                              1% Point Increase   1% Point Decrease
----------------------------------------------------------------------------------------------------------------
Effect on total service and interest cost components in fiscal 2000                     $0.3               $(0.3)
----------------------------------------------------------------------------------------------------------------
Effect on postretirement benefit obligation at November 30, 2000                        $4.0               $(3.9)
================================================================================================================

NOTE 11 / INCOME TAXES

The Company files a consolidated U.S. federal income tax return reflecting the income of Holdings and its subsidiaries.

The provision for income taxes consists of the following:

                            Twelve months ended November 30

(in millions)          2000            1999            1998
-----------------------------------------------------------
CURRENT
     Federal          $ 295           $ 121           $ 238
     State               45             117              63
     Foreign            577             364             299
-----------------------------------------------------------
                        917             602             600
-----------------------------------------------------------
DEFERRED
     Federal           (114)              2            (239)
     State              (54)            (54)             (6)
     Foreign             (1)            (93)            (39)
-----------------------------------------------------------
                       (169)           (145)           (284)
-----------------------------------------------------------
                      $ 748           $ 457           $ 316
===========================================================

Income before taxes included $1,287 million, $595 million, and $270 million that has also been subject to income taxes of foreign jurisdictions for 2000, 1999 and 1998, respectively.

The income tax provision differs from that computed by using the statutory federal income tax rate for the reasons shown below:


                                                      Twelve months ended November 30

(in millions)                                    2000            1999            1998
-------------------------------------------------------------------------------------
Federal income taxes at statutory rate          $ 903           $ 571           $ 368
State and local taxes                              (6)             41              37
Tax-exempt income                                (130)           (109)            (71)
Amortization of goodwill                            2               2               3
Foreign operations                                (15)             (6)              3
Other, net                                         (6)            (42)            (24)
-------------------------------------------------------------------------------------
                                                $ 748           $ 457           $ 316
=====================================================================================

The effective tax rate increased in 2000 due to an overall increase in the level of pretax income, which lessened the relative impact of certain tax preference items. The increase was partially offset by a decrease in the state and local effective tax rate.

For the years ended November 30, 2000 and 1999, a net tax benefit of approximately $373 million and $90 million, respectively, relating to stock-based awards was credited to Additional paid-in capital. In addition, the Company recorded $(8) million, $(11) million and $2 million of tax (benefits)/provisions from the translation of foreign currencies, which was recorded directly in Accumulated other comprehensive income, for the fiscal years 2000, 1999 and 1998, respectively.

Effective for 2000, the Company permanently reinvested its earnings in certain foreign subsidiaries. As of November 30, 2000, $112 million of the Company's accumulated earnings were permanently reinvested. At current tax rates, additional federal income taxes (net of available tax credits) of $15 million would become payable if such income were to be repatriated.

Deferred income taxes are provided for the differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. These temporary differences will result in future income or deductions for income tax purposes and are measured using the enacted tax rates that will be in effect when such items are expected to reverse. The Company provides for deferred income taxes on undistributed earnings of foreign subsidiaries, which are not permanently reinvested.

At November 30, 2000 and 1999 the deferred tax assets and liabilities consisted of the following:


                                                                                November 30

(in millions)                                                            2000          1999
-------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Liabilities/accruals not currently deductible                          $  439        $  374
Deferred compensation                                                     641           521
Unrealized trading and investment activity                                 75
Foreign tax credits                                                        33            25
Undistributed earnings of foreign subsidiaries (net of credits)            12            36
NOL carryforwards                                                           5             5
Other                                                                      95            69
-------------------------------------------------------------------------------------------
                                                                       $1,300        $1,030
Less: Valuation allowance                                                  18            15
-------------------------------------------------------------------------------------------
     Total deferred tax assets net of valuation allowance              $1,282        $1,015
-------------------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES
Excess tax over financial depreciation                                 $  121        $  112
Pension and retirement costs                                               78            60
Unrealized trading and investment activity                                               51
Other                                                                      57            11
-------------------------------------------------------------------------------------------
     Total deferred tax liabilities                                    $  256        $  234
-------------------------------------------------------------------------------------------
Net deferred tax assets                                                $1,026        $  781
===========================================================================================

The net deferred tax assets are included in Other assets in the accompanying Consolidated Statement of Financial Condition.

The valuation allowance recorded against deferred tax assets at November 30, 2000 and 1999 will reduce goodwill if future circumstances permit recognition. The valuation allowance relates to temporary differences resulting from the 1988 acquisition of E.F. Hutton Group, Inc. (now known as LB I Group Inc.) which are subject to separate company limitations. If future circumstances permit the recognition of the acquired tax benefit, then goodwill will be reduced.

The Company has approximately $14 million of NOL carryforwards, substantially all of which are attributable to the acquisition of LB I Group, Inc.


NOTE 12 / DERIVATIVE FINANCIAL INSTRUMENTS

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

SWAP PRODUCTS Interest rate swap products include interest rate and currency swaps, leveraged swaps, swap options, and other interest rate option products including caps, collars and floors. An interest rate swap is a negotiated OTC contract in which two parties agree to exchange periodic interest payments for a defined period, calculated based upon a predetermined notional amount. Interest payments are usually exchanged on a net basis throughout the duration of the swap contract. A currency swap is an OTC agreement to exchange a fixed amount of one currency for a specified amount of a second currency at the outset and completion of the swap term. Leveraged swaps involve the multiplication of the interest rate factor upon which the interest payment streams are based (e.g., Party A pays three times the six-month LIBOR). Caps are contractual commitments that require the writer to pay the purchaser the amount by which an interest reference rate exceeds a defined contractual rate, if any, at specified times during the contract. Conversely, a floor is a contractual commitment that requires the writer to pay the amount by which a defined contractual rate exceeds an interest reference rate at specified times over the life of the contract, if any. Equity swaps are contractual agreements whereby one party agrees to receive the appreciation (or depreciation) value over a strike price on an equity investment in return for paying another rate, which is usually based upon equity index movements or interest rates. Commodity swaps are contractual commitments to exchange the fixed price of a commodity for a floating price (which is usually the prevailing spot price) throughout the swap term.

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

FUTURES AND FORWARDS Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a financial instrument or commodity at a specified future date and price. Maintaining a futures contract requires the Company to deposit with the exchange an amount of cash or other specified assets as security for its obligation. Therefore, the potential for losses from exchange-traded products is limited. As of November 30, 2000 the Company had approximately $1,505 million on deposit with futures exchanges consisting of cash and securities (customer and proprietary), and had posted approximately $302 million of letters of credit. Additionally, futures exchanges generally require the daily cash settlement of unrealized gains/losses on open contracts with the futures exchange. Therefore, futures contracts provide a reduced funding alternative to purchasing the underlying cash position in the marketplace. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date or by entering into an offsetting futures contract with the futures exchange prior to the settlement date.

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

The following table reflects the notional/contract amounts of the Company's Trading-Related Derivative Activities:

               TRADING-RELATED DERIVATIVE FINANCIAL INSTRUMENTS


                                                                                                           Weighted-
                                                                                             Notional/       Average
                                                                                              Contract      Maturity
                                                                                               Amounts    (in years)
                                                                            --------------------------
                                                                            NOVEMBER 30    November 30   November 30
(in millions)                                                                      2000           1999          2000
--------------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps and options (including caps,
     collars and floors)                                                     $2,406,501     $2,142,592          5.25
Foreign exchange forward and future contracts and options                       458,593        418,481           .46
Other fixed income securities contracts (including futures contracts,
     options and TBAs)                                                          496,641        254,662           .77
Equity contracts (including equity swaps, futures, warrants and options)         55,355         62,053           .82
Commodity contracts (including swaps, futures, forwards and options)                347            173          1.69
--------------------------------------------------------------------------------------------------------------------
Total                                                                        $3,417,437     $2,877,961          3.88
====================================================================================================================

Of the total notional amounts at November 30, 2000 and 1999, approximately $3,171 billion and $2,706 billion are over-the-counter and $246 billion and $172 billion are exchange-traded, respectively. The total weighted-average maturity at November 30, 2000, for over-the-counter and exchange-traded contracts was
3.88 years and 3.73 years, respectively. Approximately $1,213 billion of the notional/contract amount of the Company's Trading-Related Derivative Activities mature within the year ended November 30, 2001, of which approximately 36% have maturities of less than one month.

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

Listed in the following table is the fair value of the Company's Trading-Related Derivative Activities as of November 30, 2000 and 1999 as well as the average fair value of these instruments. Average fair values of these instruments were calculated based upon month-end statement of financial condition values, which the Company believes do not vary significantly from the average fair value calculated on a more frequent basis. Variances between average fair values and period-end values are due to changes in the volume of activities in these instruments and changes in the valuation of these instruments due to variations in market and credit conditions.

         FAIR VALUE OF TRADING-RELATED DERIVATIVE FINANCIAL INSTRUMENTS


                                                                                              AVERAGE FAIR VALUE*
                                                                               FAIR VALUE*   TWELVE MONTHS ENDED
                                                                         NOVEMBER 30, 2000     NOVEMBER 30, 2000
                                                                     ---------------------   -------------------
(in millions)                                                         ASSETS   LIABILITIES   ASSETS  LIABILITIES
----------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps and options
     (including caps, collars and floors)                            $ 4,349     $ 3,390     $ 4,525     $ 3,051
Foreign exchange forward contracts and options                           902       1,361       1,180         961
Other fixed income securities contracts
     (including options and TBAs)                                        496         418       1,269       1,113
Equity contracts (including equity swaps, warrants, and options)       3,836       3,399       6,664       5,885
----------------------------------------------------------------------------------------------------------------
Total                                                                $ 9,583     $ 8,568     $13,638     $11,010
================================================================================================================

                                                                                              Average Fair Value*
                                                                               Fair Value*   Twelve Months Ended
                                                                         November 30, 1999     November 30, 1999
                                                                     ---------------------   -------------------
(in millions)                                                         Assets   Liabilities   Assets  Liabilities
----------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps and options
     (including caps, collars and floors)                           $ 4,807     $ 3,633     $ 4,406     $ 3,030
Foreign exchange forward contracts and options                          878       1,310       1,226       1,287
Other fixed income securities contracts
     (including options and TBAs)                                       254         195         257         240
Equity contracts (including equity swaps, warrants and options)       4,367       4,444       2,478       3,291
Commodity contracts (including swaps, forwards, and options)                                     15           5
---------------------------------------------------------------------------------------------------------------
Total                                                               $10,306     $ 9,582     $ 8,382     $ 7,853
---------------------------------------------------------------------------------------------------------------

* Amounts represent carrying value (exclusive of collateral) and do not include receivables or payables related to exchange-traded futures contracts.

Assets included in the table above represent the Company's unrealized gains, net of unrealized losses for situations in which the Company has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties. Therefore, the fair value of assets/liabilities related to derivative contracts at November 30, 2000 represents the Company's net receivable/payable for derivative financial instruments before consideration of collateral. Included within the $9,583 million fair value of assets at November 30, 2000 was $8,643 million related to swaps and other OTC contracts and $940 million related to exchange-traded option and warrant contracts. Included within the $10,306 million fair value of assets at November 30, 1999 was $9,002 million related to swaps and other OTC contracts and $1,304 million related to exchange-traded option and warrant contracts.

The primary difference in risks related to OTC and exchange-traded contracts is credit risk. OTC contracts contain credit risk for unrealized gains from various counterparties for the duration of the contract, net of collateral. With respect to OTC contracts, including swaps, the Company views its net credit exposure to be $6,304 million at November 30, 2000, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral.

Counterparties to the Company's OTC derivative products are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. Presented below is an analysis of the Company's net credit exposure at November 30, 2000 for OTC contracts based upon actual ratings made by external rating agencies or by equivalent ratings established and utilized by the Company's Credit Risk Management Department.


COUNTERPARTY     S&P/MOODY'S       NET CREDIT
RISK RATING       EQUIVALENT         EXPOSURE
---------------------------------------------
1                    AAA/Aaa              11%
2          AA-/Aa3 OR HIGHER              29%
3            A-/A3 OR HIGHER              39%
4        BBB-/Baa3 OR HIGHER              15%
5          BB-/Ba3 OR HIGHER               3%
6             B+/B1 OR LOWER               3%

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

END-USER DERIVATIVE ACTIVITIES The Company utilizes a variety of derivative products as an end user to modify the interest rate characteristics of its long-term debt portfolio. The Company actively manages the interest rate exposure on its long-term debt portfolio through the use of interest rate and currency swaps to more closely match the terms of its debt portfolio to the assets being funded and to minimize interest rate risk. At November 30, 2000 and 1999, the notional amounts of the Company's end-user activities related to its long-term debt obligations were approximately $26.9 billion and $27.1 billion, respectively. (For a further discussion of the Company's long-term debt related end-user derivative activities see Note 3.)

The Company also utilizes derivative products as an end user to modify its interest rate exposure associated with its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned. At November 30, 2000 and 1999, the Company had $216 billion and $167 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk. The Company, as an end user, manages the interest rate risk related to these activities by utilizing derivative financial instruments, including interest rate swaps and purchased options. The Company designates certain specific derivative transactions against specific assets and liabilities with matching maturities. In addition, the Company manages the interest rate risk of anticipated secured financing transactions with derivative products. The Company actively monitors the level of anticipated secured financing transactions to ensure there is a high degree of certainty that such secured financing transactions will be executed at levels at least equal to the designated derivative product transactions. At November 30, 2000 and 1999, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $8.5 billion and $12.9 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The total notional amount of these agreements had a weighted-average maturity of 3.5 years and 2.3 years as of November 30, 2000 and 1999, respectively. On an overall basis, the Company's secured financing end-user derivative activities (decreased) increased net revenues by approximately $(14) million, $(13) million and $4 million for 2000, 1999 and 1998, respectively.

NOTE 13 / FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Financial instruments which are recorded at amounts that do not necessarily approximate market or fair value include long-term debt, certain secured financing activities and the related financial instruments utilized by the Company as an end user to manage the interest rate risk of these exposures. The Company's long-term debt is recorded at contractual or historical amounts. The following table provides a summary of the fair value of the Company's long-term debt and related end-user derivative activities. The fair value of the Company's long-term debt was estimated using either quoted market prices or discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowing arrangements. The fair value of the Company's long-term debt is subject to changes in its credit spreads, which fluctuated significantly in 2000 and 1999. The unrecognized net gain (loss) related to the Company's end-user derivative activities reflects estimated fair values based on market rates at November 30, 2000 and 1999, respectively.


                                                                                  November 30

(in millions)                                                              2000          1999
---------------------------------------------------------------------------------------------
Carrying value of long-term debt                                       $ 35,233      $ 30,691
Fair value of long-term debt                                             35,193        30,454
---------------------------------------------------------------------------------------------
Unrecognized net gain (loss) on long-term debt                         $     40      $    237
---------------------------------------------------------------------------------------------
Unrecognized net gain (loss) on long-term debt end user activities     $   (201)     $   (439)
=============================================================================================

The Company carries its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase, and securities loaned, at their original contract amount plus accrued interest. As the majority of such financing activities are short-term in nature, carrying value approximates fair value. At November 30, 2000 and 1999, the Company had $216 billion and $167 billion, respectively, of such secured financing activities. As with the Company's long-term debt, its secured financing activities expose the Company to interest rate risk.

At November 30, 2000 and 1999, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $8.5 billion and $12.9 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The unrecognized net losses related to these derivative financial instruments were $22 million and $11 million at November 30, 2000 and 1999, respectively, which were substantially offset by unrecognized net gains on the Company's secured financing activities, including anticipated transactions during the hedge period. Additionally, at November 30, 2000 the Company had approximately $8 million of unrecognized losses related to approximately $1.4 billion of long-term fixed rate repurchase agreements as compared to unrecognized net gains of approximately $23 million on approximately $2.5 billion of such agreements at November 30, 1999.

NOTE 14 / OTHER COMMITMENTS AND CONTINGENCIES

As of November 30, 2000 and 1999, the Company was contingently liable for $2.1 billion of letters of credit, primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges, and other guarantees.

In connection with its financing activities, the Company had outstanding commitments under certain lending arrangements of approximately $3.2 billion and $4.5 billion, at November 30, 2000 and 1999, respectively. These commitments require borrowers to provide acceptable collateral, as defined in the agreements, when amounts are drawn under the lending facilities. Advances made under the above lending arrangements are typically at variable interest rates and generally provide for over-collateralization based upon the borrowers' creditworthiness.

In addition, the Company, through its high grade and high yield sales, trading and underwriting activities, makes commitments to extend credit in loan syndication transactions and then participates out a significant portion of these commitments. The Company had lending commitments to high grade borrowers of $4.4 billion and $2.9 billion at November 30, 2000 and 1999, respectively. In addition, lending commitments to high yield borrowers totaled $1.3 billion and $1.4 billion at November 30, 2000 and 1999, respectively. All of these commitments and any related draw downs of these facilities are typically secured against the borrower's assets, have fixed maturity dates, and are generally contingent upon certain representations, warranties and contractual conditions applicable to the borrower. Total commitments are not indicative of actual risk or funding requirements, as the commitments may not be drawn or fully utilized, and the Company will continue to syndicate and/or sell these commitments.

As of November 30, 2000, the Company had pledged securities, primarily fixed income, having a market value of approximately $30.4 billion, as collateral for securities borrowed having a market value of approximately $28.7 billion.

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

At November 30, 2000 and 1999, the Company had commitments to invest up to $357 million and $411 million, respectively, directly and through partnerships in private equity related investments. These commitments will be funded as required through the end of the respective investment periods, principally expiring in 2004.

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

Securities and other financial instruments owned by the Company include U.S. government and agency securities, and securities issued by non-U.S. governments, which in the aggregate, represented 12% of the Company's total assets at November 30, 2000. In addition, primarily all of the collateral held by the Company for resale agreements represented 36% of total assets at November 30, 2000, and consisted of securities issued by the U.S. government, federal agencies or non-U.S. governments. The Company's most significant industry concentration is financial institutions, which include other brokers and dealers, commercial banks and institutional clients. This concentration arises in the normal course of the Company's business.

LEASE COMMITMENTS The Company leases office space and equipment throughout the world and is a party to a ground lease with the Battery Park City Authority covering its headquarters at 3 World Financial Center which extends through 2069. Total rent expense for 2000, 1999 and 1998 was $47 million, $37 million and $39 million, respectively. Certain leases on office space contain escalation clauses providing for additional rentals based upon maintenance, utility and tax increases.

Minimum future rental commitments under non-cancelable operating leases (net of subleases of $57 million) are as follows:


(in millions)
------------------------------------------------------------------------------
Fiscal 2001                                                             $   65
Fiscal 2002                                                                 60
Fiscal 2003                                                                 55
Fiscal 2004                                                                 69
Fiscal 2005                                                                 71
December 1, 2005 and thereafter                                          1,013
------------------------------------------------------------------------------
                                                                        $1,333
==============================================================================

NOTE 15 / SEGMENTS

Lehman Brothers operates in three segments: Investment Banking, Capital Markets, and Client Services.

The Investment Banking Division provides advice to corporate, institutional and government clients throughout the world on mergers, acquisitions and other financial matters. The Division also raises capital for clients by underwriting public and private offerings of debt and equity securities.

The Capital Markets Division includes the Company's institutional sales, trading, research and financing activities in equity and fixed income cash and derivatives products. Through the Division, the Company is a global market-maker in numerous equity and fixed income products, including U.S., European and Asian equities, government and agency securities, money market products, corporate high grade, high yield and emerging market securities, mortgage- and asset-backed securities, municipal securities, bank loans, foreign exchange and derivatives products. The Division also includes the Company's risk arbitrage and secured financing businesses, as well as, realized and unrealized gains and losses related to the Company's direct private equity investments. The financing business manages the Company's equity and fixed income matched book activities, supplies secured financing to institutional clients and customers, and provides secured funding for the Company's inventory of equity and fixed income products.

Client Services revenues reflect earnings from the Company's private client and private equity businesses. Private client revenues reflect the Company's high-net-worth retail customer flow activities as well as asset management fees earned from these clients. Private equity revenues include the management and incentive fees earned in the Company's role as general partner for twenty private equity partnerships. In addition, these revenues also include the appreciation of its general partnership interests.

The Company's segment information for fiscal years 2000, 1999 and 1998 is presented below and was developed consistent with the accounting policies used to prepare the Company's consolidated financial statements.


                             Investment       Capital        Client
(in millions)                   Banking       Markets      Services         Total
---------------------------------------------------------------------------------
NOVEMBER 30, 2000
Net revenue                      $2,179        $4,689        $  839        $7,707
=================================================================================
Earnings before taxes(1)         $  499        $1,801        $  279        $2,579
=================================================================================
Segment assets (billions)        $  0.5        $213.8        $ 10.4        $224.7
=================================================================================

NOVEMBER 30, 1999
Net revenue                      $1,664        $3,093        $  583        $5,340
=================================================================================
Earnings before taxes(1)         $  509        $  978        $  144        $1,631
=================================================================================
Segment assets (billions)        $  0.3        $182.5        $  9.4        $192.2
=================================================================================

NOVEMBER 30, 1998
Net revenue                      $1,401        $2,113        $  599        $4,113
=================================================================================
Earnings before taxes(1)         $  530        $  359        $  163        $1,052
=================================================================================
Segment assets (billions)        $  0.6        $141.3        $ 12.0        $153.9
=================================================================================

(1) And before dividends on preferred securities.

The following are net revenues by geographic region:


                                       Twelve Months ended November 30

(in millions)                     2000            1999            1998
----------------------------------------------------------------------
U.S.                            $4,492          $3,160          $2,692
Europe                           2,389           1,650             870
Asia Pacific and other             826             530             551
----------------------------------------------------------------------
     Total                      $7,707          $5,340          $4,113
======================================================================

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

NOTE 16 / QUARTERLY INFORMATION (UNAUDITED)

The following information represents the Company's unaudited quarterly results of operations for 2000 and 1999. Certain amounts reflect reclassifications to conform to the current period's presentation. These quarterly results reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results. Revenues and earnings of the Company can vary significantly from quarter to quarter due to the nature of the Company's business activities.


                                                                                2000                                     1999
                                              --------------------------------------   --------------------------------------
(in millions, except per share amounts)       NOV. 30   AUG. 31     MAY 31   FEB. 29   Nov. 30   Aug. 31     May 31   Feb. 28
-----------------------------------------------------------------------------------------------------------------------------
Total revenues                                 $6,414    $7,359     $6,334    $6,340    $4,701    $4,765     $4,932    $4,591
Interest expense                                4,716     5,307      4,579     4,138     3,290     3,409      3,477     3,473
-----------------------------------------------------------------------------------------------------------------------------
Net revenues                                    1,698     2,052      1,755     2,202     1,411     1,356      1,455     1,118
Non-interest expenses:
      Compensation and benefits                   806     1,067        912     1,145       715       688        738       567
      Other expenses                              338       312        285       263       258       251        251       242
-----------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                     1,144     1,379      1,197     1,408       973       939        989       809
-----------------------------------------------------------------------------------------------------------------------------
Income before taxes and dividends
      on trust preferred securities               554       673        558       794       438       417        466       309
Provision for income taxes                        141       202        166       239       122       112        126        96
Dividends on trust preferred
      securities                                   14        14         14        14        15        15         10         2
-----------------------------------------------------------------------------------------------------------------------------
Net income                                     $  399    $  457     $  378    $  541    $  301    $  290     $  330    $  211
-----------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock          $  386    $  444     $  366    $  482    $  292    $  279     $  268    $  198
-----------------------------------------------------------------------------------------------------------------------------
Weighted-average shares
      Basic                                     241.9     242.3      246.3     246.1     241.5     242.6      244.2     243.8
      Diluted                                   265.4     265.0      265.3     262.4     258.0     258.2      260.8     251.6
-----------------------------------------------------------------------------------------------------------------------------
Earnings per common share
      Basic                                    $ 1.60    $ 1.83     $ 1.49    $ 1.96    $ 1.21    $ 1.15     $ 1.10    $ 0.81
      Diluted                                  $ 1.46    $ 1.68     $ 1.39    $ 1.84    $ 1.14    $ 1.10     $ 1.05    $ 0.79
-----------------------------------------------------------------------------------------------------------------------------
Dividends per common share                     $0.055    $0.055     $0.055    $0.055    $0.045    $0.045     $0.045    $0.045
Book value per common share
      (at period end)                          $28.78    $27.58     $25.59    $24.40    $22.75    $21.46     $20.29    $19.36
=============================================================================================================================


DATA
-------------------------------------------------------------------------------------------------------------------------------
The following table summarizes certain consolidated financial information included in the audited consolidated financial statements.

                                                                                                Twelve Months ended November 30
(in millions, except per share, other data and financial ratios)       2000         1999         1998         1997         1996
-------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME
Revenues:
       Principal transactions                                      $  3,713     $  2,341     $  1,373     $  1,461     $  1,579
       Investment banking                                             2,216        1,682        1,441        1,275          981
       Commissions                                                      944          651          513          423          362
       Interest and dividends                                        19,440       14,251       16,542       13,635       11,298
       Other                                                            134           64           25           89           40
-------------------------------------------------------------------------------------------------------------------------------
         Total revenues                                              26,447       18,989       19,894       16,883       14,260
       Interest expense                                              18,740       13,649       15,781       13,010       10,816
-------------------------------------------------------------------------------------------------------------------------------
         Net revenues                                                 7,707        5,340        4,113        3,873        3,444
-------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
       Compensation and benefits                                      3,931        2,707        2,086        1,964        1,747
       Other expenses                                                 1,197        1,002          975          972          976
       Severance and other charges                                                                                           84
-------------------------------------------------------------------------------------------------------------------------------
         Total non-interest expenses                                  5,128        3,709        3,061        2,936        2,807
-------------------------------------------------------------------------------------------------------------------------------
Income before taxes and dividends on trust preferred securities       2,579        1,631        1,052          937          637
Provision for income taxes                                              748          457          316          290          221
Dividends on trust preferred securities                                  56           42
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                         $  1,775     $  1,132     $    736     $    647     $    416
-------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                              $  1,679     $  1,037     $    649     $    572     $    378
-------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF
       FINANCIAL CONDITION (AT PERIOD END)
       Total assets                                                $224,720     $192,244     $153,890     $151,705     $128,596
       Total assets excluding matched book(a)                       143,478      130,022      111,509      108,099       96,256
       Long-term debt(b)                                             35,233       30,691       27,341       20,261       15,922
       Preferred securities subject to mandatory redemption             860          710
       Total stockholders' equity                                     7,781        6,283        5,413        4,523        3,874
       Total capital(c)                                              43,874       37,684       32,754       24,784       19,796
-------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA(D)
       Net income                                                  $   6.38     $   4.08     $   2.60     $   2.36     $   1.62
       Dividends declared per common share                         $   0.22     $   0.18     $   0.15     $   0.12     $   0.10
       Book value per common share (at period end)                 $  28.78     $  22.75     $  18.53     $  16.70     $  14.42
-------------------------------------------------------------------------------------------------------------------------------
OTHER DATA (AT PERIOD END)
-------------------------------------------------------------------------------------------------------------------------------
       Ratio of total assets to total stockholders' equity and
         preferred securities                                         26.0x        27.5x        28.4x        33.5x        33.2x
       Ratio of total assets excluding matched book to total
         stockholders' equity and preferred securities(a)             16.6x        18.6x        20.6x        23.9x        24.8x
       Employees                                                     11,326        8,893        8,873        8,340        7,556

FINANCIAL RATIOS(%):
       Compensation and benefits/net revenues                          51.0         50.7         50.7         50.7         50.7
       Pretax operating margin                                         33.5         30.5         25.6         24.2         18.5
       Effective tax rate                                              29.0         28.0         30.0         30.9         35.4
       Return on average common equity(e)                              26.6         20.8         15.2         15.6         12.1
===============================================================================================================================

(a) Matched book represents "securities purchased under agreements to resell" ("reverse repos") to the extent that such balance is less than "securities sold under agreements to repurchase" ("repos") as of the statement of financial condition date. Several nationally recognized rating agencies consider such reverse repos to be a proxy for matched book assets when evaluating the Company's capital strength and financial ratios. Such agencies consider matched book assets to have a low risk profile and exclude such amounts in the calculation of leverage (total assets divided by total stockholders' equity and trust preferred securities). Although there are other assets with similar risk characteristics on the Company's Consolidated Statement of Financial Condition, the exclusion of reverse repos from total assets in this calculation reflects the fact that these assets are matched against liabilities of a similar nature, and therefore require minimal amounts of capital support. Accordingly, the Company believes the ratio of total assets excluding matched book to total stockholders' equity and trust preferred securities to be a more meaningful measure of the Company's leverage.
(b)  Long-term debt includes senior notes and subordinated indebtedness.
(c) Total capital includes long-term debt, stockholders' equity and preferred securities subject to mandatory redemption.
(d) All share and per share data have been restated for the two-for-one common stock split effective October 20, 2000.
(e)  After redeemable preferred dividend.


88