Form 10-K405, Exhibit 13
period 2001-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 2002-02-28
CIK 806085

                                                                      EXHIBIT 13


MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS

Financial Summary Fiscal 2001                                                 39
Business Environment                                                          39
Results of Operations                                                         40
Geographic Diversification                                                    44
Non-Interest Expenses                                                         44
Income Taxes  45
Liquidity, Funding and Capital Resources                                      45
   Liquidity Risk Management                                                  45
   Managing Liquidity, Funding and Capital Resources                          47
   Total Capital                                                              48
   Back-Up Credit Facilities                                                  48
   Balance Sheet                                                              49
   Financial Leverage                                                         49
   Credit Ratings                                                             49
   High Yield Securities                                                      49
   Private Equity                                                             50
Summary of Contractual Obligations                                            50
Off-Balance Sheet Financial Instruments and Derivatives                       51
   Overview   51
   Lehman Brothers' Use of Derivative Instruments                             52
Risk Management                                                               53
   Credit Risk                                                                53
   Market Risk                                                                53
   Value-at-Risk                                                              54
Significant Accounting Policies                                               56
New Accounting Developments                                                   57
Effects of Inflation                                                          57

REPORT OF INDEPENDENT AUDITORS                                                58
CONSOLIDATED FINANCIAL STATEMENTS                                             59
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    65
SELECTED FINANCIAL DATA                                                       94

FINANCIAL SUMMARY FISCAL 2001

In 2001, Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers") reported its second best year of financial results, surpassed only by last year's record results. This performance, in an extremely difficult market environment and coupled with the direct effects of the September 11 terrorist attack, demonstrates the depth and resiliency of the Company's franchise. During the year, the Company continued to strengthen the depth and breadth of its businesses, achieving top of peer group financial results and making strategic market share gains. Market share for global equity origination increased by 41% and global debt origination increased by 14% year-over-year, respectively, according to Thomson Financial Securities Data Corp. ("TFSD"). Market share gains were also realized in key capital markets' products in 2001, as the Company's market share for listed and NASDAQ average trading volumes increased by 44% and 31%, respectively. The Company also continued to maintain a strict discipline with regard to its core competencies of managing expenses, risk management and capital deployment during the year.

BUSINESS ENVIRONMENT

The principal business activities of the Company are investment banking and securities sales and trading, which by their nature are subject to volatility, primarily due to changes in interest and foreign exchange rates and security valuations, global economic and political trends and industry competition. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year.

Marketplace uncertainties experienced in the second half of 2000 continued into 2001, as lower corporate profits and a slower pace of economic growth resulted in generally weak market conditions. The September 11 terrorist attack hastened the global economic slowdown. In response to these conditions, the Federal Reserve lowered interest rates ten times during the fiscal year, bringing the Federal Funds rate to 2.0%. Reductions in the Federal Funds rate for the fiscal year totaled 450 basis points. In December 2001, the Federal Reserve again cut the Federal Funds rate another 25 basis points, bringing the overnight bank lending rate to its lowest level in nearly 40 years.

As a result of these economic conditions, all of the major equity markets posted lower returns when compared to the previous several years. The Dow Jones Industrial Average ("DJIA") finished the year at 9,852, down 5% from fiscal year-end 2000. The NASDAQ Composite and the S&P 500 decreased 26% and 13%, respectively, from the fiscal year-end of 2000.

Globally, other world markets experienced the same slowing of economic growth, recessionary fears and declines in equity market indexes. The FTSE 100 decreased 15% during the fiscal year while the DAX decreased 22%. In Asia, the Nikkei was down almost 30%, resulting in its lowest level in the past two decades. To help spur economic growth, stabilize markets and boost consumer confidence, major central banks throughout the world made numerous cuts to their respective lending rates during the year. The European Central Bank and the Bank of England cut rates four and seven times, respectively, during the fiscal year.

Equity origination markets continued to feel the effects of the uncertain economic outlook. Market volume for global initial public offerings ("IPOs") was down over 60%, and global equity origination market volume was down over 25% when compared to 2000, according to TFSD.

--------------------------------------------------------------------------------
SOME OF THE STATEMENTS CONTAINED IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, INCLUDING THOSE RELATING TO THE COMPANY'S STRATEGY AND OTHER STATEMENTS THAT ARE PREDICTIVE IN NATURE, THAT DEPEND UPON OR REFER TO FUTURE EVENTS OR CONDITIONS OR THAT INCLUDE WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," "BELIEVES," "ESTIMATES" AND SIMILAR EXPRESSIONS, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE STATEMENTS ARE NOT HISTORICAL FACTS BUT INSTEAD REPRESENT ONLY THE COMPANY'S EXPECTATIONS, ESTIMATES AND PROJECTIONS REGARDING FUTURE EVENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT ARE DIFFICULT TO PREDICT, WHICH MAY INCLUDE MARKET, CREDIT OR COUNTERPARTY, LIQUIDITY, LEGAL AND OPERATIONAL RISKS. MARKET AND LIQUIDITY RISKS INCLUDE CHANGES IN INTEREST AND FOREIGN EXCHANGE RATES AND SECURITIES AND COMMODITIES VALUATIONS, THE AVAILABILITY AND COST OF CAPITAL AND CREDIT, CHANGES IN INVESTOR SENTIMENT, GLOBAL ECONOMIC AND POLITICAL TRENDS AND INDUSTRY COMPETITION. LEGAL RISKS INCLUDE LEGISLATIVE AND REGULATORY DEVELOPMENTS IN THE U.S. AND THROUGHOUT THE WORLD. THE COMPANY'S ACTUAL RESULTS AND FINANCIAL CONDITION MAY DIFFER, PERHAPS MATERIALLY, FROM THE ANTICIPATED RESULTS AND FINANCIAL CONDITION IN ANY SUCH FORWARD-LOOKING STATEMENTS AND, ACCORDINGLY, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Fixed income markets, however, benefited from declining interest rates. Global debt origination remained strong throughout the year as interest rate cuts by many central banks resulted in very attractive borrowing rates. Reflecting this improving market, investment-grade global debt issuance for the fiscal year was up 45%, according to TFSD.

Merger and acquisition advisory activity, which reached record levels in fiscal 2000, slowed significantly in fiscal 2001, as marketplace uncertainties and declining global equity markets led to a reduction in activity. Worldwide completed mergers and acquisitions for fiscal 2001 decreased 33% during the year, according to TFSD. In addition, announced transaction volumes industry-wide decreased approximately 50% when compared to fiscal year 2000.


RESULTS OF OPERATIONS

Despite the relatively weak market conditions and the disruption to the Company's operations resulting from the events of September 11, the Company reported net revenues of $6,736 million, net income of $1,255 million and earnings per share (diluted) of $4.38, its second best year of financial results. These results demonstrate the diversity of the Company's revenue base, both from a business and a regional perspective. The Company's results in 2001 include the impact of a $127 million pretax special charge stemming from the events of September 11, which resulted in the displacement and relocation of the Company's New York employees located in lower Manhattan. (Additional information about the special charge can be found in Note 2 to the Consolidated Financial Statements.) Excluding the special charge, net income was $1,326 million and earnings per share (diluted) were $4.64 compared to net income of $1,775 million and earnings per share (diluted) of $6.38 for 2000 and net income of $1,132 million and earnings per share (diluted) of $4.08 for 1999.

The Company is segregated into three business segments (each of which is described below): Investment Banking, Capital Markets and Client Services. Each segment represents a group of activities and products with similar characteristics. These business activities result in revenues from both institutional and high-net-worth retail clients, which are recognized across all revenue categories contained in the Company's Consolidated Statement of Income. (Net revenues by segment also contain certain internal allocations, including funding costs, which are centrally managed.)

NET REVENUES


                                                 Principal
                                             Transactions,
                                           Commissions and   Investment
In millions                                   Net Interest      Banking        Other        Total
------------------------------------------------------------------------------------------------------

TWELVE MONTHS ENDED NOVEMBER 30, 2001
Investment Banking                                $      -       $1,925     $      -       $1,925
Capital Markets                                      4,011            -           13        4,024
Client Services                                        673           75           39          787
                                                  -----------------------------------------------
Total                                               $4,684       $2,000      $    52       $6,736
TWELVE MONTHS ENDED NOVEMBER 30, 2000
Investment Banking                                 $     -       $2,179       $    -       $2,179
Capital Markets                                      4,660            -           29        4,689
Client Services                                        697           37          105          839
                                                  -----------------------------------------------
Total                                               $5,357       $2,216       $  134       $7,707
TWELVE MONTHS ENDED NOVEMBER 30, 1999
Investment Banking                                 $     -       $1,664       $    -       $1,664
Capital Markets                                      3,071            -           22        3,093
Client Services                                        523           18           42          583
                                                  -----------------------------------------------
Total                                               $3,594       $1,682      $    64       $5,340


Lehman Brothers provides a full array of capital market products and advisory services worldwide. Through the Company's banking, research, trading, structuring and distribution capabilities in equity and fixed income products, the Company continues to effectively build its client/customer business model. This model focuses on "customer flow" activities, which represent a majority of the Company's revenues. In addition to its customer flow activities, the Company also takes proprietary positions, the success of which is dependent upon its ability to anticipate economic and market trends. The Company believes its customer flow orientation helps to mitigate its overall revenue volatility.

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

Net revenues from the Company's market-making, sales and trading activities are recorded as either principal transactions, commissions or net interest revenues in the Consolidated Statement of Income, depending upon the method of execution, financing and/or hedging related to specific inventory positions. The majority of these Income Statement categories combine to comprise the Company's capital market business. As such, the Company evaluates its capital markets activities on an overall basis, combining principal transactions revenues, commissions and net interest.

INVESTMENT BANKING

This segment's net revenues result from fees earned by the Company for underwriting public and private offerings of fixed income and equity securities, and advising clients on merger and acquisition activities and other services. The division is structured into global industry groups--Communications & Media, Consumer/Retailing, Financial Institutions, Financial Sponsors, Healthcare, Industrial, Natural Resources, Power, Real Estate and Technology--where senior bankers deliver industry knowledge and the resources to meet clients' objectives. Specialized product groups within Mergers and Acquisitions, Equity Capital Markets, Debt Capital Markets, Leveraged Finance and Private Placements are partnered with global relationship managers in the industry groups to provide comprehensive solutions for clients. The Firm's specialists in new product development, tax and derivatives also are utilized to offer the expertise to tailor specific structures for clients. During 2001, the Investment Banking division increased its headcount by approximately 11%.

Investment Banking net revenues decreased 12% in 2001 to $1,925 million from $2,179 million in 2000 and increased 31% in 2000 from $1,664 million in 1999. Record fixed income underwriting activity in 2001 was more than offset by decreases in equity origination and merger and acquisition activity.

INVESTMENT BANKING NET REVENUES
In millions                                 2001         2000         1999
--------------------------------------------------------------------------------
Debt Underwriting                         $  893       $  585       $  704
Equity Underwriting                          440          817          456
Merger and Acquisition Advisory              592          777          504
                                        ----------------------------------
                                          $1,925       $2,179       $1,664


o Record debt underwriting net revenues of $893 million, up 53% from 2000 on record lead-managed underwriting volume of $232 billion.

o Increases in debt underwriting net revenues was more than offset by declines in both equity underwriting and merger and acquisition fees due to industry-wide decreases in volume.

o Named "Investment Grade Bond House of the Year" by International Financing Review for the first time ever.

o Market share for U.S. merger and acquisition announcements increased during 2001 to 9.2% from 8.4% for 2000.

Debt underwriting revenues increased 53% to a record $893 million, as issuers continued to take advantage of lower interest rates to raise long-term debt and replace short-term financing. Contributing to these results was an increase in the Company's global market share for debt origination, which grew to 6.6% in 2001 from 5.8% for 2000, according to TFSD. In 2000, debt underwriting revenues decreased 17% from $704 million in 1999.

Equity origination revenues were down 46% compared to a year ago, as industry-wide equity underwriting declined significantly during the year. However, the Company continued to grow its equity underwriting market share during the year. The Company's global equity origination volume share increased over 41% to 4.8% compared to 2000 as the value of lead-managed deals increased to $15.9 billion, according to TFSD. Equity origination revenues increased 79% in 2000 from $456 million in 1999.

Merger and acquisition advisory fees decreased 24% compared to last year's record results as industry-wide volumes for completed deals decreased 33%, according to TFSD. For the year, the Company improved its market share in U.S. announced merger and acquisition transactions. Merger and acquisition advisory fees increased 54% in 2000 from $504 million in 1999.

The increase in net revenues in Investment Banking in 2000 from 1999 reflected market share gains in equity underwriting and record performance in merger and acquisition advisory activities, which were offset by lower debt underwriting revenues due to decreased volumes.

CAPITAL MARKETS

CAPITAL MARKETS NET REVENUES
In millions                            2001         2000         1999
---------------------------------------------------------------------------
Fixed Income                         $2,227       $2,060       $1,668
Equities                              1,797        2,629        1,425
                                    ---------------------------------
                                     $4,024       $4,689       $3,093


o Record fixed income net revenues were more than offset by a 32% decline in equities net revenues.

o U.S. fixed income research team ranked #1 and fixed income trading ranked #2 by Institutional Investor.

o Both U.S. equity research and equity sales and trading ranked #5 by Institutional Investor in 2001, up from #8 in 2000.



This segment's net revenues reflect institutional flow activities and secondary trading and financing activities related to fixed income and equity products. These products include a wide range of cash, derivative, secured financing and structured instruments. Capital Markets net revenues were $4,024 million for 2001, down 14% from 2000. In 2000, Capital Markets net revenues increased 52% from $3,093 million in 1999. Record fixed income results in 2001 were more than offset by lower equities revenues. Overall, the Company continued to have strong institutional customer flow activity across a wide range of products. This customer flow business provides the Company with a relatively stable form of revenues as customers continually rebalance their portfolios across market cycles with the full array of capital market products that are provided by the Company.

In fixed income products, the Company remains a preeminent global market-maker in numerous products, including U.S., European and Asian government securities, money market products, corporate high grade and high yield securities, mortgage- and asset-backed securities, preferred stock, municipal securities, bank loans, foreign exchange, financing and derivative products. Net revenues from the fixed income component of Capital Markets increased 8% to a record $2,227 million from $2,060 million in 2000. The increase was principally driven by a strong level of institutional customer flow activity as investors sought more defensive asset classes in 2001. Central bank easings prompted lower interest rates, which led to higher volumes across almost all fixed income products, particularly residential mortgages which was driven by high levels of refinancings and new home sales. Areas that benefited the most from the strength in institutional customer flow included mortgages, high grade debt and municipals. In 2000, fixed income net revenues increased 24% from $1,668 million in 1999.

In equities, the Company is one of the largest investment banks for U.S. and pan-European listed trading volume, and the Company maintains a major presence in over-the-counter U.S. stocks, all major European and Asian large capitalization stocks, warrants, convertible debentures and preferred issues.

Reflecting the Company's growing client base, the Company continued to grow its two major equity derivative product areas in 2001--the volatility business, encompassing options-related products, and the portfolio business, specializing in agency/risk baskets, index rebalancing and other structured products.

Net revenues from the equities component of Capital Markets decreased 32% to $1,797 million from $2,629 million in 2000. Declining global equity markets resulted in less equity origination activity, which in turn resulted in less secondary activity. This factor, combined with a significant decrease in market volatility levels, spread compression beginning in the second quarter of 2001 from NASDAQ decimalization, and declines in revenues from both private equity and risk arbitrage activities led to the decrease in 2001 revenues. These results were partially offset by stronger results in institutional customer flow activity as the Company improved its secondary market share in both listed and NASDAQ stocks. Record results in convertible securities also contributed to strong institutional customer flow revenues, as investors turned to more defensive products. In 2000, net revenues from the equities component of Capital Markets increased 84% from $1,425 million in 1999.

The increase in net revenues in Capital Markets from 1999 to 2000 was primarily due to significantly increased institutional customer flow activity across most equity and fixed income products as the Company continued to invest in high margin product areas.

CLIENT SERVICES

CLIENT SERVICES NET REVENUES
In millions                                2001         2000         1999
--------------------------------------------------------------------------------
Private Client                             $711         $795         $573
Private Equity                               76           44           10
                                        ---------------------------------
                                           $787         $839         $583


o Private Client's investment representatives increased to 475 brokers during 2001.

o Private Equity assets under management grew 27% in 2001 to $5.6 billion from $4.4 billion in 2000.


Client Services net revenues reflect earnings from the Company's Private Client and Private Equity businesses. Private Client net revenues reflect the Company's high-net-worth retail customer flow activities as well as asset management fees, where the Company strives to add value to its client base of high-net-worth individuals and mid-sized institutional investors through innovative financial solutions, global access to capital, research, global product depth and personal service and advice.

Private Equity net revenues include the management and incentive fees earned in the Company's role as general partner for thirty-three private equity banking partnerships. The Company's objectives in Private Equity are threefold: first, to provide a wide range of alternative investment products to clients; second, to realize significant capital appreciation on these investments; and third, to launch a diversified series of funds, thereby providing a more significant and stable source of earnings to the Company. Private Equity currently operates in three major asset classes: Merchant Banking, Real Estate and Venture Capital. As of year-end 2001, Private Equity had over $5.6 billion of assets under management.

Client Services net revenues were $787 million compared to $839 million for 2000 and $583 million for 1999. Excluding a special performance-based asset management fee of $73 million in 2000 and a $20 million merchant banking incentive fee in 2001, Client Services results were relatively flat, as the Company's high-net-worth sales force continued to produce strong results despite the weak equity market environment. The Company has been able to establish a consistent flow of revenues from the high-net-worth sector, as these high-net-worth investors actively rebalanced their portfolios to adjust for changing market conditions.

Private Equity net revenues increased from 2000, primarily due to a $15 million increase in management fees from new

PRIVATE EQUITY ASSETS UNDER MANAGEMENT

   [Graphic Omitted--bar graph showing: ]

   1999--$2.6 billion
   2000--$4.4 billion
   2001--$5.6 billion
funds sponsored by the Company and a $20 million incentive fee recognized from an individual Merchant Banking investment through the Company's role as general partner.


In 2000, Client Services' revenues increased 44% to a record $839 million primarily due to record customer activity as the Company successfully increased the headcount and productivity of its investment representatives. Also contributing to the increase was the $73 million special performance-based asset management fee referred to above.

GEOGRAPHIC DIVERSIFICATION

In fiscal 2001, the Company continued to strategically expand its international franchise, with a particular focus in Europe. The Company believes this expansion will enable it to benefit from the continued globalization of the financial markets, driven by the growing interest in cross-border transactions, client demand for global investment products and the continued evolution of the capital markets across Europe. International net revenues represented approximately 37% of total net revenues in 2001, compared with 42% in 2000, 41% in 1999 and only 28% in 1997.

During the year, the Company continued to invest substantial resources in order to expand its European franchise, increasing its headcount in the region by approximately 17% after growing by approximately 40% in 2000. Overall, European revenues decreased 18% versus 2000, as the region encountered the same weak market conditions experienced in the United States.

The Company's Asia Pacific region also experienced difficult market conditions in 2001, which resulted in a 37% decrease in the region's net revenues compared to 2000.

NET REVENUE DIVERSITY BY GEOGRAPHIC REGION For the year ended 2001 [Graphic Omitted--pie chart showing:]

U.S.                       63%

Europe                     29%     |
                                   |  37%
Asia Pacific and other      8%     |


o International net revenues represented approximately 37% of total net revenues in 2001, compared with only 28% in 1997.



NON-INTEREST EXPENSES

In millions
--------------------------------------------------------------------------------
Twelve months ended November 30                 2001         2000         1999
Compensation and benefits                     $3,437       $3,931       $2,707
Nonpersonnel                                   1,424        1,197        1,002
Special charge                                   127            -            -
                                            ----------------------------------
Total non-interest expenses                   $4,988       $5,128       $3,709
                                              --------------------------------
Compensation and benefits/Net revenues          51.0%        51.0%        50.7%


Non-interest expenses in 2001 totaled $4,988 million, down 3% from 2000's non-interest expenses of $5,128 million, as a decrease in compensation and benefits was partially offset by an increase in nonpersonnel expenses. 2001 total non-interest expenses included a special charge of $127 million related to the events of September 11. Excluding the special charge, non-interest expenses were down 5% from 2000. The decrease in non-interest expenses highlights the Company's continued disciplined approach to expense management. This ongoing focus on expenses is a key element of the Company's strategic objectives.

Compensation and benefits expense as a percentage of net revenues of 51.0% remained consistent with the Company's level during 2000. Compensation and benefits expense includes the cost of salaries, incentive compensation and employee benefit plans as well as the amortization of deferred stock compensation awards.

Nonpersonnel expenses increased 19% during the year, which was lower than the 26% increase in average headcount in 2001. Technology and communications expenses increased significantly in 2001 due to the Company's continued investment in technology and infrastructure. Brokerage and clearance fees rose during 2001, as increased transaction volumes led to higher execution and clearing costs. Occupancy costs also increased in 2001, to accommodate headcount growth. Business development costs remained substantially unchanged during the year, and professional fees and other expenses decreased during 2001, as the Company focused on reducing discretionary items during the year.

During the fourth quarter of 2001, the Company recorded a $127 million special charge relating to the events of September 11. This charge reflects all costs and asset write-offs associated with these events, net of related estimated insurance recoveries. The Company is pursuing a claim with its insurance carriers for the property damage, incremental costs and lost revenues from the business interruption from these events. (Additional information about the special charge can be found in Note 2 to the Consolidated Financial Statements.)

In 2000, total non-interest expenses increased 38% from 1999. This increase was driven by higher compensation costs as a result of increased revenues and by investments in technology capabilities.

INCOME TAXES. The Company's 2001 income tax provision of $437 million represented an effective tax rate of 25.0%. Excluding the impact of the special charge, the effective tax rate for 2001 was 26.3%. In 2000 and 1999, income tax provisions were $748 million and $457 million, respectively, resulting in effective tax rates of 29.0% in 2000 and 28.0% in 1999. The decrease in the effective tax rate in 2001 was primarily due to a greater impact of permanent differences due to a decrease in the level of pretax income, an increase in tax-exempt income and a higher level of income from foreign operations. Additional information about the Company's income taxes can be found in Note 12 to the Consolidated Financial Statements.



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

o A firm's legal entity structure may constrain liquidity. Regulatory requirements can restrict the flow of funds between regulated and unregulated group entities, and this must be accounted for in liquidity planning.

The Company's Funding Framework incorporates these principles and mitigates liquidity risk wherever possible. This Framework is comprised of four major components:

1. The Cash Capital Model--which evaluates the amount of long-term liabilities--with remaining maturities of over one year--that are required to fund the Company. The model requires that the following must be funded with cash capital:

   o Secured funding "haircuts," to reflect the estimated value of cash that would be advanced to the Company by counterparties against available inventory.

   o  Fixed assets and goodwill.

   o Operational cash at banks and unpledged assets independent of collateral quality; the Company assumes that it will not be able to operate with lower requirements in a stress environment than the Company currently operates with in a normal environment.

The Company operates with a surplus of cash capital sources over cash capital uses. To ensure that the Company is always operating "within its means," the businesses operate within strict cash capital limits. This limit culture has been institutionalized, and this policy engages the entire Company in managing liquidity.



2. The Reliable Secured Funding Model ("RSFM")--which forecasts the reliable sources of overnight secured funding available to the Company.

The RSFM represents our assessment of the reliable secured funding capacity, by asset class, that we would anticipate in a liquidity event. The Company pays careful attention to validating this capacity through a periodic counterparty by counterparty, product by product review, which draws upon the Company's understanding of the financing franchise and experience.

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

The Company has increased the RSFM for certain asset classes through the use of favorable legal entity structures, such as Lehman Brothers Bank (Thrift) and Lehman Brothers Bankhaus. These entities operate in a deposit protected environment and are therefore able to source low cost unsecured funds that are insulated from a company-wide or market specific event, while providing reliable funding for mortgage products and other loan assets.

3. The Maximum Cumulative Outflow ("MCO")--which estimates the size of the added liquidity requirement necessary to fund contingent cash outflows expected from a stress environment.

The MCO model reflects our posture of constant liquidity readiness. On an ongoing basis, the Company projects, for both regulated and unregulated entities, the amount of cash we would have over the next three months, assuming that we immediately experience a very severe liquidity stress environment. The MCO assumptions, which presume a very severe liquidity stress environment, include the following:

   o The Company is temporarily unable to replace maturing commercial paper and long-term debt.

   o Collateral posting requirements increase as counterparties call for additional collateral.

   o Contingent commitments are drawn, as other liquidity-impacted institutions draw on their contractual facilities.

   o  The Company does not have to draw on its committed back-stop facilities.

   o Secured funding consumes additional cash, as haircuts widen to reflect stress levels.

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

As a consequence of implementing its Funding Framework, the Company has generally shifted to longer-term funding over the past several years. As a result, the Company has reduced its reliance on short-term unsecured debt, which represents only 3% of adjusted total assets and less than 12% of total debt.

o Lehman Brothers has lowered its Short-Term Debt to Adjusted Total Assets and its Short-Term Debt to Total Debt ratios over the past five years to lessen the impact of short-term dislocations in the unsecured funding markets.



SHORT-TERM DEBT TO ADJUSTED TOTAL ASSETS

   [Graphic Omitted--bar graph showing: ]

   1997       7.2%
   1998       6.0%
   1999       4.2%
   2000       4.0%
   2001       3.0%

SHORT-TERM DEBT TO TOTAL DEBT

   [Graphic Omitted--bar graph showing: ]

   1997       27.6%
   1998       19.6%
   1999       15.1%
   2000       14.1%
   2001       11.3%



MANAGING LIQUIDITY, FUNDING AND CAPITAL RESOURCES The Company's Finance Committee is responsible for developing, implementing and enforcing the liquidity, funding and capital policies. These policies include recommendations for capital and balance sheet size, as well as the allocation of capital and balance sheet to the business units. Through the establishment and enforcement of capital and funding limits, the Company's Finance Committee seeks to ensure compliance throughout the organization so that the Company is not exposed to undue risk.

TOTAL CAPITAL

In millions
November 30                                    2001         2000         1999
------------------------------------------------------------------------------

LONG-TERM DEBT
    Senior Notes                            $35,373      $32,106      $27,375
    Subordinated Indebtedness                 2,928        3,127        3,316
                                           ----------------------------------
                                             38,301       35,233       30,691
Preferred Securities                            710          860          710
STOCKHOLDERS' EQUITY
    Preferred Equity                            700          700          688
    Common Equity                             7,759        7,081        5,595
                                           ----------------------------------
                                              8,459        7,781        6,283
                                           ----------------------------------
TOTAL CAPITAL                               $47,470      $43,874      $37,684


TOTAL CAPITAL

   [Graphic Omitted--bar graph showing: ]

   1999       $37.7 billion
   2000       $43.9 billion
   2001       $47.5 billion



TOTAL CAPITAL. The Company's Total Capital (defined as long-term debt, preferred securities subject to mandatory redemption and stockholders' equity) increased 8% to $47.5 billion at November 30, 2001, compared to $43.9 billion at November 30, 2000, as the Company continued to strengthen its Balance Sheet. The increase in Total Capital principally resulted from a net increase in long-term debt as well as an increase in equity from the retention of earnings. At November 30, 1999, total capital was $37.7 billion.

As a result of the favorable interest rate and credit spread environment, the Company issued $9.9 billion in long-term debt, which was $2.3 billion in excess of its maturing debt. Long-term debt increased to $38.3 billion at November 30, 2001 from $35.2 billion at November 30, 2000 and $30.7 billion at November 30, 1999, with a weighted-average maturity of 3.8 years at November 30, 2001 and November 30, 2000, and 3.7 years at November 30, 1999.

The Company operates in many regulated businesses that require various minimum levels of capital. These businesses are also subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels and making advancements to affiliated companies. Additional information about the Company's capital requirements can be found in Note 10 to the Consolidated Financial Statements.

BACK-UP CREDIT FACILITIES. Holdings maintains a Revolving Credit Agreement (the "Credit Agreement") with a syndicate of banks. Under the terms of the Credit Agreement, the banks have committed to provide up to $1 billion for up to 364 days. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of Holdings. The Credit Agreement contains covenants which require, among other things, that the Company maintain specified levels of tangible net worth. During the second quarter of 2001, the Company elected to reduce the committed amount under the Credit Agreement to $1 billion from $2 billion. The reduction reflects the Company's desire to utilize its credit in forms that are more suitable to its needs.

In October 2001, the Company renegotiated its $1 billion Committed Securities Repurchase Facility (the "Facility") for Lehman Brothers International (Europe) ("LBIE"), the Company's major operating entity in Europe. The Facility provides secured multi-currency financing for a broad range of collateral types. Under the terms of the Facility, the bank group will agree to provide funding for up to one year on a secured basis. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of LBIE. The Facility contains covenants that require, among other things, that LBIE maintain specified levels of tangible net worth.

There are no borrowings outstanding under either the Credit Agreement or the Facility. The Company may use the Credit Agreement and the Facility for general corporate purposes from time to time. The Company has maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

BALANCE SHEET. The Company's total assets increased to $248 billion at November 30, 2001 from $225 billion at November 30, 2000. The Company's adjusted total assets, defined as total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase, were $165 billion at November 30, 2001 compared to $143 billion at November 30, 2000. The Company believes adjusted total assets is a more effective measure of evaluating balance sheet usage when comparing companies in the securities industry. The increase in adjusted total assets primarily reflects higher levels of fixed income securities, particularly mortgages and corporate debt, associated with increased customer flow activities within the Company's Capital Markets business.

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

FINANCIAL LEVERAGE Balance sheet leverage ratios are one measure used to evaluate the capital adequacy of a company. Leverage ratios are commonly calculated using either total assets or adjusted total assets divided by total stockholders' equity and preferred securities subject to mandatory redemption. The Company believes that the adjusted leverage ratio is a more effective measure of financial risk when comparing companies in the securities industry. The Company's leverage ratios based on adjusted total assets were 17.9x and 16.6x as of November 30, 2001 and 2000, respectively. Consistent with maintaining a single A credit rating, the Company targets an adjusted leverage ratio of under 20.0x. The Company continues to operate below this level. Due to the nature of the Company's sales and trading activities, the overall size of the Company's balance sheet fluctuates from time to time and, at specific points in time, may be higher than the fiscal year-end or quarter-end amounts.

CREDIT RATINGS The Company, like other companies in the securities industry, relies on external sources to finance a significant portion of its day-to-day operations. The Company's access to and cost of funding is generally dependent upon its short- and long-term debt ratings.

On June 20, 2001, Fitch IBCA, Inc. upgraded Holdings long-term debt from A to A+. Fitch also upgraded LBI's senior debt from A to A+ and its subordinated debt from A- to A. As of November 30, 2001 the short- and long-term debt ratings of Holdings and LBI were as follows:

                                          HOLDINGS                 LBI
                                      ----------------      --------------------
                                      Short-    Long-       Short-     Long-
                                        term     term         term     term**
--------------------------------------------------------------------------------
Fitch IBCA, Inc.                         F-1       A+          F-1     A+/A
Moody's                                  P-1       A2          P-1     A1*/A2
Standard & Poor's Corp.                  A-1        A          A-1     A+*/A

  * Provisional ratings on shelf registration
 ** Senior/subordinated


HIGH YIELD SECURITIES The Company underwrites, trades, invests and makes markets in high yield corporate debt securities. The Company also syndicates, trades and invests in loans to below investment grade-rated companies. For purposes of this discussion, high yield debt instruments are defined as securities or loans to companies rated BB+ or lower, or equivalent ratings by recognized credit rating agencies, as well as non-rated securities or loans which, in the opinion of management, are non-investment grade. Non-investment grade securities generally involve greater risks than investment grade securities, due to the issuer's creditworthiness and the liquidity of the market for such securities. In addition, these issuers have relatively higher levels of indebtedness, resulting in an increased sensitivity to adverse economic conditions. The Company recognizes these risks and aims to reduce market and credit risk through the diversification of its products and counterparties. High yield debt instruments are carried at fair value, and unrealized gains or losses for these securities are recognized in the Company's Consolidated Statement of Income. Such instruments at November 30, 2001 and 2000 included long positions with an aggregate market value of approximately $3.5 billion for both years, and short positions with an aggregate market value of approximately $1,007 million and $745 million, respectively. The Company mitigates its aggregate and single-issuer net exposure through the use of derivatives, sole-recourse securitization financing, and other financial instruments.

PRIVATE EQUITY. The Company has investments in thirty-three private equity-related partnerships, for which the Company acts as general partner, as well as related direct investments. At November 30, 2001 and 2000, the Company's investment in these partnerships totaled $229 million and $149 million, respectively, and direct investments totaled $597 million and $678 million, respectively. The Company's policy is to carry its investments, including the appreciation of its general partnership interests, at fair value based upon the Company's assessment of the underlying investments. Additional information about the Company's private equity activities, including related commitments, can be found in Note 16 to the Consolidated Financial Statements.

SUMMARY OF CONTRACTUAL OBLIGATIONS

As of November 30, 2001 and 2000, the Company was contingently liable for $1.1 billion and $2.1 billion, respectively, of letters of credit, primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges, and other guarantees.

In connection with its financing activities, the Company had outstanding commitments under certain lending arrangements of approximately $2.1 billion and $3.2 billion, at November 30, 2001 and 2000, respectively. These commitments require borrowers to provide acceptable collateral, as defined in the agreements, when amounts are drawn under the lending facilities. Advances made under the above lending arrangements are typically at variable interest rates and generally provide for over-collateralization based upon the borrowers' creditworthiness. In addition, at November 30, 2001 the Company had commitments to enter into forward starting secured resale and repurchase agreements of $52.3 billion and $26.5 billion, respectively, as compared to $51.9 billion and $17.0 billion, respectively, at November 30, 2000.

In addition, the Company, through its high grade and high yield sales, trading and underwriting activities, makes commitments to extend credit in loan syndication transactions. The Company utilizes various hedging and funding strategies to actively manage its market, credit and liquidity exposures on these commitments. In addition, total commitments are not indicative of actual risk or funding requirements, as the commitments may not be drawn or fully utilized. These commitments and any related draw downs of these facilities typically have fixed maturity dates and are contingent upon certain representations, warranties and contractual conditions applicable to the borrower.

At November 30, 2001 and 2000, the Company had net lending commitments to investment grade borrowers of $4.1 billion (gross commitments of $5.9 billion less $1.8 billion of associated hedges) and $4.3 billion ($4.4 billion of gross commitments and $0.1 billion of associated hedges), respectively. Lending commitments to non-investment grade borrowers totaled $1.4 billion and $1.3 billion at November 30, 2001 and 2000, respectively. In addition, at November 30, 2001 and 2000, the Company has pre-arranged funding facilities with third party lenders of $4.9 billion and $3.8 billion, respectively, available to it to fund draw downs against these commitments. These funding facilities contain limits for certain concentrations of counterparty, industry or credit ratings of the underlying loans.

As of November 30, 2001 and 2000, the Company had commitments to invest up to $555 million and $357 million, respectively, directly and through partnerships in private equity related investments. These commitments will be funded as required through the end of the respective investment periods, principally expiring in 2004.

Aggregate contractual obligations and other commitments as of November 30, 2001 by maturity are as follows:




                                                     Total        AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                                               -----------------------------------------------
In millions                                    Contractual    Less than          1-3          4-5     After 5
November 30, 2001                                   Amount       1 Year        Years        Years       Years
------------------------------------------------------------------------------------------------------------------


Lending commitments:
    High grade                                     $ 4,050      $ 2,720       $  837       $  493         $  -
    High yield                                       1,432          189          668          329          246
    Secured lending transactions, including forward
     starting resale and repurchase agreements      80,863       35,427       19,169        7,056       19,211
Standby letters of credit                            1,128            -        1,128            -            -
Private equity investments                             555            -          543           12            -
Operating lease obligations                          4,096          138          464          353        3,141
Long-term debt maturities                           38,301        8,534       15,247        7,559        6,961
Short-term debt maturities                           4,865        4,865            -            -            -



For additional information on contractual obligations see Note 16 to the Consolidated Financial Statements.


OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AND DERIVATIVES

OVERVIEW. Derivatives are financial instruments, which include swaps, options, futures, forwards and warrants, whose value is based upon an underlying asset (e.g., treasury bond), index (e.g., S&P 500) or reference rate (e.g., LIBOR). A derivative contract may be traded on an exchange or negotiated in the over-the-counter markets. Exchange-traded derivatives are standardized and include futures, warrants and certain option contracts listed on an exchange. Over-the-counter ("OTC") derivative contracts are individually negotiated between contracting parties and include forwards, swaps and certain options, including caps, collars and floors. The use of derivative financial instruments has expanded significantly over the past decade. A primary reason for this expansion is that derivatives provide a cost-effective alternative for managing market risk. In this regard, derivative contracts provide a reduced funding alternative for managing market risk, since derivatives are based upon notional amounts, which are generally not exchanged, but rather are used merely as a basis for exchanging cash flows during the duration of the contract. Derivatives are also utilized extensively as highly effective tools that enable users to adjust risk profiles, such as interest rate, currency, or other market risks, since OTC derivative instruments can be tailored to meet individual client needs. Additionally, derivatives provide users with access to market risk management tools that are often unavailable in traditional cash instruments. Derivatives can also be used to take proprietary trading positions.

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

In order to remove the public perception that derivatives may be unduly risky and to ensure ongoing liquidity of derivatives in the marketplace, the Company supports the efforts of the regulators in striving for enhanced risk management disclosures which consider the effects of both derivative products and cash instruments. In addition, the Company supports the activities of regulators that are designed to ensure that users of derivatives are fully aware of the nature of risks inherent within derivative transactions. As evidence of this support, the Company has been actively involved with the various regulatory and accounting authorities in the development of additional enhanced reporting requirements related to derivatives.

The Company strongly believes that derivatives provide significant value to the financial markets and is committed to providing its clients with innovative products to meet their financial needs.

LEHMAN BROTHERS' USE OF DERIVATIVE INSTRUMENTS. In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end-user. As an end-user, the Company utilizes derivative products to adjust the interest rate nature of its funding sources from fixed to floating interest rates, and to change the index upon which floating interest rates are based (e.g., Prime to LIBOR) (collectively, "End-User Derivative Activities"). For a further discussion of the Company's End-User Derivative Activities, see Note 14 to the Consolidated Financial Statements.

The Company utilizes derivative products in a trading capacity both as a dealer, to satisfy the financial needs of its clients, and in each of its trading businesses (collectively, "Trading-Related Derivative Activities"). The Company's use of derivative products in its trading businesses is combined with cash instruments to allow for the execution of various trading strategies.

The Company conducts its derivative activities through a number of wholly-owned subsidiaries. The Company's fixed income derivative products business is conducted through its subsidiary, Lehman Brothers Special Financing Inc., and separately capitalized "AAA" rated subsidiaries, Lehman Brothers Financial Products Inc. and Lehman Brothers Derivative Products Inc. The Company's equity derivative product business is conducted through Lehman Brothers Finance S.A. In addition, as a global investment bank, the Company is also a market-maker in a number of foreign currencies and actively trades in the global commodity markets. Counterparties to the Company's derivative product transactions are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds.

The Company manages the risks associated with derivatives on an aggregate basis, along with the risks associated with its non-derivative trading and market-making activities in cash instruments, as part of its firmwide risk management policies. The Company utilizes industry standard derivative contracts whenever appropriate. These contracts may contain provisions requiring the posting of additional collateral by the Company in certain events, including a downgrade in the Company's credit rating. The Company believes that its funding framework incorporates all reasonably likely collateral requirements related to these provisions. For a further discussion of the Company's risk management policies, refer to the discussion which follows. For a discussion of the Company's liquidity management policies see page 45.

See the Notes to the Consolidated Financial Statements for a description of the Company's accounting policies and further discussion of the Company's Trading-Related Derivative Activities.

RISK MANAGEMENT

As a leading global investment banking company, risk is an inherent part of the Company's businesses. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The Company has developed policies and procedures to identify, measure and monitor each of the risks involved in its trading, brokerage and investment banking activities on a global basis. The principal risks of Lehman Brothers are market, credit, liquidity, legal and operational risks. Risk Management is considered to be of paramount importance in the Company's day-to-day operations. Consequently, the Company devotes significant resources across all of its worldwide trading operations to the measurement, management and analysis of risk, including investments in personnel and technology.

The Company seeks to reduce risk through the diversification of its businesses, counterparties and activities in geographic regions. The Company accomplishes this objective by allocating the usage of capital to each of its businesses, establishing trading limits for individual products and traders, and setting credit limits for individual counterparties, including regional concentrations. The Company seeks to achieve adequate returns from each of its businesses commensurate with the risks that they assume.

Overall risk management policy is established by a Risk Management Committee (the "Committee") comprised of the Chief Executive Officer, the Global Risk Manager, the Chief Financial Officer, the Chief Administrative Officer and the Heads of Capital Markets and Investment Banking. The Committee brings together senior management with the sole intent of discussing risk-related issues and provides an effective forum for managing risk at the highest levels within the Company. The Committee meets on a weekly basis, or more frequently if required, to discuss, among other matters, significant market exposures, concentrations of positions (e.g., counterparty, market risk), potential new transactions or positions and risk limit exceptions.

The Global Risk Management Group (the "Group") supports the Committee, but remains independent of the trading areas and reports directly to the Chief Executive Officer. The Group combines two departments, credit risk management and market risk management, into one unit. This combination facilitates the analysis of counterparty credit and market risk exposures, while leveraging personnel and information technology resources in a cost-efficient manner. The Group maintains staff in each of the Company's regional trading centers and has daily contact with trading staff at all levels within the Company. These discussions include a review of trading positions and risk exposures.

CREDIT RISK. Credit risk represents the possibility that a counterparty will be unable to honor its contractual obligations to the Company. Credit risk management is therefore an integral component of the Company's overall risk management framework. The Credit Risk Management Department ("CRM Department") has global responsibility for implementing the Company's overall credit risk management framework.

The CRM Department manages the credit exposure related to trading activities by giving initial credit approval for counterparties, establishing credit limits by counterparty, country and industry group, and by requiring collateral in appropriate circumstances. In addition, the CRM Department strives to ensure that master netting agreements are obtained whenever possible. The CRM Department also considers the duration of transactions in making its credit decisions, along with the potential credit exposure for complex derivative transactions. The CRM Department is responsible for the continuous monitoring and review of counterparty credit exposure and creditworthiness and recommending valuation adjustments, where appropriate. Credit limits are reviewed periodically to ensure that they remain appropriate in light of market events or the counterparty's financial condition.

MARKET RISK. Market risk represents the potential change in value of a portfolio of financial instruments due to changes in market rates, prices and volatilities. Market risk management also is an essential component of the Company's overall risk management framework. The Market Risk Management Department ("MRM Department") has global responsibility for implementing the Company's overall market risk management framework. It is responsible for the preparation and dissemination of risk reports, developing and implementing the firmwide Risk Management Guidelines, and evaluating adherence to these guidelines. These guidelines provide a clear framework for risk management decision making. To that end, the MRM Department identifies and quantifies risk exposures, develops limits, and reports and monitors these risks with respect to the approved limits. The identification of material market risks inherent in positions includes, but is not limited to, interest rate, equity and foreign exchange risk exposures. In addition to these risks, the MRM Department also evaluates liquidity risks, credit and sovereign concentrations.

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

Market risk is present in cash products, derivatives and contingent claim structures that exhibit linear as well as non-linear profit and loss sensitivity. The Company's exposure to market risk varies in accordance with the volume of client-driven market-making transactions, the size of the Company's proprietary and arbitrage positions, and the volatility of financial instruments traded. The Company seeks to mitigate, whenever possible, excess market risk exposures through the use of futures and option contracts and offsetting cash market instruments.

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

The Company incurs short-term interest rate risk when facilitating the orderly flow of customer transactions through the maintenance of government and high-grade corporate bond inventories. Market-making in high yield instruments exposes the Company to additional risk due to potential variations in credit spreads. Trading in international markets exposes the Company to spread risk between the term structure of interest rates in different countries. Mortgages and mortgage-related securities are subject to prepayment risk and changes in the level of interest rates. Trading in derivatives and structured products exposes the Company to changes in the level and volatility of interest rates. The Company actively manages interest rate risk through the use of interest rate futures, options, swaps, forwards and offsetting cash market instruments. Inventory holdings, concentrations and agings are monitored closely and used by management to selectively hedge or liquidate undesirable exposures.

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

The Company enters into foreign exchange transactions in order to facilitate the purchase and sale of non-dollar instruments, including equity and interest rate securities. The Company is exposed to foreign exchange risk on its holdings of non-dollar assets and liabilities. The Company is active in many foreign exchange markets and has exposure to the euro, Japanese yen, British pound, Swiss franc and Canadian dollar, as well as a variety of developed and emerging market currencies. The Company hedges its risk exposures primarily through the use of currency forwards, swaps, futures and options.

VALUE-AT-RISK. For purposes of Securities and Exchange Commission ("SEC") risk disclosure requirements, the Company discloses an entity-wide value-at-risk for virtually all of its trading activities. In general, the Company's value-at-risk measures potential loss of revenues at a given confidence level over a specified time horizon. Value-at-risk over a one-day holding period measured at a 95% confidence level implies that the potential loss of daily trading revenue will be at least as large as the value-at-risk amount on one out of every 20 trading days.

The Company's methodology estimates a reporting day value-at-risk using actual daily trading revenues over the previous 250 trading days. This estimate is measured as the loss, relative to the median daily trading revenue. The Company also estimates an average value-at-risk measure over 250 rolling reporting days, thus looking back a total of 500 trading days.

The following table sets forth the daily value-at-risk for each component of market risk as well as total value-at-risk:

MARKET RISK


                                   As of                   As of               Year-Ended November 30, 2001
-------------------------------------------------------------------------------------------------------------------
In millions            November 30, 2001       November 30, 2000               Average       High        Low
-------------------------------------------------------------------------------------------------------------------


Interest rate risk                 $14.6                   $12.6                 $12.2      $15.1      $10.3
Equity price risk                   15.1                    15.1                  15.9       17.0       14.5
Foreign exchange risk                1.9                     1.5                   1.8        1.9        1.5
Diversification benefit             (8.3)                   (5.5)                 (6.1)      (8.9)      (3.9)
-------------------------------------------------------------------------------------------------------------------
Total Company                      $23.3                   $23.7                 $23.8      $25.1      $22.4



The average, high and low value-at-risk for the year-ended November 30, 2000 were $20.8 million, $23.7 million and $18.4 million, respectively.

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

TRADING NET REVENUES DISTRIBUTION. Substantially all of the Company's inventory positions are marked-to-market on a daily basis and changes are recorded in net revenues. The following chart sets forth the frequency distribution for substantially all of the Company's trading net revenues on a weekly basis for the years-ended November 30, 2001 and 2000:

TRADING NET REVENUES DISTRIBUTION FOR 2001 AND 2000

 [Graphic Omitted--Bar graph showing: ]

 2001  Less than $0               2 weeks
              $0-50     million   9 weeks
              $50-100   million  18 weeks
              $100-150  million  18 weeks
              $150-200  million   5 weeks
              $200+     million   0 weeks


 2000  Less than $0               0 weeks
              $0-50     million   5 weeks
              $50-100   million  26 weeks
              $100-150  million  17 weeks
              $150-200  million   3 weeks
              $200+     million   1 weeks

    Average weekly trading revenues for 2001 and 2000 were approximately $90 million and $100 million, respectively.



As discussed throughout Management's Discussion and Analysis, the Company seeks to reduce risk through the diversification of its businesses and a focus on customer flow activities. This diversification and focus, combined with the Company's risk management controls and processes, help to mitigate the net revenue volatility inherent in the Company's trading activities. Although historical performance is not necessarily indicative of future performance, the Company believes its focus on business diversification and customer flow activities should continue to reduce the volatility of future net trading revenues.

SIGNIFICANT ACCOUNTING POLICIES

The Company's financial statements are prepared in conformity with generally accepted accounting principles many of which require the use of management estimates and assumptions. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

FAIR VALUE. The Company records its inventory positions including Securities and Other Financial Instruments Owned and Securities Sold but not yet Purchased at fair value with unrealized gains and losses reflected in Principal transactions in the Consolidated Statement of Income. Market value is generally based on listed prices. If listed market prices are not available, or if liquidating the Company's position is reasonably expected to affect market prices, fair value is either determined based on internal valuation pricing models which take into account time value and volatility factors underlying the financial instruments, or management's estimate of the amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time.

TRANSFERS OF FINANCIAL ASSETS. The Company accounts for the transfer of financial assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB No. 125" ("SFAS No. 140"). This statement requires that the transfer of financial assets be accounted for as a sale when control over the asset has been relinquished. Control is deemed to be relinquished when the following conditions are met: i.) the assets have been isolated from the transferor (even in bankruptcy or other receivership), ii.) the transferee has the right to pledge or exchange the assets received and iii.) the transferor has not maintained effective control over the transferred assets. The Company is a market leader in mortgage- and asset-backed securitizations and other structured financing arrangements. In connection with these activities, the Company utilizes special purposes entities principally for (but not limited to) the securitization of commercial and residential mortgages, home equity loans, government and corporate bonds, and lease and trade receivables. The Company derecognizes financial assets transferred in securitizations provided that the Company has relinquished control over such assets.

The Company may retain an interest in the financial assets it securitizes ("Retained Interests") which may include assets in the form of residual interests in the special purpose entities established to facilitate the securitization. Any Retained Interests are included in Securities and Other Financial Instruments Owned within the Company's Statement of Financial Condition. The Company records its Securities and Other Financial Instruments Owned, including Retained Interests, at fair value with changes in fair value reported in earnings.

For additional information on the Company's significant accounting policies see
Note 1 to the Consolidated Financial Statements.

NEW ACCOUNTING DEVELOPMENTS

Effective December 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively, "SFAS 133"), which requires that all derivative instruments be reported on the Consolidated Statement of Financial Condition at fair value. SFAS 133 changed the Company's accounting methodology applied to its end-user derivative activities, however, the adoption of SFAS 133 had an immaterial effect on the Company as the majority of the Company's derivatives are trading related and were already recorded on a fair value basis.

In addition, the Company adopted SFAS No. 140, which carries over the fundamental control premise of SFAS 125, that requires an entity to recognize only assets it controls and derecognize assets only when control has been surrendered.

SFAS 140 also changed the accounting for collateral. SFAS 140 no longer requires entities to recognize controlled collateral as an asset on the balance sheet. Rather, SFAS 140 requires entities to separately classify financial assets owned and pledged. The adoption of SFAS 140 did not have a material impact to the Company's financial position or results of operations.

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, intangible assets with indefinite lives and goodwill will no longer be required to be amortized. Instead, these assets will be evaluated annually for impairment. The Company will adopt the provisions of SFAS 142 at the beginning of fiscal year 2002 and does not expect the adoption to have a material impact to the Company's financial position or its results of operations.

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

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
LEHMAN BROTHERS HOLDINGS INC.

We have audited the accompanying consolidated statement of financial condition of Lehman Brothers Holdings Inc. and Subsidiaries (the "Company") as of November 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended November 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lehman Brothers Holdings Inc. and Subsidiaries at November 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 2001, in conformity with accounting principles generally accepted in the United States.



Ernst & Young LLP

New York, New York

January 4, 2002

CONSOLIDATED STATEMENT OF INCOME



In millions, except per share data
Twelve months ended November 30                                    2001         2000         1999
-------------------------------------------------------------------------------------------------------

REVENUES
Principal transactions                                          $ 2,779      $ 3,713      $ 2,341
Investment banking                                                2,000        2,216        1,682
Commissions                                                       1,091          944          651
Interest and dividends                                           16,470       19,440       14,251
Other                                                                52          134           64
-------------------------------------------------------------------------------------------------------
    Total revenues                                               22,392       26,447       18,989
-------------------------------------------------------------------------------------------------------
Interest expense                                                 15,656       18,740       13,649
-------------------------------------------------------------------------------------------------------
    Net revenues                                                  6,736        7,707        5,340
-------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Compensation and benefits                                         3,437        3,931        2,707
Technology and communications                                       501          341          327
Brokerage and clearance                                             308          264          232
Occupancy                                                           198          135          116
Business development                                                183          182          122
Professional fees                                                   152          184          115
Other                                                                82           91           90
Special charge                                                      127            -            -
-------------------------------------------------------------------------------------------------------
    Total non-interest expenses                                   4,988        5,128        3,709
-------------------------------------------------------------------------------------------------------
Income before taxes and dividends on trust preferred securities   1,748        2,579        1,631
    Provision for income taxes                                      437          748          457
    Dividends on trust preferred securities                          56           56           42
-------------------------------------------------------------------------------------------------------
Net income                                                      $ 1,255      $ 1,775      $ 1,132
-------------------------------------------------------------------------------------------------------
Net income applicable to common stock                           $ 1,161      $ 1,679      $ 1,037
-------------------------------------------------------------------------------------------------------
Earnings per common share
    Basic                                                        $ 4.77       $ 6.89       $ 4.27
-------------------------------------------------------------------------------------------------------
    Diluted                                                      $ 4.38       $ 6.38       $ 4.08




See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION



In millions
----------------------------------------------------------------------------------------------------------------
November 30                                                                                  2001         2000
-----------------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                                                                 $ 2,561      $ 5,160
Cash and securities segregated and on deposit for regulatory and other purposes             3,289        2,434
Securities and other financial instruments owned:
    Mortgages and mortgage-backed                                                          33,210       24,670
    Governments and agencies                                                               24,101       27,381
    Derivatives and other contractual agreements                                           11,555        9,583
    Corporate debt and other                                                               10,918       16,098
    Corporate equities                                                                      8,302       24,042
    Certificates of deposit and other money market instruments                              2,759        3,433
                                                                                            ------------------
          Subtotal                                                                         90,845      105,207
    Securities owned pledged as collateral                                                 28,517            -
-----------------------------------------------------------------------------------------------------------------
                                                                                          119,362      105,207
-----------------------------------------------------------------------------------------------------------------
Collateralized short-term agreements:
    Securities purchased under agreements to resell                                        83,278       81,242
    Securities borrowed                                                                    17,994       17,618
Receivables:
    Brokers, dealers and clearing organizations                                             3,455        1,662
    Customers                                                                              12,123        7,585
    Others                                                                                  1,479        1,135
Property, equipment and leasehold improvements
    (net of accumulated depreciation and amortization of  $424 in 2001
    and $855 in 2000)                                                                       1,495          671
Other assets                                                                                2,613        1,826
Excess of cost over fair value of net assets acquired (net of accumulated
    amortization of $151 in 2001 and $138 in 2000)                                            167          180
-----------------------------------------------------------------------------------------------------------------
    Total assets                                                                         $247,816     $224,720
-----------------------------------------------------------------------------------------------------------------




See Notes to Consolidated Financial Statements.


In millions, except per share data
November 30                                                                     2001         2000
-------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and short-term debt                                         $ 4,865      $ 5,800
Securities and other financial instruments sold but not yet purchased:
    Governments and agencies                                                  25,547       14,998
    Derivatives and other contractual agreements                              10,324        8,568
    Corporate equities                                                         8,977        6,623
    Corporate debt and other                                                   6,482        5,096
-------------------------------------------------------------------------------------------------------
                                                                              51,330       35,285
-------------------------------------------------------------------------------------------------------
Collateralized short-term financing:
    Securities sold under agreements to repurchase                           105,079      110,225
    Securities loaned                                                         12,541        7,242
Payables:
    Brokers, dealers and clearing organizations                                2,805        1,922
    Customers                                                                 13,831       11,637
Accrued liabilities and other payables                                         9,895        8,735
Long-term debt:
    Senior notes                                                              35,373       32,106
    Subordinated indebtedness                                                  2,928        3,127
-------------------------------------------------------------------------------------------------------
    Total liabilities                                                        238,647      216,079
-------------------------------------------------------------------------------------------------------
Commitments and contingencies
Preferred securities subject to mandatory redemption                             710          860
-------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                                  700          700
Common stock, $0.10 par value;
    Shares authorized: 600,000,000 in 2001 and 300,000,000 in 2000;
    Shares issued: 256,178,907 in 2001 and 251,629,126 in 2000;
    Shares outstanding: 237,534,091 in 2001 and 236,395,332 in 2000               25           25
Additional paid-in capital                                                     3,562        3,589
Accumulated other comprehensive income (net of tax)                             (10)          (8)
Retained earnings                                                              4,798        3,713
Other stockholders' equity, net                                                  746          597
Common stock in treasury, at cost: 18,644,816 shares in 2001 and
    15,233,794 shares in 2000                                                 (1,362)        (835)
-------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                             8,459        7,781
-------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                          $247,816     $224,720
-------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


In millions
Twelve months ended November 30                                    2001         2000         1999
-------------------------------------------------------------------------------------------------------

PREFERRED STOCK
5% Cumulative Convertible Voting, Series A:
    Beginning balance                                                                      $    1
    Series A exchanged for Series B                                                            (1)
-------------------------------------------------------------------------------------------------------
Ending balance
-------------------------------------------------------------------------------------------------------
5% Cumulative Convertible Voting, Series B:
    Beginning balance                                                         $  238          457
    Series A exchanged for Series B                                                             1
    Shares subject to redemption                                                (150)
    Shares repurchased                                                           (88)        (220)
-------------------------------------------------------------------------------------------------------
    Ending balance                                                                            238
-------------------------------------------------------------------------------------------------------
5.94% Cumulative, Series C:
    Beginning balance                                             $ 250          250          250
    Shares issued
-------------------------------------------------------------------------------------------------------
Ending balance                                                      250          250          250
-------------------------------------------------------------------------------------------------------
5.67% Cumulative, Series D:
    Beginning balance                                               200          200          200
    Shares issued
-------------------------------------------------------------------------------------------------------
Ending balance                                                      200          200          200
-------------------------------------------------------------------------------------------------------
7.115% Cumulative, Series E:
    Beginning balance                                               250
    Shares issued                                                                250
-------------------------------------------------------------------------------------------------------
Ending balance                                                      250          250
-------------------------------------------------------------------------------------------------------
Redeemable Voting:
    Beginning and ending balance
Total Preferred Stock, ending balance                               700          700          688
-------------------------------------------------------------------------------------------------------
COMMON STOCK(1)                                                      25           25           25
-------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL(1)
-------------------------------------------------------------------------------------------------------
    Beginning balance                                             3,589        3,374        3,521
    RSUs exchanged for Common Stock                                 (13)         (54)         (63)
    Employee stock-based awards                                      53          101            9
    Shares issued to RSU Trust                                     (628)        (210)        (181)
    Tax benefits from the issuance of stock-based awards            549          373           90
    Other, net                                                       12            5           (2)
-------------------------------------------------------------------------------------------------------
Ending balance                                                   $3,562       $3,589       $3,374
-------------------------------------------------------------------------------------------------------



(1) Amounts have been retroactively adjusted to give effect for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on October 20, 2000.

See Notes to Consolidated Financial Statements.


In millions
Twelve months ended November 30                                    2001         2000         1999
-------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
    Beginning balance                                             $  (8)      $   (2)       $  15
    Translation adjustment, net(2)                                   (2)          (6)         (17)
-------------------------------------------------------------------------------------------------------
Ending balance                                                      (10)          (8)          (2)
-------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
    Beginning balance                                             3,713        2,094        1,105
    Net income                                                    1,255        1,775        1,132
    Dividends declared:
    5% Cumulative Convertible Voting
        Series A and B Preferred Stock                               (1)          (9)         (20)
    5.94% Cumulative, Series C Preferred Stock                      (15)         (15)         (15)
    5.67% Cumulative, Series D Preferred Stock                      (11)         (11)         (10)
    7.115% Cumulative, Series E Preferred Stock                     (18)         (12)            -
    Redeemable Voting Preferred Stock                               (50)         (50)         (50)
    Common Stock                                                    (75)         (59)         (48)
-------------------------------------------------------------------------------------------------------
Ending balance                                                    4,798        3,713        2,094
-------------------------------------------------------------------------------------------------------
COMMON STOCK ISSUABLE
    Beginning balance                                             2,524        1,768        1,318
    RSUs exchanged for Common Stock                                (215)        (247)         (83)
    Deferred stock awards granted                                   624        1,003          533
-------------------------------------------------------------------------------------------------------
Ending balance                                                    2,933        2,524        1,768
-------------------------------------------------------------------------------------------------------
COMMON STOCK HELD IN RSU TRUST
    Beginning balance                                              (647)        (717)        (422)
    Shares issued to RSU Trust                                     (403)        (231)        (441)
    RSUs exchanged for Common Stock                                 223          301          146
-------------------------------------------------------------------------------------------------------
Ending balance                                                     (827)        (647)        (717)
-------------------------------------------------------------------------------------------------------
DEFERRED STOCK COMPENSATION
    Beginning balance                                            (1,280)        (797)        (627)
    Deferred stock awards granted                                  (624)      (1,003)        (533)
    Amortization of deferred compensation, net                      544          520          363
-------------------------------------------------------------------------------------------------------
Ending balance                                                   (1,360)      (1,280)        (797)
-------------------------------------------------------------------------------------------------------
COMMON STOCK IN TREASURY, AT COST
    Beginning balance                                              (835)        (150)        (430)
    Treasury stock purchased                                     (1,676)      (1,203)        (353)
    RSUs exchanged for Common Stock                                   5            -            -
    Shares issued for preferred stock conversion                     44            -            -
    Employee stock-based awards                                      69           77           11
    Shares issued to RSU Trust                                    1,031          441          622
-------------------------------------------------------------------------------------------------------
Ending balance                                                   (1,362)        (835)        (150)
-------------------------------------------------------------------------------------------------------
Total stockholders' equity                                      $ 8,459      $ 7,781      $ 6,283
-------------------------------------------------------------------------------------------------------

(2) Net of income taxes of $(1) in 2001, $(8) in 2000 and $(11) in 1999.



See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS



In millions
Twelve months ended November 30                                                 2001         2000         1999
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                   $ 1,255      $ 1,775      $ 1,132
Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
    Depreciation and amortization                                                174          102           88
    Deferred tax provision (benefit)                                            (643)        (169)        (145)
    Tax benefit from issuance of stock-based awards                              549          373           90
    Amortization of deferred stock compensation                                  544          520          363
    Special charge                                                               356            -            -
    Other adjustments                                                            (1)           65         (129)
Net change in:
    Cash and securities segregated and on deposit                               (855)        (445)        (806)
    Securities and other financial instruments owned                         (13,219)     (16,148)     (12,059)
    Securities borrowed                                                         (376)       1,779       (3,056)
    Receivables from brokers, dealers and clearing organizations              (1,793)          12          624
    Receivables from customers                                                (4,538)       1,747       (1,574)
    Securities and other financial instruments sold but not yet purchased     16,045      (11,325)      17,807
    Securities loaned                                                          5,299        2,674        1,403
    Payables to brokers, dealers and clearing organizations                      883          738         (138)
    Payables to customers                                                      2,194          666        1,768
    Accrued liabilities and other payables                                     1,130        4,041          377
    Other operating assets and liabilities, net                                 (325)      (1,138)         596
--------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                        6,679      (14,733)       6,341
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior notes                                         9,915       14,225        9,753
Principal payments of senior notes                                            (7,646)      (8,353)      (6,037)
Proceeds from issuance of subordinated indebtedness                                -            -          200
Principal payments of subordinated indebtedness                                 (204)        (192)        (370)
Net proceeds from (payments for) commercial paper and short-term debt(935)       324       (1,181)
Resale agreements net of repurchase agreements                                (7,182)      10,122       (6,488)
Payments for repurchases of preferred stock                                     (100)         (88)        (220)
Payments for treasury stock purchases                                         (1,676)      (1,203)        (353)
Dividends paid                                                                  (163)        (149)        (139)
Issuances of common stock                                                         54           99            8
Issuance of preferred stock, net of issuance costs                                 -          250            -
Issuance of trust preferred securities, net of issuance costs                      -            -          690
--------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                       (7,937)      15,035       (4,137)
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements, net              (1,341)        (287)         (73)
Acquisition, net of cash acquired                                                  -          (41)           -
--------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                     (1,341)        (328)         (73)
--------------------------------------------------------------------------------------------------------------------
    Net change in cash and cash equivalents                                   (2,599)         (26)       2,131
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of period                                 5,160        5,186        3,055
--------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents, end of period                                 $ 2,561      $ 5,160      $ 5,186
--------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (in millions) Interest paid totaled $15,588 in 2001, $18,500 in 2000 and $13,513 in 1999.
--------------------------------------------------------------------------------------------------------------------
Income taxes paid totaled $654 in 2001, $473 in 2000 and $103 in 1999.
--------------------------------------------------------------------------------------------------------------------



See Notes to Consolidated Financial Statements.

Notes to consolidated financial statements

Note 1       Summary of Significant Accounting Policies                    66
Note 2       Special Charge                                                69
Note 3       Short-Term Financings                                         70
Note 4       Long-Term Debt                                                71
Note 5       Preferred Securities Subject to Mandatory Redemption          73
Note 6       Preferred Stock                                               74
Note 7       Common Stock                                                  75
Note 8       Incentive Plans                                               76
Note 9       Earnings Per Common Share                                     79
Note 10      Capital Requirements                                          80
Note 11      Employee Benefit Plans                                        81
Note 12      Income Taxes                                                  82
Note 13      Securities Pledged as Collateral                              84
Note 14      Derivative Financial Instruments                              84
Note 15      Fair Value of Financial Instruments                           88
Note 16      Other Commitments and Contingencies                           89
Note 17      Segments                                                      91
Note 18      Quarterly Information (unaudited)                             93

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Lehman Brothers Holdings Inc. ("Holdings") and subsidiaries (collectively, the "Company" or "Lehman Brothers"). Lehman Brothers is one of the leading global investment banks serving institutional, corporate, government and high-net-worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific Region. The Company is engaged primarily in providing financial services. The principal U.S. subsidiary of Holdings is Lehman Brothers Inc. ("LBI"), a registered broker-dealer. All material intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management estimates are required to be utilized in determining the valuation of trading inventory particularly in the area of OTC derivatives and private equity securities. Additionally, management estimates are required in assessing the realizability of deferred tax assets, the outcome of litigation and determining the components of the 2001 special charge. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

The Company uses the trade date basis of accounting for securities transactions.

Certain prior period amounts reflect reclassifications to conform to the current year's presentation.

SECURITIES AND OTHER FINANCIAL INSTRUMENTS. Securities and other financial instruments owned and securities and other financial instruments sold but not yet purchased are valued at market or fair value, as appropriate, with unrealized gains and losses reflected in Principal transactions in the Consolidated Statement of Income. Market value is generally based on listed market prices. If listed market prices are not available, or if liquidating the Company's position is reasonably expected to affect market prices, fair value is either determined based on internal valuation pricing models which take into account time value and volatility factors underlying the financial instruments, or management's estimate of the amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time.

As of November 30, 2001, all firm-owned securities pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the securities are classified as Securities Owned Pledged as Collateral as required by Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 140 does not require the restatement of prior year balances, therefore, such securities as of November 30, 2000 are classified within their respective inventory categories.

DERIVATIVE FINANCIAL INSTRUMENTS. A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument, index or rate, such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. A derivative contract generally represents future commitments to exchange interest payment streams or currencies based on the contract or notional amount or to purchase or sell other financial instruments at specified terms on a specified date.

Derivatives utilized for trading purposes are recorded at market or fair value in the Consolidated Statement of Financial Condition on a net by counterparty basis where a legal right of set-off exists and are netted across products when such provisions are stated in the master netting agreement. Derivatives are often referred to as off-balance-sheet instruments since neither their notional amounts nor the underlying instruments are reflected as assets or liabilities of the Company. Instead, the market or fair value related to the derivative transactions is reported in the Consolidated Statement of Financial Condition as an asset or liability in Derivatives and other contractual agreements, as applicable. Margin on futures contracts is included in receivables and payables from/to brokers, dealers and clearing organizations, as applicable. Changes in fair values of derivatives are recorded as principal transactions revenues in the current period. Market or fair value for trading-related instruments is generally determined by either quoted market prices (for exchange-traded futures and options) or pricing models (for over-the-counter swaps, forwards and options). Pricing models utilize a series of market inputs to determine the present value of future cash flows, with adjustments, as required for credit risk and liquidity risk. Further valuation adjustments may be recorded, as deemed appropriate for new or complex products or for positions with significant concentrations. These adjustments are integral components of the mark-to-market process. Credit-related valuation adjustments incorporate business and economic conditions, historical experience, concentrations, estimates of expected losses and the character, quality and performance of credit sensitive financial instruments.

As an end-user, the Company primarily utilizes derivatives to modify the interest rate characteristics of its long-term debt and secured financing activities. The Company also utilizes equity derivatives to hedge its exposure to equity price risk embedded in certain of its debt obligations and foreign exchange forwards to manage the currency exposure related to its net monetary investment in non-U.S. dollar functional currency operations (collectively, "end-user derivative activities").

Effective December 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively, "SFAS 133"), which requires that all derivative instruments be reported on the consolidated statement of financial condition at fair value. SFAS 133 changed the Company's accounting methodology applied to its end-user derivative activities, however, the adoption of SFAS 133 had no effect on the accounting for the Company's trading-related derivative activities, as such derivatives were already recorded on a fair value basis.

Under SFAS 133, the accounting for end-user derivative activities is dependent upon the nature of the hedging relationship. In certain hedging relationships, both the derivative and the hedged item will be marked-to-market through earnings for changes in fair value ("fair value hedge"). In many instances the hedge relationship is fully effective so that the mark-to-market on the derivative and the hedged item will offset. In other hedging relationships, the derivative will be marked-to-market with the offsetting gains or losses recorded in Accumulated Other Comprehensive Income, a component of Stockholder's Equity, until the hedged item is realized in earnings ("cash flow hedge"). SFAS 133 also requires certain derivatives embedded in long-term debt to be bifurcated and marked-to-market through earnings.

SFAS 133 changed the accounting treatment for the hedged item in a fair value hedge (e.g., long-term debt or secured financing activities) from what was an accrual basis to a modified mark-to-market value. The hedged item's carrying value may differ from a full mark-to-market value since SFAS 133 requires that the hedged item be adjusted only for changes in fair value associated with the designated risks being hedged during the hedge period.

The Company principally utilizes fair value hedges to convert a substantial portion of the Company's fixed rate debt and certain long-term secured financing activities to floating interest rates. Any hedge ineffectiveness in these relationships is recorded as a component of interest expense on the Company's Statement of Income. Gains or losses from revaluing foreign exchange contracts associated with hedging the Company's net investments in foreign affiliates are reported within Accumulated Other Comprehensive Income in Stockholder's Equity. Unrealized receivables/payables resulting from the mark-to-market on end-user derivatives are included in Securities and Other Financial Instruments Owned or Sold but not yet Purchased.

The adoption of SFAS 133, as of December 1, 2000, did not have a material effect on the Company's consolidated statement of financial condition or the results of operations, as most of the Company's derivative transactions are entered into for trading-related activities for which the adoption of SFAS 133 had no impact. Prior year amounts have not been restated to conform with the current SFAS 133 accounting treatment. Therefore, end-user derivative activities for all periods prior to December 1, 2001 are recorded on an accrual basis provided that the derivative was designated and deemed to be a highly effective hedge. For periods prior to 2001, realized gains or losses on early terminations of derivatives that were designated as hedges were deferred and amortized to interest income or interest expense over the remaining life of the instrument being hedged.

SECURED FINANCING ACTIVITIES

REPURCHASE AND RESALE AGREEMENTS. Securities purchased under agreements to resell and securities sold under agreements to repurchase, which are treated as financing transactions for financial reporting purposes, are collateralized primarily by government and government agency securities and are carried net by counterparty, when permitted, at the amounts at which the securities will be subsequently resold or repurchased plus accrued interest. It is the policy of the Company to take possession of securities purchased under agreements to resell. The Company monitors the market value of the underlying positions on a daily basis as compared to the related receivable or payable balances, including accrued interest. The Company requires counterparties to deposit additional collateral or return collateral pledged as necessary, to ensure that the market value of the underlying collateral remains sufficient. Securities and other financial instruments owned that are financed under repurchase agreements are carried at market value with changes in market value reflected in the Consolidated Statement of Income.

The Company utilizes interest rate swaps as an end-user to modify the interest rate exposure associated with certain fixed rate resale and repurchase agreements. In 2001, and in accordance with SFAS No. 133, the Company adjusted the carrying value of these secured financing transactions that had been designated as the hedge.

SECURITIES BORROWED AND LOANED. Securities borrowed and securities loaned are carried at the amount of cash collateral advanced or received plus accrued interest. It is the Company's policy to value the securities borrowed and loaned on a daily basis, and to obtain additional cash as necessary to ensure such transactions are adequately collateralized.

PRIVATE EQUITY INVESTMENTS. The Company carries its private equity investments, including its partnership interests, at fair value based upon the Company's assessment of each underlying investment. As the general partner in its private equity funds, the Company may be entitled to receive a preferred distribution of realized profits.

INVESTMENT BANKING. Underwriting revenues and fees for merger and acquisition advisory services are recognized when services for the transactions are determined to be completed. Underwriting expenses are deferred and recognized at the time the related revenues are recorded.

INCOME TAXES. The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws.

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

SECURITIZATIONS. The Company is a market leader in mortgage- and asset-backed securitizations and other structured financing arrangements. In connection with these activities, the Company utilizes special purpose entities principally for (but not limited to) the securitization of commercial and residential mortgages, home equity loans, government and corporate bonds, and lease and trade receivables. The Company derecognizes financial assets transferred in securitizations provided that the Company has relinquished control over such assets. The Company may retain an interest in the financial assets it securitizes ("Retained Interests") which may include assets in the form of residual interests in the special purpose entities established to facilitate the securitization. Any Retained Interests are included in Securities and Other Financial Instruments Owned within the Company's Statement of Financial Condition. The Company records its Securities and Other Financial Instruments Owned, including Retained Interests, at fair value with changes in fair value reported in earnings. Fair value is determined based upon listed market prices, if available. When listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models which take into account time value and volatility factors underlying the financial instruments among other factors. During the fiscal year-ended 2001, the Company securitized approximately $110 billion of financial assets.

As of November 30, 2001, the Company had approximately $1.6 billion of non-investment grade retained interests from its securitization activities. The Company records its Retained Interests at fair value and actively manages market risk exposures associated with Retained Interests.

TRANSLATION OF FOREIGN CURRENCIES. Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the statement of financial condition date. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and taxes, are included in Accumulated Other Comprehensive Income, a separate component of Stockholders' Equity. Gains or losses resulting from foreign currency transactions are included in the Consolidated Statement of Income.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS. Property, equipment and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the terms of the underlying leases. Internal use software which qualifies for capitalization under AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," is capitalized and subsequently amortized over the estimated useful life of the software.

GOODWILL. Excess of cost over fair value of net assets acquired ("goodwill") is amortized using the straight-line method over periods not exceeding 35 years. Goodwill is evaluated periodically for impairment and also is reduced upon the recognition of certain acquired net operating loss carryforward benefits.

STOCK-BASED AWARDS. SFAS No. 123, "Accounting for Stock-Based Compensation," established financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 permits companies to either continue accounting for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25") or using the fair value method prescribed by SFAS No. 123. The Company continues to follow APB 25 and its related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option awards because the exercise price was at or above the fair market value of the Company's common stock on the grant date.

STATEMENT OF CASH FLOWS. For purposes of the Consolidated Statement of Cash Flows, the Company defines cash equivalents as highly liquid investments with original maturities of three months or less, other than those held for sale in the ordinary course of business.

EARNINGS PER COMMON SHARE. The Company computes earnings per common share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities. All share and per share amounts have been restated for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective October 20, 2000. See Notes 7 and 9 of Notes to Consolidated Financial Statements for more information.

NOTE 2.  SPECIAL CHARGE

As a result of the September 11, 2001 terrorist attack, the Company's leased facilities in the World Trade Center were destroyed and its leased and owned facilities in the World Financial Center ("WFC") complex (including the 3 World Financial Center building owned jointly with American Express) were significantly damaged. All employees and operations in the downtown New York area were displaced. Key business activities and necessary support functions were quickly relocated to the Company's back-up facilities in New Jersey and to various other temporary sites.

The Company has been informed that the facilities in the World Financial Center complex can be repaired; however, the damage to many of the floors that had been occupied by the Company at the 3 WFC location is significant. A repair and remediation plan is currently under way although a completion date has not been finalized. Consequently, the Company purchased a new one million-square-foot building at 745 Seventh Avenue in New York City during the fourth quarter of 2001 and is relocating its principal executive and operating offices to this site in 2002. New long-term lease agreements were also executed for other space in midtown Manhattan. As a result, the Company is currently evaluating its space needs and exploring its alternatives with respect to 3 WFC and the other downtown New York facilities.

The Company has significant levels of insurance in place to cover the losses resulting from the terrorist attack including a policy covering damage to the core and shell of the 3 WFC building and a separate policy covering the property damage of the WTC and WFC facilities, losses resulting from business interruption and extra expenses associated with the Company's relocation to, and occupancy of, the temporary facilities.

During the fourth quarter, the Company recognized a pretax special charge of $127 million ($71 million after-tax) associated with the net losses stemming from the events of September 11, 2001. These losses and costs include the write-off of property damaged, destroyed or abandoned at the Company's downtown facilities (approximately $340 million), compensation paid to employees in lieu of utilizing external consultants for business recovery efforts and to employees for the time they were idled (approximately $100 million), costs incurred to maintain the facilities while they are unusable (approximately $16 million), and other costs associated with redeployment of the Company's workforce to the temporary facilities (approximately $31 million). The losses and costs were offset by estimated insurance recoveries of $360 million. All expenses associated with the Company's use of temporary facilities during this period have been reflected as part of occupancy or technology and communications expenses in the accompanying consolidated statement of income.

The charge does not reflect any loss resulting from the damage to the core and shell of the Company's 3 WFC facility, as this amount is not yet known. However, the Company believes that any loss will be fully recoverable under the Company's building core and shell insurance policy.

The insurance recovery recorded through November 30, 2001 has been limited to the net historical book value of assets believed damaged, destroyed or abandoned and the out-of-pocket costs for certain extra expenses incurred during the period.

The displacement and relocation of the Company's New York workforce, the closure of certain markets for certain periods following the terrorist attack and other issues directly related to the September 11 tragedy have negatively impacted the Company's business. The Company is in the process of pursing a business interruption claim with its insurance carriers for lost revenue and related damages. As of November 30, 2001, the Company has not given any accounting recognition to the anticipated business interruption recovery.

NOTE 3.  SHORT-TERM FINANCINGS

The Company obtains short-term financing on both a secured and unsecured basis. The secured financing is obtained through the use of repurchase agreements and securities loaned agreements, which are primarily collateralized by government, agency and equity securities. The unsecured financing is generally obtained through short-term debt and the issuance of commercial paper.

BACK-UP CREDIT FACILITIES. Holdings maintains a Revolving Credit Agreement (the "Credit Agreement") with a syndicate of banks. Under the terms of the Credit Agreement, the banks have committed to provide up to $1 billion for up to 364 days. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of Holdings. The Credit Agreement contains covenants, which require, among other things that the Company maintain specified levels of tangible net worth. During 2001, the Company elected to reduce the committed amount under the Credit Agreement to $1 billion from $2 billion.

The Company's commercial paper and short-term debt financing, and its weighted-average interest rates, were as follows:

In millions
November 30                                           2001         2000
----------------------------------------------------------------------------

Commercial paper                                    $1,986       $3,643
Short-term debt
    Secured bank loans                                 672          320
    Payables to banks                                  502          687
    Other short-term debt(1)                         1,705        1,150
----------------------------------------------------------------------------
Total                                               $4,865       $5,800
----------------------------------------------------------------------------

November 30                                           2001         2000
Commercial paper                                      3.0%         6.5%(2)
Short-term debt(3)                                    2.8%         5.5%
Securities sold under
    agreements to repurchase                          2.7%         6.0%
----------------------------------------------------------------------------

(1) Includes master notes, corporate loans and other short-term financings.


(2) Includes weighted-average interest rate of 6.9% and 3.0% as of November 30, 2000 related to U.S. dollar and non-U.S. dollar obligations, respectively.

(3) Includes $827 million and $587 million of short-term debt with weighted-average interest rates of 3.0% and 3.3% as of November 30, 2001 and 2000, respectively, related to non-U.S. dollar obligations.

In October 2001, the Company entered into a $1 billion Committed Securities Repurchase Facility (the "Facility") for Lehman Brothers International (Europe) ("LBIE"), the Company's major operating entity in Europe. The Facility provides secured multi-currency financing for a broad range of collateral types. Under the terms of the Facility, the bank group will agree to provide funding for up to one year on a secured basis. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of LBIE. The Facility contains covenants that require, among other things, that LBIE maintain specified levels of tangible net worth.

There are no borrowings outstanding under either the Credit Agreement or the Facility. The Company may use the Credit Agreement and the Facility for general corporate purposes from time to time. The Company has maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

NOTE 4.  LONG-TERM DEBT


                                                  U.S. DOLLAR             NON-U.S. DOLLAR
                                               ------------------        ------------------
In millions                                    Fixed     Floating        Fixed     Floating
November 30                                     Rate         Rate         Rate         Rate         2001         2000
---------------------------------------------------------------------------------------------------------------------------

SENIOR NOTES
Maturing in Fiscal 2001                                                                                       $ 6,782
Maturing in Fiscal 2002                      $ 1,961      $ 4,397       $  835      $   858      $ 8,051        5,873
Maturing in Fiscal 2003                        2,341        2,322          694          595        5,952        4,989
Maturing in Fiscal 2004                        1,755        1,180        1,092          679        4,706        3,582
Maturing in Fiscal 2005                        2,360          615          242          605        3,822        3,759
Maturing in Fiscal 2006                        3,066           83          522          409        4,080        1,456
December 1, 2006 and thereafter                5,462          505        1,376        1,419        8,762        5,665
---------------------------------------------------------------------------------------------------------------------------
    Senior Notes                              16,945        9,102        4,761        4,565       35,373       32,106
---------------------------------------------------------------------------------------------------------------------------
SUBORDINATED INDEBTEDNESS
Maturing in Fiscal 2001                                                                                           200
Maturing in Fiscal 2002                          450           33            -            -          483          488
Maturing in Fiscal 2003                          475            -            -            -          475          475
Maturing in Fiscal 2004                          191            -            -            -          191          191
Maturing in Fiscal 2005                           94            -            7            -          101          101
Maturing in Fiscal 2006                          300            -            -            -          300          300
December 1, 2006 and thereafter                1,219          152            7            -        1,378        1,372
---------------------------------------------------------------------------------------------------------------------------
    Subordinated Indebtedness                  2,729          185           14            -        2,928        3,127
---------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                               $19,674      $ 9,287      $ 4,775      $ 4,565      $38,301      $35,233
---------------------------------------------------------------------------------------------------------------------------



Of the Company's long-term debt outstanding as of November 30, 2001, $674 million is repayable prior to maturity at the option of the holder, at par value. These obligations are reflected in the above table as maturing at their put dates, which range from fiscal 2002 to fiscal 2008, rather than at their contractual maturities, which range from fiscal 2004 to fiscal 2026. In addition, $1,320 million of the Company's long-term debt is redeemable prior to maturity at the option of the Company under various terms and conditions. These obligations are reflected in the above table at their contractual maturity dates.

As of November 30, 2001, the Company's U.S. dollar and non-U.S. dollar debt portfolios included approximately $1,215 million and $1,801 million, respectively, of debt for which the interest rates and/or redemption values or maturity have been linked to the performance of various indices including industry baskets of stocks or commodities or events. Generally, such notes are issued as floating rate notes or the interest rates on such index notes are effectively converted to floating rates based primarily on LIBOR through the use of interest rate, currency and equity swaps.

END-USER DERIVATIVE ACTIVITIES. The Company utilizes a variety of derivative products including interest rate, currency and equity swaps as an end-user to modify the interest rate characteristics of its long-term debt portfolio. The Company primarily utilizes interest rate swaps to convert a substantial portion of the Company's fixed rate debt to floating interest rates to more closely match the terms of assets being funded and to minimize interest rate risk. In addition, the Company utilizes cross-currency swaps to hedge its exposure to foreign currency risk as a result of its non-U.S. dollar debt obligations, after consideration of non-U.S. dollar assets which are funded with long-term debt obligations in the same currency. In certain instances, two or more derivative contracts may be utilized by the Company to manage the interest rate nature and/or currency exposure of an individual long-term debt issuance.

Effective 2001, the Company adopted SFAS 133 and as such all end-user derivatives at November 30, 2001 are recorded at fair value on the balance sheet (see Note 1: Significant Accounting Policies-Derivative Financial Instruments). The Company adjusted the carrying value of its hedged fixed rate debt to a modified mark-to-market value in accordance with SFAS 133, as such debt was designated as the hedged item of a fair value hedge.

At November 30, 2001 and 2000, the notional amounts of the Company's interest rate, currency and equity swaps related to its long-term debt obligations were approximately $35.1 billion and $26.9 billion, respectively. In terms of notional amounts outstanding, these derivative products mature as follows:

NOTIONAL AMOUNTS OF END-USER DERIVATIVE ACTIVITIES



                                        FAIR VALUE HEDGE                            OTHER(2)
                                    --------------------------                -------------------
In millions                             U.S.      Non-U.S.       Cross-         U.S.     Non-U.S.
November 30                           Dollar        Dollar     Currency       Dollar       Dollar         2001         2000
---------------------------------------------------------------------------------------------------------------------------------

Maturing in Fiscal 2001                                                                                            $  3,264
Maturing in Fiscal 2002              $ 1,713        $  849      $   625      $ 1,150      $   347      $ 4,684        4,516
Maturing in Fiscal 2003                2,473           671          174        1,076          186        4,580        4,173
Maturing in Fiscal 2004                1,651           819          869        1,244          148        4,731        2,977
Maturing in Fiscal 2005                2,246           202          722          140          132        3,442        3,345
Maturing in Fiscal 2006                3,200           507          522          126          423        4,778          475
December 1, 2006 and thereafter        6,657         1,319        1,691          757        2,438       12,862        8,158
---------------------------------------------------------------------------------------------------------------------------------
Total                                $17,940       $ 4,367      $ 4,603      $ 4,493      $ 3,674      $35,077      $26,908
---------------------------------------------------------------------------------------------------------------------------------
Weighted-average interest rate at November 30(1):
---------------------------------------------------------------------------------------------------------------------------------
Receive rate                           7.46%         4.54%        3.34%        3.43%        4.70%        5.32%        6.54%
---------------------------------------------------------------------------------------------------------------------------------
Pay rate                               3.12%         3.77%        2.68%        2.59%        3.84%        2.81%        7.13%
---------------------------------------------------------------------------------------------------------------------------------


(1) Weighted-average interest rates were calculated utilizing non-U.S. dollar interest rates, where applicable.


(2) Other derivatives include basis swaps and hedges of embedded derivatives.

In addition, the Company's end-user derivative activities resulted in the following changes to the Company's mix of fixed and floating rate debt and effective weighted-average rates of interest:

EFFECTIVE WEIGHTED-AVERAGE INTEREST RATES OF LONG-TERM DEBT



                                                            LONG-TERM DEBT     WEIGHTED-AVERAGE(1)
-------------------------------------------------------------------------------------------------------------------
                                                                Before         After  Contractual   Effective Rate
In millions                                                    End-User     End-User    Interest    After End-User
November 30, 2001                                            Activities   Activities        Rate        Activities
-------------------------------------------------------------------------------------------------------------------


USD Obligations
    Fixed rate                                                  $19,674      $   537
    Floating rate                                                 9,287       32,702
-------------------------------------------------------------------------------------------------------------------
                                                                 28,961       33,239
-------------------------------------------------------------------------------------------------------------------
Non-USD Obligations                                               9,340        5,062
-------------------------------------------------------------------------------------------------------------------
Total                                                           $38,301      $38,301        5.19%        2.89%
-------------------------------------------------------------------------------------------------------------------

In millions
November 30, 2000
-------------------------------------------------------------------------------------------------------------------

USD Obligations
    Fixed rate                                                  $18,228      $   726
    Floating rate                                                 9,050       30,792
-------------------------------------------------------------------------------------------------------------------
                                                                 27,278       31,518
-------------------------------------------------------------------------------------------------------------------
Non-USD Obligations                                               7,955        3,715
-------------------------------------------------------------------------------------------------------------------
Total                                                           $35,233      $35,233        6.68%        7.13%
-------------------------------------------------------------------------------------------------------------------



(1) Weighted-average interest rates were calculated using non-U.S. dollar interest rates, where applicable.

NOTE 5.  PREFERRED SECURITIES SUBJECT TO MANDATORY REDEMPTION

Preferred securities subject to mandatory redemption are composed of the following issues:

PREFERRED SECURITIES SUBJECT TO MANDATORY REDEMPTION


In millions
November 30                                                        2001         2000
------------------------------------------------------------------------------------------

Lehman Brothers Holdings Capital Trust I                           $325         $325
Lehman Brothers Holdings Capital Trust II                           385          385
    Trust Preferred Securities Subject to Mandatory Redemption      710          710
Cumulative Convertible Voting, Series A and Series B                  -          150
------------------------------------------------------------------------------------------
Total                                                              $710         $860
------------------------------------------------------------------------------------------


TRUST PREFERRED SECURITIES SUBJECT TO MANDATORY REDEMPTION. During 1999, the Company formed two Delaware business trusts for the purposes of: (a) issuing trust securities representing ownership interests in the assets of the trust;
(b) investing the gross proceeds of the trust securities in junior subordinated debentures of the Company; and (c) engaging in activities necessary or incidental thereto. Two such trusts have issued securities to date, having an aggregate liquidation value of $710 million. The following table summarizes the financial structure of each such trust at November 30, 2001:



                                                        Lehman Brothers Holdings             Lehman Brothers Holdings
                                                                 Capital Trust I                     Capital Trust II
---------------------------------------------------------------------------------------------------------------------------
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
Distributions payable                                                  Quarterly                            Quarterly
Distributions guaranteed by                        Lehman Brothers Holdings Inc.        Lehman Brothers Holdings Inc.
Mandatory redemption date                                         March 31, 2048                        June 30, 2048
Redeemable by issuer on or after                                  March 31, 2004                        June 30, 2004
---------------------------------------------------------------------------------------------------------------------------

JUNIOR SUBORDINATED DEBENTURES
Principal amount outstanding (in millions)                                  $325                                 $385
Coupon rate                                                                   8%                               7.875%
Interest payable                                                       Quarterly                            Quarterly
Maturity date                                                     March 31, 2048                        June 30, 2048
Redeemable by issuer on or after                                  March 31, 2004                        June 30, 2004
---------------------------------------------------------------------------------------------------------------------------




CUMULATIVE CONVERTIBLE VOTING, SERIES A AND SERIES B. The Convertible Voting Preferred Shares had a liquidation preference of $39.10 per share and were redeemed during the first quarter of 2001. The Series A was issued in 1987. The Series B was issued in an exchange offer for the Series A on July 11, 1997. During the first quarter of 2000, Holdings repurchased 2,258,311 of the Series B for an aggregate cost of $88 million. During the fourth quarter of 2000, the Company exercised its option to redeem the remaining shares of Cumulative Convertible Voting Preferred Stock, Series A and B (together the "Convertible Voting Preferred"). As of November 30, 2000, 1,900 shares of the Series A and 3,834,058 shares of the Series B were outstanding. Given the Company's announcement of its intention to redeem the Convertible Voting Preferred, the $150 million aggregate redemption value was transferred on the Company's Statement of Financial Condition at November 30, 2000, from Preferred stock to Preferred securities subject to mandatory redemption. The redemption was effective on December 15, 2000, and as of that date the Convertible Voting Preferred Shares were no longer outstanding.

NOTE 6.  PREFERRED STOCK

Holdings is authorized to issue a total of 38,000,000 shares of preferred stock. At November 30, 2001, Holdings had 591,000 shares issued and outstanding under various series as described below. All preferred stock has a dividend preference over Holdings' common stock in the paying of dividends and a preference in the liquidation of assets.

SERIES C. On May 11, 1998, Holdings issued 5,000,000 Depository Shares, each representing 1/10th of a share of 5.94% Cumulative Preferred Stock, Series C ("Series C Preferred Stock"), $1.00 par value. These shares have a redemption price of $500 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series C Preferred Stock beginning on May 31, 2008. The $250 million redemption value of the shares outstanding at November 30, 2001 is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred stock.

SERIES D. On July 21, 1998, Holdings issued 4,000,000 Depository Shares, each representing 1/100th of a share of 5.67% Cumulative Preferred Stock, Series D ("Series D Preferred Stock"), $1.00 par value. These shares have a redemption price of $5,000 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series D Preferred Stock beginning on August 31, 2008. The $200 million redemption value of the shares outstanding at November 30, 2001 is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred stock.

SERIES E. On March 28, 2000, Holdings issued 5,000,000 Depository Shares, each representing 1/100th of a share of Fixed/Adjustable Rate Cumulative Preferred Stock, Series E ("Series E Preferred Stock"), $1.00 par value. The initial cumulative dividend rate on the Series E Preferred Stock is 7.115% per annum through May 31, 2005; thereafter the rate will be the higher of either the three-month U.S. Treasury Bill rate, the 10-year Treasury constant maturity rate or the 30-year U.S. Treasury constant maturity rate, in each case plus 1.15%, but in any event not less than 7.615% nor greater than 13.615%. These shares have a redemption price of $5,000 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series E Preferred Stock beginning on May 31, 2005. The $250 million redemption value of the shares outstanding at November 30, 2001 is classified on the Company's Consolidated Statement of Financial Condition as a component of Preferred stock.

REDEEMABLE VOTING. In 1994, Holdings issued the Redeemable Voting Preferred Stock to American Express and Nippon Life for $1,000. The holders of the Redeemable Voting Preferred Stock are entitled to receive annual dividends through May 31, 2002, in an amount equal to 50% of the amount, if any, by which the Company's net income for each fiscal year exceeds $400 million, up to a maximum of $50 million per year. For the last dividend period, which runs from December 1, 2001 to May 31, 2002, holders are entitled to receive a dividend equal to 50% of the amount, if any, by which the Company's net income for the first six months of fiscal 2002 exceeds $200 million, up to a maximum of $25 million. For the years ended November 30, 2001, 2000 and 1999, the Company's net income resulted in the recognition of dividends in each year in the amount of $50 million on the Redeemable Voting Preferred Stock.

Holdings is required to redeem all of the Redeemable Preferred Stock on the final dividend payment, July 15, 2002, for a total of $1,000. In the event of a change of control of the Company, holders of the Redeemable Preferred Stock had the right to require Holdings to redeem all of the stock for an aggregate redemption price equal to $50 million if such change of control occurred prior to November 30, 2001. If a change of control was not approved by a majority of Holdings' Board of Directors, the funds for redemption would have had to be raised by an offering of Holdings' equity securities, which were not redeemable. The Redeemable Preferred Stock is not convertible into common stock.

NOTE 7.  COMMON STOCK

In 2000, Lehman Brothers' Board of Directors declared a two-for-one common split, effected in the form of a 100% stock dividend. All share and per share data presented in this Annual Report to Stockholders reflect the effect of the split.

In April 2001, the Company's shareholders approved the adoption of an amendment of the Company's Restated Certificate of Incorporation to increase the aggregate number of authorized shares of common stock from 300 million to 600 million.

Changes in shares of Holdings' common stock outstanding are as follows:

COMMON STOCK



November 30                                                        2001             2000              1999
------------------------------------------------------------------------------------------------------------------

Shares outstanding, beginning of period                     236,395,332      239,825,620       227,315,754
Exercise of stock options and other share issuances           8,369,721       10,015,048         1,925,642
Treasury stock purchases                                   (23,230,962)     (25,245,336)      (12,415,776)
Issuances of shares to the RSU Trust                         16,000,000       11,800,000        23,000,000
------------------------------------------------------------------------------------------------------------------
Shares outstanding, end of period                           237,534,091      236,395,332       239,825,620
------------------------------------------------------------------------------------------------------------------


During the years ended November 30, 2001, 2000 and 1999, the Company repurchased or acquired shares of its Common Stock at an aggregate cost of approximately $1,676 million, $1,203 million and $353 million, respectively. These shares were acquired in the open market and from employees who had tendered mature shares to pay for the exercise cost of stock options and related tax withholding obligations. These shares are being reserved for future issuances under employee stock-based compensation plans.

In 1997, the Company established an irrevocable grantor trust (the "RSU Trust") in order to provide common stock voting rights to employees who hold outstanding restricted stock units and to encourage employees to think and act like owners. The RSU Trust was initially funded in 1997 with a total of 32.0 million shares consisting of 10.0 million treasury shares for restricted stock unit ("RSU") awards under the Employee Incentive Plan and 22.0 million new issue shares of Common Stock for RSU awards under the 1994 Management Ownership Plan. In 2001, 2000 and 1999, 16.0 million, 11.8 million and 23.0 million Treasury shares, respectively, were transferred into the RSU Trust. At November 30, 2001, approximately 45.7 million shares were held in the RSU Trust with a total value of approximately $827 million. For accounting purposes, these shares are valued at weighted-average grant prices.

Shares transferred to the RSU Trust do not impact the total number of shares used in the computation of earnings per common share because the Company considers the RSUs as common stock equivalents for purposes of this computation. Accordingly, the establishment of the RSU Trust has had no effect on the total equity, net income or earnings per share of the Company.

NOTE 8.  INCENTIVE PLANS

EMPLOYEE STOCK PURCHASE PLAN. The Employee Stock Purchase Plan (the "ESPP") allows employees to purchase Common Stock at a 15% discount from market value, with a maximum of $25,000 in annual aggregate purchases by any one individual. The number of shares of Common Stock authorized for purchase by eligible employees is 12.0 million. As of November 30, 2001 and 2000, 5.5 million shares and 5.2 million shares, respectively, of Common Stock had cumulatively been purchased by eligible employees through the ESPP.

1994 INCENTIVE PLANS. The 1994 Management Replacement Plan (the "Replacement Plan") provided awards similar to the American Express common shares granted to Company employees which were canceled as of the date of the spin-off from American Express. Through November 30, 2001, a total of 3.9 million awards had been granted under the Replacement Plan, including both stock options and restricted stock; 0.1 million shares were outstanding at November 30, 2001. No future awards will be granted under this plan.

The Lehman Brothers Holdings Inc. 1994 Management Ownership Plan (the "1994 Plan") provides for the issuance of RSUs, performance stock units ("PSUs"), stock options and other equity awards for a period of up to ten years to eligible employees. A total of 33.3 million shares of Common Stock may be granted under the 1994 Plan. At November 30, 2001, RSU, PSU and stock option awards with respect to 31.1 million shares of Common Stock have been made under the 1994 Plan of which 1.5 million are outstanding and 29.6 million have been converted to freely transferable Common Stock. The Company will utilize the remaining authorization of 2.2 million shares to satisfy dividend reinvestment requirements for outstanding awards and to fund the annual RSU awards for the Company's non-employee directors.

1996 MANAGEMENT OWNERSHIP PLAN. During 1996, the Company's stockholders approved the 1996 Management Ownership Plan (the "1996 Plan") under which awards similar to those of the 1994 Plan may be granted, and under which up to 42.0 million shares of Common Stock may be subject to awards. At November 30, 2001, RSU, PSU and stock option awards with respect to 31.4 million shares of Common Stock have been made under the 1996 Plan of which 18.9 million are outstanding and 12.5 million have been converted to freely transferable Common Stock.

EMPLOYEE INCENTIVE PLAN. The Employee Incentive Plan ("EIP") has provisions similar to the 1994 Plan and the 1996 Plan, and authorization from the Board of Directors for the issuance of up to 196.0 million shares of Common Stock which may be subject to awards. At November 30, 2001, awards with respect to 157.8 million shares of Common Stock have been made under the EIP of which 124.3 million are outstanding and 33.5 million have been converted to freely transferable Common Stock.

The following is a summary of RSUs outstanding under Holdings' stock-based incentive plans:


RESTRICTED STOCK UNITS
                                                                               1994         1996
                                                                               Plan         Plan          EIP        Total
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 30, 1998                                                23,391,032    3,172,476   53,790,244    80,353,752
-----------------------------------------------------------------------------------------------------------------------------------
Granted                                                                      386,422    2,376,634   13,960,994    16,724,050
Canceled                                                                    (122,826)     (59,734)  (3,678,534)   (3,861,094)
Exchanged for stock without restrictions                                  (9,375,418)     (41,758)    (733,752)  (10,150,928)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 1999                                                14,279,210    5,447,618   63,338,952    83,065,780
-----------------------------------------------------------------------------------------------------------------------------------
Granted                                                                       56,503    2,730,011   19,434,315    22,220,829
Canceled                                                                    (180,445)    (490,009)  (2,746,069)   (3,416,523)
Exchanged for stock without restrictions                                 (11,760,416)               (7,487,129)  (19,247,545)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2000                                                 2,394,852    7,687,620   72,540,069    82,622,541
-----------------------------------------------------------------------------------------------------------------------------------
Granted                                                                        6,455       73,093   15,212,899    15,292,447
Canceled                                                                  (1,049,608)    (898,037)  (1,321,180)   (3,268,825)
Exchanged for stock without restrictions                                    (388,967)    (662,854) (17,137,271)  (18,189,092)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2001                                                   962,732    6,199,822   69,294,517    76,457,071
-----------------------------------------------------------------------------------------------------------------------------------


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

In 2001, the Company delivered 11.8 million shares of its Common Stock to current and former employees in satisfaction of RSUs awarded in 1996. Substantially all of the shares delivered were funded from the RSU Trust. The Company also received 3.4 million shares from current and former employees in satisfaction of applicable tax withholding requirements. Shares received were recorded as Treasury stock at an aggregate value of $257 million.

Of the RSUs outstanding at November 30, 2001, approximately 21.9 million RSUs were vested, approximately 14.7 million RSUs will vest during fiscal 2002, and the remaining RSUs will vest subsequent to November 30, 2002.

Included in the previous table are PSUs the Company has awarded to certain senior officers. The number of PSUs which may be earned is dependent upon the achievement of certain performance levels within predetermined performance periods. During the performance period these PSUs are accounted for as variable awards. At the end of a performance period, any PSUs earned will convert one-for-one to RSUs which then vest in three, four or five years. As of November 30, 2001, approximately 9.1 million PSUs have been awarded to date, subject to vesting and transfer restrictions. The compensation cost for the RSUs payable in satisfaction of PSUs is accrued over the combined performance and vesting periods.

Total compensation cost recognized during 2001, 2000 and 1999 for the Company's stock-based awards was approximately $544 million, $520 million and $363 million, respectively.

At November 30, 2001 and 2000, approximately 14.8 million and 18.0 million stock options, respectively, were exercisable at weighted-average prices of $25.04 and $22.49, respectively.


STOCK OPTIONS
                                                                                                     Weighted-
                                                                                                      Average
                                         1994  Replacement         1996                               Exercise    Expiration
                                         Plan         Plan         Plan        EIP        Total         Price       Dates
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 30, 1998          2,286,902      944,306   10,549,670   11,543,340   25,324,218        $17.32   2/99-11/08
-----------------------------------------------------------------------------------------------------------------------------------
Granted                                56,238                 4,300,000   16,881,168   21,237,406        $27.16
Exercised                            (889,598)    (330,568)                 (234,560)  (1,454,726)       $11.10
Canceled                              (34,560)      (3,670)    (200,000)    (589,912)    (828,142)       $22.12
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 1999          1,418,982      610,068   14,649,670   27,600,036   44,278,756        $22.15   6/00-11/09
-----------------------------------------------------------------------------------------------------------------------------------
Granted                                37,520                 6,600,000   18,469,555   25,107,075        $34.89
Exercised                            (805,600)    (257,500)  (5,139,586)  (3,273,872)  (9,476,558)       $17.04
Canceled                             (165,600)        (238)  (2,300,000)  (2,875,796)  (5,341,634)       $24.89
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2000            485,302      352,330   13,810,084   39,919,923   54,567,639        $28.62   2/01-11/10
-----------------------------------------------------------------------------------------------------------------------------------
Granted                                49,102                 2,550,000   18,930,742   21,529,844        $53.28
Exercised                             (10,000)    (209,234)  (3,645,584)  (2,396,212)  (6,261,030)       $16.49
Canceled                                            (4,762)               (1,437,477)  (1,442,239)       $27.01
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2001            524,404      138,334   12,714,500   55,016,976   68,394,214        $37.53   1/02-11/11
-----------------------------------------------------------------------------------------------------------------------------------


The weighted-average remaining contractual life of the stock options outstanding at November 30, 2001 is 5.84 years. The exercise price for all stock options awarded has been equal to the market price of Common Stock on the day of grant.

The following table provides further details relating to Holdings' stock options outstanding as of November 30, 2001:



                                                      OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                       -------------------------------------------- --------------------------------------------
                                                                     Weighted-                                    Weighted-
                                                                     Average                                       Average
                                                       Weighted-     Remaining                    Weighted-        Remaining
Range of                                  Number       Average      Contractual       Number       Average        Contractual
Exercise Prices                        Outstanding  Exercise Price  Life (in years) Exercisable  Exercise Price  Life (in years)
----------------------------------------------------------------------------------- --------------------------------------------

$ 9.00-$ 9.99                              505,454       $ 9.00         1.94          505,454       $ 9.00           1.94
$10.00-$19.99                              293,573       $16.21         1.47          254,563       $15.65           0.47
$20.00-$29.99                           23,413,598       $23.28         3.78        9,322,884       $22.09           2.91
$30.00-$39.99                           17,268,804       $33.52         4.63        4,557,814       $32.75           3.20
$40.00-$49.99                           14,295,658       $47.83         9.17          120,014       $49.06           4.62
$50.00-$59.99                            4,199,102       $51.37         4.06
$60.00-$69.99                            8,418,025       $63.40         9.65
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2001              68,394,214       $37.53         5.84       14,760,729       $25.04           2.94
--------------------------------------------------------------------------------------------------------------------------------


The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value of stock-based compensation awards in the Consolidated Statement of Income to provide pro forma disclosures of net income and earnings per share in the Notes to the Consolidated Financial Statements as if the fair value of stock-based compensation had been recorded. The Company utilized the Black-Scholes option-pricing model to quantify the pro forma effects on net income and earnings per common share of the fair value of the stock options granted and outstanding during 2001, 2000 and 1999. Based on the results of the model, the weighted-average fair value of the stock options granted was $13.54, $9.91 and $6.99 for 2001, 2000 and 1999, respectively. The weighted-average assumptions which were used for 2001, 2000 and 1999 included risk-free interest rates of 4.16%, 6.27% and 5.25%, an expected life of 4.5 years, 3.6 years and
3.5 years, and expected volatility of 30%, 35% and 35%, respectively. In addition, annual dividends of $0.28, $0.22 and $0.18 were assumed for the 2001, 2000 and 1999 options, respectively.

The Company's 2001, 2000 and 1999 pro forma net income would have been $1,183 million, $1,725 million and $1,091 million, respectively, compared to actual net income of $1,255 million, $1,775 million and $1,132 million, respectively. Pro forma earnings per common share for 2001, 2000 and 1999 would have been $4.20, $6.32 and $3.99, respectively, compared to actual earnings per common share of $4.38, $6.38 and $4.08, respectively. The pro forma amounts reflect the effects of the Company's stock option grants and the 15% purchase discount from market value offered to the Company's employees who participate in the ESPP.

NOTE 9.  EARNINGS PER COMMON SHARE

Earnings per share was calculated as follows:


EARNINGS PER COMMON SHARE



Three years ended
In millions, except for per share data                                                       2001         2000         1999
-----------------------------------------------------------------------------------------------------------------------------------

NUMERATOR:
    Net income                                                                             $1,255       $1,775       $1,132
    Preferred stock dividends                                                                  94           96           95
-----------------------------------------------------------------------------------------------------------------------------------
    Numerator for basic earnings per share--income
    available to common stockholders                                                       $1,161       $1,679       $1,037
Convertible preferred stock dividends                                                           -            8           17
-----------------------------------------------------------------------------------------------------------------------------------
Numerator for diluted earnings per share--income available to common stockholders
    (adjusted for assumed conversion of preferred stock)                                   $1,161       $1,687       $1,054
-----------------------------------------------------------------------------------------------------------------------------------
DENOMINATOR:
Denominator for basic earnings per share--weighted-average shares                             243.1        243.8        243.0
Effect of dilutive securities:
    Employee stock options                                                                     16.2         13.0          6.2
    Restricted stock units                                                                      6.0          5.0          3.8
    Preferred shares assumed converted into common                                              -            2.4          5.6
Dilutive potential common shares                                                               22.2         20.4         15.6
    Denominator for diluted earnings per share--adjusted weighted-average shares              265.3        264.2        258.6
-----------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE                                                                   $    4.77    $    6.89    $    4.27
-----------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE                                                                 $    4.38    $    6.38    $    4.08
-----------------------------------------------------------------------------------------------------------------------------------


For 2000 and 1999, Convertible Voting Preferred Shares were convertible into common shares at a conversion price of approximately $61.50 per share. However, for purposes of calculating dilutive earnings per share, preferred shares were assumed to be converted into common shares when basic earnings per share exceed preferred dividends per share obtainable upon conversion (approximately $3.08 on an annualized basis).

NOTE 10.  CAPITAL REQUIREMENTS

The Company operates globally through a network of subsidiaries, with several subject to regulatory requirements. In the United States, LBI, as a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC") Rule 15c3-1, the Net Capital Rule, which requires LBI to maintain net capital of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. At November 30, 2001, LBI's regulatory net capital, as defined, of $1,771 million exceeded the minimum requirement by $1,589 million.

LBIE, a United Kingdom registered broker-dealer and subsidiary of Holdings, is subject to the capital requirements of the Securities and Futures Authority ("SFA") of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At November 30, 2001, LBIE's financial resources of approximately $2,389 million exceeded the minimum requirement by approximately $703 million. Lehman Brothers Japan Inc.'s Tokyo branch, a regulated broker-dealer, is subject to the capital requirements of the Financial Services Agency and at November 30, 2001, had net capital of approximately $302 million which was approximately $129 million in excess of the specified levels required. Lehman Brothers Bank, FSB (the "Bank"), the Company's thrift subsidiary, is regulated by the Office of Thrift Supervision ("OTS"). The Bank exceeds all regulatory capital requirements and is considered well capitalized by the OTS. Certain other non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 2001, these other subsidiaries were in compliance with their applicable local capital adequacy requirements. In addition, the Company's "AAA" rated derivatives subsidiaries, Lehman Brothers Financial Products Inc. ("LBFP") and Lehman Brothers Derivative Products Inc. ("LBDP"), have established certain capital and operating restrictions which are reviewed by various rating agencies. At November 30, 2001, LBFP and LBDP each had capital which exceeded the requirement of the most stringent rating agency by approximately $68 million and $27 million, respectively.

The regulatory rules referred to above, and certain covenants contained in various debt agreements, may restrict Holdings' ability to withdraw capital from its regulated subsidiaries, which in turn could limit its ability to pay dividends to shareholders. At November 30, 2001, approximately $5.3 billion of net assets of subsidiaries were restricted as to the payment of dividends to Holdings.

NOTE 11.  EMPLOYEE BENEFIT PLANS

The Company provides various pension plans for the majority of its employees worldwide. In addition, the Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The following summarizes these plans:

EMPLOYEE BENEFIT PLANS


                                                                  Pension Benefits                      Postretirement Benefits
                                                                     NOVEMBER 30                             NOVEMBER 30
                                                                --------------------                   --------------------------
In millions,
Except for weighted-average                                        2001         2000                      2001         2000
-----------------------------------------------------------------------------------------------------------------------------------

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                            $667         $654                      $ 50         $ 47
Service cost before expenses                                         15           14                         1            1
Interest cost                                                        49           46                         3            4
Actuarial (gain) loss                                                67           (5)                                     1
Change due to discount rate                                           4                                      3
Benefits paid                                                       (24)         (23)                       (4)          (3)
Foreign currency exchange rate changes                               (2)         (19)
-----------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                  $776         $667                      $ 53         $ 50
-----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                     $914         $918
Actual return on plan assets, net of expenses                       (88)          36
Employer contribution                                                 2            2
Benefits paid                                                       (24)         (23)
Foreign currency exchange rate changes                               (1)         (19)
-----------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                           $803         $914
-----------------------------------------------------------------------------------------------------------------------------------
Funded (underfunded) status                                        $ 27         $247                     $ (53)         $(50)
Unrecognized net actuarial (gain) loss                              284           31                       (19)          (22)
Unrecognized prior service cost (credit)                             20           17                        (4)           (5)
-----------------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                                     $331         $295                     $ (76)         $(77)
-----------------------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate                                                     6.89%        7.42%                     7.25%        7.75%
Expected return on plan assets                                   10.81%       10.88%
Rate of compensation increase                                     4.82%        4.96%                     5.00%        5.00%


COMPONENTS OF NET PERIODIC BENEFIT COST

                                                                 Pension Benefits               Postretirement Benefits
                                                               Twelve Months Ended               Twelve Months Ended
                                                                   NOVEMBER 30                            NOVEMBER 30
                                                       -------------------------------        -----------------------------
In millions                                                   2001     2000     1999             2001     2000     1999
----------------------------------------------------------------------------------------------------------------------------

Service cost                                                  $ 15     $ 14     $ 22             $  1     $  1     $  1
Interest cost                                                   49       46       45                3        4        4
Expected return on plan assets                                 (97)     (96)     (77)               -        -        -
Recognized net actuarial (gain) loss                             -        1        2               (1)      (2)      (2)
Unrecognized prior service cost (credit)                         1        1        2
----------------------------------------------------------------------------------------------------------------------------
Net periodic benefit (income) cost                            $(32)    $(34)    $ (6)            $  3     $  3     $  3
----------------------------------------------------------------------------------------------------------------------------


For measurement purposes, the annual health care cost trend rate was assumed to be 6.5% for the year ended November 30, 2002. The rate was assumed to decrease 0.5% per year to 5.5% in the year ended November 30, 2004 and remain at that level thereafter.

Assumed health care cost trend rates have an effect on the amount reported for postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:



In millions                                                            1% Point Increase         1% Point Decrease
----------------------------------------------------------------------------------------------------------------------------

Effect on total service and interest cost components in fiscal 2001            $ 0.3                    $(0.3)
Effect on postretirement benefit obligation at November 30, 2001               $ 3.4                    $(3.4)
----------------------------------------------------------------------------------------------------------------------------


NOTE 12.  INCOME TAXES

The Company files a consolidated U.S. federal income tax return reflecting the income of Holdings and its subsidiaries. The provision for income taxes consists of the following:

INCOME TAXES

In millions
Twelve months ended November 30             2001         2000         1999
--------------------------------------------------------------------------------

CURRENT
    Federal                                $ 491        $ 295        $ 121
    State                                    148           45          117
    Foreign                                  441          577          364
--------------------------------------------------------------------------------
                                           1,080          917          602
--------------------------------------------------------------------------------
DEFERRED
    Federal                                 (406)        (114)           2
    State                                    (65)         (54)         (54)
    Foreign                                 (172)          (1)         (93)
--------------------------------------------------------------------------------
Provision for income taxes                 $ 437        $ 748        $ 457
--------------------------------------------------------------------------------


Income before taxes included ($50) million, $1,287 million and $595 million that has also been subject to income taxes of foreign jurisdictions for 2001, 2000 and 1999, respectively.

The income tax provision differs from that computed by using the statutory federal income tax rate for the reasons shown below:

In millions
Twelve months ended November 30               2001         2000         1999
--------------------------------------------------------------------------------

Federal income taxes at statutory rate       $ 612        $ 903        $ 571
State and local taxes                           54           (6)          41
Tax-exempt income                             (176)        (130)        (109)
Amortization of goodwill                         2            2            2
Foreign operations                             (55)         (15)          (6)
Other, net                                       -           (6)         (42)
--------------------------------------------------------------------------------
                                              (643)        (169)        (145)
--------------------------------------------------------------------------------
Provision for income taxes                   $ 437        $ 748        $ 457
--------------------------------------------------------------------------------

The decrease in the effective tax rate in 2001 was primarily due to a greater impact of permanent differences due to a decrease in the level of pretax income, an increase in tax-exempt income and a higher level of income from foreign operations.

Income tax benefit of approximately $549 million, $373 million and $90 million were allocated to Additional paid-in capital related to various employee compensation plans for 2001, 2000 and 1999. In addition, the Company recorded $(1) million, $(8) million and $(11) million of tax (benefits)/provisions from the translation of foreign currencies, which was recorded directly in Accumulated Other Comprehensive Income, for the fiscal years 2001, 2000 and 1999, respectively. These benefits will reduce the amount of current income taxes payable.

The Company permanently reinvested its earnings in certain foreign subsidiaries. As of November 30, 2001, $217 million of the Company's accumulated earnings were permanently reinvested. At current tax rates, additional federal income taxes (net of available tax credits) of $70 million would become payable if such income were to be repatriated.

Deferred income taxes are provided for the differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. These temporary differences will result in future income or deductions for income tax purposes and are measured using the enacted tax rates that will be in effect when such items are expected to reverse. The Company provides for deferred income taxes on undistributed earnings of foreign subsidiaries which are not permanently reinvested.

At November 30, 2001 and 2000 the deferred tax assets and liabilities consisted of the following:

DEFERRED TAX ASSETS AND LIABILITIES



In millions
November 30                                                        2001         2000
-----------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Liabilities/accruals not currently deductible                    $  459       $  439
Deferred compensation                                               782          641
Unrealized trading activity                                         101           75
Foreign tax credits                                                 168           33
Undistributed earnings of foreign subsidiaries (net of credits)     241           12
NOL carryforwards                                                   113            5
Other                                                               103           95
-----------------------------------------------------------------------------------------
                                                               $  1,967     $  1,300
Less: Valuation allowance                                           (18)         (18)
-----------------------------------------------------------------------------------------
    Total deferred tax assets net of valuation allowance       $  1,949     $  1,282
-----------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
Excess tax over financial depreciation                         $   (119)   $    (121)
Pension and retirement costs                                        (96)         (78)
Other                                                               (55)         (57)
-----------------------------------------------------------------------------------------
    Total deferred tax liabilities                             $   (270)    $   (256)
-----------------------------------------------------------------------------------------
Net Deferred Tax Assets                                        $  1,679     $  1,026
-----------------------------------------------------------------------------------------


The net deferred tax assets are included in Other assets in the accompanying Consolidated Statement of Financial Condition.

The valuation allowance recorded against deferred tax assets at November 30, 2001 and 2000 will reduce goodwill if future circumstances permit recognition. The valuation allowance relates to temporary differences resulting from the 1988 acquisition of E.F. Hutton Group, Inc. (now known as LB I Group Inc.) which are subject to separate company limitations. If future circumstances permit the recognition of the acquired tax benefit, then goodwill will be reduced.

The Company has approximately $242 million of NOL carryforwards, substantially all of which are scheduled to expire in 2021. The Company also has $168 million of foreign tax credit carryforwards which will expire in 2006.

NOTE 13.  SECURITIES PLEDGED AS COLLATERAL

The Company enters into secured borrowing and lending transactions to finance trading inventory positions, obtain securities for settlement, and meet customers' needs. The company primarily receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans and other loans. The Company is generally permitted to sell or repledge these securities held as collateral and use the securities to secure repurchase agreements, enter into securities lending transactions or deliver to counterparties to cover short positions. The Company carries secured financing agreements for financial reporting purposes on a net basis when permitted under the provision of Financial Accounting Standards Board Interpretations No. 41 ("FIN 41"). At November 30, 2001, the fair value of securities received as collateral and securities owned that have not been sold or repledged totaled approximately $38 billion. The gross fair value of securities received as collateral where the Company was permitted to sell or repledge the securities was approximately $245 billion. Of this collateral, approximately $234 billion has been sold or repledged, generally as collateral under repurchase agreements or to cover securities and other financial instruments sold but not yet purchased.

Securities owned pledged as collateral at November 30, 2001 for which the counterparty has the right to sell or repledge are comprised of the following amounts:

In millions
November 30                                           2001
-----------------------------------------------------------------

Securities and other financial instruments owned:
    Corporate equities                             $15,178
    Corporate debt and other                        10,051
    Governments and agencies                         2,596
    Certificates of deposit and other
        money market instruments                       692
-----------------------------------------------------------------
Total                                              $28,517


The carrying value of securities and other financial instruments owned that have been pledged to counterparties where those counterparties do not have the right to sell or repledge are as follows:

In millions
November 30                                           2001
-----------------------------------------------------------------

Securities and other financial instruments owned:
    Mortgages and mortgage-backed                  $20,776
    Governments and agencies                        17,672
    Corporate debt and other                         7,199
    Corporate equities                               4,098
    Certificates of deposit and other
        money market instruments                     2,173
-----------------------------------------------------------------
Total                                              $51,918
-----------------------------------------------------------------


NOTE 14.  DERIVATIVE FINANCIAL INSTRUMENTS

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

In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end-user. Acting in a trading capacity, the Company enters into derivative transactions to satisfy the needs of its clients and to manage the Company's own exposure to market and credit risks resulting from its trading activities (collectively, "Trading-Related Derivative Activities"). As an end-user, the Company primarily enters into interest rate swap and option contracts to adjust the interest rate nature of its funding sources from fixed to floating rates, and to change the index upon which floating interest rates are based (e.g., Prime to LIBOR) (collectively, "End-User Derivative Activities"). There is an extensive range of derivative products available in the marketplace, which can vary from a simple forward foreign exchange contract to a complex derivative instrument with multiple risk characteristics involving the aggregation of the risk characteristics of a number of derivative product types including swap products, options and forwards. Listed below are examples of various derivative product types along with a brief discussion of the performance mechanics of certain specific derivative instruments.

SWAP PRODUCTS. Interest rate swap products include interest rate and currency swaps, leveraged swaps, swap options, other interest rate option products including caps, collars and floors, and credit default swaps. An interest rate swap is a negotiated OTC contract in which two parties agree to exchange periodic interest payments for a defined period, calculated based upon a predetermined notional amount. Interest payments are usually exchanged on a net basis throughout the duration of the swap contract. A currency swap is an OTC agreement to exchange a fixed amount of one currency for a specified amount of a second currency at the outset and completion of the swap term. Leveraged swaps involve the multiplication of the interest rate factor upon which the interest payment streams are based (e.g., Party A pays three times the six-month LIBOR). Caps are contractual commitments that require the writer to pay the purchaser the amount by which an interest reference rate exceeds a defined contractual rate, if any, at specified times during the contract. Conversely, a floor is a contractual commitment that requires the writer to pay the amount by which a defined contractual rate exceeds an interest reference rate at specified times over the life of the contract, if any. Equity swaps are contractual agreements whereby one party agrees to receive the appreciation (or depreciation) value over a strike price on an equity investment in return for paying another rate, which is usually based upon equity index movements or interest rates. Commodity swaps are contractual commitments to exchange the fixed price of a commodity for a floating price (which is usually the prevailing spot price) throughout the swap term. Credit derivatives are contractual agreements that provide insurance against a credit event of one or more referenced credits. The nature of the credit event is established by the buyer and seller at the inception of the transaction, and such events include bankruptcy, insolvency, rating agency downgrade and failure to meet payment obligations when due. The buyer of the credit derivative pays a periodic fee in return for a contingent payment by the seller (insurer) following a credit event. The Company acts as both a buyer and seller of credit derivatives.

OPTIONS. Option contracts provide the option purchaser (holder) with the right but not the obligation to buy or sell a financial instrument, commodity or currency at a predetermined exercise price (strike price) during a defined period (American Option) or at a specified date (European Option). The option purchaser pays a premium to the option seller (writer) for the right to exercise the option. The option seller is obligated to buy (put) or sell (call) the item underlying the contract at a set price, if the option purchaser chooses to exercise. Option contracts also exist for various indices and are similar to options on a security or other instrument except that, rather than physical settling with delivery of the underlying instrument, they are cash settled. As a purchaser of an option contract, the Company is subject to credit risk, since the counterparty is obligated to make payments under the terms of the option contract, if the Company exercises the option. As the writer of an option contract, the Company is not subject to credit risk but is subject to market risk, since the Company is obligated to make payments under the terms of the option contract if exercised.

Option contracts may be exchange-traded or OTC. Exchange-traded options are the obligations of the exchange and generally have standardized terms and performance mechanics. In contrast, all of the terms of an OTC option including the method of settlement, term, strike price, premium and security are determined by negotiation of the parties.

FUTURES AND FORWARDS. Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a financial instrument or commodity at a specified future date and price. Maintaining a futures contract requires the Company to deposit with the exchange an amount of cash or other specified assets as security for its obligation. Therefore, the potential for losses from exchange-traded products is limited. As of November 30, 2001 the Company had approximately $2.6 billion on deposit with futures exchanges consisting of cash and securities (customer and proprietary). Additionally, futures exchanges generally require the daily cash settlement of unrealized gains/losses on open contracts with the futures exchange. Therefore, futures contracts provide a reduced funding alternative to purchasing the underlying cash position in the marketplace. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date or by entering into an offsetting futures contract with the futures exchange prior to the settlement date.

Forwards are OTC contractual commitments to purchase or sell a specified amount of a financial instrument, foreign currency or commodity on a future date at a predetermined price. TBAs are forward contracts which give the purchaser/seller an obligation to obtain/deliver mortgage securities in the future. Therefore, TBAs subject the holder to both interest rate risk and principal prepayment risk.

TRADING-RELATED DERIVATIVE ACTIVITIES. Derivatives are subject to various risks similar to other financial instruments including market, credit and operational risk. In addition, the Company may be exposed to legal risks related to its derivative activities including the possibility that a transaction may be unenforceable under applicable law. The risks of derivatives should not be viewed in isolation, but rather should be considered on an aggregate basis along with the Company's other trading-related activities. The Company manages the risks associated with derivatives on an aggregate basis along with the risks associated with its proprietary trading and market-making activities in cash instruments as part of its firmwide risk management policies.

Derivatives are generally based upon notional amounts. Notional amounts are not recorded on-balance sheet, but rather are utilized solely as a basis for determining future cash flows to be exchanged. Therefore, notional amounts provide a measure of the Company's involvement with such instruments, but are not indicative of actual or potential risk.

As of November 30, 2001 and 2000, the Company had total notional/contract amounts of trading related derivative activities of $5,394 billion and $3,417 billion, respectively. Of the total notional amounts approximately $4,917 billion and $3,171 billion are over-the-counter and $477 billion and $246 billion are exchange-traded as of November 30, 2001 and 2000, respectively. The total weighted-average maturity at November 30, 2001, for over-the-counter and exchange-traded contracts was 4.39 years and 0.71 years, respectively. Approximately $1,674 billion of the notional/contract amount of the Company's Trading-Related Derivative Activities mature within the year ending November 30, 2002, of which approximately 47% have maturities of less than one month.

The Company records its Trading-Related Derivative Activities on a mark-to-market basis with realized and unrealized gains and losses recognized currently in Principal transactions in the Consolidated Statement of Income. Unrealized gains and losses on derivative contracts are recorded on a net basis in the Consolidated Statement of Financial Condition for those transactions with counterparties executed under a legally enforceable master netting agreement and are netted across products when such provisions are stated in the master netting agreement. The Company offers equity, fixed income and foreign exchange products to its customers. Because of the integrated nature of the market for such products, each product area trades cash instruments as well as derivative products.

Listed in the following table is the fair value of the Company's Trading-Related Derivative Activities as of November 30, 2001 and 2000. Assets and liabilities represent net unrealized gains (amounts receivable from counterparties) and net unrealized losses (amounts payable to counterparties), respectively.

FAIR VALUE OF TRADING-RELATED DERIVATIVE FINANCIAL INSTRUMENTS


                                                                                   Fair Value*                Fair Value*
                                                                               November 30, 2001**         November 30, 2000
In millions                                                                   Assets  Liabilities       Assets  Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

Interest rate, currency and credit default swaps and options
    (including caps, collars and floors)                                     $ 6,482      $ 6,485      $ 4,349      $ 3,390
Foreign exchange forward contracts and options                                   740        1,111          902        1,361
Other fixed income securities contracts
    (including futures contracts, options and TBAs)                              747          226          496          418
Equity contracts (including equity swaps, warrants and options)                3,586        2,502        3,836        3,399
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             $11,555      $10,324      $ 9,583      $ 8,568
-----------------------------------------------------------------------------------------------------------------------------------



* Amounts represent carrying value (exclusive of collateral) and do not include receivables or payables related to exchange-traded futures contracts.


** 2001 information includes end-user derivative activity on a mark-to-market basis in accordance with SFAS No. 133.

Assets included in the table above represent the Company's unrealized gains, net of unrealized losses for situations in which the Company has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties. Therefore, the fair value of assets/liabilities related to derivative contracts at November 30, 2001 and 2000 represents the Company's net receivable/payable for derivative financial instruments before consideration of collateral. Included within the $11,555 million fair value of assets at November 30, 2001 was $10,555 million related to swaps and other OTC contracts and $1,000 million related to exchange-traded option and warrant contracts. Included within the $9,583 million fair value of assets at November 30, 2000 was $8,643 million related to swaps and other OTC contracts and $940 million related to exchange-traded option and warrant contracts.

The primary difference in risks related to OTC and exchange-traded contracts is credit risk. OTC contracts contain credit risk for unrealized gains from various counterparties for the duration of the contract, net of collateral. With respect to OTC contracts, including swaps, the Company views its net credit exposure to third-parties to be $7,909 million at November 30, 2001, representing the fair value of the Company's OTC contracts in an unrealized gain position, after consideration of collateral.

Counterparties to the Company's OTC derivative products are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. Presented below is an analysis of the Company's net credit exposure at November 30, 2001 for OTC contracts based upon actual ratings made by external rating agencies or by equivalent ratings established and utilized by the Company's Credit Risk Management Department.

Counterparty      S&P/                      Net Credit
Risk Rating       Moody's Equivalent        Exposure
---------------------------------------------------------------

1                 AAA/Aaa                        19%
2                 AA-/Aa3 or higher              30%
3                 A-/A3 or higher                30%
4                 BBB-/Baa3 or higher            16%
5                 BB-/Ba3 or higher               3%
6                 B+/B1 or lower                  2%


The Company's OTC contracts credit exposure by maturity is set forth below:

                  Less                                    Greater
Counterparty      than         2-5          5-10          than
Risk Rating       1 Year       Years        Years         10 Years     Total
--------------------------------------------------------------------------------
1                   3%            6%           5%           5%          19%
2                  11%           14%           3%           2%          30%
3                   9%           12%           3%           6%          30%
4                   5%            4%           2%           5%          16%
5                   1%            1%           -            1%           3%
6                   2%            -            -            -            2%
--------------------------------------------------------------------------------
Total              31%           37%          13%          19%         100%
--------------------------------------------------------------------------------


The Company is also subject to credit risk related to its exchange-traded derivative contracts. Exchange-traded contracts, including futures and certain options, are transacted directly on the exchange. To protect against the potential for a default, all exchange clearinghouses impose net capital requirements for their membership. Additionally, exchange clearinghouses require counterparties to futures contracts to post margin upon the origination of the contracts and for any changes in the market value of the contracts on a daily basis (certain foreign exchanges provide for settlement within three days). Therefore, the potential for losses from exchange-traded products is limited.

END-USER DERIVATIVE ACTIVITIES. The Company utilizes a variety of derivative products for non-trading purposes as an end-user to modify the interest rate characteristics of its long-term debt portfolio and certain secured financing activities. In this regard, the Company primarily enters into fair value hedges utilizing interest rate swaps to convert a substantial portion of the Company's fixed rate long-term debt and certain term fixed rate secured financing activities to a floating interest rate. The ineffective portion of the fair value hedges were included in Interest Expense on the consolidated statement of income and were not material to the Company's results for the twelve months ended November 30, 2001. At November 30, 2001 and 2000, the notional amounts of the Company's end-user activities related to its long-term debt obligations were approximately $35.1 billion and $26.9 billion, respectively. (For a further discussion of the Company's long-term debt related end-user derivative activities see Note 4.)

The Company also utilizes derivative products as an end-user to modify its interest rate exposure associated with its secured financing activities, including securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase and securities loaned. As with the

Company's long-term debt, its secured financing activities expose the Company to interest rate risk. The Company, as an end-user, manages the interest rate risk related to these activities by utilizing derivative financial instruments, including interest rate swaps and purchased options. The Company designates certain specific derivative transactions against specific assets and liabilities with matching maturities. At November 30, 2001 and 2000, the Company, as an end-user, utilized derivative financial instruments with an aggregate notional amount of $8.8 billion and $8.5 billion, respectively, to modify the rate characteristics of its secured financing activities. The total notional amount of these agreements had a weighted-average maturity of 5.1 years and 3.5 years as of November 30, 2001 and 2000, respectively.

NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Assets and liabilities, which are recorded at contractual amounts that approximate market or fair value include cash and cash equivalents, cash and securities segregated and on deposit for regulatory and other purposes, receivables, certain other assets, commercial paper and short-term debt, and payables. The market values of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of these instruments and their variable interest rates.

In 2001, the Company's long-term debt is recorded at historical amounts, unless designated as the hedged item in a fair value hedge under SFAS 133. The Company carries such hedged debt on a modified mark-to-market basis, which amount could differ from fair value. In 2000, the Company's long-term debt is recorded at contractual rates.

The following table provides a summary of the fair value of the Company's long-term debt and related end-user derivative activities. The fair value of the Company's long-term debt was estimated using either quoted market prices or discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowing arrangements.

In millions                                           2001         2000
-------------------------------------------------------------------------------
Carrying value of long-term debt                   $38,301      $35,233
Fair value of long-term debt                       $38,458      $35,193
-------------------------------------------------------------------------------
Unrecognized net (loss) gain
    on long-term debt                              $ (157)        $  40
-------------------------------------------------------------------------------


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

At November 30, 2001 and 2000, the Company, as an end-user, utilized derivative financial instruments with an aggregate notional amount of $8.8 billion and $8.5 billion, respectively, to modify the interest rate characteristics of its secured financing activities. At November 30, 2001, the carrying value of the secured financing activities designated as a fair value hedge, approximated its fair value. At November 30, 2000, the unrecognized net losses on derivatives associated with certain financing activities were $22 million, which were substantively offset by unrecognized net gains on related secured financing activities. Additionally, at November 30, 2001 and November 30, 2000, the Company had approximately $20 million and $8 million, respectively, of unrecognized losses related to approximately $8.5 billion for both years of long-term fixed rate repurchase agreements.

NOTE 16.  OTHER COMMITMENTS AND CONTINGENCIES

As of November 30, 2001 and 2000, the Company was contingently liable for $1.1 billion and $2.1 billion, respectively, of letters of credit, primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges, and other guarantees.

In connection with its financing activities, the Company had outstanding commitments under certain lending arrangements of approximately $2.1 billion and $3.2 billion, at November 30, 2001 and 2000, respectively. These commitments require borrowers to provide acceptable collateral, as defined in the agreements, when amounts are drawn under the lending facilities. Advances made under the above lending arrangements are typically at variable interest rates and generally provide for over-collateralization based upon the borrowers' creditworthiness.

In addition, the Company, through its high grade and high yield sales, trading and underwriting activities, makes commitments to extend credit in loan syndication transactions. The Company utilizes various hedging and funding strategies to actively manage its market, credit and liquidity exposures on these commitments. In addition, total commitments are not indicative of actual risk or funding requirements, as the commitments may not be drawn or fully utilized. These commitments and any related draw downs of these facilities typically have fixed maturity dates and are contingent upon certain representations, warranties and contractual conditions applicable to the borrower.

At November 30, 2001 and 2000, the Company had net lending commitments to investment grade borrowers of $4.1 billion (gross commitments of $5.9 billion less $1.8 billion of associated hedges) and $4.3 billion ($4.4 billion of gross commitments and $0.1 billion of associated hedges), respectively. Lending commitments to non-investment grade borrowers totaled $1.4 billion and $1.3 billion at November 30, 2001 and 2000, respectively. In addition, at November 30, 2001 and 2000, the Company has pre-arranged funding facilities with third party lenders of $4.9 billion and $3.8 billion, respectively, available to it to fund draw downs against these commitments. These funding facilities contain limits for certain concentrations of counterparty, industry or credit ratings of the underlying loans.

As of November 30, 2001, the Company had pledged securities, primarily fixed income, having a market value of approximately $31.8 billion, as collateral for securities borrowed having a market value of approximately $31.2 billion.

At November 30, 2001, the Company had commitments to enter into forward starting secured resale and repurchase agreements of $52.3 billion and $26.5 billion, respectively, as compared to secured resale and repurchase agreements of $51.9 billion and $17.0 billion, respectively, as of November 30, 2000.

Securities and other financial instruments sold but not yet purchased represent obligations of the Company to purchase the securities at prevailing market prices. Therefore, the future satisfaction of such obligations may be for an amount greater or less than the amount recorded. The ultimate gain or loss is dependent upon the price at which the underlying financial instrument is purchased to settle the Company's obligation under the sale commitment.

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

At November 30, 2001 and 2000, the Company had commitments to invest up to $555 million and $357 million, respectively, directly and through partnerships in private equity related investments. These commitments will be funded as required through the end of the respective investment periods, principally expiring in 2004.

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

In the normal course of its business, the Company has been named a defendant in a number of lawsuits and other legal proceedings. After considering all relevant facts, available insurance coverage and the advice of counsel, in the opinion of the Company such litigation will not, in the aggregate, have a material adverse effect on the Company's consolidated financial position, but may be material to the Company's operating results for any particular period, depending on the level of income for such period.

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

Securities and other financial instruments owned by the Company include U.S. government and agency securities, and securities issued by non-U.S. governments, which in the aggregate, represented 11% of the Company's total assets at November 30, 2001. In addition, primarily all of the collateral held by the Company for resale agreements represented 34% of total assets at November 30, 2001, and consisted of securities issued by the U.S. government, federal agencies or non-U.S. governments. The Company's most significant industry concentration is financial institutions, which include other brokers and dealers, commercial banks and institutional clients. This concentration arises in the normal course of the Company's business.

LEASE COMMITMENTS The Company leases office space and equipment throughout the world and is a party to a ground lease with Rock 49th LLC covering 745 Seventh Avenue, which extends through 2028, and with the Battery Park City Authority covering 3 World Financial Center, which extends through 2069. Total rent expense for 2001, 2000 and 1999 was $98 million, $47 million and $37 million, respectively. Certain leases on office space contain escalation clauses providing for additional rentals based upon maintenance, utility and tax increases.

Minimum future rental commitments under non-cancelable operating leases (net of subleases of $182 million) are as follows:

MINIMUM FUTURE RENTAL COMMITMENTS
In millions
-----------------------------------------------------------------
Fiscal 2002                                         $  138
Fiscal 2003                                            128
Fiscal 2004                                            165
Fiscal 2005                                            171
Fiscal 2006                                            175
December 1, 2006 and thereafter                      3,319
-----------------------------------------------------------------
                                                    $4,096
-----------------------------------------------------------------

During the year, the Company entered into leases at 399 Park Avenue in New York and Canary Wharf in London which in aggregate total in excess of $2 billion of future rental commitments, which are included in the table above.

NOTE 17.  SEGMENTS

Lehman Brothers operates in three segments: Investment Banking, Capital Markets, and Client Services.

The Investment Banking Division provides advice to corporate, institutional and government clients throughout the world on mergers, acquisitions and other financial matters. The Division also raises capital for clients by underwriting public and private offerings of debt and equity securities.

The Capital Markets Division includes the Company's institutional sales, trading, research and financing activities in equity and fixed income cash and derivatives products. Through the Division, the Company is a global market-maker in numerous equity and fixed income products, including U.S., European and Asian equities, government and agency securities, money market products, corporate high grade, high yield and emerging market securities, mortgage- and asset-backed securities, municipal securities, bank loans, foreign exchange and derivatives products. The Division also includes the Company's risk arbitrage and secured financing business, as well as realized and unrealized gains and losses related to the Company's direct private equity investments. The financing business manages the Company's equity and fixed income matched book activities, supplies secured financing to institutional clients and customers, and provides secured funding for the Company's inventory of equity and fixed income products.

Client Services revenues reflect earnings from the Company's private client and private equity businesses. Private Client revenues reflect the Company's high-net-worth retail customer flow activities as well as asset management fees earned from these clients. Private Equity revenues include the management and incentive fees earned in the Company's role as general partner for thirty-three Private Equity partnerships. In addition, these revenues also include the appreciation of its general partnership interests.

The Company's segment information for fiscal years 2001, 2000 and 1999 is presented below and was developed consistent with the accounting policies used to prepare the Company's consolidated financial statements.

SEGMENTS
                             Investment      Capital       Client
In millions                     Banking      Markets     Services        Total
--------------------------------------------------------------------------------

NOVEMBER 30, 2001
Net revenue                      $1,925       $4,024       $  787       $6,736
Earnings before taxes(1)(2)      $  373       $1,322       $  180       $1,875
Segment assets (billions)        $  1.7       $240.3       $  5.8       $247.8

NOVEMBER 30, 2000
Net revenue                      $2,179       $4,689       $  839       $7,707
Earnings before taxes(2)         $  499       $1,801       $  279       $2,579
Segment assets (billions)        $  1.3       $218.3       $  5.1       $224.7

NOVEMBER 30, 1999
Net revenue                      $1,664       $3,093       $  583       $5,340
Earnings before taxes(2)         $  509       $  978       $  144       $1,631
Segment assets (billions)        $  0.9       $187.7       $  3.6       $192.2

(1) Excludes the impact of a special charge of $127 million.
(2) And before dividends on preferred securities.

NET REVENUES BY GEOGRAPHIC REGION

In millions
Twelve months ended November 30           2001         2000         1999
-------------------------------------------------------------------------------
U.S.                                    $4,241       $4,492       $3,160
Europe                                   1,955        2,389        1,650
Asia Pacific and other                     540          826          530
-------------------------------------------------------------------------------
Total                                   $6,736       $7,707       $5,340

The following information describes the Company's methods of allocating consolidated net revenues to geographic regions. Net revenues, if origination or trading-related, have been distributed based upon the location where the primary or secondary position was fundamentally risk managed; if fee-related, by the location of the senior coverage banker; if commission-related, by the location of the salespeople. In addition, certain revenues associated with domestic products and services which resulted from relationships with international clients and customers have been reclassified as international revenues using an allocation consistent with the Company's internal reporting.

NOTE 18.  QUARTERLY INFORMATION (UNAUDITED)

The following information represents the Company's unaudited quarterly results of operations for 2001 and 2000. Certain amounts reflect reclassifications to conform to the current period's presentation. These quarterly results reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results. Revenues and earnings of the Company can vary significantly from quarter to quarter due to the nature of the Company's business activities.

QUARTERLY INFORMATION (UNAUDITED)




In millions                                             2001                                             2000
                                       ---------------------------------------      ----------------------------------------------
Except per share amounts                Nov. 30    Aug. 31     May 31     Feb. 28     Nov. 30     Aug. 31      May 31    Feb. 29
-----------------------------------------------------------------------------------------------------------------------------------

Total revenues                           $4,300     $5,057     $6,284      $6,752      $6,414      $7,359      $6,334     $6,340
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense                          3,097      3,429      4,262       4,869       4,716       5,307       4,579      4,138
-----------------------------------------------------------------------------------------------------------------------------------
Net revenues                              1,203      1,628      2,022       1,883       1,698       2,052       1,755      2,202
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
-----------------------------------------------------------------------------------------------------------------------------------
    Compensation and benefits               615        830      1,032         960         806       1,067         912      1,145
    Other expenses                          345        363        365         350         338         312         285        263
    Special charge                          127          -          -           -           -           -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses               1,087      1,193      1,397       1,310       1,144       1,379       1,197      1,408
-----------------------------------------------------------------------------------------------------------------------------------
Income before taxes and dividends
    on trust preferred securities           116        435        625         573         554         673         558        794
-----------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                  (28)       112        181         172         141         202         166        239
-----------------------------------------------------------------------------------------------------------------------------------
Dividends on trust preferred
    securities                               14         14         14          14          14          14          14         14
-----------------------------------------------------------------------------------------------------------------------------------
Net income                               $  130     $  309     $  430      $  387      $  399      $  457      $  378     $  541
-----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to
    common stock                         $  119     $  298     $  369      $  375      $  386      $  444      $  366     $  482
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average shares
-----------------------------------------------------------------------------------------------------------------------------------
    Basic                                 241.9      240.4      243.9       246.2       241.9       242.3       246.3      246.1
    Diluted                               261.5      261.8      266.9       270.7       265.4       265.0       265.3      262.4
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share
-----------------------------------------------------------------------------------------------------------------------------------
    Basic                                $ 0.49     $ 1.24     $ 1.51      $ 1.52      $ 1.60      $ 1.83      $ 1.49     $ 1.96
    Diluted                              $ 0.46     $ 1.14     $ 1.38      $ 1.39      $ 1.46      $ 1.68      $ 1.39     $ 1.84
-----------------------------------------------------------------------------------------------------------------------------------
Dividends per common share               $0.070     $0.070     $0.070      $0.070      $0.055      $0.055      $0.055     $0.055
-----------------------------------------------------------------------------------------------------------------------------------
Book value per common share
    (at period end)                      $31.81     $30.83     $29.93      $28.90      $28.78      $27.58      $25.59     $24.40



SELECTED FINANCIAL DATA

The following table summarizes certain consolidated financial information included in the audited consolidated financial statements.



In millions, except per share data, other data and financial ratios
Twelve months ended November 30                       2001         2000         1999         1998         1997
----------------------------------------------------------------------------------------------------------------------------


CONSOLIDATED STATEMENT OF INCOME
Revenues:
    Principal transactions                         $ 2,779      $ 3,713      $ 2,341      $ 1,373      $ 1,461
    Investment banking                               2,000        2,216        1,682        1,441        1,275
    Commissions                                      1,091          944          651          513          423
    Interest and dividends                          16,470       19,440       14,251       16,542       13,635
    Other                                               52          134           64           25           89
------------------------------------------------------------------------------------------------------------------------------
       Total revenues                               22,392       26,447       18,989       19,894       16,883
       Interest expense                             15,656       18,740       13,649       15,781       13,010
------------------------------------------------------------------------------------------------------------------------------
       Net revenues                                  6,736        7,707        5,340        4,113        3,873
------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
    Compensation and benefits                        3,437        3,931        2,707        2,086        1,964
    Other expenses                                   1,424        1,197        1,002          975          972
    Special charge                                    127             -            -            -            -
------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expenses                    4,988        5,128        3,709        3,061        2,936
------------------------------------------------------------------------------------------------------------------------------
Income before taxes and dividends
      on trust preferred securities                  1,748        2,579        1,631        1,052          937
Provision for income taxes                             437          748          457          316          290
Dividends on trust preferred securities                 56           56           42            -            -
------------------------------------------------------------------------------------------------------------------------------
Net income                                         $ 1,255      $ 1,775      $ 1,132       $  736      $   647
------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock              $ 1,161      $ 1,679      $ 1,037       $  649       $  572
------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF
FINANCIAL CONDITION (AT PERIOD END)
Total assets                                      $247,816     $224,720     $192,244     $153,890     $151,705
Total assets excluding matched book(a)             164,538      143,478      130,022      111,509      108,099
Long-term debt(b)                                   38,301       35,233       30,691       27,341       20,261
Preferred securities (subject to mandatory redemption) 710          860          710            -            -
Total stockholders' equity                           8,459        7,781        6,283        5,413        4,523
Total capital(c)                                    47,470       43,874       37,684       32,754       24,784
------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA(d)
Net income (excluding special charge)               $ 4.64       $ 6.38       $ 4.08       $ 2.60       $ 2.36
Dividends declared per common share                 $ 0.28       $ 0.22       $ 0.18       $ 0.15       $ 0.12
Book value per common share (at period end)        $ 31.81      $ 28.78      $ 22.75      $ 18.53      $ 16.70
------------------------------------------------------------------------------------------------------------------------------
OTHER DATA (AT PERIOD END)
Ratio of total assets to total stockholders'
    equity and preferred securities                  27.0x        26.0x        27.5x        28.4x        33.5x
Ratio of total assets excluding matched book to
    total stockholders' equity and preferred
    securities(a)                                    17.9x        16.6x        18.6x        20.6x        23.9x
Employees                                           13,090       11,326       8,893         8,873        8,340
------------------------------------------------------------------------------------------------------------------------------

FINANCIAL RATIOS (%)
Compensation and benefits/net revenues                51.0         51.0         50.7         50.7         50.7
Pretax operating margin (excluding special charge)    27.8         33.5         30.5         25.6         24.2
Pretax operating margin                               26.0         33.5         30.5         25.6         24.2
Effective tax rate (excluding special charge)         26.3         29.0         28.0         30.0         30.9
Effective tax rate                                    25.0         29.0         28.0         30.0         30.9
Return on average common equity (excluding special
    charge and redeemable preferred dividend)         17.5         27.4         21.8         16.3         17.0
Return on average common equity                       15.9         26.6         20.8         15.2         15.6
------------------------------------------------------------------------------------------------------------------------------



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

(c) Total capital includes long-term debt, stockholders' equity and preferred securities subject to mandatory redemption. (d) All share and per share data have been restated for the two-for-one common stock split effective October 2000.

[PAGE OMITTED]

OTHER STOCKHOLDER INFORMATION

COMMON STOCK

Ticker Symbol:  LEH
The common stock of Lehman Brothers Holdings Inc. is listed on the New York Stock Exchange and on the Pacific Exchange. As of January 31, 2002, there were 23,072 holders of record of the Company's common stock. On January 31, 2002, the last reported sales price of Lehman Brothers' common stock was $64.77.

ANNUAL MEETING

Lehman Brothers' annual meeting of stockholders will be held on Tuesday, April 9, 2002 at 10:30 a.m. at 399 Park Avenue, 12th Floor Auditorium, New York, New York 10022.

DIVIDENDS

Effective January 2002, Lehman Brothers' Board of Directors increased the fiscal 2002 dividend rate to $0.36 per common share from an annual dividend rate of $0.28 per share in fiscal 2001. Dividends on the Company's common stock are generally payable, following declaration by the Board of Directors, on the last business day of February, May, August and November.

REGISTRAR AND TRANSFER AGENT FOR COMMON STOCK

Questions regarding dividends, transfer requirements, lost certificates, changes of address, direct deposit of dividends, the direct purchase and dividend reinvestment plan, or other inquiries should be directed to:

The Bank of New York                       E-mail: shareowner-svcs@bankofny.com
Shareholders Services Department           Website: http://www.stockbny.com
P.O. Box 11258
Church Street Station
New York, New York 10286-1258
Telephone:    (800) 824-5707 (U.S.)
              (610) 312-5303 (non-U.S.)

DIRECT PURCHASE AND DIVIDEND REINVESTMENT PLAN

Lehman Brothers' Direct Purchase and Dividend Reinvestment Plan provides both existing stockholders and first-time investors with an alternative means of purchasing the Company's stock. The plan has no minimum stock ownership requirements for eligibility and enrollment. Plan participants may reinvest all or a portion of cash dividends and/or make optional cash purchases up to a maximum of $175,000 per year without incurring commissions or service charges. Additional information and enrollment forms can be obtained from the Company's Transfer Agent listed above.

ANNUAL REPORT AND FORM 10-K

Lehman Brothers will make available upon request, without charge, copies of this Annual Report and the Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Requests may be directed to:

Jeffrey A. Welikson
Corporate Secretary
399 Park Avenue
New York, New York 10022
Telephone: (212) 526-0858





INDEPENDENT AUDITORS                INVESTOR RELATIONS                 MEDIA RELATIONS  WEBSITE ADDRESS
Ernst & Young LLP                   (212) 526-8381                     (212) 526-4379    http://www.lehman.com
787 Seventh Avenue
New York, New York 10019
Telephone: (212) 773-3000




PRICE RANGE OF COMMON STOCK
                                        Three months ended                                  Three months ended
                                                      2001                                                2000
           Nov. 30      Aug. 31       May 31       Feb. 28      Nov. 30      Aug. 31       May 31      Feb. 29

High        $71.93       $78.26       $82.25        $85.72       $80.00       $72.51       $51.72       $47.50
Low         $46.64       $63.90       $55.35        $51.13       $49.50       $40.81       $36.25       $31.06
