Form 10-K, Exhibit 13
period 2002-11-30
LEHMAN BROTHERS HOLDINGS INC
filed 2003-02-28
CIK 806085

EXHIBIT 13.01

[Note: Page numbers correspond to pages in the printed 2002 Annual Report.]

Lehman Brothers Holdings Inc. (“Holdings”) and subsidiaries (collectively, the “Company” or “Lehman Brothers”) is a leading financial services firm that provides investment banking and capital markets facilitation to a global client base. The Company’s business activities are divided into three segments: Investment Banking, Capital Markets and Client Services. The investment banking industry is influenced by several factors inherent in the global financial markets and economic conditions worldwide. As a result, revenues and earnings may vary from quarter to quarter and from year to year.

Forward-Looking Statements

Some of the statements contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, including those relating to the Company’s strategy and other statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are not historical facts but instead represent only the Company’s expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, the factors listed below. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, accordingly, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Certain Factors Affecting Results of Operations

The Company’s results of operations may be affected by uncertain or unfavorable economic, market, legal and other conditions. These conditions include:

Market Fluctuations and Volatility

Changes in interest and foreign exchange rates, securities and commodities valuations and increases in volatility can increase risk and may also impact customer flow related revenues in the Capital Markets and Client Services businesses, as well as impact the volume of debt and equity underwritings and merger and acquisition transactions.

Industry Competition and Changes in Competitive Environment

Increased competition from both banking institutions and non-traditional financial services providers and industry consolidation could impact fees earned from the Company’s investment banking and capital markets businesses.

Investor Sentiment

This past year has seen a record number of accounting and corporate governance scandals which have had a significant impact on investor confidence in the market place. In addition, geopolitical concerns about possible military action and terrorist activities can have an effect on the global financial markets.

Liquidity

Liquidity risk management is of critical importance to the Company. Liquidity could be impacted by the inability to access the long-term or short-term debt markets or the repurchase and securities lending markets. However, the Company’s liquidity and funding policies have been designed with the goal of providing sufficient liquidity resources to continually fund its balance sheet and to meet its obligations in all market environments.

Credit Ratings

The Company’s access to the unsecured funding markets is dependent upon the Company’s credit ratings. A reduction in the Company’s credit ratings could adversely affect the Company’s access to liquidity alternatives and its competitive position, and could increase the cost of funding or trigger additional collateral requirements.

Credit Exposure

Credit risk represents the possibility that a counterparty will be unable to honor its contractual obligations to the Company. Although the Company actively manages daily credit risk exposure as part of its risk management framework, counterparty default risk may arise from unforeseen events or circumstances.

Legal/regulatory

Legal and regulatory changes in the U.S. and other jurisdictions could have unfavorable impacts on the Company’s businesses and results.

Business Environment

The principal business activities of the Company are investment banking and capital markets facilitation. Through the Company’s investment banking, trading, research, structuring and distribution capabilities in equity and fixed income products, the Company continues to build on its client/customer business model. This model focuses on “customer flow” activities. The “customer flow” model is based upon the Company’s principal focus of facilitating customer transactions in all major global capital markets products and services. The Company generates customer flow revenues from institutional and high-net-worth clients/customers by (i) advising on and structuring transactions specifically suited to meet client needs, (ii) serving as a market maker and/or intermediary in the global marketplace, including having securities and other financial instrument products available to allow clients to rebalance their portfolios and diversify risks across different market cycles and (iii) acting as an underwriter to clients.

Marketplace uncertainties experienced throughout 2001 continued into 2002, with a further deterioration in global market conditions. The market downturn was fueled by a number of negative influences: a heightened degree of geopolitical risks, simultaneously weak levels of economic activity globally and reduced investor confidence levels, particularly in the U.S., resulting from certain corporate accounting practices and governance issues. These negative factors served to increase both the risk premium and volatility in the global equity markets, which resulted in lower returns in all major equity markets during 2002. The Dow Jones Industrial Average (“DJIA”) finished the year at 8,896, down 10% from fiscal year-end 2001. The NASDAQ composite and the S&P 500 decreased 23% and 18%, respectively, from the fiscal year-end of 2001. The FTSE 100 decreased 20% during the fiscal year while the DAX decreased 33%. In Asia, the Nikkei closed the year down 14%, reaching its lowest level in the past two decades, as Japan continued to be mired in a decade long recession. In November 2002, the Federal Reserve lowered the Federal Funds rate by 50 basis points to 1.25% in an attempt to stimulate growth after having left the Federal Funds rate unchanged for most of the fiscal year. The Bank of England kept rates unchanged at 4% throughout 2002 while the European Central Bank lowered rates in December of 2002 in hopes of spurring confidence and growth in the marketplace.

Declining market valuations had a significant impact on global equity origination activity. Fiscal 2002 global equity origination activity was at a five-year low, with volume slightly down from the already depressed levels of 2001.

Fixed income markets continued to benefit from low interest rates in 2002 with global debt origination relatively flat to the robust levels experienced in 2001. However, accounting and corporate governance scandals coupled with historically unprecedented numbers of debt downgrades and high profile defaults caused investors to move away from certain credit products and towards more defensive assets such as government and mortgage-backed securities. This resulted in a widening of credit spreads and negatively impacted investment grade and high yield debt originations, which declined by 13% and 22%, respectively, from prior year levels. Asset- and mortgage-backed debt issuances benefited from the shift into more defensive asset classes and saw increases of 15% and 44%, respectively, during fiscal year 2002. (Statistics provided by Thomson Financial Securities Data Corp (“TFSD”).)

Mergers and acquisitions (“M&A”) advisory activity, which slowed in 2001, experienced even further declines in 2002 to its lowest level since 1995. Market conditions for acquisitions continued to be extremely difficult, as corporations concentrated on corporate governance matters and focused less on strategic transactions. Worldwide completed M&A activity for 2002 decreased 45% from the prior year, according to TFSD, and announced M&A activity for fiscal 2002 decreased 29% from the prior year’s levels.

Results of Operations

The Company reported net income of $975 million or $3.47 per share (diluted) in 2002 down from net income of $1,255 million and earnings per share (diluted) of $4.38 in 2001. Net revenues were $6,155 million and $6,736 million in 2002 and 2001, respectively. Although 2002 results decreased from the prior year’s levels, the Company believes that these results in an extremely challenging market environment, coupled with market share increases in many products, demonstrate the strength, diversity and resiliency of the Company’s franchise. The Company has improved its market position in a number of key areas including: M&A advisory and debt and common stock underwriting. The Company also continued to maintain a strict discipline with regard to its core competencies during the year, specifically managing expenses, risk management and capital deployment.

The Company’s results in 2002 include the impact of three special items: a pre-tax net gain of $108 million associated with September 11th related costs and insurance settlement proceeds, a $128 million pre-tax charge associated with decisions to reconfigure certain other global real estate holdings and an $80 million pre-tax charge related to the Company’s participation in the proposed settlement regarding allegations of research analyst conflicts of interest. The net pre-tax effect of these three items is a charge of $100 million ($78 million after-tax), which resulted in a decrease to earnings per share (diluted) of $0.30. (Additional information about these amounts can be found in Notes 2, 3 and 4 to the Consolidated Financial Statements.)

The Company’s 2001 results include the impact of a $127 million pre-tax charge ($71 million after-tax) stemming from the events of September 11th, which resulted in the displacement and relocation of substantially all of the Company’s New York based employees. The effect of the charge was a decrease to earnings per share (diluted) of $0.26. (Additional information about this charge can be found in Note 2 to the Consolidated Financial Statements.)

In 2000, the Company reported record net income of $1,775 million or $6.38 per share (diluted) and net revenues of $7,707 million, reflecting a much more favorable global market environment.

Net Revenues

The Company recorded net revenues of $6,155 million, $6,736 million and $7,707 million for fiscal years 2002, 2001 and 2000, respectively. The decrease in net revenues over this three- year period principally resulted from the deterioration of global market conditions from the more favorable environment in 2000 in which the Company recorded record net revenues. The 9% decrease in net revenues in 2002 was principally the result of lower M&A, equity origination and equity capital markets revenue levels, partially offset by an increase in fixed income capital markets revenues. Client Service revenues and debt origination revenue levels remained relatively unchanged from fiscal 2001. (See page 38 for a detailed discussion of revenues by segment.)

Global equity markets declined significantly throughout this period, as evidenced by an average decline in global equity indices of 20% and 17% in fiscal 2002 and fiscal 2001, respectively. The declines in equity market valuations negatively impacted both the volume of global M&A transactions, as completed transactions were approximately 65% lower in 2002 than 2000, and the level of global equity underwriting, as volumes were 45% lower in fiscal 2002 than fiscal 2000.

Global fixed income markets have benefited as a result of the historically low interest rate environment over the past two years. Global fixed income underwriting volumes reached record levels in 2002 from robust activity levels in 2001, fueled by lower interest rates globally, particularly in the U.S., which saw decreases in the Federal Funds rate of 75 basis points in fiscal 2002 and 450 basis points in fiscal 2001. Benefiting from the low interest rate environment as well as expanding market share, the Company increased its volume of global debt originations by 12% in fiscal 2002 and 51% in fiscal 2001. Revenues from fixed income products were also bolstered by strong levels of institutional customer flow activity as investors sought more defensive asset classes in 2002 and 2001. However, record levels of accounting and corporate governance scandals as well as significantly higher levels of issuer defaults, resulted in a significant widening of credit spreads, and extreme volatility, which had a negative impact on valuations and customer flow trading volumes for certain credit sensitive products in 2002.

Principal Transactions, Commissions and Net Interest Revenues

The Company evaluates the performance of its Capital Markets and Client Services revenues in the aggregate, including Principal transactions, Commissions and net interest. Decisions relating to these activities are based on an overall review of aggregate revenues, which includes an assessment of the potential gain or loss associated with a transaction, including any associated commissions, and the interest revenue or expense associated with financing or hedging the Company’s positions. Therefore, the Company views net revenues from Principal transactions, Commissions and Interest revenue, offset by Interest expense, in the aggregate. Caution should be used when analyzing these revenue categories individually, as they are not always indicative of the performance of the Company’s overall Capital Markets and Client Services activities.

Principal transactions, Commissions and Net interest revenues totaled $4,339 million in 2002 as compared to $4,684 million in 2001 and $5,357 million in 2000. The 7% decrease in 2002 from 2001 principally reflects the negative conditions within the global equity markets. These negative conditions resulted in a decline in equity capital markets revenues, most notable in equity derivatives, as investor concerns regarding corporate governance and geopolitical risks resulted in reduced demand for these products. Equity capital markets revenues were also reduced by losses on the Company’s private equity investments in 2002. Despite these negative conditions, the Company improved its market share in both listed and NASDAQ trading volumes. Partially offsetting these revenue declines was an increase in fixed income revenues, particularly in mortgage products, which benefited from their less credit sensitive nature and low interest rate levels. Principal transactions, Commissions and net interest revenues decreased by $673 million or 13% in 2001 from 2000 as robust revenues from fixed income products, fueled by declining interest rates and increased customer flow activity as investors sought more defensive asset classes, were more than offset by lower revenues from equity products.

Within the above amounts, Principal transactions revenues were $1,951 million in 2002 as compared to $2,779 million in 2001 and $3,713 million in 2000. Commissions revenues were $1,286 million in 2002 as compared to $1,091 million in 2001 and $944 million in 2000. Interest and dividend revenues were $11,728 million in 2002 as compared to $16,470 million in 2001 and $19,440 million in 2000. Interest expense was $10,626 million in 2002 as compared to $15,656 million in 2001 and $18,740 million in 2000.

The decrease in Principal transactions revenues in 2002 and 2001 principally reflects reduced equity product revenues resulting from poor global market conditions. In addition, Principal transactions revenues decreased in 2002 as a result of the transition to a commission-based revenue structure on NASDAQ trades, whereby these revenues are classified as Commissions in 2002. In prior years, the Company’s NASDAQ trades for substantially all of its institutional customers were transacted on a spread basis, with related revenues classified within Principal transactions.

Commissions revenues increased in 2002 as compared to the prior year’s levels due to the migration to institutional commission-based pricing in the NASDAQ market, growth in market trading volumes and an increase in the Company’s market share of listed and NASDAQ trading volumes. Commission revenues increased in 2001 as a result of growth in market trading volumes and an increase in the Company’s market share of listed and NASDAQ trading volumes.

Interest and dividends revenues and Interest expense are a function of the level and mix of total assets and liabilities, principally financial instruments owned and secured financing activities, the prevailing level of interest rates, as well as the term structure of the Company’s financings. Interest and dividends revenues and Interest expense are integral components of the Company’s overall customer flow activities. The decline in interest revenues and interest expense in 2002 and 2001 is principally due to the substantial declines in interest rates during those periods. The increase in net interest revenue to $1,102 million in 2002 from $814 million in 2001 was due in part to a change in inventory mix to higher levels of interest-bearing assets in response to shifts in customer asset preferences. The increase in net interest revenue to $814 million in 2001 from $700 million in 2000 was primarily due to a decline in the cost of financing and a change in inventory mix to higher levels of interest bearing assets.

Investment Banking

Investment Banking revenues were $1,771 million for 2002 as compared to $2,000 million for 2001 and $2,216 million in 2000. Investment banking revenues result mainly from fees earned by the Company for underwriting public and private offerings of fixed income and equity securities, and advising clients on M&A activities and other services. In 2002, Investment banking revenues decreased 11% from 2001, reflecting the significant market weakness in equity underwriting and M&A advisory activities, partially offset by improvements in the Company’s market share for completed M&A transactions and underwriting of fixed income and certain equity products. In 2001, Investment banking revenues decreased by 10% driven by industry wide decreases in M&A and equity origination activities. (See page 40 for a detailed discussion of the Company’s Investment Banking segment.)

Non-Interest Expenses

In millions Twelve months ended November 30	2002	2001	2000
Compensation and benefits	$3,139	$3,437	$3,931
Nonpersonnel	1,517	1,424	1,197
September 11th related (recoveries)/expenses, net	(108)	127	—
Other real estate reconfiguration charge	128	—	—
Regulatory settlement	80	—	—
Total non-interest expenses	$4,756	$4,988	$5,128
Compensation and benefits/Net revenues	51.0%	51.0%	51.0%

Non-interest expenses were $4,756 million for fiscal 2002, down 5% from $4,988 million in fiscal 2001 and down 3% in fiscal 2001 from $5,128 million in fiscal 2000. Total non-interest expenses in fiscal 2002 included a net gain of $108 million associated with September 11th related costs and insurance settlement proceeds, a charge of $128 million for certain other real estate reconfiguration costs and a charge of $80 million resulting from the Company’s regulatory settlement associated with allegations of research analyst conflicts of interest. Fiscal 2001 total non-interest expenses included a charge of $127 million related to September 11th insurance recoveries and expenses, net. (Additional information about these charges can be found in Notes 2, 3 and 4 to the Consolidated Financial Statements.)

Nonpersonnel expenses were $1,517 million in 2002 compared to $1,424 million in 2001. The increase in nonpersonnel expenses is principally attributable to increases in occupancy, technology and communication, and brokerage and clearance expenses, partially offset by decreases in discretionary spending items. Occupancy expenses increased to $287 million in 2002 from $198 million in 2001, principally attributable to additional space to accommodate the growth in headcount resulting from the Company’s expansion during the past several years as well as the increased cost of our new corporate headquarters. Technology and communication expenses were $552 million in 2002 compared to $501 million in 2001. This increase reflects additional spending to enhance the Company’s capital markets trading platforms and technology infrastructure. Brokerage and clearance expenses increased by 7% due to higher volumes in certain fixed income structured products. Business development and professional fees decreased by 20% and 15%, respectively, from 2001, due to lower discretionary spending in response to the current market environment. Nonpersonnel expenses increased 19% in 2001 from 2000 mainly attributable to increases in investments in technology and communications,  occupancy expenses to accommodate headcount growth and increased brokerage and clearance expenses.

Compensation and benefits expenses were $3,139 million in 2002, $3,437 million in 2001 and $3,931 million in 2000. Compensation and benefits expense as a percentage of net revenues in 2002 remained at 51%, consistent with fiscal 2001 and 2000. Compensation and benefits expense includes the cost of salaries, incentive compensation and employee benefit plans as well as the amortization of deferred stock compensation awards. Lower levels of revenues in 2002 resulted in lower variable compensation expenses, which decreased by 21% from 2001. Fixed compensation, consisting primarily of salaries and benefits, increased 6% in 2002 from 2001, due to an increase in pension expense, related to lower asset values and projected returns, as well as higher severance costs related to headcount reductions made during the fourth quarter of 2002. Compensation and benefits expenses decreased 13% in 2001 from 2000 consistent with the decrease in the Company’s revenues.

Net pension expense/(income) was $26 million, $(32) million and $(34) million in 2002, 2001 and 2000, respectively. The Company views its pension cost as a component of compensation expense and, in keeping with its expense management discipline, has maintained total compensation at 51% of net revenues over the past several years.

Nonpersonnel and compensation expenses combined were $4,656 million, $4,861 million and $5,128 million in 2002, 2001 and 2000, respectively. The overall decrease year-over-year is principally associated with the decrease in net revenues coupled with the Company’s continued disciplined approach to expense management.

Income Taxes

The Company recorded an income tax provision of $368 million, $437 million, and $748 million for 2002, 2001, and 2000, respectively. These provisions resulted in effective tax rates of 26.3%, 25.0%, and 29.0%, respectively.

The increase in the effective tax rate in 2002 from 2001 was principally due to a less favorable mix of geographic earnings, partially offset by a greater impact of permanent differences, including tax-exempt income. The decrease in the effective tax rate in 2001 from 2000 was primarily due to a greater impact of permanent differences, resulting from a decrease in the level of pre-tax income, an increase in tax-exempt income, and a higher level of income from foreign operations.

Additional information about the Company’s income taxes can be found in Note 14 to the Consolidated Financial Statements.

Segments

The Company is segregated into three business segments (each of which is described below): Investment Banking, Capital Markets and Client Services. Each segment represents a group of activities and products with similar characteristics. These business activities result in revenues from both institutional and high-net-worth retail clients, which are recognized across all revenue categories contained in the Company’s Consolidated Statement of Income. (Net revenues also contain certain internal allocations, including funding costs, which are centrally managed.)

Segment Results

In millions Twelve months ended November 30, 2002	Investment Banking	Capital Markets	Client Services	Total
Principal Transactions	$—	$1,474	$477	$1,951
Interest and Dividends	—	11,691	37	11,728
Investment Banking	1,731	—	40	1,771
Commissions	—	1,059	227	1,286
Other	—	1	44	45
Total Revenues	1,731	14,225	825	16,781
Interest Expense	—	10,605	21	10,626
Net Revenues	1,731	3,620	804	6,155
Non-Interest Expenses(1)	1,321	2,722	613	4,656
Earnings Before Taxes(1)	$410	$898	$191	$1,499

In millions Twelve months ended November 30, 2001	Investment Banking	Capital Markets	Client Services	Total
Principal Transactions	$—	$2,342	$437	$2,779
Interest and Dividends	—	16,371	99	16,470
Investment Banking	1,925	—	75	2,000
Commissions	—	879	212	1,091
Other	—	13	39	52
Total Revenues	1,925	19,605	862	22,392
Interest Expense	—	15,581	75	15,656
Net Revenues	1,925	4,024	787	6,736
Non-Interest Expenses(2)	1,552	2,702	607	4,861
Earnings Before Taxes(2)	$373	$1,322	$180	$1,875

In millions Twelve months ended November 30, 2000	Investment Banking	Capital Markets	Client Services	Total
Principal Transactions	$—	$3,259	$454	$3,713
Interest and Dividends	—	19,271	169	19,440
Investment Banking	2,179	—	37	2,216
Commissions	—	731	213	944
Other	—	29	105	134
Total Revenues	2,179	23,290	978	26,447
Interest Expense	—	18,601	139	18,740
Net Revenues	2,179	4,689	839	7,707
Non-Interest Expenses	1,680	2,888	560	5,128
Earnings Before Taxes	$499	$1,801	$279	$2,579

(1) Excludes the impact of the real estate reconfiguration charge of $128 million, September 11th related (recoveries)/expenses, net gain of ($108) million and regulatory settlement charge of $80 million.

(2) Excludes the impact of September 11th related expenses, net of $127 million.

The following discussion provides an analysis of the Company’s results by segment for the above periods.

Lehman Brothers provides a full array of capital markets products and advisory services worldwide. Through the Company’s banking, trading, research, structuring and distribution capabilities in equity and fixed income products, the Company continues to effectively build its client/customer business model. This model focuses on “customer flow” activities, which represent a majority of the Company’s revenues. In addition to its customer flow activities, the Company also takes proprietary positions, the success of which is dependent upon its ability to anticipate economic and market trends. The Company believes its customer flow orientation helps to mitigate its overall revenue volatility.

The Company, through its subsidiaries, is a market-maker in all major equity and fixed income products in both the U.S. and international markets. In order to facilitate its market-making activities, the Company is a member of all principal securities and commodities exchanges in the U.S. and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Milan and Paris stock exchanges. As part of its customer flow activities, the Company maintains inventory positions of varying amounts across a broad range of financial instruments, which are marked-to-market on a daily basis and, along with any proprietary trading positions, give rise to Principal transactions revenues.

Net revenues from the Company’s customer flow activities are recorded as either Principal transactions, Commissions or net interest revenues in the Consolidated Statement of Income, depending upon the method of execution, financing and/or hedging related to specific inventory positions. In assessing the performance of Capital Markets and Client Services, the Company evaluates Principal transactions, Commissions and net interest revenues in the aggregate. Decisions relating to Capital Markets and Client Services activities are based on an overall review of aggregate revenues, which includes an assessment of the potential gain or loss associated with a transaction including any associated commissions, and the interest revenue or expense associated with financing or hedging the Company’s positions. Therefore, the Company views net revenues from Principal transactions, Commissions and Interest revenue, offset by related Interest expense, in the aggregate, because the revenue classifications, when analyzed individually, are not always indicative of the performance of the Company’s Capital Markets and Client Services activities.

Investment Banking

This segment’s net revenues result from fees earned by the Company for underwriting public and private offerings of fixed income and equity securities, and advising clients on merger and acquisition activities and other services. The division is structured into global industry groups—Communications & Media, Consumer/Retailing, Financial Institutions, Financial Sponsors, Healthcare, Industrial, Natural Resources, Power, Real Estate and Technology—where bankers deliver industry knowledge and the resources to meet clients’ objectives. Specialized product groups within Mergers and Acquisitions, Equity Capital Markets, Debt Capital Markets, Leveraged Finance and Private Placements are partnered with global relationship managers in the industry groups to provide comprehensive solutions for clients. The Company’s specialists in new product development and derivatives also are utilized to tailor specific structures for clients.

Investment Banking net revenues decreased 10% in 2002 to $1,731 million from $1,925 million in 2001, primarily due to a decline in M&A advisory revenues. Investment Banking net revenues decreased 12% in 2001 to $1,925 million from $2,179 million in 2000 as record fixed income underwriting activity in 2001 was more than offset by decreases in equity origination and M&A activity.

Investment Banking Net Revenues

In millions	2002	2001	2000
Debt Underwriting	$886	$893	$585
Equity Underwriting	420	440	817
Merger and Acquisition Advisory	425	592	777

	$1,731	$1,925	$2,179

•                  Named “Bank of the Year” in 2002 by International Financing Review Magazine

•                  Increase in market share across most major product categories

•                  Decline in Investment Banking net revenues reflects difficult global market conditions

Debt underwriting revenues of $886 million in 2002 remained relatively flat compared to the record results of $893 million in 2001 as issuers continued to take advantage of historically low interest rates. The Company also continued to improve its competitive position resulting in an increase in global market share for debt origination, which grew to 7.2% in calendar year 2002 from 6.9% in calendar year 2001, according to TFSD. In addition, the Company’s market share for high yield debt issuance increased to 7.9% from 6.3% and market share for leveraged loan transactions increased to 3.6% from 1.8%. In 2001, debt underwriting revenues increased 53% to a record $893 million from $585 million in 2000 as issuers took advantage of lower interest rates to raise long-term debt and replace short-term financing. In calendar year 2001, the Company’s market share increased to 6.9% from 5.9% in calendar year 2000.

Equity origination revenues of $420 million in 2002 were down 5% as compared to a year ago. Global equity markets remained challenging in 2002 as market-wide new issuance volumes declined for the second consecutive year. Despite the difficult market conditions, the Company increased its share of common stock new issuances to 4.2% in 2002 from 3.6% in the prior year, but saw a reduced share of activity in the convertibles market. Equity origination revenues decreased 46% in 2001 from $817 million in 2000 as industry-wide equity underwriting declined significantly during 2001, partially offset by an increase in the Company’s global equity underwriting market share in 2001.

M&A advisory fees decreased 28% to $425 million in 2002 from 2001. This decrease reflects extremely difficult global market conditions and weakened demand for strategic transactions as corporations remained conservative amid an uncertain business climate. Market volume in 2002 for M&A advisory was at a six-year low. Despite the low volume of activity in the advisory markets, the Company improved its market share for completed transactions in calendar year 2002 to 10.7% vs. 7.4% for calendar year 2001, and its market share for announced transactions increased to 10.7% for calendar year 2002 from 6.5% for calendar year 2001, according to TFSD. M&A advisory fees decreased 24% in 2001 to $592 million from 2000 record results as a result of depressed market conditions in 2001.

Investment Banking pre-tax earnings of $410 million in 2002 increased 10% from 2001, as the 10% decrease in net revenues was more than offset by lower expenses. The decrease in expenses reflects reduced compensation expenses associated with lower revenue and headcount levels and reduced nonpersonnel related expenses, particularly business development and professional fees, as the Company focused on minimizing discretionary spending in light of reduced revenue levels. In 2001, Investment Banking pre-tax earnings of $373 million decreased 25% from 2000, as a result of the 12% decrease in net revenues coupled with higher compensation and benefits expenses as a result of an increase in headcount.

Capital Markets

This segment’s earnings reflect institutional customer flow activities and secondary trading and financing activities related to fixed income and equity products. These products include a wide range of cash, derivative, secured financing and structured instruments.

Capital Markets Net Revenues

	2002			2001			2000
In millions	Gross Revenues	Interest Expense	Net Revenues	Gross Revenues	Interest Expense	Net Revenues	Gross Revenues	Interest Expense	Net Revenues
Fixed Income	$10,674	$(8,055)	$2,619	$13,984	$(11,757)	$2,227	$16,671	$(14,611)	$2,060
Equities	3,551	(2,550)	1,001	5,621	(3,824)	1,797	6,619	(3,990)	2,629
	$14,225	$(10,605)	$3,620	$19,605	$(15,581)	$4,024	$23,290	$(18,601)	$4,689

•     Record fixed income net revenues for second consecutive year

•     U.S. fixed income research team ranked #1 and fixed income trading ranked #2 by Institutional Investor

•     U.S. equity research ranked #2 by Institutional Investor in 2002, up from #5 in 2001

•     Gains in fixed income net revenues were more than offset by a 44% decline in equities net revenues in 2002

•     Market share increases in both listed and NASDAQ equity trading volumes in 2002

Capital Markets net revenues were $3,620 million for 2002, down 10% from 2001 as record fixed income revenues were more than offset by a 44% decline in equities net revenue. The decrease of $665 million in Capital Markets net revenues in 2001 was principally due to lower equities revenues as a result of declining global equity market valuations.

In fixed income, the Company remains a leading global market-maker in numerous products, including U.S., European and Asian government securities, money market products, corporate high grade and high yield securities, mortgage- and asset-backed securities, preferred stock, municipal securities, bank loans, foreign exchange, financing and derivative products. Net revenues from the fixed income component of capital markets increased 18% to a record $2,619 million from $2,227 million in the prior year. The increase was principally driven by a strong level of institutional customer flow activity, particularly in mortgage-related products, as secondary flow was aided by near record levels of origination activity as investors continued to minimize risk by moving toward more diversified and defensive asset categories. The Federal Funds rate remained at historically low levels throughout the fiscal year, with a 50 basis point decrease in the rate occurring in November 2002. The low interest rate environment throughout 2002 contributed to strong results in the Company’s mortgage businesses, principally from increases in securitization transactions and the distribution of various mortgage loan products, which were bolstered by the active refinancing environment. Additionally, the Company had strong results in structured credit related products, particularly in collateralized debt obligations (“CDOs”), as clients migrated to products offering diversification and hedging capabilities. In 2001, fixed income net revenues increased 8% to a then record level of $2,227 million from $2,060 million in 2000, principally driven by a strong level of institutional customer flow activity as investors sought more defensive asset classes. Areas that benefited the most from the strength in institutional customer flow included mortgages, high grade debt and municipals.

In equities, the Company is one of the largest investment banks for U.S. and pan-European listed trading volume, and the Company maintains a major presence in over-the-counter U.S. stocks, major Asian large capitalization stocks, warrants, convertible debentures and preferred issues. In addition, the Company makes certain investments in private equity positions and/or partnerships for which the Company acts as general partner. Net revenues from the equities component of Capital Markets decreased 44% to $1,001 million in 2002 from $1,797 million in 2001, driven by negative market conditions which resulted in revenue declines across most equity products, including equity derivatives, equity financing and private equity. Equity derivative revenues declined primarily as a result of reduced client demand for structured equity derivative products given market weaknesses. The decrease in equity finance revenues was primarily attributed to a decline in customer balances in the prime brokerage business, while private equity investments suffered losses on both private and public investments. These declines in revenues were partially offset by improvements in the Company’s market share in both listed and NASDAQ securities, which increased to 7.2% and 3.6%, respectively, in 2002 from 5.7% and 3.2% in 2001. Net revenues from the equities component of Capital Markets decreased 32% to $1,797 million in 2001 from $2,629 million in 2000 primarily as a result of declining global equity markets.

Capital Markets pre-tax earnings of $898 million in 2002 decreased 32% from pre-tax earnings of $1,322 million in 2001, driven by a 10% decrease in net revenues. Capital Markets non-interest expenses remained relatively flat in 2002 when compared to the previous year as a decrease in compensation and benefits was offset by an increase in nonpersonnel expenses, including increased occupancy costs associated with increased headcount levels and higher technology spending in order to enhance the Company’s trading platforms and technology infrastructure. Capital markets pre-tax earnings of $1,322 million in 2001 decreased by 27% from $1,801 in 2000 as a result of a 14% decrease in net revenues, partially offset by a 6% decrease in non-interest expenses.

Interest and Dividends

The Company evaluates the performance of its Capital Markets business revenues in the aggregate, including Principal transactions, Commissions and net interest. Substantially all of the Company’s net interest is allocated to its Capital Markets segment. Decisions relating to these activities are based on an overall review of aggregate revenues, which includes an assessment of the potential gain or loss associated with a transaction, including any associated commissions, and the interest revenue or expense associated with financing or hedging the Company’s positions; therefore, caution should be utilized when analyzing revenue categories individually.

Interest and dividend revenues for Capital Markets businesses decreased 29% in 2002 from 2001, whereas interest expense decreased 32% over this same period, reflecting the decline in interest rates over the year. Net interest revenue increased 37% in 2002 over the prior year, reflecting benefits from the steepening yield curve environment and higher interest earning asset levels in 2002 as compared to 2001. Interest and dividend revenue for Capital Markets businesses decreased 15% in 2001 from 2000, whereas interest expense decreased 16% over this same period, reflecting the decline in interest rates during 2001. Net interest revenue increased 18% in 2001 over the prior year, primarily due to a decrease in the cost of funding coupled with a change in inventory mix.

Client Services

Client Services Net Revenues

In millions	2002	2001	2000
Private Client	$762	$711	$795
Private Equity	42	76	44
	$804	$787	$839

•                  Private Client net revenues increased 7% over prior year on strong fixed income activity among high-net-worth clients

•                  Private Equity assets under management decreased 20% in 2002 to $4.5 billion from $5.6 billion in 2001

Client Services net revenues reflect earnings from the Company’s Private Client and Private Equity businesses. Private Client net revenues reflect the Company’s high-net-worth retail customer flow activities as well as asset management fees, where the Company strives to add value to its client base of high-net-worth individuals and mid-sized institutional investors through innovative financial solutions, global access to capital, research, global product depth and personal service and advice.

Private Equity net revenues include the management and incentive fees earned in the Company’s role as general partner for thirty-three private equity partnerships. Private Equity currently operates in five major asset classes: Merchant Banking, Real Estate, Venture Capital, Fixed Income-related and Third Party Funds. As of the fiscal year ended 2002, Private Equity had $4.5 billion of assets under management.

Client Services net revenues were $804 million in 2002 as compared to $787 million in 2001 and $839 million in 2000. Despite the weak equity markets, Private Client net revenues increased to $762 million in 2002 from $711 million in 2001 due to record fixed income activity which more than offset decreased performance in equities as the Company’s high-net-worth clients continued to reposition their portfolios to more defensive asset classes. Client Services net revenues were $787 million in 2001 compared to $839 million for 2000. Excluding a special performance-based asset management fee of $73 million in 2000 and a $20 million merchant banking incentive fee in 2001, Client Services results remained relatively flat in 2001, as the Company’s high-net-worth sales force continued to produce strong results despite the weak equity market environment.

Private Equity net revenues decreased $34 million in 2002 from 2001, principally as a result of lower incentive fees earned in 2002. Private Equity net revenues increased $32 million in 2001 from 2000, primarily due to a $15 million increase in management fees from new funds sponsored by the Company and the recognition of a $20 million incentive fee from a single merchant banking investment.

Client Services pre-tax earnings of $191 million in 2002 increased 6% from 2001 as a result of higher net revenues. Non-interest expenses of $613 million remained relatively flat in 2002 as compared to 2001. Client Services pre-tax earnings of $180 million in 2001 decreased 35% from $279 million in 2000 as a result of a 6% decrease in net revenues, coupled with an 8% increase in non-interest expenses, mainly attributable to the increase in headcount during 2001.

Geographic Diversification

The Company’s European and Asia Pacific regions continued to be affected by the global economic slowdown in 2002. Despite the dampened economic environment, the Company was able to improve certain rankings and market share in Europe and Asia, most prominently in M&A transactions, where market share in European completed transactions improved to 14.9% from 6.1% and market share in European announced transactions increased to 13.2% from 6.0% in calendar year 2002 from calendar year 2001 (according to TFSD).

International net revenues were $2,286 million in 2002, $2,495 million in 2001 and $3,215 million in 2000, representing approximately 37% of total net revenues in 2002 and 2001, and 42% in 2000. International net revenues as a percentage of total net revenues remained flat from 2001 to 2002 as a higher proportion of revenues earned from international Capital Markets businesses was offset by a decrease in international Investment Banking businesses. International net revenues, consistent with U.S. revenues, saw declines in revenues from equity products as such results were adversely impacted by declining equity indices. Partially offsetting this decrease were increased revenues from fixed income products in both Europe and Asia.

Net Revenues from the Company’s European region decreased 14% to $1,674 million in 2002 from $1,955 million in 2001.

Europe’s fixed income capital markets business experienced a record year driven by continued growth in structured transactions, including CDO’s, as well as strong performance in interest rate and real estate mortgage related products. This was offset by a significant decline in equity capital markets and investment banking net revenues due to a lack of corporate demand for equity derivative products and a continued decline in the European equity origination markets. Net revenues from the Company’s European region decreased 18% in 2001 versus 2000 as the region encountered the same weak market conditions experienced in the U.S. during 2001.

Net Revenues from the Company’s Asia Pacific region of $612 million in 2002 increased 13% from $540 million in 2001. Asia’s fixed income capital markets business experienced their second highest year ever, driven by strength in derivatives, high yield and mortgage-related products as a result of strong customer flow activities and new transactions, particularly in the distressed assets securitization business. This performance was partially offset by a decline in equity capital markets and investment banking net revenues due to a lack of corporate demand for equity derivatives, depressed equity markets and poor market conditions in the investment banking environment. Net revenues from the Company’s Asia Pacific region decreased 35% in 2001 from 2000 as a result of the difficult market conditions experienced during 2001.

Net Revenue Diversity by Geographic Region

[Graphic Omitted—pie chart showing:]

U.S.	63%

Europe	27%	|
		|	37%
Asia Pacific	10%	|

•                  International net revenues represented approximately 37% of total net revenues in 2002, compared with only 28% in 1997.

Liquidity, Funding and Capital Resources

Liquidity Risk Management

Liquidity and liquidity management are of paramount importance to the Company, providing a framework which seeks to ensure that the Company maintains sufficient liquid financial resources to continually fund its balance sheet and meet all of its funding obligations in all market environments. Our liquidity management philosophy incorporates the following principles:

•                  Liquidity providers are credit and market sensitive and quick to react to any perceived market or firm specific risks. Consequently, firms must be in a state of constant liquidity readiness.

The Company maintains a large cash position at Holdings to help absorb the impact of a severe liquidity event.

•                  During a liquidity event, certain secured lenders will require higher quality collateral, resulting in a lower availability of secured funding for “harder to fund” asset classes. Firms must therefore not overestimate the availability of secured financing, and must fully integrate their secured and unsecured funding strategies.

The Company has established “Reliable Secured Funding” levels by asset category and by counterparty and ensures that any secured funding above those levels is longer term.

•                  Firms should not rely on asset sales to generate cash or believe that they can increase unsecured borrowings or funding efficiencies in a liquidity crisis.

The Company does not rely on reducing its balance sheet for liquidity reasons in a liquidity event (although it may do so for risk reasons).

•                  A firm’s legal entity structure may constrain liquidity. Regulatory requirements can restrict the flow of funds between regulated and unregulated group entities and this should be explicitly accounted for in liquidity planning.

The Company seeks to ensure that each regulated entity and Holdings has sufficient stand-alone liquidity and that there is no “cross subsidization” of liquidity from the regulated entities to Holdings.

The Company’s Funding Framework incorporates the above principles and seeks to mitigate liquidity risk by helping to ensure that the Company maintains sufficient funding resources to withstand a severe liquidity event, including:

•                  Sufficient cash capital (i.e., liabilities with remaining maturities of over one year) to fund:

Secured funding “haircuts,” (i.e., the difference between the market value of the available inventory and the estimated value of cash that would be advanced to the Company by counterparties against that inventory in a stress environment).

Less liquid assets, including fixed assets, goodwill, deferred taxes and prepaid assets.

Operational cash at banks and unpledged assets regardless of collateral quality.

Anticipated draws of unfunded commitments.

To ensure that the Company is operating “within its means,” the businesses operate within strict cash capital limits. This limit culture has been institutionalized and engages the entire Company in managing liquidity.

•                  Sufficient “Reliable Secured Funding” capacity to fund the Company’s liquid inventory on a secured basis. This capacity represents an assessment of the reliable secured funding capacity, by asset class, that the Company would anticipate in a liquidity event.

The Company pays careful attention to validating this capacity through a periodic counterparty-by-counterparty, product-by-product review, which draws upon the Company’s understanding of the financing franchise and the funding experience with the counterparties.

In cases where a business has inventory at a level above its “Reliable Secured Funding” capacity, the Company requires the excess to be funded on a term basis.

The Company has increased the capacity for funding certain asset classes through the growth of Lehman Brothers Bank (a FDIC-insured thrift) and Lehman Brothers Bankhaus (a GDPF-insured bank). These entities operate in a deposit-protected environment and are able to source low cost unsecured funds that are generally insulated from a company- or market-specific event, thereby providing more reliable funding for mortgage products and select loan assets.

•                  Sufficient liquidity to withstand a liquidity event characterized by:

The Company’s inability to issue any unsecured short-term and long-term debt for one year.

Haircut widening for secured funding; Funding requirements resulting from a credit rating downgrade (e.g., the increased collateral requirements for over-the-counter derivative transactions).

To provide liquidity to Holdings during periods of adverse market conditions, the Company maintains a portfolio of cash and unencumbered liquid assets, comprised primarily of U.S. Government and agency obligations, investment grade securities and listed equities, which can be sold or pledged to provide liquidity to Holdings where most of the unsecured debt is issued.

As of November 30, 2002, the estimated pledge value of this portfolio, along with the undrawn portion of Holdings’ committed credit facility (see “Credit Facilities” below) amounted to approximately $15.8 billion. Cash and unencumbered liquid assets that are presumed to be “trapped” in a regulated entity or required for operational purposes, and are therefore not seen as a completely reliable source of cash to repay maturing unsecured debt in a liquidity stress event, are not included in this portfolio.

The Company has developed and regularly updates its Contingency Funding Plan — which represents a detailed action plan to manage a stress liquidity event — including a communication plan for creditors, investors and customers during a funding crisis.

Funding

Short-Term Debt to Total Assets Less Matched Book

   [Graphic Omitted—bar graph showing: ]

1998	6.0%
1999	4.2%
2000	4.0%
2001	3.0%
2002	1.4%

Short-Term Debt to Total Debt

   [Graphic Omitted—bar graph showing: ]

1998	19.6%
1999	15.1%
2000	14.1%
2001	11.3%
2002	5.8%

•                  Lehman Brothers has lowered its Short-Term Debt to Total Assets Less Matched Book and its Short-Term Debt to Total Debt ratios over the past five years to lessen the impact of short-term dislocations in the unsecured funding markets.

The Company issues debt in a variety of maturities and currencies. The Company’s funding strategy emphasizes long-term debt over short-term debt. As a result, the Company has reduced its reliance on short-term debt, including commercial paper, as a source of funding. As of November 30, 2002, the Company had $2.4 billion of short-term unsecured debt outstanding as compared to $7.8 billion five years ago.

In order to manage the refinancing risk of long-term debt the Company sets limits for the amount maturing over any three, six and twelve month horizon. The Company also manages the maturity refinancing risk of its term secured borrowings. Additionally, in order to limit its reliance on any given borrower, the Company also diversifies its lender base.

Managing Liquidity, Funding And Capital Resources

The Company’s Finance Committee is responsible for developing, implementing and enforcing the liquidity, funding and capital policies. These policies include recommendations for capital and balance sheet size, as well as the allocation of capital and balance sheet to the business units. Through the establishment and enforcement of capital and funding limits, the Company’s Finance Committee ensures compliance throughout the organization so that the Company is not exposed to undue risk.

Total Capital

Total Capital

In millions November 30	2002	2001	2000
Long-Term Debt
Senior Notes	$36,283	$35,373	$32,106
Subordinated Indebtedness	2,395	2,928	3,127
Subtotal	38,678	38,301	35,233

Preferred Securities Subject to Mandatory Redemption	710	710	860
Stockholders’ Equity
Preferred Equity	700	700	700
Common Equity	8,242	7,759	7,081
Subtotal	8,942	8,459	7,781
Total Capital	$48,330	$47,470	$43,874

The Company’s Total Capital (defined as long-term debt, preferred securities subject to mandatory redemption and stockholders’ equity) increased 2% to $48.3 billion at November 30, 2002, compared to $47.5 billion at November 30, 2001. The increase in Total Capital principally resulted from increased equity from the retention of earnings as well as a net increase in long-term debt.

Long-term debt increased to $38.7 billion at November 30, 2002 from $38.3 billion at November 30, 2001 with a weighted-average maturity of 4.0 years at November 30, 2002 and 3.8 years at November 30, 2001.

The Company operates in many regulated businesses that require various minimum levels of capital. These businesses are also subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels and making advancements to affiliated companies. Additional information about the Company’s capital requirements can be found in Note 12 to the Consolidated Financial Statements.

Total Capital

[Graphic Omitted—bar graph showing: ]

2000	$43.9 billion
2001	$47.5 billion
2002	$48.3 billion

Credit Facilities

Holdings maintains a Revolving Credit Agreement (the “Credit Agreement”) with a syndicate of banks. Under the Credit Agreement, the banks have committed to provide up to $1 billion through April 2005. The Credit Agreement contains covenants that require, among other things, that the Company maintain a specified level of tangible net worth. The Company views the Credit Agreement as one of its many sources of liquidity available through its funding framework, and as such the Company utilizes this liquidity for general business purposes from time to time.

The Company also maintains a backstop $750 million Committed Securities Repurchase Facility (the “Facility”) for Lehman Brothers International (Europe) (“LBIE”), the Company’s major operating entity in Europe. The Facility provides secured multi-currency financing for a broad range of collateral types. Under the terms of the Facility, the bank group has agreed to provide funding for up to one year on a secured basis. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of LBIE. The Facility contains covenants which require, among other things, that LBIE maintain specified levels of tangible net worth. This commitment expires at the end of October 2003.

There were no borrowings outstanding under either the Credit Agreement or the Facility at November 30, 2002. The Company has maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

Balance Sheet And Financial Leverage

The Company’s balance sheet consists primarily of cash and cash equivalents, securities and other financial instruments owned, and collateralized short-term financing agreements. The liquid nature of these assets provides the Company with flexibility in financing and managing its business. The majority of these assets are funded on a secured basis through collateralized short-term financing agreements.

The Company’s total assets increased to $260 billion at November 30, 2002 from $248 billion at November 30, 2001. The Company’s net balance sheet, defined as total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase, remained relatively constant at $166 billion at November 30, 2002 compared to $165 billion at November 30, 2001. The Company believes that net balance sheet is a more effective measure of evaluating balance sheet usage when comparing companies in the securities industry. The Company utilizes its net balance sheet primarily to carry inventory necessary to facilitate customer flow trading activities. As such, the Company’s mix of net assets is subject to change depending principally upon customer demand. In addition, due to the nature of the Company’s customer flow activities and based upon the Company’s business outlook, the overall size of the Company’s balance sheet fluctuates from time to time and, at specific points in time, may be higher than the fiscal year-end or quarter-end amounts.

The increase in the Company’s total assets at November 30, 2002 was primarily driven by an increase in the Company’s matched book secured financing activities. The Company’s net balance sheet size at November 30, 2002 remained consistent with the prior year; however, 2002 saw a decrease in the level of equity inventory, consistent with reduced customer demand for equity products in light of the market weaknesses, with a corresponding increase in high quality fixed income inventory levels reflecting increased customer flow activities in these products.

Balance sheet leverage ratios are one measure used to evaluate the capital adequacy of a company. Leverage ratios are commonly calculated using either total assets or net balance sheet. The Company believes that net leverage (i.e., net balance sheet divided by total stockholders’ equity and preferred securities subject to mandatory redemption) is a more effective measure of financial risk when comparing companies in the securities industry. The Company’s net leverage ratios were 17.2x and 17.9x as of November 30, 2002 and 2001, respectively. Consistent with maintaining a single A credit rating, the Company targets a net leverage ratio of under 20.0x. The Company continues to operate below this level.

Credit Ratings

The Company, like other companies in the securities industry, relies on external sources to finance a significant portion of its day-to-day operations. The cost and availability of unsecured financing generally are dependent on the Company’s short-term and long-term credit ratings. Factors that may be significant to the determination of the Company’s credit ratings or otherwise affect the ability of the Company to raise short-term and long-term financing include its profit margin, its earnings trend and volatility, its cash liquidity and liquidity management, its capital structure, its risk level and risk management, its geographic and business diversification, and its relative positions in the markets in which it operates. A deterioration in any of the previously mentioned factors or combination of these factors may lead rating agencies to downgrade the credit ratings of the Company, thereby increasing the cost to the Company of, or possibly limiting the access of the Company to, certain types of unsecured financings. In addition, the Company’s debt ratings can impact certain capital markets revenues, particularly in those businesses where longer-term counterparty performance is critical, such as over-the-counter derivative transactions, including credit derivatives and interest rate swaps. As of November 30, 2002, the short- and long-term debt ratings of Holdings and LBI were as follows:

Credit Ratings

	Holdings		LBI
	Short- term	Long- term	Short- term	Long- term**
Fitch IBCA, Inc.	F-1	A+	F-1	A+/A
Moody’s(1)	P-1	A2	P-1	A1*/A2
Standard & Poor’s Corp.(2)	A-1	A	A-1	A+*/A

*Provisional ratings on shelf registration

**Senior/subordinated

(1) On October 8, 2002, Moody’s revised its outlook to positive from stable for all long-term debt ratings of Holdings. The short-term rating was affirmed.

(2) On August 15, 2002, Standard & Poor’s revised its outlook on Holdings to negative from stable. The ‘A’ long-term and ‘A-1’ short-term ratings were affirmed.

High Yield Securities

The Company underwrites, invests and makes markets in high yield corporate debt securities. The Company also syndicates, trades and invests in loans to below investment grade-rated companies. For purposes of this discussion, high yield debt instruments are defined as securities or loans to companies rated BB+ or lower, or equivalent ratings by recognized credit rating agencies, as well as non-rated securities or loans which, in the opinion of management, are non-investment grade. Non-investment grade securities generally involve greater risks than investment grade securities, due to the issuer’s creditworthiness and the liquidity of the market for such securities. In addition, these issuers generally have relatively higher levels of indebtedness, resulting in an increased sensitivity to adverse economic conditions. The Company recognizes these risks and aims to reduce market and credit risk through the diversification of its products and counterparties. High yield debt instruments are carried at fair value, with unrealized gains or losses recognized in the Company’s Consolidated Statement of Income. Such instruments at November 30, 2002 and November 30, 2001 included long positions with an aggregate market value of approximately $4.0 billion and $3.5 billion, respectively, and short positions with an aggregate market value of approximately $1.1 billion and $1.0 billion, respectively. The Company mitigates its aggregate and single-issuer net exposure through the use of derivatives, non-recourse securitization financing and other financial instruments.

Private Equity

The Company has investments in thirty-three private equity-related partnerships, for which the Company acts as general partner, as well as related direct investments.

At November 30, 2002 and 2001, the Company’s private equity related investments totaled $965 million and $826 million, respectively. The Company’s policy is to carry its investments, including the appreciation of its general partnership interests, at fair value based upon the Company’s assessment of the underlying investments. Additional information about the Company’s private equity activities, including related commitments, can be found in Note 20 to the Consolidated Financial Statements.

Summary of Contractual Obligations

In the normal course of business, the Company enters into various commitments and guarantees, including lending commitments to high grade and high yield borrowers, liquidity commitments and other guarantees. In all instances, the Company marks-to-market these commitments and guarantees, with changes in fair value recognized in Principal transactions revenues.

As of November 30, 2002 and 2001, the Company was contingently liable for $0.8 billion and $1.1 billion, respectively, of letters of credit, primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges.

In connection with its financing activities, the Company had outstanding commitments under certain lending arrangements of approximately $1.5 billion and $2.1 billion, at November 30, 2002 and 2001, respectively. These commitments require borrowers to provide acceptable collateral, as defined in the agreements, when amounts are drawn under the lending facilities. Advances made under the above lending arrangements are typically at variable interest rates and generally provide for over-collateralization based upon the borrowers’ creditworthiness. At November 30, 2002, the Company had commitments to enter into forward starting reverse repurchase and repurchase agreements, principally secured by government and government agency collateral, of $89.9 billion and $50.3 billion, respectively, as compared to $52.3 billion and $26.5 billion, respectively, at November 30, 2001.

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

The Company had credit risk associated with lending commitments to investment grade borrowers (after consideration of hedges) of $3.2 billion and $4.1 billion at November 30, 2002 and November 30, 2001, respectively. In addition, the Company had credit risk associated with lending commitments to non-investment grade borrowers (after consideration of hedges) of $1.7 billion and $1.4 billion at November 30, 2002 and November 30, 2001, respectively. Before consideration of hedges, the Company had commitments to investment and non-investment grade borrowers of $7.1 billion and $1.8 billion as compared to $5.9 billion and $1.4 billion at November 30, 2002 and November 30, 2001, respectively. The Company had available undrawn borrowing facilities with third parties of approximately $5.2 billion and $4.9 billion at November 30, 2002 and November 30, 2001, respectively, which can be drawn upon to provide funding for these commitments. These funding facilities contain limits for certain concentrations of counterparty, industry or credit ratings of the underlying loans.

In addition, the Company provided high yield contingent commitments related to acquisition financing of approximately $2.8 billion and $0.6 billion at November 30, 2002 and 2001, respectively. The Company’s intent is, and its past practice has been, to sell down significantly all the credit risk associated with these loans, if closed, through loan syndications consistent with the Company’s credit facilitation framework. These commitments are not indicative of the Company’s actual risk, as the borrower’s ability to draw is subject to there being no material adverse change in either market conditions or the borrower’s financial condition, among other factors. In addition, these commitments contain certain flexible pricing features in order to adjust for changing market conditions prior to closing.

At November 30, 2002, the Company had liquidity commitments of approximately $4.4 billion related to trust certificates backed by investment grade municipal securities, as compared to $3.6 billion at November 30, 2001. The Company’s obligation under such liquidity commitments is generally less than one year and is further limited by the fact that the Company’s obligation ceases if the underlying assets are downgraded below investment grade or default. In addition, the Company had certain other commitments and guarantees associated with special purpose entities of approximately $5.0 billion and $0.7 billion, at November 30, 2002 and 2001, respectively. These commitments consist of liquidity facilities and other default protection to investors, which are principally overcollateralized with investment grade collateral.

As of November 30, 2002 and 2001, the Company had commitments to invest up to $672 million and $555 million, respectively, directly and through partnerships in private equity related investments. These commitments will be funded as required through the end of the respective investment periods, principally expiring in 2004.

Aggregate contractual obligations and other commitments as of November 30, 2002 by maturity are as follows:

Contractual Obligations and Commitments

In millions November 30, 2002	Total Contractual Amount		Amount of Commitment Expiration Per Period
			Less than 1 Year	1–3 Years	4–5 Years	After 5 Years
Lending commitments:
High grade	$7,117	*	$4,338	$1,826	$931	$22
High yield	1,833	**	466	831	467	69
Contingent acquisition facilities	2,775		2,775	—	—	—
Secured lending transactions, including forward starting resale and repurchase agreements	141,762		125,952	13,221	500	2,089
Municipal securities related liquidity commitments	4,432		3,056	136	67	1,173
Other commitments and guarantees associated with other special purpose entities	4,964		3,050	308	1,033	573
Standby letters of credit	835		—	835	—	—
Private equity investments	672		—	434	—	238
Operating lease obligations	1,887		139	355	239	1,154
Capital lease obligations	2,468		—	102	102	2,264
Long-term debt maturities	38,678		7,971	17,113	7,169	6,425

*The Company views its net credit exposure for high grade commitments, after consideration of hedges, to be $3.2 billion.

** The Company views its net credit exposure for high yield commitments, after consideration of hedges to be $1.7 billion.

For additional information on contractual obligations see Note 20 to the Consolidated Financial Statements.

Off-Balance-Sheet Arrangements

Derivatives

Overview Derivatives are financial instruments, examples of which include swaps, options, futures, forwards and warrants, whose value is based upon an underlying asset (e.g., treasury bond), index (e.g., S&P 500) or reference rate (e.g., LIBOR). Derivatives are often referred to as “off-balance-sheet instruments,” as a derivative’s notional amount is not recorded on-balance-sheet. Notional amounts are generally not exchanged, but rather represent the basis for exchanging cash flows during the duration of the contract. Notional amounts are generally not indicative of the Company’s at risk amount.

A derivative contract may be traded on an exchange or negotiated in the over-the-counter markets. Exchange-traded derivatives are standardized and include futures, warrants and certain option contracts listed on an exchange. Over-the-counter (“OTC”) derivative contracts are individually negotiated between contracting parties and include forwards, swaps and certain options, including caps, collars and floors. The use of derivative financial instruments has expanded significantly over the past decade. A primary reason for this expansion is that derivatives provide a cost-effective alternative for managing market risk. Additionally, derivatives provide users with access to market risk management tools that are often unavailable in traditional cash instruments, as derivatives can be tailored to meet client needs. Derivatives can also be used to take proprietary trading positions.

Derivatives are subject to various risks similar to non-derivative financial instruments including market, credit and operational risk. Market risk is the potential for a financial loss due to changes in the value of derivative financial instruments due to market changes, including changes in interest rates, foreign exchange rates and equity and commodity prices. Credit risk results from the possibility that a counterparty to a derivative transaction may fail to perform according to the terms of the contract. Therefore, the Company’s exposure to credit risk is represented by its net receivable from derivative counterparties, after consideration of collateral. Operational risk is the possibility of financial loss resulting from a deficiency in the Company’s systems for executing derivative transactions.

In addition to these risks, counterparties to derivative financial instruments may also be exposed to legal risks related to derivative activities, including the possibility that a transaction may be unenforceable under applicable law. The risks of derivatives should not be viewed in isolation but rather should be considered on an aggregate basis along with the Company’s other trading-related activities.

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

Lehman Brothers’ Use Of Derivative Instruments

In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end-user.

As an end-user, the Company utilizes derivative products to adjust the interest rate nature of its funding sources from fixed to floating interest rates, and to change the index upon which floating interest rates are based (e.g., Prime to LIBOR) (collectively, “End-User Derivative Activities”). For a further discussion of the Company’s End-User Derivative Activities, see Note 15 to the Consolidated Financial Statements.

The Company utilizes derivative products in a trading capacity  as a dealer to satisfy the financial needs of its clients, and in each of its trading businesses (collectively, “Trading-Related Derivative Activities”). In this capacity the Company transacts extensively in derivatives including interest rate, credit (both single name and portfolio), foreign exchange and equity derivatives. The Company’s use of derivative products in its trading businesses is combined with transactions in cash instruments to allow for the execution of various trading strategies.

The Company conducts its derivative activities through a number of wholly-owned subsidiaries. The Company’s fixed income derivative products business is conducted through its subsidiary, Lehman Brothers Special Financing Inc., and separately capitalized “AAA” rated subsidiaries, Lehman Brothers Financial Products Inc. and Lehman Brothers Derivative Products Inc. The Company’s equity derivative product business is conducted through Lehman Brothers Finance S.A. In addition, as a global investment bank, the Company is also a market-maker in a number of foreign currencies and actively trades in the global commodity markets. Counterparties to the Company’s derivative product transactions are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds.

The Company manages the risks associated with derivatives on an aggregate basis, along with the risks associated with its non-derivative trading and market-making activities in cash instruments, as part of its firmwide risk management policies. The Company utilizes industry standard derivative contracts whenever appropriate. These contracts may contain provisions requiring the posting of additional collateral by the Company in certain events, including a downgrade in the Company’s credit rating (as of November 30, 2002, the Company would be required to post additional collateral pursuant to derivative contracts of approximately $400 million in the event that the Company were to experience a downgrade of its senior debt). The Company believes that its funding framework incorporates all reasonably likely collateral requirements related to these provisions. For a further discussion of the Company’s risk management policies, refer to the discussion which follows. For a discussion of the Company’s liquidity management policies see page 44.

See the Notes to the Consolidated Financial Statements for a description of the Company’s accounting policies and further discussion of the Company’s Trading-Related Derivative Activities.

Other Off-Balance-Sheet Arrangements

Special purpose entities (“SPEs”) are corporations, trusts or partnerships which are established for a limited purpose. SPEs by their nature generally do not provide equity owners with significant voting powers, as the SPE documents govern all material decisions. The Company’s primary involvement with SPEs relates to securitization transactions in which transferred assets, including mortgages, loans, receivables and other assets, are sold to an SPE and repackaged into securities (i.e. securitized). SPEs may also be utilized by the Company to create securities with a unique risk profile desired by investors, and as a means of intermediating financial risk. In summary, in the normal course of business, the Company may establish SPEs; sell assets to SPEs; underwrite, distribute, and make a market in securities issued by SPEs; transact derivatives with SPEs; own securities or residual interests in SPEs; and provide liquidity or other guarantees for SPEs.

The Company accounts for the transfers of ﬁnancial assets, including transfers to SPEs, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities–a replacement of SFAS No. 125” (“SFAS  140”). In accordance with this guidance, the Company recognizes transfers of financial assets as sales provided that control has been relinquished. Control is deemed to be relinquished only when all of the following conditions have been met: (i) the assets have been isolated from the transferor, even in bankruptcy or other receivership (true sale opinions are required); (ii) the transferee has the right to pledge or exchange the assets received and (iii) the transferor has not maintained effective control over the transferred assets (e.g. a unilateral ability to repurchase a unique or specific asset). Therefore, in accordance with this guidance, the Company derecognizes financial assets transferred in securitizations provided that the Company has relinquished control over such assets.

The Company is also required to follow the accounting guidance under SFAS 140 and Emerging Issues Task Force (“EITF”) Topic D-14, “Transactions Involving Special-Purpose Entities,” to determine whether or not an SPE is required to be consolidated.

The majority of the Company’s involvement with SPEs relates to securitization transactions meeting the SFAS 140 definition of a qualifying special purpose entity (“QSPE”). A QSPE can generally be described as an entity with significantly limited powers which are intended to limit it to passively holding financial assets and distributing cash flows based upon pre-set terms. Based upon the guidance in SFAS 140, the Company is not required to and does not consolidate such QSPEs. Rather, the Company accounts for its involvement with QSPEs under a financial components approach in which the Company recognizes only its retained involvement with the QSPE. The Company accounts for such retained interests at fair value with changes in fair value reported in earnings.

The Company is a market leader in mortgage (both residential and commercial), municipal and other asset-backed securitizations which are principally transacted through QSPEs. The Company securitized approximately $155 billion of financial assets during fiscal 2002 including $108 billion of residential, $15 billion of commercial and $32 billion of municipal and other financial assets. As of November 30, 2002, the Company had approximately $1.1 billion of non-investment grade retained interests from its securitization activities. Retained interests are recorded in Securities and Other Financial Instruments Owned within the Company’s Consolidated Statement of Financial Condition and primarily represent junior interests in commercial and residential securitization transactions. The Company records its trading assets, including retained interests on a mark-to-market basis, with related gains or losses recognized in Principal transactions in the Consolidated Statement of Income. (See Note 16 to the Consolidated Financial Statements.)

Certain special purpose entities do not meet the QSPE criteria due to their permitted activities not being sufficiently limited, or because the assets are not deemed qualifying financial instruments (e.g. real estate). In instances in which the Company is either the sponsor of or transferor to a non-qualifying SPE, the Company follows the accounting guidance provided by EITF Topic D-14 to determine whether consolidation is required. Under this guidance, the Company would not be required to, and does not consolidate such SPE if a third party investor made a substantive equity investment in the SPE (minimum of 3%), was subject to first dollar risk of loss of such SPE, and had a controlling financial interest. Examples of the Company’s involvement with such SPEs include: CDOs, where the Company’s role is principally limited to acting as structuring and placement agent, warehouse provider and underwriter for CDO transactions; and Synthetic Credit Transactions, where the Company’s role is primarily that of underwriter and buyer of credit risk protection from SPEs.

On January 17, 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of  Variable Interest Entities – an interpretation of ARB No. 51,” (“Interpretation No. 46”). This interpretation provides new consolidation accounting guidance for entities involved with special purpose entities and will replace guidance provided by EITF Topic D-14. This guidance does not impact the accounting for securitizations transacted through QSPEs. This interpretation will require a primary beneficiary, defined as an entity which participates in either a majority of the risks or rewards of such SPE, to consolidate the SPE. An SPE would not be subject to this interpretation if such entity has sufficient voting equity capital (presumed to require a minimum of 10%), such that the entity is able to finance its activities without additional subordinated financial support from other parties. While the Company has not yet completed its analysis of the impact of the new interpretation, the Company does not anticipate that the adoption of this interpretation will have a material impact to the Company’s financial condition or its results of operations.

In addition to the above consolidation policies related to SPEs, the Company follows SFAS No. 94, “Consolidation of All Majority-Owned Subsidiaries,” for its dealings with operating entities. The Company consolidates operating entities when the Company has a controlling financial interest over the business activities of such entities. Non-controlled operating entities are accounted for under the equity method when the Company is able to exercise significant influence over the business activities of such entities. The cost method is applied when the ability to exercise significant influence is not present.

Risk  Management

As a leading global investment banking company, risk is an inherent part of the Company’s businesses. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The Company has developed policies and procedures to identify, measure and monitor each of the risks involved in its trading, brokerage and investment banking activities on a global basis. The principal risks to Lehman Brothers are market, credit, liquidity, legal and operational risks. Risk Management is considered to be of paramount importance in the Company’s day-to-day operations. Consequently, the Company devotes significant resources (including investments in personnel and technology) across all of its worldwide trading operations to the measurement, management and analysis of risk.

The Company seeks to reduce risk through the diversification of its businesses, counterparties and activities in geographic regions. The Company accomplishes this objective by allocating the usage of capital to each of its businesses, establishing trading limits and setting credit limits for individual counterparties, including regional concentrations. The Company seeks to achieve adequate returns from each of its businesses commensurate with the risks that they assume. Nonetheless, the effectiveness of the Company’s policies and procedures for managing risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have an adverse effect on the Company’s results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in the Company’s earnings, increases in the Company’s credit exposure to customers and counterparties and increases in general systemic risk.

Overall risk management policy is established at the Office of the Chairman level and begins with The Capital Markets Committee which consists of the Chief Executive Officer, other members of the Company’s Executive Committee, the Global Head of Risk, the Chief Economist and Strategist as well as various other business heads. The Capital Markets Committee serves to frame the Company’s risk opinion in the context of the global market environment. The Company’s Risk Committee, which consists of the Chief Executive Officer, members of the Executive Committee and the Global Head of Risk, meets weekly and reviews all risk exposures, position concentrations and risk taking activities.

The Global Risk Management Group (the “Group”) is independent of the trading areas and reports directly into the Office of the Chairman. The Group includes credit risk management, market risk management and operational risk management. Combining these disciplines facilitates the analysis of risk exposures, while leveraging personnel and information technology resources in a cost-efficient manner. The Group maintains staff in each of the Company’s regional trading centers and has daily contact with trading staff and senior management at all levels within the Company. These discussions include a review of trading positions and risk exposures.

Credit Risk

Credit risk represents the possibility that a counterparty will be unable to honor its contractual obligations to the Company. Credit risk management is therefore an integral component of the Company’s overall risk management framework. The Credit Risk Management Department (“CRM Department”) has global responsibility for implementing the Company’s overall credit risk management framework.

The CRM Department manages the credit exposure related to trading activities by giving initial credit approval for counterparties, establishing credit limits by counterparty, country and industry group and by requiring collateral in appropriate circumstances. In addition, the CRM Department strives to ensure that master netting agreements are obtained whenever possible. The CRM Department also considers the duration of transactions in making its credit decisions, along with the potential credit exposure for complex derivative transactions. The CRM Department is responsible for the continuous monitoring and review of counterparty credit exposure and creditworthiness and recommending valuation adjustments, where appropriate. Credit limits are reviewed periodically to ensure that they remain appropriate in light of market events or the counterparty’s financial condition.

Market Risk

Market risk represents the potential change in value of a portfolio of financial instruments due to changes in market rates, prices and volatilities. Market risk management also is an essential component of the Company’s overall risk management framework. The Market Risk Management Department (“MRM Department”) has global responsibility for implementing the Company’s overall market risk management framework. It is responsible for the preparation and dissemination of risk reports, developing and implementing the firmwide Risk Management Guidelines, and evaluating adherence to these guidelines. These guidelines provide a clear framework for risk management decision making. To that end, the MRM Department identifies and quantifies risk exposures, develops limits and reports and monitors these risks with respect to the approved limits. The identification of material market risks inherent in positions includes, but is not limited to, interest rate, equity and foreign exchange risk exposures. In addition to these risks, the MRM Department also evaluates liquidity risks, credit and sovereign concentrations.

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

Market risk is present in cash products, derivatives and contingent claim structures that exhibit linear as well as non-linear profit and loss sensitivity. The Company’s exposure to market risk varies in accordance with the volume of client-driven market-making transactions, the size of the Company’s proprietary positions, and the volatility of financial instruments traded. The Company seeks to mitigate, whenever possible, excess market risk exposures through the use of futures and option contracts and offsetting cash market instruments.

The Company participates globally in interest rate, equity and foreign exchange markets. The Company’s Fixed Income division has a broadly diversified market presence in U.S. and foreign government bond trading, emerging market securities, corporate debt (investment and non-investment grade), money market instruments, mortgages and mortgage-backed securities, asset-backed securities, municipal bonds and interest rate derivatives. The Company’s Equities division facilitates domestic and foreign trading in equity instruments, indices and related derivatives. The Company’s foreign exchange businesses are involved in trading currencies on a spot and forward basis as well as through derivative products and contracts.

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

The Company is a significant intermediary in the global equity markets through its market-making in U.S. and non-U.S. equity securities, including common stock, convertible debt, exchange-traded and OTC equity options, equity swaps and warrants. These activities expose the Company to market risk as a result of price and volatility changes in its equity inventory. Inventory holdings are also subject to market risk resulting from concentrations and changes in liquidity conditions that may adversely impact market valuation. Equity market risk is actively managed through the use of index futures, exchange-traded and OTC options, swaps and cash instruments.

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

If any of the strategies utilized to hedge or otherwise mitigate exposures to the various types of risks described above are not effective, the Company could incur losses.

Operational Risk

Operational Risk is the risk of direct or indirect loss resulting from inadequate or failed internal processes, people and systems, or from external events. Operational Risk Management (ORM) is responsible for implementing and maintaining the Company’s overall global operational risk management framework, which seeks to minimize these risks through assessing, reporting, monitoring and tracking operational risks.

Value-At-Risk

For purposes of Securities and Exchange Commission (“SEC”) risk disclosure requirements, the Company discloses an entity-wide value-at-risk for virtually all of its trading activities. In general, the Company’s value-at-risk measures potential loss of trading revenues at a given confidence level over a specified time horizon. Value-at-risk over a one-day holding period measured at a 95% confidence level implies that the potential loss of daily trading revenue will be at least as large as the value-at-risk amount on one out of every 20 trading days.

The Company’s methodology estimates a reporting day value-at-risk using actual daily trading revenues over the previous 250 trading days. This estimate is measured as the loss, relative to the median daily trading revenue. The Company also estimates an average value-at-risk measure over 250 rolling reporting days, thus looking back a total of 500 trading days.

Value-At-Risk

In millions	As of November 30, 2002	As of November 30, 2001	Year Ended November 30, 2002
			Average	High	Low
Interest rate risk	$15.8	$14.6	$14.9	$16.0	$12.6
Equity price risk	8.0	15.1	11.3	15.1	8.0
Foreign exchange risk	2.2	1.9	1.9	2.2	1.7
Diversification benefit	(5.2)	(8.3)	(7.1)
Total Company	$20.8	$23.3	$21.0	$23.4	$17.5

•                  The average, high and low value-at-risk for the year ended November 30, 2001 were $23.8 million, $25.1 million and $22.4 million, respectively.

The above table sets forth the daily value-at-risk for each component of market risk as well as total value-at-risk.

Value-at-risk is one measurement of potential loss in trading revenues that may result from adverse market movements over a specified period of time with a selected likelihood of occurrence. As with all measures of value-at-risk, the Company’s estimate has substantial limitations due to its reliance on historical performance, which is not necessarily a predictor of the future. Consequently, this value-at-risk estimate is only one of a number of tools the Company utilizes in its daily risk management activities. The increase in interest rate risk as of November 30, 2002 from November 30, 2001 reflects higher volatility in fixed income securities, while the decrease in equity risk is primarily related to lower equity positions held for customer flow purposes.

Distribution Of Trading Revenues

Substantially all of the Company’s inventory positions are marked-to-market on a daily basis as part of the Company’s Capital Markets business segment with changes recorded in net revenues. The following chart sets forth the frequency distribution for weekly net revenues for the Company’s Capital Markets and Client Services segments (excluding asset management fees) for the years-ended November 30, 2002 and 2001.

As discussed throughout Management’s Discussion and Analysis, the Company seeks to reduce risk through the diversification of its businesses and a focus on customer flow activities. This diversification and focus, combined with the Company’s risk management controls and processes, helps mitigate the net revenue volatility inherent in the Company’s trading activities. Although historical performance is not necessarily indicative of future performance, the Company believes its focus on business diversification and customer flow activities should continue to reduce the volatility of future net trading revenues.

Trading Net Revenues Distribution for 2002 and 2001

In weeks

[Graphic Omitted—Bar graph showing: ]

2002	Less than $0	2 weeks
	$0-50 million	7 weeks
	$50-100 million	25 weeks
	$100-150 million	12 weeks
	$150-200 million	5 weeks
	$200+ million	1 weeks

2001	Less than $0	2 weeks
	$0-50 million	9 weeks
	$50-100 million	18 weeks
	$100-150 million	18 weeks
	$150-200 million	5 weeks
	$200+ million	0 weeks

•                  Average weekly trading net revenues for 2002 and 2001 were approximately $89 million and $90 million, respectively.

Critical Accounting Policies

In May 2002, the Securities and Exchange Commission proposed rules to require disclosures associated with critical accounting polices which are most important in gaining an understanding of an entity’s financial statements. The following is a summary of the Company’s critical accounting policies. For a full description of these and other accounting policies, see Note 1 to the Consolidated Financial Statements.

Use of Estimates

The Company’s financial statements are prepared in conformity with generally accepted accounting principles, many of which require the use of estimates and assumptions. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates particularly in light of the industry in which the Company operates.

Fair Value

The determination of fair value is a critical accounting policy which is fundamental to the Company’s financial condition and results of operations. The Company records its inventory positions including Securities and other financial instruments owned and Securities sold but not yet purchased at market or fair value with unrealized gains and losses reflected in Principal transactions in the Consolidated Statement of Income. In all instances, the Company believes that it has established rigorous internal control processes to ensure that the Company utilizes reasonable and prudent measurements of fair value.

When evaluating the extent to which management estimates may be required to be utilized in preparing the Company’s financial statements, the Company believes it is useful to analyze the balance sheet as follows:

November 30, 2002 In millions
Assets:
Securities and other financial instruments owned	$119,278	46%
Secured financings	114,838	44%
Receivables and other assets	26,220	10%
Total Assets	$260,336	100%

November 30, 2002 In millions
Liabilities & Equity
Securities and other financial instruments sold but not yet purchased	$69,034	26%
Secured financings	114,706	44%
Payables and other liabilities	28,266	11%
Total capital	48,330	19%
Liabilities & Equity	$260,336	100%

A significant majority of the Company’s assets and liabilities are recorded at amounts for which significant management estimates are not utilized. The following balance sheet categories comprising 54% of total assets and 74% of liabilities and equity are valued at either historical cost or at contract value (including accrued interest) which by their nature, do not require the use of significant estimates: Secured financings, Receivables/Payables and Other assets/liabilities and Total capital. The remaining balance sheet categories, comprised of Securities and other financial instruments owned and Securities and other financial instruments sold but not yet purchased (long and short inventory positions, respectively), are recorded at market or fair value, the components of which may require, to varying degrees, the use of estimates in determining fair value.

The majority of the Company’s long and short inventory is recorded at market value based upon listed market prices or utilizing third party broker quotes and therefore do not incorporate significant estimates. Examples of inventory valued in this manner include government securities, agency mortgage-backed securities, listed equities, money markets, municipal securities, corporate bonds and listed futures.

If listed market prices or broker quotes are not available, fair value is determined based on pricing models or other valuation techniques, including use of implied pricing from similar instruments. Pricing models are typically utilized to derive fair value based upon the net present value of estimated future cash flows including adjustments, where appropriate, for liquidity, credit and/or other factors. For the vast majority of instruments valued through pricing models, significant estimates are not required, as the market inputs into such models are readily observable and liquid trading markets provide clear evidence to support the valuations derived from such pricing models. Examples of inventory valued utilizing pricing models or other valuation techniques include: OTC derivatives, private equity investments, certain high-yield positions, certain mortgage loans and direct real estate investments and non-investment grade retained interests.

	Fair Value of OTC Derivative Contracts by Maturity At November 30, 2002
In millions	Less than 1 year	2-5 years	5-10 years	Greater than 10 years	Total
Assets
Interest rate, currency and credit default swaps and options	$1,079	$3,012	$3,395	$1,560	$9,046
Foreign exchange forward contracts and options	769	45	—	—	814
Other fixed income securities contracts	602	—	—	—	602
Equity contracts (including swaps, warrants and options)	1,624	380	347	33	2,384
Total	$4,074	$3,437	$3,742	$1,593	$12,846
	32%	27%	29%	12%	100%
Liabilities
Interest rate, currency and credit default swaps and options	$943	$2,254	$2,766	$1,124	$7,087
Foreign exchange forward contracts and options	1,093	64	—	—	1,157
Other fixed income securities contracts	215	—	—	—	215
Equity contracts (including swaps, warrants and options)	491	195	329	14	1,029
Total	$2,742	$2,513	$3,095	$1,138	$9,488
	29%	26%	33%	12%	100%

OTC Derivatives

The fair value of the Company’s OTC derivative assets and liabilities at November 30, 2002 were $12.8 billion and $9.5 billion, respectively. OTC derivative assets represent the Company’s unrealized gains, net of unrealized losses for situations in which the Company has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties.

The vast majority of the Company’s OTC derivatives are transacted in liquid trading markets for which fair value is determined utilizing pricing models with readily observable market inputs. Examples of such derivatives include: interest rate swaps contracts, TBA’s (classified in the above table as other fixed income securities contracts), foreign exchange forward and option contracts in G-7 currencies and equity swap and option contracts on listed securities. However, the determination of fair value for certain less liquid derivatives requires the use of significant estimates and include: certain credit derivatives, equity option contracts greater than 5 years, and certain other complex derivatives utilized by the Company in providing clients with hedging alternatives to unique exposures. The Company strives to limit the use of significant judgment by using consistent pricing assumptions between reporting periods and utilizing observed market data for model inputs whenever possible. As the market for complex products develops, the Company refines its pricing models based upon market experience in order to utilize the most current indicators of fair value.

Private Equity Investments

The Company’s private equity investments of $965 million at November 30, 2002 include both public and private equity positions. The determination of fair value for these investments may require the use of estimates and assumptions as these investments are generally less liquid and often contain trading restrictions. The determination of fair value for private equity investments is based on estimates incorporating valuations which take into account expected cash flows, earnings multiples and/or comparison to similar market transactions. Valuation adjustments are an integral part of pricing these instruments, reflecting consideration of credit quality, concentration risk, sale restrictions and other liquidity factors.

High Yield

At November 30, 2002, the Company had high yield long and short positions of $4.0 billion and $1.1 billion, respectively. The majority of these positions are valued utilizing broker quotes or listed market prices. In certain instances, when broker quotes or listed prices are not available the Company utilizes prudent judgment in determining fair value which may involve the utilization of analysis of credit spreads associated with pricing of similar instruments, or other valuation techniques.

Mortgage Loans and Real Estate

The Company is a market leader in mortgage-backed securities trading and mortgage securitizations (both residential and commercial). The Company’s inventory of mortgage loans principally represents loans held prior to securitization. In this activity, the Company purchases mortgage loans from loan originators or in the secondary markets and then aggregates pools of mortgages for securitization. The Company records mortgage loans and direct real estate investments at fair value, with related mark-to-market gains and losses recognized in Principal transactions revenues.

As the Company’s inventory of residential loans turns over through sale to securitization trusts rather frequently, such loans are generally valued without the use of significant estimates.

The Company is also a market leader in the commercial lending and securitization markets. Commercial real estate loans are generally valued based upon an analysis of the loans’ carrying value relative to the value of the underlying real estate, known as loan-to-value ratios. As the loan-to-value ratio increases, the fair value of such loan is influenced to a greater extent by a combination of cash flow projections and underlying property values. Approximately $5.6 billion of the Company’s commercial real estate loans and direct real estate investments are valued using both cash flow projections as well as underlying property values. The Company utilizes independent appraisals to support management’s assessment of the property in determining fair value for these positions.

In addition, the Company held approximately $1.1 billion of non-investment grade retained interests at November 30, 2002, down from $1.6 billion at November 30, 2001. As these interests primarily represent the junior interests in commercial and residential mortgage securitizations, for which there are not active trading markets, estimates are generally required to be utilized in determining fair value. The Company values these instruments using prudent estimates of expected cash flows, and considers the valuation of similar transactions in the market. (See Note 16 to the Consolidated Financial Statements for additional information on the impact of adverse changes in assumptions on the fair value of these interests.)

New Accounting Developments

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Under SFAS 142, intangible assets with indefinite lives and goodwill will no longer be amortized. Instead, these assets are required to be tested annually for impairment. The Company adopted the provisions of SFAS 142 as of the beginning of fiscal 2002, and such adoption did not have a material effect on the Company’s financial condition or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 provides accounting guidance for the impairment or disposal of long-lived assets, such as property, plant and equipment. In addition, SFAS 144 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company will adopt this standard in the first quarter of fiscal 2003. The Company does not expect that the adoption will have a material impact to the Company’s financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Company will adopt the provisions of SFAS 146 at the beginning of fiscal 2003 and does not expect the adoption to have a material impact to the Company’s financial condition or results of operations.

In October 2002, the EITF reached a consensus on Issue No. 02-03, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.” This issue clarifies the FASB staff view that profits should not be recognized at the inception of a derivative contract if the contract does not have observable pricing. In such instances, the transaction price is viewed by the FASB to be the best indicator of fair value. The Company does not expect the application of this guidance to have a material impact on the Company’s financial condition or results of operations.

On January 17, 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51,” (“Interpretation 46”). This interpretation provides new consolidation accounting guidance for entities involved with special purpose entities. This guidance does not impact the accounting for securitizations transacted through QSPEs. This interpretation will require a primary beneficiary, defined as an entity which participates in either a majority of the risks or rewards of such SPE, to consolidate the SPE. An SPE would not be subject to this interpretation if such entity had sufficient voting equity capital, such that the entity is able to finance its activities without the additional subordinated financial support from other parties. Interpretation 46 also requires additional disclosures related to involvement with SPEs. The accounting provisions of this interpretation are effective for new transactions executed after January 31, 2003. The interpretation will be effective for all existing transactions with SPEs beginning in the Company’s fourth quarter of 2003. While the Company has not yet completed its analysis of the impact of the new interpretation, the Company does not anticipate that the adoption of this interpretation will have a material impact to the Company’s financial condition or results of operations.

Effects of Inflation

Because the Company’s assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects the Company’s expenses, such as employee compensation, office space leasing costs and communications charges, which may not be readily recoverable in the price of services offered by the Company. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, it may adversely affect the Company’s financial position and results of operations in certain businesses.

Report of Independent Auditors

The Board of Directors and Stockholders of Lehman Brothers Holdings Inc.

We have audited the accompanying consolidated statement of financial condition of Lehman Brothers Holdings Inc. and Subsidiaries (the “Company”) as of November 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lehman Brothers Holdings Inc. and Subsidiaries at November 30, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

New York, New York
January 10, 2003

Consolidated Statement of Income

In millions, except per share data Twelve months ended November 30	2002	2001	2000
Revenues
Principal transactions	$1,951	$2,779	$3,713
Investment banking	1,771	2,000	2,216
Commissions	1,286	1,091	944
Interest and dividends	11,728	16,470	19,440
Other	45	52	134
Total revenues	16,781	22,392	26,447
Interest expense	10,626	15,656	18,740
Net revenues	6,155	6,736	7,707
Non-Interest Expenses
Compensation and benefits	3,139	3,437	3,931
Technology and communications	552	501	341
Brokerage and clearance	329	308	264
Occupancy	287	198	135
Business development	146	183	182
Professional fees	129	152	184
Other	74	82	91
September 11th related (recoveries)/expenses, net	(108)	127	—
Other real estate reconfiguration charge	128	—	—
Regulatory settlement	80	—	—
Total non-interest expenses	4,756	4,988	5,128
Income before taxes and dividends on trust preferred securities	1,399	1,748	2,579
Provision for income taxes	368	437	748
Dividends on trust preferred securities	56	56	56
Net income	$975	$1,255	$1,775
Net income applicable to common stock	$906	$1,161	$1,679
Earnings per common share
Basic	$3.69	$4.77	$6.89
Diluted	$3.47	$4.38	$6.38

See Notes to Consolidated Financial Statements.

Consolidated Statement of Financial Condition

In millions November 30	2002	2001
Assets
Cash and cash equivalents	$3,699	$2,561
Cash and securities segregated and on deposit for regulatory and other purposes	2,803	3,289
Securities and other financial instruments owned: (includes $22,211 in 2002 and $28,517 in 2001 pledged as collateral)	119,278	119,362
Collateralized short-term agreements:
Securities purchased under agreements to resell	94,341	83,278
Securities borrowed	20,497	17,994
Receivables:
Brokers, dealers and clearing organizations	3,775	3,455
Customers	8,279	12,123
Others	1,910	1,479
Property, equipment and leasehold improvements (net of accumulated depreciation and amortization of $590 in 2002 and $424 in 2001)	2,075	1,495
Other assets	3,466	2,613
Excess of cost over fair value of net assets acquired (net of accumulated amortization of $155 in 2002 and $151 in 2001)	213	167
Total assets	$260,336	$247,816

See Notes to Consolidated Financial Statements.

Consolidated Statement of Financial Condition continued

In millions, except per share data November 30	2002	2001
Liabilities and Stockholders’ Equity
Commercial paper and short-term debt	$2,369	$3,992
Securities and other financial instruments sold but not yet purchased	69,034	51,330
Collateralized short-term financing:
Securities sold under agreements to repurchase	94,725	102,104
Securities loaned	8,137	12,541
Other secured borrowings	11,844	7,784
Payables:
Brokers, dealers and clearing organizations	1,787	2,805
Customers	17,477	13,831
Accrued liabilities and other payables	6,633	5,959
Long-term debt:
Senior notes	36,283	35,373
Subordinated indebtedness	2,395	2,928
Total liabilities	250,684	238,647
Commitments and contingencies
Preferred securities subject to mandatory redemption	710	710
Stockholders’ Equity
Preferred stock	700	700
Common stock, $0.10 par value; Shares authorized: 600,000,000 in 2002 and 2001; Shares issued: 258,791,416 in 2002 and 256,178,907 in 2001; Shares outstanding: 231,131,043 in 2002 and 237,534,091 in 2001	25	25
Additional paid-in capital	3,628	3,562
Accumulated other comprehensive income (net of tax)	(13)	(10)
Retained earnings	5,608	4,798
Other stockholders’ equity, net	949	746

Common stock in treasury, at cost: 27,660,373 shares in 2002 and 18,644,816 shares in 2001	(1,955)	(1,362)
Total stockholders’ equity	8,942	8,459
Total liabilities and stockholders’ equity	$260,336	$247,816

See Notes to Consolidated Financial Statements.

Consolidated Statement of Changes in Stockholders’ Equity

In millions Twelve months ended November 30	2002	2001	2000
Preferred Stock
5% Cumulative Convertible Voting, Series A and B:
Beginning balance	$—	$—	$238
Shares subject to redemption	—	—	(150)
Shares repurchased	—	—	(88)
Ending balance	—	—	—
5.94% Cumulative, Series C:
Beginning and ending balance	250	250	250
5.67% Cumulative, Series D:
Beginning and ending balance	200	200	200
7.115% Fixed/Adjustable Rate Cumulative, Series E:
Beginning balance	250	250	—
Shares issued	—	—	250
Ending balance	250	250	250
Redeemable Voting:
Beginning and ending balance	—	—	—
Total Preferred Stock, ending balance	700	700	700
Common Stock(1)	25	25	25
Additional Paid-In Capital(1)
Beginning balance	3,562	3,589	3,374
RSUs exchanged for Common Stock	63	(13)	(54)
Employee stock-based awards	53	53	101
Shares issued to RSU Trust	(401)	(628)	(210)
Tax benefits from the issuance of stock-based awards	347	549	373
Other, net	4	12	5
Ending balance	$3,628	$3,562	$3,589

(1) Amounts have been retroactively adjusted to give effect for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on October 20, 2000.

 See Notes to Consolidated Financial Statements.

Consolidated Statement of Changes in Stockholders’ Equity continued

In millions Twelve months ended November 30	2002	2001	2000
Accumulated Other Comprehensive Income
Beginning balance	$(10)	$(8)	$(2)
Translation adjustment, net(2)	(3)	(2)	(6)
Ending balance	(13)	(10)	(8)
Retained Earnings
Beginning balance	4,798	3,713	2,094
Net income	975	1,255	1,775
Dividends declared:
5% Cumulative Convertible Voting Series A and B Preferred Stock	—	(1)	(9)
5.94% Cumulative, Series C Preferred Stock	(15)	(15)	(15)
5.67% Cumulative, Series D Preferred Stock	(11)	(11)	(11)
7.115% Fixed/Adjustable Rate Cumulative, Series E Preferred Stock	(18)	(18)	(12)
Redeemable Voting Preferred Stock	(25)	(50)	(50)
Common Stock	(96)	(75)	(59)
Ending balance	5,608	4,798	3,713
Common Stock Issuable
Beginning balance	2,933	2,524	1,768
RSUs exchanged for Common Stock	(463)	(215)	(247)
Deferred stock awards granted	407	624	1,003
Other, net	(55)	—	—
Ending balance	2,822	2,933	2,524
Common Stock Held in RSU Trust
Beginning balance	(827)	(647)	(717)
Shares issued to RSU Trust	(297)	(403)	(231)
RSUs exchanged for Common Stock	387	223	301
Other, net	(17)	—	—
Ending balance	(754)	(827)	(647)
Deferred Stock Compensation
Beginning balance	(1,360)	(1,280)	(797)
Deferred stock awards granted	(407)	(624)	(1,003)
Amortization of deferred compensation, net	570	544	520
Other, net	78	—	—
Ending balance	(1,119)	(1,360)	(1,280)
Common Stock In Treasury, at Cost
Beginning balance	(1,362)	(835)	(150)
Treasury stock purchased	(1,510)	(1,676)	(1,203)
RSUs exchanged for Common Stock	—	5	—
Shares issued for preferred stock conversion	—	44	—
Employee stock-based awards	219	69	77
Shares issued to RSU Trust	698	1,031	441
Ending balance	(1,955)	(1,362)	(835)
Total stockholders’ equity	$8,942	$8,459	$7,781

(2) Net of income taxes of $(1) in 2002, $(1) in 2001 and $(8) in 2000.

See Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows

In millions Twelve months ended November 30	2002	2001	2000
Cash Flows From Operating Activities
Net Income	$975	$1,255	$1,775
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	258	174	102
Deferred tax provision (benefit)	(670)	(643)	(169)
Tax benefit from issuance of stock-based awards	347	549	373
Amortization of deferred stock compensation	570	544	520
September 11th (recoveries) expenses	(108)	356	—
Other real estate reconfiguration charge	128	—	—
Regulatory settlement	80	—	—
Other adjustments	92	(1)	65
Net change in:
Cash and securities segregated and on deposit	486	(855)	(445)
Securities and other financial instruments owned	1,708	(13,219)	(16,148)
Securities borrowed	(2,503)	(376)	1,779
Other secured financing	4,060	3,805	3,979
Receivables from brokers, dealers and clearing organizations	(320)	(1,793)	12
Receivables from customers	3,844	(4,538)	1,747
Securities and other financial instruments sold but not yet purchased	17,704	16,045	(11,325)
Securities loaned	(4,404)	5,299	2,674
Payables to brokers, dealers and clearing organizations	(1,018)	883	738
Payables to customers	3,646	2,194	666
Accrued liabilities and other payables	277	(27)	1,262
Other operating assets and liabilities, net	(693)	(325)	(1,136)
Net cash provided by (used in) operating activities	24,459	9,327	(13,531)
Cash Flows From Financing Activities
Proceeds from issuance of senior notes	8,415	9,915	14,225
Principal payments of senior notes	(9,014)	(7,646)	(8,353)
Principal payments of subordinated indebtedness	(715)	(204)	(192)
Net proceeds from (payments for) commercial paper and short-term debt	(1,623)	(1,808)	324
Resale agreements net of repurchase agreements	(18,442)	(8,957)	8,922
Payments for repurchases of preferred stock	—	(100)	(88)
Payments for treasury stock purchases, net	(1,303)	(1,676)	(1,203)
Dividends paid	(165)	(163)	(149)
Issuances of common stock	61	54	99
Issuance of preferred stock, net of issuance costs	—	—	250
Net cash provided by (used in) financing activities	(22,786)	(10,585)	13,835
Cash Flows From Investing Activities
Purchases of property, equipment and leasehold improvements, net	(656)	(1,341)	(289)
Proceeds from the sale of 3 World Financial Center, net	152	—	—
Acquisition, net of cash acquired	(31)	—	(41)
Net cash used in investing activities	(535)	(1,341)	(330)
Net change in cash and cash equivalents	1,138	(2,599)	(26)
Cash and cash equivalents, beginning of period	2,561	5,160	5,186
Cash and cash equivalents, end of period	$3,699	$2,561	$5,160
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (in millions):
Interest paid totaled $10,686 in 2002, $15,588 in 2001 and $18,500 in 2000.
Income taxes paid totaled $436 in 2002, $654 in 2001 and $473 in 2000.

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

C O N T E N T S

Note 1 Summary of Significant Accounting Policies

Basis Of Presentation

The consolidated financial statements include the accounts of Lehman Brothers Holdings Inc. (“Holdings”) and subsidiaries (collectively, the “Company” or “Lehman Brothers”). Lehman Brothers is one of the leading global investment banks serving institutional, corporate, government and high-net-worth individual clients and customers. The Company’s worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. The Company is engaged primarily in providing financial services. The principal U.S. subsidiary of Holdings is Lehman Brothers Inc. (“LBI”), a registered broker-dealer. All material intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management estimates are required to be utilized in determining the valuation of trading inventory particularly in the area of OTC derivatives, certain high yield positions, private equity securities and mortgage loan positions. Additionally, management estimates are required in assessing the realizability of deferred tax assets, the outcome of litigation and determining the components of the September 11th related (recoveries)/expenses, net and the other real estate reconfiguration charge. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

The Company uses the trade date basis of accounting.

Certain prior period amounts reflect reclassifications to conform to the current year’s presentation.

Securities And Other Financial Instruments

Securities and other financial instruments owned and Securities and other financial instruments sold but not yet purchased are valued at market or fair value, as appropriate, with unrealized gains and losses reflected in Principal transactions in the Consolidated Statement of Income. Market value is generally based on listed market prices. If listed market prices are not available, or if liquidating the Company’s position is reasonably expected to affect market prices, fair value is determined based on broker quotes, internal valuation models which take into account time value and volatility factors underlying the financial instruments or management’s estimate of the amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time.

As of November 30, 2002 and 2001, all firm-owned securities pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the securities are classified as Securities owned (pledged as collateral) as required by Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of SFAS No.125” (“SFAS 140”).

Derivative Financial Instruments

A derivative is typically defined as an instrument whose value is “derived” from an underlying instrument, index or rate, such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. A derivative contract generally represents future commitments to exchange interest payment streams or currencies based on the contract or notional amount or to purchase or sell other financial instruments at specified terms on a specified date.

Derivatives are recorded at market or fair value in the Consolidated Statement of Financial Condition on a net by counterparty basis where a legal right of set-off exists and are netted across products when such provisions are stated in the master netting agreement. Derivatives are often referred to as off-balance-sheet instruments since neither their notional amounts nor the underlying instruments are reflected as assets or liabilities of the Company. Instead, the market or fair value related to the derivative transactions is reported in the Consolidated Statement of Financial Condition as an asset or liability in Derivatives and other contractual agreements, as applicable. Margin on futures contracts is included in receivables and payables from/to brokers, dealers and clearing organizations, as applicable. Changes in fair values of derivatives are recorded as Principal transactions revenues in the current period. Market or fair value is generally determined by either quoted market prices (for exchange-traded futures and options) or pricing models (for swaps, forwards and options). Pricing models utilize a series of market inputs to determine the present value of future cash flows, with adjustments, as required for credit risk and liquidity risk. Further valuation adjustments may be recorded, as deemed appropriate for new or complex products or for positions with significant concentrations. These adjustments are integral components of the mark-to-market process. Credit-related valuation adjustments incorporate business and economic conditions, historical experience, concentrations, estimates of expected losses and the character, quality and performance of credit sensitive financial instruments.

As an end-user, the Company primarily utilizes derivatives to modify the interest rate characteristics of its long-term debt and secured financing activities. The Company also utilizes equity derivatives to hedge its exposure to equity price risk embedded in certain of its debt obligations and foreign exchange forwards to manage the currency exposure related to its net monetary investment in non-U.S. dollar functional currency operations (collectively, “end-user derivative activities”).

Effective December 1, 2000, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” (collectively, “SFAS 133”), which requires that all derivative instruments be reported on the Consolidated Statement of Financial Condition at fair value.

Under SFAS 133, the accounting for end-user derivative activities is dependent upon the nature of the hedging relationship. In certain hedging relationships, both the derivative and the hedged item will be marked-to-market through earnings for changes in fair value (“fair value hedge”). In many instances, the hedge relationship is fully effective so that the mark-to-market on the derivative and the hedged item will offset. In other hedging relationships, the derivative will be marked-to-market with the offsetting gains or losses recorded in Accumulated other comprehensive income, a component of Stockholder’s Equity, until the related hedged item is realized in earnings (“cash flow hedge”). SFAS 133 also requires certain derivatives embedded in long-term debt to be bifurcated and marked-to-market through earnings.

SFAS 133 changed the accounting treatment for the hedged item in a fair value hedge (e.g., long-term debt or secured financing activities) from what was an accrual basis to a modified mark-to-market value. The hedged item’s carrying value may differ from a full mark-to-market value since SFAS 133 requires that the hedged item be adjusted only for changes in fair value associated with the designated risks being hedged during the hedge period.

The Company principally utilizes fair value hedges to convert a substantial portion of the Company’s fixed rate debt and certain long-term secured financing activities to floating interest rates. Any hedge ineffectiveness in these relationships is recorded as a component of Interest expense on the Company’s Consolidated Statement of Income. Gains or losses from revaluing foreign exchange contracts associated with hedging the Company’s net investments in foreign affiliates are reported within Accumulated other comprehensive income in Stockholder’s Equity. Unrealized receivables/payables resulting from the mark-to-market on end-user derivatives are included in Securities and other financial instruments owned or sold but not yet purchased.

The adoption of SFAS 133, as of December 1, 2000, did not have a material effect on the Company’s Consolidated Statement of Financial Condition or the results of operations, as most of the Company’s derivative transactions are entered into for trading-related activities for which the adoption of SFAS 133 had no impact. Prior year amounts have not been restated to conform with the current SFAS 133 accounting treatment. Therefore, end-user derivative activities for all periods prior to December 1, 2000 are recorded on an accrual basis provided that the derivative was designated and deemed to be a highly effective hedge. For periods prior to fiscal 2001, realized gains or losses on early terminations of derivatives that were designated as hedges were deferred and amortized to interest income or interest expense over the remaining life of the instrument being hedged.

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

The Company utilizes interest rate swaps as an end-user to modify the interest rate exposure associated with certain fixed rate resale and repurchase agreements. In accordance with SFAS No. 133, the Company adjusted the carrying value of these secured financing transactions that have been designated as the hedged item.

Securities Borrowed and Loaned  Securities borrowed and securities loaned are carried at the amount of cash collateral advanced or received plus accrued interest. It is the Company’s policy to value the securities borrowed and loaned on a daily basis, and to obtain additional cash as necessary to ensure such transactions are adequately collateralized.

Other Secured Borrowings Other secured borrowings are recorded at contractual amounts plus accrued interest.

Private Equity Investments

The Company carries its private equity investments, including its partnership interests, at fair value based upon the Company’s assessment of each underlying investment.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws.

In this regard, deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years and for tax loss carry-forwards, if in the opinion of management, it is more likely than not that the deferred tax asset will be realized. SFAS 109 requires companies to set up a valuation allowance for that component of net deferred tax assets which does not meet the “more likely than not” criterion for realization. Deferred tax liabilities are recognized for temporary differences that will result in taxable income in future years.

Translation Of Foreign Currencies

Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the statement of financial condition date. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and taxes, are included in Accumulated other comprehensive income, a separate component of Stockholders’ Equity. Gains or losses resulting from foreign currency transactions are included in the Company’s Consolidated Statement of Income.

Property, Equipment And Leasehold Improvements

Property, equipment and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives. Buildings are depreciated up to a maximum of 40 years. Leasehold improvements are amortized over the lesser of their economic useful lives or the terms of the underlying leases, ranging up to 30 years. Equipment, furniture and fixtures are depreciated over periods of up to 15 years. Internal use of software which qualifies for capitalization under American Institute of Certified Public Accountants (“AICPA”) Statement of position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” is capitalized and subsequently amortized over the estimated useful life of the software, generally 3 years, with a maximum of 7 years.

Long-Lived Assets

In accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” the Company reviews assets, such as property, equipment and leasehold improvements for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, then an impairment loss would be recognized to the extent that the carrying value of such asset exceeded its fair value.

Goodwill

As of December 1, 2001, the Company adopted SFAS No. 141, “Business Combinations” (“SFAS 141”), and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, intangible assets with indefinite lives and goodwill are no longer required to be amortized. Instead, these assets are evaluated annually for impairment. The Company adopted the provisions of SFAS 142 at the beginning of fiscal year 2002 and the change did not have a material impact to the Company’s financial position or its results of operations. Prior to December 1, 2001, the Company amortized goodwill using the straight-line method over periods not exceeding 35 years. Goodwill is reduced upon the recognition of certain acquired net operating loss carryforward benefits.

Stock-Based Awards

SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), established financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 permits companies either to continue accounting for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”) or using the fair value method prescribed by SFAS 123. The Company continues to follow APB 25 and its related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option awards because the exercise price was at or above the fair market value of the Company’s common stock on the grant date.

Statement Of Cash Flows

For purposes of the Consolidated Statement of Cash Flows, the Company defines cash equivalents as highly liquid investments with original maturities of three months or less, other than those held for sale in the ordinary course of business.

Earnings Per Common Share

The Company computes earnings per common share in accordance with SFAS No. 128, “Earnings per Share” (“EPS”). Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities. All share and per share amounts have been restated for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective October 20, 2000. See Notes 9 and 11 of Notes to Consolidated Financial Statements for more information.

Consolidation Accounting Policies

Operating Companies The Company follows SFAS No. 94, “Consolidation of All Majority-Owned Subsidiaries” and consolidates operating entities when the Company has a controlling financial interest over the business activities of such entities. Non-controlled operating entities are accounted for under the equity method when the Company is able to exercise significant influence over the business activities of such entities. The cost method is applied when the ability to exercise significant influence is not present.

Special Purpose Entities For those entities which do not meet the definition of conducting a business, often referred to as special purpose entities (“SPEs”), the Company follows the accounting guidance under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB No. 125,” and

Emerging Issues Task Force (“EITF”) Topic D-14, “Transactions Involving Special-Purpose Entities,” to determine whether or not such SPEs are required to be consolidated. The majority of the Company’s involvement with SPEs relates to securitization transactions meeting the SFAS 140 definition of a qualifying special purpose entity (“QSPE”). A QSPE can generally be described as an entity with significantly limited powers which are intended to limit it to passively holding financial assets and distributing cash flows based upon predetermined criteria. Based upon the guidance in SFAS 140, the Company does not consolidate such QSPEs. Rather, the Company accounts for its involvement with such QSPEs under a financial components approach in which the Company recognizes only its retained involvement with the QSPE. The Company accounts for such retained interests at fair value.

Certain special purpose entities do not meet the QSPE criteria due to their permitted activities not being sufficiently limited, or because the assets are not deemed qualifying financial instruments (e.g., real estate). In the instances in which the Company is either the sponsor of or transferor of assets to a non-qualifying SPE, the Company follows the accounting guidance provided by EITF Topic D-14 to determine whether consolidation is required. Under this guidance, the Company would not consolidate such SPE if a third party investor made a substantial equity investment in the SPE (minimum of 3%), was subject to first dollar risk of loss of such SPE, and had a controlling financial interest.

Transfers of Financial Assets  The Company accounts for transfers of financial assets in accordance with SFAS 140. In accordance with this guidance, the Company recognizes the transfer of financial assets as sales provided that control has been relinquished. Control is deemed to be relinquished only when all of the following conditions have been met; i) the assets have been isolated from the transferor even in bankruptcy or other receivership (true sale opinions are required), ii) the transferee has the right to pledge or exchange the assets received and iii) the transferor has not maintained effective control over the transferred assets (e.g., through a unilateral ability to repurchase a unique or specific asset).

Revenue Recognition Policies

Principal Transactions Securities and other financial instruments owned and Securities and other financial instruments sold but not yet purchased (both of which are recorded on a trade date basis) are valued at market or fair value, as appropriate, with unrealized gains and losses reflected in Principal transactions in the Consolidated Statement of Income. Market value is generally based on listed market prices. If listed market prices are not available, or if liquidating the Company’s position is reasonably expected to affect market prices, fair value is determined based on broker quotes, internal valuation pricing models which take into account time value and volatility factors underlying the financial instruments, or management’s estimate of the amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time.

Investment Banking  Underwriting revenues and fees for merger and acquisition advisory services are recognized when services for the transactions are determined to be completed. Underwriting expenses are deferred and recognized at the time the related revenues are recorded.

Commissions  Commissions primarily include fees from executing and clearing client transactions on stock, options and futures markets worldwide. These fees are recognized on a trade date basis.

Interest Revenue/Expense  The Company recognizes contractual interest on Securities and other financial instruments owned and Securities and other financial instruments sold but not yet purchased on an accrual basis as a component of Interest and dividends revenues and Interest expense, respectively. Interest flows on the Company’s derivative transactions are included as part of the Company’s mark-to-market valuation of these contracts within Principal transactions and are not recognized as a component of interest revenue/expense.

The Company accounts for its secured financing activities and short and long-term borrowings on an accrual basis with related interest recorded as interest revenue or interest expense, as applicable.

Note 2 September 11th Related (Recoveries)/Expenses, Net

As a result of the September 11th, 2001 terrorist attack, the Company’s leased facilities in the World Trade Center were destroyed and its leased and owned facilities in the World Financial Center (“WFC”) complex (including the 3 World Financial Center building owned jointly with American Express) were significantly damaged. All employees and operations in the downtown New York area were displaced. Key business activities and necessary support functions were quickly relocated to the Company’s back-up facilities in New Jersey and to various other temporary sites.

The Company had insurance in place to cover the losses resulting from the terrorist attack, including a policy covering damage to the core and shell of the 3 WFC building and a separate policy covering the property damage at the WTC and WFC facilities, losses resulting from business interruption and extra expenses associated with the Company’s relocation to, and occupancy of, the temporary facilities.

During the fourth quarter of 2002, the Company settled its insurance claim for $700 million, the policy limit, with its insurance carriers. This resulted in the recording of a net pre-tax recovery of $108 million ($60 million after-tax) in the fourth quarter of 2002.

The net gain of $108 million in fiscal 2002 included insurance recoveries of approximately $340 million, costs associated with exiting certain of the Company’s New York area facilities of $189 million, and $43 million of other costs resulting from the events of September 11th (primarily technology restoration and other costs associated with unusable facilities). Insurance recoveries represent the Company’s settlement of $700 million offset by insurance recoveries previously recognized of approximately $360 million during 2001.

During the fourth quarter of 2001, the Company purchased a new building in midtown Manhattan located at 745 7th Avenue and entered into long-term leases in Jersey City, New Jersey and midtown Manhattan, as uncertainties continued to persist associated with the Company’s ability to utilize its previous downtown headquarters at 3 World Financial Center. During the fourth quarter of 2002, after further consideration of maintaining real estate in both downtown and midtown New York City locations, the Company decided to completely exit its downtown area facilities and dispose of certain other excess New York City area space acquired as a result of the events of September 11th, resulting in a charge of approximately $189 million. This charge is comprised of the estimated costs to dispose of facilities at the World Financial Center, Jersey City, New Jersey and midtown Manhattan.

During 2001, the Company recognized a pre-tax charge of $127 million ($71 million after-tax) associated with the net losses stemming from the events of September 11, 2001. These losses and costs included the write-off of property damaged, destroyed or abandoned at the Company’s downtown facilities (approximately $340 million), compensation paid to employees in lieu of utilizing external consultants for business recovery efforts and to employees for the time they were idled (approximately $100 million), costs incurred to maintain the facilities while they were unusable (approximately $16 million), and other costs associated with redeployment of the Company’s workforce to the temporary facilities (approximately $31 million). The losses and costs in 2001 were offset by estimated insurance recoveries of $360 million. All expenses associated with the Company’s use of temporary facilities during this period have been reflected as part of Occupancy (approximately $18 million) or Technology and communications expenses (approximately $4 million) in the accompanying Consolidated Statement of Income. The insurance recovery recorded through November 30, 2001 was limited to the net historical book value of assets believed damaged, destroyed or abandoned and the out-of-pocket costs for certain extra expenses incurred during the period.

Note 3 Other Real Estate Reconfiguration Charge

During 2002, the Company recorded a pre-tax charge of approximately $128 million ($82 million after-tax) for costs associated with reconfiguring certain of its global real estate facilities utilized by the Company in conducting its on-going business activities. The charge resulted from management’s analysis of the Company’s global real estate needs and subsequent decisions made by management to no longer utilize certain facilities in Europe, Asia and the U.S.

Approximately $115 million of the charge relates to estimated sublease losses associated with the Company’s decision to exit its primary London office facilities at Broadgate and move its European headquarters to a new facility just outside the city of London, beginning in the fourth quarter of 2003. The remaining portion of the charge relates to the Company’s decision to consolidate certain branch locations.

Note 4 Regulatory Settlement

In the fourth quarter of 2002, the Company recorded a pre-tax charge of $80 million ($56 million after-tax) associated with a proposed agreement reached with various Federal and State regulatory authorities to settle inquiries related to alleged conflicts of interest involving equity research analysts. This agreement in principal was signed on December 20, 2002 and included certain organizational structural reforms, including providing independent research to clients in the future, as well as the payment of $80 million, including $50 million in retrospective relief, $5 million for investor education and $25 million (over the course of five years) to purchase independent research.

Note 5 Short-Term Financings

The Company obtains short-term financing on both a secured and unsecured basis. Secured financing is obtained through the use of repurchase agreements and securities loaned agreements, which are primarily collateralized by government, government agency and equity securities. The unsecured financing is generally obtained through short-term debt and the issuance of commercial paper.

The Company’s commercial paper and short-term debt financing is comprised of the following:

Short-Term Debt

November 30 In millions	2002	2001
Commercial paper	$1,622	$1,986
Short-term debt
Secured bank loans	457	672
Payables to banks	95	502
Other short-term debt(1)	195	832
Commercial paper & short-term debt(2)	$2,369	$3,992

(1) Includes master notes, corporate loans and other short-term financings.

(2) At November 30, 2002 and 2001, the weighted-average interest rates for short-term borrowings, including commercial paper, were 1.7% and 2.9%, respectively. Includes $116 million and $827 million of short-term debt as of November 30, 2002 and 2001, respectively, related to non-U.S. dollar obligations.

Credit Facilities

Holdings maintains a Revolving Credit Agreement (the “Credit Agreement”) with a syndicate of banks. Under the Credit Agreement, the banks have committed to provide up to $1 billion through April 2005. The Credit Agreement contains covenants that require, among other things, that the Company maintain a specified level of tangible net worth. The Company views the Credit Agreement as one of its many sources of liquidity available through its funding framework, and as such the Company utilizes this liquidity for general business purposes from time to time.

The Company also maintains a backstop $750 million Committed Securities Repurchase Facility (the “Facility”) for LBIE, the Company’s major operating entity in Europe. The Facility provides secured multi-currency financing for a broad range of collateral types. Under the terms of the Facility, the bank group has agreed to provide funding for up to one year on a secured basis. Any loans outstanding on the commitment termination date may be extended for up to an additional year at the option of LBIE. The Facility contains covenants which require, among other things, that LBIE maintain specified levels of tangible net worth. This commitment expires at the end of October 2003.

There were no borrowings outstanding under either the Credit Agreement or the Facility at November 30, 2002. The Company has maintained compliance with the applicable covenants for both the Credit Agreement and the Facility at all times.

Note 6 Long-Term Debt

Long-Term Debt

U.S. Dollar

Non-U.S. Dollar

In millions November 30

Fixed Rate

Floating Rate

Fixed Rate

Floating Rate

2002

2001

Senior Notes

Maturing in Fiscal 2002	$—	$—	$—	$—	$—	$8,051

Maturing in Fiscal 2003	2,213	3,634	786	851	7,484	5,952

Maturing in Fiscal 2004	1,579	3,076	1,245	1,346	7,246	4,706

Maturing in Fiscal 2005	2,142	724	311	1,003	4,180	3,822

Maturing in Fiscal 2006	3,057	468	629	637	4,791	4,080

Maturing in Fiscal 2007	1,568	294	1,409	935	4,206	2,612

December 1, 2007 and thereafter	5,627	601	534	1,614	8,376	6,150

Senior Notes	$16,186	$8,797	$4,914	$6,386	$36,283	$35,373

Subordinated Indebtedness

Maturing in Fiscal 2002	$—	$—	$—	$—	$—	$483

Maturing in Fiscal 2003	487	—	—	—	487	475

Maturing in Fiscal 2004	210	234	—	—	444	191

Maturing in Fiscal 2005	106	—	9	—	115	101

Maturing in Fiscal 2006	337	—	—	—	337	300

Maturing in Fiscal 2007	339	—	8	—	347	307

December 1, 2007 and thereafter	665	—	—	—	665	1,071

Subordinated Indebtedness	2,144	234	17	—	2,395	2,928

Long-Term Debt	$18,330	$9,031	$4,931	$6,386	$38,678	$38,301

Of the Company’s long-term debt outstanding as of November 30, 2002, $837 million is repayable prior to maturity at the option of the holder, at par value. These obligations are reflected in the above table as maturing at their put dates, which range from fiscal 2003 to fiscal 2004, rather than at their contractual maturities, which range from fiscal 2004 to fiscal 2026. In addition, $720 million of the Company’s long-term debt is redeemable prior to maturity at the option of the Company under various terms and conditions. These obligations are reflected in the above table at their contractual maturity dates.

As of November 30, 2002, the Company’s U.S. dollar and non-U.S. dollar debt portfolios included approximately $1,416 million and $2,972 million, respectively, of debt for which the interest rates and/or redemption values have been linked to the performance of various indices including industry baskets of stocks, commodities or events. Generally, such notes are issued as floating rate notes or the interest rates on such index notes are effectively converted to floating rates based primarily on LIBOR through the use of interest rate, currency and equity swaps.

End-User Derivative Activities

The Company utilizes a variety of derivative products including interest rate, currency and equity swaps as an end-user to modify the interest rate characteristics of its long-term debt portfolio. The Company utilizes interest rate swaps to convert a substantial portion of the Company’s fixed rate debt to floating interest rates to more closely match the terms of assets being funded and to minimize interest rate risk. In addition, the Company utilizes cross-currency swaps to hedge its exposure to foreign currency risk as a result of its non-U.S. dollar debt obligations, after consideration of non-U.S. dollar assets which are funded with long-term debt obligations in the same currency. In certain instances, two or more derivative contracts may be utilized by the Company to manage the interest rate nature and/or currency exposure of an individual long-term debt issuance.

Effective fiscal 2001, the Company adopted SFAS 133 and as such all end-user derivatives at November 30, 2001 are recorded at fair value on the balance sheet (see Note 1: Significant Accounting Policies—Derivative Financial Instruments). The Company adjusted the carrying value of its hedged fixed rate debt to a modified mark-to-market value in accordance with SFAS 133, as such debt was designated as the hedged item of a fair value hedge.

At November 30, 2002 and 2001, the notional amounts of the Company’s interest rate, currency and equity swaps related to its long-term debt obligations were approximately $49.1 billion and $35.1 billion, respectively. In terms of notional amounts outstanding, these derivative products mature as follows:

Notional Amounts of End-User Derivative Activities

Fair Value Hedge

Other(2)

In millions November 30

U.S. Dollar

Non-U.S. Dollar

Cross- Dollar

U.S. Dollar

Non-U.S. Dollar

2002

2001

Maturing in Fiscal 2002	$—	$—	$—	$—	$—	$—	$4,684
Maturing in Fiscal 2003	2,638	693	192	4,159	978	8,660	4,580
Maturing in Fiscal 2004	1,688	832	690	4,118	1,070	8,398	4,731
Maturing in Fiscal 2005	2,048	282	852	2,690	338	6,210	3,442
Maturing in Fiscal 2006	3,135	604	598	1,779	903	7,019	4,778
Maturing in Fiscal 2007	1,669	1,459	1,176	1,099	1,999	7,402	3,727
December 1, 2007 and thereafter	5,629	498	923	1,704	2,626	11,380	9,135
Total	$16,807	$4,368	$4,431	$15,549	$7,914	$49,069	$35,077
Weighted-average interest rate at November 30(1)
Receive rate	7.14%	5.03%	3.65%	2.16%	2.98%	4.39%	5.32%
Pay rate	2.41%	3.56%	2.35%	1.75%	3.44%	2.47%	2.81%

(1) Weighted-average interest rates were calculated utilizing non-U.S. dollar interest rates, where applicable.

(2) Other derivatives include basis swaps and hedges of embedded derivatives.

In addition, the Company’s end-user derivative activities resulted in the following changes to the Company’s mix of fixed and floating rate debt and effective weighted-average rates of interest:

Effective Weighted-Average Interest Rates of Long-Term Debt

Long-Term Debt

Weighted-Average(1)

In millions November 30, 2002

Before End-User Activities

After End-User Activities

Contractual Interest Rate

Effective Rate After End-User Activities

USD Obligations

Fixed rate

$

18,330

$

170

Floating rate

9,031

31,729

Total USD

27,361

31,899

5.25

%

2.14

%

Non-USD Obligations

11,317

6,779

Total

$

38,678

$

38,678

4.73

%

2.29

%

In millions November 30, 2002

Before End-User Activities

After End-User Activities

Contractual Interest Rate

Effective Rate After End-User Activities

USD Obligations

Fixed rate

$

19,674

$

537

Floating rate

9,287

32,702

Total USD

28,961

33,239

5.55

%

2.79

%

Non-USD Obligations

9,340

5,062

Total

$

38,301

$

38,301

5.19

%

2.89

%

(1) Weighted-average interest rates were calculated using non-U.S. dollar interest rates, where applicable.

In March 2002, the Company issued $575 million of floating rate convertible notes. These notes bear an interest rate equivalent to LIBOR minus 90 basis points per annum (subject to adjustment in certain events) and mature on April 1, 2022. The notes are convertible at $96.10 per share (resulting in approximately 6 million shares), in certain circumstances. These circumstances include Holdings’ common stock trading at or about $120.125 for a specified number of trading days, as well as the trading price of the notes declining to certain levels, a significant downgrade in the ratings of the notes below a specified level and other events. Holdings has the option to repurchase these notes on or after April 1, 2004. The holders of the notes may cause Holdings to repurchase the notes at par on April 1, 2004, 2007, 2012 or 2017, or upon a change of control of Holdings. In such instances, the Company may elect to redeem these notes for stock.

Note 7  Preferred Securities Subject  to Mandatory Redemption

Preferred securities subject to mandatory redemption are comprised of the following issues:

Preferred Securities Subject to Mandatory Redemption

In millions November 30

2002

2001

Lehman Brothers Holdings Capital Trust I

$

325

$

325

Lehman Brothers Holdings Capital Trust II

385

385

Total

$

710

$

710

The following table summarizes the financial structure of each such trust at November 30, 2002:

	Lehman Brothers Holdings Capital Trust I	Lehman Brothers Holdings Capital Trust II
Trust Securities
Issuance date	January 1999	April 1999
Preferred securities issued	13,000,000 Series I	15,400,000 Series J
Liquidation preference per security	$25	$25
Liquidation value (in millions)	$325	$385
Coupon rate	8%	7.875%
Distributions payable	Quarterly	Quarterly
Distributions guaranteed by	Lehman Brothers Holdings Inc.	Lehman Brothers Holdings Inc.
Mandatory redemption date	March 31, 2048	June 30, 2048
Redeemable by issuer on or after	March 31, 2004	June 30, 2004

Junior Subordinated Debentures
Principal amount outstanding (in millions)	$325	$385
Coupon rate	8%	7.875%
Interest payable	Quarterly	Quarterly
Maturity date	March 31, 2048	June 30, 2048
Redeemable by issuer on or after	March 31, 2004	June 30, 2004

Trust Preferred Securities Subject To Mandatory Redemption

During 1999, the Company formed two Delaware business trusts for the purposes of: (a) issuing trust securities representing ownership interests in the assets of the trust; (b) investing the gross proceeds of the trust securities in junior subordinated debentures of the Company; and (c) engaging in activities necessary or incidental thereto. The Company owns the residual equity of the trusts and as such these trusts are consolidated. The loans from the trust to the Company represented by the junior subordinated debentures are eliminated in consolidation. To date, the two trusts have issued redeemable equity securities having an aggregate liquidation value of $710 million. Dividends on the trust preferred securities are presented on a basis consistent with minority interest in the income of subsidiaries and are shown as a reduction to the Company’s income from continuing operations, net of tax in accordance with EITF Issue 86-32.

Note 8  Preferred Stock

Holdings is authorized to issue a total of 38,000,000 shares of preferred stock. At November 30, 2002, Holdings had 590,000 shares issued and outstanding under various series as described below. All preferred stock has a dividend preference over Holdings’ common stock in the paying of dividends and a preference in the liquidation of assets.

Series C

On May 11, 1998, Holdings issued 5,000,000 Depository Shares, each representing 1/10th of a share of 5.94% Cumulative Preferred Stock, Series C (“Series C Preferred Stock”), $1.00 par value. The shares of Series C Preferred Stock have a redemption price of $500 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series C Preferred Stock beginning on May 31, 2008. The $250 million redemption value of the shares outstanding at November 30, 2002 is classified on the Company’s Consolidated Statement of Financial Condition as a component of Preferred stock.

Series D

On July 21, 1998, Holdings issued 4,000,000 Depository Shares, each representing 1/100th of a share of 5.67% Cumulative Preferred Stock, Series D (“Series D Preferred Stock”), $1.00 par value. The shares of Series D Preferred Stock have a redemption price of $5,000 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series D Preferred Stock beginning on August 31, 2008. The $200 million redemption value of the shares outstanding at November 30, 2002 is classified on the Company’s Consolidated Statement of Financial Condition as a component of Preferred stock.

Series E

On March 28, 2000, Holdings issued 5,000,000 Depository Shares, each representing 1/100th of a share of Fixed/Adjustable Rate Cumulative Preferred Stock, Series E (“Series E Preferred Stock”), $1.00 par value. The initial cumulative dividend rate on the Series E Preferred Stock is 7.115% per annum through May 31, 2005; thereafter the rate will be the higher of either the three-month U.S. Treasury Bill rate, the 10-year Treasury constant maturity rate or the 30-year U.S. Treasury constant maturity rate, in each case plus 1.15%, but in any event not less than 7.615% nor greater than 13.615%. The shares of Series E Preferred Stock have a redemption price of $5,000 per share, together with accrued and unpaid dividends. Holdings may redeem any or all of the outstanding shares of Series E Preferred Stock beginning on May 31, 2005. The $250 million redemption value of the shares outstanding at November 30, 2002 is classified on the Company’s Consolidated Statement of Financial Condition as a component of Preferred stock.

Redeemable Voting

In 1994, Holdings issued the Redeemable Voting Preferred Stock to American Express and Nippon Life for $1,000. The holders of the Redeemable Voting Preferred Stock were entitled to receive annual dividends through May 31, 2002, in an amount equal to 50% of the amount, if any, by which the Company’s net income for each fiscal year exceeded $400 million, up to a maximum of $50 million per year ($25 million on a pro-rated basis, for the last dividend period, which ran from December 1, 2001 to May 31, 2002). For the years ended November 30, 2002, 2001 and 2000, the Company’s net income resulted in the recognition of dividends in those years in the amounts of $25 million, $50 million and $50 million respectively, on the Redeemable Voting Preferred Stock. On the final dividend payment date, July 15, 2002, Holdings redeemed all of the Redeemable Preferred Stock, for a total of $1,000.

Note 9 Common Stock

In October 2000, Lehman Brothers’ Board of Directors declared a two-for-one common stock split, effected in the form of a 100% stock dividend. All share and per share data presented in this Annual Report to Stockholders reflect the effect of the split.

In April 2001, the Company’s shareholders approved the adoption of an amendment of the Company’s Restated Certificate of Incorporation to increase the aggregate number of authorized shares of common stock from 300 million to 600 million.

During the years ended November 30, 2002, 2001 and 2000, the Company repurchased or acquired shares of its Common Stock at an aggregate cost of approximately $1,510 million, $1,676 million and $1,203 million, respectively. These shares were acquired in the open market and from employees who had tendered mature shares to pay for the exercise cost of stock options or for tax withholding obligations on RSU issuance or option exercises.

Changes in shares of Holdings’ common stock outstanding are as follows:

Common Stock

November 30	2002	2001	2000
Shares outstanding, beginning of period	237,534,091	236,395,332	239,825,620
Exercise of stock options and other share issuances	10,455,954	8,369,721	10,015,048
Treasury stock purchases	(26,159,002)	(23,230,962)	(25,245,336)
Issuances of shares to the RSU Trust	9,300,000	16,000,000	11,800,000
Shares outstanding, end of period	231,131,043	237,534,091	236,395,332

In 1997, the Company established an irrevocable grantor trust (the “RSU Trust”) in order to provide common stock voting rights to employees who hold outstanding restricted stock units and to encourage employees to think and act like owners. The RSU Trust was initially funded in 1997 with a total of 32.0 million shares consisting of 10.0 million treasury shares for restricted stock unit (“RSU”) awards under the Employee Incentive Plan and 22.0 million new issue shares of Common Stock for RSU awards under the 1994 Management Ownership Plan. In 2002, 2001 and 2000, 9.3 million, 16.0 million and 11.8 million treasury shares, respectively, were transferred into the RSU Trust. At November 30, 2002, approximately 36.6 million shares were held in the RSU Trust with a total value of approximately $754 million. For accounting purposes, these shares are valued at weighted-average grant prices.

Shares transferred to the RSU Trust do not impact the total number of shares used in the computation of earnings per common share because the Company considers the RSUs as common stock equivalents for purposes of this computation. Accordingly, the RSU Trust has had no effect on the total equity, net income or earnings per share of the Company.

Note 10 Incentive Plans

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “ESPP”) allows employees to purchase Common Stock at a 15% discount from market value, with a maximum of $25,000 in annual aggregate purchases by any one individual. The number of shares of Common Stock authorized for purchase by eligible employees is 12.0 million. As of November 30, 2002 and 2001, 5.8 million shares and 5.5 million shares, respectively, of Common Stock had cumulatively been purchased by eligible employees through the ESPP.

1994 management ownership plan

The Lehman Brothers Holdings Inc. 1994 Management Ownership Plan (the “1994 Plan”) provides for the issuance of restricted stock units (“RSUs”), performance stock units (“PSUs”), stock options and other equity awards for a period of up to ten years to eligible employees. A total of 33.3 million shares of Common Stock may be granted under the 1994 Plan. At November 30, 2002, RSU, PSU and stock option awards with respect to 31.2 million shares of Common Stock have been made under the 1994 Plan of which 1.5 million are outstanding and 29.7 million have been converted to freely transferable Common Stock.

1996 Management Ownership Plan

During 1996, the Company’s stockholders approved the 1996 Management Ownership Plan (the “1996 Plan”) under which awards similar to those of the 1994 Plan may be granted, and under which up to 42.0 million shares of Common Stock may be subject to awards. At November 30, 2002, RSU, PSU and stock option awards with respect to 34.8 million shares of Common Stock have been made under the 1996 Plan of which 19.2 million are outstanding and 15.6 million have been converted to freely transferable Common Stock.

Employee Incentive Plan

The Employee Incentive Plan (“EIP”) has provisions similar to the 1994 Plan and the 1996 Plan, and authorization from the Board of Directors for the issuance of up to 246.0 million shares of Common Stock which may be subject to awards. At November 30, 2002, awards with respect to 186.7 million shares of Common Stock have been made under the EIP of which 132.2 million are outstanding and 54.5 million have been converted to freely transferable Common Stock.

The following is a summary of RSUs outstanding under Holdings’ stock-based incentive plans:

Restricted Stock Units

Total
Balance, November 30, 1999	83,065,780
Granted	22,220,829
Canceled	(3,416,523)
Exchanged for stock without restrictions	(19,247,545)
Balance, November 30, 2000	82,622,541
Granted	15,292,447
Canceled	(3,268,825)
Exchanged for stock without restrictions	(18,189,092)
Balance, November 30, 2001	76,457,071
Granted	9,178,667
Canceled	(1,750,479)
Exchanged for stock without restrictions	(14,547,191)
Balance, November 30, 2002	69,338,068

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

The Company has repurchased approximately 47 million shares to offset the future delivery requirements associated with the above RSUs. These shares have either been transferred to the RSU trust (see Note 9 Common Stock) or are held as Treasury stock.

In 2002, the Company delivered 10.9 million shares of its Common Stock to current and former employees in satisfaction of RSUs awarded in 1997. Substantially all of the shares delivered were funded from the RSU Trust. The Company also received 3.4 million shares from current and former employees in satisfaction of applicable tax withholding requirements. Shares received were recorded as Treasury stock at an aggregate value of $207 million.

Of the RSUs outstanding at November 30, 2002, approximately 46.7 million RSUs were amortized, approximately 9.4 million RSUs will be amortized during fiscal 2003, and the remaining RSUs will be amortized subsequent to November 30, 2003.

Included in the previous table are PSUs the Company has awarded to certain senior officers. The number of PSUs which may be earned is dependent upon the achievement of certain performance levels within predetermined performance periods. During the performance period these PSUs are accounted for as variable awards. At the end of a performance period, any PSUs earned will convert one-for-one to RSUs which then vest in three or more years. As of November 30, 2002, approximately 10.4 million PSUs have been awarded to date, subject to vesting and transfer restrictions. The compensation cost for the RSUs payable in satisfaction of PSUs is accrued over the combined performance and vesting periods.

Total compensation cost recognized during 2002, 2001 and 2000 for the Company’s stock-based awards was approximately $570 million, $544 million and $520 million, respectively.

At November 30, 2002 and 2001, approximately 13.0 million and 14.8 million stock options, respectively, were exercisable at weighted-average prices of $29.95 and $25.04, respectively. The weighted-average remaining contractual life of the stock options outstanding at November 30, 2002 is 6.52 years. The exercise price for all stock options awarded has been equal to the market price of Common Stock on the day of grant.

Stock Options

	Total	Weighted-Average Exercise Price	Expiration Dates
Balance, November 30, 1999	44,278,756	$22.15	6/00-11/09
Granted	25,107,075	$34.89
Exercised	(9,476,558)	$17.04
Canceled	(5,341,634)	$24.89
Balance, November 30, 2000	54,567,639	$28.62	2/01-11/10
Granted	21,529,844	$53.28
Exercised	(6,261,030)	$16.49
Canceled	(1,442,239)	$27.01
Balance, November 30, 2001	68,394,214	$37.53	1/02-11/11
Granted	26,211,500	$54.94
Exercised	(9,652,041)	$25.02
Canceled	(1,413,181)	$43.20
Balance, November 30, 2002	83,540,492	$44.21	11/03-11/12

The disclosure requirements of SFAS 123 require companies which elect not to record the fair value of stock-based compensation awards in the Consolidated Statement of Income to provide pro forma disclosures of net income and earnings per share in the Notes to the Consolidated Financial Statements as if the fair value of stock-based compensation had been recorded. The Company utilized the Black-Scholes option-pricing model to quantify the pro forma effects on net income and earnings per common share of the fair value of the stock options granted and outstanding during 2002, 2001 and 2000. Based on the results of the model, the weighted-average fair value of the stock options granted was $19.07, $13.54 and $9.91 for 2002, 2001 and 2000, respectively. The weighted-average assumptions which were used for 2002, 2001 and 2000 included risk-free interest rates of 3.26%, 4.16% and 6.27%, an expected life of 5.3 years, 4.5 years and 3.6 years, and expected volatility of 35%, 30% and 35%, respectively. In addition, annual dividends of $0.36, $0.28 and $0.22 were used for the 2002, 2001 and 2000 options, respectively.

Under the retroactive alternative to SFAS 123, the Company’s 2002, 2001 and 2000 pro forma net income would have been $830 million, $1,183 million and $1,725 million, respectively, compared to actual net income of $975 million, $1,255 million and $1,775 million, respectively. Pro forma earnings per common share for 2002, 2001 and 2000 would have been $2.95, $4.20 and $6.32, respectively, compared to actual earnings per common share of $3.47, $4.38 and $6.38, respectively. The pro forma amounts reflect the effects of the Company’s stock option grants and the 15% purchase discount from market value offered to the Company’s employees who participate in the ESPP.

Had the Company elected to expense its stock options in fiscal 2002 under the prospective alternative to SFAS 123, net income and earnings per share would have decreased by $81 million and $0.31 per share, respectively.

The following table provides further details relating to Holdings’ stock options outstanding as of November 30, 2002:

Stock Options

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Number Exercisable	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)
$ 9.00–$9.99	357,880	$9.00	1.49	357,880	$9.00	1.49
$10.00–$19.99	27,308	$19.88	2.00	27,308	$19.88	2.00
$20.00–$29.99	15,685,323	$22.96	3.26	4,955,278	$21.61	2.27
$30.00–$39.99	15,644,540	$33.67	3.68	6,733,809	$33.84	3.27
$40.00–$49.99	13,572,883	$47.87	8.01	588,904	$48.25	4.43
$50.00–$59.99	28,233,102	$53.76	8.82	28,867	$57.23	6.19
$60.00–$69.99	10,019,456	$63.40	7.75	339,247	$63.40	4.98
Balance, November 30, 2002	83,540,492	$44.21	6.52	13,031,293	$29.95	2.94

Note 11 Earnings Per Common Share

Earnings per share was calculated as follows:

Earnings Per Common Share

Fiscal year ended In millions, except for per share data	2002	2001	2000
Numerator:
Net income	$975	$1,255	$1,775
Preferred stock dividends	69	94	96
Numerator for basic earnings per share—incomeavailable to common stockholders	$906	$1,161	$1,679
Convertible preferred stock dividends	—	—	8
Numerator for diluted earnings per share—income available to common stockholders (adjusted for assumed conversion of preferred stock)	$906	$1,161	$1,687

Denominator:
Denominator for basic earnings per share—weighted-average shares	245.4	243.1	243.8
Effect of dilutive securities:
Employee stock options	12.4	16.2	13.0
Restricted stock units	3.4	6.0	5.0
Preferred shares assumed converted into common	—	—	2.4
Dilutive potential common shares	15.8	22.2	20.4
Denominator for diluted earnings per share—adjusted weighted-average shares	261.2	265.3	264.2
Basic Earnings Per Share	$3.69	$4.77	$6.89
Diluted Earnings Per Share	$3.47	$4.38	$6.38

For 2000, Convertible Voting Preferred Shares were convertible into common shares at a conversion price of approximately $61.50 per share. However, for purposes of calculating dilutive earnings per share, preferred shares were assumed to be converted into common shares when basic earnings per share exceed preferred dividends per share obtainable upon conversion (approximately $3.08 on an annualized basis).

Note 12 Capital Requirements

The Company operates globally through a network of subsidiaries, with several subject to regulatory requirements. In the United States, LBI, as a registered broker-dealer, is subject to the Securities and Exchange Commission (“SEC”) Rule 15c3-1, the Net Capital Rule, which requires LBI to maintain net capital of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers’ regulated commodity accounts, as defined. At November 30, 2002, LBI’s regulatory net capital, as defined, of $1,485 million exceeded the minimum requirement by $1,357 million.

LBIE, a United Kingdom registered broker-dealer and subsidiary of Holdings, is subject to the capital requirements of the Financial Services Authority (“FSA”) of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the FSA. At November 30, 2002, LBIE’s financial resources of approximately $2,648 million exceeded the minimum requirement by approximately $801 million. Lehman Brothers Japan Inc.’s Tokyo branch, a regulated broker-dealer, is subject to the capital requirements of the Financial Services Agency and at November 30, 2002, had net capital of approximately $386 million which was approximately $132 million in excess of the specified levels required. Lehman Brothers Bank, FSB (the “Bank”), the Company’s thrift subsidiary, is regulated by the Office of Thrift Supervision (“OTS”). The Bank exceeds all regulatory capital requirements and is considered well capitalized by the OTS. Certain other non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 2002, these other subsidiaries were in compliance with their applicable local capital adequacy requirements. In addition, the Company’s “AAA” rated derivatives subsidiaries, Lehman Brothers Financial Products Inc. (“LBFP”) and

Lehman Brothers Derivative Products Inc. (“LBDP”), have established certain capital and operating restrictions which are reviewed by various rating agencies. At November 30, 2002, LBFP and LBDP each had capital which exceeded the requirement of the most stringent rating agency by approximately $60 million and $35 million, respectively.

The regulatory rules referred to above, and certain covenants contained in various debt agreements, may restrict Holdings’ ability to withdraw capital from its regulated subsidiaries, which in turn could limit its ability to pay dividends to shareholders. At November 30, 2002, approximately $5.4 billion of net assets of subsidiaries were restricted as to the payment of dividends to Holdings.

Note 13 Employee Benefit Plans

The Company provides various pension plans for the majority of its employees worldwide. In addition, the Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The following summarizes these plans:

Employee Benefit Plans

	Pension Benefits November 30		Postretirement Benefits November 30
In millions, Except for weighted-average	2002	2001	2002	2001
Change in Benefit Obligation
Benefit obligation at beginning of year	$776	$667	$53	$50
Service cost	23	15	1	1
Interest cost	54	49	4	3
Plan amendment	—	4	—	—
Actuarial loss	72	67	15	3
Benefits paid	(27)	(24)	(5)	(4)
Foreign currency exchange rate changes	19	(2)	—	—
Projected Benefit obligation at end of year	$917	$776	$68	$53
Change in Plan Assets
Fair value of plan assets at beginning of year	$803	$914
Actual return on plan assets, net of expenses	(100)	(88)
Employer contribution	177	2
Benefits paid	(27)	(24)
Foreign currency exchange rate changes	14	(1)
Fair value of plan assets at end of year	$867	$803
(Underfunded) funded status	(50)	$27	$(68)	$(53)
Unrecognized net actuarial loss (gain)	512	284	(3)	(19)
Unrecognized prior service cost (credit)	18	20	(4)	(4)
Prepaid (accrued) benefit cost	$480	$331	$(75)	$(76)
Weighted-Average Assumptions
Discount rate	6.44%	6.89%	6.75%	7.25%
Expected return on plan assets	8.92%	10.81%
Rate of compensation increase	4.60%	4.82%	5.00%	5.00%

At November 30, 2002 plan assets exceeded the accumulated benefit obligation by approximately $21 million.

Components of Net Periodic Cost/(Benefit)

	Pension Benefits Twelve Months Ended November 30			Postretirement Benefits Twelve Months Ended November 30
In millions	2002	2001	2000	2002	2001	2000
Service cost	$24	$15	$14	$1	$1	$1
Interest cost	54	49	46	4	3	4
Expected return on plan assets	(72)	(97)	(96)	—	—	—
Recognized net actuarial loss (gain)	18	—	1	(1)	(1)	(2)
Recognized prior service cost	2	1	1
Net periodic cost (benefit)	$26	$(32)	$(34)	$4	$3	$3

For measurement purposes, the annual health care cost trend rate was assumed to be 12.0% for the year ending November 30, 2003. The rate was assumed to decrease 1.0% per year until it reaches 5.0% and remain at that level thereafter.

Assumed health care cost trend rates have an effect on the amount reported for postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

In millions	1% Point Increase	1% Point Decrease
Effect on total service and interest cost components in fiscal 2002	$0.4	$(0.1)
Effect on postretirement benefit obligation at November 30, 2002	$3.6	$(3.2)

Note 14 Income Taxes

The Company files a consolidated U.S. federal income tax return reflecting the income of Holdings and its subsidiaries. The provision for income taxes consists of the following:

Income Taxes

In millions Twelve months ended November 30	2002	2001	2000
Current
Federal	$371	$491	$295
State	208	148	45
Foreign	459	441	577
	1,038	1,080	917
Deferred
Federal	(462)	(406)	(114)
State	(166)	(65)	(54)
Foreign	(42)	(172)	(1)
	(670)	(643)	(169)
Provision for income taxes	$368	$437	$748

Income before taxes included $406 million, $(50) million and $1,287 million that has also been subject to income taxes of foreign jurisdictions for 2002, 2001 and 2000, respectively.

The income tax provision differs from that computed by using the statutory federal income tax rate for the reasons shown below:

In millions Twelve months ended November 30	2002	2001	2000
Federal income taxes at statutory rate	$490	$612	$903
State and local taxes	27	54	(6)
Tax-exempt income	(180)	(176)	(130)
Amortization of goodwill	—	2	2
Foreign operations	—	(55)	(15)
Other, net	31	—	(6)
Provision for income taxes	$368	$437	$748

The increase in the Company’s effective tax rate in 2002 from 2001 was primarily due to a less favorable mix of geographic earnings, which is partially offset by a greater impact of permanent differences, including tax-exempt income. The decrease in the effective tax rate in 2001 from 2000 was primarily due to a greater impact of permanent differences due to a decrease in the level of pre-tax income, an increase in tax-exempt income and a higher level of income from foreign operations.

Income tax benefits of approximately $347 million, $549 million and $373 million were allocated to Additional paid-in capital related to various employee compensation plans for 2002, 2001 and 2000. In addition, the Company recorded $(1) million, $(1) million and $(8) million of tax (benefits)/provisions from the translation of foreign currencies, which was recorded directly in Accumulated other comprehensive income, for the fiscal years 2002, 2001 and 2000, respectively. These benefits will reduce the amount of current income taxes payable.

At November 30, 2002 and 2001 the deferred tax assets and liabilities consisted of the following:

Deferred Tax Assets and Liabilities

In millions November 30	2002	2001
Deferred Tax Assets
Liabilities/accruals not currently deductible	$698	$459
Deferred compensation	898	782
Unrealized trading activity	336	101
Foreign tax credits including carryforwards	284	309
NOL carryforwards	53	148
Other	214	168
	$2,483	$1,967
Less: Valuation allowance	(25)	(18)
Total deferred tax assets net of valuation allowance	$2,458	$1,949

Deferred Tax Liabilities
Excess tax over financial depreciation, net	$2	$(119)
Pension and retirement costs	(128)	(96)
Other	(7)	(55)
Total deferred tax liabilities	$(133)	$(270)
Net Deferred Tax Assets	$2,325	$1,679

The Company permanently reinvested its earnings in certain foreign subsidiaries. As of November 30, 2002, $178 million of the Company’s accumulated earnings were permanently reinvested. At current tax rates, additional federal income taxes (net of available tax credits) of $70 million would become payable if such income were to be repatriated.

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

The Company has approximately $151 million of net operating loss carryforwards associated with foreign subsidiaries, all of which have no expiration date. The Company utilized $168 million of foreign tax credit carryforwards during 2002. The carryforward limitation period for the remaining foreign tax credits has not begun.

As of November 30, 2002, $18 million of the valuation allowance relates to temporary differences resulting from the 1988 acquisition of E.F. Hutton Group, Inc. (now known as LB I Group Inc.) which are subject to separate company limitations. If future circumstances permit the recognition of the acquired tax benefit, then goodwill will be reduced.

Note 15 Derivative Financial Instruments

Derivatives are financial instruments whose value is based upon an underlying asset (e.g., Treasury bond), index (e.g., S&P 500) or reference rate (e.g., LIBOR). Over-the-counter (“OTC”) derivative products are privately negotiated contractual agreements that can be tailored to meet individual client needs and include forwards, swaps and certain options including caps, collars and floors. Exchange-traded derivative products are standardized contracts transacted through regulated exchanges and include futures and certain option contracts listed on an exchange.

In the normal course of business, the Company enters into derivative transactions both in a trading capacity and as an end-user. The Company’s derivative activities (both trading and end-user) are recorded at fair value on the Company’s Consolidated Statement of Financial Condition. Acting in a trading capacity, the Company enters into derivative transactions to satisfy the needs of its clients and to manage the Company’s own exposure to market and credit risks resulting from its trading activities (collectively, “Trading-Related Derivative Activities”). As an end-user, the Company primarily enters into interest rate swap and option contracts to adjust the interest rate nature of its funding sources from fixed to floating rates, and to change the index upon which floating interest rates are based (e.g., Prime to LIBOR) (collectively, “End-User Derivative Activities”). There is an extensive range of derivative products available in the marketplace, which can vary from a simple forward foreign exchange contract to a complex derivative instrument with multiple risk characteristics involving the aggregation of the risk characteristics of a number of derivative product types including swap products, options and forwards. Listed below are examples of various derivative product types along with a brief discussion of the performance mechanics of certain specific derivative instruments.

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

Futures And Forwards

Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a financial instrument or commodity at a specified future date and price. Maintaining a futures contract requires the Company to deposit with the exchange an amount of cash or other specified assets as security for its obligation. Therefore, the potential for losses from exchange-traded products is limited. As of November 30, 2002 the Company had approximately $2.2 billion on deposit with futures exchanges consisting of cash and securities (customer and proprietary). Additionally, futures exchanges generally require the daily cash settlement of unrealized gains/losses on open contracts with the futures exchange. Therefore, futures contracts provide a reduced funding alternative to purchasing the underlying cash position in the marketplace. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date or by entering into an offsetting futures contract with the futures exchange prior to the settlement date.

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

Trading-Related Derivative Activities

Derivatives are subject to various risks similar to other financial instruments including market, credit and operational risk. In addition, the Company may be exposed to legal risks related to its derivative activities including the possibility that a transaction may be unenforceable under applicable law. The risks of derivatives should not be viewed in isolation, but rather should be considered on an aggregate basis along with the Company’s other trading-related activities. The Company manages the risks associated with derivatives on an aggregate basis along with the risks associated with its proprietary trading and market-making activities in cash instruments as part of its firmwide risk management policies.

Derivatives are generally based upon notional amounts. Notional amounts are not recorded on-balance sheet, but rather are utilized solely as a basis for determining future cash flows to be exchanged. Therefore, notional amounts provide a measure of the Company’s involvement with such instruments, but are not indicative of actual or potential risk.

As of November 30, 2002 and 2001, the Company had total notional/contract amounts of trading related derivative activities of $7,488 billion and $5,394 billion, respectively. Of the total notional amounts, approximately $7,116 billion and $4,917 billion are over-the-counter and $372 billion and $477 billion are exchange-traded as of November 30, 2002 and 2001, respectively. The total weighted-average maturity at November 30, 2002, for over-the-counter and exchange-traded contracts was 4.2 years and 0.7 years, respectively. Approximately $2,445 billion of the notional/contract amount of the Company’s Trading-Related Derivative Activities mature within the year ending November 30, 2003.

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

Listed in the following table is the fair value of the Company’s Trading-Related Derivative Activities as of November 30, 2002 and 2001.

Assets included in the following table represent the Company’s unrealized gains, net of unrealized losses for situations in which the Company has a master netting agreement. Similarly,

liabilities represent net amounts owed to counterparties. The fair value of assets/liabilities related to derivative contracts at November 30, 2002 and 2001 represents the Company’s net receivable/payable for derivative financial instruments before consideration of collateral. Included within the $13,862 million fair value of assets at November 30, 2002 was $12,846 million related to swaps and other OTC contracts and $1,016 million related to exchange-traded option and warrant contracts. Included within the $11,555 million fair value of assets at November 30, 2001 was $10,555 million related to swaps and other OTC contracts and $1,000 million related to exchange-traded option and warrant contracts.

Fair Value of Trading-Related Derivative Financial Instruments

	Fair Value* November 30, 2002		Fair Value* November 30, 2001
In millions	Assets	Liabilities	Assets	Liabilities
Interest rate, currency and credit default swaps and options
(including caps, collars and floors)	$9,046	$7,087	$6,482	$6,485
Foreign exchange forward contracts and options	814	1,157	740	1,111
Other fixed income securities contracts
(including futures contracts, options and TBAs)	602	215	747	226
Equity contracts (including equity swaps, warrants and options)	3,400	1,667	3,586	2,502
	$13,862	$10,126	$11,555	$10,324

*Amounts represent carrying value (exclusive of collateral) and do not include receivables or payables related to exchange-traded futures contracts.

The primary difference in risks between OTC and exchange-traded contracts is credit risk. OTC contracts contain credit risk for unrealized gains from various counterparties for the duration of the contract, net of collateral. With respect to OTC contracts, including swaps, the Company views its net credit exposure to third-parties to be $8,223 million at November 30, 2002, representing the fair value of the Company’s OTC contracts in an unrealized gain position, after consideration of collateral.

Counterparties to the Company’s OTC derivative products are primarily financial intermediaries (U.S. and foreign banks), securities firms, corporations, governments and their agencies, finance companies, insurance companies, investment companies and pension funds. Collateral held related to OTC contracts generally includes cash and U.S. government and federal agency securities. Presented below is an analysis of the Company’s net credit exposure at November 30, 2002 for OTC contracts based upon actual ratings made by external rating agencies or by equivalent ratings established and utilized by the Company’s Credit Risk Management Department.

Counterparty Risk Rating	S&P/ Moody’s Equivalent	Net Credit Exposure
1	AAA/Aaa	15%
2	AA-/Aa3 or higher	30%
3	A-/A3 or higher	33%
4	BBB-/Baa3 or higher	17%
5	BB-/Ba3 or higher	4%
6	B+/B1 or lower	1%

The Company’s net credit exposure from OTC contracts, by maturity, is set forth below:

Counterparty Risk Rating	Less than 1 Year	2-5 Years	5-10 Years	Greater than 10 Years	Total
1	3%	3%	6%	3%	15%
2	7%	7%	8%	8%	30%
3	7%	12%	6%	8%	33%
4	4%	5%	3%	5%	17%
5	—	—	3%	1%	4%
6	1%	—	—	—	1%
Total	22%	27%	26%	25%	100%

The Company is also subject to credit risk related to its exchange-traded derivative contracts. Exchange-traded contracts, including futures and certain options, are transacted directly on exchanges. To protect against the potential for a default, all exchange clearinghouses impose net capital requirements for their membership. Additionally, exchange clearinghouses require counterparties to futures contracts to post margin upon the origination of the contracts and for any changes in the market value of the contracts on a daily basis (certain foreign exchanges provide for settlement within three days). Therefore, the potential for losses from exchange-traded products is limited.

End-User Derivative Activities

The Company utilizes a variety of derivative products for non-trading purposes as an end-user to modify the interest rate characteristics of its long-term debt portfolio and certain secured financing activities. In this regard, the Company primarily enters into fair value hedges utilizing interest rate swaps to convert a substantial portion of the Company’s fixed rate long-term debt and certain term fixed rate secured financing activities to a floating interest rate. The ineffective portion of the fair value hedges were included in Interest expense on the Consolidated Statement of Income and were not material to the Company’s results for the fiscal years ended November 30, 2002 and 2001. At November 30, 2002 and 2001, the notional amounts of the Company’s end-user derivative activities related to its long-term debt obligations were approximately $49.1 billion and $35.1 billion, respectively. (For a further discussion of the Company’s long-term debt related end-user derivative activities see Note 6.)

The Company also utilizes derivative products as an end-user to modify its interest rate exposure associated with its secured financing activities, including Securities purchased under agreements to resell, Securities borrowed, Securities sold under agreements to repurchase, Securities loaned and Other secured borrowings. As with the Company’s long-term debt, its secured financing activities expose the Company to interest rate risk. The Company, as an end-user, manages the interest rate risk related to these activities by utilizing derivative financial instruments, including interest rate swaps and purchased options. The Company designates certain specific derivative transactions against specific assets and liabilities with matching maturities. At November 30, 2002 and 2001, the Company, as an end-user, utilized derivative financial instruments with an aggregate notional amount of $6.9 billion and $8.8 billion, respectively, to modify the interest rate characteristics of its secured financing activities. The total notional amount of these agreements had a weighted-average maturity of 5.3 years and 5.1 years as of November 30, 2002 and 2001, respectively.

Note 16 Securitizations

The Company is a market leader in mortgage- and asset-backed securitizations and other structured financing arrangements. In connection with these activities, the Company utilizes special purpose entities principally for (but not only limited to) the securitization of commercial and residential mortgages, home equity loans, government and corporate bonds, and lease and trade receivables. The Company derecognizes financial assets transferred in securitizations provided that the Company has relinquished control over such assets. For further information regarding the accounting for securitization transactions, refer to Note 1, Basis of Presentation – Consolidation Accounting Policies – Transfers of Financial Assets. The Company may retain an interest in the financial assets it securitizes (“retained interests”), which may include assets in the form of residual interests in the special purpose entities established to facilitate the securitization. Any retained interests are included in Securities and other financial instruments owned (principally Mortgages and mortgage-backed) within the Company’s Consolidated Statement of Financial Condition. During fiscal 2002 and 2001, the Company securitized approximately $155 billion and $110 billion of financial assets, including: $108 billion and $50 billion of residential mortgages, $15 billion and $11 billion of commercial mortgages and $32 billion and $49 billion of other asset-backed financial instruments, respectively.

As of November 30, 2002 and November 30, 2001, the Company had approximately $1.1 billion and $1.6 billion, respectively, of non-investment grade retained interests from its securitization activities (principally junior security interests in securitizations) including $0.5 billion and $1.0 billion of commercial mortgages, $0.4 billion and $0.3 billion of residential mortgages, and $0.2 billion and $0.3 billion of other asset-backed financial instruments, respectively. The Company records its trading assets on a mark-to-market basis, including those assets held prior to securitization, as well as any retained interests post securitization. Mark-to-market gains or losses are recorded in “Principal transactions” in the Consolidated Statement of Income. Fair value is determined based upon market prices, if available. When market prices are not available, fair value is determined based on valuation pricing models which take into account relevant factors such as discount, credit and prepayment assumptions, and also considers comparisons to similar market transactions.

The tables below outline the key economic assumptions used in measuring the fair value of retained interests:

At November 30, 2002:	Residential Mortgages	Commercial Mortgages	Other Asset Backed
Weighted-average life	3 years	1 year	5 years
Annual prepayment rate	4 – 65 CPR	0 – 15 CPR	8 – 15 CPR
Credit loss assumption	.5 – 6%	2 – 17%	3 – 10%
Weighted-average discount rate	17%	20%	5%

At November 30, 2001:	Residential Mortgages	Commercial Mortgages	Other Asset Backed
Weighted-average life	4 years	1 year	2 years
Annual prepayment rate	6 – 45 CPR	0 – 10 CPR	6 – 12 CPR
Credit loss assumption	.5 – 6%	2 – 17%	3 – 10%
Weighted-average discount rate	19%	20%	8%

The table below outlines the sensitivity of the fair value of the retained interests to immediate 10% and 20% adverse changes in the above assumptions:

	At November 30, 2002			At November 30, 2001
In millions	Residential Mortgages	Commercial Mortgages	Other Asset Backed	Residential Mortgages	Commercial Mortgages	Other Asset Backed
Prepayment speed:
Impact of 10% adverse change	$4	$—	$1	$9	$—	$—
Impact of 20% adverse change	$8	$—	$2	$17	$—	$1
Assumed credit losses:
Impact of 10% adverse change	$17	$—	$12	$16	$—	$3
Impact of 20% adverse change	$33	$12	$24	$32	$—	$5
Discount rate:
Impact of 10% adverse change	$17	$—	$12	$26	$2	$2
Impact of 20% adverse change	$34	$—	$24	$52	$5	$5

The sensitivity analysis in the preceding table is hypothetical and should be used with caution as the above stresses are performed without consideration of the impact of hedges, which serve to reduce the Company’s actual risk. In addition, these results are calculated by stressing a particular economic assumption independent of changes in any other assumption (as required by U.S. GAAP); in reality, changes in one factor often result in changes in another (for example, changes in discount rates will often impact expected prepayment speeds). Further, changes in the fair value based upon a 10% or 20% variation in an assumption should not be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear.

The following table summarizes cash flows from securitization trusts for the fiscal year ended November 30, 2002:

In millions	Residential Mortgages	Commercial Mortgages	Other Asset Backed
Purchases of delinquent loans	$—	$(22)	$—
Cash flows received on retained interests	$240	$73	$133

Note 17 Fair Value of Financial Instruments

SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” requires the Company to report the fair value of financial instruments, as defined. Assets and liabilities that are carried at fair value include all of the Company’s trading assets and liabilities including derivative financial instruments used for trading purposes as described in Note 1, which are recorded as Securities and other financial instruments owned and Securities and other financial instruments sold but not yet purchased.

Assets and liabilities, which are recorded at contractual amounts, that approximate market or fair value include cash and cash equivalents, cash and securities segregated and on deposit for regulatory and other purposes, receivables, certain other assets, commercial paper and short-term debt and payables. The market value of such items is not materially sensitive to shifts in market interest rates because of the limited term to maturity of these instruments and their variable interest rates.

In 2002 and 2001, the Company’s long-term debt was recorded at historical amounts, unless designated as the hedged item in a fair value hedge under SFAS 133. The Company carries such hedged debt on a modified mark-to-market basis, which amount could differ from fair value.

The following table provides a summary of the fair value of the Company’s long-term debt and related end-user derivative activities. The fair value of the Company’s long-term debt was estimated using either quoted market prices or discounted cash flow analyses based on the Company’s current borrowing rates for similar types of borrowing arrangements.

Fair Value of Long-Term Debt

In millions	2002	2001
Carrying value of long-term debt	$38,678	$38,301
Fair value of long-term debt	$38,968	$38,458
Unrecognized net (loss) on long-term debt	$(290)	$(157)

The Company carries its secured financing activities, including Securities purchased under agreements to resell, Securities borrowed, Securities sold under agreements to repurchase, Securities loaned and Other secured borrowings, at their original contract amount plus accrued interest. As the majority of such financing activities are short-term in nature, carrying value approximates fair value. At November 30, 2002 and 2001, the Company had $230 billion and $224 billion, respectively, of such secured financing activities. As with the Company’s long-term debt, its secured financing activities expose the Company to interest rate risk.

At November 30, 2002 and 2001, the Company, as an end user, utilized derivative financial instruments with an aggregate notional amount of $6.9 billion and $8.8 billion, respectively, to modify the interest rate characteristics of its secured financing activities. At November 30, 2002 and 2001, the carrying value of these secured financing activities designated as a fair value hedge approximated its fair value. Additionally, at November 30, 2002 and 2001, the Company had approximately $30 million and $20 million, respectively, of unrecognized losses related to approximately $3.9 billion and $8.5 billion, respectively, of long-term fixed rate repurchase agreements.

Note 18 Financial Instruments

Securities and other financial instruments owned and Securities and other financial instruments sold but not yet purchased are recorded at fair value and were comprised of the following:

	November 30, 2002	November 30, 2001
Securities and other financial instruments owned:
Mortgages and mortgage-backed	$34,431	$33,210
Government and agencies	28,543	26,697
Derivatives and other contractual agreements	13,862	11,555
Corporate debt and other	15,620	20,969
Corporate equities	21,252	23,480
Certificates of deposits and other money market instruments	5,570	3,451
	$119,278	$119,362

Securities and other financial instruments sold but not yet purchased:
Government and agencies	$40,852	$25,547
Derivatives and other contractual agreements	10,126	10,324
Corporate debt and other	8,927	6,482
Corporate equities	9,129	8,977
	$69,034	$51,330

Note 19 Securities Pledged as Collateral

The Company enters into secured borrowing and lending transactions to finance trading inventory positions, obtain securities for settlement and meet customers’ needs. The Company primarily receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans and certain other loans. The Company is generally permitted to sell or repledge these securities held as collateral and use the securities to secure repurchase agreements, enter into securities lending transactions or deliver to counterparties to cover short positions. The Company carries secured financing agreements for financial reporting purposes on a net basis when permitted under the provisions of Financial Accounting Standards Board Interpretation No. 41 (“FIN 41”).

At November 30, 2002 and 2001, the fair value of securities received as collateral and securities owned that have not been sold, repledged or otherwise encumbered totaled approximately $51 billion and $38 billion, respectively. At November 30, 2002 and 2001, the gross fair value of securities received as collateral where the Company was permitted to sell or repledge the securities was approximately $345 billion and $245 billion, respectively. Of this collateral, approximately $338 billion and $234 billion at November 30, 2002 and 2001, respectively, has been sold or repledged, generally as collateral under repurchase agreements or to cover securities and other financial instruments sold but not yet purchased.

The Company also pledges its own assets, principally to collateralize certain financing arrangements. These pledged securities, where the counterparty has the right, by contract or custom, to rehypothecate the financial instruments are classified as Securities and other financial instruments owned, (pledged as collateral), on the Company’s Consolidated Statement of Financial Condition as required by SFAS 140.

In addition, the carrying value of securities and other financial instruments owned that have been pledged to counterparties where those counterparties do not have the right to sell or repledge were approximately $39 billion and $52 billion at November 30, 2002 and November 30, 2001, respectively.

Note 20 Other Commitments And Contingencies

As of November 30, 2002 and 2001, the Company was contingently liable for $0.8 billion and $1.1 billion, respectively, of letters of credit, primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges.

In connection with its financing activities, the Company had outstanding commitments under certain lending arrangements of approximately $1.5 billion and $2.1 billion at November 30, 2002 and 2001, respectively. These commitments require borrowers to provide acceptable collateral, as defined in the agreements, when amounts are drawn under the lending facilities. Advances made under the above lending arrangements are typically at variable interest rates and generally provide for over-collateralization based upon the borrowers’ creditworthiness. At November 30, 2002, the Company had commitments to enter into forward starting reverse repurchase agreements and repurchase agreements, principally secured by government and government agency collateral, of approximately $89.9 billion and $50.3 billion, respectively, as compared to $52.3 billion and $26.5 billion, respectively, at November 30, 2001.

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

The Company had credit risk associated with lending commitments to investment grade borrowers (after consideration of hedges) of $3.2 billion and $4.1 billion at November 30, 2002 and November 30, 2001, respectively. In addition, the Company had credit risk associated with lending commitments to non-investment grade borrowers (after consideration of hedges) of $1.7 billion and $1.4 billion at November 30, 2002 and November 30, 2001, respectively. Before consideration of hedges, the Company had commitments to investment and non-investment grade borrowers of $7.1 billion and $1.8 billion as compared to $5.9 billion and $1.4 billion at November 30, 2002 and November 30, 2001, respectively. The Company had available undrawn borrowing facilities with third parties of approximately $5.2 billion and $4.9 billion at November 30, 2002 and November 30, 2001, respectively, which can be drawn upon to provide funding for these commitments. These funding facilities contain limits for certain concentrations of counterparty, industry or credit ratings of the underlying loans.

In addition, the Company provided high yield contingent commitments related to acquisition financing of approximately $2.8 billion and $0.6 billion at November 30, 2002 and 2001, respectively. The Company’s intent is, and its past practice has been, to sell down significantly all the credit risk associated with these loans, if closed, through loan syndications consistent with the Company’s credit facilitation framework. These commitments are not indicative of the Company’s actual risk as the borrower’s ability to draw is subject to there being no material adverse change in either market conditions or the borrower’s financial condition, among other factors. In addition, these commitments contain certain flexible pricing features in order to adjust for changing market conditions prior to closing.

As of November 30, 2002 and 2001, the Company had pledged securities, primarily fixed income, having a market value of approximately $41.6 billion and $31.8 billion, respectively, as collateral for securities borrowed having a market value of approximately $40.6 billion and $31.2 billion, respectively.

Securities and other financial instruments sold but not yet purchased represent obligations of the Company to purchase the securities at prevailing market prices. Therefore, the future satisfaction of such obligations may be for an amount greater or less than the amount recorded. The ultimate gain or loss is dependent upon the price at which the underlying financial instrument is purchased to settle the Company’s obligation under the sale commitment.

In the normal course of business, the Company is exposed to credit and market risk as a result of executing, financing and settling various customer security and commodity transactions. These risks arise from the potential that customers or counterparties fail to satisfy their obligations and that the collateral obtained is insufficient. In such instances, the Company may be required to purchase or sell financial instruments at unfavorable market prices. The Company seeks to control these risks by obtaining margin balances and other collateral in accordance with regulatory and internal guidelines.

At November 30, 2002 and 2001, the Company had commitments to invest up to $672 million and $555 million, respectively, directly and through partnerships in private equity related investments. These commitments will be funded as required through the end of the respective investment periods, principally expiring in 2004.

Subsidiaries of the Company, as general partner, are contingently liable for the obligations of certain public and private limited partnerships organized as pooled investment funds or engaged primarily in real estate activities. In the opinion of the Company, contingent liabilities, if any, for the obligations of such partnerships will not, in the aggregate, have a material adverse effect on the Company’s consolidated financial position or results of operations.

In the normal course of its business, the Company has been named a defendant in a number of lawsuits and other legal proceedings. After considering all relevant facts, and established reserves, in the opinion of the Company such litigation will not, in the aggregate, have a material adverse effect on the Company’s consolidated financial position or cash flows, but may be material to the Company’s operating results for any particular period, depending on the level of income for such period.

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

A substantial portion of the Company’s securities and commodities transactions are collateralized and are executed with, and on behalf of, commercial banks and other institutional investors, including other brokers and dealers. The Company’s exposure to credit risk associated with the non-performance of these customers and counterparties in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Company.

Securities and other financial instruments owned by the Company include U.S. government and agency securities, and securities issued by non-U.S. governments, which in the aggregate,

represented 10% of the Company’s total assets at November 30, 2002. In addition, collateral held by the Company for resale agreements represented approximately 36% of total assets at November 30, 2002, and primarily consisted of securities issued by the U.S. government, federal agencies or non-U.S. governments. The Company’s most significant industry concentration is financial institutions, which includes other brokers and dealers, commercial banks and institutional clients. This concentration arises in the normal course of the Company’s business.

Lease Commitments

The Company leases office space and equipment throughout the world. Total rent expense for 2002, 2001 and 2000 was $148 million, $98 million and $47 million, respectively. Certain leases on office space contain escalation clauses providing for additional payments based upon maintenance, utility and tax increases.

Minimum future rental commitments under non-cancelable operating leases (net of subleases of $74 million) are as follows

Minimum Future Rental Commitments Under Operating Lease Agreements

In millions
Fiscal 2003	$139
Fiscal 2004	109
Fiscal 2005	122
Fiscal 2006	124
Fiscal 2007	121
December 1, 2007 and thereafter	1,272
$1,887

Included in the above table are rental commitments of approximately $991 million associated with properties that have been or will be vacated resulting from the Company’s decision to exit certain of its New York City facilities (resulting from occupancy actions taken after the events of September 11th), and the consolidation of certain U.S. and foreign branches (See Notes 2 and 3 for additional information regarding September 11th Related (Recoveries)/Expenses, Net and Other Real Estate Reconfiguration Charge).

The Company has entered into a lease for its new European headquarters being constructed at Canary Wharf in London. This lease qualifies for capital lease treatment under SFAS No. 13 “Accounting for Leases.” The Company’s lease at Canary Wharf expires in September 2033. Occupancy is scheduled to begin late in 2003. The Company has capitalized approximately $440 million in construction in progress as of November 30, 2002.

Minimum Future Commitments Under The Capital Lease Agreement

In millions
Fiscal 2003	$—
Fiscal 2004	—
Fiscal 2005	51
Fiscal 2006	51
Fiscal 2007	51
December 1, 2007 and thereafter	2,315
Total minimum lease payments	2,468
Less: Amounts of these payments which represent interest	1,605
Present value of future minimum capital lease payments	$863

Other Off-Balance-Sheet Arrangements

SPEs are corporations, trusts or partnerships which are established for a limited purpose. SPEs by their nature generally do not provide equity owners with significant voting powers, as the SPE documents govern all material decisions. The Company’s primary involvement with SPEs relates to securitization transactions in which transferred assets, including mortgages, loans, receivables and other assets, are sold to an SPE and repackaged into securities (i.e. securitized). SPEs may also be utilized by the Company to create securities with a unique risk profile desired by investors, and as a means of intermediating financial risk. In summary, in the normal course of business, the Company may establish SPEs; sell assets to SPEs; underwrite, distribute and make a market in securities issued by SPEs; transact derivatives with SPEs; own securities or residual interests in SPEs; and provide liquidity or other guarantees for SPEs.

The Company follows the consolidation accounting guidance under SFAS 140 and EITF Topic D-14 to determine whether or not an SPE is required to be consolidated. The majority of the Company’s involvement with SPEs relates to securitization transactions meeting the SFAS 140 definition of a qualifying special purpose entity (“QSPE”). A QSPE can generally be described as an entity with significantly limited powers which are intended to limit it to passively holding financial assets and distributing cash flows based upon pre-set terms. Based upon the guidance in SFAS 140, the Company is not required to and does not consolidate such QSPEs. Rather the Company accounts for its involvement with QSPEs under a financial components approach in which the Company recognizes only its retained involvement with the QSPE.

The Company is a market leader in mortgage (both residential and commercial), municipal and other asset-backed securitizations which are principally transacted through QSPEs. The Company securitized approximately $155 billion of financial assets during fiscal 2002 including $108 billion of residential, $15 billion of commercial and $32 billion of municipal and other financial assets. As of November 30, 2002 and 2001, the Company had approximately $1.1 billion and $1.6 billion of non-investment grade retained interests from its securitization activities, respectively. The Company accounts for such retained interests at fair value with changes in fair value reported in earnings. In addition to these retained interests, the Company also provides certain liquidity commitments to QSPEs, particularly with respect to its municipal securitizations. At November 30, 2002, the Company had liquidity commitments of approximately $4.4 billion related to trust certificates issued by SPEs, backed by investment grade municipal securities, as compared to $3.6 billion at November 30, 2001. The Company’s obligation under such liquidity commitments is generally less than one year and is further limited by the fact that the Company’s obligation ceases if the underlying assets are downgraded below investment grade or default. (For a further discussion of the Company’s securitization activities, see Note 16 Securitizations.)

Certain special purpose entities do not meet the QSPE criteria due to their permitted activities not being sufficiently limited, or because the assets are not deemed qualifying financial instruments (e.g. real estate). In instances in which the Company is either the sponsor of or transferor to a non-qualifying SPE, the Company follows the accounting guidance provided by EITF Topic D-14 to determine whether consolidation is required. Under this guidance, the Company would not be required to, and does not consolidate such SPE if a third party investor made a substantive equity investment in the SPE (minimum of 3%), was subject to first dollar risk of loss of such SPE, and had a controlling financial interest. The Company’s principal involvement with non-QSPEs relates to CDOs, synthetic credit transactions and other structured financing transactions to facilitate customers’ investment and/or funding needs.

With respect to CDO transactions, in which a diversified portfolio of securities and/or loans are owned by a SPE and managed by an independent asset manager, the Company’s role is principally limited to acting as structuring and placement agent, warehouse provider, underwriter and market maker in the related CDO securities. In a typical CDO, at the direction of the asset manager, the Company will warehouse securities and/or loans on its balance sheet pending the transfer to the SPE once capital markets permanent financing is completed. During 2002, the Company acted as structuring and placement agent for approximately $3.1 billion of CDO transactions. At November 30, 2002, the Company did not have any significant continuing involvement in the CDOs arranged by the Company other than acting as market maker.

The Company is a dealer in credit default swaps and, as such, makes a market in buying and selling credit protection on single issuers as well as on portfolios of credit exposures. One of the financial instruments used by the Company to mitigate credit risk is synthetic credit transactions entered into with SPEs. In these transactions, the Company purchases credit protection in the form of a credit default swap from the SPE on referenced obligations (single issuer or portfolio). The Company pays a premium to the SPE for this protection and is secured by high quality collateral purchased by the SPE. Third party investors in these SPEs are subject to default risk associated with the referenced obligations under the default swap as well as credit risk to the assets held by the SPE. The Company’s maximum loss associated with its involvement with such synthetic credit transactions is the present value of the premium paid by the Company to purchase the related credit protection from investors in such SPEs. At November 30, 2002, the carrying value of the Company’s credit default swaps with such SPEs approximated $731 million (however, the collateral held by such SPEs approximated $5.1 billion).

The Company also enters into certain structured financing transactions with SPEs to facilitate customers’ investment and/or funding needs. The Company’s involvement in these transactions is generally limited to providing liquidity or other default protection to investors. At November 30, 2002 and 2001, the Company had approximately $5.0 billion and $0.7 billion, respectively, of such commitments, which were principally overcollateralized with investment grade collateral.

On January 17, 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51,” (“Interpretation No. 46”). This interpretation provides new consolidation accounting guidance for entities involved with SPEs. This guidance does not impact the accounting for securitizations transacted through QSPEs, but rather will replace EITF Topic D-14 as it is applied to non-QSPEs. This interpretation will require a primary beneficiary, defined as an entity which participates in either a majority of the risks or rewards of such SPE, to consolidate the SPE. An SPE would not be subject to this interpretation if such entity has sufficient voting equity capital (presumed to require a minimum of 10%), such that the entity is able to finance its activities without the additional subordinated financial support from other parties. The interpretation will be effective for all existing transactions with SPEs beginning in the Company’s fourth quarter of 2003. While the Company has not yet completed its analysis of the impact of the new interpretation, the Company does not anticipate that the adoption of this interpretation will have a material impact on the Company’s financial condition or its results of operations.

Note 21 Segments

Lehman Brothers operates in three segments: Investment Banking, Capital Markets, and Client Services.

The Investment Banking Division provides advice to corporate, institutional and government clients throughout the world on mergers, acquisitions and other financial matters. This Division also raises capital for clients by underwriting public and private offerings of debt and equity securities.

The Capital Markets Division includes the Company’s institutional sales, trading, research and financing activities in equity and fixed income cash and derivatives products. Through this Division, the Company is a global market-maker in numerous equity and fixed income products, including U.S., European and Asian equities, government and agency securities, money market products, corporate high grade, high yield and emerging market securities, mortgage- and asset-backed securities, municipal securities, bank loans, foreign exchange and derivatives products. This Division also includes the Company’s risk arbitrage and secured financing businesses, as well as realized and unrealized gains and losses related to the Company’s private equity investments. The financing business manages the Company’s equity and fixed income matched book activities, supplies secured financing to institutional clients and customers, and provides secured funding for the Company’s inventory of equity and fixed income products.

Client Services revenues reflect earnings from the Company’s Private Client and Private Equity businesses. Private Client revenues reflect the Company’s high-net-worth retail customer flow activities as well as asset management fees earned from these clients. Private Equity revenues include the management and incentive fees earned in the Company’s role as general partner for thirty-three Private Equity partnerships.

The Company’s segment information for the years ended November 30, 2002, November 30, 2001 and November 30, 2000 is prepared utilizing the following methodologies:

•                  Revenues and expenses directly associated with each segment are included in determining pre-tax earnings.

•                  Expenses not directly associated with specific segments are allocated based upon the most relevant measures applicable, including each segment’s revenues, headcount and other factors.

•                  Net revenues include allocations of interest revenue and interest expense to securities and other positions in relation to the cash generated by, or funding requirements of, the underlying positions.

•                  Segment assets include an allocation of indirect corporate assets which have been fully allocated to the Company’s business segments, generally based on each segment’s respective headcount figures.

Segments

In millions	Investment Banking	Capital Markets	Client Services	Total
November 30, 2002
Gross revenues	$1,731	$14,225	$825	$16,781
Interest expense	—	10,605	21	10,626
Net revenues	1,731	3,620	804	6,155
Depreciation and amortization expense	45	188	25	258
Other expenses	1,276	2,534	588	4,398
Earnings before taxes (1)(2)	$410	$898	$191	$1,499
Segment assets (billions)	$1.6	$253.7	$5.0	$260.3

November 30, 2001
Gross revenues	$1,925	$19,605	$862	$22,392
Interest expense	—	15,581	75	15,656
Net revenues	1,925	4,024	787	6,736
Depreciation and amortization expense	25	134	15	174
Other expenses	1,527	2,568	592	4,687
Earnings before taxes (1) (3)	$373	$1,322	$180	$1,875
Segment assets (billions)	$1.7	$240.3	$5.8	$247.8

November 30, 2000
Gross revenues	$2,179	$23,290	$978	$26,447
Interest expense	—	18,601	139	18,740
Net revenues	2,179	4,689	839	7,707
Depreciation and amortization expense	20	73	9	102
Other expenses	1,660	2,815	551	5,026
Earnings before taxes (1)	$499	$1,801	$279	$2,579
Segment assets (billions)	$1.3	$218.3	$5.1	$224.7

(1) Before dividends on preferred securities.

(2) Excludes the impact of the real estate reconfiguration charge of $128 million, September 11th related (recoveries)/expenses, net gain of ($108) million and regulatory settlement charge of $80 million.

(3) Excludes the impact of September 11th related expenses, net of $127 million.

Net Revenues by Geographic Region

In millions
Twelve months ended November 30	2002	2001	2000
U.S.	$3,869	$4,241	$4,492
Europe	1,674	1,955	2,389
Asia Pacific	612	540	826
Total	$6,155	$6,736	$7,707

The following information describes the Company’s methods of allocating consolidated net revenues to geographic regions. Net revenues, if origination or trading-related, have been distributed based upon the location where the primary or secondary position was fundamentally risk managed; if fee-related, by the location of the senior coverage banker; if commission-related, by the location of the salespeople. In addition, certain revenues associated with domestic products and services which resulted from relationships with international clients and customers have been reclassified as international revenues using an allocation consistent with the Company’s internal reporting.

Note 22 Quarterly Information (unaudited)

The following information represents the Company’s unaudited quarterly results of operations for 2002 and 2001. Certain amounts reflect reclassifications to conform to the current period’s presentation. These quarterly results reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results. Revenues and earnings of the Company can vary significantly from quarter to quarter due to the nature of the Company’s business activities.

Quarterly Information (unaudited)

In millions	2002				2001
Except per share amounts	Nov. 30	Aug. 31	May 31	Feb. 28	Nov. 30	Aug. 31	May 31	Feb. 28
Total revenues	$4,133	$4,075	$4,347	$4,226	$4,300	$5,057	$6,284	$6,752
Interest expense	2,594	2,728	2,684	2,620	3,097	3,429	4,262	4,869
Net revenues	1,539	1,347	1,663	1,606	1,203	1,628	2,022	1,883
Non-interest expenses:
Compensation and benefits	785	687	848	819	615	830	1,032	960
Nonpersonnel expenses	400	391	379	347	345	363	365	350
September 11th related (recoveries)/expenses, net	(108)	—	—	—	127	—	—	—
Other real estate reconfiguration charge	128	—	—	—	—	—	—	—
Regulatory settlement	80	—	—	—	—	—	—	—
Total non-interest expenses	1,285	1,078	1,227	1,166	1,087	1,193	1,397	1,310
Income before taxes and dividends on trust preferred securities	254	269	436	440	116	435	625	573
Provision for income taxes	53	61	126	128	(28)	112	181	172
Dividends on trust preferred ecurities	14	14	14	14	14	14	14	14
Net income	$187	$194	$296	$298	$130	$309	$430	$387
Net income applicable to common stock	$176	$183	$285	$262	$119	$298	$369	$375
Weighted-average shares
Basic	243.9	246.7	245.8	245.3	241.9	240.4	243.9	246.2
Diluted	255.1	261.0	263.5	265.2	261.5	261.8	266.9	270.7
Earnings per common share
Basic	$0.72	$0.74	$1.16	$1.07	$0.49	$1.24	$1.51	$1.52
Diluted	$0.69	$0.70	$1.08	$0.99	$0.46	$1.14	$1.38	$1.39
Dividends per common share	$0.09	$0.09	$0.09	$0.09	$0.07	$0.07	$0.07	$0.07
Book value per common share(at period end)	$34.15	$33.49	$33.22	$32.47	$31.81	$30.83	$29.93	$28.90

Selected Financial Data

The following table summarizes certain consolidated financial information included in the audited consolidated financial statements.

Selected Financial Data

In millions, except per share data, other data and financial ratios
Twelve months ended November 30	2002	2001	2000	1999	1998
Consolidated Statement Of Income
Revenues:
Principal transactions	$1,951	$2,779	$3,713	$2,341	$1,373
Investment banking	1,771	2,000	2,216	1,682	1,441
Commissions	1,286	1,091	944	651	513
Interest and dividends	11,728	16,470	19,440	14,251	16,542
Other	45	52	134	64	25
Total revenues	16,781	22,392	26,447	18,989	19,894
Interest expense	10,626	15,656	18,740	13,649	15,781
Net revenues	6,155	6,736	7,707	5,340	4,113
Non-interest expenses:
Compensation and benefits	3,139	3,437	3,931	2,707	2,086
Nonpersonnel expenses	1,517	1,424	1,197	1,002	975
September 11th related (recoveries)/expenses, net	(108)	127	—	—	—
Other real estate reconfiguration charge	128	—	—	—	—
Regulatory settlement	80	—	—	—	—
Total non-interest expenses	4,756	4,988	5,128	3,709	3,061
Income before taxes and dividends on trust preferred securities	1,399	1,748	2,579	1,631	1,052
Provision for income taxes	368	437	748	457	316
Dividends on trust preferred securities	56	56	56	42	—
Net income	$975	$1,255	$1,775	$1,132	$736
Net income applicable to common stock	$906	$1,161	$1,679	$1,037	$649
Consolidated Statement Of Financial Condition (at period end)
Total assets	$260,336	$247,816	$224,720	$192,244	$153,890
Total assets excluding matched book (a)	165,995	164,538	143,478	130,022	111,509
Long-term debt (b)	38,678	38,301	35,233	30,691	27,341
Preferred securities (subject to mandatory redemption)	710	710	860	710	—
Total stockholders’ equity	8,942	8,459	7,781	6,283	5,413
Total capital (c)	48,330	47,470	43,874	37,684	32,754
Per Share Data(d)
Net Income (e)	$3.47	$4.38	$6.38	$4.08	$2.60
Dividends declared per common share	$0.36	$0.28	$0.22	$0.18	$0.15
Book value per common share (at period end) (f)	$34.15	$31.81	$28.78	$22.75	$18.53
Other Data (at period end)
Ratio of total assets to total stockholders’ equity and preferred securities	27.0x	27.0x	26.0x	27.5x	28.4x
Ratio of total assets excluding matched book to total stockholders’ equity and preferred securities (a)	17.2x	17.9x	16.6x	18.6x	20.6x
Employees	12,343	13,090	11,326	8,893	8,873
Financial Ratios (%)
Compensation and benefits/net revenues	51.0	51.0	51.0	50.7	50.7
Pretax operating margin (g)	22.7	26.0	33.5	30.5	25.6
Effective tax rate (h)	26.3	25.0	29.0	28.0	30.0
Return on average common equity (i)	11.2	15.9	26.6	20.8	15.2
Return on average common equity (annualized, excluding redeemable preferred dividend) (i)(j)	11.5	16.5	27.4	21.8	16.3

(a) Matched book represents “securities purchased under agreements to resell” (“reverse repos”) to the extent that such balance is less than “securities sold under agreements to repurchase” (“repos”) as of the statement of financial condition date. Several nationally recognized rating agencies consider such reverse repos to be a proxy for matched book assets when evaluating the Company’s capital strength and financial ratios. Such agencies consider matched book assets to have a low risk profile and exclude such amounts in the calculation of leverage (total assets divided by total stockholders’ equity and trust preferred securities). Although there are other assets with similar risk characteristics on the Company’s Consolidated Statement of Financial Condition, the exclusion of reverse repos from total assets in this calculation reflects the fact that these assets are matched against liabilities of a similar nature, and therefore require minimal amounts of capital support. Accordingly, the Company believes the ratio of total assets excluding matched book to total stockholders’ equity and trust preferred securities to be a more meaningful measure of the Company’s leverage.

(b) Long-term debt includes senior notes and subordinated indebtedness.

(c) Total capital includes long-term debt, stockholders’ equity and preferred securities subject to mandatory redemption.

(d) All share and per share data have been restated for the two-for-one common stock split effective October 2000.

(e) Diluted EPS was reduced by $0.30 in 2002, as a result of the real estate reconfiguration charge, September 11th related (recoveries)/expenses, net and regulatory settlement charge. Diluted EPS was reduced by $0.26 in 2001 as a result of September 11th related expenses, net.

(f) The book value per common share calculation includes restricted stock units granted under Lehman Brothers Stock Award Programs included in stockholders’ equity.

(g) Pre-tax operating margin was reduced by approximately 1.7% in 2002, as a result of the real estate reconfiguration charge, September 11th related (recoveries)/expenses, net and regulatory settlement charge. Pre-tax operating margin was reduced by approximately 1.8% in 2001, as a result of September 11th related expenses, net.

(h) The effective tax rate increased by approximately 0.3% in 2002, as a result of the real estate reconfiguration charge, September 11th related (recoveries)/expenses, net and regulatory settlement charge. The effective tax rate decreased by approximately 1.3% in 2001, as a result of September 11th related expenses, net.

(i) The Company’s return on common equity was reduced by 1.0% in 2002, as a result of the real estate reconfiguration charge, September 11th related (recoveries)/expenses, net and regulatory settlement charge. The Company’s return on common equity was reduced by 1.0% in 2001, as a result of September 11th related expenses, net.

(j) Return on common equity calculated using net income before adjusting for special preferred dividends of $25 million in 2002 and $50 million in years 1998-2001. These dividends have been excluded on an adjusted basis, as they will no longer be recurring after 2002.

[PAGE INTENTIONALLY OMITTED]

Other Stockholder Information

Common Stock

Ticker Symbol: LEH

The common stock of Lehman Brothers Holdings Inc. is listed on the New York Stock Exchange and on the Pacific Exchange. As of January 31, 2003, there were 22,677 holders of record of the Company’s common stock. On January 31, 2003, the last reported sales price of Lehman Brothers’ common stock was $54.53.

Annual Meeting

Lehman Brothers’ annual meeting of stockholders will be held on Tuesday, April 8, 2003 at 10:30 a.m. at 399 Park Avenue, 12th Floor Auditorium, New York, New York 10022.

Dividends

Effective January 2003, Lehman Brothers’ Board of Directors increased the fiscal 2003 dividend rate to $0.48 per common share from an annual dividend rate of $0.36 per share in fiscal 2002. Dividends on the Company’s common stock are generally payable, following declaration by the Board of Directors, on the last business day of February, May, August and November.

Registrar and Transfer Agent for Common Stock

Questions regarding dividends, transfer requirements, lost certificates, changes of address, direct deposit of dividends, the direct purchase and dividend reinvestment plan, or other inquiries should be directed to:

The Bank of New York

Shareholders Services Department

P.O. Box 11258

Church Street Station

New York, New York 10286-1258

Telephone: (800) 824-5707 (U.S.)

(610) 312-5303 (non-U.S.)

E-mail: shareowner-svcs@bankofny.com

Website: http://www.stockbny.com

Direct Purchase and Dividend Reinvestment Plan

Lehman Brothers’ Direct Purchase and Dividend Reinvestment Plan provides both existing stockholders and first-time investors with an alternative means of purchasing the Company’s stock. The plan has no minimum stock ownership requirements for eligibility and enrollment. Plan participants may reinvest all or a portion of cash dividends and/or make optional cash purchases up to a maximum of $175,000 per year without incurring commissions or service charges. Additional information and enrollment forms can be obtained from the Company’s Transfer Agent listed above.

Annual Report and Form 10-K

Lehman Brothers will make available upon request, without charge, copies of this Annual Report and the Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Requests may be directed to:

Jeffrey A. Welikson Corporate Secretary Lehman Brothers Holdings Inc. 399 Park Avenue New York, New York 10022 Telephone: (212) 526-0858

Independent Auditors

Ernst & Young LLP 5 Times Square New York, New York 10036 Telephone: (212) 773-3000

Investor Relations

(212) 526-3267

Media Relations

(212) 526-4382

Website Address

http://www.lehman.com

Price Range Of Common Stock

	Three months ended				Three months ended
	2002				2001
	Nov. 30	Aug. 31	May 31	Feb. 28	Nov. 30	Aug. 31	May 31	Feb. 28
High	$63.20	$62.65	$66.52	$69.52	$71.93	$78.26	$82.25	$85.72
Low	$42.59	$50.61	$57.22	$55.43	$46.64	$63.90	$55.35	$51.13